FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-261764-01

PROSPECTUS

$738,866,000 (Approximate)

Benchmark 2022-B37 Mortgage Trust

(Central Index Key Number 0001946375)

as Issuing Entity

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)

as Depositor

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

German American Capital Corporation

(Central Index Key Number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2022-B37

GS Mortgage Securities Corporation II is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2022-B37 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2022-B37 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in November 2022. The rated final distribution date for the offered certificates is the distribution date in November 2055.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$13,214,000		5.9431%	Variable(3)	August 2027
Class A-2	$120,920,000		5.9431%	Variable(3)	October 2027
Class A-4	$190,000,000		5.5747%	Fixed(4)	September 2032
Class A-5	$243,284,000		5.9431%	Variable(3)	September 2032
Class A-SB	$15,349,000		5.9431%	Variable(3)	May 2032
Class X-A	$661,857,000	(5)	0.1057%	Variable IO(6)	October 2032
Class A-S	$79,090,000		5.9431%	Variable(3)	October 2032
Class B	$41,626,000		5.9431%	Variable(3)	October 2032
Class C	$35,383,000		5.9431%	Variable(3)	October 2032

(Footnotes on table on page 3)

You should carefully consider the summary of risk factors and the risk factors beginning on page 61 and page 63, respectively, of this prospectus.

None of the certificates or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. GS Mortgage Securities Corporation II will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Academy Securities, Inc. and Drexel Hamilton, LLC, will purchase the offered certificates from GS Mortgage Securities Corporation II and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 16.7% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 54.7% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 19.6% of each class of offered certificates and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 9.0% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 3, 2022. We expect to receive from this offering approximately 99.3% of the initial aggregate principal balance of the offered certificates, plus accrued interest from October 1, 2022, before deducting expenses payable by us.

Goldman Sachs & Co. LLC	Deutsche Bank Securities	J.P. Morgan	Citigroup
Co-Lead Managers and Joint Bookrunners
Academy Securities			Drexel Hamilton
Co-Manager			Co-Manager

October 26, 2022

Benchmark 2022-B37 Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2022-B37

Mixed Use 2.7%
Self Storage 5.9%
Other 7.2%
Multifamily 8.3%
Office
Retail
Hospitality
Industrial

WISCONSIN
1 property
$5,594,055
0.7% of balance
ILLINOIS
10 properties
$44,376,539
5.3% of balance
INDIANA
4 properties
$15,992,276
1.9% of balance
KANSAS
1 property
$704,000
0.1% of balance
MISSOURI
5 properties
$29,051,000
3.5% of balance
MICHIGAN
7 properties
$58,128,631
7.0% of balance
NEW YORK
8 properties
$217,376,139
26.1% of balance
OHIO
4 properties
$41,806,856
5.0% of balance
CONNECTICUT
1 property
$20,228,000
2.4% of balance
PENNSYLVANIA
4 properties
$23,933,000
2.9% of balance
UTAH
2 properties
$17,416,582
2.1% of balance
NEW JERSEY
1 property
$15,000,000
1.8% of balance
VIRGINIA
3 properties
$25,275,423
3.0% of balance
WEST VIRGINIA
1 property
$1,556,000
0.2% of balance
NORTH CAROLINA
5 properties
$31,324,818
3.8% of balance
SOUTH CAROLINA
4 properties
$24,343,566
2.9% of balance
Percentage of Mortgaged Property Cut-Off Date Balance
7.1% - 26.1%
3.9% - 7.0%
2.0% - 3.8%
0.1% - 1.9%
OKLAHOMA
2 properties
$3,845,000
0.5% of balance
TEXAS
4 properties
$50,526,908
6.1% of balance
MISSISSIPPI
2 properties
$33,453,000
4.0% of balance
ARKANSAS
3 properties
$9,547,000
1.1% of balance
ALABAMA
10 properties
$25,571,750
3.1% of balance
TENNESSEE
1 property
$9,990,121
1.2% of balance
FLORIDA
7 properties
$127,484,612
15.3% of balance

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(7)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Years)(8)	Principal Window(8)
Offered Certificates
Class A-1	$13,214,000		30.000%	5.9431%	Variable(3)	August 2027	2.69	11/22 – 08/27
Class A-2	$120,920,000		30.000%	5.9431%	Variable(3)	October 2027	4.86	08/27 – 10/27
Class A-4	$190,000,000		30.000%	5.5747%	Fixed(4)	September 2032	9.77	05/32 – 09/32
Class A-5	$243,284,000		30.000%	5.9431%	Variable(3)	September 2032	9.87	09/32 – 09/32
Class A-SB	$15,349,000		30.000%	5.9431%	Variable(3)	May 2032	7.39	10/27 – 05/32
Class X-A	$661,857,000	(5)	NAP	0.1057%	Variable IO(6)	October 2032	NAP	NAP
Class A-S	$79,090,000		20.500%	5.9431%	Variable(3)	October 2032	9.94	09/32 – 10/32
Class B	$41,626,000		15.500%	5.9431%	Variable(3)	October 2032	9.95	10/32 – 10/32
Class C	$35,383,000		11.250%	5.9431%	Variable(3)	October 2032	9.95	10/32 – 10/32

Non-Offered Certificates
Class X-D	$17,899,000	(5)	NAP	3.1931%	Variable IO(6)	October 2032	NAP	NAP
Class D	$17,899,000		9.100%	2.7500%	Fixed	October 2032	9.95	10/32 – 10/32
Class E-RR	$19,564,000		6.750%	5.9431%	Variable(3)	October 2032	9.95	10/32 – 10/32
Class F-RR	$11,448,000		5.375%	5.9431%	Variable(3)	October 2032	9.95	10/32 – 10/32
Class G-RR	$8,325,000		4.375%	5.9431%	Variable(3)	October 2032	9.95	10/32 – 10/32
Class H-RR	$7,284,000		3.500%	5.9431%	Variable(3)	October 2032	9.95	10/32 – 10/32
Class J-RR	$29,139,276		0.000%	5.9431%	Variable(3)	November 2032	10.02	10/32 – 11/32
Class R(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a variance of plus or minus 5%.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The pass-through rates of the Class A-1, Class A-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates for each distribution date will each be a per annum rate (described in the table as “Variable”) equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.
(4)	The pass-through rate of the Class A-4 certificates (together with the Class A-1, Class A-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (collectively, the “principal balance certificates”) for each distribution date will be a per annum rate equal to the lesser of (i) a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table and (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.
(5)	The Class X-A and Class X-D certificates (the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each of the Class X certificates at its respective pass-through rate based upon its respective notional amount. The notional amount of each Class of the Class X certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “related Class X class”) indicated below:
Class	Related Class X Class(es)
Class X-A	Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-D	Class D certificates
(6)	The pass-through rate of each Class of the Class X certificates for any distribution date will equal the excess, if any, of (i) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (ii) the pass-through rate (or the weighted average of the pass-through rates, if applicable) of the related Class X class(es) for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(7)	The initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.
(8)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans or whole loans and that there are no extensions or forbearances of maturity dates of the mortgage loans or whole loans.
(9)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two (2) separate real estate mortgage investment conduits (each, a “REMIC”), as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
3

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning such non-offered certificates is presented solely to enhance your understanding of the offered certificates.

4

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	25
Summary of Risk Factors	61
Special Risks	61
Risks Relating to the Mortgage Loans	61
Risks Relating to Conflicts of Interest	62
Other Risks Relating to the Certificates	62
Risk Factors	63
Special Risks	63
Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	63
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	66
Risks Relating to the Mortgage Loans	67
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	67
Risks of Commercial and Multifamily Lending Generally	68
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	69
Office Properties Have Special Risks	75
Retail Properties Have Special Risks	76
Hospitality Properties Have Special Risks	79
Risks Relating to Affiliation with a Franchise or Hotel Management Company	81
Industrial Properties Have Special Risks	82
Multifamily Properties Have Special Risks	83
Leased Fee Properties Have Special Risks	86

Self-Storage Properties Have Special Risks	87
Mixed Use Properties Have Special Risks	88
Parking Properties Have Special Risks	88
Condominium Ownership May Limit Use and Improvements	89
Historic Tax Credit Structure	90
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	90
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	91
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	92
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	93
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	94
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	94
Risks Related to Zoning Non-Compliance and Use Restrictions	96
Risks Relating to Inspections of Properties	97
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	98
Insurance May Not Be Available or Adequate	98
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	101
Terrorism Insurance May Not Be Available for All Mortgaged Properties	101
Risks Associated with Blanket Insurance Policies or Self-Insurance	102
Condemnation of a Mortgaged Property May Adversely

5

Affect Distributions on Certificates	102
Limited Information Causes Uncertainty	103
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	103
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	104
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	105
Static Pool Data Would Not Be Indicative of the Performance of this Pool	106
Appraisals May Not Reflect Current or Future Market Value of Each Property	106
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	107
The Borrower’s Form of Entity May Cause Special Risks	108
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	110
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	110
Other Financings or Ability To Incur Other Indebtedness Entails Risk	111
Tenancies-in-Common May Hinder Recovery	113
Risks Relating to Delaware Statutory Trusts	113
Risks Relating to Enforceability of Cross-Collateralization	114
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	114
Risks Associated with One Action Rules	114

State Law Limitations on Assignments of Leases and Rents May Entail Risks	115
Various Other Laws Could Affect the Exercise of Lender’s Rights	115
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	116
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	116
Risks Related to Ground Leases and Other Leasehold Interests	117
Increases in Real Estate Taxes May Reduce Available Funds	119
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	119
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	120
Risks Relating to Conflicts of Interest	120
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	120
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	121
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	122
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	123
Potential Conflicts of Interest of the Operating Advisor	126
Potential Conflicts of Interest of the Asset Representations Reviewer	127
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	127
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	130

6

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	131
Other Potential Conflicts of Interest May Affect Your Investment	131
Other Risks Relating to the Certificates	132
The Certificates Are Limited Obligations	132
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	132
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	133
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	135
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	139
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	139
Risks Relating to Modifications of the Mortgage Loans	144
The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	145
Risks Relating to Interest on Advances and Special Servicing Compensation	146
Bankruptcy of a Servicer May Adversely Affect Collections

on the Mortgage Loans and the Ability to Replace the Servicer	146
Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA or JPMorgan Chase Bank, National Association	146
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	148
Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan	148
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	148
General Risk Factors	150
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	150
The Certificates May Not Be a Suitable Investment for You	151
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	151
Other Events May Affect the Value and Liquidity of Your Investment	151
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	152
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	156

7

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates	157
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	157
Description of the Mortgage Pool	158
General	158
Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans	159
Certain Calculations and Definitions	159
Definitions	160
Mortgage Pool Characteristics	168
Overview	168
Property Types	169
Mortgage Loan Concentrations	177
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	178
Geographic Concentrations	179
Mortgaged Properties With Limited Prior Operating History	180
Tenancies-in-Common or Diversified Ownership	181
Condominium Interests and Other Shared Interests	181
Fee & Leasehold Estates; Ground Leases	182
COVID Considerations	183
Environmental Considerations	184
Redevelopment, Renovation and Expansion	188
Assessments of Property Value and Condition	189
Appraisals	189
Engineering Reports	189
Zoning and Building Code Compliance and Condemnation	189
Litigation and Other Considerations	190
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	193
Loan Purpose	193
Default History, Bankruptcy Issues and Other Proceedings	193
Tenant Issues	194
Tenant Concentrations	194
Lease Expirations and Terminations	195

Purchase Options and Rights of First Refusal	203
Affiliated Leases	205
Insurance Considerations	207
Use Restrictions	210
Appraised Value	211
Non-Recourse Carveout Limitations	212
Real Estate and Other Tax Considerations	213
Delinquency Information	214
Certain Terms of the Mortgage Loans	215
Amortization of Principal	215
Due Dates; Mortgage Rates; Calculations of Interest	215
Prepayment Protections and Certain Involuntary Prepayments	216
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	217
Defeasance; Collateral Substitution	218
Partial Releases	219
Escrows	222
Mortgaged Property Accounts	222
Delaware Statutory Trusts	223
Exceptions to Underwriting Guidelines	223
Additional Indebtedness	223
General	223
Whole Loans	224
Mezzanine Indebtedness	224
Other Secured Indebtedness	226
Preferred Equity	227
Other Unsecured Indebtedness	228
The Whole Loans	229
General	229
The Serviced Pari Passu Whole Loans	234
The Non-Serviced Pari Passu Whole Loans	236
The Non-Serviced AB Whole Loan	239
Additional Information	254
Transaction Parties	255
The Sponsors and Mortgage Loan Sellers	255
Goldman Sachs Mortgage Company	255
Citi Real Estate Funding Inc.	264
German American Capital Corporation	273
JPMorgan Chase Bank, National Association	281
Compensation of the Sponsors	289
The Depositor	289
The Issuing Entity	290

8

The Trustee and Certificate Administrator	291
The Master Servicer	293
The Special Servicer	297
The Operating Advisor and Asset Representations Reviewer	300
Credit Risk Retention	302
General	302
Qualifying CRE Loans	302
HRR Certificates	302
General	302
Retaining Third-Party Purchaser	303
Material Terms	304
Hedging, Transfer and Financing Restrictions	304
Operating Advisor	305
Representations and Warranties	305
Description of the Certificates	307
General	307
Distributions	309
Method, Timing and Amount	309
Available Funds	310
Priority of Distributions	311
Pass-Through Rates	315
Interest Distribution Amount	316
Principal Distribution Amount	317
Certain Calculations with Respect to Individual Mortgage Loans	318
Application Priority of Mortgage Loan Collections or Whole Loan Collections	319
Allocation of Yield Maintenance Charges and Prepayment Premiums	322
Assumed Final Distribution Date; Rated Final Distribution Date	323
Prepayment Interest Shortfalls	324
Subordination; Allocation of Realized Losses	325
Reports to Certificateholders; Certain Available Information	327
Certificate Administrator Reports	327
Information Available Electronically	333
Voting Rights	338
Delivery, Form, Transfer and Denomination	338
Book-Entry Registration	338
Definitive Certificates	341
Certificateholder Communication	341
Access to Certificateholders’ Names and Addresses	341
Requests to Communicate	342
List of Certificateholders	342
Description of the Mortgage Loan Purchase Agreements	342

General	342
Dispute Resolution Provisions	352
Asset Review Obligations	352
Pooling and Servicing Agreement	352
General	352
Assignment of the Mortgage Loans	353
Servicing Standard	353
Subservicing	355
Advances	356
P&I Advances	356
Property Protection Advances	357
Nonrecoverable Advances	357
Recovery of Advances	358
Accounts	360
Withdrawals from the Collection Account	362
Servicing and Other Compensation and Payment of Expenses	364
General	364
Master Servicing Compensation	368
Special Servicing Compensation	371
Disclosable Special Servicer Fees	376
Certificate Administrator and Trustee Compensation	376
Operating Advisor Compensation	377
Asset Representations Reviewer Compensation	377
CREFC® Intellectual Property Royalty License Fee	378
Appraisal Reduction Amounts	378
Maintenance of Insurance	386
Modifications, Waivers and Amendments	389
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	393
Inspections	395
Collection of Operating Information	395
Special Servicing Transfer Event	396
Asset Status Report	398
Realization Upon Mortgage Loans	401
Sale of Defaulted Loans and REO Properties	403
The Directing Holder	406
General	406
Major Decisions	408
Asset Status Report	411
Replacement of Special Servicer	411
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	411
Servicing Override	413
Rights of Holders of Companion Loans	414

9

Limitation on Liability of Directing Holder	414
The Operating Advisor	415
General	415
Duties of Operating Advisor In General	416
Annual Report	417
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and is Continuing	419
Recommendation of the Replacement of the Special Servicer	419
Eligibility of Operating Advisor	419
Other Obligations of Operating Advisor	420
Delegation of Operating Advisor’s Duties	421
Termination of the Operating Advisor With Cause	421
Rights Upon Operating Advisor Termination Event	422
Waiver of Operating Advisor Termination Event	423
Termination of the Operating Advisor Without Cause	423
Resignation of the Operating Advisor	423
Operating Advisor Compensation	423
The Asset Representations Reviewer	424
Asset Review	424
Eligibility of Asset Representations Reviewer	428
Other Obligations of Asset Representations Reviewer	429
Delegation of Asset Representations Reviewer’s Duties	430
Assignment of Asset Representations Reviewer’s Rights and Obligations	430
Asset Representations Reviewer Termination Events	430
Rights Upon Asset Representations Reviewer Termination Event	431
Termination of the Asset Representations Reviewer Without Cause	431
Resignation of Asset Representations Reviewer	432
Asset Representations Reviewer Compensation	432

Replacement of the Special Servicer Without Cause	432
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	434
Termination of Master Servicer and Special Servicer for Cause	435
Servicer Termination Events	435
Rights Upon Servicer Termination Event	437
Waiver of Servicer Termination Event	438
Resignation of the Master Servicer or Special Servicer	439
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	439
Limitation on Liability; Indemnification	440
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	442
Dispute Resolution Provisions	443
Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder	443
Repurchase Request Delivered by a Party to the PSA	443
Resolution of a Repurchase Request	444
Mediation and Arbitration Provisions	446
Servicing of the Non-Serviced Mortgage Loans	447
General	447
Servicing of the Park West Village Whole Loan	451
Rating Agency Confirmations	452
Evidence as to Compliance	454
Limitation on Rights of Certificateholders to Institute a Proceeding	455
Termination; Retirement of Certificates	455
Amendment	456
Resignation and Removal of the Trustee and the Certificate Administrator	459
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	460
Certain Legal Aspects of Mortgage Loans	460

10

New York	460
Florida	461
General	461
Types of Mortgage Instruments	461
Leases and Rents	462
Personalty	462
Foreclosure	462
General	462
Foreclosure Procedures Vary from State to State	463
Judicial Foreclosure	463
Equitable and Other Limitations on Enforceability of Certain Provisions	463
Nonjudicial Foreclosure/Power of Sale	463
Public Sale	464
Rights of Redemption	465
Anti-Deficiency Legislation	465
Leasehold Considerations	465
Cooperative Shares	466
Bankruptcy Laws	466
Environmental Considerations	473
General	473
Superlien Laws	473
CERCLA	473
Certain Other Federal and State Laws	474
Additional Considerations	474
Due-on-Sale and Due-on-Encumbrance Provisions	474
Subordinate Financing	475
Default Interest and Limitations on Prepayments	475
Applicability of Usury Laws	475
Americans with Disabilities Act	476
Servicemembers Civil Relief Act	476
Anti-Money Laundering, Economic Sanctions and Bribery	476
Potential Forfeiture of Assets	477
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	477
Pending Legal Proceedings Involving Transaction Parties	479
Use of Proceeds	479
Yield, Prepayment and Maturity Considerations	479
Yield Considerations	479
General	479
Rate and Timing of Principal Payments	479
Losses and Shortfalls	481
Certain Relevant Factors Affecting Loan Payments and Defaults	481

Delay in Payment of Distributions	482
Yield on the Certificates with Notional Amounts	482
Weighted Average Life	483
Pre-Tax Yield to Maturity Tables	487
Material Federal Income Tax Considerations	491
General	491
Qualification as a REMIC	492
Status of Offered Certificates	493
Taxation of Regular Interests	494
General	494
Original Issue Discount	494
Acquisition Premium	496
Market Discount	496
Premium	497
Election To Treat All Interest Under the Constant Yield Method	497
Treatment of Losses	498
Yield Maintenance Charges and Prepayment Premiums	498
Sale or Exchange of Regular Interests	499
Taxes That May Be Imposed on a REMIC	499
Prohibited Transactions	499
Contributions to a REMIC After the Startup Day	500
Net Income from Foreclosure Property	500
REMIC Partnership Representative	500
Taxation of Certain Foreign Investors	501
FATCA	502
Backup Withholding	502
Information Reporting	502
3.8% Medicare Tax on “Net Investment Income”	502
Reporting Requirements	502
Certain State and Local and Foreign Tax Considerations	503
Method of Distribution (Conflicts of Interest)	503
Incorporation of Certain Information by Reference	505
Where You Can Find More Information	506
Financial Information	506
Certain ERISA Considerations	506
General	506
Plan Asset Regulations	507
Administrative Exemptions	508
Insurance Company General Accounts	509
Legal Investment	510

11

Legal Matters	511
Ratings	511

Index of Defined Terms	514

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	MORTGAGE POOL INFORMATION
ANNEX A-3	DESCRIPTION OF THE TOP 15 MORTGAGE LOANS
ANNEX B	FORM OF DISTRIBUTION DATE STATEMENT
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES
ANNEX E-1	CITI REAL ESTATE FUNDING INC. AND GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO CITI REAL ESTATE FUNDING INC. REPRESENTATIONS AND WARRANTIES
ANNEX E-3	EXCEPTIONS TO GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND WARRANTIES
ANNEX F-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION REPRESENTATIONS AND WARRANTIES
ANNEX F-2	EXCEPTIONS TO JPMORGAN CHASE BANK, NATIONAL ASSOCIATION REPRESENTATIONS AND WARRANTIES
ANNEX G	CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE

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Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE AT HTTP://WWW.SEC.GOV.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN ANY REGULATORY REQUIREMENTS APPLICABLE TO THE MARKETING, HOLDING AND SELLING OF, AND ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR CMBS GENERALLY (INCLUDING, WITHOUT LIMITATION, THE APPLICATION OF RULE 15C2-11 UNDER THE EXCHANGE ACT TO THE PUBLICATION OR SUBMISSION OF QUOTATIONS, DIRECTLY OR INDIRECTLY, IN ANY QUOTATION MEDIUM BY A BROKER OR DEALER FOR SECURITIES SUCH AS THE OFFERED CERTIFICATES). ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

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Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	“Summary of Certificates”, which sets forth important statistical information relating to the certificates;
●	“Summary of Terms”, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	“Summary of Risk Factors” and “Risk Factors”, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to GS Mortgage Securities Corporation II.
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.
●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.
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Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU Prospectus Regulation”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS Regulation”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION.

MIFID II PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

15

NOTICE TO INVESTORS IN THE UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION.

UK PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

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EEA AND UK SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(a)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B)  A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED); AND

(ii)   THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(b)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR

(B)  A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

17

(c)     IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(d)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS OR ANY OTHER PARTY TO THE TRANSACTION INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION TRANSACTION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—GENERAL RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY OF THE OFFERED CERTIFICATES”.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER, (IV) OTHERWISE FALL WITHIN AN EXEMPTION SET FORTH IN SUCH ORDER SUCH THAT

18

SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR (V) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE FCA HANDBOOK CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

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HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

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UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER, THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

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JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated”, the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this Prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this prospectus would otherwise comply with the JRR Rule.

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NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

MEXICO

THIS PROSPECTUS HAS NOT BEEN REVIEWED NOR APPROVED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR THE “CNBV”). THIS OFFERING DOES NOT CONSTITUTE A PUBLIC OFFERING IN MEXICO AND THIS PROSPECTUS MAY NOT BE PUBLICLY DISTRIBUTED IN MEXICO.

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE MEXICAN NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES, OR “RNV”) MAINTAINED BY THE CNBV, AND MAY NOT BE OFFERED PUBLICLY IN MEXICO EXCEPT TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS PURSUANT TO THE PRIVATE PLACEMENT EXCEPTIONS SET FORTH IN THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). THIS PROSPECTUS DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE OFFERED CERTIFICATES, OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE ACQUISITION OF THE OFFERED CERTIFICATES BY AN INVESTOR WHO IS A RESIDENT OF MEXICO WILL BE MADE UNDER SUCH INVESTOR’S OWN RESPONSIBILITY.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	GS Mortgage Securities Corporation II, a Delaware corporation. The depositor’s address is 200 West Street, New York, New York 10282 and its telephone number is (212) 902-1000. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2022-B37 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors of this transaction are:
Goldman Sachs Mortgage Company, a New York limited partnership;
Citi Real Estate Funding Inc., a New York corporation;
German American Capital Corporation, a Maryland corporation; and
JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America.
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.
Goldman Sachs Mortgage Company is an affiliate of each of the depositor and Goldman Sachs & Co. LLC, one of the underwriters and an initial purchaser of certain of the non-offered certificates, and Goldman Sachs Bank USA, an originator. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of certain of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of certain of the non-offered certificates and DBR Investments Co. Limited, an originator. JPMorgan Chase Bank, National Association is an affiliate of J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of certain of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

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The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:
Sellers of the Mortgage Loans
Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	18	$455,412,373	54.7%
German American Capital Corporation	8	163,131,139	19.6
Goldman Sachs Mortgage Company	10	139,166,856	16.7
JPMorgan Chase Bank, National Association	3	74,814,908	9.0
Total	39	$832,525,276	100.0%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.
See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the mortgage loans and any related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan identified in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below that is part of a whole loan and serviced under the servicing agreement indicated in that table and any servicing shift mortgage loan on and after the related servicing shift securitization date). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (800) 327-8083. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement.”
Prior to its respective servicing shift securitization date, each servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after its respective servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”,
“—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non Serviced Mortgage Loans”.

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The master servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.”
Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loan and any servicing shift mortgage loan on and after the related servicing shift securitization date) and any related companion loans other than with respect to any non-serviced whole loan set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and all special servicer non-major decisions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of the special servicer are located at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.
Prior to its respective servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after its respective servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan, referred to in this prospectus as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan and will be replaced as discussed under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

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Rialto Capital Advisors, LLC is expected to be appointed as the special servicer with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded special servicer loan) and any related serviced companion loan by RREF IV-D AIV RR H, LLC, or its affiliate, which is expected to purchase each of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. Another affiliate of Rialto Capital Advisors, LLC and RREF IV-D AIV RR H, LLC is expected to purchase a portion of the Class D Certificates. On the closing date, RREF IV-D AIV RR H, LLC, or its affiliate, is expected to be the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan) and any related serviced companion loan. See “Pooling and Servicing Agreement—The Directing Holder” and “Credit Risk Retention”.
Rialto Capital Advisors, LLC is also the initial special servicer with respect to the PentaCentre Office whole loan pursuant to the BMO 2022-C2 pooling and servicing agreement. RREF IV-D AIV RR, LLC (which is also an affiliate of Rialto Capital Advisors, LLC and RREF IV-D AIV RR H, LLC) is also the initial directing holder and initial controlling class representative under the BMO 2022-C2 pooling and servicing agreement.
Rialto Capital Advisors, LLC, or its affiliate, assisted RREF IV-D AIV RR H, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.
The special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Trustee	Computershare Trust Company, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and any related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.
The initial mortgagee of record with respect to each servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after its respective servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

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With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, Computershare Trust Company, National Association, 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.
The custodian with respect to each servicing shift mortgage loan will initially be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. From and after the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

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Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and receipt of notification from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans.
See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.
Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan), as further described in this prospectus. The directing holder (other than with respect to the servicing shift whole loans, any non-serviced mortgage loan and any applicable excluded loan) will generally be the controlling class certificateholder (or its representative, the “controlling class representative”) selected by a majority of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.
The controlling class will be the most subordinate class of the Class H-RR and Class J-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class H-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a controlling class representative or to exercise any of the rights of the holder of the majority of the controlling class certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a controlling class representative.
On the closing date it is expected that RREF IV-D AIV RR H, LLC, or its affiliate, will (i) purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates, and (ii) be appointed the initial controlling class representative and, therefore, the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan) and any related serviced companion loans.

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With respect to each of the servicing shift whole loans, the holder of the related companion loan identified in the related co-lender agreement as the controlling note will be the directing holder with respect to the related servicing shift whole loan. From and after the date such controlling note is included in a securitization transaction (a “servicing shift securitization date”), the directing holder of the related servicing shift whole loan is expected to be the directing holder (or its equivalent) under the related servicing shift pooling and servicing agreement, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar to, but not necessarily identical to, those of the controlling class representative under the pooling and servicing agreement for this securitization. The controlling class representative of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.
With respect to the controlling class representative, an “excluded loan” is a mortgage loan or whole loan with respect to which the controlling class representative or the holder of the majority of the controlling class certificates (by certificate balance) is a borrower, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan (subject to certain exceptions), or any borrower party affiliate thereof.
Each entity identified in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below is the initial directing holder (or the equivalent) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Certain Affiliations and

Relationships	The originators, the sponsors, the underwriters, and the parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Relating to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan and whole loan, the related due date in October 2022 for that mortgage loan or whole loan (or, in the case of any mortgage loan or whole loan that has its first due date after October 2022, the date that would have been its due date in October 2022 under the terms of that mortgage loan or whole loan if a monthly payment were scheduled to be due in that month).
Closing Date	On or about November 3, 2022.
Distribution Date	The fourth (4th) business day following each determination date. The first distribution date will be in November 2022.
Determination Date	The eleventh (11th) day of each month or, if the eleventh (11th) day is not a business day, then the business day immediately following such eleventh (11th) day.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.
Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

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Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—
Assumed Final Distribution Date; Rated Final Distribution Date”:
Class A-1	August 2027
Class A-2	October 2027
Class A-4	September 2032
Class A-5	September 2032
Class A-SB	May 2032
Class X-A	October 2032
Class A-S	October 2032
Class B	October 2032
Class C	October 2032
The rated final distribution date for the offered certificates will be the distribution date in November 2055.

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Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

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Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2022-B37:
●	Class A-1
●	Class A-2
●	Class A-4
●	Class A-5
●	Class A-SB
●	Class X-A
●	Class A-S
●	Class B
●	Class C
The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class R (collectively, the “non-offered certificates”).

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:
Class A-1	$13,214,000
Class A-2	$120,920,000
Class A-4	$190,000,000
Class A-5	$243,284,000
Class A-SB	$15,349,000(1)
Class X-A	$661,857,000(2)
Class A-S	$79,090,000
Class B	$41,626,000
Class C	$35,383,000

(1)	The Class A-SB certificates have a certain priority with respect to reducing the certificate balance of those certificates to their scheduled principal balance, as described in this prospectus.
(2)	Notional amount.

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Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:
Class A-1	5.9431%(1)
Class A-2	5.9431%(1)
Class A-4	5.5747%(2)
Class A-5	5.9431%(1)
Class A-SB	5.9431%(1)
Class X-A	0.1057%(3)
Class A-S	5.9431%(1)
Class B	5.9431%(1)
Class C	5.9431%(1)

(1)	The pass-through rates of the Class A-1, Class A-2, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates for each distribution date will each be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.
(2)	The pass-through rate of the Class A-4 certificates for each distribution date will be a per annum rate equal to the lesser of (i) a fixed rate at the pass-through rate set forth opposite such class in the table and (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.
(3)	The pass-through rate of the Class X-A certificates for each distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.
For purposes of calculating the pass-through rate on the Class X-A certificates and any other class of offered certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

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For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loan and any related REO loans and (a) with respect to the servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.05125%.
The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.
The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans as to which a special servicing transfer event has occurred (including any related REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

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The workout fee will generally be payable with respect to each specially serviced loan (other than a non-serviced whole loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three (3) consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection (other than penalty charges) of interest and principal (including scheduled payments, prepayments, balloon payments and payments at maturity) received on the related corrected loan for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.00% of each such collection of interest and principal (or such higher rate as would result in a workout fee equal to $25,000) and (2) such lower rate as would result in a workout fee of $1,000,000.
A liquidation fee will generally be payable with respect to each specially serviced loan and any related REO property as to which the special servicer obtains a full, partial or discounted payoff from the related borrower and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds or insurance and condemnation proceeds. The liquidation fee for each specially serviced loan and any related REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.00% of such payment or proceeds and (2) such lower rate as would result in a liquidation fee of $1,000,000; provided, however, that, except as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, no liquidation fee will be less than $25,000.
Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans will be paid by the master servicer out of the servicing fee described above.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

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The certificate administrator/trustee fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and each REO loan (including any non-serviced mortgage loan) at a per annum rate equal to 0.00955%.
The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and each REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00191%. The operating advisor will also be entitled under certain circumstances to a consulting fee.
As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00025%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to Commercial Real Estate Finance Council® as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.
Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

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With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer and/or sub-servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any subservicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
NON-SERVICED MORTGAGE LOANS(1)(2)
Non-Serviced Mortgage Loan	Primary Servicing Fee Rate and Sub-Servicing Fee Rate	Special Servicing Fee Rate(3)
Park West Village	0.00125%	0.25%
Katy Mills	0.00250%	0.25%
One Campus Martius	0.05000%	0.25%
A&R Hospitality Portfolio	0.00125%	0.25%
Bell Works	0.00125%	0.25%
PentaCentre Office	0.00125%	0.25%

(1)	Does not reflect the Tanger Outlets Columbus mortgage loan, the Concord Mills mortgage loan or the Riverport Tower mortgage loan, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
(2)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances are based on publicly available information.
(3)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

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Distributions

A. Amount and Order of

Distributions on the

Certificates	On each distribution date, funds available for distribution to the holders of certificates, net of any yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:
First, to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;
Second, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, to the extent of funds available for distribution of principal, in reduction of the then-outstanding certificate balances of those classes, in the following priority:
(A)	to the Class A-SB certificates until their certificate balance has been reduced to the Class A-SB scheduled principal balance set forth on Annex G to this prospectus for the relevant distribution date;
(B)	to the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;
(C)	to the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;
(D)	to the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;
(E)	to the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and
(F)	to the Class A-SB certificates until their certificate balance has been reduced to zero, without regard to the Class A-SB scheduled principal balance, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

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However, if the certificate balances of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB scheduled principal balance.
Third, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed realized losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;
Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates), to the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;
Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates), to the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

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Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates), to the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed; and
Seventh, to the non-offered certificates (other than the Class X-D certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions”.
For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.
A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.
For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

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C. Subordination, Allocation of

Losses and Certain Expenses	The following chart describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the corresponding entitlement to receive principal and interest on any distribution date in descending order (beginning with the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-D certificates). Among the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-D certificates, payment rights of certain classes will be as more particularly described in “Description of the Certificates—Distributions” in this prospectus. It also shows the manner in which mortgage loan losses are allocated in ascending order (beginning with certain certificates that are not being offered by this prospectus). Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. Although no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-D or Class R certificates, principal payments or mortgage loan losses will reduce the notional amount of the Class X-A certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB or Class A-S certificates) and the Class X-D certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class D certificates), and, therefore, the amount of interest they accrue.

*	Class X-A and Class X-D certificates are interest-only certificates, and the Class X-D certificates are not offered by this prospectus.
**	Other than the Class X-D and Class R certificates.

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Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.
Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A or Class X-D certificates) will reduce the certificate balance of that class of certificates.
The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB or Class A-S certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.
E. Shortfalls in Available Funds	Shortfalls will reduce the available funds and will correspondingly reduce the amount allocated to the certificates. The reduction in amounts available for distribution to the certificates will reduce distributions to the classes of certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

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●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.
With respect to a whole loan that is comprised of a mortgage loan, in some cases, one or more pari passu companion loans and, in some cases, one or more subordinate companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related subordinate companion loan(s), if any, and then, result in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Co-Lender Agreement”, “—The Non-Serviced Pari Passu Whole Loans—Co-Lender Agreement”, “—The Non-Serviced AB Whole Loan” and “Yield, Prepayment and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

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The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.
Neither of the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer is under no obligation to, and will not make, any principal or interest advance with respect to any mortgage loan or companion loan.
See “Pooling and Servicing Agreement—Advances”.
B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:
●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.
The special servicer will have no obligation to make any property protection advances (although they may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

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If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.
None of the master servicer, special servicer or trustee will make or be permitted to make any advance of this type in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related co-lender agreement.
See “Pooling and Servicing Agreement—Advances”.
With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” (and solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.
With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related co-lender agreement.

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The Mortgage Pool
The Mortgage Pool	The issuing entity’s primary assets will be thirty-nine (39) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in ninety (90) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.
The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $832,525,276.
In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.
Whole Loans
Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-nine (39) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the table below is part of a larger whole loan, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and together with the pari passu companion loans, the “companion loans”). The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

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Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Park West Village	$62,500,000	7.5%	$125,000,000	$177,500,000	32.6%	63.5%	2.60x	1.34x
330 West 34th Street Leased Fee	$60,000,000	7.2%	$40,000,000	N/A	38.6%	38.6%	3.41x	3.41x
IPG Portfolio	$60,000,000	7.2%	$43,000,000	N/A	52.3%	52.3%	1.64x	1.64x
Hyatt Regency Jacksonville	$50,000,000	6.0%	$25,000,000	N/A	45.7%	45.7%	2.22x	2.22x
469 7th Avenue	$49,000,000	5.9%	$49,000,000	N/A	52.4%	52.4%	1.41x	1.41x
Wells Fargo Center Tampa	$43,000,000	5.2%	$30,000,000	N/A	59.4%	59.4%	1.60x	1.60x
Katy Mills	$38,924,908	4.7%	$90,824,785	N/A	33.0%	33.0%	2.91x	2.91x
Tanger Outlets Columbus	$31,950,000	3.8%	$39,050,000	N/A	58.5%	58.5%	1.90x	1.90x
One Campus Martius	$30,000,000	3.6%	$188,000,000	N/A	60.1%	60.1%	1.74x	1.74x
Concord Mills	$25,000,000	3.0%	$210,000,000	N/A	39.8%	39.8%	2.02x	2.02x
A&R Hospitality Portfolio	$15,750,000	1.9%	$47,250,000	N/A	46.9%	46.9%	2.06x	2.06x
Bell Works	$15,000,000	1.8%	$195,000,000	N/A	62.6%	62.6%	1.68x	1.68x
PentaCentre Office	$13,940,336	1.7%	$20,213,487	N/A	57.4%	57.4%	1.73x	1.73x
Riverport Tower	$6,600,000	0.8%	$15,000,000	N/A	58.2%	58.2%	2.12x	2.12x

(1)	Calculated including the related pari passu companion loans but excluding the related subordinate companion loan(s), any related mezzanine loan(s) and any other subordinate indebtedness.
(2)	Calculated including the related pari passu companion loans and the related subordinate companion loan(s) but excluding any related mezzanine loan(s) and any other subordinate indebtedness.
The 330 West 34th Street Leased Fee whole loan, the IPG Portfolio whole loan, the Hyatt Regency Jacksonville whole loan, the 469 7th Avenue whole loan and the Wells Fargo Center Tampa whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. Each such whole loan, as well as each servicing shift whole loan prior to the related servicing shift securitization date, is referred to in this prospectus as a “serviced whole loan”, and any related companion loan that is pari passu in right of payment to the related mortgage loan is referred to in this prospectus as a “serviced pari passu companion loan” or a “serviced companion loan”.
Each of the Tanger Outlets Columbus whole loan, the Concord Mills mortgage loan and the Riverport Tower whole loan (each, a “servicing shift whole loan”), will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (each, a “servicing shift pooling and servicing agreement”).

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The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate servicing agreement identified below relating to a related companion loan. Each of the whole loans identified in the table below, as well each servicing shift whole loan on and after the related servicing shift securitization date, is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Mortgage Loan Name	Transaction/ Pooling and Servicing Agreement(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Party	Operating Advisor	Asset Representations Reviewer
Park West Village	BBCMS 2022-C17	7.5%	KeyBank National Association	KeyBank National Association	Wilmington Trust, National Association	Computershare Trust Company, National Association	Park West Village Grand Avenue Partners LLC(3)	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Katy Mills	BANK 2022-BNK43	4.7%	Wells Fargo Bank, National Association	Greystone Servicing Company LLC.	Wilmington Trust, National Association	Computershare Trust Company, National Association	Greystone High Yield Investments I LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
One Campus Martius	Benchmark 2022-B36	3.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Computershare Trust Company, National Association	KKR Real Estate Credit Opportunity Partners II L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
A&R Hospitality Portfolio	BBCMS 2022-C17	1.9%	KeyBank National Association	Argentic Services Company LP	Wilmington Trust, National Association	Computershare Trust Company, National Association	Argentic Securities Income USA 2 LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Bell Works	Benchmark 2022-B35	1.8%	KeyBank National Association	KeyBank National Association	Wilmington Trust, National Association	Computershare Trust Company, National Association	LD III Sub VII, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
PentaCentre Office	BMO 2022-C2	1.7%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Computershare Trust Company, National Association	RREF IV-D AIV RR, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

(1)	Does not reflect the Tanger Outlets Columbus mortgage loan, the Concord Mills mortgage loan or the Riverport Tower mortgage loan, each a servicing shift mortgage loan. With respect to each servicing shift mortgage loan, on and after the related servicing shift securitization date, each servicing shift mortgage loan will also be a non-serviced mortgage loan and the related whole loan will be a non-serviced whole loan.
(2)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.
(3)	The Park West Village whole loan is an AB whole loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related co-lender agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related whole loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The Park West Village Whole Loan”.

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For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Mortgage Loan Characteristics
The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity). However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, Annex A-2 and Annex A-3), no subordinate companion loan is reflected in this prospectus.
The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and, in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a due date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1.

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The mortgage loans will have the following approximate characteristics as of the cut-off date:
Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$832,525,276
Number of Mortgage Loans	39
Number of Mortgaged Properties	90
Range of Cut-off Date Balances	$4,025,000 - $62,500,000
Average Cut-off Date Balance	$21,346,802
Range of Mortgage Rates(2)	4.41000% to 7.18650%
Weighted Average Mortgage Rate(2)	5.77118%
Range of original terms to maturity(3)	60 to 121 months
Weighted average original term to maturity(3)	111 months
Range of remaining terms to maturity(3)	58 to 121 months
Weighted average remaining term to maturity(3)	110 months
Range of original amortization terms(3)(5)	300 to 360 months
Weighted average original amortization term(3)(5)	356 months
Range of remaining amortization terms(3)(5)	300 to 360 months
Weighted average remaining amortization term(3)(5)	355 months
Range of Cut-off Date LTV Ratios(2)(4)	32.6% to 74.9%
Weighted average Cut-off Date LTV Ratio(2)(4)	50.8%
Range of Maturity Date LTV Ratios(2)(3)(5)	27.9% to 64.1%
Weighted average Maturity Date LTV Ratio(2)(3)(5)	49.0%
Range of UW NCF DSCR(2)(6)(7)	1.33x to 3.41x
Weighted average UW NCF DSCR(2)(6)(7)	2.03x
Range of UW NOI Debt Yield(2)(7)	9.1% to 21.8%
Weighted average UW NOI Debt Yield(2)(7)	13.3%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon	70.0%
Interest-Only, Amortizing Balloon	10.0%
Full-Term Amortizing Balloon(3)	20.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	With respect to each mortgage loan that is part of a whole loan, the related pari passu companion loan (but not any related subordinate companion loan) are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.
(3)	Does not include mortgage loans that pay interest-only until their maturity dates.
(4)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). With respect to one (1) mortgage loan (0.7%), the Cut-off Date LTV Ratio was calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 51.0%.
(5)	With respect to one (1) mortgage loan (0.7%), the Maturity Date LTV Ratio was calculated using a value other than the “as-is” value of each related mortgaged property. The weighted average Maturity Date LTV Ratio for the mortgage pool without making such adjustments is 49.2%.
(6)	Unless otherwise indicated, the UW NCF DSCR is generally calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments

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thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.
(7)	Unless otherwise indicated, the Debt Yield on Underwritten NOI for each mortgage loan is the related mortgaged property’s Underwritten NOI divided by the Cut-off Date Balance of such mortgage loan.
All of the mortgage loans accrue interest on an actual/360 basis.
For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.
Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
With respect to the 330 West 34th Street Leased Fee and 4023 Oak Lawn Avenue mortgage loans (collectively, 8.4%), each mortgage loan paid off a prior loan secured by the mortgaged properties that experienced a maturity default. The mortgage loans paid off each prior loan in full.
With respect to the IPR Portfolio and Indiana Ardena Portfolio mortgage loans (2.5%), proceeds of the related mortgage loan provided acquisition financing for the borrower’s purchase of the related mortgaged property.
See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	With respect to forty-four (44) mortgaged properties (24.0%), such mortgaged properties (i) were acquired by the related borrower or any affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (ii) are single tenant properties subject to double-net, triple-net or absolute net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property, (iii) are secured by the borrower’s leased fee interest in land and the related mortgage loan was underwritten based on the triple net ground lease or (iv) are subject to recently executed new leases.
See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

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Certain Variances from

Underwriting Standards	None of the mortgage loans vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes—Exceptions” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Exceptions”.
Additional Aspects of Certificates
Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.
You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	For a discussion of the manner by which Goldman Sachs Mortgage Company, as retaining sponsor, intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules, see “Credit Risk Retention”.
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None of the sponsors, the depositor, the underwriters, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the offered certificates, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation (as each such term is defined herein). In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement of the EU Securitization Regulation or the UK Securitization Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of the EU Securitization Regulation or the UK Securitization Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:
●	Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited, RealINSIGHT, Thomson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealView Technologies Ltd. and CRED iQ;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all REO property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

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The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans, and all REO property held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates), and (iii) certain other conditions are satisfied as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.
See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related REO property or the interests of the trustee, any certificateholders in the mortgage loan or REO property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.
Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or defaulted serviced whole loans and/or related REO property and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (or defaulted serviced whole loan) and/or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

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If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan, and in the case of the Park West Village whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.
Tax Status	Elections will be made to treat designated portions of the issuing entity as two (2) separate REMICs (the “lower-tier REMIC” and the “upper-tier REMIC” and each, a “trust REMIC”) for federal income tax purposes.
Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class X-A, Class A-S, Class B and Class C certificates will be issued with original issue discount, the Class A-4 certificates will be issued with de minimis original issue discount and the Class A-1, Class A-2, Class A-5 and Class A-SB certificates will be issued at a premium for federal income tax purposes.
See “Material Federal Income Tax Considerations”.
Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

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The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).
See “Legal Investment”.
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, retail, hospitality, industrial, multifamily, leased fee, self-storage and mixed use) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
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●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights, subject to certain limitations, to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the President of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020, which declaration was continued in effect beyond March 1, 2021 by the president of the United States. A significant number of countries and the majority of United States state governments have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. Although vaccines have been approved and more are in development, we cannot assure you as to the availability of vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have been loosening restrictions with the increased availability of vaccines, we cannot assure you as to when states will permit full resumption of economic activity, or whether or when people will feel comfortable in resuming economic activity. Additionally we cannot assure you that vaccines, containment or other measures will be successful in limiting the spread of the virus, particularly in light of the reduction of stay at home orders and social distancing guidelines, or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses to the pandemic have led to, and will likely continue to cause, severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has experienced contraction and expansion during the pandemic, and it is unclear when any contraction will cease and when steady economic expansion will be attained.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or will continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which would result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in

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geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in greater economic distress than in other less-impacted regions. As infection rates of the virus have fluctuated, state and local governments have issued and lifted stay-at-home orders and other countermeasures. We cannot assure you of and to what extent any governmental countermeasures impacting the mortgaged properties will be lifted or if they will be reimposed.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	hospitality properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;
●	retail properties, due to store closures, either government mandated or voluntary, declining interest in visiting large shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;
●	self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;
●	multifamily properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs;
●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;
●	office properties have been impacted, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations; and
●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in New York and Oregon and proposed legislation in California imposes (or would impose) a temporary moratorium on foreclosures and other lender remedies. Any similar measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

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The loss models used by the rating agencies to rate certain of the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates after the closing date. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at certain of the mortgaged properties have sought, and are expected to continue to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, we cannot assure you as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. In addition, tenant leases may provide for rent abatement, or lease termination rights, if the related tenants are required to close or are otherwise adversely affected by the COVID-19 pandemic or another pandemic or epidemic. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserves or that such reserves will be sufficient to pay all required insurance premiums.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

Investors should understand that the underwriting of certain mortgage loans and the appraisals for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Terms”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or the master servicer may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. See “Description of the Mortgage Pool—COVID Considerations”. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We

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cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

In addition, servicers have reported an increase in borrower requests for relief as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties for the top 15 mortgage loans. See Annex A-3 for additional information. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and certain tenants may have made their recent debt service payments and recent rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts were at one time closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may be delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D-1, Annex E-1 and Annex F-1; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of

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such parties.  Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data.  Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

In addition, due to the transition to remote working environments as a result of the outbreak of the COVID-19 pandemic, there is an elevated risk of such events occurring.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. In addition, the related guarantees may expire upon certain events, including upon the lender taking title to the related mortgaged property or a mezzanine lender taking title to equity in the borrower, or in the case of guarantees for environmental items, upon payment

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in full of the related mortgage loan and provision of a clean environmental report. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In addition, certain non-recourse carveout guarantors may not be United States citizens. We cannot assure you that the lender will be able to collect on a guaranty from non-US citizens as such individuals or entities may be beyond the jurisdiction of United States courts. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. No mortgage loan will be insured or guaranteed by any government, governmental instrumentality, private insurer or (except as described above) other person or entity.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;
●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national, regional or local economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;
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●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;
●	demographic factors;
●	consumer confidence;
●	political factors;
●	environmental factors;
●	seismic activity risk;
●	consumer tastes and preferences;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short-term revenue sources, such as short-term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience

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significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

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Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third-party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code codified in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”), a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

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In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease or lease to a borrower affiliate could be construed in a bankruptcy as a financing lease or other arrangement under which the related master or affiliated lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master or affiliated lessee and/or its affiliates.

Sale-Leaseback Transactions Also Have Risks

Each of the IPG Portfolio mortgaged properties (7.2%), the IPR Portfolio mortgaged properties (1.4%) and the 1 Paramount Drive mortgaged property (0.7%) was the subject of a sale-leaseback transaction in connection with the acquisition of such property by the related borrower or an affiliate. Each of these mortgaged properties is leased to a tenant, who is the former owner of the mortgaged property (or is affiliated with the former owner of the mortgaged property), pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. Here, that secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate

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assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three (3) years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans that are subject to a sale-leaseback transaction.

The application of any of these doctrines to any of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

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Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,
●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,
●	if the related borrower fails to provide a designated number of parking spaces,
●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,
●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,
●	if a tenant’s use is not permitted by zoning or applicable law,
●	if the tenant is unable to exercise an expansion right,
●	if the landlord defaults on its obligations under the lease,
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,
●	in the case of government sponsored tenants, any time or for lack of appropriations,
●	if an authorized retailer is no longer authorized by a parent or unaffiliated corporate entity, or
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

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Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Startup companies generally have a low success rate. Accordingly, mortgaged properties leased to startup companies face the risk the tenant may be unable to pay rent under its lease and may default on its lease.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the quality of an office building’s tenants;
●	an economic decline in the business operated by the tenant;
●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the physical attributes of the building with respect to the technological needs of the tenants, including the adaptability of the building to changes in the technological needs of the tenants;
●	the diversity of an office building’s tenants (or reliance on a single or dominant tenant);
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●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);
●	the desirability of the area as a business location; and
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties. Furthermore, the healthcare industry is highly regulated by federal, state and/or local authorities. Any change in applicable laws and regulations, as well as the costs and administrative burdens associated with complying with applicable laws and regulations, may adversely affect the operating income of medical office properties and the property values of such properties and the related borrower’s ability to make debt service payments on the related mortgage loan.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants may operate co-working businesses through which they sublease their space to sublessees under subleases of varying duration. The ability of any such co-working tenants to make payments under their respective leases may depend on the availability of such sublessees and the ability of such sublessees to make payments under their respective subleases. Further, some of these subleases may be short-term, or may be to individuals or entities that are more susceptible to economic downturns, in which case their short-term nature, or the nature of the underlying sublessees, may lead to income volatility for any such co-working tenants. In addition, office tenants that operate co-working businesses may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

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Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to that tenant’s gross sales, so the success of that tenant’s business directly correlates to the value of the retail property. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remains unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls.

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For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

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Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
●	the quality of hospitality property management;
●	the presence or construction of competing hotels or resorts;
●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
●	ability to convert to alternative uses which may not be readily made;
●	the lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;
●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	desirability of particular locations;
●	location, quality and management company or franchise affiliation, each of which affects the economic performance of a hospitality property; and
●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and entertainment revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

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In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s restaurants, theaters, lounges, bars or nightclubs will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

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In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;
●	the public perception of the franchise or hotel chain service mark; and
●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property managers. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

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In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or property manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or property manager. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or result in termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the licensor, franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;
●	the property becoming functionally obsolete;
●	building design and adaptability;
●	unavailability of labor sources;
●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;
●	changes in proximity of supply sources;
●	the expenses of converting a previously adapted space to general use;
●	the location of the property; and
●	the property may be leased pursuant to a master lease with the related borrower.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

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In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the physical attributes of the apartment building such as its age, condition, design, appearance, access to transportation and construction quality;
●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month leases, which may impact cash flow at the property;
●	the presence of competing properties and residential developments in the local market;
●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;
●	outstanding building code violations or tenant complaints at the property;
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●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;
●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;
●	certain multifamily properties may be master leased in whole or part to a hotel operator which leases out such properties for short term stays similar to an extended stay hotel. In the event such operator were to terminate or default on its lease, or fail to renew such lease, such properties would be subject to the risk of concentrated vacancy, and may incur significant costs in order to convert to use as traditional multifamily properties.
●	restrictions on the age of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;
●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain of the mortgage loans are secured by multifamily properties that have been the site of criminal activities. Perceptions by prospective tenants of the safety and reputation of the mortgaged real property may influence the cash flow produced by these mortgaged properties, particularly in the case of student housing facilities or properties leased primarily to students. In addition, litigation may be brought against a borrower in connection with any criminal activities that occur at the related mortgaged property.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

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In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the mortgage loans may be subject to New York’s Section 421-a (16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a (16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

In addition, some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units, such as the Stone Street Portfolio - 54 Stone Street mortgaged property (0.5%), is uncertain. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

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We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the multifamily properties may be residential cooperative buildings and the land under the building are owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;
●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;
●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and
●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for

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the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;
●	lack of proximity to apartment complexes or commercial users;
●	apartment tenants moving to single family homes;
●	decline in services rendered, including security;
●	dependence on business activity ancillary to renting units;
●	security concerns;
●	age of improvements; and
●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and we cannot assure you that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

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In addition, certain of the mortgage loans secured by self-storage properties may be specialized facilities, such as art storage facilities, that may be subject to certain risks that are different from those of other types of storage facilities, including the need to maintain climate controlled environments and enhanced security systems, increased risk of liability for loss, theft or destruction due to the value of the items stored, and lack of a large market for such facilities.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”. See Annex A-2 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Parking Properties Have Special Risks

Certain mortgaged properties may consist of, and certain retail, mixed use or office properties may be partially comprised of a parking garage or parking lot. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Parking lot properties may also be leased to a single commercial tenant, such as an internet sales company, which utilizes such property to park delivery trucks or vans. In the event such a lease were to terminate, the owner may not be able to find a successor tenant for such a use, and due to the lack of structures at such a property, it may not be easily convertible to other uses.

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Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage

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loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests and Other Shared Interests”.

Historic Tax Credit Structure

The Bell Works mortgage loan (1.8%) has a historic tax credit structure. Such structure creates various risks. See “Description of the Mortgage Pool—Additional Indebtedness—Preferred Equity” for a discussion of such risks.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short-term sources, such as hotel guests or short-term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long-term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. In many cases, the property manager will be an affiliate of the borrower and many not manage properties for non-affiliates. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

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Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity” on Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing at least 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality, industrial, multifamily, leased fee and self-storage. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing approximately 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Florida, Michigan, Texas, Illinois and Ohio. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
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●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two (2) or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two (2) or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

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Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number (40) on Annex D-1, representation and warranty number (40) in Annex E-1 and representation and warranty number (42) on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

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Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the mortgaged properties are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for any additional information on redevelopment, renovation and expansion at the mortgaged properties securing the ten largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

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For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);
●	the reputation, safety, convenience and attractiveness of the property to users;
●	management’s ability to control membership growth and attrition;
●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

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Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, dry cleaners, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property. Re-tenanting certain specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are

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considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

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Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. In addition, certain types of mortgaged properties have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

Certain Risks Are Not Covered under Standard Insurance Policies

In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;
●	revolution;
●	terrorism;
●	nuclear, biological or chemical materials;
●	governmental actions;
●	floods and other water related causes;
●	earth movement, including earthquakes, landslides, sinkholes and mudflows;
●	wet or dry rot;
●	vermin; and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

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Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against

Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;
●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;
●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;
●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and
●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained

We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the applicable master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in (a) or (b) of the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full

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amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). For example, six (6) mortgaged properties (4.4%) are located in an area with a high degree of seismic activity. Seismic reports were prepared for each of the mortgaged properties and no mortgaged property has a seismic expected loss (SEL) greater than 13.0% (or 25.0% in the case of the Peery Hotel mortgaged property (1.5%)). Material damage to the mortgaged properties as a result of an earthquake could adversely affect the operations and revenues at the mortgaged properties, as well as the borrowers’ ability make payments with respect to the related mortgage loan. The borrowers have not obtained a separate earthquake insurance policy covering the mortgaged properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on December 16, 2022. We cannot assure you if or when NFIP will be reauthorized by Congress. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 16 on Annex D-1, representation and warranty number 16 on Annex E-1 and representation and warranty number 18 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

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Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	the title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal

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insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long-term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans may not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of the Top 15 Mortgage Loans” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

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Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have

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exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections use in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or property protection advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any

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material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.

A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans” and “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

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Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related originator or sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of

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the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” or other than “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the value other than “as-is” as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and generally have not been updated. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and other than “as-is” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

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Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most legal entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two (2) independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional

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bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to

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comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

See representation and warranty number 31 on Annex D-1, representation and warranty number 31 on Annex E-1 and representation and warranty number 33 on Annex F-1 and any identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

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Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans may have previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability To Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
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●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

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In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition; provided, however, with respect to the 850 Technology Way mortgage loan (0.9%), the filing of a proceeding to partition all or any portion of the related mortgaged property or any action to compel the sale thereof will not be deemed an event of default under the related mortgage loan documents if the related borrower vacates and/or dismisses such partition within 30 days after such partition is filed (which such 30 day period may be extended for a period not to exceed an additional 60 days if the related borrower is diligently pursuing such vacation or dismissal). However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

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Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

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State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and
“—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

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The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not presently require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial or multifamily real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.
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With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or the special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loans or sell the mortgaged property on the stated maturity date. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

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Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not.

See representation and warranty number 34 on Annex D-1, representation and warranty number 34 on Annex E-1 and representation and warranty number 36 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

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Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties are covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

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State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Goldman Sachs Mortgage Company, one of the sponsors, and of Goldman Sachs Bank USA, one of the originators, and of Goldman Sachs & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will

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have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of each of the Tanger Outlets Columbus whole loan, the Concord Mills whole loan and the Riverport Tower whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until such whole loan’s servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the master servicer and special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related co-lender agreement. Neither the closing dates of such securitizations nor the identity of such servicing shift master servicers or servicing shift special servicers has been determined. In addition, the provisions of each servicing shift pooling and servicing agreement have not yet been

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determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor can we assure you as to the particular terms of such servicing shift pooling and servicing agreements except to the extent of compliance with certain requirements set forth in the related co-lender agreements. Moreover, the controlling class representative for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related co-lender agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related co-lender agreement may have rights similar to, or more expansive than, those granted to the directing holder with regard to the other Serviced Mortgage Loans in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan in this securitization. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

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If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of any certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GS Mortgage Securities Corporation II, the depositor, Goldman Sachs Bank USA, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and Goldman Sachs Mortgage Company, a sponsor. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) DBR Investments Co. Limited, an originator and holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” and (ii) German American Capital Corporation, a sponsor. See “Description of the Mortgage Pool—The Whole Loans—General”. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its respective business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or the special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

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The special servicer may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related co-lender agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

On the closing date, RREF IV-D AIV RR H, LLC, or its affiliate, is expected to (i) be the initial controlling class representative and, therefore, the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan) and any related serviced companion loans and (ii) purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. Another affiliate of RREF IV-D AIV RR H, LLC and Rialto Capital Advisors, LLC is expected to purchase a portion of the Class D certificates. Rialto Capital Advisors, LLC is expected to act as the special servicer with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loans and it or an affiliate assisted RREF IV-D AIV RR H, LLC, or its affiliate, with its due diligence on the mortgage loans prior to the closing date. Rialto Capital Advisors, LLC is also the initial special servicer with respect to the PentaCentre Office whole loan pursuant to the BMO 2022-C2 pooling and servicing agreement. RREF IV-D AIV RR, LLC (which is also an affiliate of Rialto Capital Advisors, LLC and RREF IV-D AIV RR H, LLC) is also the initial directing holder and initial controlling class representative under the BMO 2022-C2 pooling and servicing agreement.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Pursuant to certain interim servicing agreements between Goldman Sachs Mortgage Company or one of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain of the mortgage loans contributed to this securitization by Goldman Sachs Mortgage Company.

Pursuant to certain interim servicing agreements between Citi Real Estate Funding Inc. or one of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain of the mortgage loans contributed to this securitization by Citi Real Estate Funding Inc.

Pursuant to certain interim servicing agreements between German American Capital Corporation or one of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain of the mortgage loans contributed to this securitization by German American Capital Corporation.

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Pursuant to certain interim servicing agreements between JPMorgan Chase Bank, National Association or one of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain of the mortgage loans contributed to this securitization by JPMorgan Chase Bank, National Association.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loan). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, collateral property owners or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. These relationships may continue in the future. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including, portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

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Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, collateral property owners or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates hold certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

On the closing date, it is expected that RREF IV-D AIV RR H, LLC (or its affiliate), will be appointed as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan) and any related serviced companion loans. The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The controlling class representative will be controlled by the majority of the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan and the servicing shift mortgage loans), or the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, may direct the special servicer under such pooling and servicing agreement or trust and servicing agreement, as applicable, relating to the other securitization transaction, as the

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case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing holder (or equivalent entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the servicing agreement under which it is expected to be serviced.

Whole Loan	Transaction / Servicing Agreement(1)	Controlling Noteholder	Initial Controlling Class Representative / Directing Holder
Park West Village	BBCMS 2022-C17	Park West Village Grand Avenue Partners, LLC(2)	Park West Village Grand Avenue Partners, LLC
330 West 34th Street Leased Fee	Benchmark 2022-B37	Benchmark 2022-B37	RREF IV-D AIV RR H, LLC
IPG Portfolio	Benchmark 2022-B37	Benchmark 2022-B37	RREF IV-D AIV RR H, LLC
Hyatt Regency Jacksonville	Benchmark 2022-B37	Benchmark 2022-B37	RREF IV-D AIV RR H, LLC
469 7th Avenue	Benchmark 2022-B37	Benchmark 2022-B37	RREF IV-D AIV RR H, LLC
Wells Fargo Center Tampa	Benchmark 2022-B37	Benchmark 2022-B37	RREF IV-D AIV RR H, LLC
Katy Mills	BANK 2022-BNK43	BANK 2022-BNK43	Greystone High Yield Investments I LLC
Tanger Outlets Columbus(3)	Benchmark 2022-B37(3)	(3)	Wells Fargo Bank, National Association(3)
One Campus Martius	Benchmark 2022-B36	Benchmark 2022-B36	KKR Real Estate Credit Opportunity Partners II L.P.
Concord Mills(3)	Benchmark 2022-B37(3)	(3)	Bank of America, National Association(3)
A&R Hospitality Portfolio	BBCMS 2022-C17	BBCMS 2022-C17	Argentic Securities Income USA 2 LLC
Bell Works	Benchmark 2022-B35	Benchmark 2022-B35	LD III Sub VII, LLC
PentaCentre Office	BMO 2022-C2	BMO 2022-C2	RREF IV-D AIV RR, LLC
Riverport Tower(3)	Benchmark 2022-B37(3)	(3)	Goldman Sachs Bank USA(3)
(1)	The identification of a “Transaction / Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.
(2)	The Park West Village whole loan is an AB whole loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related co-lender agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related whole loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The Park West Village Whole Loan”.
(3)	The servicing of each servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder and initial directing party of the Tanger Outlets Columbus whole loan will be Wells Fargo Bank, National Association, as the holder of the related controlling companion loan. The initial controlling noteholder and initial directing party of the Concord Mills whole loan will be Bank of America, National Association, as the holder of the related controlling companion loan. The initial controlling noteholder and initial directing party of the Riverport Tower whole loan will be Goldman Sachs Bank USA, as the holder of the related controlling companion loan. On and after the related servicing shift securitization date, the controlling noteholder of each servicing shift whole loan is expected to be the controlling class representative or other directing holder (or equivalent) under such securitization transaction.

The special servicer, upon non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that such non-binding consultation with a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

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Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to any non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the controlling class representative or the holder of the majority of the controlling class certificates (by certificate balance) (any such loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to the applicable excluded loan or otherwise seek to exert its influence over the special servicer in the event an applicable excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

On the closing date, RREF IV-D AIV RR H, LLC, or its affiliate, is expected to (i) be appointed the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan) and any related serviced companion loans and (ii) purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. Another affiliate of RREF IV-D AIV RR H, LLC and Rialto Capital Advisors, LLC is expected to purchase a portion of the Class D certificates. Rialto Capital Advisors, LLC is expected to act as the special servicer with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loans and it or an affiliate assisted RREF IV-D AIV RR H, LLC, or its affiliate, with its due diligence on the mortgage loans prior to the closing date. Rialto Capital Advisors, LLC is also the initial special servicer with respect to the PentaCentre Office whole loan pursuant to the BMO 2022-C2 pooling and servicing agreement. RREF IV-D AIV RR, LLC (which is also an affiliate of Rialto Capital Advisors, LLC and RREF IV-D AIV RR H, LLC) is also the initial directing holder and initial controlling class representative under the BMO 2022-C2 pooling and servicing agreement.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

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Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the Credit Risk Retention Rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two (2) paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that RREF IV-D AIV RR H, LLC, or its affiliate, will be the B-piece buyer, and it, or an affiliate, will constitute the initial controlling class representative and, therefore, the initial directing holder with respect to the mortgage loans (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan) and the related serviced companion loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the controlling class representative will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related co-lender agreement. See “Pooling and Servicing Agreement—The Directing Holder”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan”.

Rialto Capital Advisors, LLC is expected to act as the special servicer with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted RREF IV-D AIV RR H, LLC (or its affiliate) with its due diligence on the mortgage loans prior to the closing date. Rialto Capital Advisors, LLC is also the initial special servicer with respect to the PentaCentre Office whole loan pursuant to the BMO 2022-C2 pooling and servicing agreement. RREF IV-D AIV RR, LLC (which is also an affiliate of Rialto Capital Advisors, LLC and RREF IV-D AIV RR H, LLC) is also the initial directing holder and initial controlling representative under the BMO 2022-C2 pooling and servicing agreement.

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Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the B-piece buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement governing the servicing of any non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The special servicer (whether the special servicer or a successor) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a companion loan holder, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties;
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including properties that compete with the mortgaged property for tenants and/or customers; and
●	tenants at the mortgaged property may have signed leases or letters of intent at a competing property controlled by the borrower sponsor.
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None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you than an active secondary market for the certificates will develop. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the offered certificates and other CMBS generally (including, without limitation, the application of Rule 15c2-11 under the Securities Exchange Act of 1934, as amended, to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the offered certificates). Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
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●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

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In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor (or its affiliate) had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three (3) of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization, engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

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On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.
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For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or if you buy the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or holders of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount other than a Class X certificate and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine loan lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
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●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.
Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

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The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class or classes of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificate(s).

Interest-Only Class of Certificates	Related Class X Class(es)
Class X-A	Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-D	Class D certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans (in the case of the Class X-A and Class X-D certificates) could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and Class X-D certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows are required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See “Description of the Mortgage Pool—Certain Calculations and Definitions”. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the

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certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first to the Class J-RR certificates, then to the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates to receive payments of principal and interest otherwise payable on their certificates will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-D certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loans that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the

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directing holder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related co-lender agreement and/or intercreditor agreement. With respect to any non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect any non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and any related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases certificateholder voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

The controlling class representative will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans as the directing holder (other than with respect to a non-serviced mortgage loan, the servicing shift mortgage loans and any excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance) is continuing, the controlling class representative will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) is continuing, then the controlling class representative will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

These actions and decisions with respect to which the controlling class representative has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loans), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

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Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event is continuing and by the special servicer if a control termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Similarly, with respect to the servicing shift whole loans, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates.

The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to a non-serviced whole loan or the servicing shift whole loans and in connection with a sale of a defaulted loan, and such rights will be exercised by the controlling class representative for this transaction so long as no consultation termination event is continuing and by the special servicer if a consultation termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder under this securitization transaction, as well as the directing holder (or equivalent entity) under the pooling and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)                   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)               may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)            does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)             may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any

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action whatsoever against the directing holder under this securitization transaction, as well as the directing holder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loans), for the benefit of the holders of any related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender and taking into account the pari passu or subordinate nature of any such related companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to a non-serviced mortgage loan, the operating advisor (if any) appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing holder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event is continuing and other than in respect of any applicable excluded loan as described in this prospectus.

At any time a control termination event is continuing, the holders of the principal balance certificates may generally replace the special servicer without cause, as described in this paragraph. Holders of principal balance certificates evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis may request a vote to replace the special servicer. The special servicer will be terminated and replaced upon receipt of approval by holders of principal balance certificates evidencing (i) at least 75% of a quorum of the certificateholders (which, for this purpose, is the holders of principal balance certificates evidencing at least 75% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis) or (ii) more than 50% of each class of “non-reduced interests” (each class of principal balance certificates outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses).

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of certificates evidencing at least a majority of a quorum (which, for this purpose, is the holders of certificates that (i) evidence at least 20% of the voting rights (taking into

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account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three (3) certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of voting rights may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the voting rights will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the voting rights. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to any non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment

The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related co-lender agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control appraisal period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement or co-lender agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement or co-lender agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional

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expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of any non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;
●	may act solely in its own interests, without regard to your interests;
●	do not have any duties to any other person, including the holders of any class of certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

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The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as property protection advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor. Neither we nor any of our affiliates (except Goldman Sachs Mortgage Company in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the related sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause the Trust REMICs to fail to qualify as REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to a mortgage loan that is comprised of more than one promissory note contributed to this securitization by more than one mortgage loan seller, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one mortgage loan seller contributing a promissory note evidencing such mortgage loan will repurchase, or

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otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” (and solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, such an “ipso facto” provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA or JPMorgan Chase Bank, National Association

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), an originator and the parent of Goldman Sachs Mortgage Company, or JPMorgan Chase Bank, National Association, an originator, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

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JPMorgan Chase Bank, National Association, a sponsor and an originator, is a national banking association. Goldman Sachs Mortgage Company, a sponsor and an originator, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank. The deposits of JPMorgan Chase Bank, National Association and GS Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If JPMorgan Chase Bank, National Association or GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if JPMorgan Chase Bank, National Association or GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship.

The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6). The transfer of the applicable mortgage loans by GS Bank to Goldman Sachs Mortgage Company and by the sponsors to the depositor is not expected to qualify for the FDIC Safe Harbor. The transfers by Goldman Sachs Mortgage Company, Citi Real Estate Funding, Inc. or German American Capital Corporation are not transfers by a bank, and in any event, the FDIC Safe Harbor is non-exclusive. Additionally, in the case of GS Bank, each sponsor and the depositor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by GS Bank to Goldman Sachs Mortgage Company, a sponsor to the depositor and by the depositor to the issuing entity would generally be respected as a sale in the event of a bankruptcy or insolvency of GS Bank, a sponsor or the depositor, as applicable.

A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy or insolvency cases. In this regard, legal opinions on bankruptcy and insolvency law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy or insolvency process. As a result, the FDIC, a creditor, bankruptcy trustee or another interested party, including an entity transferring a mortgage loan, as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful payments on the offered certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a New York common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the former acting general counsel of the FDIC issued a letter (the “Former Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further

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noted that, while the FDIC staff may be considering recommending further regulations under OLA, the former acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Former Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates or for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced companion loan(s) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted serviced whole loan would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, given that, pursuant to the co-lender agreements for the serviced whole loans, the related serviced companion loan holders will not be the related whole loan controlling noteholder, and the trust as holder of the related mortgage loan will be the controlling noteholder (with the right to consent to material servicing decisions and replace the special servicer, as described in this prospectus), with respect to each serviced whole loan, the related serviced companion loan(s) may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to a defaulted mortgage loan and the related serviced companion loans, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable

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to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

In addition, proceeds received from any Mortgaged Property located in a foreign jurisdiction may be reduced by the application of the applicable foreign taxes.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

The IRS has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property”, that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two (2) years after the startup day of the REMIC, all in accordance with the REMIC provisions. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing and ultimate recovery on a Mortgage Loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

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Loan Modifications Related to COVID-19

The IRS has also issued Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower between March 27, 2020 and September 30, 2021, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. Under the revenue procedure, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), and (c) do not result in a deemed reissuance of related REMIC regular interests. Accordingly, the special servicer may grant certain forbearances (and engage in related modifications), whether or not covered under Revenue Procedure 2020-26 and Revenue Procedure 2021-12, with respect to a mortgage loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates. It is unclear whether the IRS will issue new guidance or otherwise extend the application of Revenue Procedure 2020-26 or Revenue Procedure 2021-12, with possible retroactive effect, for forbearances granted after September 30, 2021.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Internal Revenue Code of 1986, as amended (the “Code”), during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the Code.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

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The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Furthermore, consumer and producer prices in the United States are experiencing steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.
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In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations and private banks, and the Russian central bank, which aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased NATO involvement in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or the underlying mortgaged properties.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware, and in some cases are required to be aware, of the investor diligence requirements that apply in the EU (the “EU Due Diligence Requirements”) under the EU Securitization Regulation, and in the UK (the “UK Due Diligence Requirements”) under the UK Securitization Regulation, in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.
●	The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
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●	The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Regulation) being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in the FSMA; (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) alternative investment fund managers as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; (e) FCA investment firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA and as amended (the “UK CRR”); and (f) CRR firms as defined in the UK CRR; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.
●	EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors”. EU Securitization Regulation and UK Securitization Regulation are each a “Securitization Regulation” and EU Due Diligence Requirements and UK Due Diligence Requirements are each “Due Diligence Requirements”, and a reference to the “applicable Securitization Regulation” or “applicable Due Diligence Requirements” means, in relation to an Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.
●	The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:
(a)	in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five per cent. in the securitization, determined in accordance with Article 6 of the applicable Securitization Regulation, and the risk retention is disclosed to the Institutional Investor (the “Risk Retention Requirements”);
(b)	in the case of an EU Institutional Investor, it has verified that the originator, sponsor or SSPE has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation (the “EU Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder. In its report to the European Parliament and Council on the functioning of the EU Securitization Regulation on October 10, 2022, the European Commission stated that it is of the view that an EU Institutional Investor assuming an exposure to any securitization (including where the SSPE and any originator and sponsor are outside of the European Union, as is the case in the transaction contemplated herein) is required to verify compliance in full by the relevant originator, sponsor or SSPE with Article 7 of the EU Securitization Regulation;
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(c)	in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity:
(i)	if established in the UK has, where applicable, made available the information required by Article 7 of the UK Securitization Regulation (the “UK Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder; and
(ii)	if established in a third country has, where applicable, made available information which is substantially the same as that which it would have made available under the UK Transparency Requirements if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and
(d)	in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the applicable Securitization Regulation) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.
●	The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Securitization Regulation, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the due diligence requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management and as otherwise required by the applicable Securitization Regulation.
●	Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.
●	Prospective investors should make themselves aware of the applicable Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.
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●	None of the sponsors, the depositor, nor any other party to the transaction described in this prospectus intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in a manner that would satisfy the either of the Risk Retention Requirements or to take any other action that may be required by Institutional Investors for the purposes of their compliance with any of the Due Diligence Requirements and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with the applicable Due Diligence Requirements. Consequently, the certificates are not a suitable investment for Institutional Investors. As a result, a certificateholder’s ability to transfer its certificates, or the price it may receive upon its sale of certificates, may be adversely affected.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.
●	Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.
●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
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●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.
●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the retaining third-party purchaser will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the retaining third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, the special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement. Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make principal and interest advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

The performance of such parties may also be affected by future events that occur with respect to each such party.

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Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates

If a trust or trust fund issues certificates in book-entry form, you may experience delays in receipt of your payments and/or reports, since payments and reports will initially be made to the book-entry depository or its nominee. In addition, the issuance of certificates in book-entry form may reduce the liquidity of certificates so issued in the secondary trading market, since some investors may be unwilling to purchase certificates for which they cannot receive physical certificates. Additionally, your ability to pledge certificates to persons or entities that do not participate in The Depository Trust Company system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for The Depository Trust Company, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates. See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration” in this prospectus and “Risk Factors—General Risk Factors—Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates” in this prospectus for a discussion of important considerations relating to not being a certificateholder of record.

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Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 39 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of approximately $832,525,276 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan and Whole Loan, the related Due Date in October 2022 (or with respect to any Mortgage Loan or Whole Loan that has its first Due Date after October 2022, the date that would otherwise have been the related Due Date in October 2022 under the terms of that Mortgage Loan or Whole Loan if a monthly payment were scheduled to be due in that month).

Fourteen (14) of the Mortgage Loans (60.3%), are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). Each Pari Passu Companion Loan and Subordinate Companion Loan is referred to as a “Companion Loan” in this prospectus. Each Mortgage Loan and any related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired (or, on or prior to the Closing Date, will be acquired) by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	18	$ 455,412,373	54.7%
German American Capital Corporation	8	163,131,139	19.6
Goldman Sachs Mortgage Company	10	139,166,856	16.7
JPMorgan Chase Bank, National Association	3	74,814,908	9.0
Total	39	$832,525,276	100.0%

(1)	Each Mortgage Loan was originated by its respective mortgage loan seller or its affiliate, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

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The Mortgage Loans and Whole Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan or Whole Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan or Whole Loan, and not against the related borrower’s other assets. The Mortgage Loans and Whole Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans and Whole Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan or Whole Loans.

Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity:

●	The Park West Village Mortgage Loan (7.5%), for which CREFI is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by CREFI, Bank of Montreal and Starwood Mortgage Capital LLC.
●	The 469 7th Avenue Mortgage Loan (5.9%), for which CREFI is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by CREFI and UBS AG.
●	The Katy Mills Mortgage Loan (4.7%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by JPMCB and Bank of America, National Association.
●	The Tanger Outlets Columbus Mortgage Loan (3.8%), for which GSMC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association and GS Bank.
●	The One Campus Martius Mortgage Loan (3.6%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by JPMCB and Morgan Stanley Bank, N.A.
●	The Concord Mills Mortgage Loan (3.0%), for which GACC is the Mortgage Loan Seller, is part of a Whole Loan that was originated by DBRI and Bank of America, National Association.
●	The A&R Hospitality Portfolio Mortgage Loan (1.9%), for which GSMC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by Société Générale Financial Corporation, Bank of Montreal and GS Bank.
●	The Bell Works Mortgage Loan (1.8%), for which CREFI is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by CREFI, Bank of Montreal and Barclays Capital Real Estate Inc.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A-2 and Annex A-3 may not equal the indicated total due to rounding. The information on Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 3, 2022 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics on Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

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All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to each Mortgage Loan with one or more Subordinate Companion Loans is calculated without regard to such Subordinate Companion Loans, unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, to this prospectus, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and generally have not been updated. Certain appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, “—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

“ADR” means, for any hospitality property, average daily rate.

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“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments due for the first 12 payment periods of the Mortgage Loan following the Cut-off Date (but without regard to any leap year adjustments), provided that;

●	in the case of a Mortgage Loan that provides for scheduled amortization payments through maturity, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period;
●	in the case of a Mortgage Loan that provides for interest only payments through maturity, Annual Debt Service (or “Annual Debt Service (IO)” as shown on Annex A-1) means the aggregate interest payments scheduled to be due for the first 12 payment periods of the Mortgage Loan following the Cut-off Date; and
●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period.

Debt service and debt service coverage ratios set forth in this prospectus are calculated using the aggregate of the principal and interest payments due for the first 12 payment periods of the Mortgage Loan or Companion Loan, as applicable, following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, debt service coverage ratios set forth in this prospectus are calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan but without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with Member of the Appraisal Institute (“MAI”) standards. With respect to each Mortgaged Property, the Appraised Value set forth on Annex A-1 to this prospectus is the “as-is” appraised value unless otherwise specified under “Description of the Mortgage Pool—Appraised Value”, and is in each case as determined by an appraisal made not more than seven (7) months from the origination date of the related Mortgage Loan or Whole Loan as described under “Appraisal Date” on Annex A-1 to this prospectus. The appraisals for certain of the Mortgaged Properties may state an appraised value based on hypothetical or other projected values as well as an “as-is” value for such Mortgaged Properties that assumes that certain events will occur with respect to the re-tenanting, construction, renovation or repairs or other repositioning of the Mortgaged Property or which in certain cases may reflect a portfolio premium valuation, and such “retrospective” or other similar values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1 to this prospectus. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 of this prospectus and the related footnotes. In certain cases, with respect to a Mortgage Loan secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value for the portfolio of Mortgaged Properties as a collective whole, which may be higher than the aggregate of the “as-is” appraised value of the individual Mortgaged Properties. In addition, for certain Mortgage Loans, the LTV Ratio at Maturity

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was calculated based on the “as stabilized” appraised value for the related Mortgaged Property. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1 to this prospectus. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of Mortgaged Property as described under the definition of “LTV Ratio at Maturity”.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1 to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Crossed Group” identifies each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other. There are no Crossed Groups in the Mortgage Pool.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 to this prospectus divided by (2) the Appraised Value (which in certain cases, may reflect a portfolio premium valuation) of the related Mortgaged Property or Mortgaged Properties set forth on Annex A-1 to this prospectus, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
●	with respect to the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related values other than the “as-is” Appraised Values, each as set forth in the following table:
Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
325 West Main Street(1)	0.7%	52.2%	$11,000,000	73.6%	$7,800,000

(1)	The Appraised Value (Other Than “As-Is”) reflects the “Prospective Market Value Upon Completion” of $11,000,000 as of June 22, 2023, which assumes completion of the conversion of the Mortgaged Property from a Comfort Suites to a Holiday Inn Express and the planned renovation accompanying such conversion. The Appraised Value (“As-Is”) (without taking into account such assumption) as of June 22, 2022 is $7,800,000.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
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“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
●	With respect to the IPG Portfolio Mortgage Loan (7.2%), the UW NOI Debt Yield based only on the master lease rent, is 11.8%. The UW NOI Debt Yield based on the rents from the underlying tenants (and not the master lease rent) is 11.1%.
●	With respect to the ExchangeRight Net Leased Portfolio #58 Mortgage Loan (3.7%), the UW NOI Debt Yield, based only on the master lease rent, is 11.9%. The UW NOI Debt Yield based on the rents from the underlying tenants (and not the master lease rent), is 10.9%.

“DSCR”, “Debt Service Coverage Ratio”, “Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the DSCR is based on the aggregate Annual Debt Service that is due in connection with such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
●	With respect to the IPG Portfolio Mortgage Loan (7.2%), the UW NCF DSCR, based only on the master lease rent, is 1.84x. The UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent) is 1.64x.
●	With respect to the ExchangeRight Net Leased Portfolio #58 Mortgage Loan (3.7%), the UW NCF DSCR, based only on the master lease rent, is 2.22x. The UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent), is 2.01x.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality and multifamily properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

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“LTV Ratio at Maturity”, “Maturity Date Loan-to-Value Ratio” or “Maturity Date LTV Ratio” with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Maturity Balance of such Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value (which, in certain cases may reflect a portfolio premium valuation) of the related Mortgaged Property or Mortgaged Properties shown on Annex A-1 to this prospectus, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the LTV Ratio at Maturity is based on the aggregate Maturity Balance at maturity and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.
●	with respect to the Mortgage Loans listed in the following table, the respective LTV Ratio at Maturity was calculated using the related values other than the “as-is” Appraised Values, each as set forth in the following table:
Mortgage Loan Name	% of Initial Pool Balance	Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
325 West Main Street(1)	0.7%	43.9%	$11,000,000	61.9%	$7,800,000

(1)	The Appraised Value (Other Than “As-Is”) reflects the “Prospective Market Value Upon Completion” of $11,000,000 as of June 22, 2023, which assumes completion of the conversion of the Mortgaged Property from a Comfort Suites to a Holiday Inn Express and the planned renovation accompanying such conversion. The Appraised Value (“As-Is”) (without taking into account such assumption) as of June 22, 2022 is $7,800,000.

“Maturity Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A-1 to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, rooms or beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of retail, office, industrial and mixed use (to the extent the related Mortgaged Property includes retail or office space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under

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negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan or Companion Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Qualified Opportunity Zone” means as of the Cut-off Date, five (5) of the Mortgaged Properties (11.3%) are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ. See Annex A-1 for information regarding which Mortgaged Properties are located in QOZs as of the Cut-off Date.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1 to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

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“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the loan documents. In certain cases, the account agreement establishing the lockbox account is required to be delivered upon the occurrence of such trigger event(s), rather than at origination.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

The “Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the applicable mortgage loan seller has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten Net Cash Flow is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

●	In the case of the Park West Village Whole Loan (7.5%), the Underwritten Net Cash Flow includes supplemental income reserve disbursements from a supplemental income reserve of $4,920,000.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the applicable mortgage loan seller, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

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The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten Net Operating Income is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

●	In the case of the Park West Village Whole Loan (7.5%), the Underwritten Net Operating Income includes supplemental income reserve disbursements from a supplemental income reserve of $4,920,000.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the applicable mortgage loan seller and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases an appraiser’s estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related mortgage loan seller; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self-storage properties, the applicable mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the applicable mortgage loan seller included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms or (c) in the case of a Mortgaged Property operated as a self-storage property, the number of units for self-storage.

“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

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Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$832,525,276
Number of Mortgage Loans	39
Number of Mortgaged Properties	90
Range of Cut-off Date Balances	$4,025,000 - $62,500,000
Average Cut-off Date Balance	$21,346,802
Range of Mortgage Rates(2)	4.41000% to 7.18650%
Weighted Average Mortgage Rate(2)	5.77118%
Range of original terms to maturity(3)(4)	60 to 121 months
Weighted average original term to maturity(3)(4)	111 months
Range of remaining terms to maturity(3)(4)	58 to 121 months
Weighted average remaining term to maturity(3)(4)	110 months
Range of original amortization terms(4)	300 to 360 months
Weighted average original amortization term(4)	356 months
Range of remaining amortization terms(4)	300 to 360 months
Weighted average remaining amortization term(4)	355 months
Range of Cut-off Date LTV Ratios(2)(5)	32.6% to 74.9%
Weighted average Cut-off Date LTV Ratio(2)(5)	50.8%
Range of Maturity Date LTV Ratios(2)(4)(6)	27.9% to 64.1%
Weighted average Maturity Date LTV Ratio(2)(4)(6)	49.0%
Range of UW NCF DSCR(2)(7)(8)	1.33x to 3.41x
Weighted average UW NCF DSCR(2)(7)(8)	2.03x
Range of UW NOI Debt Yield(2)(8)	9.1% to 21.8%
Weighted average UW NOI Debt Yield(2)(8)	13.3%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon	70.0%
Interest-Only, Amortizing Balloon	10.0%
Full-Term Amortizing Balloon(5)	20.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	With respect to each Mortgage Loan that is part of a Whole Loan, the related Pari Passu Companion Loan (but not any related Subordinate Companion Loan) are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.
(3)	With respect to two (2) Mortgage Loans (3.5%), the initial Due Dates for such Mortgage Loans occur after November 2022. On the Closing Date, the related Mortgage Loan Seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such Mortgage Loan at the related interest rate with respect to the assumed November 2022 payment date (the “Closing Date Deposit Amount”). Information presented in this prospectus reflects the contractual loan terms, however, each such Mortgage Loan is being treated as having an initial Due Date in November 2022.
(4)	Does not include Mortgage Loans that pay interest-only until their maturity dates.
(5)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). With respect to one (1) Mortgage Loan (0.7%), the Cut-off Date LTV Ratio was calculated based upon a valuation other than an “as-is” value of each related Mortgaged Property. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 51.0%.
(6)	With respect to one (1) Mortgage Loan (0.7%), the Maturity Date LTV Ratio was calculated using a value other than “as-is” value of each related Mortgaged Property. The weighted average Maturity Date LTV Ratio for the mortgage pool without making such adjustments is 49.2%.
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(7)	Unless otherwise indicated, the UW NCF DSCR is generally calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.
(8)	Unless otherwise indicated, the Debt Yield on Underwritten NOI for each Mortgage Loan is the related Mortgaged Property’s Underwritten NOI divided by the Cut-off Date Balance of such Mortgage Loan.

The issuing entity will include twelve (12) Mortgage Loans (31.0%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Types	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	10	$216,043,336	26.0%
CBD	3	122,000,000	14.7
Suburban	6	71,043,336	8.5
Medical	1	23,000,000	2.8
Retail	38	$205,741,047	24.7%
Super Regional Mall	2	63,924,908	7.7
Single Tenant	29	52,785,000	6.3
Anchored	4	47,376,139	5.7
Outlet Center	1	31,950,000	3.8
Unanchored	2	9,705,000	1.2
Hospitality	14	$112,693,916	13.5%
Full Service	2	62,500,000	7.5
Extended Stay	5	34,908,250	4.2
Limited Service	7	15,285,666	1.8
Industrial	15	$97,956,856	11.8%
Warehouse/Distribution	6	54,212,636	6.5
Manufacturing	5	32,294,220	3.9
Warehouse	4	11,450,000	1.4
Multifamily	2	$68,800,000	8.3%
High Rise	1	62,500,000	7.5
Student Housing	1	6,300,000	0.8
Other	1	$60,000,000	7.2%
Leased Fee	1	60,000,000	7.2
Self Storage	7	$48,950,000	5.9%
Self Storage	7	48,950,000	5.9
Mixed Use	3	$22,340,121	2.7%
Office/Parking	1	9,990,121	1.2
Office/Industrial	1	7,850,000	0.9
Retail/Multifamily	1	4,500,000	0.5
Total	90	$832,525,276	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.
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With respect to all of the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by any of these property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” and “—COVID Considerations” below.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart:

●	With respect to the One Campus Martius Mortgage Loan (3.6%), Daniel Gilbert, who owns and controls the borrower sponsor and affiliated companies, owns a number of other properties within a five-mile radius that may compete with the Mortgaged Property. The related Mortgage Loan documents do not contain so-called “anti-poaching” provisions to prevent the borrower or its affiliates from steering or directing existing or prospective tenants to the competing properties.
●	With respect to the 5900-5901 Southwest 74th Street Mortgaged Property (1.4%), the related borrower sponsor owns one or more nearby properties that compete with the Mortgaged Property. The related Mortgage Loan documents do not contain so-called “anti-poaching” provisions to prevent the borrower or its affiliates from steering or directing existing or prospective tenants to the competing properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” below.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to the Katy Mills Mortgage Loan (4.7%), one of the related borrower sponsors, Simon Property Group, L.P., owns the Houston Premium Outlets mall, which is directly competitive with the Katy Mills Mortgaged Property.
●	With respect to the Katy Mills Mortgage Loan (4.7%), approximately 7 out of the 135 leases at the Mortgaged Property are occupied on a month-to-month basis.
●	With respect to Concord Mills Mortgage Loan (3.0%), one of the related borrower sponsors, Simon Property Group, L.P., owns both the SouthPark Mall and Charlotte Premium Outlets, which are located within 20 miles of the Mortgaged Property and are directly competitive with the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” below.

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Hospitality Properties

With respect to the hospitality properties set forth in the above chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement. If terminated, securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements.
Mortgaged Property Name	Allocated Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of Related License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Hyatt Regency Jacksonville	$50,000,000	6.0%	12/31/2030	10/6/2027
Residence Inn Melbourne	$18,700,000	2.2%	12/30/2039	10/6/2032
Peery Hotel(1)	$12,500,000	1.5%	12/31/2039	9/6/2032
Residence Inn Florence	$10,000,000	1.2%	6/2/2030	10/6/2032
325 West Main Street(2)	$5,743,916	0.7%	3/6/2028	9/6/2032
A&R Hospitality Portfolio Fairfield Inn Orange Beach	$3,158,750	0.4%	2/12/2035	9/1/2032
A&R Hospitality Portfolio - Home2Suites Mobile	$2,256,000	0.3%	2/28/2037	9/1/2032
A&R Hospitality Portfolio - Home2Suites Daphne	$2,029,000	0.2%	3/31/2040	9/1/2032
A&R Hospitality Portfolio - Staybridge Suites Gulf Shores	$1,923,250	0.2%	5/14/2038	9/1/2032
A&R Hospitality Portfolio - Gulf Shores Motel 6	$1,115,250	0.1%	4/26/2033	9/1/2032
A&R Hospitality Portfolio - Red Roof Pensacola	$1,001,250	0.1%	5/15/2038	9/1/2032
A&R Hospitality Portfolio - Quality Inn Gulf Shores	$766,500	0.1%	3/8/2037	9/1/2032
A&R Hospitality Portfolio - Red Roof Gulf Shores	$695,750	0.1%	3/14/2037	9/1/2032

(1)	The related Mortgaged Property is subject to a franchise agreement with Hilton Franchise Holding LLC.
(2)	With respect to the 325 West Main Street Mortgage Loan (0.7%), the related Mortgaged Property is currently subject to a franchise agreement pursuant to which the Mortgaged Property may be operated as a Comfort Suites (the “Comfort Franchise Agreement”). In connection with the conversion of the Mortgaged Property from a Comfort Suites to a Holiday Inn Express, the related borrower exercised its right to terminate the Comfort Franchise Agreement effective as of March 5, 2023. The related borrower has entered into a new 15-year franchise agreement pursuant to which the Mortgaged Property may be operated as a Holiday Inn Express, provided that, among other conditions, the Mortgaged Property opens as a Holiday Inn Express on or before April 1, 2023 (which deadline was originally July 1, 2022 but which the borrower has indicated has been extended via an email on behalf of the franchisor). The expiration date under the Holiday Inn Express franchise agreement is 15 years from the date of conversion, which is anticipated to be finalized in March 2023. We cannot assure you that the conversion and associated renovations will be completed as expected and/or whether the term under the Holiday Inn Express franchise agreement will commence as anticipated or at all.
●	In each case described above, we cannot assure you the related franchise or management agreement will be renewed or will not be terminated.
●	With respect to the Hyatt Regency Jacksonville Mortgage Loan (6.0%), approximately 34.6% of the underwritten revenue is attributed to food and beverage sales.
●	Hotel properties may be particularly affected by seasonality. The Hyatt Regency Jacksonville Mortgage Loan and the A&R Hospitality Mortgage Loan (collectively, 7.9%) each require seasonality reserves to be funded at origination and/or on an ongoing basis to the extent of available excess cash flow (and/or from a monthly deposit by the borrower during specified months) in an amount specified in the related loan documents. We cannot assure that these reserves will be sufficient to offset any seasonal fluctuations in revenue.
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●	With respect to the A&R Hospitality Portfolio Mortgage Loan (1.9%), the Beachside Gulf Shores Mortgaged Property is operated as an independent, boutique hotel and is unflagged.
●	With respect to the Peery Hotel Mortgage Loan (1.5%), the appraisal noted that a 225 room hospitality property in development approximately one mile from the related Mortgaged Property is expected to open in February 2024 and to be directly competitive with the related Mortgaged Property.
●	With respect to the Peery Hotel Mortgage Loan (1.5%), a portion of the improvements on the Mortgaged Property, including but not limited to two walls of the related hotel building, encroach onto an adjacent property (which such property is not collateral for the Mortgage Loan) owned by the city of Salt Lake City (d/b/a Salt Lake City Corporation) (“SLCC”). The portion of the adjacent property that the improvements encroach upon is subject to a lease (the “SLCC Lease”) between SLCC, as landlord, and the sole member of the related borrower, NBT-ERI Peery, LLC (the “Sole Member”), who was the prior owner of the Mortgaged Property, as tenant. At origination of the Mortgage Loan, (x) the Sole Member assigned its interest in such lease to the related borrower and (y) the related borrower simultaneously entered into a Collateral Assignment of Lease with the lender pursuant to which the related borrower assigned its interest in such lease to the lender. The terms of the lease between the Sole Member and SLCC require the written consent of the other party in connection with an assignment of such lease (such consent not to be unreasonably withheld, delayed or conditioned). The Sole Member did not obtain the consent of SLCC prior to the assignment of its interest in the lease with SLCC to the related borrower. The SLCC Lease currently expires in September 2028, prior to maturity of the Mortgage Loan on October 6, 2032. Pursuant to the Mortgage Loan documents, the related borrower has covenanted to use diligent efforts to enter into (x) a renewal or extension of the SLCC Lease or (y) a replacement lease with SLCC (each of (x) or (y), a “Qualified City Lease”) that has an initial term of ten years (or extends the current term of the SLCC Lease for an additional ten years) and has a total term (inclusive of renewal options) that extends beyond October 6, 2042. In the event that the related borrower does not enter into a Qualified City Lease by November 27, 2022, the Mortgage Loan documents require the related borrower to use commercially reasonable efforts to cause SLCC to consent to the assignment of the SLCC Lease to the related borrower. In the event that SLCC withholds its consent to the assignment of the Sole Member’s interest in the lease to the borrower, the Collateral Assignment of Lease between the borrower and the lender will be rendered invalid. In the event that such Collateral Assignment of Lease is invalidated and/or the borrower fails to enter into a Qualified City Lease prior to the expiration of the SLCC Lease, it is possible that SLCC could require the borrower to remove the portions of the improvements on the Mortgaged Property that encroach on the SLCC’s portion of the adjacent property.
●	With respect to the Residence Inn Florence Mortgage Loan (1.2%), the related Mortgaged Property is subject to a franchise agreement (the “Franchise Agreement”) between the borrower and Marriott International, Inc. (“Marriott”), which expires prior to the loan maturity date. The Mortgage Loan documents require the borrower to deliver to the lender the following items (the “New License Conditions”), each of which is satisfactory to the lender in its commercially reasonable discretion: (i) a replacement franchise agreement with Marriott or a replacement qualified franchisor acceptable to the lender, or the extension of the existing Franchise Agreement, in any case for a term of no less than five (5) years beyond the loan maturity date and which contains market terms consistent with other license agreements being issued by Marriott or any replacement thereof for other properties; (ii) a tri-party agreement or comfort letter issued by Marriott or any replacement qualified franchisor for the benefit of the lender in the identical form provided to lender prior to the loan origination date or otherwise approved by the lender and which relates to the Franchise Agreement, as extended, or any replacement franchise agreement referenced in clause (i) above; and (iii) the continued effectiveness of the related completion guaranty or the entering of an equivalent completion guaranty from the borrower sponsor in form satisfactory to the lender
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for the completion of any PIP requirements required to satisfy any PIP implemented in conjunction with the entering of any extension or replacement franchise agreement as referenced in clause (i) above. It is an event of default under the related Mortgage Loan documents if the borrower fails to satisfy the New License Conditions on or before the date which is 60 days prior to the expiration of the existing Franchise Agreement. Additionally, the Mortgage Loan documents provide recourse to the guarantor and borrower if the Mortgaged Property is, at any point in time, no longer subject to the Franchise Agreement or a replacement license or franchise agreement entered into in accordance with the terms of the Mortgage Loan documents.

●	With respect to the 325 West Main Street Mortgage Loan (0.7%), the related Mortgaged Property is currently subject to a franchise agreement pursuant to which the Mortgaged Property may be operated as a Comfort Suites (the “Comfort Franchise Agreement”). In connection with the conversion of the Mortgaged Property from a Comfort Suites to a Holiday Inn Express, the related borrower exercised its right to terminate the Comfort Franchise Agreement effective as of March 5, 2023. The related borrower has entered into a new 15-year franchise agreement pursuant to which the Mortgaged Property may be operated as a Holiday Inn Express, provided that, among other conditions, the borrower completes the conversion and renovation of the Mortgaged Property and the Mortgaged Property opens as a Holiday Inn Express on or before April 1, 2023 (which deadline was originally July 1, 2022 but which the borrower has indicated has been extended via an email on behalf of the franchisor). The expiration date under the Holiday Inn Express franchise agreement is 15 years from the date of conversion, which is anticipated to be finalized in March 2023. We cannot assure you that the conversion and associated renovations will be completed as expected and/or whether the term under the Holiday Inn Express franchise agreement will commence as anticipated or at all. We cannot assure you as to the effect such conversion will have on the revenue generated by the Mortgaged Property.

Renovations, replacements and other work is ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Renovation and Expansion” below.

Certain of the hospitality Mortgaged Properties may have a parking garage or include restaurants (either as part of the hotel or as tenants). These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

With respect to the industrial properties and mixed use properties with industrial components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

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Multifamily Properties

With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●	With respect to the Park West Village Mortgage Loan (7.5%), as of the rent roll dated July 22, 2022, 418 of the 850 units at the Mortgaged Property are rent stabilized, and the remaining 405 at the Mortgaged Properties are rented at fair market value. Rent stabilized leases at the Mortgaged Property can be one or two years in length at the option of the tenant. The renewal rate that may be charged for a particular rent stabilized apartment is determined by criteria established by the New York City Rent Guidelines Board. The New York City Rent Guidelines Board in New York City sets maximum rates for rent increases once a year which are effective for one or two year leases beginning on or after October 1 each year. Tenants in rent stabilized apartments are entitled to required essential services and lease renewals on the same terms and conditions as the original lease and may not be evicted except on grounds allowed by law. The related borrowers are required to comply with the HSTP Act, which among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. Under the HSTP Act, for certain types of building-wide major capital improvements (“MCIs”) that benefit all of the tenants in a building (such as the replacement of a boiler or plumbing) the landlord may apply to the State of New York Division of Housing and Community Renewal (“DHCR”) to increase the rent of their rent stabilized tenants. The amount that a landlord can raise tenants’ rents due to MCIs is capped at 2% of their current rent per year, and there is no retroactive amount. This cap applies to MCI increases not collected yet that were approved after June 16, 2012. Additionally, MCI increases are now temporary and will be removed from tenants’ rents after 30 years. MCI increases cannot be added to the tenant’s rent if there are any “hazardous” or “immediately hazardous” violations at the building. The landlord must fix these violations before any MCI can be authorized by state regulators. MCI increases are not permitted if fewer than 35% of the apartments in the building are rent regulated. The HSTP Act also restricts landlords’ ability to increase rents for improvements made to individual apartments (“IAIs”) (for example, new flooring, new fixtures or other improvements). The amount by which the landlord can increase the rent is determined by how much the improvements cost. In buildings that contain more than 35 apartments (such as the Mortgaged Properties), the landlord can collect a permanent rent increase equal to 1/180th of the cost of the improvement (maximum $83.33 per month). Before a landlord can collect a rent increase due to an IAI, they must first fix any “hazardous” or “immediately hazardous” violations in the apartment. A landlord can only claim up to three IAIs in a 15-year period, and total costs eligible for a rent increase calculation cannot exceed $15,000 in a 15-year period. Additionally, IAI increases are now temporary and will be removed from tenants’ rents 30 years from the date the increase became effective. A landlord also may increase the rent because of hardship or increased labor costs. These restrictions on the ability of the borrowers to increase rents for MCIs and IAIs under the HSTP Act may discourage the related borrowers from renovating the Mortgaged Properties or otherwise investing in the Mortgaged Properties, which in turn may adversely affect the ability of the Mortgaged Properties to relet vacant units to new tenants.
●	With respect to the CollegePlace Clemson Mortgage Loan (0.8%), the Mortgaged Property is a 96-bed student housing multifamily property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

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Leased Fee Properties

With respect to leased fee properties set forth in the above chart:

●	With respect to the 330 West 34th Street Leased Fee Mortgage Loan (7.2%), the Mortgaged Property consists of a leased fee interest in the land under an office building (as well as a residual interest in the improvements), which land is ground leased by the borrower to Vornado 330 West 34th Street, L.L.C. (together with its successors and assigns as ground lessee, the “Vornado Ground Tenant”) through 2050. The Vornado Ground Tenant owns the improvements during the term of the ground lease. The expiration date of the ground lease is December 31, 2050, subject to three extension options at the Vornado Ground Tenant’s sole option, within a two-year notice period, of 30, 30 and 39 years, respectively, with a final extended maturity date of December 31, 2149. The current ground lease payment is $15,750,000 annually, which commenced as of January 1, 2021 and is determined for each extension term based on 7% of the fair market value of the leased premises as if vacant, unimproved and unencumbered. The Vornado Ground Tenant is disputing the most recent such ground rent determination as described below under “—Litigation and Other Considerations”. The interest of the Vornado Ground Tenant as ground lessee is freely transferable, and may be mortgaged, without the consent of the borrower or the lender or any other restrictions. The ground lease further provides that if any person or entity (together with its affiliates) owns 80% or more of the beneficial interests in both the ground lessor and Vornado Ground Tenant (which could occur through an exercise of the Vornado Ground Tenant’s right of first refusal, described below under “—Tenant Issues—Purchase Options and Rights of First Refusal”) the ground lessor will have no right to serve any notice of default or termination to the prejudice of the interest of any leasehold mortgagee. The Mortgage Loan documents prohibit a transfer of any interest in the borrower that results in such an 80% commonality of interests between the Vornado Ground Tenant and the borrower, unless the foregoing provision limiting the notice of default or termination is deleted by a binding amendment to the ground lease, which has been consented to by the leasehold mortgagee.

In connection with the leased fee structure, the Mortgage Loan documents with respect to the Vornado Ground Tenant and any tenant under a successor ground lease or similar triple net lease of all the Mortgaged Property provide that (1) in each instance where an obligation of the borrower is also obligation of the ground tenant, the lender is required to accept performance by the ground tenant as if performed by the borrower, (2) in each instance where the borrower is required to be reasonable in approving any matter or responding within a certain time frame under the ground lease, the lender is required to be reasonable in approving such matter and respond within a sufficient and reasonable time frame in order for the borrower to be responsive and timely to the ground tenant, (3) in each instance under the Mortgage Loan documents where there is a corresponding lease provision that imposes an obligation on the tenant that is substantially similar to (or covers substantially the same subject matter as) the obligation imposed under the Mortgage Loan documents (e.g. to maintain particular insurance coverages, satisfy requirements for contesting liens and/or repair and maintain the Mortgaged Property), the lender will accept the performance of the ground tenant, in accordance with the terms of the lease, as compliance by the borrower with such obligation, and (4) there will not be a default or event of default of the borrower under the Mortgage Loan documents if it is unable to perform a non-monetary obligation or comply with a non-monetary term or provision of the Mortgage Loan documents due to (A) the borrower not being able to access the Mortgaged Property or the improvements for such purpose under the ground lease, (B) the ground tenant not being required to deliver to the borrower certain documents or perform certain investigations, including under the environmental indemnity or other Mortgage Loan documents, (C) the borrower not having an approval right over the ground tenant’s action, (D) the ground tenant being obligated to perform such action under its ground lease and has failed to do so after the expiration of all applicable notice and grace periods, (E) the ground tenant is not being obligated to perform or take a certain action under the ground lease and the borrower not being permitted under

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the terms of the ground lease to perform or take such action, or (F) the borrower not having the rights to require the tenant to take a certain action; provided in the case of (A) through (E) above, the borrower uses commercially reasonable efforts (which do not include the payment of money to the ground tenant) to diligently exercise all reasonable and applicable remedial rights (if any) available to the borrower under the ground lease and/or applicable law (including, without limitation, the right to terminate the ground lease, subject to the lender’s approval rights) to attempt to compel compliance by the ground tenant.

In addition, with respect to the 330 West 34th Street Leased Fee Mortgage Loan (7.2%), an affiliate of the Vornado Ground Tenant, which affiliate owns an approximately 35.0% indirect ownership interest in the borrower, has a right of first refusal to refinance any mortgage loan on the related Mortgaged Property, including the Mortgage Loan. Such right of first refusal to refinance could delay or impede the refinancing of such Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Self-Storage Properties

With respect to the self-storage properties set forth in the above chart:

●	Certain of the self-storage Mortgaged Properties also derive a portion of the Underwritten Revenue from one or more of (a) rent derived from retail operations and/or (b) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed-used properties set forth in the above chart, the mixed use Mortgaged Properties have one or more retail, multifamily, office, parking and/or industrial components, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Parking Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Parking Properties

With respect to parking properties and mixed use properties with parking components set forth in the above chart:

●	With respect to the Prospero Place and Garage Mortgage Loan (1.2%), the Mortgaged Property includes a 174,700 square foot office building and an adjacent 756-stall parking garage. Parking income was underwritten at 21.9% of effective gross income for the Mortgaged Property and includes various tenant parking agreements for non-reserved and reserved spaces, transient and event parking, 24/7 parking for guests staying at nearby hotels, and parking validations.

See “Risk Factors—Risks Relating to the Mortgage Loans—Parking Properties Have Special Risks”.

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Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	8	9.0%
Bank	4	7.7%
Theater	2	7.7%
Medical, Dental, Physical Therapy or Veterinary Offices or Clinics, Outpatient Facilities, Research or Diagnostic Laboratories or Health Management Services and/or Health Professional Schools	6	7.2%
Gym, Fitness Center or Health Club	5	7.3%
Entertainment Center	1	1.1%
Hair and/or Nail Salon, Spa	1	1.2%
Grocery Store	2	0.7%

The Chesterfield Commons 8 Mortgaged Property (1.5%) includes one or more tenants that operate all or a portion of its space as an on-site gas station and/or an automobile repair and servicing facility.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top 10 Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Cut-off Date Balance per SF/Room/Unit (1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
Park West Village	$62,500,000	7.5%	$220,588	2.60x	32.6%	Multifamily
330 West 34th Street Leased Fee	$60,000,000	7.2%	$2,155	3.41x	38.6%	Other
IPG Portfolio	$60,000,000	7.2%	$57	1.64x	52.3%	Industrial
Hyatt Regency Jacksonville	$50,000,000	6.0%	$78,864	2.22x	45.7%	Hospitality
469 7th Avenue	$49,000,000	5.9%	$364	1.41x	52.4%	Office
Wells Fargo Center Tampa	$43,000,000	5.2%	$187	1.60x	59.4%	Office
CityLine Extra Closet Storage Portfolio	$43,000,000	5.2%	$70	1.84x	59.7%	Self Storage
Katy Mills	$38,924,908	4.7%	$110	2.91x	33.0%	Retail
Tanger Outlets Columbus	$31,950,000	3.8%	$200	1.90x	58.5%	Retail
ExchangeRight Net Leased Portfolio #58	$31,135,000	3.7%	$98	2.01x	48.7%	Retail
Top 5 Total/Weighted Average	$281,500,000	33.8%		2.29x	43.9%
Top 10 Total/Weighted Average	$469,509,908	56.4%		2.19x	47.1%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Cut-off Date Balance Per SF/Room/Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans are with respect to the Park West Village Mortgage Loan, 1.34x and 63.5%, respectively.

See “—Assessments of Property Value and Condition” for additional information.

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For more information regarding the ten largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of the Top 15 Mortgage Loans” on Annex A-3. Other than with respect to the top 10 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.6% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include nine (9) Mortgage Loans (24.0%), set forth in the table below titled “Multi-Property Mortgage Loans”, which are each secured by two (2) or more properties.

The table below shows each individual Mortgage Loan that is secured by two (2) or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Cut-off Date Balance	Approx. % of Initial Pool Balance
IPG Portfolio	$60,000,000	7.2%
CityLine Extra Closet Storage Portfolio	$43,000,000	5.2%
ExchangeRight Net Leased Portfolio #58	$31,135,000	3.7%
A&R Hospitality Portfolio	$15,750,000	1.9%
Stone Street Portfolio	$13,400,000	1.6%
IPR Portfolio	$11,450,000	1.4%
South Loop & Bloomingdale	$9,750,000	1.2%
Indiana Ardena Portfolio	$9,705,000	1.2%
CityLine Abe’s Storage Portfolio	$5,950,000	0.7%
Total	$200,140,000	24.0%

In some cases, an individual Mortgaged Property may be comprised of two (2) or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Dent Medical Center Mortgaged Property (2.8%), the related Mortgaged Property is comprised of more than one parcel.

Three (3) groups of Mortgage Loans (20.0%), set forth in the table below entitled “Related Borrower Loans”, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 11.5% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

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Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Katy Mills	$38,924,908	4.7%
Tanger Outlets Columbus	31,950,000	3.8
Concord Mills	25,000,000	3.0
Total for Group 1:	$95,874,908	11.5%
Group 2:
CityLine Extra Closet Storage Portfolio	$43,000,000	5.2%
CityLine Abe’s Storage Portfolio	5,950,000	0.7
Total for Group 2:	$48,950,000	5.9%
Group 3:
Bloomington IRS	$12,000,000	1.4%
Union Road Plaza	9,476,139	1.1
Total for Group 3:	$21,476,139	2.6%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The following table shows the states that have concentrations of Mortgaged Properties that secure approximately 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	8	$217,376,139	26.1%
Florida	7	$127,484,612	15.3%
Michigan	7	$58,128,631	7.0%
Texas	4	$50,526,908	6.1%
Illinois	10	$44,376,539	5.3%
Ohio	4	$41,806,856	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout seventeen (17) other states, with no more than approximately 4.0% of the Initial Pool Balance secured by Mortgaged Properties located in any such jurisdiction.

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Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in Texas, Arizona, California and Utah are more susceptible to certain hazards (such as earthquakes and/or wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states, which include Mortgaged Properties located in, for example, New York, Texas, California, Florida and Louisiana, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic States and in the Gulf Coast region, have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	Mortgaged Properties located in an area covering the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.
●	Six (6) Mortgaged Properties (4.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 13.0% (or 25.0% in the case of the Peery Hotel Mortgaged Property (1.5%)).

Mortgaged Properties With Limited Prior Operating History

Forty-four (44) Mortgaged Properties (24.0%) have a limited operating history (i.e., less than 18 most recent months of recent historical financials), as follows:

●	Each of the IPG Portfolio (7.2%), IPR Portfolio (1.4%), 4023 Oak Lawn Avenue (1.2%) and 1 Paramount Drive (0.7%) Mortgaged Properties is a single tenant property subject to a double-net, triple-net or absolute-net lease with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.
●	Each of the IPG Portfolio (7.2%), ExchangeRight Net Leased Portfolio #58 (3.7%), IPR Portfolio (1.4%), Indiana Ardena Portfolio (1.2%) and 1 Paramount Drive (0.7%) Mortgage Loans is secured by Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.
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●	The 330 West 34th Street Leased Fee (7.2%) Mortgaged Property is secured by the borrower’s leased fee interest in land and the related Mortgage Loan was underwritten based on the triple net ground lease.
●	The commercial tenants at each Stone Street Portfolio Mortgaged Property (1.6%) recently executed new leases.

Tenancies-in-Common or Diversified Ownership

Each of the Park West Village Mortgage Loan (7.5%), Wells Fargo Center Tampa Mortgage Loan (5.2%), Gateway Hanover Mortgage Loan (2.2%), 850 Technology Way Mortgage Loan (0.9%) and the CollegePlace Clemson Mortgage Loan (0.8%) has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

With respect to the 5900-5901 Southwest 74th Street Mortgage Loan (1.4%), more than 20 individuals and entities have direct ownership interests in the related borrower.

With respect to the 850 Technology Way Mortgage Loan (0.9%), the filing of a proceeding to partition all or any portion of the related Mortgaged Property or any action to compel the sale thereof will not be deemed an event of default under the related Mortgage Loan documents if the related borrower vacates and/or dismisses such partition within 30 days after such partition is filed (which such 30 day period may be extended for a period not to exceed an additional 60 days if the related borrower is diligently pursuing such vacation or dismissal).

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests and Other Shared Interests

Each of the 469 7th Avenue Mortgage Loan (5.9%), the One Campus Martius Mortgage Loan (3.6%), A&R Hospitality Portfolio Mortgage Loan (1.9%) and the Stone Street Portfolio Mortgage Loan (1.6%) is secured, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●	With respect to the A&R Hospitality Portfolio Mortgage Loan (1.9%), the Staybridge Suites Gulf Shores Mortgaged Property is subject to a three-unit mixed use land condominium regime comprised of the Mortgaged Property and two non-collateral retail parcels. The borrower holds a 49.7% ownership interest in the related condominium association and does not control the related condominium board. However, certain major decisions require the consent of the borrower, including any amendment to the related condominium declaration. In addition, any material amendments to the related condominium documents require the consent of the lender. The Mortgage Loan documents provide full recourse to the borrowers and guarantor for the payment of the allocated loan amount applicable to the Staybridge Suites Gulf Shores Mortgaged Property, together with any applicable yield maintenance, if (i) the condominium documents are amended or (ii) the related condominium regime is terminated, in either instance without the lender’s prior written consent in any manner that materially adversely affects the borrowers’ rights. Notwithstanding the foregoing, we cannot assure you that the related borrowers or the non-recourse carveout guarantor will perform its related recourse obligations if required to do so under the Mortgage Loan documents.
●	With respect to the Bell Works Mortgaged Property (1.8%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time other than the 60 days prior to a securitization of the Mortgage Loan, the borrower may record condominium
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documents whereby it imposes a condominium regime on its fee interest in the Mortgaged Property, which regime will consist of two units, one of which will consist of the air rights above the improvements (the “Upper Unit”) and the other will consist of all of the real property and improvements at the Mortgaged Property which are not included in the Upper Unit after which the borrower may obtain the release of the Upper Unit, provided that, among other conditions: (i) the borrower delivers a REMIC opinion, and (ii) if requested by the lender, the borrower delivers a rating agency confirmation with respect to the implementation of the condominium conversion.

●	With respect to the Stone Street Portfolio Mortgage Loan (1.6%), two of the three Mortgaged Properties are subject to condominium regimes. The 1 Hanover Square Mortgaged Property consists of one unit in a two-unit retail condominium. The borrower holds a 31.1 % aggregate percentage interest in the common elements of the condominium and does not control the related condominium board. However, certain major decisions require the consent of the borrower, including any amendment to the related condominium declaration. The 54 Stone Street Mortgaged Property consists of four units (two residential, one retail and one cellar) in a seven-unit mixed use condominium. An unaffiliated third party (“Other Owner”) owns the other three units. The borrower holds a 49.714% aggregate percentage interest in the common elements of the condominium. As of the Mortgage Loan origination date, a condominium association is not currently operational at the 54 Stone Street Mortgaged Property and the management of the condominium is undertaken by the borrower and the Other Owner. Any material amendments to the related condominium documents for the 1 Hanover Square Mortgaged Property and the 54 Stone Street Mortgaged Property require the consent of the lender. In addition, the borrower may not, without at least 10 days’ prior written notice to the lender in accordance with the terms of the Mortgage Loan agreement, allow for the implementation of the related condominium association for the 54 Stone Street Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	89	$822,525,276	98.8%
Leasehold	1	10,000,000	1.2
Total	90	$832,525,276	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.
(2)	For purposes of this prospectus, an encumbered interest will be characterized as “fee” or “fee simple” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases, except as noted below or in the exceptions, if any, to representation and warranty number 34 on Annex D-1, representation and warranty number 34 on Annex E-1 and representation and warranty number 36 on Annex F-1 located on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into

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account all freely exercisable options) and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the 4023 Oak Lawn Avenue Mortgage Loan (1.2%), the Mortgage Loan is secured by the borrower’s leasehold interest in the related Mortgaged Property pursuant to a ground lease between the borrower, as ground lessee, and Miramar Oak Lawn Investors, LLC, as ground lessor, that expires December 31, 2042, subject to three remaining five-year extension options. Annual ground rent is approximately $943,800, subject to a schedule of escalations set forth in the ground lease. The ground lease may be assigned to the lender in connection with the exercise of remedies under the Mortgage Loan documents without the ground lessor’s consent. Any other assignee is required to be a person which, in ground lessor’s good faith reasonable judgment, has sufficient knowledge, skill, experience and financial resources effectively to manage and operate the leasehold interest in the improvements, whether directly or through competent third parties engaged by such person, in accordance with its permitted use, all in accordance with the provisions of the ground lease. The ground lease does not provide that the lender is entitled to a new lease generally upon termination of the ground lease, but the ground lessor is required to enter into a new lease with the lender (i) upon termination of the ground lease resulting from a default by the ground lessee thereunder or (ii) due to a rejection of the ground lease in a bankruptcy proceeding. The borrower subleases the Mortgaged Property to Equinox Park Place, Inc. (“Equinox”) pursuant to a sublease between the borrower, as sublessor, and Equinox, as sublessee, which sublease is coterminous with the ground lease and is subject to three remaining five-year extension options. Annual sublease rent is approximately $2,441,344, subject to a schedule of escalations set forth in the sublease.

With respect to the Prospero Place and Garage Mortgage Loan (1.2%), the Mortgaged Property is subject to two separate ground leases in connection with two PILOT agreements as described under “—Real Estate and Other Tax Considerations”. Upon expiration of the terms of the respective ground leases, the related borrowers have the right to purchase the underlying fee interest for a nominal amount equal to $1,000 plus the cost to cure any monetary defaults for sums due to the ground lessor and the costs of the ground lessor in transferring the fee interest.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

COVID Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the mortgage loans. As a result, we cannot assure you that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates. For example:

●	With respect to the Concord Mills Mortgage Loan (3.0%), the landlord agreed to defer base rent and other charges for certain months in 2020 and 2021 for AMC Theatres, the third largest tenant at the Mortgaged Property, resulting in a total deferred amount of $1,412,480. Commencing as of July 2021 and continuing through and including November 2023, AMC Theatres is required to pay $48,706.20 monthly in addition to its base rent and other charges due each month during such period. In addition, the fifth largest tenant at the Mortgaged Property, Dave & Buster’s, agreed to repay outstanding deferred rent due to the landlord totaling approximately $949,783 in equal monthly payments of $55,870 between July 2021 and continuing through and including November 2022.
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●	With respect to the 4023 Oak Lawn Avenue Mortgage Loan (1.2%), in March 2021, the borrower, as sublandlord, entered into an amendment of its sublease with Equinox, the sole subtenant at the Mortgaged Property, that included a partial abatement and deferral of base rent during the period of April 1, 2020 through December 31, 2021. The amendment requires Equinox to repay a total deferred amount of $1,220,671.98 over the course of 36 installments, in addition to the base rent due each month during such period, commencing in April 2022.

See “Description of the Top 15 Mortgage Loans” on Annex A-3 for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties.

See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than fourteen (14) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, and such ESAs may have recommended continuing implementation of an operations and maintenance plan and, in some cases, minor cost abatements depending on the property use and/or age. For some of the mortgaged real properties, the related ESAs may have noted that onsite underground storage tanks or leaking underground storage tanks previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as experience with past investigations, cleanups or other response actions, the quantities or types of hazardous materials involved, the absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action. In some such cases, even where regulatory closure was documented for past incidents the ESAs may have reported that requests to governmental agencies for any related files are pending. However, those ESAs nevertheless concluded that such incidents were not likely to be significant at the time they were prepared. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

With respect to the IPG Portfolio Mortgage Loan (7.2%), the ESA identifies as a REC for the Marysville Mortgaged Property its long history of industrial use, which included (i) the significant use, storage, and handling of chemicals, (ii) reports of potential chemical releases, (iii) reports of poor housekeeping and (iv) the closure of several underground and aboveground storage tanks for which no documentation was available. A phase II environmental site assessment (“Phase II ESA”) was conducted at the related Mortgaged Property to further investigate potential impacts associated with such Mortgaged Property’s significant industrial history. The Phase II ESA identified impacts to soil and soil vapor above applicable standards. Based on the results of the Phase II ESA, the Phase II ESA consultant recommended conducting a BEA for such Mortgaged Property, which would allow the person(s) on whose behalf it is performed, such as a new owner or operator, to purchase or begin operating at the Mortgaged Property without taking on liability for historic impacts. The BEA process requires the preparation of a Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property. As part of the DCP process, the Phase II ESA consultant recommended conducting additional investigation to evaluate the vapor intrusion pathway in the vicinity of Building 41A at the related Mortgaged Property. The Phase II ESA consultant estimated the cost to conduct such additional investigation and, if necessary, to design and install a Sub-Slab Depressurization System (“SSDS”) to address any vapor intrusion concerns, to be $125,000 to $200,000. The borrower has agreed under the IPG Portfolio Mortgage Loan documents to cause Intertape Polymer Group (“IPG”), the sole tenant at the

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Mortgaged Property, pursuant to such tenant’s lease, to perform such additional investigation by November 28, 2022 and to commence the next required or recommended investigation, remediation, or mitigation, if any, within 60 days after completion of consultant’s written report of initial further investigation. The borrower has also agreed to cause IPG to perform the BEA by November 13, 2022 and to prepare the DCP by March 28, 2023. Should IPG fail to fulfill its responsibility to address the identified environmental conditions in such time periods, then the borrower is obligated to complete such investigations and/or remediations within at least 90 days after the expiration of the time periods for completion provided to IPG. The ESA also identified as a controlled REC for the related Mortgaged Property residual impacts to soil and groundwater in an area formerly used for hazardous waste storage and where six underground storage tanks (“USTs”) had historically operated. This area underwent investigation and remediation pursuant to the Resource Conservation and Recovery Act Corrective Action program in the late 1990s through the mid-2000s. The soil and groundwater impacts investigated and remediated in this area were granted closure by the governing agency in 2007 subject to the implementation of a restrictive covenant that prohibits non-industrial use of the applicable portion of the related Mortgaged Property as well as activities that may cause exposure to residually-impacted soil or groundwater. Given that closure has been granted for the former hazardous waste storage area and related USTs, and that a restrictive covenant remains in place to address any residual impacts, the ESA consultant determined that no further investigation was necessary in relation to this matter; however, the consultant did recommend continued implementation of the restrictive covenant requirements placed upon the related Mortgaged Property. The borrower is obligated to comply with such restricted covenant requirements pursuant to the terms of the Mortgage Loan documents.

With respect to the IPG Portfolio Mortgage Loan (7.2%), the ESA identifies as RECs for the Menasha Mortgaged Property: (1) a fuel oil UST historically used at the site and later closed in place during the 1980s, but for which no closure documentation or confirmation sampling appeared to have been completed, and (2) petroleum impacts to soil near the rail unloading area on the south side of the site, which were granted closure in 1997 without remediation or soil management obligations, but for which the investigation and lack of remediation/soil management obligations would not likely meet current standards. To assess these RECs, a Phase II ESA was conducted at the related Mortgaged Property, which identified constituents in soil and groundwater above applicable standards. No further investigation was recommended in relation to the minimal and low-level soil impacts identified. To confirm groundwater findings, the Phase II ESA consultant recommended that groundwater monitoring be conducted. The cost to conduct this additional groundwater monitoring, which included the installation of five monitoring wells and quarterly sampling for relevant constituents of concern for a two-year period, was estimated to be $55,000 to $75,000. The related Phase II ESA consultant also recommended that the results of the Phase II be submitted to the governing authority. The borrower has agreed under the IPG Portfolio Mortgage Loan documents to cause IPG, the sole tenant at the Mortgaged Property, pursuant to such tenant’s lease, to install and sample the monitoring well by November 28, 2022 and to report sampling results to the Wisconsin Department of Natural Resources (“WDNR”) within 30 days after the later of the time the consultant prepares the report on sampling, or any further pre-reporting sampling recommended by consulting is performed. The borrower has also agreed to cause IPG to commence any post-reporting sampling or actions required by WDNR within 60 days after written direction of such requirement from WDNR, promptly perform any further actions required by WDNR, and diligently pursue no further action letter or equivalent from WDNR. Should IPG fail to fulfill its responsibility to address the identified environmental conditions in such time periods, then the borrower is obligated to complete such investigations and/or remediations within at least 90 days after the expiration of the time periods for completion provided to IPG.

With respect to the One Campus Martius Mortgage Loan (3.6%), the related ESA identified a REC at the Mortgaged Property relating to historic onsite activities of various commercial purposes, none of which has been specifically identified as potential sources of contamination. According to the ESA, the most recent baseline environmental assessment (“BEA”) was conducted by the Michigan Department of Environment, Great Lakes, and Energy (“MEGLE”) and prepared for the Mortgaged Property in January 2015 (the “2015 BEA”). The 2015 BEA indicated that soil contamination identified in the fill materials exceeded MEGLE’s residential and nonresidential cleanup criteria. The ESA notes that while it is likely the contamination was mitigated or removed during the development of the current improvements at the

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Mortgaged Property, no soil sampling has been conducted for confirmation. The ESA concluded that the confirmed contamination at the Mortgaged Property exceeding regulatory cleanup criteria constitutes a REC at the Mortgaged Property; however, the ESA notes that the 2015 BEA provides innocent owner liability protection with MEGLE, who has jurisdictional oversight and has not required additional evaluation or assessment based on the findings of the prior subsurface investigation presented in the 2015 BEA. The ESA did not recommend any further action.

With respect to the Bell Works Mortgage Loan (1.8%), the ESA identifies as a REC for the Mortgaged Property elevated levels of perfluorooctanoic acid (“PFOA”) and perfluoro octane sulfonate (“PFOAS”) identified in site groundwater and associated with historic operations. These impacts, along with numerous other Areas of Concern (“AOCs”) were identified during environmental investigations conducted at the Mortgaged Property between 1994 and 2015 pursuant to the requirements of the New Jersey Property Transfer Act. By November 2021, all AOCs, with the exception of the PFOA and PFOAS impacts to groundwater, had been issued limited restricted use closure under a Response Action Outcome (“RAO”). According to the ESA, these RAOs establish Deed Notices (“DN”), which restrict use of the AOCs to, for example, commercial/industrial uses, and/or establish Classification Exception Areas (“CEAs”), which serve as an institutional control identifying groundwater impacts in a local area and restrict certain groundwater related activities such as the installation and use of wells. The PFOA and PFOAS impacts to groundwater are still undergoing remedial investigation under the oversight of an environmental consultant licensed by New Jersey to oversee environmental investigation and cleanups. The ESA identifies the party responsible for such groundwater impacts as Nokia of America Corp. Given the identification of a responsible party unrelated to the borrower, and the oversight of ongoing remedial investigations by a New Jersey licensed environmental professional, the ESA consultant determined that no further investigations were warranted, but recommended continued monitoring of the ongoing investigation and following and maintaining the DN and CEA related requirements.

With respect to the IPR Portfolio Mortgage Loan (1.4%), the ESA for the 4086 Michigan Ave Mortgaged Property identified a REC at such Mortgaged Property relating to historic onsite activities of various industrial purposes, none of which has been specifically identified as potential sources of contamination. According to the ESA, subsurface investigations conducted at such Mortgaged Property between 1995 and 2008 identified volatile organic compounds (“VOCs”), semi-VOCs, polynuclear aromatic hydrocarbons, polychlorinated biphenyls and metals in soil and groundwater at concentrations exceeding current regulatory criteria and/or volatilization to indoor air pathway screening levels (“VIAPSLs”). The exceedances of current regulatory criteria qualify the Mortgaged Property as a “Facility” as defined in the MEGLE regulations. The sole tenant at the Mortgaged Property, IPR - Detroit, submitted a BEA for the Mortgaged Property in November 2008 to obtain liability protection for preexisting impacts related to the historical operations. Exceedances of current non-residential VIAPSLs for benzene, ethylbenzene, and tetrachloroethylene were identified at sampling locations in the western and southeastern portions of the improvements at the Mortgaged Property. The ESA concluded that the confirmed contamination at the Mortgaged Property exceeding regulatory cleanup criteria constitutes a REC at the Mortgaged Property; however, the ESA notes that the 2008 BEA provides innocent owner liability protection with MEGLE, who has jurisdictional oversight and has not required additional evaluation or assessment based on the findings of the prior subsurface investigation presented in the 2008 BEA. The ESA did not recommend any further action. In addition, in April 2022, a consultant performed a limited vapor intrusion assessment at such Mortgaged Property, which used sub-slab soil gas probes to extract samples, and analyzed the samples from various locations for the respective contaminants (benzene, ethylbenzene and tetrachloroethylene) that had previously been found in similar locations. The assessment detected each of such contaminants, however, such contaminants were below the respective non-residential VIAPSLs for such contaminants. In connection with its acquisition of the Mortgaged Property, the borrower submitted a new BEA for the Mortgaged Property in August 2022.

With respect to the IPR Portfolio Mortgage Loan (1.4%), the ESA for the 4520 and 4804 North State Road 37 Mortgaged Property identified two 10,000-gallon fuel tanks that are over thirty-three years old and a septic system that received drainage from areas that were used as an automobile dealership and repair facility and a manufacturing facility during historic operations at the Mortgaged Property. An opinion of probable cost concluded that a reasonable worst-case scenario estimate for investigation and

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remediation of such characteristics of the Mortgaged Property would be approximately $700,000. At origination of the Mortgage Loan, a pollution legal liability insurance policy in the name of the lender and its successors and assigns was obtained from Siriuspoint Specialty Insurance Corporation in the amount of $2,000,000 per incident and in the aggregate, with a term ending September 14, 2035, and a deductible of $25,000 per incident.

With respect to the 4023 Oak Lawn Avenue Mortgage Loan (1.2%), the related ESA identified a REC in connection with the historic operation of the Mortgaged Property as an auto service facility from the 1930’s until 2008 and recommended subsurface investigations be conducted to determine the absence or presence of petroleum hydrocarbons at the Mortgaged Property. An additional REC was identified in connection with voluntary cleanup of a leaking petroleum storage tank condition at the Mortgaged Property in 2007 under Texas Commission on Environmental Quality (“TCEQ”) oversight, which lacked a vapor encroachment assessment as part of TCEQ’s underground storage tank closure. The environmental consultant recommended subsurface investigations be conducted to determine the absence or presence of a vapor encroachment condition at the Mortgaged Property.

With respect to the South Loop & Bloomingdale Mortgage Loan (1.2%), the ESA identifies as a controlled REC for the South Loop Retail Mortgaged Property, residual impacts to site soils associated with a heating oil UST and/or fill material historically located onsite. The UST was installed on the Mortgaged Property in 1960 and removed in 1998. At the time of removal, impacts to site soils and groundwater were identified, which were considered to also be attributable to fill material historically placed on the Mortgaged Property. Groundwater impacts were determined to be below standards applicable to the Mortgaged Property. Remedial activities were conducted to address impacted soils, and the Illinois Environmental Protection Agency issued a No Further Remediation (“NFR”) determination for the Mortgaged Property on August 23, 2008. Issuance of this NFR was contingent upon the implementation at the Mortgaged Property of various engineering and institutional controls designed to address residual environmental impacts associated with the UST and/or the historic fill. Such controls include coverage of residually impacted areas by the building and parking lot and by landscaped areas with three feet of clean fill, restriction of the Mortgaged Property to commercial use and restriction on the use of groundwater at the Mortgaged Property. Given that this matter received closure from the governing authority and that institutional and engineering controls are in place to address any residual impacts, the related ESA consultant concluded that no further investigation into this matter was warranted; however, the consultant recommended the continued implementation of the engineering and institutional controls currently in place at the Mortgaged Property.

With respect to the Elyria Industrial Mortgage Loan (1.0%), the related ESA identified multiple RECs in connection with the historic and current industrial and manufacturing uses at the Mortgaged Property as (i) a cold rolled steel mill with furnace and pickling operations, (ii) a railroad roundhouse and (iii) a manufacturer of heaters and air conditioning units. Eleven of the 16 RECs are directly attributed to previous (most recently in 2016 and 2018) environmental investigations which found volatile organic compounds in soil and groundwater samples at the Mortgaged Property at concentrations exceeding relevant standards. The remaining five (5) RECs imply potential subsurface contamination related to unknown housekeeping practices and conditions of (a) a former hazardous waste storage building, (b) at a former oil house and electric shop, (c) historical oil above-ground storage tanks and (d) a former pickle house and maintenance area. The State of Ohio (“SOH”) provided a grant of $300,000 to the borrower sponsor to help remediate existing environmental issues at the Mortgaged Property. In addition, the borrower reserved approximately $541,875 at origination, representing 125% of the environmental consultant’s estimated cost to complete the remediation and obtain a Covenant Not to Sue and No Further Action Letter from the SOH within approximately 12-24 months. To the extent the cumulative amount of funds available to the borrower pursuant to the grant agreement with the SOH and the amount maintained in the environmental reserve is less than 125% of the estimated cost to remediate the environmental conditions, as determined by an environmental consultant reasonably satisfactory to the lender, the borrower will be required to deposit the difference into the environmental reserve within ten (10) business days of the receipt of notice from the lender.

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Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”) required by the franchisors.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance and (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the Park West Village Mortgage Loan (7.5%), the related Mortgaged Property is currently subject to an estimated $7.9 million renovation plan, which consists of (i) major renovation units intended to combine multiple vacant units into entirely new units and (ii) light renovations such as new appliances, countertops, removal of carpeting and lighting upgrades, among others. The related borrowers have executed the major renovation strategy on 12 units to date with 55 major renovation units remaining, which will be combined into 27 total units. For the light renovations, the related borrowers have completed 17 units to date with 270 light renovation units remaining. We cannot assure you that these renovations will be completed as expected and/or that there will be any corresponding increase in rent following such renovations.

With respect to the Residence Inn Melbourne Mortgaged Property (2.2%), in lieu of an upfront escrow, the borrower funded an approximately $4.4 million cash deposit at origination in connection with a PIP anticipated to be required by Marriott (the related property manager) in 2024 and 2025. The PIP is expected to include, among other things, common area and grounds updates and significant room renovations (the “2024/2025 Renovations”). The borrower is permitted to replace all or a portion of the cash deposit with an acceptable letter of credit. To the extent the lender determines additional funds are necessary to complete the 2024/2025 Renovations, the borrower will be obligated to deposit such additional amount (or provide a new or replacement letter of credit) within 30 days of written notice. Once in any 12-month period, the borrower may request a dollar-for-dollar reduction in the face amount of any letter of credit equal to the costs for the improvements that have been completed. In addition, the borrower is permitted to obtain future unsecured debt from one or more affiliates in connection with the completion of the 2024/2025 Renovations. See “—Additional Indebtedness—Other Unsecured Indebtedness” below.

With respect to the Gateway Hanover Mortgage Loan (2.2%), the lease for the second largest tenant at the related Mortgaged Property, Dick’s Sporting Goods, representing approximately 20.8% of the net rentable square footage, requires the borrower to build out such tenant’s space, to reseal and restripe the parking area and to perform work necessary to bring the common areas at the Mortgaged property into compliance with the Americans with Disabilities Act. The required work is estimated to cost approximately $2,574,889.60. In accordance with the acquisition of the Mortgaged Property, the seller was required to place 110% of the anticipated cost of such work into a third party escrow for the benefit of the borrower, which third party escrow was collaterally assigned to the lender in connection with the origination of the Mortgage Loan. The borrower is required to complete such work by February 1, 2023, pursuant to the Dick’s Sporting Goods lease, but we cannot assure you that the work will be completed by such deadline if at all, or that such tenant will occupy its space and begin paying rent pursuant to its lease as anticipated or at all. In the event such work is not completed by February 1, 2023, the related borrower is obligated to pay to Dick’s Sporting Goods upon demand an amount equal to $3,500 multiplied by a number of days commencing on February 1, 2023 and continuing through the date on which the borrower completes the required work. If the related borrower fails to complete the work and deliver the premises to Dick’s Sporting Goods within 180 days following February 1, 2023, then Dick’s Sporting Goods will have the right to terminate its lease upon notice to the borrower.

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With respect to the Residence Inn Florence Mortgaged Property (1.2%), the borrower reserved $528,983 at origination in connection with a franchise-mandated PIP to be completed prior to the end of 2026 (the “2026 PIP”). Once a final budget and scope of improvements have been determined in relation to the 2026 PIP, the borrower will have the right to deposit any additional amounts in the PIP reserve such that the total balance is equal to 120% of the estimated cost.

With respect to 325 West Main Street Mortgage Loan (0.7%), the Mortgaged Property is currently subject to an estimated $2,067,936 franchise-mandated PIP which is required to be completed by April 1, 2023 (which deadline was originally July 1, 2022 but which the borrower has indicated has been extended via an email on behalf of the franchisor) in connection with the conversion of the Mortgaged Property from a Comfort Suites to a Holiday Inn Express. The work involves renovations to the guest rooms, bathrooms, corridors, and common areas of the Mortgaged Property. At origination of the Mortgage Loan, approximately $2,263,880 was reserved in connection with such renovation work.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller or other originator obtained a current (within seven (7) months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within thirteen (13) months of the Cut-off Date. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate

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Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. For example, in this regard we note the following:

In New York City, a permanent or temporary certificate of occupancy is required for the lawful occupancy of a building that was built or significantly altered after 1938, including the 469 7th Avenue Mortgaged Property (5.9%). A permanent certificate of occupancy had been issued by the City of New York Department of Buildings for the Mortgaged Property, most recently in 1988. According to the borrower’s architect, that permanent certificate of occupancy remains in effect for the originally approved uses of the Mortgaged Property. A temporary certificate of occupancy was issued on October 1, 2014, in connection with work at the Mortgaged Property required under the lease with the City of New York. The temporary certificate of occupancy reflecting the alterations was not renewed when it lapsed in January 2015. Were enforcement action to be taken, the second floor of the Mortgaged Property (which is a portion of the space leased to the City of New York, for occupancy by the New York City Police Department) could not be lawfully occupied until issuance of a valid temporary certificate of occupancy. An August 23, 2022 letter from the borrower’s architect states that an inspection of the Mortgaged Property on August 15, 2022 identified three items that the borrower was required to correct before the temporary certificate of occupancy is issued, and the architect’s letter states that all such items were corrected.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 24 on Annex D-1, representation and warranty number 24 on Annex E-1 and representation and warranty number 26 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present criminal or adverse regulatory circumstances experienced by, the borrowers, the borrower sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation or condemnation proceedings.

With respect to the Park West Village Mortgage Loan (7.5%), Meyer Chetrit, one of the borrower sponsors, reported that he is subject to a pending lawsuit in connection with a loan sponsored by him that is secured by a property other than the Mortgaged Property. The borrower sponsor reported that the related loan was the subject of maturity extensions following damage to the property caused by a hurricane in September 2017. The lender declared a default under the terms of the loan and filed a lawsuit against the borrower sponsor, seeking compensatory damages in the amount of $41,793,695 plus interest, together with default interest of approximately $20,000,000, and certain fees and costs. The borrower sponsor reported that he filed a counterclaim alleging the plaintiff’s suit is an abuse of legal process, and the litigation is currently in discovery.

With respect to the 330 West 34th Street Leased Fee Mortgage Loan (7.2%), the Vornado Ground Tenant is disputing the results of the arbitration process used to determine the annual ground rent for the ground lease term that commenced January 1, 2021. During such arbitration process, the borrower’s appointed arbitrator (“Landlord’s Arbitrator”) determined a market value of $225,000,000 and the Vornado Ground Tenant’s appointed arbitrator determined a market value of $145,000,000, in each case for the land that constitutes the Mortgaged Property, and the two parties’ arbitrators then appointed a third arbitrator (the “Neutral Arbitrator”), who issued an award in the borrower’s favor. On March 14, 2022, the Vornado Ground Tenant filed a petition to vacate or modify the award, on the grounds that (i) the Neutral Arbitrator did not disclose a conflict of interest that allegedly arose because, in another unrelated arbitration where she was representing a ground tenant, she had appointed the Landlord’s Arbitrator as a neutral arbitrator, and therefore had an incentive to rule in favor of Landlord’s Arbitrator in the arbitration

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regarding the Mortgaged Property in order to induce Landlord’s Arbitrator to rule in favor of her own client in the second unrelated arbitration, and (ii) that the Neutral Arbitrator had made a miscalculation in determining the value of the leased premises. At oral argument on July 27, 2022, the judge ruled in favor of the borrower. On August 26, 2022, the Vornado Ground Tenant filed a notice of appeal from such decision and has six months to file a brief in connection with its appeal. In the event that a court determined that the Vornado Ground Tenant’s determination of fair market value is correct, the annual ground rent would be $10,150,000. The Mortgage Loan was underwritten based on the $15,750,000 ground rent; if such ground rent were reduced to $10,150,000, the Debt Yield on Underwritten Net Cash Flow would be decreased from 15.8% to 10.2% and the UW NCF DSCR would be decreased from 3.41x to 2.20x. Additionally, if based on the Vornado Ground Tenant’s valuation, the loan-to-land value ratio of the Mortgage Loan would be 69.0% rather than 44.4%. We cannot assure you that this litigation would not have an adverse effect on the Mortgage Loan.

At origination of the 330 West 34th Street Leased Fee Mortgage Loan (7.2%), a ground lease litigation reserve was deposited with the lender in the amount of $9,800,000, representing the difference in the ground rent that would apply if the Vornado Ground Tenant’s determination of market value, rather than the borrower’s determination, was in effect from the commencement of the current ground lease term on January 1, 2021 through the origination date. In addition, the borrower is required to deposit into such reserve, on each monthly payment date, an amount equal to the lesser of (x) $466,666.67 ($5,600,000 annually; i.e. the annual excess of the $15,750,000 rent based on the borrower’s determination of market value over the $10,150,000 rent based on the Vornado Ground Tenant’s determination) and (y) the amount by which (i) the amount of ground rents received during the preceding month exceeds (ii) $845,833.33 (i.e. exceeds $10,150,000 annually). Upon the final resolution (after the expiration of all appellate rights) of the ground rent dispute, or if such dispute is otherwise terminated to the lender’s reasonable satisfaction, the amount in such reserve is required to be (i) if it is determined that a Rental Overage Payment Amount (as defined below) exists, released to the Vornado Ground Tenant to pay such amount and (ii) any excess, or the entire reserve, if no Rental Overage Payment Amount exists, is required to be released to the borrower. “Rental Overage Payment Amount” means, the final amount (if any, inclusive of all interest, fees and other charges that may become due) that either (x) a court of competent jurisdiction (after the expiration of all appellate rights) has determined is due to the Vornado Ground Tenant stemming from the rental dispute, or (y) the amount that Vornado Ground Tenant and borrower agree is due to Vornado Ground Tenant as a result of a binding written settlement of the rental dispute entered into in accordance with the Mortgage Loan documents (which settlement requires the lender’s reasonable consent unless the settlement is in a minimum specified amount). In the event of the lender taking title to the Mortgaged Property, any amount then in the ground lease litigation reserve is required to be held in escrow by a title company pursuant to an escrow agreement containing release provisions as set forth above, and accordingly may not be applied to repay the Mortgage Loan.

In addition, with respect to the 330 West 34th Street Leased Fee Mortgage Loan (7.2%), in the 1970s, the related borrower sponsor settled with the government in a proceeding related to an alleged bribery of a mayor relating to the construction of a shopping center complex.

With respect to the Hyatt Regency Jacksonville Mortgage Loan (6.0%), the related borrower is subject to a pending lawsuit filed by the parents of a guest who died at the Mortgaged Property alleging the related borrower’s negligence. The amount demanded by the plaintiffs is approximately $400,000. A hearing is scheduled for November 21, 2022 to consider the motion for summary judgement submitted by counsel representing the borrower.

With respect to the 469 7th Avenue Mortgage Loan (5.9%), the borrower is subject to a pending lawsuit in connection with the plaintiff-tenant’s obligation to develop the roof of the Mortgaged Property as a rooftop restaurant pursuant to such tenant’s lease, which obligation includes, among other things, demolishing the existing roof mechanical structures, converting certain freight elevators and the associated lobby into passenger elevators and a passenger lobby, and extending the freight elevator shaft to the roof so that the new passenger elevators reach the rooftop restaurant. On or about September 8, 2022, the borrower served the plaintiff with a notice to cure and of termination which required that the tenant submit all necessary plans relating to the required work and complete such work by October 14, 2022, and if the

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tenant failed to do so the borrower reserved the right either to perform the necessary work at the tenant’s cost or to terminate the lease. The plaintiff claims that the borrower, acting in bad faith, refused to sign off on a demolition permit application, a prerequisite to any work being done. The pending lawsuit requests, among other things, that the court declare the notice to cure and of termination of no force or effect, issue a preliminary and permanent injunction enjoining the borrower from taking any action to terminate the lease, grant the plaintiff damages (which the plaintiff has alleged in its complaint to be in excess of $3.5 million), and allow the plaintiff to commence and complete the work. The lease at issue also provides the tenant-plaintiff an annual rent credit equal to $85,000 per year over 10 years provided that the tenant-plaintiff is not in default under the lease beyond notice and cure periods and the lease is in full force and effect, and the tenant-plaintiff may assign the rent credit to an affiliated tenant leasing space at the Mortgaged Property. EONY, LLC, representing approximately 6.3% of the net rentable square footage at the Mortgaged Property, is an affiliate of the tenant-plaintiff.

With respect to the CityLine Extra Closet Storage Portfolio Mortgage Loan (5.2%) and the CityLine Abe’s Storage Portfolio Mortgage Loan (0.7%), two of the three nonrecourse carveout guarantors, Lawrence Charles Kaplan and George Thacker, are defendants in an intercompany lawsuit filed by a former partner that alleges that Mr. Kaplan is taking excessive compensation and misusing company trade secrets to his personal advantage. The lawsuit is not related to the Mortgaged Properties. The lawsuit was filed against Mr. Kaplan in December 2018 and was later amended to include Mr. Thacker in July 2019. In March 2020, the court ordered that fully briefed motions will be submitted without oral arguments unless directed at a later date. Litigation of this matter had slowed due to the COVID-19 pandemic; however, the case resumed in March 2022 and remains pending. The potential liability is not known.

With respect to the One Campus Martius Mortgage Loan (3.6%), Daniel Gilbert, the borrower sponsor’s controlling member, Rocket Companies Inc. and Rock Holdings Inc., each of which is controlled by Daniel Gilbert, are named defendants in a consolidated federal class action lawsuit filed in the Eastern District of Michigan in 2021. The consolidated lawsuit alleges violations by the defendants of securities laws relating to alleged misstatements made during earnings calls, and were amended in 2022 to further allege insider trading by Daniel Gilbert and Rock Holdings, Inc. in connection with the sale of 20,200,000 shares of Rocket Class A Common Stock in March 2021 for alleged proceeds of approximately $500 million. The plaintiffs are seeking, among other things, the following: (i) the defendants to pay damages sustained by the plaintiffs, (ii) awarding the plaintiffs prejudgment and post-judgment interest, as well as their attorneys’ fees, expert fees, and other costs; and (iii) compensatory damages for all damages sustained as a result of defendants’ wrongdoing in an amount to be proven at trial. Daniel Gilbert is also a named defendant in a complaint filed in Michigan State court on August 19, 2021, raising similar allegations and seeking, among other things, the amount of damages sustained by the plaintiff as a result of the defendants’ breaches. However, the state civil litigation has been stayed pending a determination of the defendants’ motion to dismiss the federal case.

We cannot assure you that any such proceeding would not have an adverse effect on, or provide any indication of the future performance of the borrowers, borrower sponsors and managers related to, the Mortgage Loans.

With respect to certain of the Mortgage Loans, the related borrower, borrower sponsor, guarantor and/or their respective affiliates may be subject to multiple pending lawsuits, for claims related to, among other things, torts, negligence, personal injury, and premises liability. Such legal proceedings and other disputes may be covered by insurance. We cannot assure you that any such insurance will be adequate to cover litigation, disputes and related expenses. In addition, certain types of litigation may not be covered by insurance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

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Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Twenty-five (25) of the Mortgage Loans (68.9%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan secured by the Mortgaged Property.

Thirteen (13) of the Mortgage Loans (28.7%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

One (1) of the Mortgage Loans (2.4%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

With respect to certain of the Mortgage Loans prior to the date of origination, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure, short sale, loan restructuring, forbearance agreement, or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the 330 West 34th Street Leased Fee Mortgage Loan (7.2%), the related Mortgage Loan refinanced a prior loan secured by the Mortgaged Property which prior loan was the subject of a maturity default and therefore subject to a forbearance agreement on July 1, 2022. The current Mortgage Loan, which was originated on August 18, 2022, repaid the prior loan in full.
●	With respect to the Residence Inn Melbourne Mortgage Loan (2.2%), an affiliate of the borrower sponsor had indirect ownership interests in other hotel properties (unrelated to the Mortgaged Property) that were acquired in 2007 and secured mortgage loans that were securitized between 2015 and 2017. One of the securitized loans (with an original balance of $18.0 million, a balance before disposition of $16.0 million and a loss of $15.7 million after a liquidation sales price of $6.4 million) went into default due to negative financial performance in 2017 and was transferred to the special servicer. The special servicer chose not to accept the offer for a deed-in-lieu of foreclosure, a consensual foreclosure proceeding was completed on December 31, 2018 and the affiliate was released from all liability. The other securitized loan (with an original balance of $22.0 million, an estimated maturity balance of $17.92 million and total current exposure of $24.88 million) was transferred to the special servicer in 2020 when the hotel was operating at a loss and not projecting any positive cash flow for at least six months. The affiliate entered into an agreement for a deed-in-lieu of foreclosure and relinquished all rights to the hotel, the property, and the management agreement with the franchisor and agreed to the appointment of a receiver. The property currently remains with the receiver. According to the borrower sponsor, the affiliate has received releases for (i) all liabilities and obligations related to the existing loan, (ii) 110% of the loan amount for certain recourse obligations and (iii) subsequent claims relating to all documents, except to a limited extent certain environmental obligations which the borrower sponsor has represented to the lender are covered by environmental insurance.
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With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy. For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the Katy Mills Mortgage Loan (4.7%), the Tanger Outlets Columbus Mortgage Loan (3.8%) and the Concord Mills Mortgage Loan (3.0%), a related borrower sponsor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.
●	With respect to the Park West Village Mortgage Loan (7.5%), Meyer Chetrit, one of the borrower sponsors, reported that he is subject to a pending lawsuit in connection with a loan sponsored by the borrower sponsor that is secured by a property other than the Mortgaged Property. See “—Litigation and Other Considerations” above. In addition, Mr. Chetrit reported that he sponsored a loan in 2019 secured by a hospitality property that was transferred to special servicing in August 2020 due to disruptions caused by the COVID-19 pandemic and was later granted forbearance. The loan matured in December 2021 and Mr. Chetrit is reportedly pursuing a refinance. In addition, Mr. Chetrit reported that he sponsored a loan secured by a hospitality property that was transferred to special servicing in August 2021 due to disruptions caused by the COVID-19 pandemic. The borrower sponsor reported he is working with the special servicer to finalize a loan modification. Additionally, Mr. Chetrit reported that (i) he sponsored a loan secured by twelve residential buildings that went into special servicing in 2008 and foreclosed in 2010; (ii) he sponsored a loan secured by three residential buildings that went into default in 2010 and foreclosed in 2011; (iii) he sponsored a loan secured by two residential buildings that went into default in 2009 and which the related borrower was forced into involuntary bankruptcy; (iv) he sponsored a loan secured by a residential building that went into default in 2010; and (v) he sponsored a loan secured by a residential building that resulted in a deed-in-lieu of foreclosure after the borrower was unable to obtain replacement financing during the 2008 recession.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have single tenants as set forth below:

●	Forty-four (44) of the Mortgaged Properties (19.5%) securing, in whole or in part, nine (9) Mortgage Loans, are leased to a single tenant.
●	Excluding Mortgaged Properties that are part of a portfolio of Mortgaged Properties, no Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 2.4% of the Initial Pool Balance.
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With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

The Mortgaged Properties have certain tenant concentrations (among the five (5) largest tenants (based on net rentable area)) across multiple Mortgaged Properties securing 5.0% or more of the Initial Pool Balance (based on allocated loan amount), as set forth below:

●	AMC Theatres is a tenant at each of the Katy Mills and the Concord Mills Mortgaged Properties (collectively, 7.7%).
●	BassPro Shops Outdoor is a tenant at each of the Katy Mills and the Concord Mills Mortgaged Properties (collectively, 7.7%).
●	Burlington is a tenant at each of the Katy Mills and the Concord Mills Mortgaged Properties (collectively, 7.7%).
●	Intertape Polymer Group is a tenant at each of the IPG Portfolio Mortgaged Properties (collectively, 7.2%).
●	Old Navy is a tenant at each of Tanger Outlets Columbus and the Gateway Hanover Mortgaged Properties (collectively, 6.0%).
●	Dick’s Sporting Goods is a tenant at each of the Concord Mills, the Gateway Hanover and the Chesterfield Commons 8 Mortgaged Properties (collectively, 6.7%).

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top 5 tenants at a particular Mortgaged Property, as identified on Annex A-1, have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the retail, office, mixed use (excluding any multifamily component) and industrial Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.
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●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, such Mortgaged Properties are occupied by a single tenant under a lease that expires prior to, or within one year of, the maturity date of the related Mortgage Loan.
Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Mortgage Loan Maturity Date
Bloomington IRS	1.4%	5/18/2028	10/6/2032
1 Paramount Drive	0.7%	8/31/2032	10/1/2032
Aldi - Tulsa	0.4%	9/30/2031	9/1/2032
Walgreens - Wyncote	0.3%	10/31/2028	9/1/2032
CVS Pharmacy - Parkersburg	0.2%	5/31/2032	9/1/2032
Dollar Tree - Herrin	0.1%	9/30/2030	9/1/2032
Dollar General - Diamond	0.1%	1/31/2032	9/1/2032
Dollar Tree - Chicago	0.1%	4/30/2031	9/1/2032
Dollar General - Ocala	0.1%	8/31/2029	9/1/2032
Dollar Tree - Harrah	0.1%	9/30/2031	9/1/2032
Dollar Tree - De Soto	0.1%	5/31/2030	9/1/2032
Dollar General - Butler	0.1%	9/30/2031	9/1/2032
Family Dollar - Fort Worth	0.1%	10/31/2029	9/1/2032
Dollar Tree - Cowpens	0.1%	7/31/2031	9/1/2032
Dollar Tree - Fairfield	0.1%	9/30/2028	9/1/2032
Dollar Tree - Roanoke	0.1%	1/31/2029	9/1/2032
Family Dollar - Jacksonville	0.1%	9/30/2031	9/1/2032
Dollar Tree - San Elizario	0.1%	6/30/2032	9/1/2032
Dollar General - Topeka	0.1%	9/30/2029	9/1/2032
Family Dollar - Warren	0.1%	9/30/2029	9/1/2032
Dollar General - Mount Airy	0.1%	8/31/2028	9/1/2032
Family Dollar - East Canton	0.1%	4/30/2032	9/1/2032
●	With respect to the Mortgage Loans shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property or portfolio of Mortgaged Properties (excluding Mortgaged Properties leased to a single tenant set forth in the bullet above) expire in a single calendar year prior to, or within one year of, the maturity date of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to the maturity date of the related Mortgage Loan.
Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Leased SF Expiring	Calendar Year of Expiration	Mortgage Loan Maturity Date
Chesterfield Commons 8	1.5%	62.1%	2028	8/6/2032
Prospero Place and George	1.2%	59.3%	2027	9/6/2027
Union Road Plaza	1.1%	51.1%	2032	8/6/2032
850 Technology Way	0.9%	95.3%	2030	10/6/2032
Riverport Tower	0.8%	80.4%	2029	7/6/2032
South Loop Retail	0.8%	85.2%	2033	10/6/2032
●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity date of the related Mortgage Loan.
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Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including (i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases, (ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions, (iii) if the related borrower fails to provide a designated number of parking spaces, (iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease, (v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property, or the Mortgaged Property is not (or is estimated not to be) capable of being rebuilt, within a certain time, (vi) if a tenant’s use is not permitted by zoning or applicable law, (vii) if the tenant is unable to exercise an expansion right, (viii) if the landlord defaults on its obligations under the lease, (ix) if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor, (x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time, (xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases, (xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time, or (xiii) based upon contingencies other than those set forth in this “—Lease Expirations and Terminations” section. In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable Mortgaged Property are permitted, an unaffiliated or affiliated third party. We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain termination rights or situations in which the tenant may no longer occupy its leased space rights or pay full rent.

In addition, certain of the tenant leases permit the related tenant prior to, or within one year of, the maturity date of the related Mortgage Loan to unilaterally terminate its lease or otherwise reduce its leased space upon providing notice of such termination within a specified period prior to the termination date of the related lease. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the 469 7th Avenue Mortgage Loan (5.9%), the largest tenant at the related Mortgaged Property, The City of New York, has the right to terminate its lease for either its entire premises, the sixth floor or the fourth and sixth floors any time after October 15, 2024 upon at least 12 months’ notice and payment of a termination fee in an amount equal to the
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sum of (i) the tenant work costs based on a straight-line amortization over the first 15 years of the lease term and (ii) the tenant broker fee based on a straight-line amortization over the first 15 years of the lease term. Additionally, the second largest tenant at the Mortgaged Property, In Touch Group LLC, has a one-time termination right effective September 30, 2028 by delivering notice on or before June 30, 2027.

●	With respect to the Wells Fargo Center Tampa Mortgage Loan (5.2%), the largest tenant at the Mortgaged Property, Wells Fargo Bank, representing approximately 11.4% of the net rentable square footage, has the right to terminate its lease as to either 20,367 rentable square feet located on the 9th floor of the Mortgaged Property or 20,147 square feet located on the 10th floor of the Mortgaged Property, effective July 31, 2025 upon notice to the related landlord delivered on or prior to August 31, 2023 and payment of a contraction fee. The second largest tenant at the Mortgaged Property, Phelps Dunbar, LLP, representing approximately 7.8% of the net rentable square footage, has the right to terminate its lease as to all or a portion of its leased premises effective as of October 31, 2024 upon notice to the related landlord delivered by October 31, 2023 and payment of a termination fee.
●	With respect to the ExchangeRight Net Leased Portfolio #58 Mortgage Loan (3.7%), the sole tenant at the Walgreens - Rock Falls Mortgaged Property, Walgreens, has the right to terminate its lease effective as of November 30, 2034 and each succeeding five-year anniversary thereafter upon notice to the related landlord delivered at least six months’ prior to the then anticipated termination date. The sole tenant at the Walgreens - Wyncote Mortgaged Property, Walgreens, has the right to terminate its lease effective as of January 31, 2028 and each succeeding five-year anniversary thereafter upon notice to the related landlord delivered at least nine months’ prior to the then anticipated termination date.
●	With respect to the Gateway Hanover Mortgage Loan (2.2%), the lease for the largest tenant at the related Mortgaged Property, Dick’s Sporting Goods, representing approximately 20.8% of the net rentable square footage, requires the borrower to build out such tenant’s space, to reseal and restripe the parking area and to perform work necessary to bring the common areas at the Mortgaged Property into compliance with the Americans with Disabilities Act. The required work is estimated to cost approximately $2,574,889.60 and the borrower is required to complete such work by February 1, 2023 pursuant to the Dick’s Sporting Goods lease. In the event such work is not completed by February 1, 2023, the related borrower is obligated to pay to Dick’s Sporting Goods upon demand an amount equal to $3,500 multiplied by a number of days commencing on February 1, 2023 and continuing through the date on which the borrower completes the required work. If the related borrower fails to complete the work and deliver the premises to Dick’s Sporting Goods within 180 days following February 1, 2023, then Dick’s Sporting Goods will have the right to terminate its lease upon notice to the borrower.
●	With respect to the Prospero Place and Garage Mortgage Loan (1.2%), the largest tenant at the related Mortgaged Property, Prospero (Indigo sublease), representing approximately 46.1% of the net rentable area at the Mortgaged Property, subleases its premises from the third largest tenant at the related Mortgaged Property, Indigo AG, which tenant’s premises represent approximately 12.3% of the net rentable area. Indigo AG has the right to terminate its lease effective as of March 31, 2025 by providing 180 days’ notice to the related landlord. Pursuant to the Prospero (Indigo sublease) sublease, Indigo AG has agreed not to exercise such termination option during the term of the sublease absent express written approval from Prospero (Indigo sublease).
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●	With respect to the 850 Technology Way Mortgage Loan (0.9%), the largest tenant at the related Mortgaged Property, Comcast, representing approximately 44.2% of the net rentable area, has the right to terminate its lease as of March 31, 2028 by providing notice no later than March 31, 2027 and paying a termination fee.
●	With respect to the North Creek Business Center Mortgage Loan (0.5%), the second largest tenant, Circle Logistics, Inc., representing approximately 20.7% of the net rentable area, has the right to terminate its lease after May 31, 2025 by providing 180 days’ notice to the related landlord and paying a termination fee.

Certain of the tenant leases may permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Tanger Outlets Columbus Mortgage Loan (3.8%), in the event that Adidas, the fifth largest tenant at the related Mortgaged Property, Adidas, representing approximately 2.5% of the net rentable area, has not achieved gross sales of at least $2,300,000 during the fifth full lease year (August 1, 2024 through July 31, 2025) (“Sales Period”) at its leased premises, either the landlord or Adidas may exercise its option to terminate by providing written notice to the other party within 60 days after the end of the Sales Period, such termination to be effective on the 120th day after the last day of the Sales Period. If Adidas exercises its termination right, it is required to remit to the landlord the unamortized portion of the interior allowance within 30 days after submitting its termination notice.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance:

●	With respect to the Tanger Outlets Columbus Mortgage Loan (3.8%), each of the top 5 tenants at the Mortgaged Property have co-tenancy termination rights in accordance with the terms and conditions of their respective leases (each of the terms and conditions causing co-tenancy termination rights, respectively, a “Co-Tenancy Failure”). With respect to Old Navy, the largest tenant, leasing approximately 4.2% of the net rentable square footage at the Mortgaged Property, if a Co-Tenancy Failure continues for 12 consecutive months, Old Navy may terminate its lease by providing written termination notice. Any subsequent Co-Tenancy Failure will require Old Navy to pay 25% of fixed rent through its duration and allow Old Navy to terminate its lease. With respect to Polo Ralph Lauren, the second largest tenant, leasing approximately 4.2% of the net rentable square footage at the Mortgaged Property, if a Co-Tenancy Failure continues for 90 consecutive days, then Polo Ralph Lauren may terminate its lease by providing 90 days prior written notice to the landlord. Such termination right expires upon the later to occur of either (i) 150 days after the Co-Tenancy Failure first occurred or (ii) 60 days after Polo Ralph Lauren’s receipt of a notice from the landlord stating or acknowledging the date that the Co-Tenancy Failure first occurred. If the Co-Tenancy Failure continues, then upon each subsequent anniversary of the date on which it first occurred, Polo Ralph Lauren may terminate the lease within a 60 day period following each such anniversary. With respect to Nike, the third largest tenant, leasing approximately 4.2% of the net rentable square footage at the Mortgaged Property, if a Co-Tenancy Failure continues for 14 consecutive months, Nike may terminate its lease by providing written
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termination notice to the landlord. With respect to Under Armour, the fourth largest tenant, leasing approximately 3.4% of the net rentable square footage at the Mortgaged Property, if a Co-Tenancy Failure persists for 365 consecutive days, then Under Armour may terminate its lease by providing written termination notice to the landlord between the 366th and 396th days after giving notice of the Co-Tenancy Failure. With respect to Adidas, the fifth largest tenant, leasing approximately 2.5% of the net rentable square footage at the Mortgaged Property, if a Co-Tenancy Failure continues for 12 consecutive months, Adidas may terminate its lease by providing written termination notice to the landlord within 10 days.

●	With respect to the Concord Mills Mortgage Loan (3.0%), if (i) less than two other anchor tenants containing at least 50,000 square feet of gross floor area at the related Mortgaged Property are open and operating for business for more than 120 consecutive days or (ii) less than 65% of the net rentable area at the related Mortgaged Property is open and operating for business for more than 120 consecutive days, Burlington, the second largest tenant at the Mortgaged Property, is permitted to pay 1.5% of gross sales in lieu of minimum rent. If (i) less than two other anchor tenants containing at least 50,000 square feet of gross floor area at the related Mortgaged Property are open and operating for business for more than 365 consecutive days or (ii) less than 65% of the net rentable area at the related Mortgaged Property is open and operating for business for 365 consecutive days, following such 365 day period, Burlington may terminate its lease. The third largest tenant, AMC Theatres, has the right to have its annual fixed and percentage rent abated if at least 530,000 square feet at the related Mortgaged Property are not being operated for business with the public for at least 180 days and during such abatement period AMC Theatres is permitted to pay, in lieu of annual fixed and percentage rent, the greater of (x) 10% of gross sales or (y) 50% of the annual fixed rent otherwise payable absent such abatement. If at least 530,000 SF at the Mortgaged Property are not being operated for business with the public for 42 consecutive months, following such 42 month period, AMC Theatres may terminate its lease with 180 days prior written notice to the landlord. In addition, with respect to the fourth largest tenant, Dick’s Sporting Goods, if certain co-tenancy provisions are not satisfied by February 24, 2023, including but not limited to (i) four of (a) Bass Pro Shops, (b) Best Buy, (c) Bed Bath and Beyond, (d) Burlington, (e) AMC Theatres and (f) Dave & Buster’s not being open and operating for business at the related Mortgaged Property and (ii) 65% of the remaining tenancy at the related Mortgaged Property are not open and operating, Dick’s Sporting Goods will have the right to pay a substitute rent in lieu of its minimum rent.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the 469 7th Avenue Mortgage Loan (5.9%), none of the 5 largest tenants (based on net rentable square footage) at the related Mortgaged Property are required to continuously operate their respective spaces.
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Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. For example, set forth below are certain charitable institution tenants that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. In addition, one or more leases at certain Mortgaged Properties representing less than 5% of the base rent could also have these types of risks:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Tenant(s)	% of Net Rentable Area	% of U/W Base Rent
Indiana Ardena Portfolio - 37th Ave Shopping Center	0.5%	Order of AHEPA	8.5%	11.7%
850 Technology Way	0.9%	Center Church	17.0%	9.8%
North Creek Business Center	0.5%	iCan Dream Center, NFP	42.7%	37.5%

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. For example, set forth below are certain government leases that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. In addition, one or more leases at certain Mortgaged Properties representing less than 5% of the base rent could also have these types of risks.

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Tenant(s)	% of Net Rentable Area	% of U/W Base Rent
469 7th Avenue	5.9%	The City of New York(1)	24.9%	26.2%
Indiana Ardena Portfolio - 37th Ave Shopping Center	0.5%	FSSA Family Services(2)	5.1%	13.5%

(1)	Subject to certain requirements under the related lease, on each anniversary date of the tenant’s lease commencement, the total monthly rent of the lease may be adjusted by changes in the Consumer Price Index (CPI) reflecting percentage increases. In addition, The City of New York has a unilateral termination right as described above under “—Terminations”.
(2)	The fifth largest tenant at the Indiana Arden Portfolio - 37th Ave Shopping Center Mortgaged Property, FSSA Family Services, has the right to terminate its lease if the Budget Director for the State of Indiana determines that funds are not appropriated or available to continue its performance. Additionally, the FSSA Services has a unilateral right to terminate its lease with 60 days’ prior written notice to the landlord.

Certain other tenants may have the right to terminate the related lease or abate or reduce the related rent if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

Certain of the tenant leases may permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Terminations” section.

See “Description of the Top 15 Mortgage Loans” on Annex A-3 to this prospectus for more information on material termination options relating to the largest 15 Mortgage Loans.

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Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to (i) tenants that are one of the 5 largest tenants by net rentable square footage at a Mortgaged Property securing one of the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or (ii) tenants individually or in the aggregate representing more than 25% of the net rentable square footage at any Mortgaged Property:

●	With respect to the 469 7th Avenue Mortgage Loan (5.9%), the second largest tenant at the related Mortgaged Property, In Touch Group, LLC representing approximately 18.9% of the net rentable square footage at the related Mortgaged Property, is not fully utilizing its seventh-floor space totaling 17,000 square feet but has been paying rent on this space. Additionally, the fifth largest tenant at the Mortgaged Property, Severud Assoc, representing approximately 6.3% of the net rentable square footage at the related Mortgaged Property, has its monthly rent abated by $5,281.59 for the entirety of its lease. Such space was underwritten based on the abated rent.
●	With respect to the ExchangeRight Net Leased Portfolio #58 Mortgage Loan (3.7%), the sole tenant at the Family Dollar – East Canton Mortgaged Property, Family Dollar, is in a free rent period pursuant to its lease and is not expected to begin paying rent until January 2023. We cannot assure you that such tenant will begin paying rent as anticipated or at all.
●	With respect to the Concord Mills Mortgage Loan (3.0%), the fourth largest tenant at the related Mortgaged Property by annual underwritten rent, Primark, representing approximately 3.1% of the net rentable square footage, has signed a ten year lease but is not yet in occupancy or paying rent. The related borrower sponsor was required to contribute approximately $4.8 million for the build out of Primark’s leased space and approximately $1.9 million is outstanding in tenant allowances for Primark’s leased space, which was not reserved at origination. The Primark leased space is currently being built out. As a result, Primark is not yet occupying its leased space or paying rent. Primark is expected to take occupancy of its leased space and begin paying rent in the fourth quarter of 2023. We cannot assure you whether or when the buildout of Primark’s leased space will be completed or whether or when Primark will occupy its leased space and begin paying rent. Primark is not obligated to pay rent until the earlier of (i) 270 days after the date the landlord delivers the premises to Primark with the landlord’s work substantially complete and (ii) the date Primark opens for business. The Primark lease provides that (i) the parties anticipate the delivery date will occur November 1, 2022, which may be postponed by the landlord for 60 days by notice given within 60 days of the effective date of the lease (the foregoing date, as it may have been postponed in accordance with the lease, the “Projected Delivery Date”) and (ii) Primark will have the right to terminate its lease if for any reason (other than tenant-caused delays) the delivery date doesn’t occur by the date that is 365 days after the Projected Delivery Date. We cannot assure you that Primark will take occupancy of its space or begin paying rent as expected or at all.
●	With respect to the Gateway Hanover Mortgage Loan (2.2%), the third largest tenant, Ross Dress for Less, Inc., representing approximately 13.0% of the net rentable square footage, is currently paying percentage rent equivalent to 2% of such tenant’s total sales in lieu of base rent under such tenant’s lease due to a violation of the co-tenancy provision in such tenant’s lease which requires that, among other conditions more fully set forth in such tenant’s lease, a national or regional retailer occupy at least 25,000 square feet of the net rentable square footage at the Mortgaged Property. The related borrower has notified Ross Dress for Less, Inc. that such violation is expected to be resolved upon Dick’s Sporting Goods’, the second tenant at the Mortgaged Property, representing approximately 20.8% of the net rentable square footage, opening on February 1, 2023 following completion of the build-out of such tenant’s premises. We cannot assure you that Dick’s Sporting Goods will open for business
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as expected or at all, and accordingly, we cannot assure you that Ross Dress for Less, Inc. will recommence paying base rent. Ross Dress for Less, Inc.’s rent was underwritten based on base rent of $8.50 PSF rather than percentage rent.

As described under “—COVID Considerations”, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy have requested and/or received rent relief, such as rent abatement and/or deferred rent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the One Campus Martius Mortgage Loan (3.6%), the largest tenant at the related Mortgaged Property, Rocket Mortgage, occupying approximately 570,214 square feet representing approximately 42.0% of the net rentable area, subleases 29,648 square feet of its space to StockX pursuant to a sublease which expires December 31, 2024. In addition, according to the borrower sponsor, the second largest tenant at the related Mortgaged Property, Centene Management, a successor-in-interest to Meridian Health since June 29, 2022, and occupying approximately 266,001 square feet representing 19.6% of the net rentable area, has listed its entire leased space at the related Mortgaged Property on the market for sublease, though no prospective subtenant has been identified as of the Cut-off Date. As of the Cut-off Date, Centene Management is in occupancy and paying rent.
●	With respect to the Prospero Place and Garage Mortgage Loan (1.2%), the largest tenant at the related Mortgaged Property, Prospero, representing approximately 46.1% of the net rentable area at the Mortgaged Property, subleases its premises from Indigo AG pursuant to a sublease which expires February 28, 2027.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

With respect to the 15 largest Mortgage Loans, we note the following:

●	With respect to the 330 West 34th Street Leased Fee Mortgage Loan (7.2%), the Vornado Ground Tenant has a right of first refusal to purchase the Mortgaged Property with respect to any voluntary sale or transfer of the fee interest in the Mortgaged Property (or any portion thereof) as well as any sale or transfer of direct or indirect equity in the borrower or any successor ground lessor. Such right of first refusal may apply to a transfer in connection with a foreclosure or deed-in-lieu thereof, and will also apply to subsequent transfers of the Mortgaged Property following a foreclosure or deed in lieu thereof.
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●	With respect to the ExchangeRight Net Leased Portfolio #58 Mortgage Loan (3.7%), the lease for the sole tenant at the Walgreens - Rock Falls Mortgaged Property, Walgreens, has a right of first refusal to purchase the related Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property. Walgreens has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage. The lease for the sole tenant at each of the Family Dollar - Jacksonville and Family Dollar - East Canton Mortgaged Properties, Family Dollar, contains a right of first refusal to purchase the related Mortgaged Property upon the borrower’s receipt of a bona fide written offer to purchase the Mortgaged Property. Family Dollar has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first refusal will be expressly subordinate to the rights of the lender under the mortgage. The sole tenant at each of the Dollar Tree - Harrah Mortgaged Property and the Dollar Tree - De Soto Mortgaged Property, Dollar Tree, has a right of first refusal to purchase the related Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property. Dollar Tree has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first refusal will be expressly subordinate to the rights of the lender under the mortgage.
●	With respect to the Concord Mills Mortgage Loan (3.0%), in the event of a casualty with respect to the Mortgaged Property where (A) (i) the cost to restore such Mortgaged Property exceeds 25% of the amount it would cost to replace such Mortgaged Property and (ii) the damage occurs within the last 5 years of the lease term of the third largest tenant, AMC Theatres, (B) the borrower chooses not to restore such Mortgaged Property and AMC Theatres exercises its right to terminate its lease, and (C) thereafter the borrower elects to rebuild within the 5-year period following the AMC Theatres’ lease termination, and desires to sell or lease portions of the Mortgaged Property for the exhibition of motion pictures and the borrower has entered into negotiations with a third party for such sale or lease, then AMC Theaters has the exclusive right of first refusal to purchase or lease the offered premises on the same terms for a period of 45 days after such proposed new tenant’s receipt of the offered terms. The right of first refusal is not extinguished by foreclosure; however, the right of first refusal does not apply to a foreclosure or a deed in lieu of foreclosure.

In addition, with respect to the Mortgage Loans not included in the 15 largest Mortgage Loans, the Residence Inn Melbourne (2.2%), Residence Inn Florence (1.2%), Union Road Plaza (1.1%) and South Loop Retail (0.8%) Mortgaged Properties, are each subject to a purchase option, a right of first refusal and/or a right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or its leased premises. Such rights are held by certain tenants, subtenants, sellers, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu or other exercise of remedies under the Mortgage Loan documents, though such rights may apply to subsequent purchasers following a foreclosure, deed-in-lieu or other exercise of remedies under the mortgage loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

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Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the 330 West 34th Street Leased Fee Mortgage Loan (7.2%), the Vornado Ground Tenant is an affiliate of Vornado Realty L.P and an affiliate of Vornado Realty L.P. also owns a 35% indirect equity interest in the borrower. The Vornado Ground Tenant has a right of first refusal to purchase the equity in the borrower of the 330 West 34th Street Leased Fee Mortgage Loan as described above under “—Purchase Options and Rights of First Refusal”, and pursuant to such right of first refusal could become the owner of the entire equity interest in the borrower.
●	With respect to the ExchangeRight Net Lease Portfolio #58 Mortgage Loan (3.7%), the related borrower is a Delaware statutory trust. Accordingly, the related borrower has master leased the Mortgaged Property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The rents payable under the master lease are less than the rents payable by the underlying tenants. The Mortgage Loan was underwritten based on the rents payable by the underlying tenants. The UW NOI Debt Yield and UW NCF DSCR, based only on the master lease rent, are 11.9% and 2.22x, respectively. The UW NOI Debt Yield and UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent), is 10.9% and 2.01x, respectively.
●	With respect to the One Campus Martius Mortgage Loan (3.6%), each of the largest tenant, Rocket Mortgage, the third largest tenant, Rock Ventures, the fourth largest tenant, Building Amenities Wellness Center LLC, the sixth largest tenant, Building Amenities Daycare LLC, the seventh largest tenant, Toast Entertainment (Event Space Floor), the ninth largest tenant, Building Amenities Cafeteria LLC, and the thirteenth largest tenant who also subleases additional space from Rocket Mortgage, StockX, which collectively lease approximately 58.2% of the net rentable area at the Mortgaged Property, are affiliates of the borrower.
●	With respect to the Graham Capital HQ Mortgage Loan (2.4%), the sole tenant, Graham Capital Management, is an affiliate of the borrower and the nonrecourse carveout guarantor.
●	With respect to the Bell Works Mortgage Loan (1.8%), in connection with the borrower’s rehabilitation and conversion of the Mortgaged Property to its current office and retail use, the Mortgaged Property benefits from historic tax credits (“HTCs”) incurred in connection with such rehabilitation. In connection with the HTC program, the borrower leased the entire Mortgaged Property to Bell Works Master Tenant, LLC, a New Jersey limited liability company (the “Master Lessee”) pursuant to the terms of a Master Lease Agreement dated December 14, 2017, as amended (the “Master Lease”) under which the Master Lessee operates the Bell Works Property and pays rent to the borrower. The borrower elected to pass the HTCs through to the Master Lessee. An affiliate of the borrower (the “Managing Member of the Master Lessee”) retains a 1% controlling interest in the Master Lessee.

Pursuant to a subordination, non-disturbance and attornment agreement among the lender, the borrower, the Master Lessee and the 99% equity interest owner of Master Lessee (“HTC Investor”): (1) the master lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the master lease until the next business day following the 5th anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the Mortgaged Property is first placed in service, but in no event later than April 1, 2026 (the “HTC Recapture Period Expiration Date”), (2) the lender must provide HTC Investor prior written notice of its intention to commence any enforcement action under the

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Mortgage Loan documents, (3) the HTC Investor is entitled to receive notices of defaults under the Bell Works Loan documents, and (4) the HTC Investor has a period of not less than 10 days to cure such defaults. In addition, the HTC Investor has certain rights to remove the Bell Works borrower’s general partner and/or the Master Lessee’s managing member, subject to certain terms and conditions set forth in the subordination, non-disturbance and attornment agreement.

The lender has also agreed that, prior to the Historic Tax Credit Recapture Date, and notwithstanding whether any trigger period or event of default is continuing, each month it will disburse to Master Lessee any revenues from the Mortgaged Property that exceed the sum of (i) the base rent under the Master Lease, (ii) 1/12th of the estimated annual additional rent under the Master Lease, a portion of which may be subject to deferral due to the unavailable of net operating income, as more particularly described in the Master Lease, (iii) the monthly replacement reserve deposit amount, (iv) the monthly TI/LC reserve deposit amount (if any), (v) during a trigger period, the monthly operating expense amount pursuant to the approved annual budget, and (vi) 1/12th of the projected annual distribution to the Managing Member of Master Lessee.

●	With respect to the Dent Medical Center Mortgage Loan (2.8%), the largest tenant, Dent Neurological, which leases approximately 88.6% of the net rentable area at the Mortgaged Property, is an affiliate of the borrower.
●	With respect to the Stone Street Portfolio Mortgage Loan (1.6%), the two retail and one mixed use Mortgaged Properties comprising the portfolio are subject to three retail leases (leased to five restaurants) and two residential leases. All but one residential tenant are affiliated with the borrower. A borrower affiliate is the sole owner of one of the residential units and two of the restaurants and is a partial owner of the other three restaurants.
●	With respect to the Prospero Place and Garage Mortgage Loan (1.2%), the fourth largest tenant at the Mortgaged Property, Connect Hub Co-Working, representing approximately 7.2% of the net rentable area, is an affiliate of the borrower and the nonrecourse carveout guarantor.
●	With respect to the Union Road Plaza Mortgage Loan (1.1%), the largest tenant, Lake Effect Furniture and Mattress, which leases approximately 51.1% of the net rentable area at the Mortgaged Property, is an affiliate of the borrower.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease.”

Certain of the Mortgaged Properties may be leased in whole or in part by an originator and/or Sponsor or its affiliates.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease.”

See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests”.

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Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the projected gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Six (6) of the Mortgaged Properties (4.4%), are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). These areas include all or parts of the states of Utah, Arkansas and Tennessee. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 25%.

In the case of 77 Mortgaged Properties (87.5%) which secure in whole or in part 30 Mortgage Loans (87.9%), the related borrowers maintain insurance under blanket policies. In addition, (i) each of the A&R Hospitality Portfolio Mortgaged Properties (except the Home2Suites Daphne Mortgaged Property and Red Roof Pensacola Mortgaged Property) (1.5%) are covered by the same blanket insurance policy and (ii) each of the Stone Street Portfolio Mortgaged Properties (1.6%) are covered by the same blanket insurance policy.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager, as described below:

●	With respect to the 330 West 34th Street Leased Fee Mortgage Loan (7.2%), the Mortgage Loan documents provide that so long as the ground lease or an approved triple net lease of all of the Mortgaged Property is in effect, the borrower may rely on insurance provided by the related ground tenant or triple net lease tenant in lieu of the insurance policies otherwise required under the Mortgage Loan documents to the extent that such insurance complies with the insurance requirements under the ground lease or such triple net lease, as applicable. The insurance requirements of the ground lease in effect as of the origination date do not conform to, and are lower than, the insurance coverages that are otherwise required by the Mortgage Loan documents. In the event of any conflict between the provisions of the Mortgage Loan documents and the ground lease or an approved triple net lease, with respect to a casualty to, and restoration of, the Mortgaged Property, the provisions of the ground lease or an approved triple net lease will control and supersede the provisions of the Mortgage Loan documents (including, without limitation, active adjustment/settlement of any casualty proceedings, requirements relating to restoration or payment or applications of insurance proceeds). Further, in connection with a casualty, there is no required time frame in which the Vornado Ground Tenant is required to rebuild the improvements, its obligation to rebuild is limited to the extent of insurance proceeds received, net of any leasehold mortgage, and an affiliate of Vornado Ground Tenant may serve as escrow agent to hold insurance proceeds. In addition, since the Vornado Ground Tenant owns the improvements, it has a right to deal with the improvements in its discretion and without borrower consent,
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including razing the improvements, with no obligation to rebuild them. The ground lease in effect as of the origination date provides that the net insurance proceeds from a casualty will be applied to the restoration of the improvements on the Mortgaged Property (or building one or more alternative buildings) after the payment of any amounts due to leasehold mortgagees. The Vornado Ground Tenant is not required to expend more on reconstruction then the net insurance proceeds received by it (which may be net of amounts paid to leasehold mortgagees), is not required to restore the improvements within any particular time frame, and may elect to build a new building or buildings in lieu of restoration. The ground lease further provides that insurance proceeds in a specified amount (initially, $5,000,000, which amount has been increased since the date of the ground lease based on increases in the consumer price index and is subject to additional increases based on increases in the consumer price index), will be held by the Vornado Ground Tenant, and any additional proceeds will be held by either a leasehold mortgagee, or by an escrow agent, which escrow agent may include certain affiliates of the Vornado Ground Tenant.

●	With respect to the One Campus Martius Mortgage Loan (3.6%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the condominium association to the extent that the borrower maintains a “master” or “blanket” policy (the “Condominium Policy”) on the improvements relating to the condominium units and/or the condominium common elements which provides insurance coverage in the amounts, for the periods, by companies and against the hazards described in the Mortgage Loan documents, including fire and hazards included within the term “extended coverage”, and is otherwise in form and substance reasonably satisfactory to the lender, in which case, the borrower’s obligation under the Mortgage Loan documents to maintain hazard insurance coverage on the condominium units (including, but not limited to all condominium common elements) will be deemed satisfied to the extent that the required coverage is provided by the Condominium Policy.
●	With respect to the Residence Inn Melbourne Mortgage Loan (2.2%), the borrower is not required to maintain any of the insurance coverages on the Mortgaged Property required under the Mortgage Loan documents other than flood insurance for so long as the following conditions are satisfied: (i) the management agreement with the related franchisor (“Marriott”) is in full force and effect without any amendments to the provisions thereof which relate to insurance or casualty unless otherwise approved by the lender, (ii) Marriott remains fully liable for the obligations and liabilities of the property manager under the management agreement, (iii) Marriott maintains the insurance policies required under the Mortgage Loan documents (excluding, to the extent applicable, flood insurance) for the Mortgaged Property meeting the requirements set forth in the Mortgage Loan documents, and (iv) the borrower provides to the lender, no less frequently than annually, one or more certificates of insurance or other evidence reasonably satisfactory to the lender that the property manager maintains in full force and effect the insurance described in clause (iii) above. To the extent any of the conditions set forth in clauses (i) through (iv) above are not satisfied, the borrower is required to promptly, at its sole cost and expense, procure and maintain either (i) “primary” insurance coverage as to the Mortgaged Property in the event the property manager does not provide the applicable insurance coverage or (ii) in the event the property manager does not have the sufficient insurance coverage, “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with the requirements of the Mortgage Loan documents.
●	With respect to the Chesterfield Commons 8 Mortgage Loan (1.5%), for any outparcel lease that is in full force and effect as of the loan origination date, to the extent (i) no default beyond any applicable notice and cure period has occurred and is continuing under such outparcel lease, (ii) the applicable outparcel tenant is obligated per the terms of such outparcel lease to rebuild and/or repair the applicable outparcel premises, (iii) the applicable outparcel tenant is entitled to no period of rent abatement, and (iv) the borrower has provided to the lender
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evidence satisfactory to lender that the applicable outparcel tenant maintains in full force and effect the insurance coverage requirements set forth in the loan agreement, then the borrower will be deemed in compliance with such insurance coverage requirements with respect to the applicable outparcel lease premises and will not be required to maintain the coverage required under the Mortgage Loan documents with respect to such outparcel lease premises. If any outparcel tenant fails to satisfy the outparcel tenant insurance conditions, then the borrower is required to obtain, at the borrower’s sole cost and expense, all insurance as required by the loan agreement which satisfies the requirements under the Mortgage Loan documents providing coverage that will pay proceeds in an amount sufficient to restore the applicable outparcel lease premises to the extent such proceeds are not paid or otherwise made available under the insurance policies carried by the applicable outparcel tenant. Such insurance must be either be (x) “primary” insurance coverage in the event that the applicable outparcel tenant does not provide the applicable required insurance coverage, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the applicable outparcel lease premises into full compliance with all of the terms and conditions of the Mortgage Loan documents.

●	With respect to the 4023 Oak Lawn Avenue Mortgage Loan (1.2%), the borrower is not required to maintain any of the insurance coverages on the Mortgaged Property required under the Mortgage Loan documents other than flood insurance for so long as the following conditions are satisfied as to the sole tenant Equinox: (i) the Equinox lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the Equinox lease, (iii) Equinox maintains traditional third-party coverage for the Mortgaged Property (including, without limitation, any liability insurance coverage required under the loan agreement) which satisfies the requirements set forth in the loan agreement, including without limitation, naming the lender as mortgagee and loss payee and additional insured and naming the borrower as loss payee and additional insured (provided, in any event, any insurance provided by Equinox may have a general liability deductible/self-insured retention not in excess of $250,000 or 5% of the total insurable value of the Mortgaged Property for flood, windstorm and earthquake insurance coverage), (iv) the borrower provides to the lender, no less frequently than annually, evidence satisfactory to the lender that Equinox maintains in full force and effect the insurance described in clause (iii) immediately above, and (v) the Equinox lease remains in full force and effect following a casualty. To the extent any of the conditions set forth in clauses (i) through (iv) above are not satisfied, the borrower is required to promptly, at its sole cost and expense, procure and maintain either (i) “primary” insurance coverage as to the Mortgaged Property in the event Equinox does not provide the applicable insurance coverage or (ii) in the event Equinox does not have the sufficient insurance coverage, “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with the requirements of the Mortgage Loan documents.
●	With respect to the 1 Paramount Drive (0.7%), IPR Portfolio – 1468 West Hospital Road (0.4%), IPR Portfolio – 4520 and 4804 North State Road 37 (0.3%), IPR Portfolio – 2531 Jewett Lane (0.3%) and IPR Portfolio – 4086 Michigan Avenue (0.3%) Mortgaged Properties, the related borrower may rely on the insurance or self-insurance provided by the single tenant for all or a portion of the insurance coverage under the related Mortgage Loans, so long as the tenant’s lease is in effect and no default (or in certain cases, no monetary default) has occurred under the lease and the tenant’s insurance meets the requirements under the related loan documents. If the tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.
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Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation and warranty number 16 on Annex D-1, representation and warranty number 16 on Annex E-1 and representation and warranty number 18 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the IPG Portfolio Mortgage Loan (7.2%), the ESA for the Marysville Mortgaged Property identified as a controlled REC for the related Mortgaged Property residual impacts to soil and groundwater in an area formerly used for hazardous waste storage and where six USTs had historically operated. This area underwent investigation and remediation pursuant to the Resource Conservation and Recovery Act Corrective Action program in the late 1990s through the mid-2000s. The soil and groundwater impacts investigated and remediated in this area were granted closure by the governing agency in 2007 subject to the implementation of a restrictive covenant that prohibits non-industrial use of the applicable portion of the related Mortgaged Property as well as activities that may cause exposure to residually-impacted soil or groundwater. The related borrower is obligated to comply with such restricted covenant requirements pursuant to the terms of the Mortgage Loan documents.
●	With respect to the Stone Street Portfolio Mortgage Loan (1.6%), the 1 Hanover Square Mortgaged Property (i) was designated as landmark by the Landmarks Preservation Commission of the City of New York (the “LPC”) in 1965, which requires additional approvals from the LCP in advance for any alteration, reconstruction, demolition, or new construction affecting the designated building and (ii) is subject to a Preservation Easement dated October 6, 1981 with New York Landmarks Conservancy Inc. (“NYLC”), which requires the related borrower to (a) maintain the interior and exterior portions of the building in good repair and (b) except for routine maintenance and repair, perform all work on the premises in conformity with plans and/or specifications approved by the LPC in accordance with the New York City Administrative Code and LPC’s approval of the Mortgaged Property’s landmark designation, and in the case of each of clause (a) and clause (b), subject to inspection by and report of NYLC as to the condition of the premises and whether any work is required to carry out the undertaking in the Preservation Easement to maintain the building in good repair.
●	With respect to the Peery Hotel Mortgage Loan (1.5%), the related Mortgaged Property was placed on the National Register of Historic Places in 1978 and is subject to a Historic Preservation Easement and Agreement with Preservation Utah (formerly the Utah Heritage Foundation), which provides, among other conditions, (i) the related borrower cannot (1) change the use of the Mortgaged Property to a use that is inconsistent with the historic character of the Mortgaged Property, (2) subdivide or develop the Mortgaged Property, (3) demolish the improvements on the Mortgaged Property or (4) make alterations or changes to the exterior of the improvements on the Mortgaged Property (including the front, sides, rear and height of such improvements) that are inconsistent with the historic character of the Mortgaged Property and (ii) Preservation Utah with the legal authority and responsibility to inspect the Mortgaged Property to ensure that the related borrower is complying with the terms of such agreement.
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Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the borrower sponsor of the Mortgage Loan to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy is obtained for the related Mortgaged Property or contain general covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty numbers 24 and 25 on Annex D-1, representation and warranty numbers 24 and 25 on Annex E-1 and representation and warranty numbers 26 and 27 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified in the definition of “Maturity Date LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, the related Maturity Date LTV Ratio is calculated using an Appraised Value other than the “as-is” Appraised Value. With respect to the Mortgage Loans secured by the Mortgaged Properties identified in the definition of “Cut-off Date LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, the related Cut-off Date LTV Ratio is calculated using an Appraised Value other than the “as-is” Appraised Value.

In addition, the Appraised Value may be based on certain “extraordinary assumptions”, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances, free or abated rent periods or increased tenant occupancies. For example:

●	With respect to the One Campus Martius Mortgage Loan (3.6%), the Appraised Value is subject to the extraordinary assumption that all tenant improvements and leasing commissions associated with tenants in place have been paid. In connection with the foregoing, the borrower was required at loan origination to deposit approximately $3,851,373 into an outstanding TI/LC reserve, representing the full amount of all in-place tenant improvements and leasing commissions.
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Appraised Values are further calculated based on certain other assumptions and considerations set forth in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex E-2, Annex E-3 and Annex F-2 for additional information.

●	With respect to the IPG Portfolio Mortgage Loan (7.2%), the liability of each of the three non-recourse carveout guarantors is several but not joint, and is limited to each guarantor’s percentage ownership interest in the related borrower.
●	With respect to the Katy Mills Mortgage Loan (4.7%), for so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the Whole Loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.
●	With respect to the Tanger Outlets Columbus Mortgage Loan (3.8%), for so long as one or more of SPG LP, Simon Inc. or an affiliate of SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s liability is limited to $14,200,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.
●	With respect to the Concord Mills Mortgage Loan (3.0%), for so long as one or more of or an affiliate of SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the Concord Mills Whole Loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.
●	With respect to the Chesterfield Commons 8 Mortgage Loan (1.5%), the liability of each of the two non-recourse carveout guarantors is several but not joint and is limited to the amounts of each guarantor’s pro rata share of the aggregate liability of all guarantors under the related Mortgage Loan documents.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the Mortgaged Property, whereas payment at maturity is primarily dependent upon the market value of the Mortgaged Property or the related borrower’s ability to refinance the Mortgage Loan.

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Moreover, the absence of a guarantor may increase likelihood that the related borrower will take actions triggering recourse liability under such non-recourse carveout provisions than if there was a guarantor that would become liable were such non-recourse carveout provisions triggered.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties:

●	With respect to the Tanger Outlets Columbus Mortgage Loan (3.8%), the Mortgaged Property is subject to a tax increment financing agreement and other related development agreements (“TIF Agreement”). Pursuant to the TIF Agreement, the local township agreed to provide a real property tax exemption from 75% of the increase in the assessed valuation of the Mortgaged Property for a period of ten years commencing with tax year 2016, and the related borrower committed to make payments in lieu of taxes (“TIF Payments”) in an amount equal to the real property taxes so exempted. The local finance authority issued $9,980,000 in aggregate principal amount of community facilities revenue bonds secured by the TIF Payments and certain other community development charges to reimburse the related borrower for a portion of the upfront costs of completing certain public transportation improvements.
●	With respect to the One Campus Martius Mortgage Loan (3.6%), in connection with the creation by the State of Michigan of a plan to enable the revitalization of certain brownfield properties and the related developments of four projects located in the City of Detroit (the “Transformational Project Sites”), including the expansion of the Mortgaged Property which was completed in 2020, Bedrock Management Services, LLC, a borrower sponsor affiliate, as the developer (the “Developer”), entered into a reimbursement agreement (the “Reimbursement Agreement”) with the City of Detroit Brownfield Redevelopment Authority, the Michigan Strategic Fund and the Michigan Department of Treasury. The Reimbursement Agreement entitles the Developer to receive reimbursements for a certain portion of the cost of the developments of the Transformational Project Sites from certain tax revenues as well as sales and use tax exemptions. The obligations under the Reimbursement Agreement are personal to the Developer, do not run with the land, and are not binding on the borrower (or the lender prior to or after foreclosure). In connection with the origination of the Whole Loan, the borrower sponsor delivered a waiver of claims in favor of the lender pursuant to which the Developer waived any claims relating to the Reimbursement Agreement and covenanted not to bring any lawsuit against the lender in connection therewith. Additionally, the Mortgage Loan documents provide for loss recourse for any alleged claim against the lender or the Mortgaged Property in connection with the Reimbursement Agreement. The lender did not underwrite any of the benefits afforded to the Developer pursuant to the Reimbursement Agreement.
●	With respect to the Bell Works Mortgage Loan (1.8%), the Mortgaged Property is subject to a 30 year PILOT agreement, dated June 17, 2014, between the borrower and Holmdel Township. The borrower is obligated to make PILOT payments in exchange for certain exemptions from property taxes on real and personal property. The PILOT payment is based on a formula that factors in the percentage of the gross annual rent generated at the Mortgaged Property. For the first five years of the term the percentage is 10.25%, and thereafter the percentage increases 0.25% through year 25 with a cap set at an amount equal to 80% of what conventional taxes would be otherwise. Taxes were underwritten at
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$3,707,005 based on 10.5% of underwritten effective gross income per the terms of the PILOT agreement. Additionally, in connection with the rehabilitation and conversion of the Mortgaged Property to its current use, the Mortgaged Property qualifies for a historic rehabilitation tax credit (the “HTC”) allowed for qualified rehabilitation expenditures incurred in connection with the certified rehabilitation of a certified historic structure and the HTCs are not collateral for the Bell Works Mortgage Loan. The borrower leases the Mortgaged Property to Bell Works Master Tenant, LLC (the “Master Lessee”) pursuant to the terms of that certain Master Lease Agreement dated December 14, 2017, as amended. The borrower elected to pass-through the HTC to the Master Lessee. Pursuant to a subordination, non-disturbance and attornment agreement among the lender, the borrower, the Master Lessee and the 99% equity interest owner of Master Lessee (“HTC Investor”), the master lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the master lease until the next business day following the 5th anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the Mortgaged Property is first placed in service, but in no event later than April 1, 2026. Pursuant to the subordination, non-disturbance and attornment agreement, the lender must provide HTC Investor prior written notice of its intention to commence any enforcement action under the Mortgage Loan documents, the HTC Investor is entitled to receive notices of defaults under the Bell Works Loan documents, and the HTC Investor has a period of not less than 10 days to cure such defaults. In addition, the HTC Investor has certain rights to remove the Bell Works borrower’s general partner and/or the Master Lessee’s managing member, subject to certain terms and conditions set forth in the subordination, non-disturbance and attornment agreement.

●	With respect to the Prospero Place and Garage Mortgage Loan (1.2%), the Mortgaged Property is subject to two separate ground leases with the Memphis Center City Revenue Finance Corporation, as landlord, and one of the related borrowers, as tenant, entered into in connection with two PILOT agreements. Each of the ground leases expires on December 31, 2028. Pursuant to the terms of the ground lease with respect to the office portion of the related Mortgaged Property, the borrowers are required to pay taxes based on the 2013 assessment less the PILOT payment. The PILOT payment is equal to $205,720 times the then applicable property tax rate. Taxes for the office portion of the related Mortgaged Property were underwritten to the abated 2021 tax amount of $325,113. Pursuant to the terms of the ground lease with respect to the garage portion of the related Mortgaged Property, the borrowers are required to pay taxes based on the 2013 assessment times the current millage rate less the PILOT payment. The PILOT payment is equal to $167,880 times the millage rate. Taxes for the garage portion of the related Mortgaged Property were underwritten to the abated 2021 tax amount of $106,959.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds” and see representation and warranty number 17 on Annex D-1, representation and warranty number 17 on Annex E-1 and representation and warranty number 19 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

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Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

●	Twenty-three (23) Mortgage Loans (70.0%) are interest-only until the maturity date and therefore have an expected Maturity Balance at the related maturity date.
●	Four (4) Mortgage Loans (10.0%) provide for payments of interest-only for the first 12 – 48 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Maturity Balance at the related maturity date.
●	Twelve (12) Mortgage Loans (20.0%) are amortizing until the maturity date and therefore have an expected Maturity Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period (Days)		Number of Mortgage Loans	Approx. % of Initial Pool Balance
6	0		32	78.5%
1	0		5	17.0
1	5	(1)	2	4.4
Total			39	100.0%

(1)	One Mortgage Loan (0.7%) has one, five day grace period once per trailing 12-month period.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

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Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or the allocated loan amount of the related Mortgaged Property (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the Mortgage Loans.

Voluntary Prepayments

As of the Cut-off Date, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Five (5) Mortgage Loans (12.1%) permit the related borrower to prepay the Mortgage Loan with the payment of a yield maintenance charge if such repayment occurs prior to the related open prepayment period.

Three (3) Mortgage Loans (3.0%) permit the related borrower, after a lockout period of eleven (11) to twenty-seven (27) payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1%, as applicable, of the prepaid amount if such repayment occurs prior to the related open prepayment period.

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With respect to two (2) Mortgage Loans (9.1%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two (2) years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% or 4% of the prepaid amount, subject to a lockout, and prior to the open prepayment period.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period
IPG Portfolio	$60,000,000	7.2%	NAP
A&R Hospitality Portfolio	$15,750,000	1.9%	25
Chesterfield Commons 8	$12,900,000	1.5%	11
Riverport Tower	$6,600,000	0.8%	27
1 Paramount Drive	$5,890,000	0.7%	25

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	22	46.9%
6	5	22.6
5	3	12.6
7	3	10.8
3	6	7.1
Total	39	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of

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non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty-four (34) of the Mortgage Loans (the “Defeasance Loans”) (87.9%) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the Mortgage Loan (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two (2) years after the Closing Date.

As described under “—Prepayment Protections and Certain Involuntary Prepayments” above, two (2) of the Mortgage Loans (9.1%) are YM/Defeasance Loans.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, and (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a

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security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral.

Partial Releases; Partial Defeasance

With respect to IPG Portfolio Mortgage Loan (7.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) September 29, 2025, and (b) the date that is two years after the closing date of the securitization that includes the last note of the IPG Portfolio Whole Loan to be securitized, the borrower may either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of one or more of the Tremonton Mortgaged Property, Carbondale Mortgaged Property, Midland Mortgaged Property and the Marysville Mortgaged Property, in each case, provided that, among other conditions: (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to 110% of the allocated loan amount for the individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) if requested by the lender, the borrower delivers a rating agency confirmation, (iv) as of the date of the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the consummation of the partial release, and (b) 1.66x, (v) as of the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 10.51% and (b) the debt yield for all of the Mortgaged Properties immediately prior to the consummation of the partial release, and (vi) as of the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 56.5% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the consummation of the partial release.

With respect to CityLine Extra Closet Storage Portfolio Mortgage Loan (5.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property and (b) 90% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after

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giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.70x, (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of origination of the CityLine Extra Closet Storage Portfolio Mortgage Loan or (c) the debt service coverage ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the partial release, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 60.0%, (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of origination of the CityLine Extra Closet Storage Portfolio Mortgage Loan or (c) the loan-to-value ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the partial release, and (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) 9.6%, (b) the debt yield for all of the Mortgaged Properties as of the date of origination of the CityLine Extra Closet Storage Portfolio Mortgage Loan or (c) the debt yield with respect to the remaining Mortgaged Properties immediately prior to the consummation of the partial release.

With respect to the ExchangeRight Net Leased Portfolio #58 Mortgage Loan (3.7%), provided that no event of default is continuing under the related Mortgage Loan documents, on any monthly payment date after the date that is two years from the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more Mortgaged Properties provided that, among other conditions, (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement to a third party not affiliated with the related borrower or guarantor, (ii) the defeasance collateral is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Mortgaged Property and (b) 90% of the net sales proceeds applicable to such individual Mortgaged Property, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers a rating agency confirmation, (v) after giving effect to such release and defeasance, the debt service coverage ratio for all of the Mortgaged Properties then remaining is no less than the greater of (1) the debt service coverage ratio immediately preceding such release and (2) 2.05x; and (vi) after giving effect to such release and defeasance, the debt yield for all of the Mortgaged Properties then remaining is no less than the greater of (1) the debt yield immediately preceding such release and (2) 10.8%.

With respect to the A&R Hospitality Portfolio Mortgage Loan (1.9%), the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property (other than the Home2Suites Daphne Mortgaged Property and the Home2Suites Mobile Mortgaged Property) on any monthly payment date after the later to occur of (a) September 1, 2024 and (b) the date that is two years after the closing date of the securitization that includes the last note that is a part of the related Whole Loan to be securitized, provided that, among other conditions, (i) the borrowers either (x) defease the Mortgage Loan in an amount equal to 110% of the allocated loan amount for the Mortgaged Property to be released (the “A&R Hospitality Portfolio Release Price”) or (y) prepay the Mortgage Loan in an amount equal to the A&R Hospitality Portfolio Release Price, together with any applicable yield maintenance premium, (ii) after giving effect to such release, (x) the loan-to-value ratio (as calculated under the Mortgage Loan documents) is no greater 46.9% and (y) the debt yield (as calculated under the Mortgage Loan documents) is not less than 16.4%, and (iii) the borrowers satisfy customary REMIC conditions.

With respect to the Bell Works Mortgage Loan (1.8%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time other than the 60 days prior to a securitization of the Mortgage Loan, the borrower may record condominium documents whereby it imposes a condominium regime on its fee interest in the Mortgaged Property, which regime will consist of two units, one of which will consist of the air rights above the improvements (the “Upper Unit”) and the other will consist of all of the real property and improvements at the Mortgaged Property which are not included in the Upper Unit, after which the borrower may obtain the release of the Upper Unit, provided that, among other conditions: (i) the borrower delivers a REMIC opinion, and (ii) if requested by the lender, the borrower delivers a rating agency confirmation with respect to the implementation of the condominium conversion.

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With respect to the Stone Street Portfolio Mortgage Loan (1.6%), provided that no event of default is continuing under the related Mortgage Loan documents, after two (2) years from the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more of the Mortgaged Properties, in each case, provided that, among other conditions, (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party, (ii) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property and (b) 90% of the net sales proceeds applicable to such individual Mortgaged Property, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers a rating agency confirmation, (v) after giving effect to such release and defeasance, the debt service coverage ratio for the Test Period then most recently ended for all of the Mortgaged Properties then remaining is no less than the greater of (1) the debt service coverage ratio immediately preceding such release and (2) 2.14x; and (vi) after giving effect to such release and defeasance, the debt yield for the Test Period then most recently ended for all of the Mortgaged Properties then remaining is no less than the greater of (1) the debt yield immediately preceding such release and (2) 9.58%. “Test Period” means each 12-month period ending on the last day of a fiscal quarter.

With respect to the Indiana Ardena Portfolio Mortgage Loan (1.2%), provided that no event of default is continuing under the related Mortgage Loan documents, after two (2) years from the Closing Date, the borrower may deliver defeasance collateral and obtain the release of a Mortgaged Property, provided that, among other conditions, (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party, (ii) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers a rating agency confirmation, (v) after giving effect to such release and defeasance, the debt service coverage ratio for the remaining Mortgaged Property is no less than the greater of (1) the debt service coverage ratio immediately preceding such release and (2) 1.86x; and (vi) after giving effect to such release and defeasance, the loan-to-value ratio (as calculated under the Mortgage Loan documents) for the remaining Mortgaged Property is no more than the lesser of (1) the loan-to-value ratio immediately preceding such release and (2) 60.7%.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

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Escrows

Twenty-four (24) of the Mortgage Loans (81.2%), secured by retail, office, industrial or mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for retail, office, industrial and mixed use properties only.

Twenty-nine (29) of the Mortgage Loans (67.0%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty (30) of the Mortgage Loans (65.7%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Ten (10) of the Mortgage Loans (18.1%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Each of the Hyatt Regency Jacksonville Mortgage Loan and the A&R Hospitality Portfolio Mortgage Loan (collectively, 7.9%) requires a seasonality reserve that was deposited in connection with the origination of such Mortgage Loan and/or that is required to be funded on an ongoing basis or, in certain cases, is required to be funded upon specified trigger events. See “Risk Factors—Risks Relating to the Mortgage Loans—Hospitality Properties Have Special Risks”.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Hard	25	$581,672,220	69.9%
Springing	12	169,653,056	20.4
Soft (Residential) / Hard (Commercial)	1	62,500,000	7.5
Soft	1	18,700,000	2.2
Total	39	$832,525,276	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

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Delaware Statutory Trusts

With respect to the ExchangeRight Net Leased Portfolio #58 Mortgage Loan (3.7%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is affiliated with the signatory trustee or manager for the related borrower. The master lease has been subordinated to the related Mortgage Loan documents.

The Mortgage Loan documents provide for an assignment of leases and rents from the related master tenant to the borrower, as landlord under the master lease, and a collateral assignment of such assignment of leases and rents from the borrower to the lender, but do not provide for a mortgage on the master lease. However, under applicable state law, an assignment of leases and rents without a mortgage may not be enforceable. Accordingly, the lender would not have a perfected security interest in the leases and rents of the underlying tenants. The rents under the master lease are less than the rents payable by the underlying tenants. The Mortgage Loan was underwritten based on the rents payable by the underlying tenants. The foregoing structure may delay or impede enforcement of the Mortgage Loan, particularly in the event of the bankruptcy of the borrower or master tenant.

With respect to the ExchangeRight Net Leased Portfolio #58 Mortgage Loan (3.7%), the UW NOI Debt Yield and UW NCF DSCR, based only on the annual master lease rent, is 11.9% and 2.22x, respectively. The UW NOI Debt Yield and UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent), is 10.9% and 2.01x, respectively. The trust agreement for the related borrower limits the number of ultimate owners of such borrower to 400 persons. Transfers of a beneficial interest in the borrower are permitted subject to the terms of the ExchangeRight Net Lease Portfolio #58 Mortgage Loan documents, including, without limitation, that no change of control in the borrower results from any such transfer.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes—Exceptions” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Exceptions”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
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●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a holder of one or more related Companion Loans, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

The mezzanine loans related to the Mortgage Loans identified in the table below are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral, or required redemptions thereof, and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs (and in some cases, continues for a specified period of time) or if the

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Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences or exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Hyatt Regency Jacksonville	$50,000,000	$25,000,000	N/A	$17,000,000	$92,000,000	7.19141%	45.7%	56.1%	2.22x	1.77x

(1)	Calculated including the mezzanine debt and any related Companion Loan (including any related Subordinate Companion Loan).
(2)	The total debt interest rate for Hyatt Regency Jacksonville to full precision is 7.19141032608696%.
(3)	Calculated including any related Pari Passu Companion Loan (but without regard to any Subordinate Companion Loan or mezzanine debt).

In each case, the mezzanine indebtedness identified above is coterminous with the related Mortgage Loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

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With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
IPG Portfolio	$60,000,000	56.5%	1.66x	10.51%	Yes
Peery Hotel	$12,500,000	60.0%	1.45x	12.0%	Yes
Riverport Tower	$6,600,000	59.8%	1.86x	12.93%	Yes

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include certain cure and repurchase rights of the mezzanine lender. Other than in the case of the IPG Portfolio Mortgage Loan, the intercreditor required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. In the case of the IPG Portfolio Mortgage Loan, it is a condition to obtaining such future mezzanine loan that, if required by the lender, the borrower delivers a Rating Agency Confirmation with respect to such future mezzanine loan. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by all or substantially all of the pledgor’s assets or by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to each of the Katy Mills Mortgage Loan (4.7%), the Tanger Outlets Columbus Mortgage Loan (3.8%) and Concord Mills Mortgage Loan (3.0%), the related loan agreement permits the borrower to enter into a PACE Loan in an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. The related loan agreement defines “PACE Loan” as (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the related Mortgaged Property. The lien resulting from any unpaid and delinquent PACE loan payments would have property tax lien status.

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Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Bell Works Mortgage Loan (1.8%), the Mortgaged Property benefits from historic tax credits (“HTCs”) incurred in connection with the borrower’s rehabilitation and conversion of the Mortgaged Property to its current office. In connection therewith, the borrower leased the entire Mortgaged Property to a master lessee pursuant to the terms of a master lease under which the master lessee operates the Bell Works Mortgaged Property and pays rent to the borrower, and pursuant to which master lease the HTCs have been passed through to the master lessee. Pursuant to the operating agreement of the master lessee, the 99% equity interest owner of the master lessee (“HTC Investor”) is entitled to certain distributions subject to available cash flow, including an annual “priority return” equal to 2% of its paid-in capital contributions to the master lessee. Pursuant to a certain purchase agreement between the managing member of the master lessee and the HTC Investor, the HTC Investor has a put option to cause the managing member of the master lessee to purchase all of the HTC Investor’s interests in the master lessee during the 3-month period following the occurrence of the HTC Recapture Period Expiration Date (as defined above) (the “Put Option”). The purchase price payable by managing member of the master lessee under the Put Option agreement is equal to the sum of (i) $1,971,124.75 (i.e. 5% of the HTC Investor’s paid-in capital contributions of $39,422,395) plus (ii) any accrued unpaid amounts due under the HTC Investor under the Master Lessee’s operating agreement (including any unpaid priority return). See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

With respect to the Chesterfield Commons 8 Mortgage Loan (1.5%), the Mortgage Loan documents permit the two individual borrower sponsors/guarantors (Michael Staenberg and E. Stanley Kroenke) to buy out the direct and/or indirect interests of one another in the related borrower without the lender’s consent, provided that the following conditions, among others, are satisfied: (i) the borrower provides at least 15 days’ prior written notice to the lender of the election to exercise the applicable buyout along with copies of all documentation and instruments effecting or to effect such buyout and an updated borrower organizational chart reflecting the borrower’s organizational structure after giving effect to such buyout, (ii) no event of default exists as of the date the borrower provides notice to the lender or as the effective date of such buyout, (iii) the borrower’s legal structure and single purpose nature and bankruptcy remoteness, after consummation of such buyout, continue to satisfy the lender’s then current applicable underwriting criteria and requirements, (iv) upon consummation of the applicable buyout, the other borrower sponsor has control over the borrower, (v) with respect to Mr. Staenberg’s buyout of Mr. Kroenke, the borrower delivers, at its sole cost and expense, customary searches (credit, judgment, lien, bankruptcy, etc.) reasonably acceptable to the lender with respect to Mr. Staenberg (which search results will be deemed acceptable to the lender so long as they do not reveal any additional material negative matters other than those disclosed to the lender as of the Mortgage Loan origination date); (vi) with respect to Mr. Staenberg’s buyout of Mr. Kroenke, Mr. Staenberg satisfies the aggregate net worth and aggregate liquidity requirements set forth in the Mortgage Loan agreement, which aggregate net worth and liquidity are required to be maintained for the remainder of the term of the Mortgage Loan; and (vii) with respect to Mr. Staenberg’s buyout of Mr. Kroenke, all conditions for termination of any master lease in effect as of the effective date of the buyout have been satisfied as set forth in the Mortgage Loan agreement, and any such master lease has been terminated.

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Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●	With respect to the Hyatt Regency Jacksonville Mortgage Loan (6.0%), the related borrower has obtained an unsecured loan pursuant to the Paycheck Protection Program administered by the United States Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020 in the amount of approximately $2,000,000 from JPMorgan Chase Bank, N.A., pursuant to and secured by a promissory note dated as of March 23, 2021. The borrower is also party to a redevelopment agreement by and among the City of Jacksonville, Florida, The Jacksonville Economic Development Commission and the borrower, pursuant to which the City of Jacksonville, Florida provided funds to the borrower in connection with the redevelopment of the Mortgaged Property. The City of Jacksonville, Florida is to be reimbursed for the funds provided through the remittance by the borrower of ad valorem taxes and a 1% room surcharge. The outstanding remaining balance to be paid to the City of Jacksonville, Florida is $15,602,036.08, which amount is not secured by the Mortgaged Property or any other collateral of the borrower. The outstanding remaining balance under the redevelopment agreement may be satisfied in full by the payment of $250,000 at the expiration of 25 years following substantial completion of the Mortgaged Property, which occurs in 2026.
●	With respect to the One Campus Martius Mortgage Loan (3.6%), the Mortgage Loan documents permit the direct or indirect owners of the borrower (other than any principal) to obtain one or more unsecured loans from affiliates of the borrower, provided each unsecured loan is (a) unsecured, (b) payable only out of excess cash flow from the Mortgaged Property, (c) subordinate in all respects to the Mortgage Loan pursuant to a subordination and standstill agreement satisfactory to the lender in its sole discretion, and (d) without a maturity date. The aggregate amount of all unsecured loans that may be entered into without the lender’s consent may not exceed 10.0% of the aggregate unpaid principal amount of all of the Whole Loan at any one time.
●	With respect to the Residence Inn Melbourne Mortgage Loan (2.2%), the borrower is permitted to obtain future unsecured debt from one or more affiliates in connection with the completion of the 2024/2025 Renovations described above under “—Redevelopment, Renovation and Expansion”, subject to strict compliance with the terms and conditions set forth in the Mortgage Loan agreement.
●	With respect to the Bell Works Mortgage Loan (1.8%), in connection with the borrower’s redevelopment of the Mortgaged Property, the borrower leased a portion of the Mortgaged Property to the Township of Holmdel, New Jersey (the “Township”), for use as a library. Pursuant to the related lease documentation, the borrower is required to make an annual payment of $50,000 to the Township through 2037. Such annual payment obligation is evidenced by a promissory note in the original principal amount of $1,000,000 made by the borrower for the benefit of the Township. Such promissory note does not bear interest and is freely prepayable at any time. In addition, the borrower was required to escrow funds with the Township to pay for the Township’s costs incurred in connection with the redevelopment. As of the origination of the Bell Works Mortgage Loan, approximately $96,181 remained in the escrow.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

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The Whole Loans

General

Each of the Park West Village Mortgage Loan, the 330 West 34th Street Leased Fee Mortgage Loan, the IPG Portfolio Mortgage Loan, the Hyatt Regency Jacksonville Mortgage Loan, the 469 7th Avenue Mortgage Loan, the Wells Fargo Center Tampa Mortgage Loan, the Katy Mills Mortgage Loan, the Tanger Outlets Columbus Mortgage Loan, the One Campus Martius Mortgage Loan, the Concord Mills Mortgage Loan, the A&R Hospitality Mortgage Loan, the Bell Works Mortgage Loan, the PentaCentre Office Mortgage Loan and the Riverport Tower Mortgage Loan is part of a Whole Loan consisting of such Mortgage Loan and the related Pari Passu Companion Loan(s) and/or in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Loan Holder” or “Companion Loan Holders”) are generally governed by a co-lender agreement (each, a “Co-Lender Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“AB Whole Loan” means the Park West Village Whole Loan.

“BANK 2022-BNK43 PSA” means the pooling and servicing agreement governing the servicing of the Katy Mills Whole Loan.

“BBCMS 2022-C17 PSA” means the pooling and servicing agreement governing the servicing of the Park West Village Whole Loan and the A&R Hospitality Portfolio Whole Loan.

“Benchmark 2022-B35 PSA” means the pooling and servicing agreement governing the servicing of the Bell Works Whole Loan.

“Benchmark 2022-B36 PSA” means the pooling and servicing agreement governing the servicing of the One Campus Martius Whole Loan.

“BMO 2022-C2 PSA” means the pooling and servicing agreement governing the servicing of the PentaCentre Office Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term or concept specified in the related Co-Lender Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to any Servicing Shift Whole Loan, the related Pari Passu Companion Loan related to which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the related Servicing Shift PSA entered into in connection with such securitization. Wells Fargo Bank, National Association or an affiliate thereof is currently the holder of the “Controlling Companion Loan” with respect to the Tanger Outlets Columbus Whole Loan, Bank of America, N.A. or an affiliate thereof is currently the holder of the “Controlling Companion Loan” with respect to the Concord Mills Whole Loan and GS Bank or an affiliate thereof is currently the holder of the “Controlling Companion Loan” with respect to the Riverport Tower Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

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“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term or concept specified in the related Co-Lender Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means the Park West Village Whole Loan.

“Non-Serviced Certificate Administrator” means, with respect to any Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Co-Lender Agreement” means, with respect to any Non-Serviced Whole Loan, the related Co-Lender Agreement.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Custodian” means with respect to any Non-Serviced Whole Loan, the custodian (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Directing Holder” means, with respect to any Non-Serviced Whole Loan, the directing holder (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means, with respect to any Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, after the applicable Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” (or “Servicing Shift” after the related Servicing Shift Securitization Date) under the column titled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans and no Subordinate Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, after the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan.

“Non-Serviced PSA” means each of the pooling and servicing agreements or trust and servicing agreements, as applicable, identified under the column titled “Non-Serviced PSA/TSA” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means, with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

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“Non-Serviced Trustee” means, with respect to any Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans, the Non-Serviced AB Whole Loan and, after the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” (or “Servicing Shift” prior to the related Servicing Shift Securitization Date) under the column titled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan related to a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement governing the servicing of such Servicing Shift Whole Loan following the related Servicing Shift Securitization Date.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the closing date of the securitization of the related Controlling Companion Loan.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means with respect to any AB Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Co-Lender Agreement.

“Whole Loan” means each of the Park West Village Whole Loan, the 330 West 34th Street Leased Fee Whole Loan, the IPG Portfolio Whole Loan, the Hyatt Regency Jacksonville Whole Loan, the 469 7th Avenue Whole Loan, the Wells Fargo Center Tampa Whole Loan, the Katy Mills Whole Loan, the Tanger Outlets Columbus Whole Loan, One Campus Martius Whole Loan, the Concord Mills Whole Loan, the A&R Hospitality Whole Loan, the Bell Works Whole Loan, the PentaCentre Office Whole Loan and the Riverport Tower Whole Loan, as the context may require and as applicable.

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The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Park West Village	$62,500,000	7.5%	$125,000,000	$177,500,000	32.6%	63.5%	2.60x	1.34x
330 West 34th Street Leased Fee	$60,000,000	7.2%	$40,000,000	N/A	38.6%	38.6%	3.41x	3.41x
IPG Portfolio	$60,000,000	7.2%	$43,000,000	N/A	52.3%	52.3%	1.64x	1.64x
Hyatt Regency Jacksonville	$50,000,000	6.0%	$25,000,000	N/A	45.7%	45.7%	2.22x	2.22x
469 7th Avenue	$49,000,000	5.9%	$49,000,000	N/A	52.4%	52.4%	1.41x	1.41x
Wells Fargo Center Tampa	$43,000,000	5.2%	$30,000,000	N/A	59.4%	59.4%	1.60x	1.60x
Katy Mills	$38,924,908	4.7%	$90,824,785	N/A	33.0%	33.0%	2.91x	2.91x
Tanger Outlets Columbus	$31,950,000	3.8%	$39,050,000	N/A	58.5%	58.5%	1.90x	1.90x
One Campus Martius	$30,000,000	3.6%	$188,000,000	N/A	60.1%	60.1%	1.74x	1.74x
Concord Mills	$25,000,000	3.0%	$210,000,000	N/A	39.8%	39.8%	2.02x	2.02x
A&R Hospitality Portfolio	$15,750,000	1.9%	$47,250,000	N/A	46.9%	46.9%	2.06x	2.06x
Bell Works	$15,000,000	1.8%	$195,000,000	N/A	62.6%	62.6%	1.68x	1.68x
PentaCentre Office	$13,940,336	1.7%	$20,213,487	N/A	57.4%	57.4%	1.73x	1.73x
Riverport Tower	$6,600,000	0.8%	$15,000,000	N/A	58.2%	58.2%	2.12x	2.12x

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding the related Subordinate Companion Loan(s), any related mezzanine loan(s) and any other subordinate indebtedness.
(2)	Calculated including the related Pari Passu Companion Loan(s) and the related Subordinate Companion Loan(s) but excluding any related mezzanine loan(s) and any other subordinate indebtedness.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA/TSA(1)	Note Name	Control Note / Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Park West Village	Non-Serviced	BBCMS 2022-C17	A-1	Control Note(2)	Pari Passu	$17,500,000	BBCMS 2022-C17
			A-2	Non-Control Note	Pari Passu	$32,500,000	Bank of Montreal
			A-3	Non-Control Note	Pari Passu	$7,500,000	Bank of Montreal
			A-4	Non-Control Note	Pari Passu	$5,000,000	BMO 2022-C3
			A-5	Non-Control Note	Pari Passu	$17,500,000	Benchmark 2022-B37
			A-6	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2022-B37
			A-7	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2022-B37
			A-8	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2022-B37
			A-9	Non-Control Note	Pari Passu	$17,500,000	BMO 2022-C3
			A-10	Non-Control Note	Pari Passu	$15,000,000	BMO 2022-C3
			A-11	Non-Control Note	Pari Passu	$15,000,000	BBCMS 2022-C17
			A-12	Non-Control Note	Pari Passu	$15,000,000	BBCMS 2022-C17
			B-A	Control Note(2)	Subordinate	$66,500,000	BBCMS 2022-C17 (Loan-Specific)
			B-B	Control Note(2)	Subordinate	$111,000,000	Park West Village Grand Avenue Partners LLC
330 West 34th Street Leased Fee	Serviced	NAP	A-1	Control Note	Pari Passu	$20,000,000	Benchmark 2022-B37
			A-2	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2022-B37
			A-3	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2022-B37
			A-4	Non-Control Note	Pari Passu	$20,000,000	DBRI
			A-5	Non-Control Note	Pari Passu	$20,000,000	DBRI
IPG Portfolio	Serviced	NAP	A-1	Control Note	Pari Passu	$60,000,000	Benchmark 2022-B37
			A-2-1	Non-Control Note	Pari Passu	$15,000,000	CREFI
			A-2-2	Non-Control Note	Pari Passu	$8,000,000	CREFI
			A-3	Non-Control Note	Pari Passu	$20,000,000	CREFI
Hyatt Regency Jacksonville	Serviced	NAP	A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2022-B37
			A-2	Non-Control Note	Pari Passu	$15,000,000	CREFI
			A-3	Non-Control Note	Pari Passu	$10,000,000	CREFI
469 7th Avenue	Serviced	NAP	A-1	Control Note	Pari Passu	$20,000,000	Benchmark 2022-B37
			A-2	Non-Control Note	Pari Passu	$30,000,000	BMO 2022-C3
			A-3	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2022-B37
			A-4	Non-Control Note	Pari Passu	$14,000,000	UBS AG
			A-5	Non-Control Note	Pari Passu	$9,000,000	Benchmark 2022-B37
			A-6	Non-Control Note	Pari Passu	$5,000,000	UBS AG
Wells Fargo Center Tampa	Serviced	NAP	A-1	Control Note	Pari Passu	$43,000,000	Benchmark 2022-B37
			A-2	Non-Control Note	Pari Passu	$30,000,000	BMO 2022-C3
Katy Mills	Non-Serviced	BANK 2022-BNK43	A-1	Control Note	Pari Passu	$90,824,785	BANK 2022-BNK43
			A-2	Non-Control Note	Pari Passu	$38,924,908	Benchmark 2022-B37
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Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA/TSA(1)	Note Name	Control Note / Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Tanger Outlets Columbus	Servicing Shift	NAP(3)	A-1	Control Note	Pari Passu	$39,050,000	Wells Fargo Bank, National Association
			A-2	Non-Control Note	Pari Passu	$31,950,000	Benchmark 2022-B37
One Campus Martius	Non-Serviced	Benchmark 2022-B36	A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2022-B36
			A-2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2022-B37
			A-3	Non-Control Note	Pari Passu	$25,000,000	JPMCB
			A-4	Non-Control Note	Pari Passu	$15,800,000	JPMCB
			A-5	Non-Control Note	Pari Passu	$10,000,000	JPMCB
			A-6	Non-Control Note	Pari Passu	$46,200,000	BANK 2022-BNK43
			A-7	Non-Control Note	Pari Passu	$25,000,000	Morgan Stanley Bank, N.A.
			A-8	Non-Control Note	Pari Passu	$16,000,000	Morgan Stanley Bank, N.A.
Concord Mills	Servicing Shift	NAP(4)	A-1-1	Control Note	Pari Passu	$85,000,000	Bank of America, National Association
			A-1-2	Non-Control Note	Pari Passu	$40,000,000	Bank of America, National Association
			A-1-3	Non-Control Note	Pari Passu	$15,000,000	Bank of America, National Association
			A-1-4	Non-Control Note	Pari Passu	$10,000,000	Bank of America, National Association
			A-2-1	Non-Control Note	Pari Passu	$30,000,000	DBRI
			A-2-2	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2022-B37
			A-2-3	Non-Control Note	Pari Passu	$20,000,000	DBRI
			A-2-4	Non-Control Note	Pari Passu	$10,000,000	DBRI
A&R Hospitality Portfolio	Non-Serviced	BBCMS 2022-C17	A-1	Control Note	Pari Passu	$31,500,000	BBCMS 2022-C17
			A-2	Non-Control Note	Pari Passu	$15,750,000	Benchmark 2022-B37
			A-3(A)	Non-Control Note	Pari Passu	$ 8,500,000	BBCMS 2022-C17
			A-3(B)	Non-Control Note	Pari Passu	$ 7,250,000	BMO 2022-C3
Bell Works	Non-Serviced	Benchmark 2022-B35	A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2022-B35
			A-2-1	Non-Control Note	Pari Passu	$20,000,000	CGCMT 2022-GC48
			A-2-2	Non-Control Note	Pari Passu	$5,000,000	Benchmark 2022-B37
			A-3-1	Non-Control Note	Pari Passu	$15,000,000	BMO 2022-C2
			A-3-2	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2022-B37
			A-4	Non-Control Note	Pari Passu	$20,000,000	CGCMT 2022-GC48
			A-5	Non-Control Note	Pari Passu	$15,000,000	BMO 2022-C2
			A-6	Non-Control Note	Pari Passu	$15,000,000	BBCMS 2022-C17
			A-7	Non-Control Note	Pari Passu	$10,000,000	BBCMS 2022-C17
			A-8	Non-Control Note	Pari Passu	$10,000,000	BMO 2022-C3
			A-9	Non-Control Note	Pari Passu	$25,000,000	BBCMS 2022-C16
			A-10	Non-Control Note	Pari Passu	$10,000,000	BBCMS 2022-C16
			A-11	Non-Control Note	Pari Passu	$5,000,000	BBCMS 2022-C16
PentaCentre Office	Non-Serviced	BMO 2022-C2	A-1	Control Note	Pari Passu	$20,300,000	BMO 2022-C2
			A-2	Non-Control Note	Pari Passu	$14,000,000	Benchmark 2022-B37
Riverport Tower	Servicing Shift	NAP(5)	A-1	Non-Control Note	Pari Passu	$6,600,000	Benchmark 2022-B37
			A-2	Control Note	Pari Passu	$15,000,000	GS Bank

(1)	The identification of a “Non-Serviced PSA/TSA” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.
(2)	The Park West Village Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Whole Loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The Park West Village Whole Loan”.
(3)	From and after the related Servicing Shift Securitization Date, the Tanger Outlets Columbus Mortgage Loan will be serviced pursuant to the Servicing Shift PSA entered into in connection with the securitization of the note A-1 Controlling Companion Loan.
(4)	From and after the related Servicing Shift Securitization Date, the Concord Mills Mortgage Loan will be serviced pursuant to the Servicing Shift PSA entered into in connection with the securitization of the note A-1-1 Controlling Companion Loan.
(5)	From and after the related Servicing Shift Securitization Date, the Riverport Tower Mortgage Loan will be serviced pursuant to the Servicing Shift PSA entered into in connection with the securitization of the note A-2 Controlling Companion Loan.
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The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Co-Lender Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Property Protection Advances in respect of the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Property Protection Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder or a rating agency, as applicable, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs, fees and expenses (such as a pro rata share of a Property Protection Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

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Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loans), the related Control Note will be included in the issuing entity, and the Directing Holder will have certain consent rights (if no Control Termination Event is continuing) and consultation rights (during a Control Termination Event, but while no Consultation Termination Event is continuing) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Control Rights with respect to the Servicing Shift Whole Loans

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Holder appointed by the Controlling Class pursuant to the PSA, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to the related Servicing Shift Whole Loan, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of such “Controlling Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Co-Lender Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, a related Non-Control Note will be included in the issuing entity, and, prior to the related Servicing Shift Securitization Date, pursuant to the PSA, the Controlling Class Representative appointed by the Controlling Class, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights, if any, of the Non-Controlling Holder under the related Co-Lender Agreement.

The master servicer or the special servicer, as the case may be, will be required to (i) provide each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision, and consider on a non-binding basis alternative actions recommended by such Non-Controlling Holder.

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Such consultation right will generally expire ten business days (or, in certain cases, with respect to an “acceptable insurance default”, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten business day (or 30-day) period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such Non-Controlling Holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (provided that such consent will not be required if the related Non-Controlling Holder is a borrower or an affiliate thereof) unless special servicer has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such Non-Controlling Holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Co-Lender Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make property protection advances (or equivalent term) in respect of the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a property protection advance (or equivalent term) would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced

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Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make property protection advances (or equivalent term) with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the material servicing terms of the Non-Serviced PSAs.

With respect to each Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder or a rating agency, as applicable, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.
●	Any losses, liabilities, claims, fees, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Pari Passu Whole Loan (other than any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled to (i) direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing holder (or equivalent party) under the related Non-Serviced PSA, (ii) consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status

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report and (iii) replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent party)) with respect to such securitization (or other designated party under the related Non-Serviced PSA) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Co-Lender Agreement. With respect to each Non-Serviced Pari Passu Whole Loan (including each Servicing Shift Whole Loan on and after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Controlling Class Representative, if no Consultation Termination Event is continuing, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, pursuant to the related Co-Lender Agreement, will be required to (i) provide each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten business days (or, in certain cases, with respect to an “acceptable insurance default”, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten business day (or 30-day) period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the related Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten business day period.

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In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event (or analogous term) under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such Non-Controlling Holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The related Non-Serviced Custodian is expected to be the custodian of the mortgage file with respect to each Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to securitization trust created pursuant to the related Non-Serviced PSA, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (or its representative under the related pooling and servicing agreement) (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such Non-Controlling Holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loan

The Park West Village Whole Loan

General

The Park West Village Mortgage Loan (7.5%) is part of a split loan structure comprised of fourteen notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Park West Village Whole Loan (as defined below), in the initial aggregate principal balance of $365,000,000, is evidenced by:

●	four (4) senior pari passu promissory notes designated as Note A-5, Note A-6, Note A-7 and Note A-8, having an aggregate Cut-off Date Balance of $62,500,000, collectively evidencing the Park West Village Mortgage Loan, which will be included in the issuing entity;
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●	eight (8) senior pari passu promissory notes designated as Note A-1, Note A-2, Note A-3, Note A-4, Note A-9, Note A-10, Note A-11 and Note A-12, having an aggregate principal balance as of the Cut-off Date of $125,000,000 (collectively, the “Park West Village Pari Passu Companion Loans” and, together with the Park West Village Mortgage Loan, the “Park West Village A Notes”, and the holders of such Park West Village A Notes, the “Park West Village Note A Holders” and each holder, a “Park West Village Note A Holder”), which will not be included in the issuing entity;
●	one promissory Note B-A with a principal balance as of the Cut-off Date of $66,500,000 (the “Park West Village Note B-A”, and the holder of such Park West Village Note B-A, the “Park West Village Note B-A Holder”), which is subordinate to the Park West Village A Notes and will not be included in the issuing entity; and
●	one promissory Note B-B with a principal balance as of the Cut-off Date of $111,000,000 (the “Park West Village Note B-B”, and together with the Park West Village Note B-A, the “Park West Village Subordinate Companion Loans”, and the holder of such Park West Village Note B-B, the “Park West Village Note B-B Holder”), which is subordinate to the Park West Village A Notes and the Park West Village Note B-A, which will not be included in the issuing entity.

The Park West Village A Notes, the Park West Village Note B-A and the Park West Village Note B-B are collectively referred to as the “Park West Village Whole Loan” or the “Park West Village Notes”. The Park West Village Note B-A Holder and the Park West Village Note B-B Holder are collectively referred to as the “Park West Village Subordinate Noteholders”.

The rights of the holders of the promissory notes evidencing the Park West Village Whole Loan (the “Park West Village Noteholders”) are subject to a Co-Lender Agreement, dated as of August 3, 2022, among the initial holders of the Park West Village Notes (the “Park West Village Co-Lender Agreement”). The following summaries describe certain provisions of the Park West Village Co-Lender Agreement. The Park West Village Co-Lender Agreement provides that, to the extent that there is a conflict between the Park West Village Co-Lender Agreement and the related servicing agreement, which is the BBCMS 2022-C17 PSA (as defined below), the terms of the Park West Village Co-Lender Agreement will govern.

Servicing

The Park West Village Whole Loan is serviced and administered pursuant to the pooling and servicing agreement dated September 1, 2022 (the “BBCMS 2022-C17 PSA”), between Barclays Commercial Mortgage Securities LLC, as depositor, KeyBank National Association, as servicer (the “Park West Village Servicer”), Argentic Services Company LP, as special servicer, KeyBank National Association, as special servicer for the Park West Village Whole Loan (the “Park West Village Special Servicer”), Computershare Trust Company, National Association, as certificate administrator (the “Park West Village Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “Park West Village Trustee”), and Pentalpha Surveillance LLC, as operating advisor (the “Park West Village Operating Advisor”) and as asset representations reviewer (the “Park West Village Asset Representations Reviewer”), and the Park West Village Co-Lender Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Park West Village Whole Loan”. The Park West Village Servicer or the Park West Village Trustee, as applicable, under the BBCMS 2022-C17 PSA will be responsible for making any required property protection advances with respect to the Park West Village Whole Loan, in each case unless the Park West Village Servicer or the Park West Village Trustee, as applicable, or the Park West Village Special Servicer under the BBCMS 2022-C17 PSA determines that such an advance would not be recoverable from collections on the Park West Village Whole Loan.

Custody of the Mortgage File

The related Non-Serviced Custodian is expected to be the custodian of the mortgage file with respect to the Park West Village Whole Loan (other than any promissory notes not contributed to the BBCMS 2022-C17 trust).

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Application of Payments

The Park West Village Co-Lender Agreement sets forth the respective rights of the Park West Village Noteholders with respect to distributions of funds received in respect of the Park West Village Whole Loan, and provides, in general, that all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Park West Village Whole Loan or the Park West Village Mortgaged Property or amounts realized as proceeds thereof (including the amount of any cash or proceeds of the letter of credit constituting Threshold Event Collateral after the Final Recovery Determination and any Park West Village Excess Collections released from the Park West Village Excess Collections Reserve Account pursuant to the terms of the Park West Village Co-Lender Agreement), excluding (x) all amounts for required reserves or escrows required by the Park West Village Whole Loan documents (to the extent, in accordance with the terms of the Park West Village Whole Loan documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the Park West Village Servicer or the Park West Village Trustee under the BBCMS 2022-C17 PSA, and (y) all amounts that are then due, payable or reimbursable to the Park West Village Servicer, the Park West Village Special Servicer, the Park West Village Trustee, the Park West Village Certificate Administrator, the Park West Village Operating Advisor or the Park West Village Asset Representations Reviewer under the BBCMS 2022-C17 PSA with respect to the Park West Village Whole Loan pursuant to the BBCMS 2022-C17 PSA, in each case solely to the extent payments and other collections received with respect to the Park West Village Whole Loan and/or the Park West Village Mortgaged Property are allocated to such amounts pursuant to the BBCMS 2022-C17 PSA (excluding master servicing fees, trustee fees, certificate administrator fees, operating advisor fees, asset representations reviewer fees, and principal and interest advances, all of which will be payable to such party from collections allocable to the respective Park West Village Noteholders in respect of which such fees accrued or such advances were made, in each case out of distributions made in respect of each such Park West Village Note, respectively, and excluding interest on principal and interest advances which are reimbursable in accordance with the Park West Village Co-Lender Agreement), will generally be applied in the following order:

first, to each Park West Village Note A Holder, pro rata (based on their respective entitlements) in an amount equal to the accrued and unpaid interest on the respective principal balances of the Park West Village A Notes, at the applicable note interest rate (net of the primary servicing fee rate);

second, to the Park West Village Note B-A Holder, in an amount equal to the accrued and unpaid interest on the principal balance of the Park West Village Note B-A, at the applicable note interest rate (net of the primary servicing fee rate);

third, to the Park West Village Note B-B Holder, in an amount equal to the accrued and unpaid interest on the principal balance of the Park West Village Note B-B, at the applicable note interest rate (net of the primary servicing fee rate); provided that if (x) an event of default occurs and is continuing with respect to an obligation to pay money due under the Park West Village Whole Loan or (y) the Park West Village Whole Loan is a specially serviced loan under the BBCMS 2022-C17 PSA (other than due to an imminent default), any amount payable to the Park West Village Note B-B Holder under this clause third will be paid to the Park West Village Note B-B Holder after all amounts due and payable to the Park West Village Note A Holders and the Park West Village Note B-A Holder pursuant to clause fourth through clause seventh are paid in full but before any principal payment is made in respect to the Park West Village Note B-B pursuant to clause eighth below;

fourth, to each Park West Village Note A Holder, pro rata, based on the respective principal balances of the Park West Village A Notes, in an aggregate amount equal to the principal payments received (or other amounts allocated to principal pursuant to the BBCMS 2022-C17 PSA and the Park West Village Co-Lender Agreement), if any, with respect to such monthly payment date with respect to the Park West Village Whole Loan, until the principal balance for each Park West Village A Note has been reduced to zero;

fifth, to each Park West Village Note A Holder, pro rata, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Park West Village Note A Holder in

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accordance with the terms of the Park West Village Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to each Park West Village A Note, such amount to be allocated to such Park West Village Note A Holder, pro rata, based on the amount of realized losses previously allocated to each such Park West Village Note A Holder;

sixth, to the Park West Village Note B-A Holder, in an aggregate amount equal to the remaining principal payments received (or remaining other amounts allocated to principal pursuant to the BBCMS 2022-C17 PSA and the Park West Village Co-Lender Agreement), if any, with respect to such monthly payment date with respect to the Park West Village Whole Loan, until the principal balance for the Park West Village Note B-A has been reduced to zero;

seventh, to the Park West Village Note B-A Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Park West Village Note B-A Holder in accordance with the Park West Village Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to the Park West Village Note B-A;

eighth, to the Park West Village Note B-B Holder, in an aggregate amount equal to the remaining principal payments received (or remaining other amounts allocated to principal pursuant to the BBCMS 2022-C17 PSA and the Park West Village Co-Lender Agreement), if any, with respect to such monthly payment date with respect to the Park West Village Whole Loan, until the principal balance for the Park West Village Note B-B has been reduced to zero;

ninth, to the Park West Village Note B-B Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Park West Village Note B-B Holder in accordance with the terms of the Park West Village Co-Lender Agreement, plus interest thereon at the applicable note interest rate (net of the primary servicing fee rate) compounded monthly from the date the related realized loss was allocated to the Park West Village Note B-B;

tenth, to the extent any Park West Village Subordinate Noteholder has made any cure payments or advances to cure defaults pursuant to the Park West Village Co-Lender Agreement, to reimburse such Park West Village Subordinate Noteholder for all such amounts, on a pro rata basis based on the amount of cure payments reimbursable to such Park West Village Subordinate Noteholder;

eleventh, to any holder of a Park West Village A Note that is not in a securitization trust, the aggregate amount of Park West Village Excess Collections attributable to such Park West Village A Note and released following the Final Recovery Determination pursuant to the terms of the Park West Village Co-Lender Agreement, as described under “—Park West Village Excess Collections Reserve Account” below;

twelfth, any default interest (i) actually paid by the borrower and (ii) in excess of interest accrued on the principal balance of the Park West Village Whole Loan at the interest rate, (x) first, to each Park West Village Note A Holder (subject to the allocation of such amount pursuant to the terms of the BBCMS 2022-C17 PSA), pro rata, in an amount calculated on the principal balance of the Park West Village A Notes on such monthly payment date prior to the application of funds contemplated under this “Application of Payments” section at the excess of (A) the default rate on the Park West Village A Notes over (B) the interest rate on the Park West Village A Notes, (y) second, to the Park West Village Note B-A Holder (subject to the allocation of such amount pursuant to the terms of the BBCMS 2022-C17 PSA) in an amount calculated on the principal balance of the Park West Village Note B-A on such monthly payment date prior to the application of funds contemplated under this “Application of Payments” section at the excess of (A) the default rate on the Park West Village Note B-A over (B) the interest rate on the Park West Village Note B-A and (z) third, to the Park West Village Note B-B Holder, in an amount calculated on the principal balance of the Park West Village Note B-B on such monthly payment date prior to the application of funds contemplated under this “Application of Payments” section at the excess of (A) the default rate on the Park West Village Note B-B over (B) the interest rate on the Park West Village Note B-B;

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thirteenth, to each Park West Village Note A Holder, pro rata (based on their respective entitlements), up to an amount equal to all yield maintenance premiums allocated to the related Park West Village A Note in accordance with the Park West Village mortgage loan agreement;

fourteenth, to the Park West Village Note B-A Holder up to an amount equal to all yield maintenance premiums allocated to the Park West Village Note B-A in accordance with the Park West Village mortgage loan agreement;

fifteenth, to the Park West Village Note B-B Holder up to an amount equal to all yield maintenance premiums allocated to the Park West Village Note B-B in accordance with the Park West Village mortgage loan agreement;

sixteenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the BBCMS 2022-C17 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Park West Village Servicer or the Park West Village Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Park West Village Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the Park West Village Note A Holders (pro rata, based on their respective percentage interests in the Park West Village A Notes), the Park West Village Note B-A Holder and the Park West Village Note B-B Holder, on a pro rata basis, based on the principal balance of each Park West Village Note; and

seventeenth, if any excess amount is available to be distributed in respect of the Park West Village Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through sixteenth, any remaining amount will be paid (a) first, to the extent that such excess amount available pursuant to this clause seventeenth constitutes the Excess Liquidation Proceeds, to the Park West Village Note B-B Holder; (b) second, to the extent that such excess amount available pursuant to this clause seventeenth constitutes any remaining Park West Village Excess Collections released from the Park West Village Excess Collections Reserve Account following the Final Recovery Determination as described under “—Park West Village Excess Collections Reserve Account” below, to the Park West Village Note B-B Holder; (c) third, to the extent that such excess amount available pursuant to this clause seventeenth constitutes any cash or proceeds of the letter of credit constituting Threshold Event Collateral, to the Park West Village Subordinate Noteholder who delivered such Threshold Event Collateral pursuant to the Park West Village Co-Lender Agreement; and (d) fourth, to each Park West Village Noteholder, pro rata in accordance with their respective initial percentage interests in the Park West Village Whole Loan.

“Excess Liquidation Proceeds” means, if any, the cash settlement amount equal to the excess of (i) the net sales proceeds realized in connection with a sale of the Park West Village Mortgaged Property that is an REO property to a third-party purchaser over (ii) the Excess Liquidation Reference Amount; provided that such sale of the Park West Village Mortgaged Property was consummated in accordance with the terms of the BBCMS 2022-C17 PSA and 100% of the purchase price for the Park West Village Mortgaged Property is paid in cash on the settlement date.

“Excess Liquidation Reference Amount” means without duplication, the sum of (i) the unpaid principal balance of the Park West Village Whole Loan, (ii) accrued and unpaid interest on each Park West Village Note at the applicable interest rate (in each case, exclusive of the default rate) to and including the last day of the loan interest accrual period in which the purchase is to occur, (iii) any unreimbursed advances made with respect to the Park West Village Whole Loan and interest on such advances at the applicable advance interest rate, (iv) any unpaid additional expenses of any securitization trust with respect to the Park West Village Whole Loan and (v) any other unpaid expenses or fees reasonably incurred or expected to be incurred by each party to the BBCMS 2022-C17 PSA or any non-lead securitization pooling and servicing agreement (including the PSA) arising out of the sale of the Park West Village Mortgaged Property, including liquidation fees.

“Park West Village Excess Collections” means any funds received from the borrower and deposited into the Park West Village Excess Collections Reserve Account pursuant to the Park West Village Co-Lender Agreement.

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Consultation and Control

Pursuant to the Park West Village Co-Lender Agreement, the controlling holder with respect to the Park West Village Whole Loan (the “Park West Village Controlling Noteholder”), as of any date of determination, will be the holder or holders of a majority of the Park West Village Controlling Note. The “Park West Village Controlling Note” is (i) the Park West Village Note B-B, unless a Park West Village Note B-B Control Appraisal Period (as defined below) has occurred and is continuing, (ii) the Park West Village Note B-A if and for so long as a Park West Village Note B-B Control Appraisal Period has occurred and is continuing and no Park West Village Note B-A Control Appraisal Period (as defined below) has occurred and is continuing and (iii) Note A-1, if and for so long as both a Park West Village Note B-A Control Appraisal Period and a Park West Village Note B-B Control Appraisal Period have occurred and are continuing, provided that if any such controlling note is included in the securitization trust created pursuant to the BBCMS 2022-C17 PSA, the rights of the Park West Village Controlling Noteholder may be exercised by a majority of the holders of one or more controlling classes backed by such controlling note or the related controlling noteholder representative in accordance with the terms of the BBCMS 2022-C17 PSA. The Park West Village Note B-B Holder is the Park West Village Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the Park West Village Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Park West Village Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Park West Village Major Decision (as defined below) has been requested or proposed, the Park West Village Servicer or the Park West Village Special Servicer will be required to provide the Park West Village Controlling Noteholder (or its representative) with at least 10 business days’ (or in the case of a determination of any acceptable insurance default, 20 days’) prior notice requesting consent to such Park West Village Major Decision; provided that if the Park West Village Servicer or the Park West Village Special Servicer, as applicable, has not received a response from the Park West Village Controlling Noteholder (or its representative) with respect to such Park West Village Major Decision within 10 business days (or, in the case of a determination of such acceptable insurance default, 20 days) after delivery of the notice of a Park West Village Major Decision, the Park West Village Servicer or the Park West Village Special Servicer, as applicable, will be required to deliver an additional copy of the notice of such Park West Village Major Decision in all caps bold 14-point font: “THIS IS A SECOND NOTICE. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF THIS SECOND NOTICE WILL RESULT IN A LOSS OF YOUR RIGHT TO CONSENT WITH RESPECT TO THIS DECISION.” and if the Park West Village Controlling Noteholder (or its representative) fails to respond to the Park West Village Servicer or the Park West Village Special Servicer, as applicable, with respect to any such proposed action within five business days after receipt of such second notice, the Park West Village Controlling Noteholder (or its representative) will have no further consent rights with respect to the specific action set forth in such notice.

Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the applicable servicing standard, the Park West Village Servicer or the Park West Village Special Servicer, as applicable, may take actions with respect to the Park West Village Mortgaged Property before obtaining the consent of the Park West Village Controlling Noteholder (or its representative) if the Park West Village Servicer or the Park West Village Special Servicer, as applicable, reasonably determines in accordance with the applicable servicing standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Park West Village Noteholders as a collective whole, and the Park West Village Servicer or the Park West Village Special Servicer, as applicable, has made a reasonable effort to contact the Park West Village Controlling Noteholder. The foregoing will not relieve the Park West Village Servicer or Park West Village Special Servicer, as applicable, of its duties to comply with the applicable servicing standard.

Notwithstanding the foregoing, the Park West Village Servicer or Park West Village Special Servicer, as the case may be, may not follow any advice or consultation provided by the Park West Village Controlling Noteholder (or its representative) or any other Park West Village Noteholder that would require or cause the Park West Village Servicer or the Park West Village Special Servicer, as applicable,

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to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the applicable servicing standard, require or cause the Park West Village Servicer or the Park West Village Special Servicer, as applicable, to violate provisions of the Park West Village Co-Lender Agreement or the BBCMS 2022-C17 PSA, require or cause the Park West Village Servicer or the Park West Village Special Servicer, as applicable, to violate the terms of the Park West Village Whole Loan, or materially expand the scope of the Park West Village Servicer’s or the Park West Village Special Servicer’s responsibilities under the Park West Village Co-Lender Agreement or the BBCMS 2022-C17 PSA.

The Park West Village Special Servicer will be required to (A) provide to (x) each Park West Village Note A Holder that is a Park West Village Non-Controlling Noteholder (as defined below), (y) if a Park West Village Note B-A Control Appraisal Period has occurred and is continuing but a Park West Village Note B-A Consultation Termination Event has not occurred, the Park West Village Note B-A Holder and (z) if a Park West Village Note B-B Control Appraisal Period has occurred and is continuing but a Park West Village Note B-B Consultation Termination Event has not occurred, the Park West Village Note B-B Holder, copies of any notice, information and report that is (or without regard to the occurrence of any control termination event, consultation termination event or similar event, would be) required to be provided to the Park West Village Controlling Noteholder pursuant to the BBCMS 2022-C17 PSA with respect to any Park West Village Major Decisions or the implementation of any recommended actions outlined in an asset status report within the same time frame that such notice, information and report is (or, if applicable, would be) required to be provided to the Park West Village Controlling Noteholder, and (B) consult with each such Park West Village Non-Controlling Noteholder or its representative on a strictly non-binding basis if, after having received such notices, information and reports, any such Park West Village Non-Controlling Noteholder requests consultation with respect to any such Park West Village Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Park West Village Non-Controlling Noteholder or its representative; provided that after the expiration of a period of 10 business days from delivery to any such Park West Village Non-Controlling Noteholder by the Park West Village Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Park West Village Special Servicer will no longer be obligated to consult with any such Park West Village Non-Controlling Noteholder, whether or not such Park West Village Non-Controlling Noteholder has responded within such 10 business day period. Notwithstanding the consultation rights of any Park West Village Non-Controlling Noteholder set forth above, the Park West Village Special Servicer may make any Park West Village Major Decision or take any recommended action outlined in an asset status report before the expiration of the aforementioned 10 business day period if the Park West Village Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Park West Village Noteholders.

“Park West Village Appraised-Out Note” means the Park West Village Note B-A or the Park West Village Note B-B if the principal balance of such Park West Village Note is notionally reduced to less than 25% of the initial principal balance of such Park West Village Note as a result of an allocation of a cumulative appraisal reduction amount under the BBCMS 2022-C17 PSA (other than any deemed cumulative appraisal reduction amount).

The Park West Village Whole Loan will be treated as a single loan for purposes of calculating the cumulative appraisal reduction amount. Cumulative appraisal reduction amounts with respect to the Park West Village Whole Loan will be allocated, first, to the Park West Village Note B-B, up to its outstanding principal balance, second, to the Park West Village Note B-A, up to its outstanding principal balance, and then, to the Park West Village A Notes, on a pro rata and pari passu basis (based on their respective outstanding principal balances).

“Park West Village Borrower Restricted Party” means the “Borrower Party” as defined in the BBCMS 2022-C17 PSA or such other analogous term used in the BBCMS 2022-C17 PSA.

“Park West Village Control Appraisal Period” means a Park West Village Note B-A Control Appraisal Period or a Park West Village Note B-B Control Appraisal Period, as the context may require.

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“Park West Village Control Retention Period” means with respect to any Park West Village Note B-A or Park West Village Note B-B that has become a Park West Village Appraised-Out Note:

(a)       a period of 10 days following receipt by the applicable Park West Village Controlling Noteholder of notice of the cumulative appraisal reduction amount, if such Park West Village Controlling Noteholder elects not to give a notice challenging the determination of such cumulative appraisal reduction amount to the Park West Village Special Servicer within such 10-day period; or

(b)       a period commencing on the date on which a notice of a cumulative appraisal reduction amount is received by such Park West Village Controlling Noteholder ending on the earliest of (x) the date that is 90 days following the related appraisal reduction event, unless such Park West Village Controlling Noteholder provides an additional appraisal within such 90-day period in accordance with the terms of the Park West Village Co-Lender Agreement, (y) the date on which the Park West Village Special Servicer determines that a recalculation of the cumulative appraisal reduction amount is not warranted or that such recalculation does not result in the cessation of such Park West Village Control Appraisal Period and (z) the date on which a Park West Village Note B-A Consultation Termination Event or Park West Village Note B-B Consultation Termination Event, as applicable, occurs.

“Park West Village Major Decision” means:

(a)	any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO loan) of the ownership of the property or properties securing the Park West Village Whole Loan if it comes into and continues in default;
(b)	any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Park West Village Whole Loan documents or any extension of the maturity date of the Park West Village Whole Loan;
(c)	following a default or an event of default with respect to the Park West Village Whole Loan, any exercise of remedies, including the acceleration of the Park West Village Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Park West Village Whole Loan documents or any acquisition of the Park West Village Mortgaged Property or any interest therein by foreclosure, deed-in-lieu of foreclosure, settlement or otherwise;
(d)	any sale of the Park West Village Whole Loan (when it is a defaulted mortgage loan) or the Park West Village Mortgaged Property (when it is held as foreclosure property) for less than the outstanding principal balance of the Park West Village Whole Loan, all accrued and unpaid interest (other than accrued interest) at the applicable interest rate and all additional servicing expenses;
(e)	any determination to bring the Park West Village Mortgaged Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials (as defined in the BBCMS 2022-C17 PSA) located at the Park West Village Mortgaged Property or an REO Mortgage Loan;
(f)	any release of material collateral or any acceptance of substitute or additional collateral for the Park West Village Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Park West Village Whole Loan documents and for which there is no lender discretion;
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(g)	any waiver of or any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Park West Village Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Park West Village Mortgaged Property or of any direct or indirect legal or beneficial interests in the borrower;
(h)	any transfer of the Park West Village Mortgaged Property or any portion of the Park West Village Mortgaged Property, or any transfer of any direct or indirect ownership interest in the borrower to the extent the lender’s consent under the Park West Village Whole Loan documents is required, except a permitted transfer or as expressly permitted by the Park West Village Whole Loan documents and for which there is no mortgage lender discretion or in connection with a pending or threatened condemnation;
(i)	any incurrence of additional debt by the borrower or any mezzanine financing by any direct or indirect beneficial owner of the borrower (to the extent that the lender has consent rights pursuant to the related Park West Village Whole Loan documents);
(j)	any adoption or implementation of the annual budget for which mortgage lender consent is required under the Park West Village Whole Loan documents;
(k)	any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Park West Village Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto;
(l)	any property management company changes or modifications, waivers or amendments to any management agreement, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the Park West Village Whole Loan documents);
(m)	releases of (i) any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves or (ii) any other letters of credit held as additional collateral for the Park West Village Whole Loan, in each case, other than those required pursuant to the specific terms of the related Park West Village Whole Loan documents and for which there is no lender discretion;
(n)	any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Park West Village Whole Loan other than pursuant to the specific terms of the Park West Village Whole Loan and for which there is no lender discretion;
(o)	any determination of an acceptable insurance default;
(p)	any proposed modification or waiver of any provision of the Park West Village Whole Loan documents with respect to the Park West Village Whole Loan governing the types, nature or amount of insurance coverage required to be obtained and maintained;
(q)	approval of material casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt evidenced by the Park West Village Whole Loan rather than to the restoration of the Park West Village Mortgaged Property, other than, in each case, to the extent the lender has no approval right pursuant to the specific terms of the Park West Village Whole Loan;
(r)	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower or the Park West Village Mortgaged Property;
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(s)	any determination by the Park West Village Servicer to transfer the Park West Village Whole Loan to the Park West Village Special Servicer under the circumstances where the Park West Village Servicer determines, in its reasonable business judgment, exercised in accordance with the servicing standard, that a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or any other default that is likely to impair the use or marketability of the Park West Village Mortgaged Property or such other analogous event described in the definition of servicing transfer event; and
(t)	any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at the Park West Village Mortgaged Property if it would be a major lease (as defined in the related mortgage loan agreement).

A “Park West Village Note B-A Consultation Termination Event” will occur if:

(a)       the initial principal balance the Park West Village Note B-B minus the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, Park West Village Note B-B after the date of creation of Park West Village Note B-B and (y) any losses realized with respect to the Park West Village Mortgaged Property or the Park West Village Whole Loan that are allocated to Park West Village Note B-B, is less than (b) 25% of the remainder of the initial principal balance of the Park West Village Note B-B; or

(b)       a majority of the principal balance of the Park West Village Note B-B is held by a Park West Village Borrower Restricted Party or a Park West Village Borrower Restricted Party would otherwise be entitled to exercise the consultation rights of the Park West Village Note B-B Holder.

“Park West Village Note B-B Control Appraisal Period” means any period with respect to the Park West Village Whole Loan, if and for so long as:

(a)       (1) the initial principal balance of the Park West Village Note B-B together with any Threshold Event Collateral (to the extent such amount is not already taken into account in the definition of “Appraisal Reduction Amount” under the BBCMS 2022-C17 PSA), minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Park West Village Note B-B after the date of creation of the Park West Village Note B-B, (y) any cumulative appraisal reduction amount for the Park West Village Whole Loan that is allocated to the Park West Village Note B-B and (z) any losses realized with respect to the Park West Village Mortgaged Property or the Park West Village Whole Loan that are allocated to the Park West Village Note B-B, is less than

(b)       25% of the remainder of (i) the initial principal balance of the Park West Village Note B-B less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Park West Village Note B-B Holder on the Park West Village Note B-B, after the date of creation of such Park West Village Note B-B, provided that if the Park West Village Note B-B Control Appraisal Period occurs as a result of the Park West Village Note B-B becoming a Park West Village Appraised-Out Note, the Park West Village Note B-B Control Appraisal Period will not be deemed to have occurred until the Park West Village Control Retention Period with respect to the Park West Village Note B-B has ended and the Park West Village Note B-B will continue to be the Park West Village Controlling Note until such Park West Village Control Retention Period has ended, and after the expiration of such Park West Village Control Retention Period, the Park West Village Note B-B Control Appraisal Period will be deemed to have occurred and the Park West Village Note B-B will no longer be the Park West Village Controlling Note; and

provided further that if a majority of the principal balance of the Park West Village Note B-B is held by a Park West Village Borrower Restricted Party or a Park West Village Borrower Restricted Party would

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otherwise be entitled to exercise the rights of the Park West Village Controlling Noteholder or its representative, a Park West Village Note B-B Control Appraisal Period will be deemed to have automatically occurred.

Prior to calculating any amount of interest or principal due to the Park West Village Note B-A Holder or the Park West Village Note B-B Holder under the Park West Village Co-Lender Agreement, the Park West Village Servicer or Park West Village Special Servicer will be required to reduce (1) first, the principal balance of the Park West Village Note B-B (not below zero) by any realized loss with respect to the Park West Village Whole Loan, (2) second, after the principal balance of the Park West Village Note B-B has been reduced to zero, the principal balance of the Park West Village Note B-A (not below zero) by any realized loss with respect to the Park West Village Whole Loan, and (3) after the principal balance of the Park West Village Note B-A has been reduced to zero, the principal balance of the Park West Village A Notes, pro rata (based on the respective outstanding principal balance of each Park West Village A Note) (in each case, not below zero) by any realized loss with respect to the Park West Village Whole Loan.

“Park West Village Non-Controlling Note” means each Park West Village Note other than the Park West Village Controlling Note.

“Park West Village Non-Controlling Noteholder” means each Park West Village Noteholder other than the Park West Village Controlling Noteholder; provided that, if at any time a Park West Village Non-Controlling Note is held by (or, if such Park West Non-Controlling Note is included in a securitization, the related controlling class representative or the equivalent is) a Park West Village Borrower Restricted Party, no person will be entitled to exercise the rights of such Park West Village Non-Controlling Noteholder with respect to such Park West Village Non-Controlling Note.

“Park West Village Lead Securitization Noteholder” means the holder of Note A-1.

Rights of the Park West Village Subordinate Noteholders to Challenge the Park West Village Special Servicer’s Determination of Cumulative Appraisal Reduction Amount and Post Threshold Event Collateral

If either the Park West Village Note B-A or Park West Village Note B-B becomes a Park West Village Appraised-Out Note following the occurrence of an appraisal reduction event, the related Park West Village Controlling Noteholder will have the right to challenge the Park West Village Special Servicer’s cumulative appraisal reduction amount determination and may, at its sole expense, obtain a new appraisal of the Park West Village Mortgaged Property. The applicable Park West Village Controlling Noteholder will be required to provide the Park West Village Special Servicer with notice of their intent to challenge or not challenge the Park West Village Special Servicer’s cumulative appraisal reduction amount determination within 10 days of such Park West Village Controlling Noteholder’s receipt of written notice of the cumulative appraisal reduction amount. The holder of a Park West Village Appraised-Out Note will be entitled to continue to exercise the rights of the Park West Village Controlling Noteholder during the Park West Village Control Retention Period. Such Park West Village Controlling Noteholder that elects to obtain a new appraisal at its sole expense will be required to cause such appraisal to be prepared on an “as is” basis in accordance with the requirements set forth in the BBCMS 2022-C17 PSA, and such new appraisal must be reasonably acceptable to the Park West Village Special Servicer in accordance with the applicable servicing standard. In addition, the applicable Park West Village Controlling Noteholder will have the right, at their sole expense, to require the Park West Village Special Servicer to order an additional appraisal of the Park West Village Mortgaged Property from time to time after an appraisal reduction event has occurred, and the Park West Village Special Servicer will be required to use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of such holders’ written request and is required to ensure that such appraisal is prepared in accordance with the requirements set forth in the BBCMS 2022-C17 PSA. Notwithstanding the rights of the Park West Village Controlling Noteholder to obtain (or cause to be obtained) a new appraisal under the Park West Village Co-Lender Agreement, the Park West Village Special Servicer will not be required to obtain such appraisal if it determines in accordance with the applicable servicing standard that no events at or with regard to the Park West Village Mortgaged Property have occurred that would have a

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material effect on the appraised value of the Park West Village Mortgaged Property. Upon receipt of an appraisal provided by, or requested by, holders of a Park West Village Appraised-Out Note as described above and any other information reasonably requested by the Park West Village Special Servicer from the Park West Village Servicer reasonably required to calculate or recalculate the cumulative appraisal reduction amount, the Park West Village Special Servicer will be required to determine, in accordance with the applicable servicing standard, whether, based on its assessment of such additional appraisal, any recalculation of the cumulative appraisal reduction amount is warranted and, if so warranted, to recalculate such cumulative appraisal reduction amount based on such additional appraisal. If required by any such recalculation, the Park West Village Appraised-Out Note will be reinstated as the Park West Village Controlling Note. The Park West Village Special Servicer will be required to promptly notify the other Park West Village Noteholders of any such determination and recalculation in its monthly reporting.

The applicable Park West Village Controlling Noteholder may avoid a Park West Village Control Appraisal Period caused by application of a cumulative appraisal reduction amount if such Park West Village Controlling Noteholder delivers Threshold Event Collateral as a supplement to the appraised value of the Park West Village Mortgaged Property to the Park West Village Servicer, together with documentation acceptable to the Park West Village Servicer in accordance with the applicable servicing standard to create and perfect a first priority security interest in favor of the Park West Village Servicer on behalf of the BBCMS 2022-C17 trust in such collateral (which must be completed within 30 days of the Park West Village Special Servicer’s receipt of a third party appraisal that indicates such Park West Village Control Appraisal Period has occurred, during which such 30-day period such Park West Village Controlling Noteholder’s rights under the Park West Village Co-Lender Agreement will continue) (a “Threshold Event Cure”) and, additionally, pays all costs and expenses incurred by any party under the Park West Village Co-Lender Agreement associated with the delivery and/or pledge of such Threshold Event Collateral, including the costs and expenses of any opinion of counsel. If a Threshold Event Cure occurs, the Park West Village Note B-A Control Appraisal Period or the Park West Village Note B-B Control Appraisal Period, as applicable, caused by application of a cumulative appraisal reduction amount will not be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the letter of credit must have an initial term no shorter than 6 months and contain an evergreen clause providing for automatic renewal for additional periods not less than 6 months. The applicable Park West Village Controlling Noteholder must provide notice of each renewal at least 30 days prior to the expiration date of such letter of credit. If the Park West Village Servicer does not receive notice of such renewal at least 30 days prior to the expiration date of the letter of credit or if the Park West Village Servicer receives notice that the letter of credit will not be renewed, then the Park West Village Servicer will promptly draw upon such letter of credit and hold such proceeds thereof as Threshold Event Collateral. If a letter of credit is furnished as Threshold Event Collateral, such Park West Village Controlling Noteholder will be required to replace such letter of credit with other Threshold Event Collateral within 30 days if the credit ratings of the Threshold Collateral Issuer are downgraded below the required ratings; provided, however, that, if such Threshold Event Collateral is not so replaced, the Park West Village Servicer will draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure will continue until (i) the appraised value of the Park West Village Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent the applicable Park West Village Control Appraisal Period from occurring (and should the appraised value of the Park West Village Mortgaged Property plus the value of the Threshold Event Collateral be insufficient, the applicable Park West Village Controlling Noteholder will have 30 days from the new third party appraisal to deliver new Threshold Event Collateral as supplement to the newly appraised value), or (ii) a determination is made by the Park West Village Special Servicer in accordance with the Park West Village Co-Lender Agreement that all proceeds in respect of the Park West Village Whole Loan or the Park West Village Mortgaged Property have been received (a “Final Recovery Determination”). If the appraised value of the Park West Village Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Park West Village Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Park West Village Controlling Noteholder, any or such portion of Threshold Event Collateral held by the Park West Village Servicer will promptly be returned to such Park West Village Controlling Noteholder (at its sole expense).

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Upon the Park West Village Special Servicer’s determination of a Final Recovery Determination with respect to the Park West Village Whole Loan, any cash or proceeds of such Threshold Event Collateral will be available to reimburse each Park West Village Noteholder for any realized losses with respect to the Park West Village Whole Loan after application of the net proceeds of liquidation plus accrued and unpaid interest thereon at the applicable interest rate and all other expenses reimbursable under the Park West Village Co-Lender Agreement and under each servicing agreement related to the securitization of a Park West Village Note or related REO property in accordance with the priority of payments described above under “—Application of Payments”.

“Park West Village Non-Lead Note” means any Park West Village Note other than Note A-1.

“Park West Village Non-Lead Noteholder” means any holder of a Park West Village Non-Lead Note.

“Threshold Event Collateral” means either (a) cash collateral held by and acceptable to, the Park West Village Servicer or (b) an unconditional and irrevocable standby letter of credit with the Park West Village Servicer on behalf of the Park West Village Noteholders as the beneficiary, issued by a bank or other financial institutions (the “Threshold Collateral Issuer”) the long term unsecured debt obligations of which are rated at least “A” by S&P, “A” by DBRS Morningstar, “A” by Fitch and “A2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “R-1(middle)” by DBRS Morningstar, “F-1” by Fitch and “P-1” by Moody’s, in either case in an amount which when added to the appraised value of the Park West Village Mortgaged Property as determined pursuant to the BBCMS 2022-C17 PSA, would cause the applicable Park West Village Control Appraisal Period not to occur.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Park West Village Whole Loan by the end of the applicable grace period or any other event of default under the related Park West Village Whole Loan documents occurs and is continuing, the Park West Village Note B-A Holder and the Park West Village Note B-B Holder will each have the right to cure such event of default subject to certain limitations set forth in the Park West Village Co-Lender Agreement. The Park West Village Note B-A Holder’s and Park West Village Note B-B Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Park West Village Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Park West Village Whole Loan; provided that additional cure periods will be permitted with the consent of the Park West Village Lead Securitization Noteholder and, in the case of additional cure periods requested by the Park West Village Note B-B Holder, the consent of the Park West Village Note B-A Holder.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the Park West Village Whole Loan (including for purposes of (i) accelerating the Park West Village Whole Loan, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Park West Village Mortgaged Property; or (ii) treating the Park West Village Whole Loan as a specially serviced loan under the BBCMS 2022-C17 PSA); provided that such limitation will not prevent the Park West Village Lead Securitization Noteholder from collecting default interest or late charges from the borrower to be applied in accordance with the Park West Village Co-Lender Agreement. Any amounts paid by the Park West Village Note B-A Holder or the Park West Village Note B-B Holder on behalf of the borrower to cure a default will be reimbursable to such Park West Village Noteholder pursuant to the priority of payments described above under “—Application of Payments” above.

Notwithstanding anything to the contrary in the Park West Village Co-Lender Agreement, for so long as the Park West Village Note B-A is included in the BBCMS 2022-C17 trust, the provisions of this “Cure Rights” section will not have any force or effect, insofar as they set forth any right of the Park West Village Note B-A Holder to exercise cure rights.

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Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Park West Village Whole Loan or a servicing transfer event, the Park West Village Note B-A Holder and the Park West Village Note B-B Holder will have the right, by written notice to each Park West Village Note A Holder and, if the purchasing Park West Village Noteholder is the Park West Village Note B-B Holder, the Park West Village Note B-A Holder (a “Park West Village Purchase Notice”), to purchase in immediately available funds, (i) if the purchasing Park West Village Noteholder is the Park West Village Note B-A Holder, the Park West Village A Notes, or, (ii) if the purchasing Park West Village Noteholder is the Park West Village Note B-B Holder, the Park West Village A Notes and the Park West Village Note B-A (each such Park West Village Note specified in the Park West Village Purchase Notice, a “Purchased Note”), in whole but not in part, at the defaulted mortgage loan purchase price set forth in the Park West Village Co-Lender Agreement, which is generally equal to unpaid principal, interest and expenses (but generally excludes yield maintenance premiums, default interest or late charges unless the purchasing Park West Village Noteholder is the borrower or an affiliate of the borrower). Upon delivery of the Park West Village Purchase Notice to the selling Park West Village Noteholder(s), the selling Park West Village Noteholder(s) will be required to sell (and the Park West Village Note B-B Holder or Park West Village Note B-A Holder, as applicable, will be required to purchase) the Purchased Note(s) at the defaulted mortgage loan purchase price, on a date (the “Park West Village Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Park West Village Purchase Notice. The failure of the requesting purchaser to purchase the Purchased Note(s) on the Park West Village Defaulted Note Purchase Date (other than as a result of any failure to consummate such purchase on the part of the selling Park West Village Noteholder or as a result of the conditions giving rise to such purchase ceasing to exist) will result in the termination of such right with respect to the event of default under Park West Village Whole Loan or servicing transfer event that gave rise to such right. The right of the Park West Village Note B-A Holder and Park West Village Note B-B Holder to purchase one or more Park West Village Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Park West Village Mortgaged Property. Notwithstanding the foregoing sentence, the Park West Village Lead Securitization Noteholder is required to give the Park West Village Subordinate Noteholders 10 business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the Park West Village Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Park West Village Mortgaged Property is transferred to the Park West Village Lead Securitization Noteholder (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Park West Village Lead Securitization Noteholder of a foreclosure sale or sale by power of sale, less than 10 business days after the acceleration of the Park West Village Whole Loan, the Park West Village Lead Securitization Noteholder will be required to notify the Park West Village Subordinate Noteholders of such transfer and the Park West Village Note B-A Holder and Park West Village Note B-B Holder will have a 30-day period from the date of such notice from the Park West Village Lead Securitization Noteholder to deliver the Park West Village Purchase Notice to the Park West Village Lead Securitization Noteholder (and, if the Park West Village Note B-B Holder is delivering such Park West Village Purchase Notice, to the Park West Village Note B-A Holder), in which case such Park West Village Subordinate Noteholder will be obligated to purchase the Park West Village Mortgaged Property, in immediately available funds, within such 30-day period at the applicable defaulted mortgage loan purchase price.

Notwithstanding anything to the contrary in the Park West Village Co-Lender Agreement, for so long as the Park West Village Note B-A is included in the BBCMS 2022-C17 trust, the provisions of this “Purchase Option” section will not have any force or effect, insofar as they set forth any right of the Park West Village Note B-A Holder to exercise purchase rights.

Sale of Defaulted Park West Village Whole Loan

Pursuant to the terms of the Park West Village Co-Lender Agreement and the BBCMS 2022-C17 PSA, if the Park West Village Whole Loan becomes a defaulted loan, and if the Park West Village Special Servicer determines to sell the Park West Village A Notes owned by the BBCMS 2022-C17 trust in

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accordance with, and to the extent provided in, the BBCMS 2022-C17 PSA and the Park West Village Co-Lender Agreement, then the Park West Village Special Servicer may elect to sell the entire Park West Village Whole Loan subject to the consent (or deemed consent) of the Park West Village Non-Lead Noteholders and the Park West Village Subordinate Noteholders as described below. Notwithstanding the foregoing, Park West Village Special Servicer will not be permitted to sell any Park West Village Non-Lead Note without the written consent of the related Park West Village Non-Lead Noteholder (provided that such consent is not required if such Park West Village Non-Lead Noteholder is the borrower or an agent or affiliate of the borrower) unless the Park West Village Special Servicer has delivered to such Park West Village Non-Lead Noteholder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Park West Village Non-Lead Notes; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Park West Village Special Servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Park West Village Whole Loan, and any documents in the servicing file maintained by the Park West Village Servicer and/or Park West Village Special Servicer with respect to the Park West Village Whole Loan reasonably requested by such Park West Village Non-Lead Noteholder that are material to the price of the Non-Lead Notes and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Park West Village Special Servicer in connection with the proposed sale; provided, that such Park West Village Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Notwithstanding anything to the contrary stated in the Park West Village Co-Lender Agreement, (i) none of the Park West Village Lead Securitization Noteholder (or the Park West Village Special Servicer on its behalf), any Park West Village Note A Holder or the Park West Village Note B-B Holder will be permitted to sell the Park West Village Note B-A at any time without the written consent of the Park West Village Note B-A Holder (so long as a Park West Village Note B-A Control Appraisal Period is not continuing) and (ii) none of the Park West Village Lead Securitization Noteholder (or the Park West Village Special Servicer on its behalf), any Park West Village Note A Holder or the Park West Village Note B-A Holder will be permitted to sell the Park West Village Note B-B at any time without the written consent of the Park West Village Note B-B Holder (so long as a Park West Village Note B-B Control Appraisal Period is not continuing).

Notwithstanding anything to the contrary in the Park West Village Co-Lender Agreement, any controlling class representative of a securitization that contains a Park West Village A Note (or the requisite percentage of the holders of the certificates backed by the related Park West Village A Note and issued by the related securitization as set forth in the applicable pooling and servicing agreement) will have the right to direct and cause the Park West Village Special Servicer to sell such Park West Village A Note separately and individually without the consent of any other Park West Village Noteholder or any other person in accordance with the terms of the BBCMS 2022-C17 PSA so long as such sale is permitted under the REMIC provisions under the pooling and servicing agreement relating to the securitization of such Park West Village A Note.

Park West Village Excess Collections Reserve Account

In the event that as a result of any workout of the Park West Village Whole Loan in accordance with the terms of the Park West Village Co-Lender Agreement and the BBCMS 2022-C17 PSA (including the applicable servicing standard), the borrower is required to pay any additional amounts (other than customary fees and expenses payable to the Park West Village Servicer or the Park West Village Special Servicer and other than any amounts earmarked for reserves to be replenished or created in connection with such workout) in excess of the amount of interest, principal and other amounts that were payable on such date under the original terms of the Park West Village mortgage loan agreement (without giving effect to such workout), the Park West Village Servicer will be required to deposit such additional amounts collected from the borrower into a reserve account (the “Park West Village Excess Collections Reserve Account”) in accordance with the BBCMS 2022-C17 PSA. Except as otherwise provided in below, the Park West Village Servicer is required to withdraw funds in the Park West Village Excess

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Collections Reserve Account and apply such funds pursuant to the priority of payments set forth in the Park West Village Co-Lender Agreement (as described under “—Application of Payments” above) only upon receipt of a notice of the Park West Village Special Servicer’s determination of a Final Recovery Determination.

Any workout of the Park West Village Whole Loan that results in the establishment of a Park West Village Excess Collections Reserve Account must (i) require the delivery of an opinion of counsel (at the expense of the Park West Village Note B-B Holder) to the effect that the establishment of, deposit of funds into and withdrawal and application of funds from, the Park West Village Excess Collections Reserve Account, in the manner contemplated under this “Park West Village Excess Collections Reserve Account” section will not cause any securitization trust to fail to qualify as a REMIC or any grantor trust holding any interest in the Park West Village Whole Loan to fail to qualify as a “grantor trust” for federal income tax purposes, (ii) increase the interest rate on each Park West Village Note by the same amount (unless the Park West Village Note A Holders and the Park West Village Note B-A Holder agree to a different rate increase) and (iii) be entered into in accordance with the terms of the Park West Village Co-Lender Agreement and the BBCMS 2022-C17 PSA (including, without limitation, the applicable servicing standard set forth therein).

On any distribution date under the Park West Village Co-Lender Agreement, the Park West Village Servicer is required to withdraw funds in the Park West Village Excess Collections Reserve Account and apply such funds to pay any unanticipated expenses of the Park West Village Servicer reimbursable to the Park West Village Servicer under the BBCMS 2022-C17 PSA and pay any monthly interest payment on the Park West Village A Notes, the Park West Village Note B-A and the Park West Village Note B-B that is due and payable pursuant to the priority of distributions set forth in clauses (i) through (iii) under “—Application of Payments” above, if collections from the Park West Village Whole Loan for such distribution date are insufficient to pay such amounts in full.

Additional Information

Each of the tables presented on Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in September 2022 and ending on the hypothetical Determination Date in October 2022. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

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Transaction Parties

The Sponsors and Mortgage Loan Sellers

Goldman Sachs Mortgage Company, Citi Real Estate Funding Inc., German American Capital Corporation and JPMorgan Chase Bank, National Association are sponsors and mortgage loan sellers in this securitization transaction.

None of the mortgage loan sellers nor any of their respective affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against any mortgage loan seller for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the cure, repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by each mortgage loan seller in the related MLPA as described under “Description of the Mortgage Purchase Agreements”.

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of the depositor, GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2021, GSMC originated or acquired approximately 3,236 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $153.9 billion. As of December 31, 2021, GSMC had acted as a sponsor and mortgage loan seller on approximately 331 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion, $6.823 billion and $14.906 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020 and 2021, respectively.

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Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

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Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five (5) largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of the Top 15 Mortgage Loans” on Annex A-3. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, Goldman Sachs & Co. LLC, one of the underwriters, and the depositor. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

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Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex D-2—Exceptions to Goldman Sachs Mortgage Company Representations and Warranties”.

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The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In

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some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

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The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

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Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.
●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage
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loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The Tanger Outlets Columbus Mortgage Loan (3.8%) was (together with any related Companion Loans) co-originated by GS Bank and Wells Fargo Bank, National Association. Such Mortgage Loan and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

The A&R Hospitality Portfolio Mortgage Loan (1.9%) was (together with any related Companion Loans) co-originated by GS Bank, Société Générale Financial Corporation and Bank of Montreal. Such Mortgage Loan and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

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Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on August 15, 2022. GSMC’s Central Index Key is 0001541502. With respect to the period from and including October 1, 2019 to and including September 30, 2022, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may acquire in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI originated or co-originated all of the CREFI Mortgage Loans.

CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s

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underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

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Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the Cut-off Date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the Cut-off Date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
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●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related Mortgaged Properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related Mortgaged Properties;
●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;
●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the Cut-off Date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;
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●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

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Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the next five (5) largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of the Top 15 Mortgage Loans” on Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

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CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

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Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

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Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

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Exceptions to CREFI’s Disclosed Underwriting Guidelines

One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the CREFI Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2022. CREFI’s Central Index Key is 0001701238. With respect to the period from and including October 1, 2019 to September 30, 2022, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI is expected to purchase the Class R certificates. However, CREFI and/or its affiliates may acquire in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to the Mortgage Loans set forth under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, and (iii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. It is expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide

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US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program. GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with JPMorgan, Goldman Sachs and Citigroup, and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2022 is approximately $103.04 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-3), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In

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addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBRI during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-3.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to

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the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes.

General. DBRI is an originator and is affiliated with GACC and Deutsche Bank Securities Inc., one of the underwriters. DBRI originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBRI generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBRI conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBRI’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

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Cash Flow Analysis. DBRI reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBRI and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBRI may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBRI then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBRI’s acquisition and reunderwriting of a mortgage loan, DBRI relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of DBRI. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBRI had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. DBRI evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and

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obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBRI evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBRI either (i) obtains or updates (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBRI reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBRI either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBRI reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBRI generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBRI may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBRI reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBRI reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance

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policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBRI may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBRI may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBRI may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBRI. The typical required escrows for mortgage loans originated by DBRI are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBRI with sufficient funds to satisfy all taxes and assessments. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBRI may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBRI with sufficient funds to pay all insurance premiums. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
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●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBRI may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBRI’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBRI has structured springing escrows that arise for identified risks, (v) DBRI has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBRI believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBRI’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBRI may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are DBRI’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from DBRI’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBRI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBRI made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

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Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 15, 2022. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2019 to and including September 30, 2022, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may acquire or own in the future certain classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation (“JPMC”) whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2021, of JPMC, and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMC, as they become available, may be obtained without charge by each person to whom this prospectus is delivered at the SEC’s website at www.sec.gov. The 2021 annual report of JPMC is available on JPMC’s website at www.jpmorganchase.com. None of the documents that JPMC files with the SEC or any of the information on, or accessible through, either the SEC’s website or JPMC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, manufactured housing community and multifamily properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2021, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $174 billion. Of that amount, approximately $140 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2021, JPMCB originated approximately $18 billion of commercial mortgage loans, of which approximately $10 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s

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annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

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A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;
●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex F-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with

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JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower

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sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-stabilized”, “as-complete” and “as-is” values. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would

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require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

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Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not
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limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 11, 2022, which is the same date as JPMCB’s most recently filed Form ABS-15G for this asset class. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. With respect to the three-year period ending September 30, 2022, JPMCB has no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

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Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsors (including affiliates of the sponsors) will be compensated for the sale of their respective percentage interest in the Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

GS Mortgage Securities Corporation II, the depositor, is a Delaware corporation and was formed in 1995 for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage assets in trusts in exchange for certificates evidencing interests in the trusts and selling or otherwise distributing the certificates. The sole shareholder of the depositor is The Goldman Sachs Group, Inc. (NYSE: GS). The depositor’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. The depositor will not have any material assets. The depositor is an affiliate of GSMC, a sponsor, mortgage loan seller, GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the removal of the trustee or certificate administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the mortgage file or servicing file for any mortgage loan, (iv) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC administration, (vi) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from the mortgage loan sellers and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

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The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2022-B37 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property (which includes, with respect to any Non-Serviced Whole Loan, the trust’s interest in any REO Property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement, but does not include the Serviced Companion Loan’s pro rata interest in any such REO Property), disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term high-quality investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make advances of delinquent monthly debt service payments to the issuing entity, and the master servicer, the special servicer and the trustee may make property protection advances to the issuing entity, but in each case only to the extent it deems such advances to be recoverable from the related mortgage loan; such advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment” in this prospectus. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties (which includes, with respect to any Non-Serviced Whole Loan, the trust’s interest in any REO property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement but does not include the Serviced Companion Loan’s pro rata interest in any such REO Property) are the Distribution Accounts and other accounts maintained pursuant to the PSA and the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties, including, with respect to the Non-Serviced Whole Loans, the trust’s interest in any REO Property acquired pursuant to the applicable pooling and servicing agreement and the other activities described in this prospectus, and indemnity obligations to the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor and various related persons. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

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The Trustee and Certificate Administrator

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as Trustee, Certificate Administrator and Custodian under the PSA. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $6.093 billion (USD) in assets as of June 30, 2022. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (“WFDTC” and collectively with Wells Fargo Bank and Wells Fargo & Company, “Wells Fargo”) entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank, since November 1, 2021, has been transferring, and intends to continue to transfer such roles, duties, rights, and liabilities to Computershare Trust Company or CDTC in stages. For any transaction where the roles of Wells Fargo Bank or WFDTC, as applicable, have not already transferred to Computershare Trust Company or CDTC, Computershare Trust Company or CDTC performs all or virtually all of the obligations of Wells Fargo Bank or WFDTC, as its agent as of such date.

Computershare Trust Company will act as Trustee pursuant to the PSA. The Trustee is responsible, among other duties, for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of June 30, 2022, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 457 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $239 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has

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been engaged in the business of securities administration since June 30, 1995. As of June 30, 2022, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting as agent for the certificate administrator on approximately 1188 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $695 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the Certificate Administrator is required to maintain pursuant to the PSA will be established and maintained with one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and for the benefit of the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of June 30, 2022, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting in some cases as custodian, and in most case as agent for the custodian, for approximately 387,000 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by the sponsors or an affiliate of the sponsors and anticipates that one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For two CMBS transactions, Wells Fargo Bank, through its Corporate Trust Services division disclosed transaction-level noncompliance on its CMBS bond administration function on its 2021 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB (each, a “Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance”). One Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance stated that a distribution was paid one day late due to an inadvertent administrative error. The other Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance stated that there were payment errors that occurred in two successive months that were each corrected in the third month. In both cases, the transaction-level noncompliance disclosed on the Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance occurred prior to the sale by Wells Fargo Bank of its Corporate Trust Services division to Computershare on November 1, 2021.

Neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Computershare Trust Company and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information regarding Computershare Trust Company set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Computershare Trust Company. None of the depositor, the underwriters or any other person, other than Computershare Trust Company, makes any representation or warranty as to the accuracy or completeness of such information.

For a description of any material affiliations, relationships and related transactions between Computershare Trust Company and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s and the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loans pursuant to the PSA and will generally review, evaluate and provide consent to Master Servicer Decisions and Master Servicer Major Decisions. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable mortgage loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans, Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

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No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the applicable Servicing Fee Rate minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Non-Serviced Mortgage Loan, 0.000625%, but in each case which may be reduced under circumstances as provided in the PSA.

Midland Loan Services, a Division of PNC Bank, National Association, the master servicer, is also (i) the master servicer of the One Campus Martius Whole Loan, which is serviced under the Benchmark 2022-B36 PSA, and (ii) the master servicer of the PentaCentre Office Whole Loan, which is serviced under the BMO 2022-C2 PSA.

Midland will be the initial master servicer with respect to each of the Tanger Outlets Columbus Whole Loan, the Concord Mills Whole Loan and the Riverport Tower Whole Loan, in each case until the related Servicing Shift Securitization Date. On and after each related Servicing Shift Securitization Date, each such Servicing Shift Whole Loan will be serviced by a yet to be named master servicer under the related Servicing Shift PSA.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

As of September 30, 2022, Midland was master and primary servicing approximately 25,687 commercial and multifamily mortgage loans with a principal balance of approximately $644 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,807 of such loans, with a total principal balance of approximately $327 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

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Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2019 to 2021.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
CMBS	$219	$256	$302
Other	$387	$317	$301
Total	$606	$573	$603

As of September 30, 2022, Midland was named the special servicer in approximately 414 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 172 assets with an outstanding principal balance of approximately $4.0 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2019 to 2021.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
Total	$171	$170	$163

Midland may enter into one or more arrangements with the Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

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The reports on assessment of compliance with applicable servicing criteria for the twelve-month periods ending on December 31, 2020 and December 31, 2021, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The reports on assessment of compliance with applicable servicing criteria for the twelve month period ending on December 31, 2019, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The foregoing information concerning the master servicer has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of Midland as master servicer), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

Midland will have various duties under the PSA. Certain duties and obligations of Midland are described under “Pooling and Servicing Agreement”, “—Enforcement of ‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “—Inspections”, “—Collection of Operating Information” and “—Appraisal Reduction Amounts” in this prospectus. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the underlying Mortgage Loans and the effect of that ability on the potential cash flows from the underlying Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the master servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent master servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Midland, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. Midland’s rights and obligations with respect to indemnification, and certain limitations on Midland’s liability under the PSA are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), is expected to act as the special servicer and in such capacity is expected to initially be responsible for the servicing and administration of Specially Serviced Loans (other than any Excluded Special Servicer Loan and any Non-Serviced Whole Loan) and REO Properties as well as the reviewing of certain Major Decisions and all Special Servicer Non-Major Decisions and, in certain circumstances, will process Major Decisions and Special Servicer Non-Major Decisions and other transactions relating to Mortgage Loans (other than any Excluded Special Servicer Loan and any Non-Serviced Whole Loan) pursuant to the PSA.

RCA maintains its principal servicing office at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P, a commercial mortgage special servicer ranking of “MOR CS2” by DBRS Morningstar and a rating by Kroll Bond Rating Agency, LLC.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company and Securities and Exchange Commission registered investment adviser (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of June 30, 2022, RCM was the sponsor of, and certain of its affiliates were investors in, ten private equity fund structures (collectively, the “Funds”) and RCM also advised several other investment vehicles such as co-investments, joint ventures and separately managed accounts, having over $13.6 billion of regulatory assets under management in the aggregate. Of the ten Funds, seven are focused in whole or in part on investments in commercial mortgage-backed securities with the remaining funds focused on distressed and value-add real estate related investments, mezzanine debt and/or credit investments.

As of June 30, 2022, RCM has underwritten and purchased, primarily for the Funds, over $9.7 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 169 securitizations totaling approximately $176 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions.

Rialto Management Group, LLC, together with its subsidiaries, RCA and RCM (excluding Stone Point), had 256 employees as of June 30, 2022 and is headquartered in Miami with offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

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RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, RCA was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of June 30, 2022, RCA and its affiliates were actively special servicing approximately 388 portfolio loans (and REO properties) with an unpaid principal balance of approximately $8.01 billion (see footnote 2 to the chart below). As of June 30, 2022, RCA is also performing special servicing for approximately 145 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 8,892 assets with an unpaid principal balance at securitization of approximately $146.3 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The following table sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2019	As of 12/31/2020	As of 12/31/2021	As of 6/30/2022
Number of CMBS Pools Named Special Servicer	120	129	140	145
Approximate Aggregate Unpaid Principal Balance(1)	$125.0 billion	$133.3 billion	$142.3 billion	$146.3 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	179	617	470	388
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$2.55 billion	$11.67 billion	$9.41 billion	$8.01 billion

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.
(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as the special servicer, RCA will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances, RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of

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commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction.

No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. It is noted that, in November 2021, Icahn Partners LP and Icahn Partners Master Fund LP (together the “Icahn Funds”) purportedly acquired 84% of the Class E certificates of COMM 2012-CCRE4 Commercial Pass-Through Certificates (the “CCRE4 Trust”). At that time, the value of the Class E certificates had already been written down to zero. Immediately following the acquisition of their interest in the CCRE4 Trust, in December 2021, the Icahn Funds made a request that the CCRE4 Trust’s trustee deem a “Servicer Termination Event” to have occurred in connection with the special servicing by RCA of a specific CCRE4 Trust asset, the Prizm Outlets mall in Nevada. The basis of the Icahn Funds’ request was their allegation that RCA violated the servicing standard by obtaining inflated appraisals from CBRE – Valuation & Advisory Services to prevent control from shifting to the Class E certificateholders and engaging in a 39-month plan to rehabilitate the asset.  The CCRE4 trustee has not terminated the special servicer in response to the purported “Servicer Termination Event”, and has neither commenced an investigation nor indicated that it intends to pursue any claims related to the allegations. Nevertheless, on June 15, 2022, the Icahn Funds, without any other class of certificateholders joining, filed a lawsuit against RCA in the District Court for Clark County, Nevada based on the same allegations set forth in its “Servicer Termination Event” notice to the CCRE4 trustee. RCA denies that the claims have any merit, and intends to contest the claims vigorously as the case progresses. RCA continues to serve as special servicer of the CCRE4 Trust and has not been terminated.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, that are material to the Certificateholders.

RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with unaffiliated third parties entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

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It is expected that RREF IV-D AIV RR H, LLC (or its affiliate) will be the initial Controlling Class Representative and, therefore, the initial Directing Holder with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Excluded Special Servicer Loan). RCA, the expected special servicer for this transaction, is an affiliate of RREF IV-D AIV RR H, LLC (or its affiliate), the entity that is anticipated to purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. Another affiliate of RREF IV-D AIV RR H, LLC and RCA is expected to purchase a portion of the Class D certificates. RCA or an affiliate assisted RREF IV-D AIV RR H, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date. RCA is also the initial special servicer with respect to the PentaCentre Office Whole Loan pursuant to the BMO 2022-C2 PSA. RREF IV-D AIV RR, LLC (which is also an affiliate of RCA and RREF IV-D AIV RR H, LLC) is also the initial directing holder and initial controlling class representative under the BMO 2022-C2 PSA.

From time to time, RCA and/or its affiliates may purchase other securities, including certificates in this offering and including the secondary market, and may dispose of them at any time. Except as described herein, neither RCA nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, RREF IV-D AIV RR H, LLC, or its affiliates, may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding RCA under the heading “—The Special Servicer” has been provided by RCA. RCA does not make any representations as to the validity or sufficiency of the PSA (other than it being a valid obligation of RCA as special servicer), the certificates, the Mortgage Loans, the Mortgaged Properties, this prospectus (other than as to the accuracy of the foregoing information provided by RCA) or any related documents.

Certain duties and obligations of the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Description of the Certificates—Modifications, Waivers and Amendments”.

The special servicer may be terminated, with respect to the Mortgage Loans serviced under the PSA (a) with or without cause by the Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”, upon satisfaction of certain conditions specified in the PSA. The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer or Special Servicer”. The special servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA. The operating advisor will have certain review and consultation duties with respect to activities of the special servicers, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer generally will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and upon notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

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The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831. Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform utilizes compliance checking software and has a team of industry specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support, and expert testimony as well as other consulting assignments.

As of June 30, 2022, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 264 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $259 billion. As of June 30, 2022, Pentalpha Surveillance was acting as asset representations reviewer for 108 commercial mortgage-backed securitizations with an approximate aggregate initial balance of approximately $105 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the directing holder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

As a result of the foregoing information with respect to Pentalpha Surveillance’s experience and independence, the representations and warranties being given by Pentalpha Surveillance under the PSA, and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance qualifies as an Eligible Operating Advisor under the PSA.

Neither Pentalpha Surveillance nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance LLC.

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The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

This transaction is required to comply with the Credit Risk Retention Rules. GSMC has been designated by the sponsors to act as the “retaining sponsor” (as such term is defined in the Credit Risk Retention Rules) (in such capacity, the “Retaining Sponsor”) and intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules as follows:

●	RREF IV-D AIV RR H, LLC (the “Retaining Third-Party Purchaser”) is expected to purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $75,760,276, representing at least 5.0% of the aggregate fair value of the certificates (other than the Class R certificates). The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans

The sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

HRR Certificates

General

The aggregate purchase price and fair value of the HRR Certificates is equal to approximately $40,697,743, representing approximately 5.168% of the aggregate fair value of all the certificates (other than the Class R certificates). The aggregate fair value of all the certificates (other than the Class R certificates) is approximately $787,511,417 (excluding accrued interest).

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The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $39,375,571 representing 5% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes and (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Retaining Third-Party Purchaser

RREF IV-D AIV RR H, LLC, a Delaware limited liability company (the “Retaining Third-Party Purchaser”), is expected to (i) act as the initial Third-Party Purchaser and (ii) acquire and retain the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (the “HRR Certificates”).

The Retaining Third-Party Purchaser is wholly-owned, directly or indirectly, by RREF IV Debt AIV, L.P. (an affiliate of Rialto Capital Advisors, LLC, the expected special servicer for this transaction (“RCA”)), which was formed with a primary purpose of investing in commercial mortgage-backed securities, including the junior tranches of such securities (“CMBS B-Piece Securities”). The Retaining Third-Party Purchaser has previously purchased other CMBS B-Piece Securities like the HRR Certificates and its affiliates have been a third-party purchaser in many other CMBS securitizations and have held CMBS B-Piece securities and served as controlling class representative and directing certificateholder (or in a similar capacity) in other CMBS securitizations. The Retaining Third-Party Purchaser is advised by Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”), also an affiliate of the Retaining Third-Party Purchaser and RCA, and an experienced commercial real estate debt investor. RCM has underwritten and purchased, primarily for funds under its management, as of June 30, 2022 over $9.7 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 169 securitizations totaling approximately $176 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions. See “Transaction Parties—The Special Servicer” for additional information about the Retaining Third-Party Purchaser, RCM, RCA and their respective affiliates. For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third-Party Purchaser and another party to this securitization, see “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer,” “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans.”

RREF IV-D AIV RR H, LLC is expected to be the retaining third-party purchaser of the HRR Certificates and is expected to appoint itself as the initial controlling class representative and, therefore, as the initial Directing Holder (other than with respect to any Non-Serviced Mortgage Loan and any applicable Excluded Loan). Another affiliate of RREF IV-D AIV RR H, LLC and Rialto Capital Advisors, LLC is expected to purchase a portion of the Class D certificates. Rialto Capital Advisors, LLC is expected to act as the special servicer with respect to each Mortgage Loan (other than with respect to

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any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and it or an affiliate assisted RREF IV-D AIV RR H, LLC with its due diligence on the Mortgage Loans prior to the Closing Date. RCA is also the initial special servicer with respect to the PentaCentre Office Whole Loan pursuant to the BMO 2022-C2 PSA. RREF IV-D AIV RR, LLC (which is an affiliate of RCA and the Retaining Third-Party Purchaser) is also the initial directing holder and initial controlling class representative under the BMO 2022-C2 PSA.

Solely for its own purposes and benefit, the Retaining Third-Party Purchaser has completed an independent review of the credit risk of each mortgage loan consisting of a review of the sponsors’ underwriting standards, the collateral and expected cash flows. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors. The Retaining Third-Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third-Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, the Retaining Third-Party Purchaser does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third-Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third-Party Purchaser for having so acted.

Any review by the Retaining Third-Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsors’ underwriting standards or any loan-level disclosure in this prospectus. The Retaining Third-Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third-Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Material Terms

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement”. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “third-party purchaser” (as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the date that is 5 years following the Closing Date or such earlier or later date that such transfer is first permitted under the Credit Risk Retention Rules then in effect, to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

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Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, (ii) the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §244.7(b)(8)(i) of the Credit Risk Retention Rules, or (iii) the date on which the Credit Risk Retention Rules applicable to the Retaining Third-Party Purchaser are modified, amended, withdrawn or repealed such that the Credit Risk Retention Rules are no longer applicable to the HRR Certificates or the Retaining Third-Party Purchaser, as determined by the Retaining Sponsor in its good faith discretion (collectively, the “HRR Transfer Restriction End Date”).

In the event that any restriction or limitation under the Credit Risk Retention Rules applicable to the Retaining Third-Party Purchaser (including those restrictions and limitations described in this prospectus) is withdrawn, repealed, modified or amended to be less restrictive, the parties to the underlying risk retention agreement have agreed to modify any corresponding terms of such agreement to reflect any such withdrawal, repeal or modification.

Operating Advisor

The operating advisor for this securitization transaction will be Pentalpha Surveillance LLC, a Delaware limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each of GSMC, CREFI, GACC and JPMCB will make the representations and warranties identified on Annex D-1, Annex E-1 or Annex F-1, as applicable, to this prospectus with respect to the Mortgage Loans, subject to certain exceptions to such representations and warranties set forth on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, to this prospectus.

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, we cannot assure you that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of

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the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, we cannot assure you that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-3 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, we cannot assure you that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex F-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash

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sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, we cannot assure you that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable JPMCB Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2022-B37 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-D certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates
“Principal Balance Certificates”	The Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates
“Class X Certificates”	The Class X-A and Class X-D certificates
“HRR Certificates”	The Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates
“Regular Certificates”	The Senior Certificates and the Subordinate Certificates
“Residual Certificates”	The Class R certificates

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s

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interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

As further described in this prospectus, the primary source for payments of principal and interest on the certificates will be amounts received by the issuing entity in respect of the Mortgage Loans.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Class A-1	$13,214,000
Class A-2	$120,920,000
Class A-4	$190,000,000
Class A-5	$243,284,000
Class A-SB	$15,349,000	(1)
Class X-A	$661,857,000	(2)
Class A-S	$79,090,000
Class B	$41,626,000
Class C	$35,383,000
Class X-D	$17,899,000	(2)
Class D	$17,899,000
Class E-RR	$19,564,000
Class F-RR	$11,448,000
Class G-RR	$8,325,000
Class H-RR	$7,284,000
Class J-RR	$29,139,276

(1)	The Class A-SB certificates have a certain priority with respect to reducing the Certificate Balance of those certificates to their scheduled principal balance, as described in this prospectus.
(2)	Notional Amount.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, such class of certificates on that Distribution Date and increased by the amount of any subsequent recovery of Nonrecoverable Advances that was added to the Certificate Balance of such class for such Distribution Date. In the event that Realized Losses previously allocated to a class of certificates, in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

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The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amounts of the Class X Certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “Related Class X Class”) indicated below:

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$661,857,000	Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-D	$17,899,000	Class D certificates

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in November 2022.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five (5) business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

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Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
●	with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans to the extent those funds are on deposit in the Collection Account;
●	all yield maintenance charges and prepayment premiums;
●	all amounts deposited in the Collection Account in error; and
●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the applicable REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances on the Mortgage Loans made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   solely with respect to the Distribution Date occurring in November 2022, the Closing Date Deposit Amount.

The “Collection Period” for each Distribution Date and any Mortgage Loan or Whole Loan will be the period commencing on the day immediately following the Due Date for such Mortgage Loan or Whole

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Loan in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Whole Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Whole Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans or Whole Loans relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan or Whole Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

“Periodic Payment” means, with respect to any Mortgage Loan or the related Companion Loan, the scheduled monthly payment of principal and/or interest on such Mortgage Loan or Companion Loan, including any balloon payment, which is payable by a borrower from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of a default.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i) prior to the Cross-Over Date,

(a)           to the Class A-SB certificates, in an amount equal of the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the scheduled principal balance set forth on Annex G to this prospectus with respect to the Class A-SB certificates (the “Class A-SB Scheduled Principal Balance”) for such Distribution Date;

(b)           to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clause (a) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)           to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a) and (b) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)           to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b) and (c) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

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(e)           to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b), (c) and (d) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero; and

(f)            to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b), (c), (d) and (e) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates, without regard to the Class A-SB Scheduled Principal Balance, is reduced to zero.

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balance), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Sixth, to the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

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Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Eighteenth, to the Class E-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

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Twenty-first, to the Class F-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-R and Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates have been reduced to zero, to the Class J-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Thirtieth, to the Class J-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Thirty-first, to the Class R certificates, any remaining amounts.

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The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of all the Subordinate Certificates are (or are expected to be) reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class A-2 certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class A-4 certificates is a per annum rate equal to the lesser of 5.5747% and the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class A-5 certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class A-SB certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class A-S certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class B certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class C certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class D certificates is a per annum rate equal to 2.7500%.

The Pass-Through Rate on the Class E-RR certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class F-RR certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class G-RR certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class H-RR certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class J-RR certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

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The Pass-Through Rate for each class of Class X Certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Related Class X Class (or the Pass-Through Rate on the Related Class X Class, if only one) for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances immediately following the Distribution Date (or, if applicable, the Closing Date) in such preceding month.

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that accrue interest on an Actual/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date) in any year, will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable, provided further, that with respect to each Mortgage Loan for which the Closing Date Deposit Amount was made, the Closing Date Deposit Amount will be included in determining the Mortgage Rate relating to the initial Distribution Date. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan, is the annual rate at which interest accrues on such Mortgage Loan, REO Loan, Companion Loan or Whole Loan during such period (in the absence of a default), as stated in the related Mortgage Note, promissory note or componentization notice evidencing such Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan without giving effect to any default rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

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The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the Class X Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date,

(b)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any property protection advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage

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Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans on or prior to the related Determination Date; and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds and, if applicable, income, rents, and profits from REO Property or otherwise, received with respect to such Mortgage Loan and any REO Loan on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to “Pooling and Servicing Agreement—Advances” in respect of a preceding Distribution Date; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the issuing entity incurred in connection with the related Mortgage Loan.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any other Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise

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liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Property Protection Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the certificates, other than indirectly in the limited circumstances related to reimbursement of Property Protection Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Co-Lender Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of any related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

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Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) (x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds

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125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of any related Companion Loan(s), as applicable, pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) (x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates);

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Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and yield maintenance charges collected as of the related Determination Date are required to be distributed to the holders of the classes of certificates as described below.

On each Distribution Date, any yield maintenance charge collected on the Mortgage Loans during the one-month period ending on the related Determination Date is required to be distributed as follows: (a) pro rata, between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A and Class A-S certificates, (ii) the group (the “YM Group B”) of the Class B and Class C certificates and (iii) the group (together with the YM Group A and the YM Group B, the “YM Groups”) of the Class X-D and Class D certificates based upon the aggregate amount of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective classes of Principal Balance Certificates in each YM Group in the following manner: (i) each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date the portion of such yield maintenance charge in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment and such class of certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (ii) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable classes of Principal Balance Certificates, will be distributed to the class of Class X Certificates (if any) in such YM Group. If there is more than one class of Principal Balance Certificates in either YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such classes, the aggregate amount of such yield maintenance charges will be allocated among all such classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the first sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any class of Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

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If a prepayment premium is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR or Class R certificates. Instead, after the Notional Amounts of the Class X-A and Class X-D certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed to holders of the Class X-D certificates.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	August 2027
Class A-2	October 2027
Class A-4	September 2032
Class A-5	September 2032
Class A-SB	May 2032
Class X-A	October 2032
Class A-S	October 2032
Class B	October 2032
Class C	October 2032

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPY prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2055. See “Ratings”.

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Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Co-Lender Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any non-serviced mortgage loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be made to the holder of such Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or if the special servicer allowed a prepayment on such Mortgage Loan or Serviced Pari Passu Companion Loan on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) a portion of the master servicer’s Servicing Fees to be paid under the PSA for the related Distribution Date calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan), as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is

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a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event is continuing, and only with respect to the Mortgage Loans other than any applicable Excluded Loan or any Servicing Shift Mortgage Loan, the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards, unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on such Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates.

This subordination will be effected in two (2) ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Principal Balance Certificates that are subordinate to more senior classes, as described below.

Other than the subordination of certain classes of certificates, as described above, no other form of credit support will be available for the benefit of the Offered Certificates.

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Prior to the Cross-Over Date, allocation of principal allocable to the certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Scheduled Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates, the Class G-RR certificates, the Class H-RR and the Class J-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the end of the last day of the related Collection Period.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class J-RR certificates;

second, to the Class H-RR certificates;

third, to the Class G-RR certificates;

fourth, to the Class F-RR certificates;

fifth, to the Class E-RR certificates;

sixth, to the Class D certificates;

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seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A and Class X-D certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if any Related Class X Class is reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator” or “—The Operating Advisor and Asset Representations Reviewer”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement based in part on the information delivered to it by the master servicer in the form of Annex B (the “Distribution Date Statement”) and providing all information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution

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Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or a Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports, and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing some categories of information regarding the Mortgage Loans provided on Annex A-2, calculated, where applicable, on the basis of the most recent relevant information provided by the borrowers to the master servicer and by the master servicer to the certificate administrator, and presented in a loan-by-loan and tabular format substantially similar to the formats utilized on Annex B;

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party

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under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means, as required under the PSA:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file;
●	a CREFC® loan periodic update file; and
●	a CREFC® appraisal reduction amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2023, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.
●	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2023, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its obligation to deliver the CREFC® net operating income adjustment worksheet described above. The special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.
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Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the sponsors, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder and the Controlling Class Representative) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer may not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary in this prospectus, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a manager of a Mortgaged Property, a Restricted Mezzanine Holder or a Borrower Party Affiliate.

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“Borrower Party Affiliate” means, with respect to a borrower, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, manager or Restricted Mezzanine Holder, as applicable, or (b) any other person owning, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in such borrower, manager or Restricted Mezzanine Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Controlling Class Representative or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than any such information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® special servicer loan file for the related Excluded Controlling Class Loan).

“Excluded Loan” means with respect to the Controlling Class Representative, any Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or the holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder or the Directing Holder (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be, and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

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A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, a mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed to be not outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will be deemed to be not outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will be deemed to be not outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan sellers or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or the related mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or any special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® Reports and supplemental notices with respect to such Distribution Date Statements and CREFC® Reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited, RealINSIGHT, Thomson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealView Technologies Ltd. and CRED iQ (each, a “Financial Market Publisher”), pursuant to the terms of the PSA.

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Upon the reasonable request of any Certificateholder that is a Privileged Person identified to the master servicer’s reasonable satisfaction, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided, that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website and will make available to the general public this prospectus, Distribution Date Statements, the PSA, each MLPA and the SEC EDGAR filings referred to below:

●	the following “deal documents”:
o	this prospectus;
o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and each MLPA and any amendments and exhibits to those agreements;
o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
●	the following “SEC EDGAR filings”:
o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
o	the Distribution Date Statements;
o	the CREFC® bond level files;
o	the CREFC® collateral summary files;
o	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® special servicer loan file (provided that they are received by the certificate administrator);
o	the CREFC® appraisal reduction amount template;
o	the annual reports prepared by the operating advisor;
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
o	the summary of any Final Asset Status Report as provided by the special servicer;
o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;
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●	the following documents, which will be made available under a tab or heading designated “special notices”:
o	notice of any release based on an environmental release under the PSA;
o	notice of any waiver, modification or amendment of any term of any Mortgage Loan or Whole Loan;
o	notice of final payment on the certificates;
o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;
o	any notice of resignation or termination of the master servicer or the special servicer;
o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
o	any notice of any request by requisite percentage of Voting Rights for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;
o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
o	any notice of the termination of the issuing entity;
o	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;
o	any notice of the occurrence of an Operating Advisor Termination Event;
o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
o	any Proposed Course of Action Notice;
o	any assessment of compliance delivered to the certificate administrator;
o	any Attestation Reports delivered to the certificate administrator;
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o	any document provided by the master servicer or the depositor directing the certificate administrator to post same;
o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
●	the “U.S. Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of any applicable Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

The certificate administrator will be required to, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

To the extent the Directing Holder or any Controlling Class Certificateholder receives access pursuant to the PSA to any Excluded Information on the certificate administrator’s website or otherwise receives access to such Excluded Information, such Directing Holder or any Controlling Class Certificateholder will be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Holder or any Controlling Class Certificateholder or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged

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Property or (D) to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their

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respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to Certificateholders will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

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Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       1% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       99% in the case of the Principal Balance Certificates, allocated among the holders of such respective classes of certificates in proportion to the Certificate Balances of their certificates (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to such certificates).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

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Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC Rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC Rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have

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access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may

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include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Until the HRR Transfer Restriction End Date, the HRR Certificates may only be issued as Definitive Certificates and held by the custodian on behalf of the related investor pursuant to the PSA. Any request for release of an HRR Certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator, the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

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Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – Benchmark 2022-B37
with a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

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Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by such mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                            the original executed Mortgage Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of the trustee for the benefit of the registered Certificateholders or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable mortgage loan seller) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note), and in the case of a Serviced Whole Loan, a copy of the executed Mortgage Note for any related Companion Loan;

(ii)                        an original or copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)                     an original or copy of any related assignment of leases (if such item is a document separate from the Mortgage), together with originals or copies of any intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)                      an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related assignment of leases (if such item is a document separate from the Mortgage), in favor of the trustee, for the benefit of the registered Certificateholders and the holder of any related Companion Loan, as their interests may appear or a copy of such assignment (if the applicable mortgage loan seller or its designee, rather than the trustee or certificate administrator, is responsible for the recording thereof);

(v)                         an original or copy of the assignment of all unrecorded documents relating to the Mortgage Loan, in favor of the trustee, for the benefit of the registered holders of the certificates and the holder of any related Companion Loan, as their interests may appear;

(vi)                       originals or copies of final written modification, consolidation, assumption, written assurance and substitution agreements in those instances where the terms or provisions of the Mortgage Note for such Mortgage Loan (or, if applicable, any Mortgage Note of a Whole Loan) or the related Mortgage have been modified or the Mortgage Loan has been assumed or consolidated, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(vii)                    the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan or the related Serviced Whole Loan (or, if such policy has not been issued, a “marked up” pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy);

(viii)                 an original or copy of the related ground lease relating to such Mortgage Loan (or the related Serviced Whole Loan, if applicable), if any, and any ground lessor estoppel;

(ix)                     an original or copy of the related Mortgage Loan agreement, if any;

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(x)                       an original of any guaranty under such Mortgage Loan or the related Whole Loan, if any;

(xi)                     an original or copy of the environmental indemnity from the related mortgagor, if any;

(xii)                  an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(xiii)              an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (v)), in favor of the trustee for the benefit of the Certificateholders and the holder of the related Companion Loan, as their interests may appear;

(xiv)                any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan or the related Whole Loan or in favor of any assignee prior to the trustee, and an original UCC-3 assignment thereof, in form suitable for filing, in favor of the trustee (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(xv)                   an original or copy of the lockbox agreement or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvi)                in the case of any Mortgage Loan or the related Whole Loan as to which there exists a related mezzanine loan, an original or a copy of any related mezzanine intercreditor agreement;

(xvii)             an original or copy of any related environmental insurance policy or environmental guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xviii)          a copy of any letter of credit relating to such Mortgage Loan or the related Whole Loan and any related assignment thereof (with the original to be delivered to the master servicer);

(xix)             copies of any franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the issuing entity or the trustee the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the issuing entity or trustee, a copy of the notice requesting the issuance of such replacement comfort letter (the copy of such notice is required to be delivered by the applicable mortgage loan seller to the custodian for inclusion in the Mortgage File within the time period set forth in the PSA and/or estoppel letters relating to such Mortgage Loan or the related Serviced Whole Loan and any related assignment thereof)); and

(xx)                in the case of a Whole Loan, an original or a copy of the related Co-Lender Agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Controlling Companion Loan on or about the related Servicing Shift Securitization Date.

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“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)                            (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)                         the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the related mortgage loan seller);

(iii)                     any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the related mortgage loan seller);

(iv)                       final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)                          the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                        the related ground lease, if any, and any ground lessor estoppel;

(vii)                    the related loan agreement, if any;

(viii)                 the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)                     the related lockbox agreement or cash management agreement, if any;

(x)                        the environmental indemnity from the related borrower, if any;

(xi)                     the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)                  in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)           any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the trustee and UCC-3 assignment financing statements in favor of the trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the related mortgage loan seller;

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(xiv)               any mezzanine loan intercreditor agreement;

(xv)                  any related environmental insurance policy;

(xvi)               any related letter of credit and any related assignment thereof; and

(xvii)            any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)    a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of origination settlement statement;

(r)    a copy of insurance summary report;

(s)   a copy of organizational documents of the related mortgagor and any guarantor;

(t)    a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

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(u)   the original or a copy of all related environmental reports that were received by the related mortgage loan seller;

(v)   unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)  unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related mortgage loan seller received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the mortgage loan sellers or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. Each mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan sold by such mortgage loan seller. Those representations and warranties with respect to the Mortgage Loans are set forth on Annex D-1, Annex E-1 and Annex F-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth on Annex D-2, Annex E-2, Annex E-3 and Annex F-2.

If the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) discovers or receives notice alleging that any of the documents required to be included by (or on behalf of) the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, then such party is required to give notice of such omission, breach or defect to each other party to the PSA and the applicable mortgage loan seller. The master servicer (with respect to a non-Specially Serviced Loan) or special servicer (with respect to a Specially Serviced Loan), as applicable, will be required to determine whether such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related REO Property or the interests of the trustee or any Certificateholders in the Mortgage Loan or REO Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”). The master servicer or the special servicer may (but will not be obligated to) consult with the master servicer or the special servicer regarding any determination of a Material Defect for a non-Specially Serviced Loan. The Enforcing Servicer will be required to give notice of any such Material Defect to the other parties to the PSA, the applicable mortgage loan seller and (for so long as no Consultation Termination Event is continuing), the Directing Holder.

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The applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       the earlier of (i) the mortgage loan seller’s discovery of the Material Defect and (ii) the mortgage loan seller’s receipt of notice of the Material Defect from any party listed above and receipt of a demand to take action with respect to such Material Defect, except in the case of the following clause (y); or

(y)       in the case of such Material Defect relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of such Material Defect,

(1)   cure such Material Defect in all material respects, at its own expense,

(2)   repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution; provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator, the trustee and the operating advisor, an officer’s certificate that describes the reasons such Material Defect was not cured within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) such mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide prompt notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the related mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

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If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause each Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon each Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that such mortgage loan seller and the special servicer (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event is continuing) are able to agree upon a cash payment payable by the related mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the related mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the related mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the applicable mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for the purposes of a repurchase pursuant to the related MLPA, any related Companion Loan)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, any related Companion Loan)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Property Protection Advances (including any Property Protection Advances and advance interest amounts that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), (4) all accrued and unpaid advance interest amounts in respect of related Advances (or, in the case of

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any Non-Serviced Mortgage Loan, all comparable amounts with respect to P&I Advances related to such Non-Serviced Mortgage Loan and, with respect to outstanding Property Protection Advances, the pro rata portion of any comparable amounts payable with respect thereto pursuant to the related Co-Lender Agreement), (5) any unpaid Special Servicing Fees and any other unpaid additional trust fund expenses outstanding (which, for the avoidance of doubt, include any unpaid Workout Fees and Liquidation Fees) or previously incurred in respect of the related Mortgage Loan (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), and if such Mortgage Loan is being purchased by a mortgage loan seller pursuant to the related MLPA, all expenses incurred or to be incurred by the master servicer, the special servicer, the asset representations reviewer, the depositor, the certificate administrator and the trustee in respect of the breach or document defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amount described in clause (3) above), (6) if the applicable mortgage loan seller repurchases or substitutes for such Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by such mortgage loan seller, and (7) if a mortgage loan seller repurchases or substitutes for such Mortgage Loan more than 90 days following the earlier of the responsible party’s discovery or receipt of notice of the subject material breach or material document defect, as the case may be, a Liquidation Fee.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than two (2) years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by an appraiser who is an MAI prepared in accordance with the requirements of the FIRREA;

(g)   comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

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(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date two (2) years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as no Control Termination Event is continuing and the affected Mortgage Loan is not an applicable Excluded Loan, by the Directing Holder;

(o)   prohibit defeasance within two (2) years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of a Non-Serviced Mortgage Loan, the related primary servicing fee rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The cure, repurchase and substitution obligations or the obligation to pay the Loss of Value Payment described above will constitute the sole remedy available to the Certificateholders in connection with a material breach of any representation or warranty or a material document defect with respect to any Mortgage Loan. None of the depositor, the underwriters, the master servicer, the special servicer, the trustee, the certificate administrator or any other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any of the representations and warranties or a document defect if the applicable mortgage loan seller defaults on its obligations to do so. We cannot assure you that a mortgage loan seller will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so.

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Dispute Resolution Provisions

Each mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the related mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and each mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Co-Lender Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Co-Lender Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of any related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Co-Lender Agreement are described under “Description of the Mortgage Pool—The Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Co-Lender Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loans only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Relating to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Co-Lender Agreement, as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and
“—The Non-Serviced Pari Passu Whole Loans”.

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The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the issuing entity.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee, for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in trust for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event is continuing and other than in respect of any applicable Excluded Loan) and the mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Co-Lender Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)       the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)       the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the

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holder of any related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of any related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of any related Companion Loan) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make Advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or any related Companion Loan the master servicer or special servicer, as the case may be, or any of their affiliates, may have; and

(H)  any obligation of the master servicer, the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of the related borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

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In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan to one or more third-party sub-servicers provided that the master servicer will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer.

Each sub-servicing agreement between the master servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. The master servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Notwithstanding anything to the contrary, each of the initial master servicer and any initial special servicer may delegate certain of its duties and obligations under the PSA to an affiliate of the master servicer or a special servicer, as applicable. Such delegation will not be considered a sub-servicing agreement under the PSA, and the requirements and obligations set forth in the PSA applicable to sub-servicing agreements, sub-servicers or servicing function participants will not be applicable to such arrangement. Notwithstanding any such delegation, the master servicer and a special servicer, as applicable, will remain obligated and liable for the performance of their respective obligations and duties under the PSA in accordance with the provisions thereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loan as required by the PSA.

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Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. For the avoidance of doubt, the master servicer will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to change or forgive a monetary obligation or (b) such advance has been determined to be non-recoverable. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will make or be permitted to make a P&I Advance for balloon payments, default interest, late payment charges, yield maintenance charges or prepayment premiums or with respect to any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

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Property Protection Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Property Protection Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Property Protection Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Property Protection Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make or be permitted to make any Property Protection Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Co-Lender Agreement or the PSA.

The special servicer will have no obligation to make any Property Protection Advances. However, in an urgent or emergency situation requiring the making of a Property Protection Advance, the special servicer may make such Property Protection Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Property Protection Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Property Protection Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Property Protection Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any related Companion Loan.

The master servicer will also be obligated to make Property Protection Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Property Protection Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Whole Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master

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servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be binding upon the master servicer and the trustee. No special servicer will have any obligation to make an affirmative determination that any P&I Advance or Property Protection Advance is, or would be, recoverable; however, if the special servicer makes any such determination, such determination will not be binding upon the master servicer or the trustee. In the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Property Protection Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Property Protection Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain, promptly upon request, from the special servicer at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and will be binding upon, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to any Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan; provided, however, the master servicer and the trustee may rely on the non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise); provided, however, the other master servicer and other trustee under the related Non-Serviced PSA may rely on the non-recoverability determination of the master servicer or the trustee.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Property Protection Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Co-Lender Agreement, a Serviced Whole Loan) or REO Loan as to which such Property Protection Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (including a Non-Serviced Mortgage Loan) or REO Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance

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out of general collections relating to the Mortgage Loans in the Mortgage Pool on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Co-Lender Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan. However, amounts payable in respect of each Serviced Companion Loan will be available, in accordance with the PSA and related Co-Lender Agreement, for the reimbursement of any Property Protection Advances with respect to the related Serviced Whole Loan. Notwithstanding the above, with respect to a Property Protection Advance on a Serviced Whole Loan the master servicer will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Property Protection Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of any related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to any related Pari Passu Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an applicable Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

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Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (and solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of property protection advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account (and in no event later than the 2nd business day following receipt of properly identified and available funds) all properly identified payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans deposited into the Collection Account will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Co-Lender Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account or ledger account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

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With respect to each Distribution Date, on the related Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any related P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Co-Lender Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account.

Amounts in the Gain-on-Sale Reserve Account will be applied on each Distribution Date to reimburse the Regular Certificates up to an amount equal to all Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Available Funds for such Distribution Date. To the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Upon termination of the issuing entity, any remaining amounts in the Gain-on-Sale Reserve Account will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

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The Collection Account, the Serviced Whole Loan Custodial Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as the case may be, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Co-Lender Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)                            to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)                         to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Co-Lender Agreement);

(iii)                      to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)                       to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)                          to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)                       to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)                     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

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(viii)                 to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)                     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)                        to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Serviced Whole Loan Custodial Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)                     to recoup any amounts deposited in the Collection Account in error;

(xii)                  to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiii)               to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)                to pay any applicable federal, state or local taxes imposed on each Trust REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)                   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)                to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)             to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)          to remit to the companion paying agent for deposit into the Serviced Whole Loan Custodial Account the amounts required to be deposited pursuant to the PSA; and

(xix)              to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to any related Companion Loan.

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Certain costs and expenses (such as a pro rata share of any related Property Protection Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on any related Companion Loan or from general collections with respect to the securitization of any related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Property Protection Advance or interest on such Property Protection Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Co-Lender Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower pays with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee	The sum of: (i) $17,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.	By the mortgage loan seller; provided, however, that if the mortgage loan seller is insolvent, such fee will become an expense of the issuing entity.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Property Protection Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Property Protection Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Property Protection Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances on the Mortgage Loans / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances on the Mortgage Loans/ Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections on deposit in the Collection Account.	Monthly
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expense incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections, in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.
With respect to any Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.
In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Co-Lender Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to any related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Co-Lender Agreement.
(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.
(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Co-Lender Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00250% to 0.05125%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Co-Lender Agreement, from amounts payable in respect of any related Companion Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Co-Lender Agreement and that do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision and 50% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Co-Lender Agreement and that involve one or more Special Servicer Major Decisions or Special
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Servicer Non-Major Decisions (whether or not processed by the master servicer) (provided, however, that the master servicer will receive 0% of any Modification Fees in connection with a COVID Modification);

●	100% of all assumption application fees received on any Mortgage Loans, only for which the master servicer is processing the underlying assumption related transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Co-Lender Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);
●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) which do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision;
●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) which involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the master servicer) and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid; and
●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Co-Lender Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

Notwithstanding anything to the contrary, with respect to penalty charges (part of which accrued when any Mortgage Loan was not subject to a Special Servicing Transfer Event and part of which accrued when such Mortgage Loan was subject to a Special Servicing Transfer Event), (a) the master servicer will be entitled to waive all or a portion of the penalty charges when such Mortgage Loan is not subject to a Special Servicing Transfer Event and the special servicer will be entitled to waive all or a portion of the penalty charges when such Mortgage Loan is subject to a Special Servicing Transfer Event, and (b) if either the master servicer or the special servicer has partially waived any such penalty charges, any collections in respect of such penalty charges will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled (provided that neither the master servicer nor the special servicer will be permitted to waive only the penalty charges to which the other would be entitled, but not waive penalty charges to which it is entitled).

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With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to penalty charges), the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect to penalty charges, subject to certain limitations set forth in the PSA); provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee (other than penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan after giving effect to such transaction and (ii) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, to the extent provided for in the related Co-Lender Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

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The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan and pursuant to the terms of the related Non-Serviced PSA, the primary servicer of such Non-Serviced Mortgage Loan will be entitled to a primary servicing fee accruing at a rate equal to the rate set forth under the table titled “Non-Serviced Mortgage Loans” under “Summary of Terms”.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Whole Loan) that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be the higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (other than a Non-Serviced Whole Loan) and will be calculated by application of a “Workout Fee Rate” equal to the lesser of (a) 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest) on any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, from the date such Mortgage Loan (or Whole Loan, if applicable) becomes a Corrected Loan through and including the related maturity date (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date); provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (5) or clause (7) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan is modified by the special

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servicer in accordance with the terms of the PSA; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final pay-off or refinancing of the related Mortgage Loan or Serviced Whole Loan, the special servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Mortgage Loan or Serviced Whole Loan as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 18 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to any related Companion Loan, if applicable), and (ii) except as otherwise described below, any Mortgage Loan and any related Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the applicable mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement for the securitization trust that owns such Serviced Companion Loan)) for which the special servicer is the Enforcing Servicer and either (A) such Mortgage Loan (and Serviced Companion Loan, if applicable) is repurchased or substituted for by the applicable mortgage loan seller or (B) a Loss of Value Payment has been made with respect to such Mortgage Loan (and Serviced Companion Loan, if applicable). The Liquidation Fee for each such repurchased or substituted Mortgage Loan, Specially Serviced Loan or REO Property will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or

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proceeds; provided that the Liquidation Fee with respect to any Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan; provided, further, that except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000.

The “Liquidation Fee Rate” will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.00% with respect to each Mortgage Loan (including with respect to any related Serviced Companion Loan, to the extent provided in the definition of “Liquidation Fee”) repurchased, substituted or for which a Loss of Value Payment has been made, each Specially Serviced Loan and each REO Property.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)                          (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the initial 90 day time period (as may be extended) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect within the initial 90-day time period (as may be extended) provided for the Loss of Value Payment, if such Loss of Value Payment occurs prior to the termination of such extended period,

(ii)                        the purchase of (A) any Specially Serviced Loan that is an AB Whole Loan or related REO Property by the holder of a Subordinate Companion Loan or (B) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case described in clause (ii)(A) or (B) above, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)                     the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)                      with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)                         the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event is continuing, such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)                      if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under

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the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

The special servicer will also be entitled to additional servicing compensation with respect to each Mortgage Loan for which it acts as special servicer (other than with respect to any Non-Serviced Mortgage Loan), in the following amounts to the extent collected from the related borrower:

(i)                         100% of all Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Specially Serviced Loans and 100% of COVID Modification Fees,

(ii)                       100% of all assumption application fees received on any Mortgage Loans and any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement), only for which the special servicer is processing the underlying assumption related transaction,

(iii)                   100% of assumption, waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(iv)                      50% of all Excess Modification Fees (other than COVID Modification Fees) and 50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees) received with respect to all Mortgage Loans (including any Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions.

Notwithstanding anything to the contrary, with respect to penalty charges (part of which accrued when any Mortgage Loan was not subject to a Special Servicing Transfer Event and part of which accrued when such Mortgage Loan was subject to a Special Servicing Transfer Event), (a) the master servicer will be entitled to waive all or a portion of the penalty charges when such Mortgage Loan is not subject to a Special Servicing Transfer Event and the special servicer will be entitled to waive all or a portion of the penalty charges when such Mortgage Loan is subject to a Special Servicing Transfer Event, and (b) if either the master servicer or the special servicer has partially waived any such penalty charges, any collections in respect of such penalty charges will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled (provided that neither the master servicer nor the special servicer will be permitted to waive only the penalty charges to which the other would be entitled, but not waive penalty charges to which it is entitled).

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to penalty charges), the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect to penalty charges, subject to certain limitations set forth in the PSA); provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the special servicer decides not to charge any fee (other than penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master

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servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including any related Serviced Companion Loan, if applicable, and to the extent not prohibited by the related Co-Lender Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including any related Serviced Companion Loan, if applicable, to the extent not prohibited by the related Co-Lender Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the applicable REO Account or Loss of Value Payment reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

“Excess Modification Fees” means, with respect to any Mortgage Loan or Serviced Whole Loan, if applicable (but not with respect to any Non-Serviced Mortgage Loan), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of the related Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the issuing entity (including, without limitation, interest on Advances to the extent not otherwise paid or reimbursed by or on behalf of the borrower (including indirect reimbursement from penalty charges or otherwise) with respect to such Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) borrower delayed reimbursements) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as penalty charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the special servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Mortgage Loan (or Whole Loan) or REO Property; provided that if the related Mortgage Loan (or Serviced Whole Loan) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the special servicer prior to such Mortgage Loan (or Serviced Whole Loan) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Mortgage Loan (or Serviced Whole Loan) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or Serviced Whole Loan). If such Mortgage Loan (or Serviced Whole Loan) ceases to be a Corrected Loan, the special servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the special servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the master servicer or the special servicer (after taking into account any offset described above applied during such prior 12-month period) with respect to any Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction, and (ii) $25,000.

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Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates) received or retained by the special servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the issuing entity, any borrower, any property manager, any guarantor or indemnitor in respect of the related Mortgage Loan or Serviced Whole Loan and any purchaser of the related Mortgage Loan, Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of the related Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of the related REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA other than (1) any compensation which is payable to the special servicer under the PSA or (2) to the extent included in a CREFC® Report for the applicable period, any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees and title agency fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property, in each case, in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount.”

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans will be equal to the product of a rate equal to 0.00955% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. The Certificate Administrator/Trustee Fee includes the trustee fee.

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Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (including any Non-Serviced Mortgage Loan but not any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00191%, and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower pays with respect to such Mortgage Loan) (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that the master servicer or the special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard, but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection (provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction).

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision, to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees owed to it in accordance with the Servicing Standard (taking into account whether or not such fees are provided for in the related loan agreement), but only to the extent not prohibited by the related Mortgage Loan documents.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. Upon the completion of any Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of: (i) $17,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

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The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the mortgage loan sellers; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as the case may be, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer will be required to pursue remedies against such mortgage loan seller in accordance with the servicing standard in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by such mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan, as applicable, by the special servicer;

(2)       the 60th day after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(3)       solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in clause B below) or (B) if the related borrower has delivered to the master servicer (and the master servicer will be required to promptly deliver

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a copy of such document to the special servicer, if it is not evident that a copy has been delivered to the special servicer), within 60 days beyond the date on which that balloon payment was due, a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or signed purchase agreement, in each case reasonably satisfactory in form and substance to the special servicer, which provides that such refinancing or purchase will occur within 120 days of such related maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates);

(4)       the date on which the related Mortgaged Property became an REO Property;

(5)       the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

(6)       the 60th day after the date the related borrower or the tenant at a single tenant property is subject to a bankruptcy, insolvency or similar proceedings (if not dismissed within those 60 days); and

(7)       the date on which the Mortgage Loan (or Serviced Whole Loan) remains outstanding 5 years following any extension of its maturity date pursuant to the PSA.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

Notwithstanding anything to the contrary, and for purposes of clauses (1) and (2) above, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan or the entry into a COVID Modification Agreement will constitute an Appraisal Reduction Event, but only if, and for so long as, the related borrower and each related obligor is in compliance with the terms of the related COVID Modification Agreement. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a COVID Modification Agreement (as determined by the special servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes an Appraisal Reduction Event will be made as though the COVID Modification never occurred; provided, however, if, pursuant to this sentence, an Appraisal Reduction Event is determined to occur prior to the date of such borrower’s failure, then such Appraisal Reduction Event will be deemed to occur on the date of such borrower’s failure.

The “COVID-19 Emergency” means the national emergency concerning the novel coronavirus disease (COVID-19) outbreak declared by the President on March 13, 2020 under the National Emergencies Act (50 U.S.C. 1601 et seq.).

A “COVID Modification” means a modification of, or forbearance or waiver in respect of, a Mortgage Loan that satisfies each of the following conditions:

(i) prior to the modification or forbearance or waiver, the related borrower certified to the special servicer that it is seeking limited relief from the terms of the related Mortgage Loan documents because it is experiencing a financial hardship due, directly or indirectly, to the COVID-19 Emergency;

(ii)                      the related modification or forbearance or waiver provides for (a) the temporary forbearance, waiver or deferral with respect to payment obligations or operating covenants, (b) the temporary alternative use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose provided for in the related Mortgage Loan documents, or (c) such other modifications, forbearance or waiver that is related or incidental to clause (a) or clause (b) as may be reasonably determined by the special servicer in accordance with the Servicing Standard to address a financial hardship due, directly or indirectly, to the COVID-19 Emergency;

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(iii)                   the related COVID Modification Agreement is entered into prior to the date that is nine months following the Closing Date;

(iv)                    if a default or event of default existed under the Mortgage Loan prior to the modification or forbearance or waiver, the related COVID Modification Agreement provides that such default or event of default is cured or deemed no longer outstanding;

(v)                      any COVID Modification Agreement (a) does not defer more than 3 monthly debt service payments under the Mortgage Loan, and (b) requires that any payments deferred in accordance with clause (ii)(a) above or reserve or escrow amounts used for alternate purposes in accordance with clause (ii)(b) above are repaid or restored in full within 12 months of the date of the first COVID Modification Agreement with respect to such Mortgage Loan; and

(vi)                    the related COVID Modification Agreement may (but will not be required to) provide that (a) the Mortgage Loan will be full recourse to the borrower (and that such recourse obligation is a guaranteed obligation under the related borrower sponsor guaranty) if the certification described in clause (i) is false or misleading, and/or (b) that a cash trap or sweep event will be deemed to have occurred under the terms of the Mortgage Loan documents.

A “COVID Modification Agreement” means the agreement or agreements pursuant to which a COVID Modification is effected.

A “COVID Modified Loan” means a Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan, that is subject to a COVID Modification.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer in consultation with the Directing Holder (for so long as no Consultation Termination Event is continuing and only with respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan), and in consultation with the operating advisor (after the occurrence and continuance of an Operating Advisor Consultation Event), as of the first Determination Date that is at least 10 business days following the later of (i) the date the special servicer receives an appraisal or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)             the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over

(b)             the excess of

1.	the sum of
a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and
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b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over
2.	the sum as of the Due Date occurring in the month of the date of determination of
a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan),
b)	all P&I Advances on the related Mortgage Loan and all Property Protection Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan,
c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable); and
d)	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s), as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from such master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 120 days after the event described in the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then solely for purposes of determining the amounts of the P&I Advances, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of

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such MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of the end of each 9-month period following the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such 9-month period or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Property Protection Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and calculate or recalculate, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan or Serviced Whole Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has no knowledge of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, and appraisal reduction amounts calculated under the related Non-Serviced PSA will be applied to such Non-Serviced Mortgage Loan in a manner that is similar to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to the related Non-Serviced Whole Loan will generally be allocated first

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to any related Subordinate Companion Loan and then to the related Non-Serviced Mortgage Loan and any related Non-Serviced Pari Passu Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, then such Mortgage Loan or Serviced Whole Loan will no longer be subject to an Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist. Similarly, when a Non-Serviced Mortgage Loan is no longer subject to appraisal reduction amounts under the related Non-Serviced PSA, then such appraisal reduction amounts will no longer be applied to such Non-Serviced Mortgage Loan.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance with respect to the related Mortgage Loan will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class J-RR certificates; then, to the Class H-RR certificates; then, to the Class G-RR certificates; then, to the Class F-RR certificates; then, to the Class E-RR certificates; then, to the Class D certificates; then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request. Upon reasonable prior written request, the master servicer will be required to use reasonable efforts to assist the special servicer in obtaining information reasonably required to calculate or recalculate any Collateral Deficiency Amount with respect to an Non-Serviced Mortgage Loan in the event that the special servicer is unsuccessful in obtaining such information from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer (with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” with respect to each Mortgage Loan as of any date of determination is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate

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administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Non-Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s)), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator, the operating advisor and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Mortgage Loans (other than any Non-Serviced Mortgage Loan). The certificate administrator, the operating advisor and the master servicer will be entitled to conclusively rely on the special servicer’s determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

For purposes of determining the Non-Reduced Interests, the Controlling Class and the occurrence of a Control Termination Event, any Appraisal Reduction Amounts allocated to a Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J-RR certificates, then, to the Class H-RR certificates, then, to the Class G-RR certificates, then, to the Class F-RR certificates, then, to the Class E-RR certificates, then, to the Class D certificates, then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, Collateral Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J-RR certificates, and, then, to the Class H-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

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The appraised value of any applicable Mortgaged Property is required to be determined on an “as-is” basis for purposes of determining all Appraisal Reduction Amounts. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Collateral Deficiency Amount calculation for a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any related Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced PSA and applicable Co-Lender Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for Mortgage Loans (other than Non-Serviced Mortgage Loans) or Serviced Whole Loans) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the holders of certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan or Serviced Whole Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or the special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class, until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

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With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan or Serviced Whole Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan or Whole Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) with (in respect of any Mortgage Loan other than an applicable Excluded Loan and unless a Control Termination Event is continuing) the consent of the Directing Holder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related

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Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer or the special servicer, as applicable, determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained following such determination (if made by the master servicer) or following notice of such determination (if made by the special servicer). If the master servicer or the special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder and/or the consultation rights of the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

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During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (with the consent of the Directing Holder (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any applicable Excluded Loan) and in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or the special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the related Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or the special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Property Protection Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Property Protection Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Property Protection Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Property Protection Advance to the extent that such Property Protection Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

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Modifications, Waivers and Amendments

Subject to the immediately succeeding paragraph, (i) the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to (a) any Specially Serviced Loan and (b) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which the matter involves a (1) Special Servicer Non-Major Decision (other than the items listed in clauses (iv)(A) and (iv)(B) of “Special Servicer Non-Major Decision”, which the master servicer will process with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA) or a (2) Special Servicer Major Decision, and (ii) the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan and does not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (iv)(A) and (iv)(B) of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA); provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three (3) months after the Closing Date that would not be a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the issuing entity. Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Special Servicer Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information in the master servicer’s possession that is reasonably requested by the special servicer in order to grant or withhold such consent, plus, if applicable, any additional time provided to the Directing Holder or other relevant party under the PSA and, if applicable, any additional time period provided to a holder of a Companion Loan under a related Co-Lender Agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Special Servicer Major Decision (or making a determination not to take action with respect to a Special Servicer Major Decision) and prior to taking any action with respect to any Special Servicer Non-Major Decision (other than the items listed in clauses (iv)(A) and (iv)(B) of “Special Servicer Non-Major Decision”) or making a determination not to take action with respect to the Special Servicer Non-Major Decision (other than the items listed in clauses (iv)(A) and (iv)(B) of “Special Servicer Non-Major Decision”), will be required to refer any request with respect to such Special Servicer Major Decision or Special Servicer Non-Major Decision to the special servicer, which will process the request directly, or if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request, and if the master servicer processes such request and is recommending approval of such request, the master servicer will be required to prepare and submit its written analysis and recommendation to the special servicer with all information in the possession of the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Holder” below) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Special Servicer Major Decision or a Special Servicer Non-Major Decision. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where all or any portion of the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of

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additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, with respect to any Mortgage Loan other than any applicable Excluded Loan, for so long as no Control Termination Event is continuing, the approval of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Controlling Class Representative), as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Serviced Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Co-Lender Agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender, if any, to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

Borrowers may request payment forbearance because of COVID-19 related financial hardship. The PSA will permit the special servicer to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency if (i) prior to October 1, 2021 (or prior to such later date as may be provided by the IRS in any future guidance), the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 or any future guidance)), does not exceed six (6) months (or such longer period of time as may be allowed by guidance that is binding on federal income tax authorities) and such forbearance is otherwise covered by Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 or any future guidance), (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 and Revenue Procedure 2021-12 under the caption “Risk Factors—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates”.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five (5) years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the

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remaining term of the ground lease and prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder (other than with respect to a Mortgage Loan that is an applicable Excluded Loan as to such party), ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than any Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the certificate administrator, the trustee, the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan), the operating advisor and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, trustee, the special servicer (and, the special servicer will forward such notice to the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan)), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

“Special Servicer Non-Major Decision” means each of the following:

(i)                         approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements for leases in excess of the lesser of 30,000 square feet and 30% of the net rentable area of the related Mortgaged Property, so long as it is considered a “major lease” or otherwise reviewable by the lender under the related Mortgage Loan documents;

(ii)                      approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers);

(iii)                   approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan);

(iv)                    agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted, or (C) a modification that would permit a principal

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prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(v)                       any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held, as “performance”, “earn-out”, “holdback” or similar escrows or reserves with respect to any Mortgage Loan or Serviced Whole Loan, but excluding (subject to clause (vi) below) as to Mortgage Loans or Serviced Whole Loan which are non-Specially Serviced Loans, (A) any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related loan documents, for the avoidance of doubt, other than as set forth in clause (vi) below, (B) any request with respect to a Mortgage Loan or Serviced Whole Loan that is a non-Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the loan documents or (C) any other funding or disbursement as mutually agreed upon by the master servicer and a special servicer, as applicable, will not constitute a Special Servicer Non-Major Decision;

(vi)                    any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit in the case of certain Mortgage Loans or Serviced Whole Loans whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate (but excluding tax and insurance escrows), at the related origination date, 10% of the initial principal balance of such Mortgage Loan or Serviced Whole Loan (which Mortgage Loans or Serviced Whole Loans are identified on a schedule to the PSA), except for the routine funding of tax payments and insurance premiums when due and payable (provided the Mortgage Loan is not a Specially Serviced Loan);

(vii)                 in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(viii)               in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan; provided that, in any case, Special Servicer Non-Major Decisions will not include (A) the release, substitution or addition of collateral securing any Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (B) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not otherwise a Major Decision;

(ix)                  agreeing to any modification or amendment to any ground lease or any subordination, non-disturbance and attornment agreement relating to any ground lease or any entry into a new ground lease with respect to a Mortgaged Property or determining whether to cure any default by a borrower under a ground lease; and

(x)                     approving easements or rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan or Serviced Whole Loan.

provided, however, that with respect to clause (iv) of this definition, (1) the master servicer will be required to evaluate and process requests for any modifications described in sub-clauses (A) and (B) of such clause (iv) and obtain the consent or deemed consent of the special servicer as provided in the PSA and

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(2) the special servicer will be required to evaluate and process and/or consent to requests for any modifications described in clause (C) of such clause (iv).

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process any of the Major Decisions or Special Servicer Non-Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan (other than a COVID Modification) in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent. If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan, the master servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Special Servicer Non-Major Decision.

Any fees or other charges charged by the special servicer in connection with processing any COVID Modification or related COVID Modification Agreement with respect to any COVID Modified Loan (in the aggregate with any other COVID Modification or COVID Modification Agreement with respect to such COVID Modified Loan) may not exceed an amount equal to $45,000 (plus reasonable and customary attorney’s fees and expenses, out of pocket third party fees and expenses and filing fees) and may only be borne by the borrower, not the issuing entity. For the avoidance of doubt, in the event of a borrower default under a COVID Modification Agreement, the fee cap will only apply to the initial processing of such COVID Modification Agreement, and, in such event, the special servicer will be entitled to all fees that would be payable to it pursuant to the terms of the PSA with respect to further servicing actions with respect to the related Mortgage Loan or Whole Loan, as applicable.

Neither the master servicer nor the special servicer will be permitted to enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Serviced Whole Loan in a manner that would be inconsistent with the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Any modification, extension, waiver or amendment of the payment terms of any Non-Serviced Whole Loan will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Co-Lender Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Co-Lender Agreement.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than as described in the proviso to “Special Servicer Non-Major Decision”), any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan), and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than as described in the proviso to “Special Servicer Non-Major Decision”)), in each case, in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, if mutually agreed to by the master servicer and the special servicer, the master servicer will determine in a manner consistent with the Servicing Standard and subject to the consent (or deemed consent) of the special servicer to the extent such action is a Major Decision or a Special Servicer Non-Major Decision), whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or to (b) waive its right to exercise such rights; provided, however, that (i) with respect

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to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to any applicable Excluded Loan, upon consultation with the Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 5.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The special servicer will be required to determine (with respect to a Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than as described in the proviso to “Special Servicer Non-Major Decision”), any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than as described in the proviso to “Special Servicer Non-Major Decision”)), in each case, in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, if mutually agreed to by the master servicer and the special servicer, the master servicer will determine, in a manner consistent with the Servicing Standard and subject to the consent (or deemed consent) of the special servicer to the extent such action is a Major Decision or Special Servicer Non-Major Decision), whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided, however, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to any applicable Excluded Loan, upon consultation with the Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 2.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, (D) has a loan-to-value ratio that is equal to or greater than 85% (including any existing and proposed debt) and has a Stated Principal Balance of at least $10,000,000, (E) has a debt service coverage ratio that is less than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Mortgage Loan (or Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and has a Stated Principal Balance of at least $10,000,000, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no

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timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to any matter described in the preceding two (2) paragraphs, with respect to any non-Specially Serviced Loan as to which such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer and the master servicer may mutually agree that the master servicer will process such action in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent and subject to the rights of the Directing Holder discussed under “—The Directing Holder”; provided, however, that with respect to clauses (iv)(A) and (iv)(B) of the definition of “Special Servicer Non-Major Decision”, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2023 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Co-Lender Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Co-Lender Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2022 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver

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annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan) any related Serviced Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Serviced Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Serviced Companion Loan) for which the master servicer is responsible for servicing (each, a “Special Servicing Transfer Event”):

(1)       as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer or the special servicer (and the party receiving such document will promptly forward a copy of such document to the master servicer or the special servicer, as applicable), within 60 days after the related maturity date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the special servicer (and the party receiving such document will promptly forward a copy of such document to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party), which provides that such refinancing or purchase will occur within 120 days of such related maturity date; provided that such Mortgage Loan and any related Companion Loan will become a Specially Serviced Loan immediately if the related borrower fails to diligently pursue such financing or purchase or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or purchase or, if such refinancing or purchase does not occur, such Mortgage Loan and any related Companion Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates);

(2)       as to which any Periodic Payment is more than 60 days delinquent;

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, (ii) the borrower has become the subject of a decree or order for that proceeding and it has not been stayed or discharged or dismissed within 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer, with the consent of the Directing Holder, unless a Control Termination Event is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing), or (iii) the related borrower makes an assignment for the benefit of its creditors, has admitted in writing its inability to pay its debts generally as they become due, or voluntarily suspends payment of its obligations;

(4)       as to which the master servicer or special servicer has received notice of the commencement of foreclosure or foreclosure or proposed foreclosure or similar proceedings of any lien other than the Mortgage on the Mortgaged Property;

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(5)       as to which, in the judgment of the master servicer or the special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than any Excluded Special Servicer Loan and for so long as no Control Termination Event is continuing, with the consent of the Directing Holder), a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 30 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or the special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than any Excluded Special Servicer Loan and for so long as no Control Termination Event is continuing, with the consent of the Directing Holder), as applicable, determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the holders of any related Companion Loan, as a collective whole (taking into account the subordinate or pari passu or subordinate nature of any Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 30 days); or

(7)       as to which the master servicer or the special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than any Excluded Special Servicer Loan and for so long as no Control Termination Event is continuing, with the consent of the Directing Holder in accordance with the provisions under “—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”) determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the holders of any related Companion Loan as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (and with respect to any Mortgage Loan other than any applicable Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Holder) as described under “—Maintenance of Insurance” above.

Notwithstanding anything to the contrary in the definition of Servicing Transfer Event and for purposes of clauses (2), (3)(iii), (5), (6) and (7) above, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan will constitute a Servicing Transfer Event under the PSA, but only if, and for so long as, the related borrower is in compliance with the terms of the related COVID Modification Agreement. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a COVID Modification Agreement (as determined by the special servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes a Servicing Transfer Event or causes such Mortgage Loan or Serviced Whole Loan to be characterized as a Specially Serviced Loan will be made as though the COVID Modification never occurred; provided, however, if, pursuant to this sentence, a Servicing Transfer Event is determined to occur prior to the date of such borrower’s failure, then such Servicing Transfer Event will be deemed to occur on the date of such borrower’s failure.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion

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Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three (3) consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but only with respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Consultation Termination Event is continuing);
●	with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;
●	the operating advisor (but, other than with respect to an applicable Excluded Loan, only after the occurrence and continuance of an Operating Advisor Consultation Event);
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.
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A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;
●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan or Serviced Whole Loan, other than any applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders (taken

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as a collective whole), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders (taken as a collective whole); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

The special servicer will be required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the operating advisor and the special servicer.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process. In addition, prior to an Operating Advisor Consultation Event, the operating advisor will only be required to review Final Asset Status Reports delivered to the operating advisor by the special servicer; provided that the operating advisor will be required to request delivery of a Final Asset Status Report to the extent the operating advisor has actual knowledge of such Final Asset Status Report.

While an Operating Advisor Consultation Event is continuing, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such asset status report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class certificates), as a collective whole. The special servicer will be required to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any asset status report that is provided while an Operating Advisor Consultation Event is continuing. The special servicer may revise the asset status report as it deems necessary to take into account any input and/or comments from the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders, as a collective whole. If the special servicer determines to revise any asset status report to take into account any input and/or comments from the operating advisor

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or the Directing Holder, the special servicer will be required to promptly deliver to the operating advisor and the Directing Holder the revised asset status report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but for so long as no Consultation Termination Event is continuing, each of the Directing Holder (except with respect to any applicable Excluded Loan) and during the continuance of an Operating Advisor Consultation Event, the operating advisor, will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the related directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan has occurred and such Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six (6) months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)            such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, Serviced

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Companion Loan holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)             there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan or Serviced Whole Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) an extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which

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the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of each related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Property Protection Advance, unless it determines such Property Protection Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Pari Passu Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan,) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Co-Lender Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than any applicable Excluded Loan, with the consent of the Directing Holder, if no Control Termination Event is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. The special servicer is required to accept the first cash offer received from any

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person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is generally required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a Specially Serviced Loan and (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days after the related maturity date (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing or purchase referred to below is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates) if the related borrower has provided the special servicer, within 60 days after the related maturity date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the special servicer (and the special servicer will be required to promptly forward a copy of such document to the master servicer, if it is not evident that a copy has been delivered to such other party) and (for so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within 120 days of such related maturity date; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee, subject to any additional conditions in an applicable Co-Lender Agreement, will be required to determine whether the cash offer constitutes a fair price; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two (2) other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Property Protection Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value

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incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and any related holders(s) of any Serviced Pari Passu Companion Loan (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an applicable Excluded Loan, in consultation with the Directing Holder (unless a Consultation Termination Event exists) and, in the case of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, any borrower sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Co-Lender Agreement(s), if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this
“—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell any related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans.”

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with any related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Co-Lender Agreement. The Controlling Class Representative will be entitled to exercise such consent right so long as no Control Termination Event is continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”.

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In addition, with respect to the Servicing Shift Mortgage Loans, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Co-Lender Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Protection Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, the Directing Holder (a) will be entitled to advise (1) the special servicer, with respect to the applicable Specially Serviced Loans other than any applicable Excluded Loan or any Servicing Shift Mortgage Loan, as to all Major Decisions, (2) the special servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan or any Servicing Shift Mortgage Loan, as to all Special Servicer Major Decisions, and (3) the master servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan or any Servicing Shift Mortgage Loan, as to all Master Servicer Major Decisions, and (b) will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan or any Servicing Shift Mortgage Loan, during the continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Controlling Class Representative” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Controlling Class Representative is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, then the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (with evidence of ownership), or its representative, will be the Controlling Class Representative;

provided, however, that (i) in the case of clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Controlling Class

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Representative until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Controlling Class Representative from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Controlling Class Representative.

The initial Controlling Class Representative is expected to be RREF IV-D AIV RR H, LLC or its affiliate.

The initial Controlling Class Representative, and any subsequent Controlling Class Representative, is hereby deemed to have agreed and acknowledged by virtue of its purchase of a Control Eligible Certificate (or beneficial ownership interest in such certificate) that its identity will be reported monthly by the certificate administrator in the Distribution Date Statement.

The “Directing Holder” means (1) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan, any applicable Excluded Loan and any Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than any Servicing Shift Whole Loan), the Controlling Class Representative and (2) with respect to any Servicing Shift Mortgage Loan, prior to the occurrence of the related Servicing Shift Securitization Date, the related Loan-Specific Directing Holder.

The “Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Co-Lender Agreement.

Prior to the applicable Servicing Shift Securitization Date, the “Loan-Specific Directing Holder” with respect to a Servicing Shift Whole Loan will initially be the holder of the related Controlling Companion Loan, which is (i) Wells Fargo Bank, National Association (or an affiliate) with respect to the Tanger Outlets Columbus Whole Loan, (ii) Bank of America, National Association (or an affiliate) with respect to the Concord Mills Whole Loan and (iii) Goldman Sachs Bank USA (or an affiliate) with respect to the Riverport Tower Whole Loan. On or after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most senior class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class. The Controlling Class as of the Closing Date will be the Class J-RR certificates.

The “Control Eligible Certificates” will be the Class H-RR and Class J-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any Certificateholder may request that the certificate registrar determine which class of Control Eligible Certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the

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special servicer, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Controlling Class Representative, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.
In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or the special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder, as the case may be.

The Class H-RR certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Holder has objected in writing within ten business days (or thirty (30) days with respect to clause (xiii) of the definition of “Major Decision” below) after receipt of the related Major Decision Reporting Package (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such ten-business-day (or 30-day) period, the Directing Holder will be deemed to have approved such action) (each of the following, a “Major Decision”):

(i)                         any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loans as come into and continue in default;

(ii)                      any modification, consent to a modification or waiver of any monetary term (other than penalty charges (which the master servicer or special servicer, as applicable, is permitted to waive pursuant to the PSA)) or material non-monetary term (including, without limitation, a COVID Modification, the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of penalty charges) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)                   any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) for less than the applicable Purchase Price;

(iv)                   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)                      any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

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(vi)                    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement and for which there is no lender discretion or related to an immaterial easement, right of way or similar agreement;

(vii)                 any approval of property management company changes or franchise changes (to the extent the lender is required to consent or approve under the Mortgage Loan documents), provided that with respect to property management company changes (i) the Serviced Mortgage Loan has outstanding principal balance greater than $10,000,000, or (ii) the successor property manager is affiliated with the borrower;

(viii)               releases of amounts from any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)                   any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor or releasing a borrower or guarantor from liability under a Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(x)                      the determination of the special servicer pursuant to clauses (5), (6) or (7) of the definition of “Special Servicing Transfer Event”;

(xi)                   following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(xii)               any modification, waiver or amendment of a Co-Lender Agreement, intercreditor agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the issuing entity is not required), with any mezzanine lender, holder of a Pari Passu Companion Loan or subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights (or decision not to enforce rights) with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates; provided, however, any such modification or amendment to any such agreement that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)            any determination of an Acceptable Insurance Default;

(xiv)             any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(xv)                any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents.

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a “Special Servicer Major Decision” with

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respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, (c) the master servicer will process all requests for any matter that constitutes a “Master Servicer Major Decision” with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) if the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

With respect to any borrower request or other action on non-Specially Serviced Loans that is not a Special Servicer Non-Major Decision or a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer, any Directing Holder or the operating advisor.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan, no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. During the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer that is processing the related Major Decision will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or the special servicer, to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision which it is processing, a written report by the master servicer or the special servicer (which in the discretion of the special servicer may be in the form of an Asset Status Report), as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or the special servicer, as applicable, and (ii) the proposed course of action recommended.

“Master Servicer Major Decision” means any Major Decision with respect to a non-Specially Serviced Loan under clause (xiii) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision other than a “Master Servicer Major Decision”.

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Asset Status Report

So long as no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event is continuing, the Controlling Class Representative will have no right to consult with the special servicer with respect to the Asset Status Reports.

Replacement of Special Servicer

So long as no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable, receives no response from the Directing Holder within 10 days following the master servicer’s or the special servicer’s written request for input (which initial request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor that is in possession of the master servicer or the special servicer, as applicable, related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary

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contained in this prospectus, with respect to any applicable Excluded Loan related to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Controlling Class Representative will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with the operating advisor in connection with Major Decisions that it is processing, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur with respect to any Mortgage Loan or Serviced Whole Loan, in each case excluding any Servicing Shift Whole Loan (and the Mortgage Loan and Companion Loans, if applicable, composing each such Whole Loan), when one or more of the following is true: (i) the Class H-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class, (ii) a holder of the Class H-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Control Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class H-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, or (iii) when such Mortgage Loan or Whole Loan is an applicable Excluded Loan; provided, further, that no Control Termination Event may occur with respect to the applicable Loan-Specific Directing Holder related to a Servicing Shift Whole Loan and the term “Control Termination Event” will not be applicable to such Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided further, that, if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Control Termination Event will be deemed to occur.

A “Consultation Termination Event” will occur with respect to any Mortgage Loan or Serviced Whole Loan, in each case excluding any Servicing Shift Whole Loan (and the Mortgage Loan and Companion Loans, if applicable, composing each such Whole Loan), when one or more of the following is true: (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts, (ii) a holder of the Class H-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class H-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder or (iii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; and provided, further, that, no Consultation Termination Event may occur with respect to the applicable Loan-Specific Directing Holder related to a Servicing Shift Whole Loan and the term “Consultation Termination Event” will not be applicable to such Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided further, that if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-4, Class A-5,

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Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Consultation Termination Event will be deemed to occur.

With respect to any applicable Excluded Loan, the Controlling Class Representative or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

At any time when the Class H-RR certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the PSA, by irrevocable written notice delivered to the depositor, the certificate administrator, the trustee, the master servicer, the special servicer and the operating advisor. Any such waiver will remain effective with respect to such holder and the Class H-RR certificates until such time as that Certificateholder has (i) sold a majority of the Class H-RR certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the depositor, the certificate administrator, the trustee, the master servicer, the special servicer and the operating advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class H-RR certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class H-RR certificates. Following any such transfer, the successor holder of more than 50% of the Class H-RR certificateholders (by Certificate Balance), if Class H-RR certificates are the Controlling Class certificates, will again have the rights of the Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. Such successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No such successor Certificateholder described above in this paragraph will have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class H-RR certificates that had not also become a Corrected Loan prior to such acquisition until such Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Consultation Termination Event will be deemed to have occurred and continue; and
●	the rights of the holder of more than 50% of the Class H-RR certificates (by Certificate Balance), if they are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of the Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder with respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the

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Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or Controlling Class Representative or (ii) may follow any advice or consultation provided by the Directing Holder or Controlling Class Representative or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of any related Companion Loan, as described under “Description of the Mortgage Pool—The Whole Loans”).

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Controlling Class Representative will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related directing holder under the related Non-Serviced PSA. The issuing entity, as the holder of each Non-Serviced Mortgage Loan and each Servicing Shift Mortgage Loan, has non-binding consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan or each Servicing Shift Whole Loan, as applicable, and, other than in respect of any applicable Excluded Loan, so long as no Consultation Termination Event is continuing, the Controlling Class Representative will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Co-Lender Agreement. In the event a Consultation Termination Event is continuing, the special servicer will be required to exercise such consultation rights of the issuing entity pursuant to the terms of the related Co-Lender Agreement. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has non-binding consultation rights with respect to certain major decisions and certain rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan, as provided in the applicable Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

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Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)            may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)            may act solely in the interests of the Controlling Class Certificateholders;

(c)             does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)             may take actions that favor the interests of the Controlling Class Certificateholders over the interests of the holders of one or more other classes of certificates; and

(e)             will have no liability whatsoever (other than to a Controlling Class Certificateholder, to the extent the Controlling Class Representative is the Directing Holder) for having so acted as set forth in (a) through (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Co-Lender Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Loan-Specific Directing Holder and the holders of the Non-Serviced Companion Loan(s) or a Companion Loan that is part of a Servicing Shift Whole Loan or their respective designees (e.g. the related directing holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Co-Lender Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional oversight with respect to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

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Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties.

In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. Meanwhile, the operating advisors or equivalent parties (if any) under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

Duties of Operating Advisor In General

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)            reviewing (i) the actions of the special servicer with respect to a Mortgage Loan when it is a Specially Serviced Loan and (ii) during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan, as described in “—The Directing Holder—Major Decisions” above;

(b)            reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website and (ii) each Asset Status Report (during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)            promptly recalculating the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Mortgage Loan when it is a Specially Serviced Loan; and

(d)            preparing an annual report (if, at any time during the prior calendar year (i) a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to a Major Decision) generally in the form attached to this prospectus as Annex C, to be provided to the trustee, the master servicer, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator (and made available through the certificate administrator’s website) in accordance with the Operating Advisor Standard, as described in “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)                         after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

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(ii)                       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation in any material respect, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)                    if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor review will be limited to an after-the-action review of the reports and material described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the operating advisor is entitled to rely solely on its receipt from the certificate administrator of notice pursuant to the PSA (which includes notices posted to the certificate administrator’s website), and, with respect to any obligations of the operating advisor that are performed only after the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Certificateholder or any of their respective affiliates.

Annual Report

Based on the operating advisor’s review of any Assessment of Compliance, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report (in each case, during the continuance of an Operating Advisor Consultation Event), any Final Asset Status Report and other reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is

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operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on a platform-level basis, and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial, and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion. Only as used in connection with the Operating Advisor Annual Report, the term “platform-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package, Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

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Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

(a)            to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of any Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

(b)            to consult (on a non-binding basis) with the master servicer or the special servicer to the extent it has received a Major Decision Reporting Package, as applicable, (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

To facilitate the consultation described above, the master servicer or the special servicer, as applicable, will be required to send to the operating advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

An “Operating Advisor Consultation Event” will occur when either (i) the aggregate Certificate Balance of the HRR Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of any class of HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates or (ii) with respect to any Mortgage Loan or Serviced Whole Loan, a Control Termination Event has occurred and is continuing.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)                          that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)                       that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

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(iii)                    that is not (and is not Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Controlling Class Representative, the Directing Holder or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective Risk Retention Affiliates;

(iv)                     that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)                        that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five (5) years of experience in collateral analysis and loss projections, and (y) has at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)                     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as, “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder and the special servicer related to any Specially Serviced Loan (other than with respect to any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including information contained within any Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the Special Servicer’s obligations under the PSA (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) and the Controlling Class Representative, disclose such Privileged Information to any person other than

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pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, any experience or knowledge gained by the operating advisor from such other engagements may not be imputed to the operating advisor or its employees for this transaction; provided, however, the operating advisor may consider such experience or knowledge as pertinent information for discussion with the special servicer during its periodic meetings.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by written advice of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates evidencing greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

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(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)        the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of holders of certificates evidencing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Controlling Class Representative (for any Mortgage Loan other than any applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

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Waiver of Operating Advisor Termination Event

The holders of certificates evidencing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Interests evidencing not less than 15% of the Voting Rights of the Non-Reduced Interests requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide written notice to all Certificateholders and the operating advisor of such request by posting such notice on its internet website, and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of Non-Reduced Interests evidencing more than 50% of the Voting Rights of the Non-Reduced Interests that exercise their right to vote (provided that holders of Non-Reduced Interests evidencing at least 50% of the Voting Rights of the Non-Reduced Interests exercise their right to vote), the trustee will terminate all of the rights and obligations of the operating advisor under the PSA (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the operating advisor, and the proposed successor operating advisor will be appointed.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder and beneficial owner may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Controlling Class Representative, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

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In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Controlling Class Representative, all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days of such determination to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity) as of the end of the applicable Collection Period are Delinquent Loans as of the end of the related Collection Period or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the related Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Date Statement on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 78 prior pools of commercial mortgage loans for which GSMC (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after September 1, 2012, the highest percentage of a particular pool of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2017 and September 30, 2022 was approximately 44.5%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent approximately 21.9% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of

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the Mortgage Pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20% of aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in a mortgage loan seller’s Mortgage Loans that could be the basis for claims against the related mortgage loan seller based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a COVID Modification will not constitute a delinquency, for so long as the related borrower is complying with the terms of such COVID Modification.

Asset Review Vote

If holders of certificates evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and all Certificateholders, and to conduct a solicitation of votes to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review evidencing at least a majority of the votes cast but in any event at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Controlling Class Representative and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) through (v) below for non-Specially

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Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) below for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide, or make available, the following materials for each Delinquent Loan (in electronic format) to the asset representations reviewer (collectively, with the Diligence Files, any notice of a breach of a representation or warranty relating to any Delinquent Loan received by the asset representations reviewer from any other party to the PSA, a copy of the prospectus, a copy of the applicable MLPA and a copy of the PSA, the “Review Materials”):

(i)                         a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)                      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)                   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)                    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)                       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)                    a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)                 any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

In addition, in the event that, as part of an Asset Review of any Delinquent Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Delinquent Loan are missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any Test in connection with such Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. Each mortgage loan seller will be required under each MLPA to deliver such additional documents only to the extent such documents are in the possession of such mortgage loan seller.

In addition, with respect to any Delinquent Loan that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is

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being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan, provided, however, the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days upon request as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test (the “Preliminary Asset Review Report”). The asset representations reviewer will be required to provide such Preliminary Asset Review Report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the applicable mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test,

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the applicable mortgage loan seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the applicable mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by such mortgage loan seller to the asset representations reviewer. For avoidance of doubt, the asset representations reviewer will not be required to prepare a Preliminary Asset Review Report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files posted to the secure data room is provided to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In no event may the asset representations reviewer determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Date Statement on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator, the Controlling Class Representative and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is a special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS Morningstar”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, LLC (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”) or S&P Global Ratings, acting through Standard & Poor’s Financial Services

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LLC (“S&P”) and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS Morningstar, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not Risk Retention Affiliated with) a sponsor, a mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Retaining Third-Party Purchaser, the Controlling Class Representative, the Directing Holder or any of their respective Risk Retention Affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of a sponsor, a mortgage loan seller, any underwriter, any party to the PSA, the Controlling Class Representative or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

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Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                         any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)                      any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)                   any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

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(iv)                    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)                        the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)                     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of holders of certificates evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of holders of Principal Balance Certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will be required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

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In the event that holders of the Principal Balance Certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be required to be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses of each other party to the PSA and each Rating Agency in connection with its resignation and the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Holder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

If at any time a Control Termination Event is continuing, the holders of the Principal Balance Certificates may generally replace the special servicer without cause, as described in this paragraph. Upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such certificates) of the Principal Balance Certificates on an aggregate basis requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all Voting Rights in such regard, which requisite affirmative votes must be received within 180 days of the

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posting of such notice. Upon the written direction of holders of certificates evidencing at least 75% of a Quorum or holders of certificates evidencing more than 50% of the aggregate Voting Rights of each class of Non-Reduced Interests on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such holders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of Voting Rights evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, the Directing Holder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan, unless such Excluded Special Servicer Loan is also an applicable Excluded Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer (as so long as, on the date of the appointment, such appointment of such Excluded Special Servicer meets the criteria of the PSA). It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, for so long as no Control Termination Event is continuing, the related Excluded Special Servicer will not be required to resign if the Directing Holder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

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The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

“Non-Reduced Interests” means any class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates, and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates, less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become a special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Co-Lender Agreement) (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to promptly notify each Certificateholder of the recommendation and post such notice and report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation.

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The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of a quorum (which, for this purpose is the holders of certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three (3) Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Principal Balance Certificates evidencing the requisite Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives such a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder appointed under the related Non-Serviced PSA (and not by the Controlling Class Representative for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Co-Lender Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” and
“—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)            (i) any failure by the master servicer to make a required deposit to the Collection Account, to the companion paying agent for deposit into the related Serviced Whole Loan Custodial Account or to a holder of a Companion Loan, on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the

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master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)            any failure by the special servicer to deposit into the applicable REO Account within two (2) business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)            any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) 5 business days in the case of certain of the master servicer’s or special servicer’s, as applicable, obligations regarding the Exchange Act reporting required under the PSA (except as otherwise provided under clause (i) of this definition of “Servicer Termination Event”), (ii) 10 days in the case of the master servicer’s failure to make a Property Protection Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by the holders of certificates evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)            any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the holders of certificates evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)            certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)                 the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)             the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)            KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch

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status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(i)                any failure by the master servicer or the special servicer to deliver (a) any Exchange Act reporting items required to be delivered by the master servicer or the special servicer to the trustee or the certificate administrator under the PSA (other than items to be delivered by a sub-servicer retained by a mortgage loan seller) by the time required under the PSA after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant retained by the master servicer is required to deliver (any such primary servicer, sub-servicer or servicing function participant will be terminated if it defaults in accordance with the provision of this clause (i)), which failure (other than in the case of Form 8-K reporting requirements) is not remedied within 3 business days.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) the holders of certificates evidencing at least 25% of the Voting Rights, or (ii) for so long as no Control Termination Event is continuing, the Directing Holder (solely with respect to the special servicer and other than with respect to any applicable Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written direction of the holders of certificates evidencing at least 25% of the Voting Rights, or for so long as no Control Termination Event is continuing and other than in respect of any applicable Excluded Loan, the Directing Holder will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as no Control Termination Event is continuing, that has been approved by the Controlling Class Representative which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Controlling Class Representative; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

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Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Controlling Class Representative) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

In addition, the depositor may terminate each of the master servicer and the special servicer upon five (5) business days’ notice if the master servicer or the special servicer, as the case may be, fails to comply with certain of its reporting obligations under the PSA.

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the holders of certificates evidencing not less than (a) 66 2/3% of the aggregate Voting Rights of the certificates (and, if such Servicer Termination Event is on the part of the special servicer with respect to a Serviced Whole Loan only, by the related Serviced Companion Loan holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected classes and any Serviced Companion Loan holder affected by such Servicer Termination Event, and (2) a Servicer Termination Event under clause (c) or clause (i) under
“—Servicer Termination Events” above may be waived only with the consent of the depositor and any Serviced Companion Loan holder affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with an enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

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Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event is continuing, the approval of such successor by the Directing Holder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or the special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such resignation under the PSA. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, any sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the sponsors and the other parties to the PSA and resign in

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accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of any related Companion Loan for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master

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servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu or subordinate nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Co-Lender Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or the special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or the special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the

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trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPA. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

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Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Property Protection Advances, to the extent not recovered from the related mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the certificate registrar, the operating advisor (solely in its capacity as the operating advisor) or the custodian that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Owner Repurchase Request”), the receiving party will be required to promptly forward that Owner Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward that Owner Repurchase Request to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver an Owner Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Owner Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of an Owner Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the applicable mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the applicable mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, that (i) the

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related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder relating to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, information, documents and records, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action available to all other Certificateholders and Certificate Owners, by posting such notice on the certificate administrator’s website, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”).

The Proposed Course of Action will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority, by Certificate Balance of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. Within three (3) business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the applicable Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from

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Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority, by Certificate Balance of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders and Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority, by Certificate Balance, of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder, Certificate Owner (each of clauses (i) or (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

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If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration; (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party; and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates (except for any holders of the Controlling Class) will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this
“—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

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The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that no Consultation Termination Event is continuing and any applicable Excluded Loan is not involved, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan is expected to be serviced pursuant to the related Non-Serviced PSA and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

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The servicing terms of each such Non-Serviced PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.
●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Property Protection Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2022-B37 mortgage pool, if necessary).
●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.
●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.
●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or the special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and the special servicer for this transaction.
●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicer under the PSA.
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●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are or are expected to be substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.
●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.
●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.
●	The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.
●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Master Servicer or the Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans; except that, in the case of the Non-Serviced PSA for the Katy Mills Whole Loan, the related Non-Serviced PSA does not contain an express exception in the definition of “Appraisal Reduction Event” (or equivalent term) for the entering into of any temporary forbearance agreement (such as a COVID Modification) as a result of the COVID-19 Emergency.
●	With respect to the Katy Mills Whole Loan, the related Non-Serviced PSA does not contain an express exception to any servicing transfer events for the entering into of any temporary forbearance agreement (such as a COVID Modification) as a result of the COVID-19 Emergency.
●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less).
●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or are expected to be substantially similar but not necessarily identical to those of the PSA.
●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has (or, in certain cases, if it has) become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.
●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under
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such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2022-B37 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).
●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.
●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.
●	With respect to each Non-Serviced Mortgage Loan as to which the related lead securitization that includes the controlling Pari Passu Companion Loan involves the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may provide for “risk retention consultation parties” with certain consultation rights.
●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

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Notwithstanding the foregoing, the servicing of each Servicing Shift Whole Loan is expected to be governed by the PSA only temporarily, until the securitization of the related Controlling Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related master servicer and, if and to the extent necessary, the related special servicer under and pursuant to the terms of the related Servicing Shift PSA governing such future securitization. Although, in the case of each Servicing Shift Whole Loan, the related Co-Lender Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA governing such future securitization, the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Servicing Shift PSA are unknown and may not be consistent with the description of Non-Serviced PSAs above.

Servicing of the Park West Village Whole Loan

The Park West Village Mortgage Loan is being serviced pursuant to the BBCMS 2022-C17 PSA. The servicing terms of the BBCMS 2022-C17 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements may differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BBCMS 2022-C17 PSA earns a primary servicing fee with respect to the Park West Village Mortgage Loan equal to 0.00125% per annum.
●	Upon the Park West Village Whole Loan becoming a specially serviced loan under the BBCMS 2022-C17 PSA, the related Non-Serviced Special Servicer under the BBCMS 2022-C17 PSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500%, subject to a minimum amount of $3,500 per month with respect to the Park West Village Whole Loan.
●	The related Non-Serviced Special Servicer under the BBCMS 2022-C17 PSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 1.0%, subject to a minimum amount of $25,000; provided, that, in no event will the workout fee with respect to the Park West Village Whole Loan exceed $1,000,000.
●	The related Non-Serviced Special Servicer under the BBCMS 2022-C17 PSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 1.0%, subject to a minimum amount of $25,000; provided, that, in no event will the liquidation fee with respect to the Park West Village Whole Loan exceed $1,000,000.
●	Under certain circumstances, the Non-Serviced Directing Holder with respect to the Park West Village Whole Loan under the BBCMS 2022-C17 PSA has the right to post cash or a letter of credit in respect of all or some portion of an appraisal reduction amount in order to avoid losing its control rights.
●	Under certain circumstances, the controlling class representative with respect to the Park West Village Whole Loan under the BBCMS 2022-C17 PSA may waive its right to appoint a Non-Serviced Directing Holder for the Park West Village Whole Loan. While such waiver is in effect, the Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to consult only with the related operating advisor in connection with asset status reports and material special servicing actions related to the Park West Village Whole Loan; and no Non-Serviced Directing Holder will have a right to replace the Non-Serviced Special Servicer.
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●	The related Non-Serviced Special Servicer will be required to take actions with respect to the Park West Village Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”; except that (i) the Park West Village Subordinate Companion Loans may not be sold without the consent of the related Park West Village Subordinate Noteholders and (ii) the related Non-Serviced Special Servicer is permitted to sell the Park West Village Mortgage Loan or the related Pari Passu Companion Loans separately from the Park West Village Subordinate Companion Loans if directed by the Directing Holder (with respect to the Park West Mortgage Loan) or, with respect to the related Pari Passu Companion Loans, the related directing certificateholder or controlling class representative for the certificates backed by such Pari Passu Companion Loans.
●	In the event that as a result of any workout of the Park West Village Whole Loan, the related borrower is required to pay any additional amounts (other than customary fees and expenses payable to the Non-Serviced Master Servicer or the Non-Serviced Special Servicer and other than any amounts earmarked for reserves to be replenished or created in connection with such workout) in excess of the amount of interest, principal and other amounts that were payable on such date under the original terms of the Park West Village Whole Loan agreement (without giving effect to such workout), the related Non-Serviced Master Servicer is required to deposit such additional amounts into a reserve account to be distributed in accordance with the Park West Village Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The Park West Village Whole Loan—Application of Payments” and “—Park West Village Excess Collections Reserve Account.”

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The Park West Village Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and

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(y) with respect to a replacement of the master servicer or the special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or the special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Co-Lender Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to

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communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer (required to provide such officer’s certificate under Regulation AB) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer (required to provide such officer’s certificate under Regulation AB) that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
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●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver an Owner Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee indemnity reasonably satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates and the Notional Amounts of the Class X-A and Class X-D certificates have been reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (c) the master

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servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) as of the date of the exchange and (z) three (3), divided by (ii) 360) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates representing greater than 50% of the Percentage Interest of such class (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out of pocket expenses of the master servicer or special servicer related to such purchase, unless the master servicer or special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, and interest thereon, and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Cut-off Date Balance of all of the Mortgage Loans. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders or holders of any Companion Loan:

(a)             to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

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(b)             to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)              to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)             to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)             to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any federal tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)                 to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)             to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)             to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than any applicable Excluded Loan and for so long as no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of

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counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)                 to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)                 to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)             to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Retaining Third-Party Purchaser under the PSA or the related risk retention agreement without the consent of the Retaining Third-Party Purchaser.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in the case of Certificateholders, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of any related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of a mortgage loan seller under the related MLPA without the consent of such mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of a mortgage loan seller under the related MLPA or the rights of such mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

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Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000, subject to supervision or examination by federal or state authority, an entity that is not on the depositor’s “prohibited party” list, and (ii)(A) in the case of the trustee (1) will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be) and (2) an institution whose long-term senior unsecured debt rating or issuer credit rating is at least “BBB” by S&P, “A” by Fitch (or short-term debt rating of “F1” by Fitch) (provided, however, that the trustee may maintain a rating of “BBB-” by Fitch if the master servicer has a long-term rating of at least “A” by Fitch or a short term rating of “F1” by Fitch) and, if rated by KBRA, a long term senior unsecured debt rating or issuer credit rating of at least “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two (2) other NRSROs, which may include S&P and Fitch), (B) in the case of the certificate administrator, an institution whose long-term senior unsecured debt is rated at least “Baa3” by Moody’s or an issuer rating of “Baa3” by Moody’s or (C) in the case of each of the certificate administrator and the trustee, as otherwise acceptable to each Rating Agency as evidenced by the receipt of a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 30 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator. If no successor trustee or certificate administrator has accepted an appointment within 120 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator reasonably acceptable to the master servicer.

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In addition, holders of certificates entitled to at least 50% of the Voting Rights may at any time upon 30 days’ written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The trustee or certificate administrator will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA and each Rating Agency in connection with any removal for cause or resignation of such trustee or certificate administrator as and to the extent required under the PSA.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Eight (8) Mortgaged Properties (26.1%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

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Florida

Seven (7) Mortgaged Properties (15.3%) are located in Florida. In Florida, loans involving real property may be mortgaged in order to secure a borrower’s obligations under the loan. The mortgage is the security instrument that is a lien on and encumbers the real property that is the collateral for the indebtedness evidenced by the promissory note. Accordingly, there is no power of sale in Florida, but rather judicial foreclosure. Under Florida law, ownership of the mortgage follows the promissory note and the plaintiff must be the holder of the promissory note and the mortgage in order to have standing to bring a foreclosure action. After an action for foreclosure is filed with the court and the lender obtains a final judgment of foreclosure, such foreclosure judgment will require that the property be sold at a public judicial sale at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled foreclosure sale. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two (2) consecutive weeks in the county in which the property is located. Section 45.031, Florida Statutes, requires that foreclosure sale be held no earlier than 20 (but not more than 35) days after the date of judgment is entered, unless plaintiff agrees otherwise. Notwithstanding, due to a back-log of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or co-lender agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two (2) parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two (2) parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

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Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five (5) years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personality

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a signiﬁcant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must ﬁle UCC ﬁnancing statements in order to perfect its security interest in that personal property, and must ﬁle continuation statements, generally every ﬁve years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

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Foreclosure Procedures Vary from State to State

Two (2) primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the speciﬁc terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary ﬁnancial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reﬂecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufﬁcient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneﬁciary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior

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lienholders. A notice of sale must be posted in a public place and, in most states, published for a speciﬁed period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

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The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deﬁciency judgment against the borrower following foreclosure or sale under a deed of trust.

A deﬁciency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without ﬁrst exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed ﬁrst against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deﬁciency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deﬁciency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most signiﬁcant of these risks is that if the borrower’s

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leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied ﬁrst to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deﬁciency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deﬁciency judgment proceedings) are automatically stayed upon the ﬁling of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be signiﬁcant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

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Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other reasons, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

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The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is ﬁled will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order ﬁnding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may ﬁnd that the lender has no security interest in either pre-petition or post-petition revenues if the court ﬁnds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modiﬁed at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the ﬁling of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the ﬁling of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested by a creditor and granted by a bankruptcy court in certain circumstances, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 210 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 210-day period up to 90 days for a total of 300 days (note that, as of December 27, 2022, the 210-day and 300-day periods referenced in this paragraph will revert to the statutory 120-day and 210-day periods that were in place prior to the COVID-19 pandemic). If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease,

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without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. Additionally, the Bankruptcy Code requires a debtor lessee to timely perform any obligations under a non-residential real property lease arising after the petition date, until the debtor determines whether to assume or reject the lease. The bankruptcy court may defer the time for the debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the lessee/borrower debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that

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lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Although the borrowers under the Mortgage Loans may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of General Growth Properties, notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth Properties case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy

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that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long-term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts speciﬁc to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under most fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, believed or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Under certain fraudulent transfer statutes, a debtor that is generally not paying its debts as they become due other than as a result of a bona fide dispute is presumed to be insolvent. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or intended to, believed or reasonably should have believed that it would incur debts that would render it unable to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower

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sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a speciﬁed time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnership triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

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A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees have been inequitable, the claims of the mortgagees may be subordinated to the claims of other creditors and the liens securing the mortgagees’ claims may be transferred to the debtor’s estate.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s deﬁnition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by deﬁning the activities in which a lender can engage and still have the beneﬁt of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to inﬂuence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the beneﬁt of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

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Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certiﬁcateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn

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Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate ﬁnancing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a speciﬁed period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be speciﬁc limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) ﬁrst mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a speciﬁed penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

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Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the ﬁnancial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible ﬁnancial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the ﬁnancial condition of the owner or landlord, a foreclosing lender who is ﬁnancially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notiﬁcation by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certiﬁcates, and would not be covered by advances or, any form of credit support provided in connection with the certiﬁcates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot

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Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GSMC and its affiliates are playing several roles in this transaction. GS Mortgage Securities Corporation II is the depositor and a wholly-owned subsidiary of GSMC. GSMC, a sponsor, is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter for the offering of the offered certificates. GS Bank currently holds the Companion Loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

CREFI, an originator and a sponsor, is an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the offered certificates. CREFI currently holds the Companion Loans for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

GACC, a sponsor, is an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the offered certificates, and DBRI, an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

JPMCB, an originator and a sponsor, is an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the offered certificates. JPMCB currently holds the Companion Loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. However, JPMCB intends to sell such Companion Loans in connection with future securitizations.

Midland, the master servicer, is also (i) the master servicer of the One Campus Martius Whole Loan Whole Loan, which is serviced under the Benchmark 2022-B36 PSA and (ii) the master servicer of the PentaCentre Office Whole Loan, which is serviced under the BMO 2022-C2 PSA.

RREF IV-D AIV RR H LLC, or its affiliate, is expected to be appointed as the initial Controlling Class Representative and, therefore, the initial Directing Holder with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any applicable Excluded Loan)

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and any related Serviced Companion Loan. Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of RREF IV-D AIV RR H LLC, which is expected to purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. Another affiliate of RREF IV-D AIV RR H, LLC and Rialto Capital Advisors, LLC is expected to purchase a portion of the Class D certificates. Rialto Capital Advisors, LLC is also the initial special servicer with respect to the PentaCentre Office Whole Loan pursuant to the BMO 2022-C2 PSA. RREF IV-D AIV RR, LLC (which is also an affiliate of Rialto Capital Advisors, LLC and RREF IV-D AIV RR H LLC) is also the initial directing holder and initial controlling class representative under the BMO 2022-C2 PSA. Rialto Capital Advisors, LLC is expected to act as special servicer with respect to any Serviced Mortgage Loans (other than any Excluded Special Servicer Loan) and any related Companion Loans and it or an affiliate assisted RREF IV-D AIV RR H LLC, or its affiliate, with its due diligence of the Mortgage Loans prior to the Closing Date.

Computershare Trust Company, National Association, the trustee, certificate administrator and custodian, is also (i) the certificate administrator and custodian under the BBCMS 2022-C17 PSA with respect to the Park West Village Whole Loan and A&R Hospitality Portfolio Whole Loan, (ii) the certificate administrator and custodian under the BANK 2022-BNK43 PSA with respect to the Katy Mills Whole Loan, (iii) the certificate administrator and custodian under the Benchmark 2022-B36 PSA with respect to the One Campus Martius Whole Loan, (iv) the certificate administrator and custodian under the Benchmark 2022-B35 PSA with respect to the Bell Works Whole Loan and (v) the certificate administrator and custodian under the BMO 2022-C2 PSA with respect to the PentaCentre Office Whole Loan.

Pursuant to certain interim servicing agreements between Midland and GSMC or certain of its affiliates, Midland acts as interim servicer with respect to seven (7) of the GSMC Mortgage Loans that are Serviced Mortgage Loans, with an aggregate principal balance of approximately $72,766,856 as of the Cut-off Date (8.7%).

Pursuant to certain interim servicing agreements between Midland and CREFI or certain of its affiliates, Midland acts as interim servicer with respect to thirteen (13) of the CREFI Mortgage Loans that are Serviced Mortgage Loans, with an aggregate principal balance of approximately $271,972,037 as of the Cut-off Date (32.7%).

Pursuant to certain interim servicing agreements between GACC or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, including, prior to their inclusion in the issuing entity, seven (7) of the GACC Mortgage Loans that are Serviced Mortgage Loans with an aggregate principal balance of approximately $138,131,139 as of the Cut-off Date (16.6%) to be contributed to this securitization by GACC.

Pursuant to certain interim servicing agreements between Midland and JPMCB or certain of its affiliates, Midland acts as interim servicer with respect to one (1) of the JPMCB Mortgage Loans that is a Serviced Mortgage Loan, with a principal balance of approximately $5,890,000 as of the Cut-off Date (0.7%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to all the GSMC Mortgage Loans, the CREFI Mortgage Loans, the GACC Mortgage Loans and the JPMCB Mortgage Loans, except for the related Mortgage File with respect to any GSMC Mortgage Loan, CREFI Mortgage Loan, GACC Mortgage Loan or JPMCB Mortgage Loan that is currently (or becomes prior to the Closing Date) a Non-Serviced Mortgage Loan.

See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

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Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield, Prepayment and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a Subordinate Companion Loan or mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary

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prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-4 and Class A-5 certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements. See “Risk Factors—Other Risks Relating to the Certificates—Risks Relating to Modifications of the Mortgage Loans” and “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium and certificates with Notional Amounts, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance or Notional Amount of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

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Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the class or classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$661,857,000	Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-D	$17,899,000	Class D certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

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With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 12 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related class or classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$661,857,000	Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-D	$17,899,000	Class D certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

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Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period has expired. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume prepayments on the Mortgage Loans at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates that are also Principal Balance Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day (each assumed to be a business day) of the related month, beginning in November 2022;
●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted, if necessary, as required pursuant to the definition of Mortgage Rate;
●	there are no delinquencies;
●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer or the master servicer will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);
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●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification;
●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;
●	the Closing Date occurs on November 3, 2022;
●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;
●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;
●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;
●	no additional trust fund expenses are incurred;
●	no property releases (or yield maintenance charge or other prepayment premium or related re-amortizations) occur;
●	the optional termination is not exercised; and
●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that is also a Principal Balance Certificate may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of each class of Offered Certificates that is also a Principal Balance Certificate that would be outstanding after each of the dates shown at the indicated CPYs.

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Percentages of the Initial Certificate Balance of
the Class A-1 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2023	85%	85%	85%	85%	85%
October 2024	68%	68%	68%	68%	68%
October 2025	46%	46%	46%	46%	46%
October 2026	22%	22%	22%	22%	22%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.69	2.68	2.68	2.68	2.68
First Principal Payment Date	November 2022	November 2022	November 2022	November 2022	November 2022
Last Principal Payment Date	August 2027	April 2027	April 2027	April 2027	April 2027

Percentages of the Initial Certificate Balance of
the Class A-2 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.86	4.84	4.82	4.79	4.57
First Principal Payment Date	August 2027	April 2027	April 2027	April 2027	April 2027
Last Principal Payment Date	October 2027	October 2027	October 2027	October 2027	October 2027

Percentages of the Initial Certificate Balance of
the Class A-4 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.77	9.70	9.64	9.58	9.40
First Principal Payment Date	May 2032	January 2032	January 2032	January 2032	January 2032
Last Principal Payment Date	September 2032	September 2032	August 2032	July 2032	April 2032

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Percentages of the Initial Certificate Balance of
the Class A-5 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.87	9.87	9.85	9.82	9.53
First Principal Payment Date	September 2032	September 2032	August 2032	July 2032	April 2032
Last Principal Payment Date	September 2032	September 2032	September 2032	September 2032	June 2032

Percentages of the Initial Certificate Balance of
the Class A-SB certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	81%	81%	81%	81%	81%
October 2029	60%	60%	60%	60%	60%
October 2030	38%	38%	38%	38%	38%
October 2031	14%	14%	14%	14%	14%
October 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.39	7.39	7.39	7.39	7.39
First Principal Payment Date	October 2027	October 2027	October 2027	October 2027	October 2027
Last Principal Payment Date	May 2032	May 2032	May 2032	May 2032	May 2032

Percentages of the Initial Certificate Balance of
the Class A-S certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.94	9.92	9.89	9.87	9.62
First Principal Payment Date	September 2032	September 2032	September 2032	September 2032	June 2032
Last Principal Payment Date	October 2032	October 2032	October 2032	September 2032	June 2032

486

Percentages of the Initial Certificate Balance of
the Class B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.95	9.95	9.95	9.92	9.62
First Principal Payment Date	October 2032	October 2032	October 2032	September 2032	June 2032
Last Principal Payment Date	October 2032	October 2032	October 2032	October 2032	June 2032

Percentages of the Initial Certificate Balance of
the Class C certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.95	9.95	9.95	9.95	9.69
First Principal Payment Date	October 2032	October 2032	October 2032	October 2032	June 2032
Last Principal Payment Date	October 2032	October 2032	October 2032	October 2032	July 2032

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from October 1, 2022 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

487

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-1 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
97.87551	6.70798%	6.71262%	6.71262%	6.71262%	6.71262%
98.37551	6.49286%	6.49628%	6.49628%	6.49628%	6.49628%
98.87551	6.27939%	6.28160%	6.28160%	6.28160%	6.28160%
99.37551	6.06755%	6.06855%	6.06855%	6.06855%	6.06855%
99.87551	5.85733%	5.85712%	5.85712%	5.85712%	5.85712%
100.37551	5.64869%	5.64728%	5.64728%	5.64728%	5.64728%
100.87551	5.44162%	5.43901%	5.43901%	5.43901%	5.43901%
101.37551	5.23610%	5.23229%	5.23229%	5.23229%	5.23229%
101.87551	5.03210%	5.02711%	5.02711%	5.02711%	5.02711%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-2 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.33169	6.01031%	6.01064%	6.01111%	6.01177%	6.01551%
99.83169	5.88867%	5.88872%	5.88875%	5.88875%	5.88733%
100.33169	5.76777%	5.76753%	5.76713%	5.76647%	5.75993%
100.83169	5.64759%	5.64707%	5.64624%	5.64493%	5.63329%
101.33169	5.52813%	5.52732%	5.52607%	5.52411%	5.50741%
101.83169	5.40937%	5.40829%	5.40661%	5.40401%	5.38228%
102.33169	5.29132%	5.28996%	5.28786%	5.28462%	5.25789%
102.83169	5.17396%	5.17232%	5.16981%	5.16593%	5.13422%
103.33169	5.05728%	5.05537%	5.05244%	5.04793%	5.01128%
488

Pre-Tax Yield to Maturity (CBE) for the Class A-4 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-4 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.79253	6.05474%	6.05668%	6.05870%	6.06088%	6.06667%
97.29253	5.98427%	5.98588%	5.98755%	5.98937%	5.99418%
97.79253	5.91425%	5.91553%	5.91687%	5.91831%	5.92215%
98.29253	5.84467%	5.84563%	5.84662%	5.84771%	5.85057%
98.79253	5.77553%	5.77617%	5.77682%	5.77754%	5.77944%
99.29253	5.70682%	5.70714%	5.70746%	5.70782%	5.70875%
99.79253	5.63854%	5.63854%	5.63853%	5.63852%	5.63850%
100.29253	5.57069%	5.57036%	5.57002%	5.56966%	5.56869%
100.79253	5.50325%	5.50261%	5.50194%	5.50122%	5.49931%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-5 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.79306	6.04836%	6.04844%	6.04853%	6.04867%	6.05098%
99.29306	5.97931%	5.97939%	5.97942%	5.97935%	5.98013%
99.79306	5.91070%	5.91078%	5.91074%	5.91048%	5.90971%
100.29306	5.84252%	5.84260%	5.84249%	5.84203%	5.83973%
100.79306	5.77476%	5.77484%	5.77467%	5.77400%	5.77019%
101.29306	5.70742%	5.70749%	5.70726%	5.70640%	5.70107%
101.79306	5.64049%	5.64057%	5.64027%	5.63921%	5.63238%
102.29306	5.57397%	5.57405%	5.57369%	5.57243%	5.56410%
102.79306	5.50785%	5.50793%	5.50751%	5.50606%	5.49624%

Pre-Tax Yield to Maturity (CBE) for the Class A-SB certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-SB certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.43345	6.14174%	6.14185%	6.14201%	6.14223%	6.14345%
98.93345	6.05460%	6.05472%	6.05487%	6.05509%	6.05630%
99.43345	5.96801%	5.96813%	5.96828%	5.96850%	5.96971%
99.93345	5.88196%	5.88208%	5.88223%	5.88246%	5.88366%
100.43345	5.79645%	5.79657%	5.79672%	5.79695%	5.79815%
100.93345	5.71148%	5.71159%	5.71174%	5.71197%	5.71316%
101.43345	5.62702%	5.62714%	5.62729%	5.62751%	5.62871%
101.93345	5.54309%	5.54320%	5.54335%	5.54357%	5.54477%
102.43345	5.45966%	5.45978%	5.45993%	5.46015%	5.46134%
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Pre-Tax Yield to Maturity (CBE) for the Class X-A certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Notional Amount of Class X-A certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
0.11293	71.34963%	71.34963%	71.35292%	71.36305%	71.46042%
0.21293	35.38413%	35.34531%	35.31054%	35.28317%	35.28913%
0.31293	21.48276%	21.40861%	21.33858%	21.27536%	21.18588%
0.41293	13.52236%	13.42127%	13.32421%	13.23343%	13.07051%
0.51293	8.12930%	8.00723%	7.88908%	7.77674%	7.55674%
0.61293	4.12316%	3.98419%	3.84901%	3.71927%	3.45343%
0.71293	0.97045%	0.81747%	0.66815%	0.52396%	0.22023%
0.81293	-1.61031%	-1.77518%	-1.93652%	-2.09300%	-2.42880%
0.91293	-3.78403%	-3.95918%	-4.13091%	-4.29803%	-4.66149%

Pre-Tax Yield to Maturity (CBE) for the Class A-S certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-S certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
94.47631	6.66171%	6.66227%	6.66298%	6.66367%	6.67654%
94.97631	6.58911%	6.58955%	6.59010%	6.59065%	6.60213%
95.47631	6.51700%	6.51730%	6.51770%	6.51812%	6.52820%
95.97631	6.44535%	6.44553%	6.44577%	6.44606%	6.45476%
96.47631	6.37417%	6.37423%	6.37431%	6.37447%	6.38180%
96.97631	6.30346%	6.30339%	6.30332%	6.30335%	6.30931%
97.47631	6.23320%	6.23301%	6.23279%	6.23268%	6.23729%
97.97631	6.16339%	6.16308%	6.16271%	6.16247%	6.16572%
98.47631	6.09403%	6.09360%	6.09307%	6.09270%	6.09461%

Pre-Tax Yield to Maturity (CBE) for the Class B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class B certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
91.70747	7.07241%	7.07250%	7.07263%	7.07434%	7.09777%
92.20747	6.99707%	6.99716%	6.99729%	6.99883%	7.02053%
92.70747	6.92225%	6.92234%	6.92247%	6.92385%	6.94381%
93.20747	6.84794%	6.84803%	6.84815%	6.84937%	6.86762%
93.70747	6.77413%	6.77422%	6.77434%	6.77539%	6.79193%
94.20747	6.70081%	6.70090%	6.70103%	6.70191%	6.71675%
94.70747	6.62798%	6.62807%	6.62820%	6.62893%	6.64208%
95.20747	6.55564%	6.55573%	6.55585%	6.55642%	6.56789%
95.70747	6.48377%	6.48386%	6.48398%	6.48439%	6.49419%
490

Pre-Tax Yield to Maturity (CBE) for the Class C certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class C certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
84.59359	8.20425%	8.20435%	8.20448%	8.20470%	8.24724%
85.09359	8.12079%	8.12089%	8.12102%	8.12124%	8.16219%
85.59359	8.03796%	8.03805%	8.03819%	8.03841%	8.07778%
86.09359	7.95574%	7.95583%	7.95597%	7.95619%	7.99399%
86.59359	7.87413%	7.87422%	7.87435%	7.87458%	7.91081%
87.09359	7.79312%	7.79321%	7.79334%	7.79356%	7.82825%
87.59359	7.71270%	7.71279%	7.71292%	7.71314%	7.74628%
88.09359	7.63286%	7.63295%	7.63308%	7.63330%	7.66491%
88.59359	7.55359%	7.55368%	7.55381%	7.55403%	7.58412%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (collectively, the “Regular Interests”), each of which represents a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Co-Lender Agreement, (iii) compliance with the provisions of each Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under each Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

491

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs

492

more than two (2) years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each class of Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two (2) or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the applicable loans are secured by residential real property. As of the Cut-off Date, three (3) of the Mortgaged Properties (8.8%) securing three (3) Mortgage Loans (in whole or in part) are multifamily properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or

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more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular

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Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class A-S, Class B and Class C certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat each class of Class X Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPY of 0% (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class A-4 certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the

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beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the

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Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-5 and Class A-SB certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments.

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However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short-term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to the holder of an Offered Certificate, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to the

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holder of an Offered Certificate prior to the master servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as paid upon the retirement or partial retirement of an Offered Certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long-term or short-term depending on whether the Regular Interest has been held for the long-term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale or exchange of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by each Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two (2) years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition

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if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interestholders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interestholders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

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Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “Non-U.S. Tax Person” is a person other than a U.S. Tax Person.

A “U.S. Tax Person” is a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in, or under the laws of, the United States, any state of the United States or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

501

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

502

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local and Foreign Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local and foreign income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local and foreign income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a sponsor, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local, foreign or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state, local and foreign, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Goldman Sachs & Co. LLC	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$2,208,883	$7,228,392	$2,589,249	$1,187,476	$ 0	$ 0
Class A-2	$20,213,268	$66,146,297	$23,693,956	$10,866,479	$ 0	$ 0
Class A-4	$31,760,841	$103,934,804	$37,230,000	$17,074,355	$ 0	$ 0
Class A-5	$40,667,918	$133,082,498	$47,670,860	$21,862,724	$ 0	$ 0
Class A-SB	$2,565,774	$8,396,292	$3,007,596	$1,379,338	$ 0	$ 0
Class X-A	$110,637,551	$362,052,512	$129,689,139	$59,477,798	$ 0	$ 0
Class A-S	$13,220,868	$43,264,229	$15,497,478	$7,107,425	$ 0	$ 0
Class B	$6,958,299	$22,770,474	$8,156,505	$3,740,722	$ 0	$ 0
Class C	$5,914,704	$19,355,396	$6,933,206	$3,179,694	$ 0	$ 0
503

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 99.3% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2022, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $5,900,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. The ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the Offered Certificates or CMBS generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the Offered Certificates). See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of the depositor, an affiliate of GSMC (a sponsor), and an affiliate of GS Bank (an originator and the holder of the Companion Loans for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of CREFI (a sponsor, an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

504

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) GACC (a sponsor) and (ii) DBRI (an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB (a sponsor, an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Goldman Sachs & Co. LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by GSMC, (ii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by CREFI, (iii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by GACC and (iv) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) sold to the depositor by JPMCB. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the depositor with respect to the issuing entity (file number 333-261764-01) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

505

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 200 West Street, New York, New York 10282, Attention: Leah Nivison, or by telephone at (212) 902-1000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-261764) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

506

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an offered certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

507

Administrative Exemptions

The U.S. Department of Labor has issued to Goldman Sachs & Co. LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption 89-88 (October 17, 1989) as amended by PTE 2013-08 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Goldman Sachs & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four (4) highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four (4) highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

508

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

509

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the sponsors, the underwriters, the trustee, the certificate administrator, the master servicer, the special servicer, the operating advisor, the asset representations reviewer or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (except where an exemption applies (all of the conditions of which are satisfied) or it would not otherwise result in a non-exemption prohibited transaction under ERISA or Section 4975 of the Code), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

No class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two (2) highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two (2) highest rating categories by at least one NRSRO. Depending on the standards

510

of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four (4) rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and, except in the case of the Class X-A certificates, the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date for the Offered Certificates will be the distribution date in November 2055. See “Yield, Prepayment and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

511

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

512

Any of the three (3) NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor (or its affiliate) had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor hired three (3) of the NRSROs to rate certain classes of the certificates and not the other NRSROs due, in part, to their initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. Further, in the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for those classes of certificates. If the depositor had selected such NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

513

Index of Defined Terms

1
17g-5 Information Provider	337
1986 Act	493
1996 Act	473
2
2015 BEA	185
2024/2025 Renovations	188
2026 PIP	189
3
30/360 basis	36
30/360 Basis	370
4
401(c) Regulations	510
A
A&R Hospitality Portfolio Release Price	220
AB Modified Loan	384
AB Whole Loan	229
Acceptable Insurance Default	387
Accrued AB Loan Interest	321
actual/360 basis	37
Actual/360 Basis	215
Actual/360 Loans	361
ADA	476
Additional Exclusions	387
Administrative Cost Rate	316
ADR	160
Advances	357
Affirmative Asset Review Vote	425
Allocated Cut-off Date Loan Amount	161
Annual Debt Service	161
AOCs	186
Appraisal Reduction Amount	380
Appraisal Reduction Event	378
Appraised Value	161
Appraised-Out Class	385
Approved Exchange	21
ASR Consultation Process	401
Assessment of Compliance	454
Asset Representations Reviewer Asset Review Fee	377

Asset Representations Reviewer Fee	377
Asset Representations Reviewer Fee Rate	377
Asset Representations Reviewer Termination Event	430
Asset Review	427
Asset Review Notice	425
Asset Review Quorum	425
Asset Review Report	428
Asset Review Report Summary	428
Asset Review Standard	427
Asset Review Trigger	424
Asset Review Vote Election	425
Asset Status Report	398
Assumed Final Distribution Date	323
Assumed Scheduled Payment	318
Attestation Report	455
Available Funds	310
B
BANK 2022-BNK43 PSA	229
Bankruptcy Code	71
Base Interest Fraction	322
BBCMS 2022-C17 PSA	229, 240
BEA	185
Benchmark 2022-B35 PSA	229
Benchmark 2022-B36 PSA	229
BMO 2022-C2 PSA	229
Borrower Party	330
Borrower Party Affiliate	331
B-piece buyer	130
BSCMI	281
C
CCRE4 Trust	299
CDTC	291
CEAs	186
CERCLA	473
Certificate Administrator/Trustee Fee	376
Certificate Administrator/Trustee Fee Rate	376
Certificate Balance	308
Certificate Owners	339
Certificateholder	332
CGMRC	264
Class A-SB Scheduled Principal Balance	311
Class X certificates	3
Class X Certificates	307

514

Clearstream	338
Clearstream Participants	340
Closing Date	159
Closing Date Deposit Amount	168
CMBS	151, 293
CMBS B-Piece Securities	303
CNBV	23
Code	150, 491
Co-Lender Agreement	229
Collateral Deficiency Amount	384
Collection Account	360
Collection Period	310
Comfort Franchise Agreement	171, 173
Communication Request	342
Companion Loan	158
Companion Loan Holder	229
Companion Loan Holders	229
companion loans	49
Compensating Interest Payment	324
Computershare	291
Computershare Limited	291
Computershare Trust Company	291
Condominium Policy	208
Constant Prepayment Rate	483
Consultation Termination Event	412
Control Eligible Certificates	407
Control Note	229
Control Termination Event	412
Controlling Class	407
Controlling Class Certificateholder	407
controlling class representative	30
Controlling Class Representative	406
Controlling Companion Loan	229
Controlling Holder	229
corrected loan	38
Corrected Loan	398
Co-Tenancy Failure	199
COVID Modification	379
COVID Modification Agreement	380
COVID Modified Loan	380
COVID-19	63
COVID-19 Emergency	379
CPR	483
CPY	483
Credit Risk Retention Rules	302
CREFC®	328
CREFC® Intellectual Property Royalty License Fee	378
CREFC® Intellectual Property Royalty License Fee Rate	378
CREFC® Investor Reporting Package	364
CREFC® Reports	328
CREFI	264
CREFI Data File	266
CREFI Mortgage Loans	264

CREFI Securitization Database	265
Crossed Group	162
Cross-Over Date	315
CRR	152
CTS	291
Cumulative Appraisal Reduction Amount	383
Cure/Contest Period	428
Cut-off Date	158
Cut-off Date Balance	162
Cut-off Date DSCR	163
Cut-off Date Loan-to-Value Ratio	162
Cut-off Date LTV Ratio	162
D
DBRI	273
DBRS Morningstar	293, 428
DCP	184
Debt Service Coverage Ratio	163
Debt Yield on Underwritten NCF	162
Debt Yield on Underwritten Net Cash Flow	162
Debt Yield on Underwritten Net Operating Income	163
Debt Yield on Underwritten NOI	163
Defaulted Loan	404
Defeasance Deposit	218
Defeasance Loans	218
Defeasance Lock-Out Period	218
Defeasance Option	218
Definitive Certificate	338
Delegated Directive	15
Delinquent Loan	425
Depositaries	339
Determination Date	309
Deutsche Bank	273
Developer	213
DHCR	174
Diligence File	345
Directing Holder	407
Directing Holder Approval Process	400
Disclosable Special Servicer Fees	376
Dispute Resolution Consultation	445
Dispute Resolution Cut-off Date	445
Distribution Accounts	361
Distribution Date	309
Distribution Date Statement	327
Distributor	15, 16
DMARC	274
DN	186
Dodd-Frank Act	155
DOJ	273
DOL	507
DSCR	163
DTC	338

515

DTC Participants	339
DTC Rules	340
Due Date	215, 311
Due Diligence Questionnaire	266
Due Diligence Requirements	153
E
EDGAR	506
EEA	15
Eligible Asset Representations Reviewer	428
Eligible Operating Advisor	419
Enforcing Party	443
Enforcing Servicer	443
Equinox	183
ERISA	506
ESA	184, 278, 285
Escrow/Reserve Mitigating Circumstances	280, 288
EU Due Diligence Requirements	152
EU Institutional Investor	152
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Securitization Regulation	18
EU Transparency Requirements	153
Euroclear	338
Euroclear Operator	340
Euroclear Participants	340
EUWA	16, 17
Excess Liquidation Proceeds	243
Excess Liquidation Reference Amount	243
Excess Modification Fees	375
Excess Prepayment Interest Shortfall	325
Exchange Act	254, 281
Excluded Controlling Class Holder	335
Excluded Controlling Class Loan	331
Excluded Information	331
Excluded Loan	331
Excluded Special Servicer	433
excluded special servicer loan	27
Excluded Special Servicer Loan	433
Exemption	508
Exemption Rating Agency	508
F
FATCA	502
FDIA	146
FDIC	147
FDIC Safe Harbor	147
FETL	21
FIEL	22
Final Asset Status Report	400

Final Dispute Resolution Election Notice	445
Final Recovery Determination	250
Financial Market Publisher	332
Financial Promotion Order	18
FIRREA	148, 189, 277, 285
Fitch	428, 453
Former Acting General Counsel’s Letter	147
FPO Persons	19
Franchise Agreement	172
FSMA	16, 17
Funds	297
G
GACC	273
GACC Data Tape	275
GACC Deal Team	275
GACC Mortgage Loans	274
Gain-on-Sale Reserve Account	361
Garn Act	474
Goldman Originator	257
GS Bank	146, 255
GSMC	255
GSMC Data Tape	256
GSMC Deal Team	256
GSMC Mortgage Loans	255
H
Hard Lockbox	163
HRR Certificates	302, 303, 307
HRR Transfer Restriction End Date	305
HSTP Act	85
HTC	214
HTC Investor	205, 214, 227
HTC Recapture Period Expiration Date	205
HTCs	205, 227
I
IAIs	174
Icahn Funds	299
Impermissible Asset Representations Reviewer Affiliate	439
Impermissible Operating Advisor Affiliate	439
Impermissible Risk Retention Affiliate	439
Impermissible TPP Affiliate	439
Indirect Participants	339
Initial Delivery Date	398
Initial Pool Balance	158
Initial Requesting Certificateholder	443

516

In-Place Cash Management	163
Institutional Investor	20
Institutional Investors	153
Insurance and Condemnation Proceeds	360
Interest Accrual Amount	317
Interest Accrual Period	317
Interest Distribution Amount	316
Interest Reserve Account	361
Interest Shortfall	317
Interested Person	405
Investor Certification	331
IPG	184
J
Japanese Retention Requirement	22
JPMC	281
JPMCB	281
JPMCB Data Tape	283
JPMCB Deal Team	282
JPMCB Mortgage Loans	282
JPMCB’s Qualification Criteria	284
JPMCCMSC	281
JRR Rule	22
K
KBRA	428, 453
L
Landlord’s Arbitrator	190
Largest Tenant	163
Largest Tenant Lease Expiration	163
Lennar	297
Liquidation Fee	372
Liquidation Fee Rate	373
Liquidation Proceeds	360
Loan Per Unit	163
Loan-Specific Directing Holder	407
Loss of Value Payment	349
Lower-Tier Regular Interests	491
lower-tier REMIC	58
Lower-Tier REMIC	491
Lower-Tier REMIC Distribution Account	361
LPC	210
LTV Ratio at Maturity	164
M
MAI	161
Major Decision	408
Major Decision Reporting Package	410
Managing Member of the Master Lessee	205

Marriott	172, 208
MAS	20
Master Lease	205
Master Lessee	205, 214
Master Servicer Major Decision	410
Master Servicer Proposed Course of Action Notice	444
Master Servicer Remittance Date	356
Material Defect	347
Maturity Balance	164
Maturity Date Loan-to-Value Ratio	164
Maturity Date LTV Ratio	164
MCIs	174
MEGLE	185
Midland	293
MiFID II	15, 17
MLPA	342
MOA	302
Modeling Assumptions	483
Modification Fees	370
Moody’s	428
Mortgage	158
Mortgage File	343
mortgage loan	49
mortgage loan sellers	25
Mortgage Loans	158
Mortgage Note	158
Mortgage Pool	158
Mortgage Rate	316
Mortgaged Property	158
Most Recent NOI	164
N
Net Cash Flow	166
Net Mortgage Rate	316
Neutral Arbitrator	190
New License Conditions	172
NFIP	100
NFR	187
NI 33-105	23
Non-Control Note	230
Non-Controlling Holder	230
non-offered certificates	35
Nonrecoverable Advance	357
Non-Reduced Interests	434
Non-Serviced AB Whole Loan	230
Non-Serviced Certificate Administrator	230
Non-Serviced Co-Lender Agreement	230
non-serviced companion loan	51
Non-Serviced Companion Loan	230
non-serviced companion loans	51
Non-Serviced Custodian	230
Non-Serviced Directing Holder	230

517

Non-Serviced Master Servicer	230
Non-Serviced Mortgage Loan	230
Non-Serviced Pari Passu Companion Loan	230
Non-Serviced Pari Passu Whole Loan	230
Non-Serviced PSA	230
Non-Serviced Securitization Trust	230
Non-Serviced Special Servicer	230
Non-Serviced Trustee	231
non-serviced whole loan	51
Non-Serviced Whole Loan	231
Non-U.S. Tax Person	501
Notional Amount	309
NRSRO	330
NRSRO Certification	332
NYLC	210
O
Occupancy	164
Occupancy Date	165
Offered Certificates	307
OID Regulations	494
OLA	147
Operating Advisor Annual Report	417
Operating Advisor Consultation Event	419
Operating Advisor Consulting Fee	377
Operating Advisor Expenses	377
Operating Advisor Fee	377
Operating Advisor Fee Rate	377
Operating Advisor Standard	417
Operating Advisor Termination Event	421
Original Balance	165
Other Owner	182
Owner Repurchase Request	443
P
P&I Advance	356
PACE	115
PAR	278, 286
pari passu companion loan	49
Pari Passu Companion Loans	158
Park West Village A Notes	240
Park West Village Appraised-Out Note	245
Park West Village Asset Representations Reviewer	240
Park West Village Borrower Restricted Party	245
Park West Village Certificate Administrator	240

Park West Village Co-Lender Agreement	240
Park West Village Control Appraisal Period	245
Park West Village Control Retention Period	246
Park West Village Controlling Noteholder	244
Park West Village Defaulted Note Purchase Date	252
Park West Village Excess Collections	243
Park West Village Excess Collections Reserve Account	253
Park West Village Lead Securitization Noteholder	249
Park West Village Major Decision	246
Park West Village Non-Controlling Note	249
Park West Village Non-Controlling Noteholder	249
Park West Village Non-Lead Note	251
Park West Village Non-Lead Noteholder	251
Park West Village Note A Holder	240
Park West Village Note A Holders	240
Park West Village Note B-A	240
Park West Village Note B-A Consultation Termination Event	248
Park West Village Note B-A Holder	240
Park West Village Note B-B	240
Park West Village Note B-B Control Appraisal Period	248
Park West Village Note B-B Holder	240
Park West Village Noteholders	240
Park West Village Notes	240
Park West Village Operating Advisor	240
Park West Village Pari Passu Companion Loans	240
Park West Village Purchase Notice	252
Park West Village Servicer	240
Park West Village Special Servicer	240
Park West Village Subordinate Companion Loans	240
Park West Village Trustee	240
Park West Village Whole Loan	240
Participants	338
Parties in Interest	507
Pass-Through Rate	315
Patriot Act	477
PCR	262, 272
Pentalpha Surveillance	300
Percentage Interest	309
Periodic Payment	311
Permitted Investments	309, 362

518

Permitted Special Servicer/Affiliate Fees	376
PFOA	186
PFOAS	186
Phase II ESA	184
PIPs	94, 188
Plans	506
PML	263
PNC Bank	295
PRC	19
Preliminary Asset Review Report	427
Preliminary Dispute Resolution Election Notice	445
Prepayment Assumption	495
Prepayment Interest Excess	324
Prepayment Interest Shortfall	324
Prepayment Penalty Description	165
Prepayment Provision	165
Prime Rate	48, 360
principal balance certificates	3
Principal Balance Certificates	307
Principal Distribution Amount	317
Principal Shortfall	318
Privileged Information	420
Privileged Information Exception	421
Privileged Person	330
Prohibited Prepayment	324
Projected Delivery Date	202
Promotion Of Collective Investment Schemes Exemptions Order	19
Property Protection Advances	357
Proposed Course of Action	444
Proposed Course of Action Notice	444
PSA	307
PSA Party Repurchase Request	443
PTCE	509
Purchase Price	349
Purchased Note	252
Put Option	227
Q
QOZs	165
Qualified City Lease	172
Qualified Opportunity Zone	165
Qualified Replacement Special Servicer	434
Qualified Substitute Mortgage Loan	350
Qualifying CRE Loan Percentage	302
Quorum	433
R
RAC No-Response Scenario	452
RAO	186
Rated Final Distribution Date	323

Rating Agencies	453
Rating Agency Confirmation	453
RCA	297, 303
RCM	297, 303
REA	78
Realized Loss	326
REC	184
Record Date	309
Registration Statement	506
Regular Certificates	307
Regular Interestholder	494
Regular Interests	491
Regulation AB	455
Reimbursement Agreement	213
Reimbursement Rate	360
related Class X class	3
Related Class X Class	309
Related Group	165
Related Proceeds	358
Release Date	218
Relevant Persons	19
Relief Act	476
REMIC	3, 491
REMIC Regulations	491
Rental Overage Payment Amount	191
REO Account	361
REO Loan	319
REO Property	398
Repurchase Request	443
Requesting Certificateholder	445
Requesting Holders	385
Requesting Investor	342
Requesting Party	452
Required Risk Retention Percentage	302
Requirements	476
Residual Certificates	307
Resolution Failure	443
Resolved	443
Restricted Group	508
Restricted Mezzanine Holder	331
Restricted Party	421
Retaining Sponsor	302
Retaining Third-Party Purchaser	302, 303
Review Materials	426
RevPAR	165
Risk Retention Affiliate	420
Risk Retention Affiliated	420
Risk Retention Requirements	153
RNV	23
Rooms	167
Rule 15Ga-1	288
Rule 17g-5	332

519

S
S&P	293, 429, 453
Sales Period	199
Scheduled Principal Distribution Amount	317
SEC	254, 281
Securities Act	454
Securitization Accounts	307, 362
Securitization Regulation	153
SEL	263
Senior Certificates	307
serviced companion loan	50
Serviced Companion Loan	231
Serviced Mortgage Loan	231
serviced pari passu companion loan	50
Serviced Pari Passu Companion Loan	231
Serviced Pari Passu Mortgage Loan	231
Serviced Pari Passu Whole Loan	231
serviced whole loan	50
Serviced Whole Loan	231
Serviced Whole Loan Custodial Account	360
Servicer Termination Event	435
Servicing Fee	368
Servicing Fee Rate	368
Servicing Shift Mortgage Loan	231
servicing shift pooling and servicing agreement	50
Servicing Shift PSA	231
servicing shift securitization date	31, 50
Servicing Shift Securitization Date	231
servicing shift whole loan	50
Servicing Shift Whole Loan	231
Servicing Standard	354
SF	165
SFA	20
SFO	20
Similar Law	506
Simon Inc.	212
SLCC	172
SLCC Lease	172
SMMEA	510
Soft Lockbox	165
SOH	187
Sole Member	172
Special Servicer Major Decision	410
Special Servicer Non-Major Decision	391
Special Servicing Fee	371
Special Servicing Fee Rate	371
Special Servicing Transfer Event	396
Specially Serviced Loans	396

SPG LP	212
Springing Cash Management	165
Springing Lockbox	166
Sq. Ft.	165
Square Feet	165
SSDS	184
Startup Day	492
Stated Principal Balance	318
static pool data	106
Stone Point	297
Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance	292
Subject Loan	377
Subordinate Certificates	307
subordinate companion loan	49
Subordinate Companion Loan	158, 231
Subordinate Noteholders	240
Subsequent Asset Status Report	398
Sub-Servicing Agreement	355
T
TCEQ	187
TCO	211
Terms and Conditions	341
Test Period	221
Tests	427
Threshold Collateral Issuer	251
Threshold Event Collateral	251
Threshold Event Cure	250
TIF Agreement	213
TIF Payments	213
Title V	475
Township	228
Trailing 12 NOI	164
Transformational Project Sites	213
TRIPRA	101
trust REMIC	58
Trust REMICs	491
U
U.S. Tax Person	501
UCC	462
UK	16, 17
UK CRR	153
UK Due Diligence Requirements	152
UK Institutional Investor	153
UK MIFIR Product Governance Rules	16
UK PRIIPs Regulation	16
UK Prospectus Regulation	16
UK Retail Investor	16
UK Securitization Regulation	18
UK Transparency Requirements	154

520

Underwriter Entities	122
Underwriting Agreement	503
Underwritten EGI	167
Underwritten Expenses	166
Underwritten NCF	166
Underwritten NCF DSCR	163
Underwritten Net Cash Flow	166
Underwritten Net Operating Income	166
Underwritten NOI	166
Underwritten Revenues	167
Units	167
Unscheduled Principal Distribution Amount	318
Unsolicited Information	427
Upper Unit	182, 220
upper-tier REMIC	58
Upper-Tier REMIC	491
Upper-Tier REMIC Distribution Account	361
USTs	185
UW NCF DSCR	163
UW NOI Debt Yield	163
V
VIAPSLs	186
VOCs	186

Volcker Rule	155
Vornado Ground Tenant	175
Voting Rights	338
W
WAC Rate	316
WDNR	185
Weighted Average Mortgage Loan Rate	167
Wells Fargo	291
Wells Fargo Bank	291
WFDTC	291
whole loan	49
Whole Loan	158, 231
Withheld Amounts	361
Workout Fee	371
Workout Fee Rate	371
Workout-Delayed Reimbursement Amount	360
Y
YM Group A	322
YM Group B	322
YM Groups	322
YM/Defeasance Loans	217

521

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	7.5%	100.0%	CREFI, SMC, BMO	CREFI	NAP	NAP	784, 788 and 792 Columbus Avenue
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	7.2%	100.0%	DBRI	GACC	NAP	NAP	330 West 34th Street
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	7.2%		CREFI	CREFI	NAP	NAP	Various
3.01	Property		1	Eagle Springs	1.5%	20.5%					1101 Eagle Springs Road
3.02	Property		1	Danville	1.5%	20.4%					360 Ringgold Industrial Parkway
3.03	Property		1	Blythewood	1.4%	19.1%					1091 Carolina Pines Drive
3.04	Property		1	Menasha	0.7%	9.3%					741-748 Fourth Street
3.05	Property		1	Tremonton	0.6%	8.2%					760 West 1000 North
3.06	Property		1	Carbondale	0.6%	8.0%					2200 North McRoy Drive
3.07	Property		1	Marysville	0.5%	7.4%					317 Kendall Street
3.08	Property		1	Midland	0.5%	7.2%					13722 Bill Mcgee Road
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	6.0%	100.0%	CREFI	CREFI	NAP	NAP	225 East Coastline Drive
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	5.9%	100.0%	CREFI, UBS AG	CREFI	NAP	NAP	469 Seventh Avenue
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	5.2%	100.0%	CREFI	CREFI	NAP	NAP	100 Ashley Drive South
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	5.2%		CREFI	CREFI	Group 2	NAP	Various
7.01	Property		1	Your Extra Closet - Oxford	2.8%	55.0%					8 Industrial Park Drive (Primary), 476 Highway 6 West (Satellite), 108 Allison Cove (Satellite), 77 County Road 102 (Satellite), 111 Mall Drive (Satellite) and 610 McLarty Road (Satellite)
7.02	Property		1	Your Extra Closet - Starkville	1.2%	22.8%					1003 Old Highway 182 East (Primary), 612 Dr. Martin Luther King Jr. Drive West (Primary), 1002 North Jackson Street (Satellite) and 102 Lynn Lane (Satellite)
7.03	Property		1	Your Extra Closet - Valley View	0.4%	8.2%					5925 Southwest Drive (Primary) and 2118 Clinton School Road (Satellite)
7.04	Property		1	Your Extra Closet - Brookland	0.4%	7.1%					9447 US 49 North (Primary), 3803 Linwood Drive (Satellite) and 603 North 14th Street (Satellite)
7.05	Property		1	Your Extra Closet - Mead Drive	0.4%	7.0%					3119 Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	4.7%	100.0%	JPMCB, BANA	JPMCB	Group 1	NAP	5000 Katy Mills Circle
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	3.8%	100.0%	GSBI, WFB	GSMC	Group 1	NAP	400 South Wilson Road
10	Loan		25	ExchangeRight Net Leased Portfolio #58	3.7%		CREFI	CREFI	NAP	NAP	Various
10.01	Property		1	Aldi - Tulsa	0.4%	9.4%					2711 South Harvard Avenue
10.02	Property		1	Hobby Lobby - Arnold	0.3%	8.8%					30 Arnold Mall
10.03	Property		1	Walgreens - Rock Falls	0.3%	8.8%					1700 1st Avenue
10.04	Property		1	CVS Pharmacy - Chalfont	0.3%	8.1%					298 West Butler Avenue
10.05	Property		1	Walgreens - Wyncote	0.3%	8.1%					2727 West Cheltenham Avenue
10.06	Property		1	CVS Pharmacy - Parkersburg	0.2%	5.0%					4418 Emerson Avenue
10.07	Property		1	Huntington Bank - Canton	0.1%	3.9%					47152 Michigan Avenue
10.08	Property		1	Dollar Tree - Herrin	0.1%	3.5%					1704 South Park Avenue
10.09	Property		1	Dollar General - Diamond	0.1%	3.4%					1185 East Division Street
10.1	Property		1	Dollar Tree - Chicago	0.1%	3.4%					4800 West Fullerton Avenue
10.11	Property		1	Dollar General - Ocala	0.1%	3.1%					2685 Northeast 14th Street
10.12	Property		1	Dollar Tree - Harrah	0.1%	2.9%					3158 South Harrah Road
10.13	Property		1	Dollar Tree - De Soto	0.1%	2.9%					12949 Missouri Highway 21
10.14	Property		1	Dollar General - Butler	0.1%	2.8%					511 Route 422 East
10.15	Property		1	Family Dollar - Fort Worth	0.1%	2.8%					2300 Mansfield Highway
10.16	Property		1	Dollar Tree - Cowpens	0.1%	2.7%					5401 North Main Street
10.17	Property		1	Dollar Tree - Fairfield	0.1%	2.6%					6621 Aaron Aronov Drive
10.18	Property		1	Dollar Tree - Roanoke	0.1%	2.5%					4952 Valley View Boulevard North
10.19	Property		1	Family Dollar - Jacksonville	0.1%	2.4%					2100 Burgaw Highway
10.2	Property		1	Dollar Tree - San Elizario	0.1%	2.4%					13272 Socorro Road
10.21	Property		1	Dollar General - Topeka	0.1%	2.3%					4210 Northwest Topeka Boulevard
10.22	Property		1	Family Dollar - Warren	0.1%	2.1%					1840 Elm Road Northeast
10.23	Property		1	Dollar General - Pembroke	0.1%	2.1%					3151 Union Chapel Road
10.24	Property		1	Dollar General - Mount Airy	0.1%	2.1%					1560 East Pine Street
10.25	Property		1	Family Dollar - East Canton	0.1%	1.8%					406 Noble Street West
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	3.6%	100.0%	JPMCB, MSBNA	JPMCB	NAP	NAP	1000 Woodward Avenue
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	3.0%	100.0%	DBRI, BANA	GACC	Group 1	NAP	8201 Concord Mills Boulevard
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	2.8%	100.0%	DBRI	GACC	NAP	NAP	3980 and 3980A Sheridan Drive
14	Loan		1	Graham Capital HQ	2.4%	100.0%	CREFI	CREFI	NAP	NAP	40 Highland Avenue
15	Loan	7, 75	1	Residence Inn Melbourne	2.2%	100.0%	GSBI	GSMC	NAP	NAP	1430 South Babcock Street
16	Loan		1	Gateway Hanover	2.2%	100.0%	CREFI	CREFI	NAP	NAP	41-191 Wilson Avenue
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	1.9%		GSBI, SGFC, BMO	GSMC	NAP	NAP	Various
17.01	Property		1	Fairfield Inn Orange Beach	0.4%	20.1%					3111 Loop Road
17.02	Property		1	Beachside Gulf Shores	0.3%	17.8%					610 West Beach Boulevard
17.03	Property		1	Home2Suites Mobile	0.3%	14.3%					5460 Inn Road
17.04	Property		1	Home2Suites Daphne	0.2%	12.9%					8943 Sawwood Street
17.05	Property		1	Staybridge Suites Gulf Shores	0.2%	12.2%					3947 Gulf Shores Parkway
17.06	Property		1	Gulf Shores Motel 6	0.1%	7.1%					3025 West 1st Street
17.07	Property		1	Red Roof Pensacola	0.1%	6.4%					2591 Wilde Lake Boulevard
17.08	Property		1	Quality Inn Gulf Shores	0.1%	4.9%					213 West Fort Morgan Road
17.09	Property		1	Red Roof Gulf Shores	0.1%	4.4%					3049 West 1st Street
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	1.8%	100.0%	CREFI, BMO, BCREI	CREFI	NAP	NAP	101 Crawfords Corner Road
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	1.7%	100.0%	CREFI	CREFI	NAP	NAP	300, 320 and 340 East Big Beaver Road
20	Loan	88, 89	3	Stone Street Portfolio	1.6%		GSBI	GSMC	NAP	NAP	Various
20.01	Property		1	1 Hanover Square	0.8%	52.2%					1 Hanover Square
20.02	Property		1	54 Stone Street	0.5%	33.6%					54 Stone Street
20.03	Property		1	30 Water Street	0.2%	14.2%					30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8	1.5%	100.0%	GSBI	GSMC	NAP	NAP	16900 Chesterfield Airport Road
22	Loan	93	1	Peery Hotel	1.5%	100.0%	DBRI	GACC	NAP	NAP	110 West Broadway
23	Loan	94, 95	1	Bloomington IRS	1.4%	100.0%	DBRI	GACC	Group 3	NAP	2525 Revenue Drive
24	Loan	96, 97, 98	4	IPR Portfolio	1.4%		DBRI	GACC	NAP	NAP	Various
24.01	Property		1	1468 West Hospital Road	0.4%	29.5%					1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37	0.3%	25.4%					4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane	0.3%	22.5%					2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue	0.3%	22.5%					4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street	1.4%	100.0%	GSBI	GSMC	NAP	NAP	5900-5901 Southwest 74th Street

A-1-1

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address

26	Loan		1	4023 Oak Lawn Avenue	1.2%	100.0%	GSBI	GSMC	NAP	NAP	4023 Oak Lawn Avenue
27	Loan	99	1	Residence Inn Florence	1.2%	100.0%	GSBI	GSMC	NAP	NAP	1000 Sweetwater Avenue
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	1.2%	100.0%	CREFI	CREFI	NAP	NAP	50 South B.B. King Boulevard
29	Loan		2	South Loop & Bloomingdale	1.2%		CREFI	CREFI	NAP	NAP	Various
29.01	Property		1	South Loop Retail	0.8%	71.8%					1130 South Canal Street
29.02	Property		1	Bloomingdale Retail	0.3%	28.2%					525 West Army Trail Road
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	1.2%		DBRI	GACC	NAP	NAP	Various
30.01	Property		1	Pavilions Shopping Center	0.6%	55.6%					1403 South Lake Park Avenue
30.02	Property		1	37th Ave Shopping Center	0.5%	44.4%					1721-1985 East 37th Avenue and 709 North Hobart Road
31	Loan	109, 110, 111, 112	1	Union Road Plaza	1.1%	100.0%	DBRI	GACC	Group 3	NAP	3603-3637 Union Road
32	Loan	113	1	Elyria Industrial	1.0%	100.0%	GSBI	GSMC	NAP	NAP	745 Leo Bullocks Parkway
33	Loan		1	850 Technology Way	0.9%	100.0%	CREFI	CREFI	NAP	NAP	850-868 Technology Way
34	Loan	9, 114	1	Riverport Tower	0.8%	100.0%	GSBI	GSMC	NAP	NAP	13736 Riverport Drive
35	Loan		1	CollegePlace Clemson	0.8%	100.0%	CREFI	CREFI	NAP	NAP	201 and 203 Pine Street
36	Loan		2	CityLine Abe's Storage Portfolio	0.7%		CREFI	CREFI	Group 2	NAP	Various
36.01	Property		1	Abe's Storage - Holly	0.4%	50.4%					10433 North Holly Road
36.02	Property		1	Abe's Storage - Grand Blanc	0.4%	49.6%					5172 South Saginaw Road
37	Loan	115	1	1 Paramount Drive	0.7%	100.0%	JPMCB	JPMCB	NAP	NAP	1 Paramount Drive
38	Loan	116, 117, 118, 119	1	325 West Main Street	0.7%	100.0%	CREFI	CREFI	NAP	NAP	325 West Main Street
39	Loan		1	North Creek Business Center	0.5%	100.0%	CREFI	CREFI	NAP	NAP	18501 Maple Creek Drive

A-1-2

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	New York	New York	New York	10025	Multifamily	High Rise	1950, 1958, 1963	2014
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	New York	New York	New York	10001	Other	Leased Fee	NAP	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	Various	Various	Various	Various	Industrial	Various	Various	Various
3.01	Property		1	Eagle Springs	Danville	Pittsylvania	Virginia	24540	Industrial	Warehouse/Distribution	1987	2017
3.02	Property		1	Danville	Danville	Pittsylvania	Virginia	24540	Industrial	Warehouse/Distribution	2004	NAP
3.03	Property		1	Blythewood	Blythewood	Richland	South Carolina	29016	Industrial	Manufacturing	1999	2014
3.04	Property		1	Menasha	Menasha	Winnebago	Wisconsin	54952	Industrial	Manufacturing	1920	2004
3.05	Property		1	Tremonton	Tremonton	Box Elder	Utah	84337	Industrial	Manufacturing	1997	NAP
3.06	Property		1	Carbondale	Carbondale	Jackson	Illinois	62901	Industrial	Warehouse/Distribution	1995	NAP
3.07	Property		1	Marysville	Marysville	Saint Clair	Michigan	48040	Industrial	Manufacturing	1943	1987
3.08	Property		1	Midland	Midland	Cabarrus	North Carolina	28107	Industrial	Warehouse/Distribution	2016	NAP
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	Jacksonville	Duval	Florida	32202	Hospitality	Full Service	2001	2005, 2015, 2018, 2021
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	New York	New York	New York	10018	Office	CBD	1921	2012
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	Tampa	Hillsborough	Florida	33602	Office	CBD	1985	2022
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	Various	Various	Various	Various	Self Storage	Self Storage	Various	Various
7.01	Property		1	Your Extra Closet - Oxford	Oxford	Lafayette	Mississippi	38655	Self Storage	Self Storage	1993, 1996, 1998, 1999, 2002, 2005, 2011, 2014, 2016, 2018	2013-2018
7.02	Property		1	Your Extra Closet - Starkville	Starkville	Oktibbeha	Mississippi	39759	Self Storage	Self Storage	1989, 1990, 1992, 1994, 1995, 2000, 2003, 2007, 2015, 2017	2016-2018
7.03	Property		1	Your Extra Closet - Valley View	Jonesboro	Craighead	Arkansas	72404, 72401	Self Storage	Self Storage	2005-2018	2018
7.04	Property		1	Your Extra Closet - Brookland	Brookland, Paragould	Craighead, Greene	Arkansas	72417, 72450	Self Storage	Self Storage	1977, 1994, 2018, 2019	2018, 2019
7.05	Property		1	Your Extra Closet - Mead Drive	Jonesboro	Craighead	Arkansas	72404	Self Storage	Self Storage	1985	2015
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	Katy	Harris	Texas	77494	Retail	Super Regional Mall	1999	2019
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	Sunbury	Delaware	Ohio	43074	Retail	Outlet Center	2016	NAP
10	Loan		25	ExchangeRight Net Leased Portfolio #58	Various	Various	Various	Various	Retail	Single Tenant	Various	Various
10.01	Property		1	Aldi - Tulsa	Tulsa	Tulsa	Oklahoma	74114	Retail	Single Tenant	2000	2021
10.02	Property		1	Hobby Lobby - Arnold	Arnold	Jefferson	Missouri	63010	Retail	Single Tenant	1970	2008
10.03	Property		1	Walgreens - Rock Falls	Rock Falls	Whiteside	Illinois	61071	Retail	Single Tenant	2005	NAP
10.04	Property		1	CVS Pharmacy - Chalfont	Chalfont	Bucks	Pennsylvania	18914	Retail	Single Tenant	1999	NAP
10.05	Property		1	Walgreens - Wyncote	Wyncote	Montgomery	Pennsylvania	19095	Retail	Single Tenant	2003	NAP
10.06	Property		1	CVS Pharmacy - Parkersburg	Parkersburg	Wood	West Virginia	26104	Retail	Single Tenant	1999	NAP
10.07	Property		1	Huntington Bank - Canton	Canton	Wayne	Michigan	48188	Retail	Single Tenant	2007	NAP
10.08	Property		1	Dollar Tree - Herrin	Herrin	Williamson	Illinois	62948	Retail	Single Tenant	2020	NAP
10.09	Property		1	Dollar General - Diamond	Diamond	Grundy	Illinois	60416	Retail	Single Tenant	2000	NAP
10.1	Property		1	Dollar Tree - Chicago	Chicago	Cook	Illinois	60639	Retail	Single Tenant	1942	2010
10.11	Property		1	Dollar General - Ocala	Ocala	Marion	Florida	34470	Retail	Single Tenant	2009	NAP
10.12	Property		1	Dollar Tree - Harrah	Harrah	Oklahoma	Oklahoma	73045	Retail	Single Tenant	2021	NAP
10.13	Property		1	Dollar Tree - De Soto	De Soto	Jefferson	Missouri	63020	Retail	Single Tenant	2020	NAP
10.14	Property		1	Dollar General - Butler	Butler	Butler	Pennsylvania	16002	Retail	Single Tenant	2016	NAP
10.15	Property		1	Family Dollar - Fort Worth	Fort Worth	Tarrant	Texas	76119	Retail	Single Tenant	2019	NAP
10.16	Property		1	Dollar Tree - Cowpens	Cowpens	Spartanburg	South Carolina	29330	Retail	Single Tenant	1996	2021
10.17	Property		1	Dollar Tree - Fairfield	Fairfield	Jefferson	Alabama	35064	Retail	Single Tenant	2001	NAP
10.18	Property		1	Dollar Tree - Roanoke	Roanoke	Roanoke City	Virginia	24012	Retail	Single Tenant	1993	2021
10.19	Property		1	Family Dollar - Jacksonville	Jacksonville	Onslow	North Carolina	28540	Retail	Single Tenant	2016	NAP
10.2	Property		1	Dollar Tree - San Elizario	San Elizario	El Paso	Texas	79849	Retail	Single Tenant	2022	NAP
10.21	Property		1	Dollar General - Topeka	Topeka	Shawnee	Kansas	66617	Retail	Single Tenant	2014	NAP
10.22	Property		1	Family Dollar - Warren	Warren	Trumbull	Ohio	44483	Retail	Single Tenant	1959	2014
10.23	Property		1	Dollar General - Pembroke	Pembroke	Robeson	North Carolina	28372	Retail	Single Tenant	2019	NAP
10.24	Property		1	Dollar General - Mount Airy	Mount Airy	Surry	North Carolina	27030	Retail	Single Tenant	2013	NAP
10.25	Property		1	Family Dollar - East Canton	East Canton	Stark	Ohio	44730	Retail	Single Tenant	1966	2022
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	Detroit	Wayne	Michigan	48226	Office	CBD	2003	2019-2020
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	Concord	Cabarrus	North Carolina	28027	Retail	Super Regional Mall	1999	2016-2021
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	Amherst	Erie	New York	14226	Office	Medical	1971, 2008	2014
14	Loan		1	Graham Capital HQ	Norwalk	Fairfield	Connecticut	06853	Office	Suburban	1916, 1989	2003
15	Loan	7, 75	1	Residence Inn Melbourne	Melbourne	Brevard	Florida	32901	Hospitality	Extended Stay	2008	2017
16	Loan		1	Gateway Hanover	Hanover	York	Pennsylvania	17331	Retail	Anchored	2011	NAP
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	Various	Various	Various	Various	Hospitality	Various	Various	Various
17.01	Property		1	Fairfield Inn Orange Beach	Orange Beach	Baldwin	Alabama	36561	Hospitality	Limited Service	2008	2022
17.02	Property		1	Beachside Gulf Shores	Gulf Shores	Baldwin	Alabama	36542	Hospitality	Limited Service	1985	2022
17.03	Property		1	Home2Suites Mobile	Mobile	Mobile	Alabama	36619	Hospitality	Extended Stay	2019	NAP
17.04	Property		1	Home2Suites Daphne	Daphne	Baldwin	Alabama	36527	Hospitality	Extended Stay	2021	NAP
17.05	Property		1	Staybridge Suites Gulf Shores	Gulf Shores	Baldwin	Alabama	36542	Hospitality	Extended Stay	2009	2020-2021
17.06	Property		1	Gulf Shores Motel 6	Gulf Shores	Baldwin	Alabama	36542	Hospitality	Limited Service	2003	2018
17.07	Property		1	Red Roof Pensacola	Pensacola	Escambia	Florida	32526	Hospitality	Limited Service	1996	NAP
17.08	Property		1	Quality Inn Gulf Shores	Gulf Shores	Baldwin	Alabama	36542	Hospitality	Limited Service	2000	2019
17.09	Property		1	Red Roof Gulf Shores	Gulf Shores	Baldwin	Alabama	36542	Hospitality	Limited Service	1996	2018
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	Holmdel	Monmouth	New Jersey	07733	Office	Suburban	1962, 1964, 1982	2017
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	Troy	Oakland	Michigan	48083	Office	Suburban	1986	2019
20	Loan	88, 89	3	Stone Street Portfolio	New York	New York	New York	10004	Various	Various	Various	NAP
20.01	Property		1	1 Hanover Square	New York	New York	New York	10004	Retail	Single Tenant	1851	NAP
20.02	Property		1	54 Stone Street	New York	New York	New York	10004	Mixed Use	Retail/Multifamily	1935	NAP
20.03	Property		1	30 Water Street	New York	New York	New York	10004	Retail	Single Tenant	1900	NAP
21	Loan	90, 91, 92	1	Chesterfield Commons 8	Chesterfield	St. Louis	Missouri	63005	Retail	Anchored	2005-2007	NAP
22	Loan	93	1	Peery Hotel	Salt Lake City	Salt Lake	Utah	84101	Hospitality	Full Service	1910	2018-2019
23	Loan	94, 95	1	Bloomington IRS	Bloomington	McLean	Illinois	61705	Industrial	Warehouse/Distribution	2008	NAP
24	Loan	96, 97, 98	4	IPR Portfolio	Various	Various	Various	Various	Industrial	Warehouse	Various	Various
24.01	Property		1	1468 West Hospital Road	Paoli	Orange	Indiana	47454	Industrial	Warehouse	1965	2009
24.02	Property		1	4520 and 4804 North State Road 37	Orleans	Orange	Indiana	47452	Industrial	Warehouse	1969	2012
24.03	Property		1	2531 Jewett Lane	Sanford	Seminole	Florida	32771	Industrial	Warehouse	1969	2021
24.04	Property		1	4086 Michigan Avenue	Detroit	Wayne	Michigan	48210	Industrial	Warehouse	1946	2008
25	Loan		1	5900-5901 Southwest 74th Street	South Miami	Miami-Dade	Florida	33143	Office	Suburban	1971	2017

A-1-3

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated

26	Loan		1	4023 Oak Lawn Avenue	Dallas	Dallas	Texas	75219	Retail	Single Tenant	1928	2009
27	Loan	99	1	Residence Inn Florence	Florence	Lauderdale	Alabama	35630	Hospitality	Extended Stay	2010	2018
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	Memphis	Shelby	Tennessee	38103	Mixed Use	Office/Parking	1917 and 1999	2000
29	Loan		2	South Loop & Bloomingdale	Various	Various	Illinois	Various	Retail	Various	2005	Various
29.01	Property		1	South Loop Retail	Chicago	Cook	Illinois	60607	Retail	Anchored	2005	NAP
29.02	Property		1	Bloomingdale Retail	Bloomingdale	DuPage	Illinois	60108	Retail	Single Tenant	2005	2018
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	Hobart	Lake	Indiana	46342	Retail	Unanchored	Various	NAP
30.01	Property		1	Pavilions Shopping Center	Hobart	Lake	Indiana	46342	Retail	Unanchored	2002	NAP
30.02	Property		1	37th Ave Shopping Center	Hobart	Lake	Indiana	46342	Retail	Unanchored	1980	NAP
31	Loan	109, 110, 111, 112	1	Union Road Plaza	Cheektowaga	Erie	New York	14225	Retail	Anchored	1989	2004
32	Loan	113	1	Elyria Industrial	Elyria	Lorain	Ohio	44035	Industrial	Warehouse/Distribution	1900	1978
33	Loan		1	850 Technology Way	Libertyville	Lake	Illinois	60048	Mixed Use	Office/Industrial	1999	2020-2021
34	Loan	9, 114	1	Riverport Tower	Maryland Heights	St. Louis	Missouri	63043	Office	Suburban	1991	NAP
35	Loan		1	CollegePlace Clemson	Clemson	Pickens	South Carolina	29631	Multifamily	Student Housing	2015	NAP
36	Loan		2	CityLine Abe's Storage Portfolio	Various	Genesee	Michigan	Various	Self Storage	Self Storage	Various	Various
36.01	Property		1	Abe's Storage - Holly	Holly	Genesee	Michigan	48442	Self Storage	Self Storage	1997	2015
36.02	Property		1	Abe's Storage - Grand Blanc	Grand Blanc	Genesee	Michigan	48507	Self Storage	Self Storage	2003	NAP
37	Loan	115	1	1 Paramount Drive	Bourbon	Crawford	Missouri	65441	Industrial	Manufacturing	1984	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	Lexington	Lexington	South Carolina	29072	Hospitality	Limited Service	2008	NAP
39	Loan		1	North Creek Business Center	Tinley Park	Will	Illinois	60477	Office	Suburban	2002	NAP

A-1-4

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)
												1		2
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	850	Units	220,588.24	62,500,000	62,500,000	62,500,000	4.65000%	0.01471%	4.63529%	NAP
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	46,412	SF	2,154.62	60,000,000	60,000,000	60,000,000	4.55000%	0.01471%	4.53529%	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	1,791,714	SF	57.49	60,000,000	60,000,000	60,000,000	6.33000%	0.01471%	6.31529%	NAP
3.01	Property		1	Eagle Springs	317,670	SF		12,271,675	12,271,675	12,271,675
3.02	Property		1	Danville	316,507	SF		12,226,748	12,226,748	12,226,748
3.03	Property		1	Blythewood	350,563	SF		11,453,649	11,453,649	11,453,649
3.04	Property		1	Menasha	156,860	SF		5,594,055	5,594,055	5,594,055
3.05	Property		1	Tremonton	118,503	SF		4,916,582	4,916,582	4,916,582
3.06	Property		1	Carbondale	193,730	SF		4,784,539	4,784,539	4,784,539
3.07	Property		1	Marysville	233,264	SF		4,439,933	4,439,933	4,439,933
3.08	Property		1	Midland	104,617	SF		4,312,818	4,312,818	4,312,818
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	951	Rooms	78,864.35	50,000,000	50,000,000	48,479,848	6.86813%	0.02471%	6.84342%	328,234.92
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	269,233	SF	364.00	49,000,000	49,000,000	49,000,000	6.03000%	0.01471%	6.01529%	NAP
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	389,624	SF	187.36	43,000,000	43,000,000	43,000,000	5.72000%	0.01471%	5.70529%	NAP
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	613,868	SF	70.05	43,000,000	43,000,000	43,000,000	5.12000%	0.01471%	5.10529%	NAP
7.01	Property		1	Your Extra Closet - Oxford	254,018	SF		23,660,000	23,660,000	23,660,000
7.02	Property		1	Your Extra Closet - Starkville	126,000	SF		9,793,000	9,793,000	9,793,000
7.03	Property		1	Your Extra Closet - Valley View	75,175	SF		3,507,000	3,507,000	3,507,000
7.04	Property		1	Your Extra Closet - Brookland	94,750	SF		3,049,000	3,049,000	3,049,000
7.05	Property		1	Your Extra Closet - Mead Drive	63,925	SF		2,991,000	2,991,000	2,991,000
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	1,181,987	SF	109.77	39,000,000	38,924,908	32,850,253	5.76700%	0.01596%	5.75104%	228,014.77
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	355,245	SF	199.86	31,950,000	31,950,000	31,950,000	6.25150%	0.01596%	6.23554%	NAP
10	Loan		25	ExchangeRight Net Leased Portfolio #58	317,364	SF	98.11	31,135,000	31,135,000	31,135,000	5.29000%	0.01471%	5.27529%	NAP
10.01	Property		1	Aldi - Tulsa	23,946	SF		2,930,000	2,930,000	2,930,000
10.02	Property		1	Hobby Lobby - Arnold	58,412	SF		2,746,000	2,746,000	2,746,000
10.03	Property		1	Walgreens - Rock Falls	14,820	SF		2,746,000	2,746,000	2,746,000
10.04	Property		1	CVS Pharmacy - Chalfont	10,125	SF		2,529,000	2,529,000	2,529,000
10.05	Property		1	Walgreens - Wyncote	14,335	SF		2,517,000	2,517,000	2,517,000
10.06	Property		1	CVS Pharmacy - Parkersburg	10,093	SF		1,556,000	1,556,000	1,556,000
10.07	Property		1	Huntington Bank - Canton	2,914	SF		1,217,000	1,217,000	1,217,000
10.08	Property		1	Dollar Tree - Herrin	10,049	SF		1,098,000	1,098,000	1,098,000
10.09	Property		1	Dollar General - Diamond	12,049	SF		1,071,000	1,071,000	1,071,000
10.1	Property		1	Dollar Tree - Chicago	10,988	SF		1,052,000	1,052,000	1,052,000
10.11	Property		1	Dollar General - Ocala	9,086	SF		952,000	952,000	952,000
10.12	Property		1	Dollar Tree - Harrah	9,750	SF		915,000	915,000	915,000
10.13	Property		1	Dollar Tree - De Soto	9,115	SF		915,000	915,000	915,000
10.14	Property		1	Dollar General - Butler	9,501	SF		887,000	887,000	887,000
10.15	Property		1	Family Dollar - Fort Worth	9,527	SF		870,000	870,000	870,000
10.16	Property		1	Dollar Tree - Cowpens	10,385	SF		846,000	846,000	846,000
10.17	Property		1	Dollar Tree - Fairfield	10,000	SF		823,000	823,000	823,000
10.18	Property		1	Dollar Tree - Roanoke	8,984	SF		777,000	777,000	777,000
10.19	Property		1	Family Dollar - Jacksonville	8,320	SF		732,000	732,000	732,000
10.2	Property		1	Dollar Tree - San Elizario	9,201	SF		732,000	732,000	732,000
10.21	Property		1	Dollar General - Topeka	9,367	SF		704,000	704,000	704,000
10.22	Property		1	Family Dollar - Warren	8,300	SF		667,000	667,000	667,000
10.23	Property		1	Dollar General - Pembroke	9,182	SF		640,000	640,000	640,000
10.24	Property		1	Dollar General - Mount Airy	9,026	SF		640,000	640,000	640,000
10.25	Property		1	Family Dollar - East Canton	19,889	SF		573,000	573,000	573,000
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	1,356,325	SF	160.73	30,000,000	30,000,000	30,000,000	6.02000%	0.06346%	5.95654%	NAP
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	1,318,651	SF	178.21	25,000,000	25,000,000	21,536,987	6.54800%	0.01471%	6.53329%	158,807.01
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	96,530	SF	238.27	23,000,000	23,000,000	23,000,000	5.88000%	0.01471%	5.86529%	NAP
14	Loan		1	Graham Capital HQ	100,342	SF	201.59	20,228,000	20,228,000	20,228,000	6.27000%	0.01471%	6.25529%	NAP
15	Loan	7, 75	1	Residence Inn Melbourne	133	Rooms	140,601.50	18,700,000	18,700,000	15,860,811	6.00000%	0.05346%	5.94654%	112,115.95
16	Loan		1	Gateway Hanover	192,774	SF	93.37	18,000,000	18,000,000	18,000,000	6.58000%	0.01471%	6.56529%	NAP
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	724	Rooms	87,016.57	15,750,000	15,750,000	14,506,067	6.06100%	0.01471%	6.04629%	95,047.78
17.01	Property		1	Fairfield Inn Orange Beach	116	Rooms		3,158,750	3,158,750	2,909,272
17.02	Property		1	Beachside Gulf Shores	97	Rooms		2,804,250	2,804,250	2,582,771
17.03	Property		1	Home2Suites Mobile	97	Rooms		2,256,000	2,256,000	2,077,821
17.04	Property		1	Home2Suites Daphne	89	Rooms		2,029,000	2,029,000	1,868,750
17.05	Property		1	Staybridge Suites Gulf Shores	88	Rooms		1,923,250	1,923,250	1,771,352
17.06	Property		1	Gulf Shores Motel 6	60	Rooms		1,115,250	1,115,250	1,027,168
17.07	Property		1	Red Roof Pensacola	74	Rooms		1,001,250	1,001,250	922,171
17.08	Property		1	Quality Inn Gulf Shores	54	Rooms		766,500	766,500	705,962
17.09	Property		1	Red Roof Gulf Shores	49	Rooms		695,750	695,750	640,800
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	1,371,470	SF	153.12	15,000,000	15,000,000	15,000,000	5.11000%	0.01471%	5.09529%	NAP
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	734,156	SF	46.52	14,000,000	13,940,336	11,630,745	5.32000%	0.01471%	5.30529%	77,916.62
20	Loan	88, 89	3	Stone Street Portfolio	29,895	SF	448.24	13,400,000	13,400,000	13,400,000	4.41000%	0.01471%	4.39529%	NAP
20.01	Property		1	1 Hanover Square	13,660	SF		7,000,000	7,000,000	7,000,000
20.02	Property		1	54 Stone Street	11,200	SF		4,500,000	4,500,000	4,500,000
20.03	Property		1	30 Water Street	5,035	SF		1,900,000	1,900,000	1,900,000
21	Loan	90, 91, 92	1	Chesterfield Commons 8	89,434	SF	144.24	12,900,000	12,900,000	12,900,000	5.60800%	0.01471%	5.59329%	NAP
22	Loan	93	1	Peery Hotel	73	Rooms	171,232.88	12,500,000	12,500,000	12,500,000	6.81600%	0.01471%	6.80129%	NAP
23	Loan	94, 95	1	Bloomington IRS	131,388	SF	91.33	12,000,000	12,000,000	9,289,053	5.98500%	0.01471%	5.97029%	77,206.18
24	Loan	96, 97, 98	4	IPR Portfolio	328,261	SF	34.88	11,450,000	11,450,000	11,450,000	5.94000%	0.01471%	5.92529%	NAP
24.01	Property		1	1468 West Hospital Road	116,208	SF		3,373,660	3,373,660	3,373,660
24.02	Property		1	4520 and 4804 North State Road 37	113,105	SF		2,913,616	2,913,616	2,913,616
24.03	Property		1	2531 Jewett Lane	46,447	SF		2,581,362	2,581,362	2,581,362
24.04	Property		1	4086 Michigan Avenue	52,501	SF		2,581,362	2,581,362	2,581,362
25	Loan		1	5900-5901 Southwest 74th Street	33,112	SF	339.76	11,250,000	11,250,000	11,250,000	5.90000%	0.05471%	5.84529%	NAP

A-1-5

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)
												1		2
26	Loan		1	4023 Oak Lawn Avenue	56,321	SF	177.55	10,000,000	10,000,000	8,765,189	7.18650%	0.01471%	7.17179%	67,787.46
27	Loan	99	1	Residence Inn Florence	110	Rooms	90,909.09	10,000,000	10,000,000	8,469,195	5.95000%	0.05471%	5.89529%	59,633.97
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	174,700	SF	57.18	10,000,000	9,990,121	9,359,182	6.04000%	0.01471%	6.02529%	60,212.46
29	Loan		2	South Loop & Bloomingdale	43,864	SF	222.28	9,750,000	9,750,000	9,750,000	6.12000%	0.01471%	6.10529%	NAP
29.01	Property		1	South Loop Retail	23,476	SF		7,000,000	7,000,000	7,000,000
29.02	Property		1	Bloomingdale Retail	20,388	SF		2,750,000	2,750,000	2,750,000
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	206,361	SF	47.03	9,705,000	9,705,000	8,476,728	5.38000%	0.01471%	5.36529%	54,375.46
30.01	Property		1	Pavilions Shopping Center	76,307	SF		5,398,740	5,398,740	4,715,472
30.02	Property		1	37th Ave Shopping Center	130,054	SF		4,306,260	4,306,260	3,761,257
31	Loan	109, 110, 111, 112	1	Union Road Plaza	163,408	SF	57.99	9,500,000	9,476,139	7,591,993	5.38000%	0.01471%	5.36529%	55,206.73
32	Loan	113	1	Elyria Industrial	617,990	SF	13.94	8,625,000	8,616,856	7,373,480	6.27500%	0.05471%	6.22029%	53,245.93
33	Loan		1	850 Technology Way	78,180	SF	100.41	7,850,000	7,850,000	6,752,911	5.66500%	0.01471%	5.65029%	45,387.47
34	Loan	9, 114	1	Riverport Tower	317,891	SF	67.95	6,600,000	6,600,000	6,600,000	5.82500%	0.01471%	5.81029%	NAP
35	Loan		1	CollegePlace Clemson	96	Beds	65,625.00	6,300,000	6,300,000	6,300,000	6.03000%	0.01471%	6.01529%	NAP
36	Loan		2	CityLine Abe's Storage Portfolio	93,272	SF	63.79	5,950,000	5,950,000	5,950,000	5.64000%	0.01471%	5.62529%	NAP
36.01	Property		1	Abe's Storage - Holly	47,282	SF		3,000,000	3,000,000	3,000,000
36.02	Property		1	Abe's Storage - Grand Blanc	45,990	SF		2,950,000	2,950,000	2,950,000
37	Loan	115	1	1 Paramount Drive	304,130	SF	19.37	5,890,000	5,890,000	5,890,000	6.21400%	0.05471%	6.15929%	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	82	Rooms	70,047.76	5,750,000	5,743,916	4,830,063	5.68000%	0.01471%	5.66529%	33,300.18
39	Loan		1	North Creek Business Center	38,013	SF	105.88	4,025,000	4,025,000	3,525,941	7.17000%	0.01471%	7.15529%	27,239.53

A-1-6

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
						2
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	245,551.22	NAP	2,946,614.64	Interest Only	No	Actual/360	60	58	60
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	230,659.72	NAP	2,767,916.64	Interest Only	No	Actual/360	120	119	120
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	320,895.83	NAP	3,850,749.96	Interest Only	No	Actual/360	120	120	120
3.01	Property		1	Eagle Springs
3.02	Property		1	Danville
3.03	Property		1	Blythewood
3.04	Property		1	Menasha
3.05	Property		1	Tremonton
3.06	Property		1	Carbondale
3.07	Property		1	Marysville
3.08	Property		1	Midland
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	290,146.70	3,938,819.04	3,481,760.40	Interest Only, Amortizing Balloon	No	Actual/360	24	24	60
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	249,644.79	NAP	2,995,737.48	Interest Only	No	Actual/360	120	119	120
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	207,813.43	NAP	2,493,761.16	Interest Only	No	Actual/360	120	119	120
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	186,014.81	NAP	2,232,177.72	Interest Only	No	Actual/360	120	119	120
7.01	Property		1	Your Extra Closet - Oxford
7.02	Property		1	Your Extra Closet - Starkville
7.03	Property		1	Your Extra Closet - Valley View
7.04	Property		1	Your Extra Closet - Brookland
7.05	Property		1	Your Extra Closet - Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	NAP	2,736,177.24	NAP	Amortizing Balloon	No	Actual/360	0	0	120
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	168,757.94	NAP	2,025,095.28	Interest Only	No	Actual/360	120	120	120
10	Loan		25	ExchangeRight Net Leased Portfolio #58	139,159.76	NAP	1,669,917.12	Interest Only	No	Actual/360	120	119	120
10.01	Property		1	Aldi - Tulsa
10.02	Property		1	Hobby Lobby - Arnold
10.03	Property		1	Walgreens - Rock Falls
10.04	Property		1	CVS Pharmacy - Chalfont
10.05	Property		1	Walgreens - Wyncote
10.06	Property		1	CVS Pharmacy - Parkersburg
10.07	Property		1	Huntington Bank - Canton
10.08	Property		1	Dollar Tree - Herrin
10.09	Property		1	Dollar General - Diamond
10.1	Property		1	Dollar Tree - Chicago
10.11	Property		1	Dollar General - Ocala
10.12	Property		1	Dollar Tree - Harrah
10.13	Property		1	Dollar Tree - De Soto
10.14	Property		1	Dollar General - Butler
10.15	Property		1	Family Dollar - Fort Worth
10.16	Property		1	Dollar Tree - Cowpens
10.17	Property		1	Dollar Tree - Fairfield
10.18	Property		1	Dollar Tree - Roanoke
10.19	Property		1	Family Dollar - Jacksonville
10.2	Property		1	Dollar Tree - San Elizario
10.21	Property		1	Dollar General - Topeka
10.22	Property		1	Family Dollar - Warren
10.23	Property		1	Dollar General - Pembroke
10.24	Property		1	Dollar General - Mount Airy
10.25	Property		1	Family Dollar - East Canton
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	152,590.28	NAP	1,831,083.36	Interest Only	No	Actual/360	120	117	120
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	138,311.34	1,905,684.12	1,659,736.08	Amortizing Balloon	No	Actual/360	1	1	121
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	114,265.28	NAP	1,371,183.36	Interest Only	No	Actual/360	120	119	120
14	Loan		1	Graham Capital HQ	107,159.23	NAP	1,285,910.76	Interest Only	No	Actual/360	120	120	120
15	Loan	7, 75	1	Residence Inn Melbourne	NAP	1,345,391.40	NAP	Amortizing Balloon	No	Actual/360	0	0	120
16	Loan		1	Gateway Hanover	100,070.83	NAP	1,200,849.96	Interest Only	No	Actual/360	120	120	120
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	80,655.49	1,140,573.36	967,865.88	Interest Only, Amortizing Balloon	No	Actual/360	48	47	120
17.01	Property		1	Fairfield Inn Orange Beach
17.02	Property		1	Beachside Gulf Shores
17.03	Property		1	Home2Suites Mobile
17.04	Property		1	Home2Suites Daphne
17.05	Property		1	Staybridge Suites Gulf Shores
17.06	Property		1	Gulf Shores Motel 6
17.07	Property		1	Red Roof Pensacola
17.08	Property		1	Quality Inn Gulf Shores
17.09	Property		1	Red Roof Gulf Shores
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	64,762.15	NAP	777,145.80	Interest Only	No	Actual/360	120	115	120
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	NAP	934,999.44	NAP	Amortizing Balloon	No	Actual/360	0	0	120
20	Loan	88, 89	3	Stone Street Portfolio	49,928.96	NAP	599,147.52	Interest Only	No	Actual/360	120	119	120
20.01	Property		1	1 Hanover Square
20.02	Property		1	54 Stone Street
20.03	Property		1	30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8	61,123.31	NAP	733,479.72	Interest Only	No	Actual/360	120	118	120
22	Loan	93	1	Peery Hotel	71,986.11	NAP	863,833.32	Interest Only	No	Actual/360	120	120	120
23	Loan	94, 95	1	Bloomington IRS	NAP	926,474.16	NAP	Amortizing Balloon	No	Actual/360	0	0	120
24	Loan	96, 97, 98	4	IPR Portfolio	57,464.69	NAP	689,576.28	Interest Only	No	Actual/360	120	120	120
24.01	Property		1	1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street	56,080.73	NAP	672,968.76	Interest Only	No	Actual/360	120	119	120

A-1-7

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
						2
26	Loan		1	4023 Oak Lawn Avenue	NAP	813,449.52	NAP	Amortizing Balloon	No	Actual/360	0	0	120
27	Loan	99	1	Residence Inn Florence	NAP	715,607.64	NAP	Amortizing Balloon	No	Actual/360	0	0	120
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	NAP	722,549.52	NAP	Amortizing Balloon	No	Actual/360	0	0	60
29	Loan		2	South Loop & Bloomingdale	50,415.63	NAP	604,987.56	Interest Only	No	Actual/360	120	120	120
29.01	Property		1	South Loop Retail
29.02	Property		1	Bloomingdale Retail
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	44,115.07	652,505.52	529,380.84	Interest Only, Amortizing Balloon	No	Actual/360	24	22	120
30.01	Property		1	Pavilions Shopping Center
30.02	Property		1	37th Ave Shopping Center
31	Loan	109, 110, 111, 112	1	Union Road Plaza	NAP	662,480.76	NAP	Amortizing Balloon	No	Actual/360	0	0	120
32	Loan	113	1	Elyria Industrial	NAP	638,951.16	NAP	Amortizing Balloon	No	Actual/360	0	0	120
33	Loan		1	850 Technology Way	37,573.24	544,649.64	450,878.88	Interest Only, Amortizing Balloon	No	Actual/360	12	12	120
34	Loan	9, 114	1	Riverport Tower	32,482.47	NAP	389,789.64	Interest Only	No	Actual/360	120	117	120
35	Loan		1	CollegePlace Clemson	32,097.19	NAP	385,166.28	Interest Only	No	Actual/360	120	119	120
36	Loan		2	CityLine Abe's Storage Portfolio	28,353.40	NAP	340,240.80	Interest Only	No	Actual/360	120	119	120
36.01	Property		1	Abe's Storage - Holly
36.02	Property		1	Abe's Storage - Grand Blanc
37	Loan	115	1	1 Paramount Drive	30,924.00	NAP	371,088.00	Interest Only	No	Actual/360	120	120	120
38	Loan	116, 117, 118, 119	1	325 West Main Street	NAP	399,602.16	NAP	Amortizing Balloon	No	Actual/360	0	0	120
39	Loan		1	North Creek Business Center	NAP	326,874.36	NAP	Amortizing Balloon	No	Actual/360	1	1	121

A-1-8

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	58	0	0	8/3/2022	2	6	9/6/2022	NAP	8/6/2027	NAP
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	119	0	0	8/18/2022	1	6	10/6/2022	NAP	9/6/2032	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	120	0	0	9/29/2022	0	6	11/6/2022	NAP	10/6/2032	NAP
3.01	Property		1	Eagle Springs
3.02	Property		1	Danville
3.03	Property		1	Blythewood
3.04	Property		1	Menasha
3.05	Property		1	Tremonton
3.06	Property		1	Carbondale
3.07	Property		1	Marysville
3.08	Property		1	Midland
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	60	360	360	9/9/2022	0	6	11/6/2022	11/6/2024	10/6/2027	NAP
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	119	0	0	8/30/2022	1	6	10/6/2022	NAP	9/6/2032	NAP
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	119	0	0	8/10/2022	1	6	10/6/2022	NAP	9/6/2032	NAP
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	119	0	0	8/26/2022	1	6	10/6/2022	NAP	9/6/2032	NAP
7.01	Property		1	Your Extra Closet - Oxford
7.02	Property		1	Your Extra Closet - Starkville
7.03	Property		1	Your Extra Closet - Valley View
7.04	Property		1	Your Extra Closet - Brookland
7.05	Property		1	Your Extra Closet - Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	118	360	358	7/21/2022	2	1	9/1/2022	9/1/2022	8/1/2032	NAP
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	120	0	0	9/22/2022	0	1	11/1/2022	NAP	10/1/2032	NAP
10	Loan		25	ExchangeRight Net Leased Portfolio #58	119	0	0	8/31/2022	1	1	10/1/2022	NAP	9/1/2032	NAP
10.01	Property		1	Aldi - Tulsa
10.02	Property		1	Hobby Lobby - Arnold
10.03	Property		1	Walgreens - Rock Falls
10.04	Property		1	CVS Pharmacy - Chalfont
10.05	Property		1	Walgreens - Wyncote
10.06	Property		1	CVS Pharmacy - Parkersburg
10.07	Property		1	Huntington Bank - Canton
10.08	Property		1	Dollar Tree - Herrin
10.09	Property		1	Dollar General - Diamond
10.1	Property		1	Dollar Tree - Chicago
10.11	Property		1	Dollar General - Ocala
10.12	Property		1	Dollar Tree - Harrah
10.13	Property		1	Dollar Tree - De Soto
10.14	Property		1	Dollar General - Butler
10.15	Property		1	Family Dollar - Fort Worth
10.16	Property		1	Dollar Tree - Cowpens
10.17	Property		1	Dollar Tree - Fairfield
10.18	Property		1	Dollar Tree - Roanoke
10.19	Property		1	Family Dollar - Jacksonville
10.2	Property		1	Dollar Tree - San Elizario
10.21	Property		1	Dollar General - Topeka
10.22	Property		1	Family Dollar - Warren
10.23	Property		1	Dollar General - Pembroke
10.24	Property		1	Dollar General - Mount Airy
10.25	Property		1	Family Dollar - East Canton
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	117	0	0	6/28/2022	3	1	8/1/2022	NAP	7/1/2032	NAP
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	121	360	360	10/11/2022	0	1	11/1/2022	12/1/2022	11/1/2032	NAP
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	119	0	0	8/30/2022	1	6	10/6/2022	NAP	9/6/2032	NAP
14	Loan		1	Graham Capital HQ	120	0	0	9/23/2022	0	6	11/6/2022	NAP	10/6/2032	NAP
15	Loan	7, 75	1	Residence Inn Melbourne	120	360	360	9/14/2022	0	6	11/6/2022	11/6/2022	10/6/2032	NAP
16	Loan		1	Gateway Hanover	120	0	0	10/6/2022	0	6	11/6/2022	NAP	10/6/2032	NAP
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	119	360	360	8/4/2022	1	1	10/1/2022	10/1/2026	9/1/2032	NAP
17.01	Property		1	Fairfield Inn Orange Beach
17.02	Property		1	Beachside Gulf Shores
17.03	Property		1	Home2Suites Mobile
17.04	Property		1	Home2Suites Daphne
17.05	Property		1	Staybridge Suites Gulf Shores
17.06	Property		1	Gulf Shores Motel 6
17.07	Property		1	Red Roof Pensacola
17.08	Property		1	Quality Inn Gulf Shores
17.09	Property		1	Red Roof Gulf Shores
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	115	0	0	4/8/2022	5	6	6/6/2022	NAP	5/6/2032	NAP
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	116	360	356	6/2/2022	4	6	7/6/2022	7/6/2022	6/6/2032	NAP
20	Loan	88, 89	3	Stone Street Portfolio	119	0	0	8/8/2022	1	6	10/6/2022	NAP	9/6/2032	NAP
20.01	Property		1	1 Hanover Square
20.02	Property		1	54 Stone Street
20.03	Property		1	30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8	118	0	0	7/11/2022	2	6	9/6/2022	NAP	8/6/2032	NAP
22	Loan	93	1	Peery Hotel	120	0	0	9/28/2022	0	6	11/6/2022	NAP	10/6/2032	NAP
23	Loan	94, 95	1	Bloomington IRS	120	300	300	9/7/2022	0	6	11/6/2022	11/6/2022	10/6/2032	NAP
24	Loan	96, 97, 98	4	IPR Portfolio	120	0	0	9/14/2022	0	6	11/6/2022	NAP	10/6/2032	NAP
24.01	Property		1	1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street	119	0	0	8/15/2022	1	6	10/6/2022	NAP	9/6/2032	NAP

A-1-9

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date

26	Loan		1	4023 Oak Lawn Avenue	120	360	360	9/29/2022	0	6	11/6/2022	11/6/2022	10/6/2032	NAP
27	Loan	99	1	Residence Inn Florence	120	360	360	9/6/2022	0	6	11/6/2022	11/6/2022	10/6/2032	NAP
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	59	360	359	8/23/2022	1	6	10/6/2022	10/6/2022	9/6/2027	NAP
29	Loan		2	South Loop & Bloomingdale	120	0	0	9/12/2022	0	6	11/6/2022	NAP	10/6/2032	NAP
29.01	Property		1	South Loop Retail
29.02	Property		1	Bloomingdale Retail
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	118	360	360	7/29/2022	2	6	9/6/2022	9/6/2024	8/6/2032	NAP
30.01	Property		1	Pavilions Shopping Center
30.02	Property		1	37th Ave Shopping Center
31	Loan	109, 110, 111, 112	1	Union Road Plaza	118	330	328	7/29/2022	2	6	9/6/2022	9/6/2022	8/6/2032	NAP
32	Loan	113	1	Elyria Industrial	119	360	359	9/1/2022	1	6	10/6/2022	10/6/2022	9/6/2032	NAP
33	Loan		1	850 Technology Way	120	360	360	9/12/2022	0	6	11/6/2022	11/6/2023	10/6/2032	NAP
34	Loan	9, 114	1	Riverport Tower	117	0	0	6/28/2022	3	6	8/6/2022	NAP	7/6/2032	NAP
35	Loan		1	CollegePlace Clemson	119	0	0	9/1/2022	1	6	10/6/2022	NAP	9/6/2032	NAP
36	Loan		2	CityLine Abe's Storage Portfolio	119	0	0	8/15/2022	1	6	10/6/2022	NAP	9/6/2032	NAP
36.01	Property		1	Abe's Storage - Holly
36.02	Property		1	Abe's Storage - Grand Blanc
37	Loan	115	1	1 Paramount Drive	120	0	0	9/13/2022	0	1	11/1/2022	NAP	10/1/2032	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	119	360	359	8/19/2022	1	6	10/6/2022	10/6/2022	9/6/2032	NAP
39	Loan		1	North Creek Business Center	121	360	360	10/7/2022	0	6	11/6/2022	12/6/2022	11/6/2032	NAP

A-1-10

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)
							3
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	0	0	L(26),D(29),O(5)	25,035,638	9,544,221	15,491,417	5/31/2022	T-12	22,682,409
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	0	0	L(25),D(91),O(4)	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	0	0	YM4(24),DorYM1(89),O(7)	NAV	NAV	NAV	NAV	NAV	NAV
3.01	Property		1	Eagle Springs				NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property		1	Danville				NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property		1	Blythewood				NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property		1	Menasha				NAV	NAV	NAV	NAV	NAV	NAV
3.05	Property		1	Tremonton				NAV	NAV	NAV	NAV	NAV	NAV
3.06	Property		1	Carbondale				NAV	NAV	NAV	NAV	NAV	NAV
3.07	Property		1	Marysville				NAV	NAV	NAV	NAV	NAV	NAV
3.08	Property		1	Midland				NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	0	0	L(24),D(32),O(4)	43,804,567	30,356,486	13,448,081	6/30/2022	T-12	35,038,634
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	0	0	L(25),D(89),O(6)	14,779,272	5,718,487	9,060,785	5/31/2022	T-12	14,866,548
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	0	0	L(25),D(89),O(6)	10,302,119	4,692,397	5,609,722	6/30/2022	T-12	9,539,855
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	0	0	L(25),D(91),O(4)	6,074,915	1,705,442	4,369,473	7/31/2022	T-6 Ann	5,029,387
7.01	Property		1	Your Extra Closet - Oxford				3,053,642	743,634	2,310,008	7/31/2022	T-6 Ann	2,502,582
7.02	Property		1	Your Extra Closet - Starkville				1,307,447	364,210	943,238	7/31/2022	T-6 Ann	1,109,474
7.03	Property		1	Your Extra Closet - Valley View				620,757	204,249	416,508	7/31/2022	T-6 Ann	524,314
7.04	Property		1	Your Extra Closet - Brookland				576,071	207,679	368,392	7/31/2022	T-6 Ann	469,132
7.05	Property		1	Your Extra Closet - Mead Drive				516,998	185,671	331,327	7/31/2022	T-6 Ann	423,885
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	0	0	L(26),D(88),O(6)	41,729,947	14,309,769	27,420,178	3/31/2022	T-12	40,936,621
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	0	0	L(24),D(90),O(6)	16,005,507	6,360,216	9,645,291	6/30/2022	T-12	15,914,066
10	Loan		25	ExchangeRight Net Leased Portfolio #58	0	5	L(25),D(90),O(5)	NAV	NAV	NAV	NAV	NAV	NAV
10.01	Property		1	Aldi - Tulsa				NAV	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	Hobby Lobby - Arnold				NAV	NAV	NAV	NAV	NAV	NAV
10.03	Property		1	Walgreens - Rock Falls				NAV	NAV	NAV	NAV	NAV	NAV
10.04	Property		1	CVS Pharmacy - Chalfont				NAV	NAV	NAV	NAV	NAV	NAV
10.05	Property		1	Walgreens - Wyncote				NAV	NAV	NAV	NAV	NAV	NAV
10.06	Property		1	CVS Pharmacy - Parkersburg				NAV	NAV	NAV	NAV	NAV	NAV
10.07	Property		1	Huntington Bank - Canton				NAV	NAV	NAV	NAV	NAV	NAV
10.08	Property		1	Dollar Tree - Herrin				NAV	NAV	NAV	NAV	NAV	NAV
10.09	Property		1	Dollar General - Diamond				NAV	NAV	NAV	NAV	NAV	NAV
10.1	Property		1	Dollar Tree - Chicago				NAV	NAV	NAV	NAV	NAV	NAV
10.11	Property		1	Dollar General - Ocala				NAV	NAV	NAV	NAV	NAV	NAV
10.12	Property		1	Dollar Tree - Harrah				NAV	NAV	NAV	NAV	NAV	NAV
10.13	Property		1	Dollar Tree - De Soto				NAV	NAV	NAV	NAV	NAV	NAV
10.14	Property		1	Dollar General - Butler				NAV	NAV	NAV	NAV	NAV	NAV
10.15	Property		1	Family Dollar - Fort Worth				NAV	NAV	NAV	NAV	NAV	NAV
10.16	Property		1	Dollar Tree - Cowpens				NAV	NAV	NAV	NAV	NAV	NAV
10.17	Property		1	Dollar Tree - Fairfield				NAV	NAV	NAV	NAV	NAV	NAV
10.18	Property		1	Dollar Tree - Roanoke				NAV	NAV	NAV	NAV	NAV	NAV
10.19	Property		1	Family Dollar - Jacksonville				NAV	NAV	NAV	NAV	NAV	NAV
10.2	Property		1	Dollar Tree - San Elizario				NAV	NAV	NAV	NAV	NAV	NAV
10.21	Property		1	Dollar General - Topeka				NAV	NAV	NAV	NAV	NAV	NAV
10.22	Property		1	Family Dollar - Warren				NAV	NAV	NAV	NAV	NAV	NAV
10.23	Property		1	Dollar General - Pembroke				NAV	NAV	NAV	NAV	NAV	NAV
10.24	Property		1	Dollar General - Mount Airy				NAV	NAV	NAV	NAV	NAV	NAV
10.25	Property		1	Family Dollar - East Canton				NAV	NAV	NAV	NAV	NAV	NAV
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	0	0	L(27),D(89),O(4)	45,619,900	20,065,815	25,554,085	3/31/2022	T-12	44,198,961
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	0	0	L(24),D(91),O(6)	49,804,984	12,860,607	36,944,377	8/31/2022	T-12	49,053,508
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	0	0	L(25),D(88),O(7)	4,217,641	1,703,242	2,514,399	12/31/2021	T-12	4,277,742
14	Loan		1	Graham Capital HQ	0	0	L(24),D(92),O(4)	5,063,247	1,952,645	3,110,602	12/31/2021	T-12	4,918,160
15	Loan	7, 75	1	Residence Inn Melbourne	0	0	L(24),D(92),O(4)	6,224,810	3,325,671	2,899,139	7/31/2022	T-12	5,455,482
16	Loan		1	Gateway Hanover	0	0	L(24),D(93),O(3)	2,098,080	691,144	1,406,936	12/31/2021	T-12	1,888,608
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	0	0	L(25),DorYM1(91),O(4)	24,477,500	14,961,826	9,515,674	5/31/2022	T-12	24,582,215
17.01	Property		1	Fairfield Inn Orange Beach				4,874,305	2,924,253	1,950,052	5/31/2022	T-12	5,263,985
17.02	Property		1	Beachside Gulf Shores				3,580,574	1,979,765	1,600,809	5/31/2022	T-12	3,923,394
17.03	Property		1	Home2Suites Mobile				3,420,493	2,008,454	1,412,039	5/31/2022	T-12	3,125,325
17.04	Property		1	Home2Suites Daphne				3,113,680	2,016,799	1,096,881	5/31/2022	T-12	2,043,823
17.05	Property		1	Staybridge Suites Gulf Shores				3,312,554	2,383,699	928,855	5/31/2022	T-12	3,113,572
17.06	Property		1	Gulf Shores Motel 6				1,727,803	979,426	748,377	5/31/2022	T-12	1,956,116
17.07	Property		1	Red Roof Pensacola				1,638,541	786,888	851,653	5/31/2022	T-12	1,869,936
17.08	Property		1	Quality Inn Gulf Shores				1,472,805	983,520	489,285	5/31/2022	T-12	1,837,772
17.09	Property		1	Red Roof Gulf Shores				1,336,745	899,022	437,723	5/31/2022	T-12	1,448,293
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	0	0	L(29),D(88),O(3)	31,757,320	16,577,630	15,179,689	2/28/2022	T-12	31,681,421
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	0	0	L(28),D(88),O(4)	10,924,379	4,868,497	6,055,882	2/28/2022	T-12	11,048,094
20	Loan	88, 89	3	Stone Street Portfolio	0	0	L(25),D(91),O(4)	NAV	NAV	NAV	NAV	NAV	NAV
20.01	Property		1	1 Hanover Square				NAV	NAV	NAV	NAV	NAV	NAV
20.02	Property		1	54 Stone Street				NAV	NAV	NAV	NAV	NAV	NAV
20.03	Property		1	30 Water Street				NAV	NAV	NAV	NAV	NAV	NAV
21	Loan	90, 91, 92	1	Chesterfield Commons 8	0	0	L(11),YM1(105),O(4)	2,464,440	683,852	1,780,588	4/30/2022	T-12	2,477,102
22	Loan	93	1	Peery Hotel	0	0	L(24),D(92),O(4)	3,973,109	2,269,964	1,703,145	6/30/2022	T-12	2,852,594
23	Loan	94, 95	1	Bloomington IRS	0	0	L(24),D(92),O(4)	1,967,443	688,499	1,278,945	6/30/2022	T-12	1,956,025
24	Loan	96, 97, 98	4	IPR Portfolio	0	0	L(24),D(91),O(5)	NAV	NAV	NAV	NAV	NAV	NAV
24.01	Property		1	1468 West Hospital Road				NAV	NAV	NAV	NAV	NAV	NAV
24.02	Property		1	4520 and 4804 North State Road 37				NAV	NAV	NAV	NAV	NAV	NAV
24.03	Property		1	2531 Jewett Lane				NAV	NAV	NAV	NAV	NAV	NAV
24.04	Property		1	4086 Michigan Avenue				NAV	NAV	NAV	NAV	NAV	NAV
25	Loan		1	5900-5901 Southwest 74th Street	0	0	L(25),D(91),O(4)	1,448,283	485,577	962,706	5/31/2022	T-12	1,325,082

A-1-11

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)
							3
26	Loan		1	4023 Oak Lawn Avenue	0	0	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV
27	Loan	99	1	Residence Inn Florence	0	0	L(24),D(92),O(4)	3,676,271	1,991,821	1,684,451	6/30/2022	T-12	3,229,866
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	0	0	L(25),D(32),O(3)	3,769,937	2,005,996	1,763,941	4/30/2022	T-12	3,713,780
29	Loan		2	South Loop & Bloomingdale	0	0	L(24),D(92),O(4)	1,251,773	340,289	911,484	6/30/2022	T-12	1,222,188
29.01	Property		1	South Loop Retail				978,135	273,097	705,038	6/30/2022	T-12	977,009
29.02	Property		1	Bloomingdale Retail				273,637	67,192	206,445	6/30/2022	T-12	245,179
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	0	0	L(26),D(90),O(4)	2,091,959	779,229	1,312,731	12/31/2021	T-12	1,952,587
30.01	Property		1	Pavilions Shopping Center				1,146,440	374,350	772,090	12/31/2021	T-12	993,401
30.02	Property		1	37th Ave Shopping Center				945,520	404,879	540,641	12/31/2021	T-12	959,186
31	Loan	109, 110, 111, 112	1	Union Road Plaza	0	0	L(26),D(90),O(4)	1,563,683	428,884	1,134,798	5/31/2022	T-12	1,462,775
32	Loan	113	1	Elyria Industrial	0	0	L(25),D(91),O(4)	1,929,868	928,572	1,001,296	6/30/2022	T-12	1,868,537
33	Loan		1	850 Technology Way	0	0	L(24),D(92),O(4)	1,001,489	340,503	660,986	5/31/2022	T-12	NAV
34	Loan	9, 114	1	Riverport Tower	0	0	L(27),YM1(86),O(7)	5,317,136	3,099,557	2,217,579	8/31/2022	T-12	5,421,717
35	Loan		1	CollegePlace Clemson	0	0	L(25),D(92),O(3)	1,029,798	385,657	644,141	7/31/2022	T-12	1,007,083
36	Loan		2	CityLine Abe's Storage Portfolio	0	0	L(25),D(91),O(4)	872,837	223,009	649,828	7/31/2022	T-12	831,609
36.01	Property		1	Abe's Storage - Holly				456,466	118,635	337,831	7/31/2022	T-12	431,806
36.02	Property		1	Abe's Storage - Grand Blanc				416,371	104,374	311,996	7/31/2022	T-12	399,803
37	Loan	115	1	1 Paramount Drive	0	5 (Once per trailing 12-month period)	L(25),YM1(92),O(3)	NAV	NAV	NAV	NAV	NAV	NAV
38	Loan	116, 117, 118, 119	1	325 West Main Street	0	0	L(25),D(91),O(4)	2,884,940	1,979,507	905,433	6/30/2022	T-12	2,653,226
39	Loan		1	North Creek Business Center	0	0	L(24),D(94),O(3)	409,459	201,191	208,268	4/30/2022	T-12	448,556

A-1-12

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	9,325,401	13,357,008	12/31/2021	T-12	23,638,812	9,046,781	14,592,031	12/31/2020	T-12	91.3%
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
3.01	Property		1	Eagle Springs	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
3.02	Property		1	Danville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
3.03	Property		1	Blythewood	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
3.04	Property		1	Menasha	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
3.05	Property		1	Tremonton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
3.06	Property		1	Carbondale	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
3.07	Property		1	Marysville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
3.08	Property		1	Midland	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	24,691,698	10,346,936	12/31/2021	T-12	54,526,196	39,952,555	14,573,641	2/28/2020	T-12	66.1%
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	6,078,021	8,788,527	12/31/2021	T-12	16,980,298	6,128,753	10,851,545	12/31/2020	T-12	87.5%
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	4,371,197	5,168,658	12/31/2021	T-12	9,727,472	4,267,166	5,460,306	12/31/2020	T-12	87.9%
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	1,655,366	3,374,021	12/31/2021	T-12	3,963,981	1,582,829	2,381,152	12/31/2020	T-12	83.5%
7.01	Property		1	Your Extra Closet - Oxford	705,509	1,797,073	12/31/2021	T-12	2,089,698	681,545	1,408,154	12/31/2020	T-12	85.6%
7.02	Property		1	Your Extra Closet - Starkville	363,555	745,919	12/31/2021	T-12	913,931	324,772	589,159	12/31/2020	T-12	78.5%
7.03	Property		1	Your Extra Closet - Valley View	203,701	320,613	12/31/2021	T-12	348,637	194,863	153,774	12/31/2020	T-12	86.3%
7.04	Property		1	Your Extra Closet - Brookland	208,092	261,040	12/31/2021	T-12	344,996	225,690	119,306	12/31/2020	T-12	83.0%
7.05	Property		1	Your Extra Closet - Mead Drive	174,510	249,376	12/31/2021	T-12	266,718	155,958	110,760	12/31/2020	T-12	80.5%
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	14,024,074	26,912,547	12/31/2021	T-12	36,869,783	12,525,925	24,343,858	12/31/2020	T-12	84.9%
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	6,177,912	9,736,154	12/31/2021	T-12	13,973,301	5,923,211	8,050,090	12/31/2020	T-12	98.1%
10	Loan		25	ExchangeRight Net Leased Portfolio #58	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.01	Property		1	Aldi - Tulsa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.02	Property		1	Hobby Lobby - Arnold	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.03	Property		1	Walgreens - Rock Falls	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.04	Property		1	CVS Pharmacy - Chalfont	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.05	Property		1	Walgreens - Wyncote	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.06	Property		1	CVS Pharmacy - Parkersburg	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.07	Property		1	Huntington Bank - Canton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.08	Property		1	Dollar Tree - Herrin	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.09	Property		1	Dollar General - Diamond	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.1	Property		1	Dollar Tree - Chicago	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.11	Property		1	Dollar General - Ocala	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.12	Property		1	Dollar Tree - Harrah	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.13	Property		1	Dollar Tree - De Soto	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.14	Property		1	Dollar General - Butler	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.15	Property		1	Family Dollar - Fort Worth	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.16	Property		1	Dollar Tree - Cowpens	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.17	Property		1	Dollar Tree - Fairfield	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.18	Property		1	Dollar Tree - Roanoke	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.19	Property		1	Family Dollar - Jacksonville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.2	Property		1	Dollar Tree - San Elizario	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.21	Property		1	Dollar General - Topeka	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.22	Property		1	Family Dollar - Warren	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.23	Property		1	Dollar General - Pembroke	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.24	Property		1	Dollar General - Mount Airy	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
10.25	Property		1	Family Dollar - East Canton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	19,173,640	25,025,321	12/31/2021	T-12	36,845,931	18,308,085	18,537,846	12/31/2020	T-12	86.6%
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	12,087,500	36,966,008	12/31/2021	T-12	40,156,990	10,331,147	29,825,843	12/31/2020	T-12	92.9%
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	1,695,068	2,582,674	12/31/2020	T-12	4,237,383	1,662,265	2,575,118	12/31/2019	T-12	92.5%
14	Loan		1	Graham Capital HQ	1,807,558	3,110,602	12/31/2020	T-12	5,342,017	2,231,415	3,110,602	12/31/2019	T-12	95.0%
15	Loan	7, 75	1	Residence Inn Melbourne	2,913,864	2,541,618	12/31/2021	T-12	4,289,516	2,367,827	1,921,688	12/31/2020	T-12	87.0%
16	Loan		1	Gateway Hanover	625,140	1,263,468	12/31/2020	T-12	2,079,849	702,706	1,377,143	12/31/2019	T-12	95.0%
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	14,078,591	10,503,624	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	64.4%
17.01	Property		1	Fairfield Inn Orange Beach	2,919,934	2,344,051	12/31/2021	T-12	3,020,496	1,709,921	1,310,575	12/31/2020	T-12	61.9%
17.02	Property		1	Beachside Gulf Shores	2,024,061	1,899,333	12/31/2021	T-12	2,557,383	1,511,252	1,046,131	12/31/2020	T-12	51.9%
17.03	Property		1	Home2Suites Mobile	1,846,002	1,279,323	12/31/2021	T-12	2,009,958	1,477,841	532,117	12/31/2020	T-12	84.7%
17.04	Property		1	Home2Suites Daphne	1,354,507	689,315	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	80.1%
17.05	Property		1	Staybridge Suites Gulf Shores	2,147,425	966,147	12/31/2021	T-12	2,590,353	1,733,006	857,347	12/31/2020	T-12	58.6%
17.06	Property		1	Gulf Shores Motel 6	1,027,539	928,577	12/31/2021	T-12	1,182,241	703,341	478,900	12/31/2020	T-12	68.8%
17.07	Property		1	Red Roof Pensacola	776,536	1,093,400	12/31/2021	T-12	1,267,871	607,259	660,612	12/31/2020	T-12	53.7%
17.08	Property		1	Quality Inn Gulf Shores	1,097,820	739,952	12/31/2021	T-12	1,313,096	850,558	462,538	12/31/2020	T-12	53.9%
17.09	Property		1	Red Roof Gulf Shores	884,767	563,526	12/31/2021	T-12	896,129	607,751	288,378	12/31/2020	T-12	58.8%
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	15,894,296	15,787,125	12/31/2021	T-12	25,039,832	13,482,223	11,557,609	12/31/2020	T-12	88.7%
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	4,872,220	6,175,874	12/31/2021	T-12	10,265,838	4,961,140	5,304,698	12/31/2020	T-12	64.0%
20	Loan	88, 89	3	Stone Street Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
20.01	Property		1	1 Hanover Square	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
20.02	Property		1	54 Stone Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
20.03	Property		1	30 Water Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
21	Loan	90, 91, 92	1	Chesterfield Commons 8	760,766	1,716,335	12/31/2021	T-12	2,346,205	707,517	1,638,688	12/31/2020	T-12	86.8%
22	Loan	93	1	Peery Hotel	1,807,918	1,044,676	12/31/2021	T-12	1,423,325	1,308,623	114,703	12/31/2020	T-12	72.4%
23	Loan	94, 95	1	Bloomington IRS	612,779	1,343,246	12/31/2021	T-12	1,887,906	531,058	1,356,848	12/31/2019	T-12	95.0%
24	Loan	96, 97, 98	4	IPR Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
24.01	Property		1	1468 West Hospital Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24.02	Property		1	4520 and 4804 North State Road 37	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24.03	Property		1	2531 Jewett Lane	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24.04	Property		1	4086 Michigan Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan		1	5900-5901 Southwest 74th Street	471,122	853,961	12/31/2021	T-12	1,094,775	425,966	668,809	12/31/2020	T-12	94.6%

A-1-13

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)

26	Loan		1	4023 Oak Lawn Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	96.8%
27	Loan	99	1	Residence Inn Florence	1,703,042	1,526,823	12/31/2021	T-12	2,119,802	1,278,588	841,214	12/31/2020	T-12	75.1%
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	1,958,764	1,755,016	12/31/2021	T-12	3,722,062	2,173,900	1,548,162	12/31/2020	T-12	90.0%
29	Loan		2	South Loop & Bloomingdale	332,207	889,981	12/31/2021	T-12	1,180,687	314,380	866,307	12/31/2020	T-10 Ann.	95.3%
29.01	Property		1	South Loop Retail	260,093	716,916	12/31/2021	T-12	1,000,286	239,518	760,768	12/31/2020	T-10 Ann.	95.3%
29.02	Property		1	Bloomingdale Retail	72,114	173,065	12/31/2021	T-12	180,401	74,862	105,539	12/31/2020	T-10 Ann.	95.0%
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	765,312	1,187,275	12/31/2020	T-12	2,072,533	759,305	1,313,227	12/31/2019	T-12	91.1%
30.01	Property		1	Pavilions Shopping Center	367,980	625,420	12/31/2020	T-12	1,072,331	380,848	691,483	12/31/2019	T-12	89.5%
30.02	Property		1	37th Ave Shopping Center	397,331	561,855	12/31/2020	T-12	1,000,201	378,457	621,745	12/31/2019	T-12	93.0%
31	Loan	109, 110, 111, 112	1	Union Road Plaza	478,067	984,708	12/31/2021	T-12	1,125,548	391,188	734,360	12/31/2020	T-12	95.0%
32	Loan	113	1	Elyria Industrial	870,426	998,111	12/31/2021	T-12	1,565,149	958,227	606,922	12/31/2020	T-12	84.9%
33	Loan		1	850 Technology Way	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
34	Loan	9, 114	1	Riverport Tower	3,248,304	2,173,413	12/31/2021	T-12	5,244,115	3,049,557	2,194,558	12/31/2020	T-12	90.7%
35	Loan		1	CollegePlace Clemson	330,467	676,616	12/31/2021	T-12	931,072	351,187	579,885	12/31/2020	T-12	95.0%
36	Loan		2	CityLine Abe's Storage Portfolio	222,224	609,385	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	91.1%
36.01	Property		1	Abe's Storage - Holly	116,136	315,670	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	93.5%
36.02	Property		1	Abe's Storage - Grand Blanc	106,088	293,715	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	88.6%
37	Loan	115	1	1 Paramount Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
38	Loan	116, 117, 118, 119	1	325 West Main Street	1,881,684	771,543	12/31/2021	T-12	1,980,398	1,501,549	478,848	12/31/2020	T-12	83.1%
39	Loan		1	North Creek Business Center	192,196	256,360	12/31/2021	T-12	542,143	204,314	337,829	12/31/2020	T-12	95.0%

A-1-14

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
											4	4
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	32,787,176	9,786,898	23,000,278	0	0	23,000,278	2.60	2.60	12.3%	12.3%
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	15,750,000	0	15,750,000	0	0	15,750,000	3.41	3.41	15.8%	15.8%
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	14,015,432	2,610,886	11,404,546	179,242	398,681	10,826,623	1.73	1.64	11.1%	10.5%
3.01	Property		1	Eagle Springs	2,568,301	355,258	2,213,043	9,000	75,698	2,128,345
3.02	Property		1	Danville	2,543,184	337,416	2,205,768	5,167	75,421	2,125,180
3.03	Property		1	Blythewood	2,442,402	379,264	2,063,138	62,638	73,285	1,927,215
3.04	Property		1	Menasha	1,488,208	284,858	1,203,350	65,145	40,512	1,097,692
3.05	Property		1	Tremonton	1,155,469	189,955	965,514	15,250	32,095	918,169
3.06	Property		1	Carbondale	1,400,936	459,665	941,271	7,917	35,467	897,887
3.07	Property		1	Marysville	1,396,402	355,498	1,040,904	9,000	39,941	991,963
3.08	Property		1	Midland	1,020,529	248,972	771,557	5,125	26,262	740,170
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	54,315,058	39,033,557	15,281,501	2,172,602	0	13,108,899	2.59	2.22	20.4%	17.5%
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	15,659,792	6,447,392	9,212,401	53,847	699,325	8,459,229	1.54	1.41	9.4%	8.6%
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	12,277,699	4,842,520	7,435,179	77,925	585,598	6,771,656	1.76	1.60	10.2%	9.3%
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	5,899,240	1,729,139	4,170,101	61,387	0	4,108,714	1.87	1.84	9.7%	9.6%
7.01	Property		1	Your Extra Closet - Oxford	3,053,642	753,262	2,300,380	25,402	0	2,274,978
7.02	Property		1	Your Extra Closet - Starkville	1,192,022	361,084	830,938	12,600	0	818,338
7.03	Property		1	Your Extra Closet - Valley View	604,051	207,818	396,233	7,518	0	388,716
7.04	Property		1	Your Extra Closet - Brookland	546,595	213,449	333,146	9,475	0	323,671
7.05	Property		1	Your Extra Closet - Mead Drive	502,930	193,526	309,404	6,393	0	303,012
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	42,515,577	14,235,384	28,280,193	552,091	1,181,987	26,546,115	3.10	2.91	21.8%	20.5%
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	15,525,783	6,214,931	9,310,852	88,811	670,347	8,551,694	2.07	1.90	13.1%	12.0%
10	Loan		25	ExchangeRight Net Leased Portfolio #58	3,514,624	105,439	3,409,186	47,605	0	3,361,581	2.04	2.01	10.9%	10.8%
10.01	Property		1	Aldi - Tulsa	295,733	8,872	286,861	3,592	0	283,269
10.02	Property		1	Hobby Lobby - Arnold	277,457	8,324	269,133	8,762	0	260,371
10.03	Property		1	Walgreens - Rock Falls	252,700	7,581	245,119	2,223	0	242,896
10.04	Property		1	CVS Pharmacy - Chalfont	253,980	7,619	246,360	1,519	0	244,842
10.05	Property		1	Walgreens - Wyncote	365,750	10,972	354,777	2,150	0	352,627
10.06	Property		1	CVS Pharmacy - Parkersburg	163,117	4,894	158,223	1,514	0	156,709
10.07	Property		1	Huntington Bank - Canton	133,000	3,990	129,010	437	0	128,573
10.08	Property		1	Dollar Tree - Herrin	112,496	3,375	109,121	1,507	0	107,614
10.09	Property		1	Dollar General - Diamond	114,718	3,442	111,277	1,807	0	109,469
10.1	Property		1	Dollar Tree - Chicago	120,044	3,601	116,443	1,648	0	114,794
10.11	Property		1	Dollar General - Ocala	108,699	3,261	105,438	1,363	0	104,075
10.12	Property		1	Dollar Tree - Harrah	104,203	3,126	101,077	1,463	0	99,615
10.13	Property		1	Dollar Tree - De Soto	98,004	2,940	95,064	1,367	0	93,697
10.14	Property		1	Dollar General - Butler	99,739	2,992	96,746	1,425	0	95,321
10.15	Property		1	Family Dollar - Fort Worth	123,499	3,705	119,794	1,429	0	118,365
10.16	Property		1	Dollar Tree - Cowpens	84,352	2,531	81,822	1,558	0	80,264
10.17	Property		1	Dollar Tree - Fairfield	119,858	3,596	116,263	1,500	0	114,763
10.18	Property		1	Dollar Tree - Roanoke	85,348	2,560	82,788	1,348	0	81,440
10.19	Property		1	Family Dollar - Jacksonville	106,632	3,199	103,433	1,248	0	102,185
10.2	Property		1	Dollar Tree - San Elizario	100,225	3,007	97,218	1,380	0	95,838
10.21	Property		1	Dollar General - Topeka	82,869	2,486	80,383	1,405	0	78,978
10.22	Property		1	Family Dollar - Warren	81,829	2,455	79,374	1,245	0	78,129
10.23	Property		1	Dollar General - Pembroke	89,051	2,672	86,380	1,377	0	85,002
10.24	Property		1	Dollar General - Mount Airy	80,366	2,411	77,955	1,354	0	76,601
10.25	Property		1	Family Dollar - East Canton	60,954	1,829	59,125	2,983	0	56,142
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	46,224,574	21,145,889	25,078,685	188,765	1,703,467	23,186,453	1.88	1.74	11.5%	10.6%
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	50,343,452	12,694,091	37,649,361	118,679	1,318,651	36,212,031	2.10	2.02	16.0%	15.4%
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	4,373,983	1,810,623	2,563,359	-68,145	153,448	2,478,056	1.87	1.81	11.1%	10.8%
14	Loan		1	Graham Capital HQ	5,002,907	1,854,590	3,148,317	55,188	166,628	2,926,501	2.45	2.28	15.6%	14.5%
15	Loan	7, 75	1	Residence Inn Melbourne	6,224,810	3,452,884	2,771,926	311,241	0	2,460,686	2.06	1.83	14.8%	13.2%
16	Loan		1	Gateway Hanover	2,819,875	799,239	2,020,636	55,904	134,852	1,829,880	1.68	1.52	11.2%	10.2%
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	24,477,430	14,117,671	10,359,760	979,097	0	9,380,662	2.27	2.06	16.4%	14.9%
17.01	Property		1	Fairfield Inn Orange Beach	4,874,305	2,848,833	2,025,472	194,972	0	1,830,500
17.02	Property		1	Beachside Gulf Shores	3,580,510	1,764,772	1,815,738	143,220	0	1,672,518
17.03	Property		1	Home2Suites Mobile	3,420,353	2,009,907	1,410,446	136,814	0	1,273,632
17.04	Property		1	Home2Suites Daphne	3,113,711	1,807,057	1,306,654	124,548	0	1,182,105
17.05	Property		1	Staybridge Suites Gulf Shores	3,312,629	2,108,757	1,203,871	132,505	0	1,071,366
17.06	Property		1	Gulf Shores Motel 6	1,727,843	912,944	814,898	69,114	0	745,785
17.07	Property		1	Red Roof Pensacola	1,638,604	878,928	759,676	65,544	0	694,132
17.08	Property		1	Quality Inn Gulf Shores	1,472,769	978,344	494,426	58,911	0	435,515
17.09	Property		1	Red Roof Gulf Shores	1,336,706	808,129	528,578	53,468	0	475,110
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	37,490,628	17,715,360	19,775,267	295,000	1,219,032	18,261,235	1.82	1.68	9.4%	8.7%
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	9,366,051	4,909,142	4,456,909	146,831	337,744	3,972,334	1.95	1.73	13.0%	11.6%
20	Loan	88, 89	3	Stone Street Portfolio	1,772,302	548,576	1,223,725	7,172	23,080	1,193,474	2.04	1.99	9.1%	8.9%
20.01	Property		1	1 Hanover Square	895,609	248,766	646,843	2,732	12,977	631,134
20.02	Property		1	54 Stone Street	623,473	223,524	399,949	1,620	5,320	393,009
20.03	Property		1	30 Water Street	253,220	76,286	176,933	2,820	4,783	169,331
21	Loan	90, 91, 92	1	Chesterfield Commons 8	2,455,505	785,695	1,669,810	25,042	49,085	1,595,682	2.28	2.18	12.9%	12.4%
22	Loan	93	1	Peery Hotel	4,047,912	2,242,642	1,805,271	161,916	0	1,643,354	2.09	1.90	14.4%	13.1%
23	Loan	94, 95	1	Bloomington IRS	2,141,597	677,281	1,464,316	31,533	98,541	1,334,242	1.58	1.44	12.2%	11.1%
24	Loan	96, 97, 98	4	IPR Portfolio	1,903,954	627,448	1,276,507	104,107	49,338	1,123,062	1.85	1.63	11.1%	9.8%
24.01	Property		1	1468 West Hospital Road	NAV	NAV	NAV	NAV	NAV	NAV
24.02	Property		1	4520 and 4804 North State Road 37	NAV	NAV	NAV	NAV	NAV	NAV
24.03	Property		1	2531 Jewett Lane	NAV	NAV	NAV	NAV	NAV	NAV
24.04	Property		1	4086 Michigan Avenue	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan		1	5900-5901 Southwest 74th Street	1,691,468	640,868	1,050,600	6,622	11,337	1,032,641	1.56	1.53	9.3%	9.2%

A-1-15

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
											4	4
26	Loan		1	4023 Oak Lawn Avenue	3,053,667	1,705,677	1,347,991	8,448	5,632	1,333,910	1.66	1.64	13.5%	13.3%
27	Loan	99	1	Residence Inn Florence	3,676,271	1,996,615	1,679,656	147,051	0	1,532,605	2.35	2.14	16.8%	15.3%
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	3,861,561	2,176,923	1,684,638	54,927	182,415	1,447,296	2.33	2.00	16.9%	14.5%
29	Loan		2	South Loop & Bloomingdale	1,261,110	305,943	955,168	6,580	35,111	913,477	1.58	1.51	9.8%	9.4%
29.01	Property		1	South Loop Retail	1,025,265	298,867	726,398	3,521	24,534	698,342
29.02	Property		1	Bloomingdale Retail	235,846	7,075	228,770	3,058	10,577	215,135
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	2,297,399	859,716	1,437,684	38,671	185,725	1,213,288	2.20	1.86	14.8%	12.5%
30.01	Property		1	Pavilions Shopping Center	1,202,059	412,761	789,298	15,261	68,676	705,360
30.02	Property		1	37th Ave Shopping Center	1,095,340	446,954	648,386	23,410	117,049	507,927
31	Loan	109, 110, 111, 112	1	Union Road Plaza	1,988,253	497,158	1,491,095	32,682	163,408	1,295,005	2.25	1.95	15.7%	13.7%
32	Loan	113	1	Elyria Industrial	2,009,440	1,004,277	1,005,164	61,799	64,875	878,490	1.57	1.37	11.7%	10.2%
33	Loan		1	850 Technology Way	1,370,706	373,516	997,190	9,382	117,296	870,512	1.83	1.60	12.7%	11.1%
34	Loan	9, 114	1	Riverport Tower	6,450,962	3,278,453	3,172,509	152,058	311,737	2,708,714	2.49	2.12	14.7%	12.5%
35	Loan		1	CollegePlace Clemson	1,051,549	410,400	641,149	14,400	0	626,749	1.66	1.63	10.2%	9.9%
36	Loan		2	CityLine Abe's Storage Portfolio	872,837	252,685	620,152	9,327	0	610,825	1.82	1.80	10.4%	10.3%
36.01	Property		1	Abe's Storage - Holly	456,466	133,766	322,700	4,728	0	317,972
36.02	Property		1	Abe's Storage - Grand Blanc	416,371	118,919	297,452	4,599	0	292,853
37	Loan	115	1	1 Paramount Drive	726,750	0	726,750	-15,000	30,413	711,337	1.96	1.92	12.3%	12.1%
38	Loan	116, 117, 118, 119	1	325 West Main Street	2,884,940	1,949,968	934,971	115,398	0	819,574	2.34	2.05	16.3%	14.3%
39	Loan		1	North Creek Business Center	685,269	218,153	467,116	11,404	20,909	434,804	1.43	1.33	11.6%	10.8%

A-1-16

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant
										5
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	575,000,000	As Is	1/20/2022	32.6%	32.6%	94.7%	7/22/2022	NAP	NAP
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	259,000,000	As Is	7/1/2022	38.6%	38.6%	NAP	NAP	NAP	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	196,800,000	As Is	Various	52.3%	52.3%	100.0%
3.01	Property		1	Eagle Springs	40,000,000	As Is	8/16/2022			100.0%	10/6/2022	Yes	Intertape Polymer Group
3.02	Property		1	Danville	40,000,000	As Is	8/16/2022			100.0%	10/6/2022	Yes	Intertape Polymer Group
3.03	Property		1	Blythewood	37,600,000	As Is	8/16/2022			100.0%	10/6/2022	Yes	Intertape Polymer Group
3.04	Property		1	Menasha	17,500,000	As Is	8/16/2022			100.0%	10/6/2022	Yes	Intertape Polymer Group
3.05	Property		1	Tremonton	17,600,000	As Is	8/16/2022			100.0%	10/6/2022	Yes	Intertape Polymer Group
3.06	Property		1	Carbondale	16,900,000	As Is	8/16/2022			100.0%	10/6/2022	Yes	Intertape Polymer Group
3.07	Property		1	Marysville	14,400,000	As Is	8/17/2022			100.0%	10/6/2022	Yes	Intertape Polymer Group
3.08	Property		1	Midland	12,800,000	As Is	8/12/2022			100.0%	10/6/2022	Yes	Intertape Polymer Group
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	164,000,000	As Is	8/8/2022	45.7%	44.3%	52.5%	6/30/2022	NAP	NAP
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	187,000,000	As Is	7/1/2022	52.4%	52.4%	87.4%	6/23/2022	No	The City of New York
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	122,850,000	As Is	7/8/2022	59.4%	59.4%	88.3%	6/30/2022	No	Wells Fargo Bank
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	72,030,000	As Is	Various	59.7%	59.7%	95.5%
7.01	Property		1	Your Extra Closet - Oxford	38,860,000	As Is	8/14/2022			98.6%	7/31/2022	NAP	NAP
7.02	Property		1	Your Extra Closet - Starkville	15,470,000	As Is	8/19/2022			98.0%	7/31/2022	NAP	NAP
7.03	Property		1	Your Extra Closet - Valley View	6,400,000	As Is	8/5/2022			89.8%	7/31/2022	NAP	NAP
7.04	Property		1	Your Extra Closet - Brookland	5,900,000	As Is	8/5/2022			91.9%	7/31/2022	NAP	NAP
7.05	Property		1	Your Extra Closet - Mead Drive	5,400,000	As Is	8/5/2022			90.4%	7/31/2022	NAP	NAP
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	393,000,000	As Is	5/17/2022	33.0%	27.9%	86.3%	5/3/2022	No	Bass Pro Shops Outdoor
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	121,300,000	As Is	8/1/2022	58.5%	58.5%	97.2%	9/6/2022	No	Old Navy
10	Loan		25	ExchangeRight Net Leased Portfolio #58	63,920,000	As Is	Various	48.7%	48.7%	100.0%
10.01	Property		1	Aldi - Tulsa	5,700,000	As Is	7/23/2022			100.0%	10/1/2022	Yes	ALDI
10.02	Property		1	Hobby Lobby - Arnold	5,310,000	As Is	6/20/2022			100.0%	10/1/2022	Yes	Hobby Lobby
10.03	Property		1	Walgreens - Rock Falls	4,600,000	As Is	6/28/2022			100.0%	10/1/2022	Yes	Walgreens
10.04	Property		1	CVS Pharmacy - Chalfont	4,850,000	As Is	7/5/2022			100.0%	10/1/2022	Yes	CVS Pharmacy
10.05	Property		1	Walgreens - Wyncote	6,700,000	As Is	6/22/2022			100.0%	10/1/2022	Yes	Walgreens
10.06	Property		1	CVS Pharmacy - Parkersburg	3,100,000	As Is	6/15/2022			100.0%	10/1/2022	Yes	CVS Pharmacy
10.07	Property		1	Huntington Bank - Canton	2,425,000	As Is	6/24/2022			100.0%	10/1/2022	Yes	Huntington Bank
10.08	Property		1	Dollar Tree - Herrin	1,970,000	As Is	6/22/2022			100.0%	10/1/2022	Yes	Dollar Tree
10.09	Property		1	Dollar General - Diamond	2,150,000	As Is	6/24/2022			100.0%	10/1/2022	Yes	Dollar General
10.1	Property		1	Dollar Tree - Chicago	2,110,000	As Is	7/17/2022			100.0%	10/1/2022	Yes	Dollar Tree
10.11	Property		1	Dollar General - Ocala	1,910,000	As Is	6/24/2022			100.0%	10/1/2022	Yes	Dollar General
10.12	Property		1	Dollar Tree - Harrah	1,800,000	As Is	7/24/2022			100.0%	10/1/2022	Yes	Dollar Tree
10.13	Property		1	Dollar Tree - De Soto	1,670,000	As Is	6/20/2022			100.0%	10/1/2022	Yes	Dollar Tree
10.14	Property		1	Dollar General - Butler	1,800,000	As Is	6/22/2022			100.0%	10/1/2022	Yes	Dollar General
10.15	Property		1	Family Dollar - Fort Worth	2,170,000	As Is	6/27/2022			100.0%	10/1/2022	Yes	Family Dollar
10.16	Property		1	Dollar Tree - Cowpens	1,470,000	As Is	6/16/2022			100.0%	10/1/2022	Yes	Dollar Tree
10.17	Property		1	Dollar Tree - Fairfield	2,075,000	As Is	6/15/2022			100.0%	10/1/2022	Yes	Dollar Tree
10.18	Property		1	Dollar Tree - Roanoke	1,400,000	As Is	6/29/2022			100.0%	10/1/2022	Yes	Dollar Tree
10.19	Property		1	Family Dollar - Jacksonville	1,850,000	As Is	6/23/2022			100.0%	10/1/2022	Yes	Family Dollar
10.2	Property		1	Dollar Tree - San Elizario	1,830,000	As Is	6/22/2022			100.0%	10/1/2022	Yes	Dollar Tree
10.21	Property		1	Dollar General - Topeka	1,430,000	As Is	6/21/2022			100.0%	10/1/2022	Yes	Dollar General
10.22	Property		1	Family Dollar - Warren	1,375,000	As Is	6/21/2022			100.0%	10/1/2022	Yes	Family Dollar
10.23	Property		1	Dollar General - Pembroke	1,700,000	As Is	6/22/2022			100.0%	10/1/2022	Yes	Dollar General
10.24	Property		1	Dollar General - Mount Airy	1,400,000	As Is	6/22/2022			100.0%	10/1/2022	Yes	Dollar General
10.25	Property		1	Family Dollar - East Canton	1,125,000	As Is	5/16/2022			100.0%	10/1/2022	Yes	Family Dollar
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	362,500,000	As Is	5/4/2022	60.1%	60.1%	86.8%	6/27/2022	No	Rocket Mortgage
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	591,000,000	As Is	9/2/2022	39.8%	34.3%	94.7%	9/23/2022	No	Bass Pro Shops Outdoor
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	45,500,000	As Is	4/6/2022	50.5%	50.5%	98.4%	7/15/2022	No	Dent Neurological
14	Loan		1	Graham Capital HQ	38,900,000	As Is	5/5/2022	52.0%	52.0%	100.0%	10/6/2022	Yes	Graham Capital Management
15	Loan	7, 75	1	Residence Inn Melbourne	32,000,000	As Is	7/1/2022	58.4%	49.6%	87.2%	7/31/2022	NAP	NAP
16	Loan		1	Gateway Hanover	29,200,000	As Is	7/26/2022	61.6%	61.6%	100.0%	3/30/2022	No	Hobby Lobby
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	134,300,000	As Is	Various	46.9%	43.2%	66.5%
17.01	Property		1	Fairfield Inn Orange Beach	27,100,000	As Is	5/3/2022			62.0%	5/31/2022	NAP	NAP
17.02	Property		1	Beachside Gulf Shores	22,500,000	As Is	5/3/2022			52.7%	5/31/2022	NAP	NAP
17.03	Property		1	Home2Suites Mobile	16,700,000	As Is	5/4/2022			85.8%	5/31/2022	NAP	NAP
17.04	Property		1	Home2Suites Daphne	16,700,000	As Is	5/4/2022			82.0%	5/31/2022	NAP	NAP
17.05	Property		1	Staybridge Suites Gulf Shores	18,100,000	As Is	5/3/2022			65.4%	5/31/2022	NAP	NAP
17.06	Property		1	Gulf Shores Motel 6	9,700,000	As Is	5/3/2022			72.6%	5/31/2022	NAP	NAP
17.07	Property		1	Red Roof Pensacola	8,400,000	As Is	5/3/2022			56.7%	5/31/2022	NAP	NAP
17.08	Property		1	Quality Inn Gulf Shores	7,800,000	As Is	5/3/2022			53.9%	5/31/2022	NAP	NAP
17.09	Property		1	Red Roof Gulf Shores	7,300,000	As Is	5/3/2022			61.0%	5/31/2022	NAP	NAP
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	335,200,000	As Is	1/31/2022	62.6%	62.6%	90.5%	2/1/2022	No	iCIMS, Inc.
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	59,500,000	As Is	3/29/2022	57.4%	47.9%	61.6%	4/1/2022	No	Midland Credit Management, Inc.
20	Loan	88, 89	3	Stone Street Portfolio	25,900,000	As Is	5/3/2022	51.7%	51.7%	100.0%
20.01	Property		1	1 Hanover Square	13,600,000	As Is	5/3/2022			100.0%	10/1/2022	Yes	One Hanover LLC
20.02	Property		1	54 Stone Street	8,700,000	As Is	5/3/2022			100.0%	5/18/2022	No	Pizza on Stone LLC (Adrienne's Pizza Bar)
20.03	Property		1	30 Water Street	3,600,000	As Is	5/3/2022			100.0%	10/1/2022	Yes	DRT Group LLC (The Dead Rabbit)
21	Loan	90, 91, 92	1	Chesterfield Commons 8	23,900,000	As Is	5/2/2022	54.0%	54.0%	87.6%	6/13/2022	No	Dick's Sporting Goods, Inc.
22	Loan	93	1	Peery Hotel	21,000,000	As Is	7/21/2022	59.5%	59.5%	72.4%	6/30/2022	NAP	NAP
23	Loan	94, 95	1	Bloomington IRS	23,700,000	As Is	7/6/2022	50.6%	39.2%	100.0%	10/6/2022	Yes	IRS National Distribution
24	Loan	96, 97, 98	4	IPR Portfolio	22,400,000	As Is	Various	51.1%	51.1%	100.0%
24.01	Property		1	1468 West Hospital Road	6,600,000	As Is	6/24/2022			100.0%	10/6/2022	Yes	Inliner - Paoli
24.02	Property		1	4520 and 4804 North State Road 37	5,700,000	As Is	6/24/2022			100.0%	10/6/2022	Yes	Inliner - Orleans
24.03	Property		1	2531 Jewett Lane	5,050,000	As Is	6/23/2022			100.0%	10/6/2022	Yes	Inliner - Sanford
24.04	Property		1	4086 Michigan Avenue	5,050,000	As Is	6/20/2022			100.0%	10/6/2022	Yes	IPR - Detroit
25	Loan		1	5900-5901 Southwest 74th Street	17,800,000	As Is	5/4/2022	63.2%	63.2%	94.7%	7/1/2022	No	MyPsychiatrist.com, LLC

A-1-17

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant
										5
26	Loan		1	4023 Oak Lawn Avenue	20,000,000	As Is	8/25/2022	50.0%	43.8%	100.0%	10/1/2022	Yes	Equinox
27	Loan	99	1	Residence Inn Florence	16,400,000	As Is	6/14/2022	61.0%	51.6%	75.1%	6/30/2022	NAP	NAP
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	19,900,000	As Is	6/21/2022	50.2%	47.0%	94.2%	6/1/2022	No	Prospero (Indigo sublease)
29	Loan		2	South Loop & Bloomingdale	16,400,000	As Is	Various	59.5%	59.5%	100.0%
29.01	Property		1	South Loop Retail	11,000,000	As Is	7/20/2022			100.0%	8/3/2022	No	Staples
29.02	Property		1	Bloomingdale Retail	5,400,000	As Is	7/14/2022			100.0%	10/6/2022	Yes	ALDI Inc.
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	16,000,000	As Is	5/6/2022	60.7%	53.0%	93.8%
30.01	Property		1	Pavilions Shopping Center	8,900,000	As Is	5/6/2022			91.2%	7/27/2022	No	Chicago Health Clubs, LLC
30.02	Property		1	37th Ave Shopping Center	7,100,000	As Is	5/6/2022			95.4%	7/27/2022	No	American Bicycle Association
31	Loan	109, 110, 111, 112	1	Union Road Plaza	17,200,000	As Is	5/25/2022	55.1%	44.1%	96.8%	5/31/2022	No	Lake Effect Furniture and Mattress
32	Loan	113	1	Elyria Industrial	11,500,000	As Is	6/1/2022	74.9%	64.1%	86.6%	9/1/2022	No	Family Farm & Home, Inc.
33	Loan		1	850 Technology Way	12,000,000	As Is	6/16/2022	65.4%	56.3%	95.3%	6/27/2022	No	Comcast
34	Loan	9, 114	1	Riverport Tower	37,100,000	As Is	5/5/2022	58.2%	58.2%	90.8%	6/1/2022	No	Charter Communications
35	Loan		1	CollegePlace Clemson	10,600,000	As Is	8/11/2022	59.4%	59.4%	100.0%	8/4/2022	NAP	NAP
36	Loan		2	CityLine Abe's Storage Portfolio	10,300,000	As Is	7/25/2022	57.8%	57.8%	98.3%
36.01	Property		1	Abe's Storage - Holly	5,200,000	As Is	7/25/2022			97.8%	7/31/2022	NAP	NAP
36.02	Property		1	Abe's Storage - Grand Blanc	5,100,000	As Is	7/25/2022			98.9%	7/31/2022	NAP	NAP
37	Loan	115	1	1 Paramount Drive	10,400,000	As Is	8/12/2022	56.6%	56.6%	100.0%	10/1/2022	Yes	Paramount Apparel International
38	Loan	116, 117, 118, 119	1	325 West Main Street	11,000,000	Prospective Market Value Upon Completion	6/22/2023	52.2%	43.9%	83.1%	6/30/2022	NAP	NAP
39	Loan		1	North Creek Business Center	6,150,000	As Is	5/10/2022	65.4%	57.3%	97.1%	10/6/2022	No	iCan Dream Center, NFP

A-1-18

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
							6				6
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio
3.01	Property		1	Eagle Springs	317,670	100.0%	9/30/2042	NAP	NAP	NAP	NAP
3.02	Property		1	Danville	316,507	100.0%	9/30/2042	NAP	NAP	NAP	NAP
3.03	Property		1	Blythewood	350,563	100.0%	9/30/2042	NAP	NAP	NAP	NAP
3.04	Property		1	Menasha	156,860	100.0%	9/30/2042	NAP	NAP	NAP	NAP
3.05	Property		1	Tremonton	118,503	100.0%	9/30/2042	NAP	NAP	NAP	NAP
3.06	Property		1	Carbondale	193,730	100.0%	9/30/2042	NAP	NAP	NAP	NAP
3.07	Property		1	Marysville	233,264	100.0%	9/30/2042	NAP	NAP	NAP	NAP
3.08	Property		1	Midland	104,617	100.0%	9/30/2042	NAP	NAP	NAP	NAP
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	67,000	24.9%	10/14/2029	In Touch Group, LLC	51,000	18.9%	9/30/2031
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	44,566	11.4%	7/31/2027	Phelps Dunbar, LLP	30,311	7.8%	6/30/2028
7	Loan	7	5	CityLine Extra Closet Storage Portfolio
7.01	Property		1	Your Extra Closet - Oxford	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	Your Extra Closet - Starkville	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	Your Extra Closet - Valley View	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	Your Extra Closet - Brookland	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	Property		1	Your Extra Closet - Mead Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	144,702	12.2%	10/25/2024	Burlington	100,083	8.5%	1/31/2025
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	15,000	4.2%	6/30/2026	Polo Ralph Lauren	15,000	4.2%	6/30/2026
10	Loan		25	ExchangeRight Net Leased Portfolio #58
10.01	Property		1	Aldi - Tulsa	23,946	100.0%	9/30/2031	NAP	NAP	NAP	NAP
10.02	Property		1	Hobby Lobby - Arnold	58,412	100.0%	12/31/2033	NAP	NAP	NAP	NAP
10.03	Property		1	Walgreens - Rock Falls	14,820	100.0%	11/30/2034	NAP	NAP	NAP	NAP
10.04	Property		1	CVS Pharmacy - Chalfont	10,125	100.0%	3/31/2035	NAP	NAP	NAP	NAP
10.05	Property		1	Walgreens - Wyncote	14,335	100.0%	10/31/2028	NAP	NAP	NAP	NAP
10.06	Property		1	CVS Pharmacy - Parkersburg	10,093	100.0%	5/31/2032	NAP	NAP	NAP	NAP
10.07	Property		1	Huntington Bank - Canton	2,914	100.0%	4/30/2047	NAP	NAP	NAP	NAP
10.08	Property		1	Dollar Tree - Herrin	10,049	100.0%	9/30/2030	NAP	NAP	NAP	NAP
10.09	Property		1	Dollar General - Diamond	12,049	100.0%	1/31/2032	NAP	NAP	NAP	NAP
10.1	Property		1	Dollar Tree - Chicago	10,988	100.0%	4/30/2031	NAP	NAP	NAP	NAP
10.11	Property		1	Dollar General - Ocala	9,086	100.0%	8/31/2029	NAP	NAP	NAP	NAP
10.12	Property		1	Dollar Tree - Harrah	9,750	100.0%	9/30/2031	NAP	NAP	NAP	NAP
10.13	Property		1	Dollar Tree - De Soto	9,115	100.0%	5/31/2030	NAP	NAP	NAP	NAP
10.14	Property		1	Dollar General - Butler	9,501	100.0%	9/30/2031	NAP	NAP	NAP	NAP
10.15	Property		1	Family Dollar - Fort Worth	9,527	100.0%	10/31/2029	NAP	NAP	NAP	NAP
10.16	Property		1	Dollar Tree - Cowpens	10,385	100.0%	7/31/2031	NAP	NAP	NAP	NAP
10.17	Property		1	Dollar Tree - Fairfield	10,000	100.0%	9/30/2028	NAP	NAP	NAP	NAP
10.18	Property		1	Dollar Tree - Roanoke	8,984	100.0%	1/31/2029	NAP	NAP	NAP	NAP
10.19	Property		1	Family Dollar - Jacksonville	8,320	100.0%	9/30/2031	NAP	NAP	NAP	NAP
10.2	Property		1	Dollar Tree - San Elizario	9,201	100.0%	6/30/2032	NAP	NAP	NAP	NAP
10.21	Property		1	Dollar General - Topeka	9,367	100.0%	9/30/2029	NAP	NAP	NAP	NAP
10.22	Property		1	Family Dollar - Warren	8,300	100.0%	9/30/2029	NAP	NAP	NAP	NAP
10.23	Property		1	Dollar General - Pembroke	9,182	100.0%	9/30/2034	NAP	NAP	NAP	NAP
10.24	Property		1	Dollar General - Mount Airy	9,026	100.0%	8/31/2028	NAP	NAP	NAP	NAP
10.25	Property		1	Family Dollar - East Canton	19,889	100.0%	4/30/2032	NAP	NAP	NAP	NAP
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	570,214	42.0%	12/31/2028	Meridian Health	266,001	19.6%	12/31/2024
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	134,790	10.2%	9/12/2029	Burlington	100,498	7.6%	1/31/2025
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	85,556	88.6%	5/30/2034	Mash Urgent Care	4,064	4.2%	11/30/2023
14	Loan		1	Graham Capital HQ	100,342	100.0%	9/30/2037	NAP	NAP	NAP	NAP
15	Loan	7, 75	1	Residence Inn Melbourne	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Gateway Hanover	55,000	28.5%	9/30/2026	Dick's Sporting Goods	40,029	20.8%	1/31/2033
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio
17.01	Property		1	Fairfield Inn Orange Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property		1	Beachside Gulf Shores	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.03	Property		1	Home2Suites Mobile	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.04	Property		1	Home2Suites Daphne	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.05	Property		1	Staybridge Suites Gulf Shores	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.06	Property		1	Gulf Shores Motel 6	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.07	Property		1	Red Roof Pensacola	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.08	Property		1	Quality Inn Gulf Shores	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.09	Property		1	Red Roof Gulf Shores	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	331,378	24.2%	11/30/2032	Guardian Life Insurance Company of America	91,319	6.7%	12/31/2032
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	93,516	12.7%	4/30/2025	One10, LLC	51,227	7.0%	8/31/2029
20	Loan	88, 89	3	Stone Street Portfolio
20.01	Property		1	1 Hanover Square	13,660	100.0%	4/30/2037	NAP	NAP	NAP	NAP
20.02	Property		1	54 Stone Street	5,600	50.0%	4/30/2037	Residential Tenant	2,800	25.0%	4/30/2024
20.03	Property		1	30 Water Street	5,035	100.0%	4/30/2037	NAP	NAP	NAP	NAP
21	Loan	90, 91, 92	1	Chesterfield Commons 8	55,500	62.1%	1/31/2028	Kirkland's Stores, Inc.	7,206	8.1%	1/31/2028
22	Loan	93	1	Peery Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	94, 95	1	Bloomington IRS	131,388	100.0%	5/18/2028	NAP	NAP	NAP	NAP
24	Loan	96, 97, 98	4	IPR Portfolio
24.01	Property		1	1468 West Hospital Road	116,208	100.0%	7/30/2047	NAP	NAP	NAP	NAP
24.02	Property		1	4520 and 4804 North State Road 37	113,105	100.0%	7/30/2047	NAP	NAP	NAP	NAP
24.03	Property		1	2531 Jewett Lane	46,447	100.0%	7/30/2047	NAP	NAP	NAP	NAP
24.04	Property		1	4086 Michigan Avenue	52,501	100.0%	7/30/2047	NAP	NAP	NAP	NAP
25	Loan		1	5900-5901 Southwest 74th Street	4,301	13.0%	8/31/2026	South Dade Primary Care	4,027	12.2%	4/14/2030

A-1-19

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
26	Loan		1	4023 Oak Lawn Avenue	56,321	100.0%	12/31/2042	NAP	NAP	NAP	NAP
27	Loan	99	1	Residence Inn Florence	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	80,551	46.1%	3/31/2027	LRK, Inc.	37,969	21.7%	5/31/2025
29	Loan		2	South Loop & Bloomingdale
29.01	Property		1	South Loop Retail	20,003	85.2%	1/31/2033	JP Morgan Chase Bank, National Association	3,473	14.8%	3/31/2026
29.02	Property		1	Bloomingdale Retail	20,388	100.0%	12/31/2039	NAP	NAP	NAP	NAP
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio
30.01	Property		1	Pavilions Shopping Center	15,000	19.7%	1/6/2030	St. Mary Medical Center	10,665	14.0%	6/30/2023
30.02	Property		1	37th Ave Shopping Center	40,960	31.5%	12/31/2023	Ace Catering / Gino's Banquets	17,643	13.6%	3/31/2027
31	Loan	109, 110, 111, 112	1	Union Road Plaza	83,472	51.1%	6/30/2032	Get Air	30,054	18.4%	7/31/2027
32	Loan	113	1	Elyria Industrial	163,086	26.4%	1/31/2027	Elyria Foundry Company	145,287	23.5%	9/30/2024
33	Loan		1	850 Technology Way	34,553	44.2%	9/30/2030	Mobile Therapy Centers of America LLC	26,632	34.1%	4/30/2030
34	Loan	9, 114	1	Riverport Tower	255,498	80.4%	10/31/2029	Essence Group Holdings Corporation	27,778	8.7%	12/31/2029
35	Loan		1	CollegePlace Clemson	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		2	CityLine Abe's Storage Portfolio
36.01	Property		1	Abe's Storage - Holly	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.02	Property		1	Abe's Storage - Grand Blanc	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	115	1	1 Paramount Drive	304,130	100.0%	8/31/2032	NAP	NAP	NAP	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	North Creek Business Center	16,215	42.7%	9/30/2029	Circle Logistics, Inc.	7,884	20.7%	8/31/2027

A-1-20

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
								6				6
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio
3.01	Property		1	Eagle Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Danville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Blythewood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Menasha	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Tremonton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Carbondale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Marysville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Midland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	E-Lo Sportswear, LLC	34,000	12.6%	8/31/2027	Situation Marketing, LLC	17,000	6.3%	5/31/2026
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	Wicker, Smith, O'Hara, McCoy & Ford, PA	20,632	5.3%	7/31/2029	Valet Living, LLC	20,601	5.3%	8/31/2028
7	Loan	7	5	CityLine Extra Closet Storage Portfolio
7.01	Property		1	Your Extra Closet - Oxford	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	Your Extra Closet - Starkville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	Your Extra Closet - Valley View	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	Your Extra Closet - Brookland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	Property		1	Your Extra Closet - Mead Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	AMC Theatres	76,671	6.5%	10/31/2029	Marshalls	32,126	2.7%	1/31/2030
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	Nike	14,953	4.2%	6/30/2026	Under Armour	12,000	3.4%	6/30/2026
10	Loan		25	ExchangeRight Net Leased Portfolio #58
10.01	Property		1	Aldi - Tulsa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Hobby Lobby - Arnold	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Walgreens - Rock Falls	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	CVS Pharmacy - Chalfont	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Walgreens - Wyncote	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	CVS Pharmacy - Parkersburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	Huntington Bank - Canton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	Dollar Tree - Herrin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.09	Property		1	Dollar General - Diamond	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.1	Property		1	Dollar Tree - Chicago	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Dollar General - Ocala	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	Dollar Tree - Harrah	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.13	Property		1	Dollar Tree - De Soto	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.14	Property		1	Dollar General - Butler	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.15	Property		1	Family Dollar - Fort Worth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.16	Property		1	Dollar Tree - Cowpens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.17	Property		1	Dollar Tree - Fairfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.18	Property		1	Dollar Tree - Roanoke	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.19	Property		1	Family Dollar - Jacksonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.2	Property		1	Dollar Tree - San Elizario	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.21	Property		1	Dollar General - Topeka	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.22	Property		1	Family Dollar - Warren	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.23	Property		1	Dollar General - Pembroke	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.24	Property		1	Dollar General - Mount Airy	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.25	Property		1	Family Dollar - East Canton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	Rock Ventures	66,059	4.9%	12/31/2028	Building Amenities Wellness Center LLC	50,116	3.7%	12/31/2035
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	AMC Theatres	83,732	6.3%	9/30/2029	Dick's Sporting Goods	53,677	4.1%	1/31/2032
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	Snyder OBGYN	2,852	3.0%	6/30/2023	Dr. Jeffrey I. Goldberg DDS PLLC	2,482	2.6%	12/31/2025
14	Loan		1	Graham Capital HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	7, 75	1	Residence Inn Melbourne	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Gateway Hanover	Ross Dress for Less, Inc.	25,000	13.0%	1/31/2027	Old Navy	12,569	6.5%	4/30/2032
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio
17.01	Property		1	Fairfield Inn Orange Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property		1	Beachside Gulf Shores	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.03	Property		1	Home2Suites Mobile	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.04	Property		1	Home2Suites Daphne	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.05	Property		1	Staybridge Suites Gulf Shores	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.06	Property		1	Gulf Shores Motel 6	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.07	Property		1	Red Roof Pensacola	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.08	Property		1	Quality Inn Gulf Shores	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.09	Property		1	Red Roof Gulf Shores	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	WorkWave LLC	71,667	5.2%	5/27/2029	Jersey Central Power & Light Company	69,870	5.1%	12/31/2027
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	J.D. Power	31,149	4.2%	1/31/2027	EASI, LLC	23,464	3.2%	1/31/2026
20	Loan	88, 89	3	Stone Street Portfolio
20.01	Property		1	1 Hanover Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	54 Stone Street	One Hanover LLC Residential	2,800	25.0%	3/31/2023	NAP	NAP	NAP	NAP
20.03	Property		1	30 Water Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	90, 91, 92	1	Chesterfield Commons 8	Rally House	7,206	8.1%	1/31/2026	Torrid	2,574	2.9%	3/31/2023
22	Loan	93	1	Peery Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	94, 95	1	Bloomington IRS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	96, 97, 98	4	IPR Portfolio
24.01	Property		1	1468 West Hospital Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	4520 and 4804 North State Road 37	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.03	Property		1	2531 Jewett Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.04	Property		1	4086 Michigan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	5900-5901 Southwest 74th Street	Selfie Aesthetic, LLC	3,985	12.0%	4/30/2025	L&M Yoga, Inc. d/b/a/ Casa Vinyasa	2,410	7.3%	10/31/2023

A-1-21

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
								6				6
26	Loan		1	4023 Oak Lawn Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	99	1	Residence Inn Florence	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	Indigo AG	21,500	12.3%	3/31/2027	Connect Hub Co-Working	12,529	7.2%	4/30/2030
29	Loan		2	South Loop & Bloomingdale
29.01	Property		1	South Loop Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.02	Property		1	Bloomingdale Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio
30.01	Property		1	Pavilions Shopping Center	Ancilla Systems Inc.	7,468	9.8%	12/31/2026	GN Endocrinology Ltd.	3,500	4.6%	8/31/2027
30.02	Property		1	37th Ave Shopping Center	Planet Fitness	17,000	13.1%	6/30/2027	Order of AHEPA	11,000	8.5%	12/31/2026
31	Loan	109, 110, 111, 112	1	Union Road Plaza	American Red Cross	22,200	13.6%	12/31/2024	Goodwill Industries of WNY	13,120	8.0%	6/30/2026
32	Loan	113	1	Elyria Industrial	M.P.&A. North, Inc.	117,929	19.1%	6/30/2025	Geon Performance Solutions, LLC	104,183	16.9%	10/31/2025
33	Loan		1	850 Technology Way	Center Church	13,288	17.0%	10/31/2030	NAP	NAP	NAP	NAP
34	Loan	9, 114	1	Riverport Tower	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	CollegePlace Clemson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		2	CityLine Abe's Storage Portfolio
36.01	Property		1	Abe's Storage - Holly	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.02	Property		1	Abe's Storage - Grand Blanc	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	115	1	1 Paramount Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	North Creek Business Center	Elara Caring III (aka, America at Home Healthcare & Nursing Services, Ltd)	6,200	16.3%	5/31/2027	Eyelation, LLC	2,496	6.6%	MTM

A-1-22

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)
								6
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	NAP	NAP	NAP	NAP	1/20/2022	NAP	1/19/2022	NAP	NAP
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	NAP	NAP	NAP	NAP	7/7/2022	NAP	7/7/2022	NAP	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio
3.01	Property		1	Eagle Springs	NAP	NAP	NAP	NAP	9/21/2022	NAP	9/12/2022	NAP	NAP
3.02	Property		1	Danville	NAP	NAP	NAP	NAP	9/21/2022	NAP	9/12/2022	NAP	NAP
3.03	Property		1	Blythewood	NAP	NAP	NAP	NAP	9/21/2022	NAP	9/12/2022	NAP	NAP
3.04	Property		1	Menasha	NAP	NAP	NAP	NAP	9/21/2022	9/9/2022	9/12/2022	NAP	NAP
3.05	Property		1	Tremonton	NAP	NAP	NAP	NAP	9/21/2022	NAP	9/12/2022	8/23/2022	11%
3.06	Property		1	Carbondale	NAP	NAP	NAP	NAP	9/21/2022	NAP	9/12/2022	NAP	NAP
3.07	Property		1	Marysville	NAP	NAP	NAP	NAP	9/21/2022	9/9/2022	9/12/2022	NAP	NAP
3.08	Property		1	Midland	NAP	NAP	NAP	NAP	9/21/2022	NAP	9/12/2022	NAP	NAP
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	NAP	NAP	NAP	NAP	8/12/2022	NAP	8/12/2022	NAP	NAP
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	Severud Assoc	17,000	6.3%	12/31/2032	6/29/2022	NAP	6/29/2022	NAP	NAP
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	Datis HR Cloud, Inc	19,618	5.0%	8/31/2031	5/3/2022	NAP	5/2/2022	NAP	NAP
7	Loan	7	5	CityLine Extra Closet Storage Portfolio
7.01	Property		1	Your Extra Closet - Oxford	NAP	NAP	NAP	NAP	9/1/2021	NAP	9/1/2021	NAP	NAP
7.02	Property		1	Your Extra Closet - Starkville	NAP	NAP	NAP	NAP	9/1/2021	NAP	9/1/2021	NAP	NAP
7.03	Property		1	Your Extra Closet - Valley View	NAP	NAP	NAP	NAP	9/1/2021	NAP	9/1/2021	10/14/2019	8%
7.04	Property		1	Your Extra Closet - Brookland	NAP	NAP	NAP	NAP	9/1/2021	NAP	9/1/2021	10/11/2019	6%, 7%, 10%
7.05	Property		1	Your Extra Closet - Mead Drive	NAP	NAP	NAP	NAP	9/1/2021	NAP	9/1/2021	10/14/2019	8%
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	Sun & Ski Sports	30,002	2.5%	3/31/2026	5/24/2022	NAP	7/12/2022	NAP	NAP
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	Adidas	8,900	2.5%	7/31/2030	8/12/2022	NAP	8/12/2022	NAP	NAP
10	Loan		25	ExchangeRight Net Leased Portfolio #58
10.01	Property		1	Aldi - Tulsa	NAP	NAP	NAP	NAP	7/22/2022	NAP	7/22/2022	NAP	NAP
10.02	Property		1	Hobby Lobby - Arnold	NAP	NAP	NAP	NAP	6/30/2022	NAP	7/18/2022	NAP	NAP
10.03	Property		1	Walgreens - Rock Falls	NAP	NAP	NAP	NAP	6/22/2022	NAP	6/22/2022	NAP	NAP
10.04	Property		1	CVS Pharmacy - Chalfont	NAP	NAP	NAP	NAP	8/1/2022	NAP	8/2/2022	NAP	NAP
10.05	Property		1	Walgreens - Wyncote	NAP	NAP	NAP	NAP	7/13/2022	NAP	6/29/2022	NAP	NAP
10.06	Property		1	CVS Pharmacy - Parkersburg	NAP	NAP	NAP	NAP	7/8/2022	NAP	7/6/2022	NAP	NAP
10.07	Property		1	Huntington Bank - Canton	NAP	NAP	NAP	NAP	6/6/2022	NAP	6/7/2022	NAP	NAP
10.08	Property		1	Dollar Tree - Herrin	NAP	NAP	NAP	NAP	5/19/2022	NAP	5/19/2022	NAP	NAP
10.09	Property		1	Dollar General - Diamond	NAP	NAP	NAP	NAP	6/7/2022	NAP	6/16/2022	NAP	NAP
10.1	Property		1	Dollar Tree - Chicago	NAP	NAP	NAP	NAP	7/28/2022	NAP	8/1/2022	NAP	NAP
10.11	Property		1	Dollar General - Ocala	NAP	NAP	NAP	NAP	8/2/2022	NAP	8/9/2022	NAP	NAP
10.12	Property		1	Dollar Tree - Harrah	NAP	NAP	NAP	NAP	7/15/2022	NAP	7/14/2022	NAP	NAP
10.13	Property		1	Dollar Tree - De Soto	NAP	NAP	NAP	NAP	5/2/2022	NAP	5/10/2022	NAP	NAP
10.14	Property		1	Dollar General - Butler	NAP	NAP	NAP	NAP	6/3/2022	NAP	6/3/2022	NAP	NAP
10.15	Property		1	Family Dollar - Fort Worth	NAP	NAP	NAP	NAP	5/2/2022	NAP	5/2/2022	NAP	NAP
10.16	Property		1	Dollar Tree - Cowpens	NAP	NAP	NAP	NAP	7/20/2022	NAP	8/1/2022	NAP	NAP
10.17	Property		1	Dollar Tree - Fairfield	NAP	NAP	NAP	NAP	7/28/2022	NAP	7/28/2022	NAP	NAP
10.18	Property		1	Dollar Tree - Roanoke	NAP	NAP	NAP	NAP	7/6/2022	NAP	7/14/2022	NAP	NAP
10.19	Property		1	Family Dollar - Jacksonville	NAP	NAP	NAP	NAP	6/16/2022	NAP	6/16/2022	NAP	NAP
10.2	Property		1	Dollar Tree - San Elizario	NAP	NAP	NAP	NAP	4/25/2022	NAP	4/25/2022	NAP	NAP
10.21	Property		1	Dollar General - Topeka	NAP	NAP	NAP	NAP	5/17/2022	NAP	5/17/2022	NAP	NAP
10.22	Property		1	Family Dollar - Warren	NAP	NAP	NAP	NAP	7/1/2022	NAP	7/7/2022	NAP	NAP
10.23	Property		1	Dollar General - Pembroke	NAP	NAP	NAP	NAP	5/18/2022	NAP	5/18/2022	NAP	NAP
10.24	Property		1	Dollar General - Mount Airy	NAP	NAP	NAP	NAP	5/2/2022	NAP	5/2/2022	NAP	NAP
10.25	Property		1	Family Dollar - East Canton	NAP	NAP	NAP	NAP	5/3/2022	NAP	6/23/2022	NAP	NAP
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	Microsoft Corporation	43,795	3.2%	7/31/2025	5/27/2022	NAP	5/27/2022	NAP	NAP
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	Dave & Buster's	53,077	4.0%	5/31/2026	9/13/2022	NAP	9/13/2022	NAP	NAP
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	NAP	NAP	NAP	NAP	4/5/2022	NAP	4/4/2022	NAP	NAP
14	Loan		1	Graham Capital HQ	NAP	NAP	NAP	NAP	5/24/2022	NAP	5/23/2022	NAP	NAP
15	Loan	7, 75	1	Residence Inn Melbourne	NAP	NAP	NAP	NAP	3/15/2022	NAP	3/15/2022	NAP	NAP
16	Loan		1	Gateway Hanover	PetSmart	12,176	6.3%	1/31/2027	8/4/2022	NAP	8/4/2022	NAP	NAP
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio
17.01	Property		1	Fairfield Inn Orange Beach	NAP	NAP	NAP	NAP	5/9/2022	NAP	5/9/2022	NAP	NAP
17.02	Property		1	Beachside Gulf Shores	NAP	NAP	NAP	NAP	7/15/2022	NAP	5/9/2022	NAP	NAP
17.03	Property		1	Home2Suites Mobile	NAP	NAP	NAP	NAP	6/3/2022	NAP	6/3/2022	NAP	NAP
17.04	Property		1	Home2Suites Daphne	NAP	NAP	NAP	NAP	6/3/2022	NAP	6/3/2022	NAP	NAP
17.05	Property		1	Staybridge Suites Gulf Shores	NAP	NAP	NAP	NAP	5/9/2022	NAP	5/9/2022	NAP	NAP
17.06	Property		1	Gulf Shores Motel 6	NAP	NAP	NAP	NAP	5/9/2022	NAP	5/9/2022	NAP	NAP
17.07	Property		1	Red Roof Pensacola	NAP	NAP	NAP	NAP	7/15/2022	NAP	7/15/2022	NAP	NAP
17.08	Property		1	Quality Inn Gulf Shores	NAP	NAP	NAP	NAP	5/9/2022	NAP	5/9/2022	NAP	NAP
17.09	Property		1	Red Roof Gulf Shores	NAP	NAP	NAP	NAP	7/15/2022	NAP	5/9/2022	NAP	NAP
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	International Flavors & Fragrances, L.P.	60,104	4.4%	9/30/2033	2/14/2022	NAP	2/14/2022	NAP	NAP
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	Pulte Home Company, LLC	21,411	2.9%	9/30/2027	4/1/2022	NAP	4/19/2022	NAP	NAP
20	Loan	88, 89	3	Stone Street Portfolio
20.01	Property		1	1 Hanover Square	NAP	NAP	NAP	NAP	5/11/2022	NAP	5/11/2022	NAP	NAP
20.02	Property		1	54 Stone Street	NAP	NAP	NAP	NAP	5/11/2022	NAP	5/11/2022	NAP	NAP
20.03	Property		1	30 Water Street	NAP	NAP	NAP	NAP	5/11/2022	NAP	5/11/2022	NAP	NAP
21	Loan	90, 91, 92	1	Chesterfield Commons 8	Panda Express	2,414	2.7%	7/31/2026	5/11/2022	NAP	5/11/2022	NAP	NAP
22	Loan	93	1	Peery Hotel	NAP	NAP	NAP	NAP	7/25/2022	NAP	7/25/2022	7/25/2022	25%
23	Loan	94, 95	1	Bloomington IRS	NAP	NAP	NAP	NAP	8/8/2022	NAP	8/8/2022	NAP	NAP
24	Loan	96, 97, 98	4	IPR Portfolio
24.01	Property		1	1468 West Hospital Road	NAP	NAP	NAP	NAP	3/1/2022	NAP	5/25/2022	NAP	NAP
24.02	Property		1	4520 and 4804 North State Road 37	NAP	NAP	NAP	NAP	3/1/2022	NAP	5/25/2022	NAP	NAP
24.03	Property		1	2531 Jewett Lane	NAP	NAP	NAP	NAP	3/1/2022	NAP	5/25/2022	NAP	NAP
24.04	Property		1	4086 Michigan Avenue	NAP	NAP	NAP	NAP	3/1/2022	NAP	5/25/2022	NAP	NAP
25	Loan		1	5900-5901 Southwest 74th Street	5901 Nexus, LLC	2,236	6.8%	11/30/2026	5/10/2022	NAP	5/13/2022	NAP	NAP

A-1-23

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)
								6
26	Loan		1	4023 Oak Lawn Avenue	NAP	NAP	NAP	NAP	8/26/2022	NAP	8/26/2022	NAP	NAP
27	Loan	99	1	Residence Inn Florence	NAP	NAP	NAP	NAP	6/20/2022	NAP	8/30/2022	NAP	NAP
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	RedRover Company Memphis	5,673	3.2%	11/30/2028	6/23/2022	NAP	6/22/2022	6/24/2022	13%
29	Loan		2	South Loop & Bloomingdale
29.01	Property		1	South Loop Retail	NAP	NAP	NAP	NAP	7/22/2022	NAP	7/22/2022	NAP	NAP
29.02	Property		1	Bloomingdale Retail	NAP	NAP	NAP	NAP	7/22/2022	NAP	7/22/2022	NAP	NAP
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio
30.01	Property		1	Pavilions Shopping Center	DBI, Inc. (Schoops burger)	2,968	3.9%	12/31/2029	6/3/2022	NAP	6/1/2022	NAP	NAP
30.02	Property		1	37th Ave Shopping Center	FSSA Family Services	6,670	5.1%	7/30/2025	5/26/2022	NAP	5/26/2022	NAP	NAP
31	Loan	109, 110, 111, 112	1	Union Road Plaza	Ted's Hot Dogs	5,432	3.3%	10/31/2027	6/7/2022	NAP	6/7/2022	NAP	NAP
32	Loan	113	1	Elyria Industrial	Brian K. Schmidt	3,200	0.5%	7/31/2023	7/7/2022	NAP	6/7/2022	NAP	NAP
33	Loan		1	850 Technology Way	NAP	NAP	NAP	NAP	6/30/2022	NAP	6/29/2022	NAP	NAP
34	Loan	9, 114	1	Riverport Tower	NAP	NAP	NAP	NAP	5/10/2022	NAP	5/10/2022	NAP	NAP
35	Loan		1	CollegePlace Clemson	NAP	NAP	NAP	NAP	7/8/2022	NAP	7/5/2022	NAP	NAP
36	Loan		2	CityLine Abe's Storage Portfolio
36.01	Property		1	Abe's Storage - Holly	NAP	NAP	NAP	NAP	7/22/2022	NAP	7/21/2022	NAP	NAP
36.02	Property		1	Abe's Storage - Grand Blanc	NAP	NAP	NAP	NAP	7/21/2022	NAP	7/21/2022	NAP	NAP
37	Loan	115	1	1 Paramount Drive	NAP	NAP	NAP	NAP	8/25/2022	NAP	8/25/2022	NAP	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	NAP	NAP	NAP	NAP	6/30/2022	NAP	6/30/2022	NAP	NAP
39	Loan		1	North Creek Business Center	Hearts2Heal CNA & CPR Training LLC	2,102	5.5%	6/30/2027	5/19/2022	NAP	5/11/2022	NAP	NAP

A-1-24

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	No	Fee	NAP	NAP	NAP	NAP	919,476	459,738	0
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio							0	Springing	0
3.01	Property		1	Eagle Springs	No	Fee	NAP	NAP	NAP	NAP
3.02	Property		1	Danville	No	Fee	NAP	NAP	NAP	NAP
3.03	Property		1	Blythewood	No	Fee	NAP	NAP	NAP	NAP
3.04	Property		1	Menasha	No	Fee	NAP	NAP	NAP	NAP
3.05	Property		1	Tremonton	No	Fee	NAP	NAP	NAP	NAP
3.06	Property		1	Carbondale	No	Fee	NAP	NAP	NAP	NAP
3.07	Property		1	Marysville	No	Fee	NAP	NAP	NAP	NAP
3.08	Property		1	Midland	No	Fee	NAP	NAP	NAP	NAP
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	No	Fee	NAP	NAP	NAP	NAP	1,381,312	115,109	0
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	No	Fee	NAP	NAP	NAP	NAP	1,080,225	270,056	0
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	Yes - AE	Fee	NAP	NAP	NAP	NAP	1,557,182	141,562	0
7	Loan	7	5	CityLine Extra Closet Storage Portfolio							113,152	19,961	0
7.01	Property		1	Your Extra Closet - Oxford	Yes - AE	Fee	NAP	NAP	NAP	NAP
7.02	Property		1	Your Extra Closet - Starkville	Yes - A	Fee	NAP	NAP	NAP	NAP
7.03	Property		1	Your Extra Closet - Valley View	No	Fee	NAP	NAP	NAP	NAP
7.04	Property		1	Your Extra Closet - Brookland	No	Fee	NAP	NAP	NAP	NAP
7.05	Property		1	Your Extra Closet - Mead Drive	Yes - AE	Fee	NAP	NAP	NAP	NAP
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
10	Loan		25	ExchangeRight Net Leased Portfolio #58							271,342	54,268	0
10.01	Property		1	Aldi - Tulsa	No	Fee	NAP	NAP	NAP	NAP
10.02	Property		1	Hobby Lobby - Arnold	No	Fee	NAP	NAP	NAP	NAP
10.03	Property		1	Walgreens - Rock Falls	No	Fee	NAP	NAP	NAP	NAP
10.04	Property		1	CVS Pharmacy - Chalfont	No	Fee	NAP	NAP	NAP	NAP
10.05	Property		1	Walgreens - Wyncote	No	Fee	NAP	NAP	NAP	NAP
10.06	Property		1	CVS Pharmacy - Parkersburg	No	Fee	NAP	NAP	NAP	NAP
10.07	Property		1	Huntington Bank - Canton	No	Fee	NAP	NAP	NAP	NAP
10.08	Property		1	Dollar Tree - Herrin	Yes - AE	Fee	NAP	NAP	NAP	NAP
10.09	Property		1	Dollar General - Diamond	No	Fee	NAP	NAP	NAP	NAP
10.1	Property		1	Dollar Tree - Chicago	No	Fee	NAP	NAP	NAP	NAP
10.11	Property		1	Dollar General - Ocala	Yes - A	Fee	NAP	NAP	NAP	NAP
10.12	Property		1	Dollar Tree - Harrah	No	Fee	NAP	NAP	NAP	NAP
10.13	Property		1	Dollar Tree - De Soto	No	Fee	NAP	NAP	NAP	NAP
10.14	Property		1	Dollar General - Butler	No	Fee	NAP	NAP	NAP	NAP
10.15	Property		1	Family Dollar - Fort Worth	No	Fee	NAP	NAP	NAP	NAP
10.16	Property		1	Dollar Tree - Cowpens	No	Fee	NAP	NAP	NAP	NAP
10.17	Property		1	Dollar Tree - Fairfield	No	Fee	NAP	NAP	NAP	NAP
10.18	Property		1	Dollar Tree - Roanoke	No	Fee	NAP	NAP	NAP	NAP
10.19	Property		1	Family Dollar - Jacksonville	No	Fee	NAP	NAP	NAP	NAP
10.2	Property		1	Dollar Tree - San Elizario	No	Fee	NAP	NAP	NAP	NAP
10.21	Property		1	Dollar General - Topeka	No	Fee	NAP	NAP	NAP	NAP
10.22	Property		1	Family Dollar - Warren	No	Fee	NAP	NAP	NAP	NAP
10.23	Property		1	Dollar General - Pembroke	No	Fee	NAP	NAP	NAP	NAP
10.24	Property		1	Dollar General - Mount Airy	No	Fee	NAP	NAP	NAP	NAP
10.25	Property		1	Family Dollar - East Canton	No	Fee	NAP	NAP	NAP	NAP
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	No	Fee	NAP	NAP	NAP	NAP	3,926,163	560,880	0
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	No	Fee	NAP	NAP	NAP	NAP	342,608	42,317	10,782
14	Loan		1	Graham Capital HQ	No	Fee	NAP	NAP	NAP	NAP	134,576	33,644	7,684
15	Loan	7, 75	1	Residence Inn Melbourne	Yes - AE	Fee	NAP	NAP	NAP	NAP	0	Springing	0
16	Loan		1	Gateway Hanover	No	Fee	NAP	NAP	NAP	NAP	37,661	37,661	0
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio							524,996	74,999	823,127
17.01	Property		1	Fairfield Inn Orange Beach	Yes - AE	Fee	NAP	NAP	NAP	NAP
17.02	Property		1	Beachside Gulf Shores	Yes - AE	Fee	NAP	NAP	NAP	NAP
17.03	Property		1	Home2Suites Mobile	No	Fee	NAP	NAP	NAP	NAP
17.04	Property		1	Home2Suites Daphne	No	Fee	NAP	NAP	NAP	NAP
17.05	Property		1	Staybridge Suites Gulf Shores	No	Fee	NAP	NAP	NAP	NAP
17.06	Property		1	Gulf Shores Motel 6	No	Fee	NAP	NAP	NAP	NAP
17.07	Property		1	Red Roof Pensacola	No	Fee	NAP	NAP	NAP	NAP
17.08	Property		1	Quality Inn Gulf Shores	No	Fee	NAP	NAP	NAP	NAP
17.09	Property		1	Red Roof Gulf Shores	No	Fee	NAP	NAP	NAP	NAP
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	No	Fee	NAP	NAP	NAP	NAP	617,834	308,917	0
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	No	Fee	NAP	NAP	NAP	NAP	685,659	114,277	0
20	Loan	88, 89	3	Stone Street Portfolio							86,973	29,156	0
20.01	Property		1	1 Hanover Square	No	Fee	NAP	NAP	NAP	NAP
20.02	Property		1	54 Stone Street	No	Fee	NAP	NAP	NAP	NAP
20.03	Property		1	30 Water Street	Yes - AE	Fee	NAP	NAP	NAP	NAP
21	Loan	90, 91, 92	1	Chesterfield Commons 8	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
22	Loan	93	1	Peery Hotel	No	Fee	NAP	NAP	NAP	NAP	76,082	6,917	43,803
23	Loan	94, 95	1	Bloomington IRS	No	Fee	NAP	NAP	NAP	NAP	0	12,893	0
24	Loan	96, 97, 98	4	IPR Portfolio							0	Springing	0
24.01	Property		1	1468 West Hospital Road	No	Fee	NAP	NAP	NAP	NAP
24.02	Property		1	4520 and 4804 North State Road 37	No	Fee	NAP	NAP	NAP	NAP
24.03	Property		1	2531 Jewett Lane	No	Fee	NAP	NAP	NAP	NAP
24.04	Property		1	4086 Michigan Avenue	No	Fee	NAP	NAP	NAP	NAP
25	Loan		1	5900-5901 Southwest 74th Street	No	Fee	NAP	NAP	NAP	NAP	91,814	13,116	0

A-1-25

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)
26	Loan		1	4023 Oak Lawn Avenue	No	Leasehold	12/31/2042	3, 5-year extension options	943,800	Yes	0	Springing	0
27	Loan	99	1	Residence Inn Florence	No	Fee	NAP	NAP	NAP	NAP	90,186	8,199	0
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	No	Fee	NAP	NAP	NAP	NAP	216,742	27,093	0
29	Loan		2	South Loop & Bloomingdale							99,447	24,862	8,150
29.01	Property		1	South Loop Retail	No	Fee	NAP	NAP	NAP	NAP
29.02	Property		1	Bloomingdale Retail	No	Fee	NAP	NAP	NAP	NAP
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio							0	32,561	13,821
30.01	Property		1	Pavilions Shopping Center	No	Fee	NAP	NAP	NAP	NAP
30.02	Property		1	37th Ave Shopping Center	No	Fee	NAP	NAP	NAP	NAP
31	Loan	109, 110, 111, 112	1	Union Road Plaza	No	Fee	NAP	NAP	NAP	NAP	71,103	12,290	0
32	Loan	113	1	Elyria Industrial	No	Fee	NAP	NAP	NAP	NAP	41,116	13,705	0
33	Loan		1	850 Technology Way	No	Fee	NAP	NAP	NAP	NAP	43,631	14,544	0
34	Loan	9, 114	1	Riverport Tower	No	Fee	NAP	NAP	NAP	NAP	769,173	96,147	17,070
35	Loan		1	CollegePlace Clemson	No	Fee	NAP	NAP	NAP	NAP	94,456	10,495	6,227
36	Loan		2	CityLine Abe's Storage Portfolio							11,184	5,592	0
36.01	Property		1	Abe's Storage - Holly	No	Fee	NAP	NAP	NAP	NAP
36.02	Property		1	Abe's Storage - Grand Blanc	No	Fee	NAP	NAP	NAP	NAP
37	Loan	115	1	1 Paramount Drive	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
38	Loan	116, 117, 118, 119	1	325 West Main Street	No	Fee	NAP	NAP	NAP	NAP	81,727	9,081	0
39	Loan		1	North Creek Business Center	No	Fee	NAP	NAP	NAP	NAP	35,510	8,878	1,991

A-1-26

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	Springing	850,000	0	0	0	0	0	0
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	Springing	0	Springing	0	0	Springing	0	0
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	Springing	0	Springing	0	0	0	0	0
3.01	Property		1	Eagle Springs
3.02	Property		1	Danville
3.03	Property		1	Blythewood
3.04	Property		1	Menasha
3.05	Property		1	Tremonton
3.06	Property		1	Carbondale
3.07	Property		1	Marysville
3.08	Property		1	Midland
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	Springing	0	Springing	0	0	0	0	0
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	Springing	0	4,487	100,000	0	22,436	1,346,165	0
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	Springing	0	6,494	0	1,000,000	48,703	0	0
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	9,463	86,373	5,116	0	0	0	0	0
7.01	Property		1	Your Extra Closet - Oxford
7.02	Property		1	Your Extra Closet - Starkville
7.03	Property		1	Your Extra Closet - Valley View
7.04	Property		1	Your Extra Closet - Brookland
7.05	Property		1	Your Extra Closet - Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	Springing	0	46,008	1,104,183	0	98,487	2,363,678	0
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	Springing	0	Springing	177,623	0	59,208	2,841,960	0
10	Loan		25	ExchangeRight Net Leased Portfolio #58	Springing	0	Springing	0	500,000	Springing	0	0
10.01	Property		1	Aldi - Tulsa
10.02	Property		1	Hobby Lobby - Arnold
10.03	Property		1	Walgreens - Rock Falls
10.04	Property		1	CVS Pharmacy - Chalfont
10.05	Property		1	Walgreens - Wyncote
10.06	Property		1	CVS Pharmacy - Parkersburg
10.07	Property		1	Huntington Bank - Canton
10.08	Property		1	Dollar Tree - Herrin
10.09	Property		1	Dollar General - Diamond
10.1	Property		1	Dollar Tree - Chicago
10.11	Property		1	Dollar General - Ocala
10.12	Property		1	Dollar Tree - Harrah
10.13	Property		1	Dollar Tree - De Soto
10.14	Property		1	Dollar General - Butler
10.15	Property		1	Family Dollar - Fort Worth
10.16	Property		1	Dollar Tree - Cowpens
10.17	Property		1	Dollar Tree - Fairfield
10.18	Property		1	Dollar Tree - Roanoke
10.19	Property		1	Family Dollar - Jacksonville
10.2	Property		1	Dollar Tree - San Elizario
10.21	Property		1	Dollar General - Topeka
10.22	Property		1	Family Dollar - Warren
10.23	Property		1	Dollar General - Pembroke
10.24	Property		1	Dollar General - Mount Airy
10.25	Property		1	Family Dollar - East Canton
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	Springing	28,230	28,230	677,530	1,500,000	169,541	4,000,000	0
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	Springing	0	Springing	0	0	109,888	2,637,302	0
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	3,594	0	2,542	0	1,000,000	Springing	1,000,000	0
14	Loan		1	Graham Capital HQ	7,684	0	4,599	0	0	Springing	0	0
15	Loan	7, 75	1	Residence Inn Melbourne	Springing	4,434,638	Springing	0	0	0	0	0
16	Loan		1	Gateway Hanover	Springing	0	4,659	0	0	12,109	600,000	0
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	137,188	139,871	139,871	0	0	0	0	0
17.01	Property		1	Fairfield Inn Orange Beach
17.02	Property		1	Beachside Gulf Shores
17.03	Property		1	Home2Suites Mobile
17.04	Property		1	Home2Suites Daphne
17.05	Property		1	Staybridge Suites Gulf Shores
17.06	Property		1	Gulf Shores Motel 6
17.07	Property		1	Red Roof Pensacola
17.08	Property		1	Quality Inn Gulf Shores
17.09	Property		1	Red Roof Gulf Shores
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	Springing	0	24,583	0	8,500,000	Springing	8,500,000	0
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	Springing	0	12,236	0	5,000,000	107,064	8,000,000	0
20	Loan	88, 89	3	Stone Street Portfolio	Springing	0	498	17,937	0	1,246	44,843	0
20.01	Property		1	1 Hanover Square
20.02	Property		1	54 Stone Street
20.03	Property		1	30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8	Springing	0	2,087	75,000	0	9,333	700,000	0
22	Loan	93	1	Peery Hotel	7,301	0	4% of Gross Revenue	0	0	0	0	0
23	Loan	94, 95	1	Bloomington IRS	Springing	0	2,628	0	0	8,212	0	0
24	Loan	96, 97, 98	4	IPR Portfolio	Springing	0	Springing	0	0	Springing	0	0
24.01	Property		1	1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street	Springing	0	552	0	200,000	2,759	500,000	0

A-1-27

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)

26	Loan		1	4023 Oak Lawn Avenue	Springing	0	0	0	0	0	0	0
27	Loan	99	1	Residence Inn Florence	Springing	0	12,254	0	0	0	0	0
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	Springing	0	4,577	0	1,000,000	14,558	0	0
29	Loan		2	South Loop & Bloomingdale	2,717	47,135	548	0	0	2,926	0	0
29.01	Property		1	South Loop Retail
29.02	Property		1	Bloomingdale Retail
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	6,910	0	3,223	0	0	15,447	$557,175 so long as DSCR is not less than 1.25x	0
30.01	Property		1	Pavilions Shopping Center
30.02	Property		1	37th Ave Shopping Center
31	Loan	109, 110, 111, 112	1	Union Road Plaza	Springing	0	2,723	0	100,000	13,617	$817,040 so long as DSCR is not less than 1.50x	0
32	Loan	113	1	Elyria Industrial	Springing	0	5,150	0	400,000	Springing	400,000	0
33	Loan		1	850 Technology Way	Springing	0	782	28,145	0	9,775	0	0
34	Loan	9, 114	1	Riverport Tower	8,535	0	12,672	0	0	39,064	3,125,130	0
35	Loan		1	CollegePlace Clemson	3,114	0	1,200	0	0	0	0	100,000
36	Loan		2	CityLine Abe's Storage Portfolio	Springing	0	777	0	0	0	0	0
36.01	Property		1	Abe's Storage - Holly
36.02	Property		1	Abe's Storage - Grand Blanc
37	Loan	115	1	1 Paramount Drive	Springing	0	Springing	0	150,000	Springing	0	0
38	Loan	116, 117, 118, 119	1	325 West Main Street	Springing	0	9,617	0	0	0	0	198,057
39	Loan		1	North Creek Business Center	632	250,000	950	0	50,000	3,168	500,000	0

A-1-28

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description	Other Reserve Cap ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	0	0	0	12,778,500	Springing	Unit Upgrade Reserve (Upfront: $7,858,500), Supplemental Income Reserve (Upfront: $4,920,000; Monthly: Springing)	0
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	0	0	0	9,800,000	466,667	Ground Lease Reserve	0
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	0	0	0	0	0	NAP	0
3.01	Property		1	Eagle Springs
3.02	Property		1	Danville
3.03	Property		1	Blythewood
3.04	Property		1	Menasha
3.05	Property		1	Tremonton
3.06	Property		1	Carbondale
3.07	Property		1	Marysville
3.08	Property		1	Midland
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	0	0	24,640	670,000	Springing	Seasonality Reserve (Upfront: $670,000; Monthly: Springing); PIP Reserve (Springing)	0
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	0	0	0	0	Springing	Specified Tenant Reserve	11,800,000
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	0	0	0	857,573	0	Unfunded Obligations Reserve ($622,047), Gap Rent Reserve ($235,526)	0
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	0	0	0	0	0	NAP	0
7.01	Property		1	Your Extra Closet - Oxford
7.02	Property		1	Your Extra Closet - Starkville
7.03	Property		1	Your Extra Closet - Valley View
7.04	Property		1	Your Extra Closet - Brookland
7.05	Property		1	Your Extra Closet - Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	0	0	0	1,013,945	0	Outstanding TI/LC Reserve	0
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	0	0	0	0	0	NAP	0
10	Loan		25	ExchangeRight Net Leased Portfolio #58	0	0	181,242	47,794	0	Unfunded Obligations Reserve	0
10.01	Property		1	Aldi - Tulsa
10.02	Property		1	Hobby Lobby - Arnold
10.03	Property		1	Walgreens - Rock Falls
10.04	Property		1	CVS Pharmacy - Chalfont
10.05	Property		1	Walgreens - Wyncote
10.06	Property		1	CVS Pharmacy - Parkersburg
10.07	Property		1	Huntington Bank - Canton
10.08	Property		1	Dollar Tree - Herrin
10.09	Property		1	Dollar General - Diamond
10.1	Property		1	Dollar Tree - Chicago
10.11	Property		1	Dollar General - Ocala
10.12	Property		1	Dollar Tree - Harrah
10.13	Property		1	Dollar Tree - De Soto
10.14	Property		1	Dollar General - Butler
10.15	Property		1	Family Dollar - Fort Worth
10.16	Property		1	Dollar Tree - Cowpens
10.17	Property		1	Dollar Tree - Fairfield
10.18	Property		1	Dollar Tree - Roanoke
10.19	Property		1	Family Dollar - Jacksonville
10.2	Property		1	Dollar Tree - San Elizario
10.21	Property		1	Dollar General - Topeka
10.22	Property		1	Family Dollar - Warren
10.23	Property		1	Dollar General - Pembroke
10.24	Property		1	Dollar General - Mount Airy
10.25	Property		1	Family Dollar - East Canton
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	0	0	0	3,851,373	Springing	Outstanding TI/LC Reserve (Upfront: $3,851,373.43), Meridian/Rocket Reserve (Monthly: Springing)	0
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	0	0	0	835,000	0	Outstanding TI/LC Reserve	0
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	0	0	0	0	0	NAP	0
14	Loan		1	Graham Capital HQ	0	0	0	0	0	NAP	0
15	Loan	7, 75	1	Residence Inn Melbourne	0	0	0	0	0	NAP	0
16	Loan		1	Gateway Hanover	0	0	0	0	0	NAP	0
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	0	0	96,612	2,264,688	Springing	Seasonality Reserve (Upfront: $850,000, Monthly: Springing), PIP Reserve (Upfront: $1,164,688), Beachside Improvements Reserve (Upfront: $250,000)	Seasonality Reserve ($850,000)
17.01	Property		1	Fairfield Inn Orange Beach
17.02	Property		1	Beachside Gulf Shores
17.03	Property		1	Home2Suites Mobile
17.04	Property		1	Home2Suites Daphne
17.05	Property		1	Staybridge Suites Gulf Shores
17.06	Property		1	Gulf Shores Motel 6
17.07	Property		1	Red Roof Pensacola
17.08	Property		1	Quality Inn Gulf Shores
17.09	Property		1	Red Roof Gulf Shores
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	0	0	0	6,778,984	Springing	Outstanding Obligations Reserve (Upfront: $6,778,984), Put Price Reserve (Monthly: Springing)	0
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	0	0	14,625	406,814	0	Gap Rent Reserve	0
20	Loan	88, 89	3	Stone Street Portfolio	0	0	0	0	0	NAP	0
20.01	Property		1	1 Hanover Square
20.02	Property		1	54 Stone Street
20.03	Property		1	30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8	0	0	0	0	0	NAP	0
22	Loan	93	1	Peery Hotel	0	0	16,500	0	Springing	PIP Reserve (Springing); Custodial Funds and Hotel Tax Reserve (Monthly: Springing); Refundable Advance Payments Reserve(Monthly: Springing)	0
23	Loan	94, 95	1	Bloomington IRS	0	0	77,880	0	0	NAP	0
24	Loan	96, 97, 98	4	IPR Portfolio	0	0	0	0	0	NAP	0
24.01	Property		1	1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street	0	0	0	14,601	0	Free Rent Reserve	0

A-1-29

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description	Other Reserve Cap ($)

26	Loan		1	4023 Oak Lawn Avenue	0	0	0	0	Springing	Ground Rent Reserve	0
27	Loan	99	1	Residence Inn Florence	0	0	0	528,983	0	PIP Reserve	0
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	0	0	0	0	0	NAP	0
29	Loan		2	South Loop & Bloomingdale	0	0	7,500	240,000	0	Unfunded Obligations Reserve	0
29.01	Property		1	South Loop Retail
29.02	Property		1	Bloomingdale Retail
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	0	0	77,530	0	0	NAP	0
30.01	Property		1	Pavilions Shopping Center
30.02	Property		1	37th Ave Shopping Center
31	Loan	109, 110, 111, 112	1	Union Road Plaza	0	0	18,660	0	0	NAP	0
32	Loan	113	1	Elyria Industrial	0	0	51,480	0	Springing	Critical Tenant Reserve	0
33	Loan		1	850 Technology Way	0	0	0	9,435	0	Unfunded Obligations Reserve	0
34	Loan	9, 114	1	Riverport Tower	0	0	0	5,457,630	0	Unfunded Obligations Reserve	0
35	Loan		1	CollegePlace Clemson	0	0	7,500	0	0	NAP	0
36	Loan		2	CityLine Abe's Storage Portfolio	0	0	65,375	0	0	NAP	0
36.01	Property		1	Abe's Storage - Holly
36.02	Property		1	Abe's Storage - Grand Blanc
37	Loan	115	1	1 Paramount Drive	0	0	0	0	0	NAP	0
38	Loan	116, 117, 118, 119	1	325 West Main Street	0	0	0	2,263,880	0	PIP Reserve	0
39	Loan		1	North Creek Business Center	0	0	26,031	0	0	NAP	0

A-1-30

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	0	NAP	Soft (Residential); Hard (Commercial)	In Place	Yes	No	Yes	No	62,500,000	125,000,000
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	0	NAP	Hard	In Place	No	Yes	Yes	Yes	60,000,000	40,000,000
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes	60,000,000	43,000,000
3.01	Property		1	Eagle Springs
3.02	Property		1	Danville
3.03	Property		1	Blythewood
3.04	Property		1	Menasha
3.05	Property		1	Tremonton
3.06	Property		1	Carbondale
3.07	Property		1	Marysville
3.08	Property		1	Midland
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	0	NAP	Hard	In Place	Yes	No	Yes	Yes	50,000,000	25,000,000
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes	49,000,000	49,000,000
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes	43,000,000	30,000,000
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
7.01	Property		1	Your Extra Closet - Oxford
7.02	Property		1	Your Extra Closet - Starkville
7.03	Property		1	Your Extra Closet - Valley View
7.04	Property		1	Your Extra Closet - Brookland
7.05	Property		1	Your Extra Closet - Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	0	NAP	Hard	Springing	Yes	Yes	Yes	No	38,924,908	90,824,785
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	0	NAP	Hard	Springing	Yes	No	Yes	No	31,950,000	39,050,000
10	Loan		25	ExchangeRight Net Leased Portfolio #58	0	NAP	Hard	Springing	Yes	No	No	NAP	NAP	NAP
10.01	Property		1	Aldi - Tulsa
10.02	Property		1	Hobby Lobby - Arnold
10.03	Property		1	Walgreens - Rock Falls
10.04	Property		1	CVS Pharmacy - Chalfont
10.05	Property		1	Walgreens - Wyncote
10.06	Property		1	CVS Pharmacy - Parkersburg
10.07	Property		1	Huntington Bank - Canton
10.08	Property		1	Dollar Tree - Herrin
10.09	Property		1	Dollar General - Diamond
10.1	Property		1	Dollar Tree - Chicago
10.11	Property		1	Dollar General - Ocala
10.12	Property		1	Dollar Tree - Harrah
10.13	Property		1	Dollar Tree - De Soto
10.14	Property		1	Dollar General - Butler
10.15	Property		1	Family Dollar - Fort Worth
10.16	Property		1	Dollar Tree - Cowpens
10.17	Property		1	Dollar Tree - Fairfield
10.18	Property		1	Dollar Tree - Roanoke
10.19	Property		1	Family Dollar - Jacksonville
10.2	Property		1	Dollar Tree - San Elizario
10.21	Property		1	Dollar General - Topeka
10.22	Property		1	Family Dollar - Warren
10.23	Property		1	Dollar General - Pembroke
10.24	Property		1	Dollar General - Mount Airy
10.25	Property		1	Family Dollar - East Canton
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	0	NAP	Hard	Springing	Yes	Yes	Yes	No	30,000,000	188,000,000
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	0	NAP	Hard	Springing	Yes	Yes	Yes	No	25,000,000	210,000,000
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP
14	Loan		1	Graham Capital HQ	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP
15	Loan	7, 75	1	Residence Inn Melbourne	0	NAP	Soft	Springing	Yes	No	No	NAP	NAP	NAP
16	Loan		1	Gateway Hanover	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	0	NAP	Springing	Springing	Yes	No	Yes	No	15,750,000	47,250,000
17.01	Property		1	Fairfield Inn Orange Beach
17.02	Property		1	Beachside Gulf Shores
17.03	Property		1	Home2Suites Mobile
17.04	Property		1	Home2Suites Daphne
17.05	Property		1	Staybridge Suites Gulf Shores
17.06	Property		1	Gulf Shores Motel 6
17.07	Property		1	Red Roof Pensacola
17.08	Property		1	Quality Inn Gulf Shores
17.09	Property		1	Red Roof Gulf Shores
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	0	NAP	Hard	Springing	Yes	Yes	Yes	No	15,000,000	195,000,000
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	0	NAP	Hard	Springing	Yes	Yes	Yes	No	13,940,336	20,213,487
20	Loan	88, 89	3	Stone Street Portfolio	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
20.01	Property		1	1 Hanover Square
20.02	Property		1	54 Stone Street
20.03	Property		1	30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP
22	Loan	93	1	Peery Hotel	0	NAP	Hard	Springing	Yes	No	No	NAP	NAP	NAP
23	Loan	94, 95	1	Bloomington IRS	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
24	Loan	96, 97, 98	4	IPR Portfolio	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
24.01	Property		1	1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street	0	NAP	Hard	Springing	Yes	No	No	NAP	NAP	NAP

A-1-31

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)

26	Loan		1	4023 Oak Lawn Avenue	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
27	Loan	99	1	Residence Inn Florence	0	NAP	Hard	Springing	No	No	No	NAP	NAP	NAP
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
29	Loan		2	South Loop & Bloomingdale	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP
29.01	Property		1	South Loop Retail
29.02	Property		1	Bloomingdale Retail
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
30.01	Property		1	Pavilions Shopping Center
30.02	Property		1	37th Ave Shopping Center
31	Loan	109, 110, 111, 112	1	Union Road Plaza	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP
32	Loan	113	1	Elyria Industrial	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
33	Loan		1	850 Technology Way	0	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP
34	Loan	9, 114	1	Riverport Tower	0	NAP	Hard	Springing	Yes	No	Yes	No	6,600,000	15,000,000
35	Loan		1	CollegePlace Clemson	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
36	Loan		2	CityLine Abe's Storage Portfolio	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
36.01	Property		1	Abe's Storage - Holly
36.02	Property		1	Abe's Storage - Grand Blanc
37	Loan	115	1	1 Paramount Drive	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	0	NAP	Springing	Springing	Yes	No	No	NAP	NAP	NAP
39	Loan		1	North Creek Business Center	0	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP

A-1-32

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
												4
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	491,102.43	736,653.65	177,500,000	4.65000%	365,000,000	1,434,019.10	63.5%	1.34	6.3%	NAP
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	153,773.15	384,432.87	NAP	NAP	100,000,000	384,432.87	38.6%	3.41	15.8%	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	229,975.35	550,871.18	NAP	NAP	103,000,000	550,871.18	52.3%	1.64	11.1%	NAP
3.01	Property		1	Eagle Springs
3.02	Property		1	Danville
3.03	Property		1	Blythewood
3.04	Property		1	Menasha
3.05	Property		1	Tremonton
3.06	Property		1	Carbondale
3.07	Property		1	Marysville
3.08	Property		1	Midland
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	164,117.46	492,352.38	NAP	NAP	75,000,000	492,352.38	45.7%	2.22	20.4%	17,000,000
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	249,644.79	499,289.58	NAP	NAP	98,000,000	499,289.58	52.4%	1.41	9.4%	NAP
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	144,986.11	352,799.54	NAP	NAP	73,000,000	352,799.54	59.4%	1.60	10.2%	NAP
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	Property		1	Your Extra Closet - Oxford
7.02	Property		1	Your Extra Closet - Starkville
7.03	Property		1	Your Extra Closet - Valley View
7.04	Property		1	Your Extra Closet - Brookland
7.05	Property		1	Your Extra Closet - Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	532,034.46	760,049.23	NAP	NAP	129,749,693	760,049.23	33.0%	2.91	21.8%	NAP
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	206,259.70	375,017.64	NAP	NAP	71,000,000	375,017.64	58.5%	1.90	13.1%	NAP
10	Loan		25	ExchangeRight Net Leased Portfolio #58	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Aldi - Tulsa
10.02	Property		1	Hobby Lobby - Arnold
10.03	Property		1	Walgreens - Rock Falls
10.04	Property		1	CVS Pharmacy - Chalfont
10.05	Property		1	Walgreens - Wyncote
10.06	Property		1	CVS Pharmacy - Parkersburg
10.07	Property		1	Huntington Bank - Canton
10.08	Property		1	Dollar Tree - Herrin
10.09	Property		1	Dollar General - Diamond
10.1	Property		1	Dollar Tree - Chicago
10.11	Property		1	Dollar General - Ocala
10.12	Property		1	Dollar Tree - Harrah
10.13	Property		1	Dollar Tree - De Soto
10.14	Property		1	Dollar General - Butler
10.15	Property		1	Family Dollar - Fort Worth
10.16	Property		1	Dollar Tree - Cowpens
10.17	Property		1	Dollar Tree - Fairfield
10.18	Property		1	Dollar Tree - Roanoke
10.19	Property		1	Family Dollar - Jacksonville
10.2	Property		1	Dollar Tree - San Elizario
10.21	Property		1	Dollar General - Topeka
10.22	Property		1	Family Dollar - Warren
10.23	Property		1	Dollar General - Pembroke
10.24	Property		1	Dollar General - Mount Airy
10.25	Property		1	Family Dollar - East Canton
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	956,232.41	1,108,822.69	NAP	NAP	218,000,000	1,108,822.69	60.1%	1.74	11.5%	NAP
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	1,333,978.90	1,492,785.91	NAP	NAP	235,000,000	1,492,785.91	39.8%	2.02	16.0%	NAP
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan		1	Graham Capital HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	7, 75	1	Residence Inn Melbourne	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Gateway Hanover	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	285,143.33	380,191.11	NAP	NAP	63,000,000	380,191.11	46.9%	2.06	16.4%	NAP
17.01	Property		1	Fairfield Inn Orange Beach
17.02	Property		1	Beachside Gulf Shores
17.03	Property		1	Home2Suites Mobile
17.04	Property		1	Home2Suites Daphne
17.05	Property		1	Staybridge Suites Gulf Shores
17.06	Property		1	Gulf Shores Motel 6
17.07	Property		1	Red Roof Pensacola
17.08	Property		1	Quality Inn Gulf Shores
17.09	Property		1	Red Roof Gulf Shores
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	841,907.99	906,670.14	NAP	NAP	210,000,000	906,670.14	62.6%	1.68	9.4%	NAP
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	112,979.10	190,895.72	NAP	NAP	34,153,823	190,895.72	57.4%	1.73	13.0%	NAP
20	Loan	88, 89	3	Stone Street Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	1 Hanover Square
20.02	Property		1	54 Stone Street
20.03	Property		1	30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	93	1	Peery Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	94, 95	1	Bloomington IRS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	96, 97, 98	4	IPR Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-33

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
												4
26	Loan		1	4023 Oak Lawn Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	99	1	Residence Inn Florence	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		2	South Loop & Bloomingdale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.01	Property		1	South Loop Retail
29.02	Property		1	Bloomingdale Retail
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	Pavilions Shopping Center
30.02	Property		1	37th Ave Shopping Center
31	Loan	109, 110, 111, 112	1	Union Road Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	113	1	Elyria Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan		1	850 Technology Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	9, 114	1	Riverport Tower	73,823.78	106,306.25	NAP	NAP	21,600,000	106,306.25	58.2%	2.12	14.7%	NAP
35	Loan		1	CollegePlace Clemson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		2	CityLine Abe's Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.01	Property		1	Abe's Storage - Holly
36.02	Property		1	Abe's Storage - Grand Blanc
37	Loan	115	1	1 Paramount Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	North Creek Business Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-34

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
									4
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	NAP	NAP	NAP	NAP	NAP	NAP	No
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	No
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	Yes
3.01	Property		1	Eagle Springs
3.02	Property		1	Danville
3.03	Property		1	Blythewood
3.04	Property		1	Menasha
3.05	Property		1	Tremonton
3.06	Property		1	Carbondale
3.07	Property		1	Marysville
3.08	Property		1	Midland
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	8.61764705882353%	92,000,000	616,131.32	56.1%	1.77	16.6%	No
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	No
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	NAP	NAP	NAP	NAP	NAP	NAP	No
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
7.01	Property		1	Your Extra Closet - Oxford
7.02	Property		1	Your Extra Closet - Starkville
7.03	Property		1	Your Extra Closet - Valley View
7.04	Property		1	Your Extra Closet - Brookland
7.05	Property		1	Your Extra Closet - Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	NAP	NAP	NAP	NAP	NAP	NAP	No
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	NAP	NAP	NAP	NAP	NAP	NAP	No
10	Loan		25	ExchangeRight Net Leased Portfolio #58	NAP	NAP	NAP	NAP	NAP	NAP	No
10.01	Property		1	Aldi - Tulsa
10.02	Property		1	Hobby Lobby - Arnold
10.03	Property		1	Walgreens - Rock Falls
10.04	Property		1	CVS Pharmacy - Chalfont
10.05	Property		1	Walgreens - Wyncote
10.06	Property		1	CVS Pharmacy - Parkersburg
10.07	Property		1	Huntington Bank - Canton
10.08	Property		1	Dollar Tree - Herrin
10.09	Property		1	Dollar General - Diamond
10.1	Property		1	Dollar Tree - Chicago
10.11	Property		1	Dollar General - Ocala
10.12	Property		1	Dollar Tree - Harrah
10.13	Property		1	Dollar Tree - De Soto
10.14	Property		1	Dollar General - Butler
10.15	Property		1	Family Dollar - Fort Worth
10.16	Property		1	Dollar Tree - Cowpens
10.17	Property		1	Dollar Tree - Fairfield
10.18	Property		1	Dollar Tree - Roanoke
10.19	Property		1	Family Dollar - Jacksonville
10.2	Property		1	Dollar Tree - San Elizario
10.21	Property		1	Dollar General - Topeka
10.22	Property		1	Family Dollar - Warren
10.23	Property		1	Dollar General - Pembroke
10.24	Property		1	Dollar General - Mount Airy
10.25	Property		1	Family Dollar - East Canton
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	NAP	NAP	NAP	NAP	NAP	NAP	Yes
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	NAP	NAP	NAP	NAP	NAP	NAP	No
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	NAP	NAP	NAP	NAP	NAP	NAP	No
14	Loan		1	Graham Capital HQ	NAP	NAP	NAP	NAP	NAP	NAP	No
15	Loan	7, 75	1	Residence Inn Melbourne	NAP	NAP	NAP	NAP	NAP	NAP	Yes
16	Loan		1	Gateway Hanover	NAP	NAP	NAP	NAP	NAP	NAP	No
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
17.01	Property		1	Fairfield Inn Orange Beach
17.02	Property		1	Beachside Gulf Shores
17.03	Property		1	Home2Suites Mobile
17.04	Property		1	Home2Suites Daphne
17.05	Property		1	Staybridge Suites Gulf Shores
17.06	Property		1	Gulf Shores Motel 6
17.07	Property		1	Red Roof Pensacola
17.08	Property		1	Quality Inn Gulf Shores
17.09	Property		1	Red Roof Gulf Shores
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	NAP	NAP	NAP	NAP	NAP	NAP	No
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	NAP	NAP	NAP	NAP	NAP	NAP	No
20	Loan	88, 89	3	Stone Street Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
20.01	Property		1	1 Hanover Square
20.02	Property		1	54 Stone Street
20.03	Property		1	30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8	NAP	NAP	NAP	NAP	NAP	NAP	Yes
22	Loan	93	1	Peery Hotel	NAP	NAP	NAP	NAP	NAP	NAP	Yes
23	Loan	94, 95	1	Bloomington IRS	NAP	NAP	NAP	NAP	NAP	NAP	No
24	Loan	96, 97, 98	4	IPR Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
24.01	Property		1	1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street	NAP	NAP	NAP	NAP	NAP	NAP	No

A-1-35

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
									4
26	Loan		1	4023 Oak Lawn Avenue	NAP	NAP	NAP	NAP	NAP	NAP	No
27	Loan	99	1	Residence Inn Florence	NAP	NAP	NAP	NAP	NAP	NAP	No
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan		2	South Loop & Bloomingdale	NAP	NAP	NAP	NAP	NAP	NAP	No
29.01	Property		1	South Loop Retail
29.02	Property		1	Bloomingdale Retail
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
30.01	Property		1	Pavilions Shopping Center
30.02	Property		1	37th Ave Shopping Center
31	Loan	109, 110, 111, 112	1	Union Road Plaza	NAP	NAP	NAP	NAP	NAP	NAP	No
32	Loan	113	1	Elyria Industrial	NAP	NAP	NAP	NAP	NAP	NAP	No
33	Loan		1	850 Technology Way	NAP	NAP	NAP	NAP	NAP	NAP	No
34	Loan	9, 114	1	Riverport Tower	NAP	NAP	NAP	NAP	NAP	NAP	Yes
35	Loan		1	CollegePlace Clemson	NAP	NAP	NAP	NAP	NAP	NAP	No
36	Loan		2	CityLine Abe's Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
36.01	Property		1	Abe's Storage - Holly
36.02	Property		1	Abe's Storage - Grand Blanc
37	Loan	115	1	1 Paramount Drive	NAP	NAP	NAP	NAP	NAP	NAP	No
38	Loan	116, 117, 118, 119	1	325 West Main Street	NAP	NAP	NAP	NAP	NAP	NAP	No
39	Loan		1	North Creek Business Center	NAP	NAP	NAP	NAP	NAP	NAP	No

A-1-36

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type	Sponsor

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	NAP	Meyer Chetrit and Amended and Restated 2013 LG Revocable Trust
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	NAP	Stephen D. Haymes, Evan A. Haymes, The Stephen D. Haymes Revocable Trust Dated October 8, 2014, As Amended and Restated April 26, 2019 and/or Rex 34th Associates II
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	Mezzanine (Max Combined LTV of 56.5%; Min Combined DSCR of 1.66x; Min Combined Debt Yield of 10.51%; Intercreditor Agreement is required)	AG Net Lease IV Corp., AG Net Lease IV (Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.
3.01	Property		1	Eagle Springs
3.02	Property		1	Danville
3.03	Property		1	Blythewood
3.04	Property		1	Menasha
3.05	Property		1	Tremonton
3.06	Property		1	Carbondale
3.07	Property		1	Marysville
3.08	Property		1	Midland
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	NAP	Westplace Modesto Investors, LLC
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	NAP	Martin Meyer
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	NAP	Jeffrey J. Feil and Abraham (Axel) Stawski
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	NAP	George Thacker, Lawrence Charles Kaplan and Richard Schontz
7.01	Property		1	Your Extra Closet - Oxford
7.02	Property		1	Your Extra Closet - Starkville
7.03	Property		1	Your Extra Closet - Valley View
7.04	Property		1	Your Extra Closet - Brookland
7.05	Property		1	Your Extra Closet - Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	NAP	Simon Property Group, L.P., The KanAm Group
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	NAP	Simon Property Group, L.P. and Tanger Properties Limited Partnership
10	Loan		25	ExchangeRight Net Leased Portfolio #58	NAP	ExchangeRight Real Estate, LLC, David Fisher, Joshua Ungerecht and Warren Thomas
10.01	Property		1	Aldi - Tulsa
10.02	Property		1	Hobby Lobby - Arnold
10.03	Property		1	Walgreens - Rock Falls
10.04	Property		1	CVS Pharmacy - Chalfont
10.05	Property		1	Walgreens - Wyncote
10.06	Property		1	CVS Pharmacy - Parkersburg
10.07	Property		1	Huntington Bank - Canton
10.08	Property		1	Dollar Tree - Herrin
10.09	Property		1	Dollar General - Diamond
10.1	Property		1	Dollar Tree - Chicago
10.11	Property		1	Dollar General - Ocala
10.12	Property		1	Dollar Tree - Harrah
10.13	Property		1	Dollar Tree - De Soto
10.14	Property		1	Dollar General - Butler
10.15	Property		1	Family Dollar - Fort Worth
10.16	Property		1	Dollar Tree - Cowpens
10.17	Property		1	Dollar Tree - Fairfield
10.18	Property		1	Dollar Tree - Roanoke
10.19	Property		1	Family Dollar - Jacksonville
10.2	Property		1	Dollar Tree - San Elizario
10.21	Property		1	Dollar General - Topeka
10.22	Property		1	Family Dollar - Warren
10.23	Property		1	Dollar General - Pembroke
10.24	Property		1	Dollar General - Mount Airy
10.25	Property		1	Family Dollar - East Canton
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	Unsecured	Bedrock Detroit
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	NAP	Simon Property Group, L.P. and The KanAm Group
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	NAP	John R. Yurtchuk
14	Loan		1	Graham Capital HQ	NAP	Kenneth G. Tropin
15	Loan	7, 75	1	Residence Inn Melbourne	Unsecured (Max Principal of $2,500,000 upon the completion of the capital expenditures associated with the 2024/2025 Room and Public Space Renovations)	JWM Family Enterprises, L.P.
16	Loan		1	Gateway Hanover	NAP	Donald F. Cafiero
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	NAP	Virendra Patel
17.01	Property		1	Fairfield Inn Orange Beach
17.02	Property		1	Beachside Gulf Shores
17.03	Property		1	Home2Suites Mobile
17.04	Property		1	Home2Suites Daphne
17.05	Property		1	Staybridge Suites Gulf Shores
17.06	Property		1	Gulf Shores Motel 6
17.07	Property		1	Red Roof Pensacola
17.08	Property		1	Quality Inn Gulf Shores
17.09	Property		1	Red Roof Gulf Shores
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	NAP	Ralph Zucker and Jozef Straus
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	NAP	Olymbec USA LLC
20	Loan	88, 89	3	Stone Street Portfolio	NAP	Lisa Poulakakos and Harry Poulakakos, as Trustees of the Poulakakos Family 2016 GST Exempt Trust, Peter Poulakakos, as Trustee of the 2011 Poulakakos Family Trust and PF Forge, LLC
20.01	Property		1	1 Hanover Square
20.02	Property		1	54 Stone Street
20.03	Property		1	30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8	Preferred Equity	E. Stanley Kroenke and Michael H. Staenberg
22	Loan	93	1	Peery Hotel	Mezzanine (Max Combined LTV of 60.0%; Min Combined DSCR of 1.45x; Min Combined DY of 12.0%; Intercreditor Agreement is required)	Daniel A. Norville
23	Loan	94, 95	1	Bloomington IRS	NAP	Michael C. Huntress
24	Loan	96, 97, 98	4	IPR Portfolio	NAP	Edward V. LaPuma, Bryan York Colwell
24.01	Property		1	1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street	NAP	Robert Oppenheim, Allan Serviansky and Daniel Warman

A-1-37

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type	Sponsor

26	Loan		1	4023 Oak Lawn Avenue	NAP	Related Special Assets LLC
27	Loan	99	1	Residence Inn Florence	NAP	Koteswara Rao Yedla, Satya N. Yedla and Srinath R. Yedla
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	NAP	Hertz Group Realty Operating Partnership, LP
29	Loan		2	South Loop & Bloomingdale	NAP	Terry A. Davis and Davis Family Trust
29.01	Property		1	South Loop Retail
29.02	Property		1	Bloomingdale Retail
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	NAP	Daniel Benzvi, Ivan Bein, Hugo Romay and/or Ashley Cicero
30.01	Property		1	Pavilions Shopping Center
30.02	Property		1	37th Ave Shopping Center
31	Loan	109, 110, 111, 112	1	Union Road Plaza	NAP	Michael C. Huntress
32	Loan	113	1	Elyria Industrial	NAP	Kenneth Sheer
33	Loan		1	850 Technology Way	NAP	M.J. Goodman Living Trust, dated March 31, 2001, Cristal Family, LLC, Sherman Capital, LLC, Fortbridge Realty, LLC, KB LECAP LTD., Mark Siegel, David A. Kornbluth and Kenneth Marblestone
34	Loan	9, 114	1	Riverport Tower	Mezzanine (Permitted to Successor Borrower upon a sale and assumption; Max Combined LTV of 59.8%; Min Combined DSCR of 1.86x; Min Combined Debt Yield of 12.93%; Intercreditor Agreement is required)	Estein Holdings, Ltd.
35	Loan		1	CollegePlace Clemson	NAP	Mark Gilley, David Gilley and Adam Gilley
36	Loan		2	CityLine Abe's Storage Portfolio	NAP	Lawrence Charles Kaplan, Richard Schontz and George Thacker
36.01	Property		1	Abe's Storage - Holly
36.02	Property		1	Abe's Storage - Grand Blanc
37	Loan	115	1	1 Paramount Drive	NAP	Vault Partners LLC
38	Loan	116, 117, 118, 119	1	325 West Main Street	NAP	Rajesh Kumar Champaneri, Naresh Champaneri, Ajaykumar Amritlal Champaneri, Ajaykumar Champaneri Revocable Trust, Naresh Champaneri Revocable Trust and Rajesh Champaneri Revocable Trust
39	Loan		1	North Creek Business Center	NAP	Dmitry Godin

A-1-38

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
									7
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	Meyer Chetrit and Amended and Restated 2013 LG Revocable Trust	No	Yes	Refinance	No	187,500,000
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	Stephen D. Haymes and The Stephen D. Haymes Revocable Trust Dated October 8, 2014, As Amended and Restated April 26, 2019	No	No	Refinance	No	100,000,000
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	AG Net Lease IV Corp., AG Net Lease IV (Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.	No	No	Acquisition		103,000,000
3.01	Property		1	Eagle Springs					No
3.02	Property		1	Danville					Yes
3.03	Property		1	Blythewood					No
3.04	Property		1	Menasha					No
3.05	Property		1	Tremonton					No
3.06	Property		1	Carbondale					No
3.07	Property		1	Marysville					No
3.08	Property		1	Midland					No
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	Westplace Modesto Investors, LLC	No	No	Refinance	No	75,000,000
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	Martin Meyer	No	No	Refinance	No	98,000,000
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	Jeffrey J. Feil and Abraham (Axel) Stawski	No	Yes	Acquisition	No	73,000,000
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	George Thacker, Lawrence Charles Kaplan and Richard Schontz	No	No	Refinance		43,000,000
7.01	Property		1	Your Extra Closet - Oxford					Yes
7.02	Property		1	Your Extra Closet - Starkville					Yes
7.03	Property		1	Your Extra Closet - Valley View					No
7.04	Property		1	Your Extra Closet - Brookland					No
7.05	Property		1	Your Extra Closet - Mead Drive					No
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	Simon Property Group, L.P.	No	No	Refinance	No	130,000,000
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	Simon Property Group, L.P. and Tanger Properties Limited Partnership	No	No	Refinance	No	71,000,000
10	Loan		25	ExchangeRight Net Leased Portfolio #58	ExchangeRight Real Estate, LLC, David Fisher, Joshua Ungerecht and Warren Thomas	Yes	No	Acquisition		31,135,000
10.01	Property		1	Aldi - Tulsa					No
10.02	Property		1	Hobby Lobby - Arnold					No
10.03	Property		1	Walgreens - Rock Falls					No
10.04	Property		1	CVS Pharmacy - Chalfont					No
10.05	Property		1	Walgreens - Wyncote					No
10.06	Property		1	CVS Pharmacy - Parkersburg					No
10.07	Property		1	Huntington Bank - Canton					No
10.08	Property		1	Dollar Tree - Herrin					No
10.09	Property		1	Dollar General - Diamond					No
10.1	Property		1	Dollar Tree - Chicago					No
10.11	Property		1	Dollar General - Ocala					No
10.12	Property		1	Dollar Tree - Harrah					No
10.13	Property		1	Dollar Tree - De Soto					No
10.14	Property		1	Dollar General - Butler					No
10.15	Property		1	Family Dollar - Fort Worth					No
10.16	Property		1	Dollar Tree - Cowpens					No
10.17	Property		1	Dollar Tree - Fairfield					No
10.18	Property		1	Dollar Tree - Roanoke					No
10.19	Property		1	Family Dollar - Jacksonville					No
10.2	Property		1	Dollar Tree - San Elizario					No
10.21	Property		1	Dollar General - Topeka					No
10.22	Property		1	Family Dollar - Warren					No
10.23	Property		1	Dollar General - Pembroke					No
10.24	Property		1	Dollar General - Mount Airy					No
10.25	Property		1	Family Dollar - East Canton					No
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	Rock Backer LLC	No	No	Refinance	Yes	218,000,000
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	Simon Property Group, L.P.	No	No	Refinance	No	235,000,000
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	John R. Yurtchuk	No	No	Refinance	No	23,000,000
14	Loan		1	Graham Capital HQ	Kenneth G. Tropin	No	No	Recapitalization	No	20,228,000
15	Loan	7, 75	1	Residence Inn Melbourne	Terrapin Limited Holdings, LLC	No	No	Acquisition	Yes	18,700,000
16	Loan		1	Gateway Hanover	Donald F. Cafiero	No	Yes	Acquisition	No
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	Virendra Patel	No	No	Refinance
17.01	Property		1	Fairfield Inn Orange Beach					No
17.02	Property		1	Beachside Gulf Shores					No
17.03	Property		1	Home2Suites Mobile					No
17.04	Property		1	Home2Suites Daphne					No
17.05	Property		1	Staybridge Suites Gulf Shores					No
17.06	Property		1	Gulf Shores Motel 6					No
17.07	Property		1	Red Roof Pensacola					No
17.08	Property		1	Quality Inn Gulf Shores					No
17.09	Property		1	Red Roof Gulf Shores					No
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	Ralph Zucker and Jozef Straus	No	No	Refinance	No
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	Olymbec USA LLC	No	No	Acquisition	No
20	Loan	88, 89	3	Stone Street Portfolio	Lisa Poulakakos and Harry Poulakakos, as Trustees of the Poulakakos Family 2016 GST Exempt Trust, Peter Poulakakos, as Trustee of the 2011 Poulakakos Family Trust and PF Forge, LLC	No	No	Refinance
20.01	Property		1	1 Hanover Square					No
20.02	Property		1	54 Stone Street					No
20.03	Property		1	30 Water Street					No
21	Loan	90, 91, 92	1	Chesterfield Commons 8	E. Stanley Kroenke and Michael H. Staenberg	No	No	Refinance	No
22	Loan	93	1	Peery Hotel	Daniel A. Norville	No	No	Refinance	No
23	Loan	94, 95	1	Bloomington IRS	Michael C. Huntress	No	No	Refinance	No
24	Loan	96, 97, 98	4	IPR Portfolio	LCN North American Fund III REIT	No	No	Acquisition
24.01	Property		1	1468 West Hospital Road					No
24.02	Property		1	4520 and 4804 North State Road 37					No
24.03	Property		1	2531 Jewett Lane					No
24.04	Property		1	4086 Michigan Avenue					No
25	Loan		1	5900-5901 Southwest 74th Street	Robert Oppenheim, Allan Serviansky and Daniel Warman	No	No	Refinance	No

A-1-39

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
									7
26	Loan		1	4023 Oak Lawn Avenue	Related Special Assets LLC	No	No	Refinance	No
27	Loan	99	1	Residence Inn Florence	Koteswara Rao Yedla, Satya N. Yedla and Srinath R. Yedla	No	No	Refinance	No
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	Hertz Group Realty Operating Partnership, LP	No	No	Refinance	No
29	Loan		2	South Loop & Bloomingdale	Terry A. Davis and Davis Family Trust	No	No	Refinance
29.01	Property		1	South Loop Retail					No
29.02	Property		1	Bloomingdale Retail					No
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	Ardena Holdings Inc., Pavona Cape Fear LLC and Nivea Developments Florida 3 Inc.	No	No	Acquisition
30.01	Property		1	Pavilions Shopping Center					No
30.02	Property		1	37th Ave Shopping Center					No
31	Loan	109, 110, 111, 112	1	Union Road Plaza	Michael C. Huntress	No	No	Refinance	No
32	Loan	113	1	Elyria Industrial	Kenneth Sheer	No	No	Refinance	No
33	Loan		1	850 Technology Way	M.J. Goodman Living Trust, dated March 31, 2001, Cristal Family, LLC, Sherman Capital, LLC, Fortbridge Realty, LLC, KB LECAP LTD., Mark Siegel, David A. Kornbluth and Kenneth Marblestone	No	Yes	Acquisition	No
34	Loan	9, 114	1	Riverport Tower	Estein Holdings, Ltd.	No	No	Acquisition	No
35	Loan		1	CollegePlace Clemson	Mark Gilley, David Gilley and Adam Gilley	No	Yes	Acquisition	No
36	Loan		2	CityLine Abe's Storage Portfolio	Lawrence Charles Kaplan, Richard Schontz and George Thacker	No	No	Acquisition
36.01	Property		1	Abe's Storage - Holly					No
36.02	Property		1	Abe's Storage - Grand Blanc					No
37	Loan	115	1	1 Paramount Drive	Michael Rubenstein	No	No	Acquisition	No
38	Loan	116, 117, 118, 119	1	325 West Main Street	Rajesh Kumar Champaneri, Naresh Champaneri, Ajaykumar Amritlal Champaneri, Ajaykumar Champaneri Revocable Trust, Naresh Champaneri Revocable Trust and Rajesh Champaneri Revocable Trust	No	No	Refinance	No
39	Loan		1	North Creek Business Center	Dmitry Godin	No	No	Refinance	No

A-1-40

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)
					8
1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	15,813,033	177,500,000	0	380,813,033	321,864,741	0	44,400,316	14,547,976	0	0	380,813,033
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	0	0	0	100,000,000	50,397,129	0	2,873,266	9,800,000	36,929,605	0	100,000,000
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	73,350,575	0	3,301,540	179,652,115	0	177,000,000	2,652,115	0	0	0	179,652,115
3.01	Property		1	Eagle Springs
3.02	Property		1	Danville
3.03	Property		1	Blythewood
3.04	Property		1	Menasha
3.05	Property		1	Tremonton
3.06	Property		1	Carbondale
3.07	Property		1	Marysville
3.08	Property		1	Midland
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	2,549,724	17,000,000	0	94,549,724	90,629,128	0	1,844,644	2,075,952	0	0	94,549,724
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	4,121,632	0	0	102,121,632	99,766,998	0	1,274,409	1,080,225	0	0	102,121,632
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	49,333,167	0	3,238,840	125,572,008	0	120,000,000	2,157,253	3,414,755	0	0	125,572,008
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	562,565	0	0	43,562,565	42,990,835	0	372,205	199,524	0	0	43,562,565
7.01	Property		1	Your Extra Closet - Oxford
7.02	Property		1	Your Extra Closet - Starkville
7.03	Property		1	Your Extra Closet - Valley View
7.04	Property		1	Your Extra Closet - Brookland
7.05	Property		1	Your Extra Closet - Mead Drive
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	12,562,007	0	0	142,562,007	140,430,426	0	1,117,635	1,013,945	0	0	142,562,007
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	733,943	0	0	71,733,943	71,183,233	0	550,710	0	0	0	71,733,943
10	Loan		25	ExchangeRight Net Leased Portfolio #58	33,552,647	0	0	64,687,647	0	62,376,709	1,310,560	1,000,378	0	0	64,687,647
10.01	Property		1	Aldi - Tulsa
10.02	Property		1	Hobby Lobby - Arnold
10.03	Property		1	Walgreens - Rock Falls
10.04	Property		1	CVS Pharmacy - Chalfont
10.05	Property		1	Walgreens - Wyncote
10.06	Property		1	CVS Pharmacy - Parkersburg
10.07	Property		1	Huntington Bank - Canton
10.08	Property		1	Dollar Tree - Herrin
10.09	Property		1	Dollar General - Diamond
10.1	Property		1	Dollar Tree - Chicago
10.11	Property		1	Dollar General - Ocala
10.12	Property		1	Dollar Tree - Harrah
10.13	Property		1	Dollar Tree - De Soto
10.14	Property		1	Dollar General - Butler
10.15	Property		1	Family Dollar - Fort Worth
10.16	Property		1	Dollar Tree - Cowpens
10.17	Property		1	Dollar Tree - Fairfield
10.18	Property		1	Dollar Tree - Roanoke
10.19	Property		1	Family Dollar - Jacksonville
10.2	Property		1	Dollar Tree - San Elizario
10.21	Property		1	Dollar General - Topeka
10.22	Property		1	Family Dollar - Warren
10.23	Property		1	Dollar General - Pembroke
10.24	Property		1	Dollar General - Mount Airy
10.25	Property		1	Family Dollar - East Canton
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	0	0	0	218,000,000	187,609,949	0	1,363,413	9,305,766	19,720,871	0	218,000,000
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	2,182,600	0	0	237,182,600	235,777,688	0	569,911	835,000	0	0	237,182,600
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	0	0	0	23,000,000	20,856,907	0	561,891	1,353,390	227,812	0	23,000,000
14	Loan		1	Graham Capital HQ	0	0	0	20,228,000	0	0	428,203	142,260	19,657,537	0	20,228,000
15	Loan	7, 75	1	Residence Inn Melbourne	16,383,717	0	0	35,083,717	0	30,000,000	649,079	4,434,638	0	0	35,083,717
16	Loan		1	Gateway Hanover
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio
17.01	Property		1	Fairfield Inn Orange Beach
17.02	Property		1	Beachside Gulf Shores
17.03	Property		1	Home2Suites Mobile
17.04	Property		1	Home2Suites Daphne
17.05	Property		1	Staybridge Suites Gulf Shores
17.06	Property		1	Gulf Shores Motel 6
17.07	Property		1	Red Roof Pensacola
17.08	Property		1	Quality Inn Gulf Shores
17.09	Property		1	Red Roof Gulf Shores
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office
20	Loan	88, 89	3	Stone Street Portfolio
20.01	Property		1	1 Hanover Square
20.02	Property		1	54 Stone Street
20.03	Property		1	30 Water Street
21	Loan	90, 91, 92	1	Chesterfield Commons 8
22	Loan	93	1	Peery Hotel
23	Loan	94, 95	1	Bloomington IRS
24	Loan	96, 97, 98	4	IPR Portfolio
24.01	Property		1	1468 West Hospital Road
24.02	Property		1	4520 and 4804 North State Road 37
24.03	Property		1	2531 Jewett Lane
24.04	Property		1	4086 Michigan Avenue
25	Loan		1	5900-5901 Southwest 74th Street

A-1-41

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)
					8
26	Loan		1	4023 Oak Lawn Avenue
27	Loan	99	1	Residence Inn Florence
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage
29	Loan		2	South Loop & Bloomingdale
29.01	Property		1	South Loop Retail
29.02	Property		1	Bloomingdale Retail
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio
30.01	Property		1	Pavilions Shopping Center
30.02	Property		1	37th Ave Shopping Center
31	Loan	109, 110, 111, 112	1	Union Road Plaza
32	Loan	113	1	Elyria Industrial
33	Loan		1	850 Technology Way
34	Loan	9, 114	1	Riverport Tower
35	Loan		1	CollegePlace Clemson
36	Loan		2	CityLine Abe's Storage Portfolio
36.01	Property		1	Abe's Storage - Holly
36.02	Property		1	Abe's Storage - Grand Blanc
37	Loan	115	1	1 Paramount Drive
38	Loan	116, 117, 118, 119	1	325 West Main Street
39	Loan		1	North Creek Business Center

A-1-42

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Eagle Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Danville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Blythewood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Menasha	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	Tremonton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Carbondale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Marysville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Midland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	12/31/2030	142.18	94.04	66.1%	148.12	77.78	52.5%	102.01	65.79	64.5%
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	Property		1	Your Extra Closet - Oxford	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	Your Extra Closet - Starkville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	Your Extra Closet - Valley View	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	Your Extra Closet - Brookland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	Property		1	Your Extra Closet - Mead Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan		25	ExchangeRight Net Leased Portfolio #58	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Aldi - Tulsa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Hobby Lobby - Arnold	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Walgreens - Rock Falls	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	CVS Pharmacy - Chalfont	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Walgreens - Wyncote	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	CVS Pharmacy - Parkersburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	Huntington Bank - Canton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	Dollar Tree - Herrin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.09	Property		1	Dollar General - Diamond	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.1	Property		1	Dollar Tree - Chicago	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Dollar General - Ocala	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	Dollar Tree - Harrah	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.13	Property		1	Dollar Tree - De Soto	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.14	Property		1	Dollar General - Butler	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.15	Property		1	Family Dollar - Fort Worth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.16	Property		1	Dollar Tree - Cowpens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.17	Property		1	Dollar Tree - Fairfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.18	Property		1	Dollar Tree - Roanoke	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.19	Property		1	Family Dollar - Jacksonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.2	Property		1	Dollar Tree - San Elizario	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.21	Property		1	Dollar General - Topeka	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.22	Property		1	Family Dollar - Warren	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.23	Property		1	Dollar General - Pembroke	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.24	Property		1	Dollar General - Mount Airy	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.25	Property		1	Family Dollar - East Canton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan		1	Graham Capital HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	7, 75	1	Residence Inn Melbourne	NAP	144.96	126.10	87.0%	144.60	126.10	87.2%	133.47	110.55	82.8%
16	Loan		1	Gateway Hanover	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	Various	141.94	91.37	64.4%	141.94	94.34	66.5%	142.54	102.84	72.1%
17.01	Property		1	Fairfield Inn Orange Beach	2/12/2035	183.78	113.65	61.9%	183.78	113.85	62.0%	180.06	123.10	68.4%
17.02	Property		1	Beachside Gulf Shores	NAP	193.17	100.30	51.9%	193.17	101.78	52.7%	191.80	119.01	62.1%
17.03	Property		1	Home2Suites Mobile	2/28/2037	111.53	94.44	84.7%	111.53	95.66	85.8%	101.66	85.51	85.5%
17.04	Property		1	Home2Suites Daphne	3/31/2040	116.91	93.63	80.1%	116.91	95.89	82.0%	112.20	95.99	85.6%
17.05	Property		1	Staybridge Suites Gulf Shores	5/14/2038	172.41	101.08	58.6%	172.41	112.70	65.4%	166.97	119.21	71.4%
17.06	Property		1	Gulf Shores Motel 6	4/26/2033	114.10	78.55	68.8%	114.10	82.83	72.6%	127.36	100.20	78.7%
17.07	Property		1	Red Roof Pensacola	5/15/2038	112.28	60.32	53.7%	112.28	63.71	56.7%	119.56	73.08	61.1%
17.08	Property		1	Quality Inn Gulf Shores	3/8/2037	138.26	74.47	53.9%	138.26	74.48	53.9%	134.09	93.09	69.4%
17.09	Property		1	Red Roof Gulf Shores	3/14/2037	126.83	74.57	58.8%	126.83	77.34	61.0%	136.69	95.84	70.1%
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	88, 89	3	Stone Street Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	1 Hanover Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	54 Stone Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.03	Property		1	30 Water Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	90, 91, 92	1	Chesterfield Commons 8	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	93	1	Peery Hotel	12/31/2039	174.04	126.01	72.4%	174.04	126.01	72.4%	146.76	92.83	63.3%
23	Loan	94, 95	1	Bloomington IRS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	96, 97, 98	4	IPR Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	1468 West Hospital Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	4520 and 4804 North State Road 37	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.03	Property		1	2531 Jewett Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.04	Property		1	4086 Michigan Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	5900-5901 Southwest 74th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-1-43

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)

26	Loan		1	4023 Oak Lawn Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	99	1	Residence Inn Florence	6/2/2030	119.63	89.85	75.1%	119.63	89.85	75.1%	115.31	78.33	67.9%
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		2	South Loop & Bloomingdale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.01	Property		1	South Loop Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.02	Property		1	Bloomingdale Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	Pavilions Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	37th Ave Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	109, 110, 111, 112	1	Union Road Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	113	1	Elyria Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan		1	850 Technology Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	9, 114	1	Riverport Tower	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	CollegePlace Clemson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		2	CityLine Abe's Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.01	Property		1	Abe's Storage - Holly	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36.02	Property		1	Abe's Storage - Grand Blanc	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	115	1	1 Paramount Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	3/6/2028	113.59	94.35	83.1%	113.59	94.35	83.1%	103.13	86.56	83.9%
39	Loan		1	North Creek Business Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-44

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	Park West Village	NAP	NAP	NAP
2	Loan	9, 16, 17, 18, 19, 20, 21	1	330 West 34th Street Leased Fee	NAP	NAP	NAP
3	Loan	7, 9, 22, 23, 24	8	IPG Portfolio	NAP	NAP	NAP
3.01	Property		1	Eagle Springs	NAP	NAP	NAP
3.02	Property		1	Danville	NAP	NAP	NAP
3.03	Property		1	Blythewood	NAP	NAP	NAP
3.04	Property		1	Menasha	NAP	NAP	NAP
3.05	Property		1	Tremonton	NAP	NAP	NAP
3.06	Property		1	Carbondale	NAP	NAP	NAP
3.07	Property		1	Marysville	NAP	NAP	NAP
3.08	Property		1	Midland	NAP	NAP	NAP
4	Loan	9, 25, 26, 27, 28	1	Hyatt Regency Jacksonville	134.39	94.97	70.7%
5	Loan	9, 29, 30, 31, 32, 33, 34, 35, 36	1	469 7th Avenue	NAP	NAP	NAP
6	Loan	9, 37, 38, 39	1	Wells Fargo Center Tampa	NAP	NAP	NAP
7	Loan	7	5	CityLine Extra Closet Storage Portfolio	NAP	NAP	NAP
7.01	Property		1	Your Extra Closet - Oxford	NAP	NAP	NAP
7.02	Property		1	Your Extra Closet - Starkville	NAP	NAP	NAP
7.03	Property		1	Your Extra Closet - Valley View	NAP	NAP	NAP
7.04	Property		1	Your Extra Closet - Brookland	NAP	NAP	NAP
7.05	Property		1	Your Extra Closet - Mead Drive	NAP	NAP	NAP
8	Loan	9, 40, 41, 42, 43	1	Katy Mills	NAP	NAP	NAP
9	Loan	9, 44, 45, 46, 47, 48, 49, 50, 51, 52	1	Tanger Outlets Columbus	NAP	NAP	NAP
10	Loan		25	ExchangeRight Net Leased Portfolio #58	NAP	NAP	NAP
10.01	Property		1	Aldi - Tulsa	NAP	NAP	NAP
10.02	Property		1	Hobby Lobby - Arnold	NAP	NAP	NAP
10.03	Property		1	Walgreens - Rock Falls	NAP	NAP	NAP
10.04	Property		1	CVS Pharmacy - Chalfont	NAP	NAP	NAP
10.05	Property		1	Walgreens - Wyncote	NAP	NAP	NAP
10.06	Property		1	CVS Pharmacy - Parkersburg	NAP	NAP	NAP
10.07	Property		1	Huntington Bank - Canton	NAP	NAP	NAP
10.08	Property		1	Dollar Tree - Herrin	NAP	NAP	NAP
10.09	Property		1	Dollar General - Diamond	NAP	NAP	NAP
10.1	Property		1	Dollar Tree - Chicago	NAP	NAP	NAP
10.11	Property		1	Dollar General - Ocala	NAP	NAP	NAP
10.12	Property		1	Dollar Tree - Harrah	NAP	NAP	NAP
10.13	Property		1	Dollar Tree - De Soto	NAP	NAP	NAP
10.14	Property		1	Dollar General - Butler	NAP	NAP	NAP
10.15	Property		1	Family Dollar - Fort Worth	NAP	NAP	NAP
10.16	Property		1	Dollar Tree - Cowpens	NAP	NAP	NAP
10.17	Property		1	Dollar Tree - Fairfield	NAP	NAP	NAP
10.18	Property		1	Dollar Tree - Roanoke	NAP	NAP	NAP
10.19	Property		1	Family Dollar - Jacksonville	NAP	NAP	NAP
10.2	Property		1	Dollar Tree - San Elizario	NAP	NAP	NAP
10.21	Property		1	Dollar General - Topeka	NAP	NAP	NAP
10.22	Property		1	Family Dollar - Warren	NAP	NAP	NAP
10.23	Property		1	Dollar General - Pembroke	NAP	NAP	NAP
10.24	Property		1	Dollar General - Mount Airy	NAP	NAP	NAP
10.25	Property		1	Family Dollar - East Canton	NAP	NAP	NAP
11	Loan	7, 9, 53, 54, 55, 56, 57, 58, 59, 60, 61, 62	1	One Campus Martius	NAP	NAP	NAP
12	Loan	9, 63, 64, 65, 66, 67, 68, 69, 70	1	Concord Mills	NAP	NAP	NAP
13	Loan	9, 71, 72, 73, 74	1	Dent Medical Center	NAP	NAP	NAP
14	Loan		1	Graham Capital HQ	NAP	NAP	NAP
15	Loan	7, 75	1	Residence Inn Melbourne	139.01	87.14	62.7%
16	Loan		1	Gateway Hanover	NAP	NAP	NAP
17	Loan	9, 76, 77	9	A&R Hospitality Portfolio	115.02	69.95	61.2%
17.01	Property		1	Fairfield Inn Orange Beach	138.82	71.96	51.8%
17.02	Property		1	Beachside Gulf Shores	140.87	97.13	69.0%
17.03	Property		1	Home2Suites Mobile	91.61	58.53	63.9%
17.04	Property		1	Home2Suites Daphne	NAV	NAV	NAV
17.05	Property		1	Staybridge Suites Gulf Shores	134.80	80.00	59.4%
17.06	Property		1	Gulf Shores Motel 6	94.97	60.83	64.1%
17.07	Property		1	Red Roof Pensacola	76.79	49.75	64.8%
17.08	Property		1	Quality Inn Gulf Shores	113.48	68.53	60.4%
17.09	Property		1	Red Roof Gulf Shores	102.36	59.24	57.9%
18	Loan	9, 78, 79, 80, 81, 82, 83	1	Bell Works	NAP	NAP	NAP
19	Loan	9, 84, 85, 86, 87	1	PentaCentre Office	NAP	NAP	NAP
20	Loan	88, 89	3	Stone Street Portfolio	NAP	NAP	NAP
20.01	Property		1	1 Hanover Square	NAP	NAP	NAP
20.02	Property		1	54 Stone Street	NAP	NAP	NAP
20.03	Property		1	30 Water Street	NAP	NAP	NAP
21	Loan	90, 91, 92	1	Chesterfield Commons 8	NAP	NAP	NAP
22	Loan	93	1	Peery Hotel	121.23	45.12	37.2%
23	Loan	94, 95	1	Bloomington IRS	NAP	NAP	NAP
24	Loan	96, 97, 98	4	IPR Portfolio	NAP	NAP	NAP
24.01	Property		1	1468 West Hospital Road	NAP	NAP	NAP
24.02	Property		1	4520 and 4804 North State Road 37	NAP	NAP	NAP
24.03	Property		1	2531 Jewett Lane	NAP	NAP	NAP
24.04	Property		1	4086 Michigan Avenue	NAP	NAP	NAP
25	Loan		1	5900-5901 Southwest 74th Street	NAP	NAP	NAP

A-1-45

Benchmark 2022-B37 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)
26	Loan		1	4023 Oak Lawn Avenue	NAP	NAP	NAP
27	Loan	99	1	Residence Inn Florence	73.22	51.45	70.3%
28	Loan	100, 101, 102, 103	1	Prospero Place and Garage	NAP	NAP	NAP
29	Loan		2	South Loop & Bloomingdale	NAP	NAP	NAP
29.01	Property		1	South Loop Retail	NAP	NAP	NAP
29.02	Property		1	Bloomingdale Retail	NAP	NAP	NAP
30	Loan	104, 105, 106, 107, 108	2	Indiana Ardena Portfolio	NAP	NAP	NAP
30.01	Property		1	Pavilions Shopping Center	NAP	NAP	NAP
30.02	Property		1	37th Ave Shopping Center	NAP	NAP	NAP
31	Loan	109, 110, 111, 112	1	Union Road Plaza	NAP	NAP	NAP
32	Loan	113	1	Elyria Industrial	NAP	NAP	NAP
33	Loan		1	850 Technology Way	NAP	NAP	NAP
34	Loan	9, 114	1	Riverport Tower	NAP	NAP	NAP
35	Loan		1	CollegePlace Clemson	NAP	NAP	NAP
36	Loan		2	CityLine Abe's Storage Portfolio	NAP	NAP	NAP
36.01	Property		1	Abe's Storage - Holly	NAP	NAP	NAP
36.02	Property		1	Abe's Storage - Grand Blanc	NAP	NAP	NAP
37	Loan	115	1	1 Paramount Drive	NAP	NAP	NAP
38	Loan	116, 117, 118, 119	1	325 West Main Street	92.46	64.20	69.4%
39	Loan		1	North Creek Business Center	NAP	NAP	NAP

A-1-46

Footnotes to Annex A-1

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(8)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(9)	The Mortgage Loan is part of a Whole Loan structure. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity (%), Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations are based on the Mortgage Loan and any related Pari Passu Companion Loans, if applicable, but exclude any related Subordinate Companion Loans.

(10)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to (i) the borrower sponsors recently renovating 29 units, which has increased rents at the Park West Village Mortgaged Property and (ii) disbursements from the Supplemental Income Reserve of $4,920,000.

(11)	The Park West Village Whole Loan was co-originated by Citi Real Estate Funding Inc., Starwood Mortgage Capital LLC and Bank of Montreal.

(12)	The Park West Village Mortgaged Property is comprised of three buildings with 850 multifamily units and one commercial unit totaling 1,039 square feet of office space. Of the 850 multifamily units, 418 are rent stabilized. The commercial space is not presented in Number of Units. Current Occupancy reflects the occupancy of the multifamily component of the Park West Village Mortgaged Property. The commercial space is 100.0% leased as of July 22, 2022.

(13)	The lockout period will be at least 26 payment dates beginning with and including the first payment date in September 2022. Defeasance of the Park West Village Whole Loan in full is permitted at any time after the earlier to occur of (i) September 6, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2022-B37 securitization cut-off date in October 2022. The actual lockout period may be longer.

(14)	The lender may require the borrowers to make additional Supplemental Income Reserve deposits to the extent of 1/12th of (x) the initial Supplemental Income Reserve deposit with respect to the first 12 payment dates occurring during the term of the Park West Village Whole Loan, and (y) each Supplemental Income Reserve additional deposit amount with respect to the 12 payment dates following the date that the borrowers are required to deposit such Supplemental Income Reserve additional deposit amount pursuant to the terms of the Park West Village Whole Loan documents; provided that, if at any time the lender reassesses the Supplemental Income Reserve additional deposit amount in accordance with the terms of the Park West Village Whole Loan documents, the Monthly Supplemental Income Reserve Disbursement Amount will be adjusted so that all of funds in the Supplemental Income Reserve will be disbursed in equal monthly installments ending on such Supplemental Income Reserve reassessment date (i.e., so that there will be no funds in the Supplemental Income Reserve on deposit on such Supplemental Income Reserve reassessment date).

(15)	So long as no event of default under the Park West Village Whole Loan is continuing, on each payment date, the lender is required to transfer the Monthly Supplemental Income Reserve Disbursement Amount from the supplemental income reserve to the cash management account. Such funds deposited into the cash management account will be required to be applied with all other funds then on deposit in the cash management account in the order of priority set forth in the Park West Village Whole Loan documents. So long as no event of default under the Park West Village Whole Loan is continuing, upon such time as the lender has reasonably determined that the Park West Village Mortgaged Property (excluding the amount on deposit in the supplemental income reserve) has achieved a 6.25% or higher for one calendar quarter “transient” Park West Village Whole Loan debt yield, then upon the borrowers’ written request, all of the funds in the supplemental income reserve will be required to be disbursed to the borrowers; provided, however, if a Cash Trap Period is then continuing, then such funds will not be disbursed to the borrowers, and such funds will instead be deposited into the excess cash reserve account, to be applied in accordance with the terms of the Park West Village Whole Loan documents.

(16)	Size (SF) reflects square footage attributable to the parcel of land which serves as collateral for the 330 West 34th Street Leased Fee Whole Loan. The leasehold improvements (which do not serve as collateral for the 330 West 34th Street Leased Fee Whole Loan) consist of an 18-story, plus lower level, Class B office building comprised of an above grade gross building area of 723,845 SF. The leasehold improvements were built in 1926 and renovated in 2014.

(17)	Appraised Value is reflective of the leased fee value of the 330 West 34th Street Leased Fee Property, exclusive of any and all value attributable to the leasehold improvements. The appraisal concluded to a land value of $225,000,000 (approximately $4,848 per land SF), which represents a loan-to-land-value ratio of 44.4%. The appraisal also concluded to a Hypothetical Market Value Today of $525,000,000 as of July 1, 2022, based on the hypothetical condition that the ground lease encumbering the 330 West 34th Street Leased Fee Property has been collapsed and the leasehold improvements are no longer encumbered by the existing ground lease, which represents a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 19.0%. The leasehold improvements are not collateral for the 330 West 34th Street Leased Fee Whole Loan.

(18)	Underwritten Revenues, Underwritten NOI, Underwritten NCF, DSCR Based on Underwritten NOI / NCF and Debt Yield Based on Underwritten NOI / NCF are reflective of the contractual ground lease payments and do not account for any income attributable to the leasehold improvements.

(19)	The lockout period will be at least 25 payment dates beginning with and including the first payment date in October 2022. Defeasance of the 330 West 34th Street Leased Fee Whole Loan in full is permitted at any time after the earlier to occur of (i) August 18, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2022-B37 securitization cut-off date in October 2022. The actual lockout period may be longer.

(20)	The 330 West 34th Street Leased Fee Property is ground leased to Vornado 330 West 34th Street L.L.C. (the “Vornado Ground Tenant”), an affiliate of Vornado Realty Trust (“Vornado”). Vornado has an approximately 35% indirect ownership interest in the borrower. The ground lease commenced on July 28, 1967 and is in its second renewal term, which expires December 31, 2050. The ground lease has three additional renewal options, the first two for 30 years each, and the last for 39 years. During the current term, the Vornado Ground Tenant is required to pay ground rent in the amount of $15,750,000, annually, on an absolute net basis, payable in monthly installments. For the first five renewal terms, the ground rent will be equal to 7% of the market value of the leased premises considered as if vacant, unimproved and unencumbered, as determined in accordance with the ground lease. The interest of the Vornado Ground Tenant as ground lessee is freely transferable, and may be mortgaged, without the consent of the borrower or lender or any other restrictions. The Vornado Ground Tenant has a right of first refusal to purchase the 330 West 34th Street Leased Fee Property, or any portion of it, and any equity interest in any owner of the 330 West 34th Street Leased Fee Property. Such right of first refusal may apply to a transfer in connection with a foreclosure or deed-in-lieu thereof, as well as any transfers thereafter.

A-1-47

(21)	With respect to the 330 West 34th Street Leased Fee Mortgage Loan, Vornado 330 West 34th Street, L.L.C. (the “Vornado Ground Tenant”) is disputing via ongoing litigation the results of the arbitration process used to determine the annual ground rent for the ground lease term that commenced January 1, 2021. At origination of the 330 West 34th Street Leased Fee Whole Loan, a ground lease litigation reserve (the “Ground Lease Reserve”) was reserved with the lender in the amount of $9,800,000, representing the difference in the ground rent that would apply if the Vornado Ground Tenant’s determination of market value, rather than the borrower’s determination, was in effect from the commencement of the current ground lease term on January 1, 2021 through the origination date. In addition, the borrower is required to deposit into the Ground Lease Reserve, on each monthly payment date, an amount equal to the lesser of (x) $466,666.67 ($5,600,000 annually; i.e. the annual excess of the $15,750,000 ground rent based on the borrower’s determination of market value over the $10,150,000 ground rent based on the Vornado Ground Tenant’s determination) and (y) the amount by which (i) the amount of ground rents received during the preceding month exceeds (ii) $845,833.33 (i.e. exceeds $10,150,000 annually). Upon the final resolution (after the expiration of all appellate rights) of the ground rent dispute, or such dispute is otherwise terminated to the lender’s reasonable satisfaction, the amount in the Ground Lease Reserve is required to be (i) if it is determined that a Rental Overage Payment Amount (as defined below) exists, released to the Vornado Ground Tenant to pay such amount and (ii) any excess, or the entire Ground Lease Reserve, if no Rental Overage Payment Amount exists, is required to be released to the borrower.

“Rental Overage Payment Amount” means, the final amount (if any, inclusive of all interest, fees and other charges that may become due) that either (x) a court of competent jurisdiction (after the expiration of all appellate rights) has determined is due to the Vornado Ground Tenant stemming from the rental dispute, or (y) the amount that the Vornado Ground Tenant and borrower agree is due to the Vornado Ground Tenant as a result of a binding written settlement of the rental dispute entered into in accordance with the 330 West 34th Street Leased Fee Whole Loan documents (which require the lender’s reasonable consent unless the settlement is in a minimum specified amount). In the event of the lender taking title to the Mortgaged Property, any amount then in the Ground Lease Reserve is required to be held in escrow by a title company pursuant to an escrow agreement containing release provisions as set forth above, and accordingly may not be applied to repay the 330 West 34th Street Leased Fee Mortgage Loan.”

(22)	Voluntary prepayment of the IPG Portfolio Whole Loan in whole or in part is permitted on or after the due date occurring in April 2032 without the payment of any prepayment premium. In addition, the IPG Portfolio Whole Loan may be voluntary prepaid in whole or in part at any time beginning on the due date in November 2022 with the payment of a maintenance premium. Defeasance of the IPG Portfolio Whole Loan in whole or in part is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note of the IPG Portfolio Whole Loan to be securitized and (ii) September 29, 2025.

(23)	With respect to IPG Portfolio, the borrower (property owner and master landlord) entered into a master lease and master leased the entire portfolio to Intertape Polymer Group. The master lessee is structured as an SPE entity with one independent manager. The master lease is fully subordinate to the Mortgage Loan and is terminable by the lender upon a foreclosure or deed-in-lieu, or upon a material default under the master lease. The master lessee’s interest in the leases and rents is collaterally assigned to the borrower. For so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the IPG Portfolio Properties.

(24)	With respect to IPG Portfolio, historical financial information is unavailable due to the acquisition of IPG Portfolio Properties at origination IPG Portfolio Whole Loan.

(25)	The lockout period will be at least 24 payment dates beginning with and including the first payment date in November 2022. Defeasance of the Hyatt Regency Jacksonville Whole Loan in full is permitted at any time following the earlier to occur of (i) September 9, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2022-B37 securitization cut-off date in October 2022. The actual lockout period may be longer.

(26)	The Hyatt Regency Jacksonville Mortgage Loan has two mezzanine loans of $10,000,000 and $7,000,000 with the interest rates of 8.00000% and 9.50000%, respectively.

(27)	Underwriting is reliant on the T12 period of July 1, 2019 through February 28, 2020 and March 1, 2022 through June 30, 2022 to capture the immediate period prior to COVID-19 and the TTM period for March 1, 2022 through June 30, 2022.

(28)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to underwriting to average occupancy levels prior to the COVID-19 pandemic at the ADR observed in the TTM 2022 period. The Mortgaged Property’s underwritten 2022 performance reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound. We cannot assure you that the Mortgaged Property will revert to pre-COVID-19 performance.

(29)	The Largest Tenant at the Mortgaged Property, The City of New York, may terminate its lease for the entire premises, the sixth floor or the fourth and sixth floors any time after October 15, 2024 upon at least 12 months’ notice and payment of a termination fee in an amount equal to the sum of (i) the tenant work costs based on a straight-line amortization over the first 15 years of the lease term and (ii) the tenant broker fee based on a straight-line amortization over the first 15 years of the lease term.

(30)	The Second Largest Tenant at the Mortgaged Property, In Touch Group, LLC, may terminate its lease for all three floors on September 30, 2028 upon at least 15 months’ notice and no termination fee.

(31)	The Second Largest Tenant at the Mortgaged Property, In Touch Group, LLC, is not fully utilizing its seventh-floor space totaling 17,000 square feet but has been paying rent on this space.

(32)	With respect to 469 7th Avenue, during the continuance of a specified tenant trigger period, the borrower is required to deposit (a) $558,000 with respect to the Largest Tenant at the Mortgaged Property, The City of New York, and (b) with respect to or relating to any other specified tenant, an amount equal to all specified tenant excess cash flow for the interest accrual period immediately prior to the applicable monthly payment date, for tenant improvements and leasing commissions that may be incurred with respect to future leases of all or any portion of the related specified tenant space, provided, however, such amount on deposit may not exceed $100 per square foot of the applicable specified tenant space.

(33)	The 469 7th Avenue Whole Loan was co-originated by Citi Real Estate Funding Inc. and UBS AG.

(34)	With respect to the 469 7th Avenue Whole Loan, the lockout period will be at least 25 payment dates beginning with and including the first payment date in October 2022. Defeasance of the 469 7th Avenue Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 30, 2026. The assumed defeasance lockout period of 25 payment dates is based on the expected Benchmark 2022-B37 securitization cut-off date in October 2022. The actual lockout period may be longer.

(35)	The Mortgaged Property is subject to a declaration of condominium. The fee simple interest of 100.0% of the condominium units and common elements are held by the related mortgagor and encumbered by the mortgage securing the 469 7th Avenue Whole Loan. Moreover, the declaration of condominium has been subordinated to the lien of the related mortgage.

(36)	The Mortgaged Property consists of 255,800 square feet of office space, 12,588 square feet of retail space and 845 square feet of storage space.

(37)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to contractual rent steps and the signing of new leases for tenants including the Law Office of Ammenand and Hamilton, Miller & Birthisel, LLP.

(38)	The Largest Tenant, Wells Fargo Bank, has the option to give back either the entire ninth floor (20,367 SF) or tenth floor (20,147 SF) effective on July 31, 2025 with notice no later than August 31, 2023 and payment of a contraction fee. The Second Largest Tenant, Phelps Dunbar, LLP has the right to terminate its lease on October 31, 2024 with a written notice no later than October 31, 2023 and the payment of a termination fee.

(39)	The borrowers own the Mortgaged Properties as tenants-in-common.

(40)	The Mortgage Loan is part of a Whole Loan that was co-originated by J.P. Morgan Chase Bank, National Association and Bank of America, N.A.

(41)	For so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of SPG LP or Simon Inc. is the nonrecourse carveout guarantor, the non-recourse carveout guarantor's aggregate liability is limited to 20% of the Whole Loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

(42)	The Mortgage Loan documents permit the borrower to deliver (x) a letter of credit in lieu of any cash deposit required for any reserve requirements for the Monthly RE Tax Reserve ($), Monthly Insurance Reserve ($), Monthly Replacement / FF&E Reserve ($) and Monthly TI/LC Reserve ($) and (y) a letter of credit or a guaranty from a Katy Mills Borrower affiliate in lieu of any cash deposit required for any reserve requirements for the Monthly Other Reserve ($).

A-1-48

(43)	The Mortgage Loan documents permit the borrower to enter into a “Property-Assessed Clean Energy loan” (a “PACE Loan”) or any similar indebtedness for an amount not to exceed $5,000,000, subject to the lender's approval (not to be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation, to be (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property. The lien resulting from any unpaid and delinquent payments under a PACE Loan would have property tax lien status.

(44)	On a monthly basis, the borrower is required to deposit $59,208 to be held by lender for lease rollover reserves on each scheduled payment date on which the balance on deposit in the Rollover Reserve Account is less than $2,841,960, provided that no such cap will apply during a Lockbox Event Period.

(45)	One of the tenants, Famous Footwear, is in holdover. While this tenant has agreed to an increase, a formal lease has not yet been signed.

(46)	During a Lockbox Event Period, the borrower will be required to deposit $7,401 to be held by the lender for replacement reserves on each scheduled payment date on which the balance on deposit in the Replacement Reserve Account is less than $177,623.

(47)	For so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of SPG LP or Simon Inc. is the nonrecourse carveout guarantor, the non-recourse carveout guarantor's aggregate liability is limited to 20% of the Whole Loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

(48)	The Mortgage Loan documents permit the borrower to deliver a qualifying reserve guaranty and/or qualifying letter of credit in lieu of any cash reserve deposits required for taxes, insurance premiums, replacements and/or lease rollovers.

(49)	The Mortgage Loan is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Wells Fargo Bank, National Association.

(50)	With respect to the Tanger Outlets Columbus Whole Loan, the lockout period will be at least 24 payment dates beginning with and including the first payment date in November 2022. Defeasance of the Tanger Outlets Columbus Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) November 1, 2025. The assumed defeasance lockout period of 24 payment dates is based on the expected Benchmark 2022-B37 securitization cut-off date in October 2022. The actual lockout period may be longer. Notwithstanding the foregoing, if either pari passu note is not securitized by November 1, 2025, the borrower may prepay the non-securitized pari passu note (and such prepayment must include a yield maintenance premium) in conjunction with defeasance of any securitized pari passu note. In such circumstance, any yield maintenance premium is only payable to the noteholder of the non-securitized note being prepaid.

(51)	The Mortgage Loan agreement permits the borrower to enter into a PACE Loan for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. The related loan agreement defines “PACE Loan” as (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property. The lien resulting from any unpaid and delinquent PACE loan payments would have property tax lien status.

(52)	The Mortgaged Property is subject to a tax increment financing agreement and other related development agreements (“TIF Agreement”). Pursuant to the TIF Agreement, the local township agreed to provide a real property tax exemption from 75% of the increase in the assessed valuation of the Mortgaged Property for a period of ten years commencing with tax year 2016, and the related borrower committed to make payments in lieu of taxes (“TIF Payments”) in an amount equal to the real property taxes so exempted. The local finance authority issued $9,980,000 in aggregate principal amount of community facilities revenue bonds secured by the TIF Payments and certain other community development charges to reimburse the related borrower for a portion of the upfront costs of completing certain public transportation improvements.

(53)	The Mortgage Loan is part of a Whole Loan that was co-originated by J.P. Morgan Chase Bank, National Association and Morgan Stanley Bank, N.A.

(54)	The Mortgaged Property is a 1,356,325 square-foot office building which includes retail tenant leases representing approximately 3.0% of net rentable area and 2.8% of UW In-Place Rent at the Mortgaged Property.

(55)	The lockout period for the related Whole Loan will be at least 27 payment dates beginning with and including the first payment date on August 1, 2022. The Whole Loan may be (a) defeased in whole after the date that is two years from the closing date of the securitization that includes the last note to be securitized (the “Permitted Defeasance Date”) or (b) if the Permitted Defeasance Date has not occurred by August 1, 2025, prepaid in whole with the payment of a yield maintenance premium. The assumed lockout period of 27 months is based on the expected closing date of the Benchmark 2022-B37 securitization in October 2022. The actual lockout period may be longer.

(56)	In connection with the creation by the State of Michigan of a plan to enable the revitalization of certain brownfield properties, and the related developments of four projects located in the City of Detroit (the “Transformational Project Sites”), including the expansion of the Mortgaged Property which was completed in 2020, Bedrock Management Services, LLC, a borrower sponsor affiliate, as the developer (the “Developer”), entered into a reimbursement agreement (the “Reimbursement Agreement”) with the City of Detroit Brownfield Redevelopment Authority, the Michigan Strategic Fund and the Michigan Department of Treasury. The Reimbursement Agreement entitles the Developer to receive reimbursements for a certain portion of the cost of the developments of the Transformational Project Sites from certain tax revenues as well as sales and use tax exemptions. The lender did not underwrite any of the benefits afforded to the borrower sponsor affiliate pursuant to the Reimbursement Agreement. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for additional information.

(57)	The Largest Tenant, Rocket Mortgage, whose lease is scheduled to expire in December 2028 and is required to pay $28.81 per square foot, is currently subleasing 29,648 square feet out of a total of 570,214 square feet to StockX through December 2024 at $27.50 per square foot.

(58)	Centene Management, the Second Largest Tenant, is a successor-in-interest to Meridian Health, which had been at the Mortgaged Property since December 2014 and assigned its entire interest in its lease to Centene Management on June 29, 2022, shortly after loan origination. According to the borrower sponsor, Centene Management, whose current lease term expires in December 2024, has listed its entire leased space at the Mortgaged Property on the market for sublease, though no prospective subtenant has been identified as of the Cut-off Date. As of the Cut-off Date, Centene Management is in occupancy and paying rent.

(59)	Each of the Largest Tenant, Rocket Mortgage, the Third Largest Tenant, Rock Ventures, the Fourth Largest Tenant, Building Amenities Wellness Center LLC, the sixth largest tenant, Building Amenities Daycare LLC, the seventh largest tenant, Toast Entertainment (event space floor), the ninth largest tenant, Building Amenities Cafeteria LLC, and the thirteenth largest tenant who also subleases additional space from Rocket Mortgage, StockX, which collectively lease approximately 58.2% of the net rentable area at the Mortgaged Property, are affiliates of the borrower.

(60)	The Mortgaged Property consists of two units in a condominium with a total of two units. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests and Other Shared Interests” for additional information.

(61)	The Whole Loan is structured with a hard lockbox for the related Mortgaged Property other than with respect to the parking garage portion of the Mortgaged Property, the income from which is not required to be deposited into the lockbox account until the occurrence of a Cash Sweep Event, as defined in the related loan documents.

(62)	The Mortgage Loan documents permit the direct or indirect owners of the borrower (other than any principal) to obtain one or more unsecured loans from affiliates of the borrower, provided each unsecured loan is (a) unsecured, (b) payable only out of excess cash flow from the Mortgaged Property, (c) subordinate in all respects to the Mortgage Loan pursuant to a subordination and standstill agreement satisfactory to the lender in its sole discretion, and (d) without a maturity date. The aggregate amount of all unsecured loans that may be entered into without the lender’s consent may not exceed 10.0% of the aggregate unpaid principal amount of all of the Mortgage Loan at any one time.

(63)	The lockout period will be at least 24 payment dates beginning with and including the first payment date in November 2022. Defeasance of the Concord Mills Whole Loan in full is permitted at any time after the earlier to occur of (i) December 1, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2022-B37 securitization closing date in November 2022. The actual lockout period may be longer.

(64)	The Mortgage Loan is part of a Whole Loan that was co-originated by DBR Investments Co. Limited and Bank of America, N.A.

(65)	The Concord Mills Whole Loan documents permit the borrower to deliver (x) a letter of credit in lieu of any cash deposit required for any springing reserve requirements for the taxes, insurance, replacements, TI/LC and other reserves and (y) a letter of credit or a guaranty from an affiliate of the borrower in lieu of any cash deposit required for any reserve requirements for the Other reserve.

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(66)	In the event of a casualty with respect to the Mortgaged Property where (A) (i) the cost to restore such Mortgaged Property exceeds 25% of the amount it would cost to replace such Mortgaged Property and (ii) the damage occurs within the last 5 years of the lease term of the third largest tenant, AMC Theatres; (B) the borrower chooses not to restore such Mortgaged Property and AMC Theatres exercises its right to terminate its lease; and (C) thereafter the borrower elects to rebuild within the 5-year period following the AMC Theatres’ lease termination, and desires to sell or lease portions of the Mortgaged Property for the exhibition of motion pictures and the borrower has entered into negotiations with a third party for such sale or lease, then AMC Theaters has the exclusive right of first refusal to purchase or lease the offered premises on the same terms for a period of 45 days after such proposed new tenant’s receipt of the offered terms. The right of first refusal is not extinguished by foreclosure; however, the right of first refusal does not apply to a foreclosure or a deed in lieu of foreclosure.

(67)	For so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of SPG LP or Simon Inc. is the nonrecourse carveout guarantor, the non-recourse carveout guarantor's aggregate liability is limited to 20% of the Whole Loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

(68)	The Mortgage Loan documents permit the borrower to deliver a letter of credit in lieu of any cash deposit required for any reserve requirements for the Monthly RE Tax Reserve ($), Monthly Insurance Reserve ($), Monthly Replacement / FF&E Reserve ($), and Monthly TI/LC Reserve ($).

(69)	The Mortgage Loan agreement permits the borrower to enter into a “Property-Assessed Clean Energy loan” (a “PACE Loan”) or any similar indebtedness for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property. The lien resulting from any unpaid and delinquent payments under a PACE Loan would have property tax lien status.

(70)	In June 2022, the related borrower executed a 10-year lease with Primark to occupy 41,238 SF. The borrower is required to contribute approximately $4.8 million to build out the space, which is currently being built out. Approximately $1.9 million is outstanding in tenant allowances for the Primark space, which was not reserved at origination of the Concord Mills Whole Loan. As a result, Primark is not yet occupying its leased space or paying rent. Primark is expected to take occupancy of its leased space and begin paying rent in the fourth quarter of 2023. We cannot assure you whether or when the buildout of Primark’s leased space will be completed. Primark is not obligated to pay rent until the earlier of (i) 270 days after the date the landlord delivers the premises to Primark with landlord’s work substantially complete and (ii) the date Primark opens for business. The Primark lease provides that (i) the parties anticipate the delivery date will occur on November 1, 2022, which may be postponed by the landlord for 60 days by notice given within 60 days of the effective date of the lease (the foregoing date, as it may have been postponed in accordance with the lease, the “Projected Delivery Date”) and (ii) Primark will have the right to terminate its lease if for any reason (other than tenant-caused delays) the delivery date doesn’t occur by the date that is 365 days after the Projected Delivery Date. We cannot assure you that Primark will take occupancy of its space or begin paying rent as expected or at all.

(71)	The borrowers may prevent or stop the Lease Sweep Period commencing 12 months prior to the Stated Maturity Date by posting a letter of credit in an amount equal to $500,000, which required amount shall increase to $1,000,000 on the 6th Monthly Payment Date preceding the Stated Maturity Date.

(72)	Dent Neurological subleases 12,900 sq. ft. of its space to General Physician PC controlled by Kaleida Health at a rent of $28.18 modified gross with an expiration date of March 31, 2024.

(73)	The Largest Tenant, Dent Neurological, which leases approximately 88.6% of the net rentable area at the Dent Medical Center Mortgaged Property, is an affiliate of the borrowers and owns a 40% non-controlling ownership interest in Sheridan Properties III, LLC and a 60% non-controlling ownership interest in Sheridan Equity Partners I, LLC.

(74)	Monthly TI/LC reserves of approximately $13,083 will be required if funds in the TI/LC reserve are less than the TI/LC Cap of $1,000,000, including any upfront amounts deposited in the TI/LC account.

(75)	On each payment date, the greater of (a) the monthly amount required to be reserved pursuant to the approved management agreement or any replacement franchise or license agreement for the replacement of FF&E or (b) one-twelfth (1/12th) of 5% of the operating income of the Mortgaged Property for the previous 12-month period as determined on the anniversary of the last day of the calendar month in which the origination date occurs.
The borrower will not be required to make the noted monthly deposit to the extent the following conditions are satisfied: (i) the equivalent deposits are paid by the borrower directly to, or withheld by, the property manager pursuant to the management agreement, (ii) the borrower provides the lender with evidence that such amounts have been reserved with the property manager and (iii) the management agreement is and continues to be in full force and effect and is not subject to any default beyond any applicable grace or notice and cure period by the borrower.

(76)	The Mortgage Loan is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, Societe Generale Financial Corporation and Bank of Montreal.

(77)	The borrower is required to deposit one-seventh (1/7th) of four percent (4%) of the gross annual operating income of the Mortgaged Properties (based on the prior year) into the FF&E Reserve on each payment date during the months of March, April, May, June, July, August and September.

(78)	The Mortgage Loan is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc., Bank of Montreal, and Barclays Capital Real Estate Inc.

(79)	The borrower is required to deposit into a put price reserve, on a monthly basis, from the payment date occurring in July 2024 through and including the monthly payment date in June 2026, an amount equal to approximately $82,130; provided that such obligation may be satisfied upon delivery to lender of a letter of credit in an amount not less than the amount sufficient to pay to HTC Investor all amounts due and payable in connection with the exercise of the Put Option, which letter of credit serves as additional collateral for the Bell Works Whole Loan for so long as such letter of credit remains outstanding.

(80)	The Mortgaged Property is subject to a 30-year PILOT agreement, dated June 17, 2014, between the borrower and Holmdel Township. The borrower is obligated to make PILOT payments in exchange for certain exemptions from property taxes on real and personal property. The PILOT payment is based on a formula that factors in the percentage of the gross annual rent generated at the Mortgaged Property. For the first five years of the term the percentage is 10.25%, and thereafter the percentage increases 0.25% through year 25 with a cap set at an amount equal to 80% of what conventional taxes would be otherwise. Taxes were underwritten at $3,707,005 based on 10.5% of underwritten effective gross income per the terms of the PILOT agreement. Additionally, in connection with the rehabilitation and conversion of the Mortgaged Property to its current use, the Mortgaged Property qualifies for an HTC allowed for qualified rehabilitation expenditures incurred in connection with the certified rehabilitation of a certified historic structure and the HTCs are not collateral for the Mortgage Loan. The borrower leases the Mortgaged Property to the Bell Works Master Lessee pursuant to the terms of that certain Master Lease Agreement dated December 14, 2017, as amended (the “Bell Works Master Lease”). The borrower elected to pass-through the HTC to the Bell Works Master Lessee. Pursuant to a subordination, non-disturbance and attornment agreement among the lender, the borrower, the Bell Works Master Lessee and the Bell Works HTC Investor, the Bell Works Master Lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the Bell Works Master Lease until the next business day following the fifth anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the Mortgaged Property is first placed in service, but in no event later than April 1, 2026. Pursuant to the subordination, non-disturbance and attornment agreement, the lender must provide Bell Works HTC Investor prior written notice of its intention to commence any enforcement action under the Mortgage Loan documents, the Bell Works HTC Investor is entitled to receive notices of defaults under the Mortgage Loan documents, and the Bell Works HTC Investor has a period of not less than 10 days to cure such defaults. In addition, the Bell Works HTC Investor has certain rights to remove the borrower’s general partner and/or the Bell Works Master Lessee’s managing member, subject to certain terms and conditions set forth in the subordination, non-disturbance and attornment agreement.

(81)	A $850,000 credit for the $8,500,000 tenant improvement and leasing commissions escrow was underwritten on the Whole Loan. The $8,500,000 initial deposit was placed into a reserve and disbursements can be made for tenant improvements and leasing commissions.

(82)	Somerset Holmdel Development I Urban Renewal, L.P. entered into a master lease with Bell Works Master Tenant, LLC on December 14, 2017, for a 32-year term with an expiration date on December 14, 2049.

(83)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to potential income from vacant space and contractual rent steps.

(84)	With respect to PentaCentre Office, the Largest Tenant, Midland Credit Management, Inc. has a one-time right to terminate its lease effective July 31, 2023 by providing written notice prior to February 1, 2023 and paying a termination fee of approximately $1,266,805.

(85)	With respect to PentaCentre Office, the Second Largest Tenant by base rent, One10, LLC may terminate its lease on August 31, 2026 with 180 days’ prior written notice and payment of a termination fee equal to the sum of the unamortized amount of the allowance, free rent, and commissions, plus interest, plus two months base rent at the time.

(86)	With respect to PentaCentre Office, the Fourth Largest Tenant by base rent, EASI, LLC, has the one-time right to terminate its lease effective January 31, 2025 upon seven months’ prior notice to the related landlord and payment of a termination fee.

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(87)	With respect to PentaCentre Office, the Fifth Largest Tenant by base rent, Pulte Home Company, LLC, has the one-time right to terminate its lease in September 2025 upon six months’ prior notice to the related landlord and payment of a termination fee.

(88)	The Mortgaged Properties consist of (i) one unit in a two-unit retail condominium (ii) four units (two residential, one retail and one cellar) in a seven-unit mixed use condominium and (iii) a retail building. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests and Other Shared Interests” for additional information.

(89)	The Largest Tenant at the 1 Hanover Square Mortgaged Property, One Hanover LLC, has three various tenants (Harry's, Harry's Café, and Ulysses') that occupy, in the aggregate, 13,660 square feet.

(90)	The related borrower delivered to the lender a reserve guaranty (the “Reserve Guaranty”) from E. Stanley Kroenke. So long as no event of default exists under either the Mortgage Loan documents or the Reserve Guaranty, and the Reserve Guaranty remains in full force and effect, the related borrower will not be obligated to fund monthly reserves. If an event of default under the Mortgage Loan documents or under the Reserve Guaranty occurs or the Reserve Guaranty is no longer in full force and effect, the lender may require the related borrower to escrow monthly: (i) 1/12 of the annual estimated tax payments, (ii) 1/12 of the annual estimated insurance premiums, (iii) replacement reserves of $2,086.86, and (iv) tenant improvements and leasing commissions reserve of $9,333.33, subject to a cap of $700,000.

(91)	The liability of each of the two non-recourse carveout guarantors is several but not joint and is limited to the amounts of each guarantor’s pro rata share of the aggregate liability of all guarantors under the related Mortgage Loan documents.

(92)	The Upfront TI/LC Reserve means $300,000 at origination; provided that so long as there is no event of default and Stanley Kroenke is still a guarantor on the Mortgage Loan, the lender will allow the guarantor to personally guaranty tenant improvements and leasing commission reserves in lieu of cash escrows. The $300,000 guaranteed at origination was not collected.

(93)	The borrower is permitted to obtain mezzanine financing secured by direct or indirect ownership interests in the borrower subject to certain conditions, including, without limitation: (i) a combined maximum loan to value ratio of 60.0%, inclusive of the additional mezzanine debt, (ii) a combined debt service coverage ratio of 1.45x, inclusive of the additional mezzanine debt, calculated at the origination of the mezzanine loan, (iii) a combined debt yield at the origination of the mezzanine loan at least equal to 12.0%, inclusive of the additional mezzanine debt, (iv) the mezzanine loan is coterminous with the Peery Hotel Mortgage Loan; and (v) the mezzanine lender enters into an intercreditor agreement with the lender that is in form and substance acceptable to the lender and the applicable rating agencies.

(94)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to contractual increases in base rent for the Sole Tenant.

(95)	Ongoing reserves for TI/LCs will be waived if the sole tenant at the Bloomington IRS Mortgaged Property, IRS National Distribution, exercises its lease renewal option for an additional five year term prior to May 18, 2028.

(96)	The IPR Portfolio Mortgaged Properties have limited prior operating history as they are single tenant properties subject to absolute triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan seller with historical financial information for each related Mortgaged Property.

(97)	Ongoing reserves for (i) TI/LCs and (ii) capital expenditures will be suspended so long as the DSCR is greater than or equal to 1.25x. At any time that the DSCR is less than 1.25x, (i) ongoing TI/LC reserves will commence at $0.35 per square foot per annum (collected on a monthly basis and initially estimated to be equal to approximately $9,574.28 per month) and (ii) ongoing capital expenditure reserves will commence at $0.32 per square foot per annum (collected on a monthly basis and initially estimated to be equal to approximately $8,753.63 per month).

(98)	The IPR Portfolio Mortgaged Properties consist of 307,538 square feet of industrial warehouse space and 20,703 square feet of office space. The 1468 West Hospital Road Mortgaged Property consists of 111,560 square feet of industrial warehouse space and 4,648 square feet of office space. The 4520 and 4804 North State Rd 37 Mortgaged Property consists of 109,712 square feet of industrial warehouse space and 3,393 square feet of office space. The 2531 Jewett Lane Mortgaged Property consists of 39,015 square feet of industrial warehouse space and 7,432 square feet of office space. The 4086 Michigan Ave Mortgaged Property consists of 47,251 square feet of industrial warehouse space and 5,250 square feet of office space.

(99)	The monthly FF&E expenditure amount means (i) $12,254.24 for the payment dates which occur in November 2022 through October 2023 and (ii) thereafter the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E or (b) one-twelfth (1/12th) of 4% of the operating income of the Mortgaged Property for the previous 12-month period as determined on the anniversary of the last day of the calendar month in which the origination date occurs.

(100)	The Largest Tenant – Prospero (Indigo Sublease), subleases 80,551 square feet from Indigo AG . The sublease expires on the earlier of February 28, 2027, or the date that the master lease is terminated.

(101)	The Third Largest Tenant – Indigo AG, has the right to terminate its lease on March 31, 2025 upon 180 days' notice plus payment of unamortized TI/LC's and legal fees. Prospero (Indigo Sublease) subleases its space from Indigo AG pursuant to a sublease which expires February 28, 2027 and, in connection therewith, Indigo AG has agreed not to exercise such termination option during the term of the sublease absent express written approval from Prospero (Indigo Sublease).

(102)	The Mortgaged Property is comprised of one office building totaling 174,700 SF of office space and an adjacent parking garage that includes 756 stalls which was not presented in Number of Units.

(103)	The collateral includes the borrowers’ leasehold interest in the Mortgaged Property in connection with two payments in lieu of taxes (the "Garage PILOT") and (the "Office PILOT") leases, and the Mortgage Loan is in part secured by the borrowers' leasehold interest in the Mortgaged Property. The lessor under the Garage PILOT lease is the Memphis City Center Revenue Finance Corporation and the lessee is Hertz Memphis Four, LLC. The lessor under the Office PILOT lease is the Memphis City Center Revenue Finance Corporation and the lessee is Hertz Memphis Three, LLC. The term of the leases is 30 years, which commenced on December 29, 1998. The PILOT leases will expire on December 31, 2028. The borrowers have the option to purchase the fee simple interest of the Mortgaged Property following the expiration of the PILOT arrangements for $1,000. At origination of the Mortgage Loan, the Memphis City Center Revenue Finance Corporation also delivered an accommodation mortgage in favor of the lender encumbering the fee interest in the Mortgaged Property, and the Mortgage Loan is in part secured by such interest in the Mortgaged Property.

(104)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) at the 37th Ave Shopping Center Mortgaged Property is primarily attributable to contractual increases in rent and rent steps.

(105)	The TI/LC reserve is capped at $557,445 as long as the DSCR is greater or equal to 1.25x.

(106)	The Indiana Ardena Portfolio Mortgaged Properties have limited prior operating history as they were acquired by the related borrower within 12 calendar months prior to the cut-off date and such borrower was unable to provide the related Mortgage Loan seller with historical financial information for the TTM period.

(107)	The Second Largest Tenant at the Pavilions Shopping Center Mortgaged Property, St. Mary Medical Center, has a unilateral right to terminate its lease with 90 days’ prior written notice to the landlord.

(108)	The Fourth Largest Tenant at the 37th Ave Shopping Center Mortgaged Property, Order of AHEPA, may terminate its lease with 90 days’ prior written notice to the landlord if charity gaming laws change in a way that prohibits this business from operating. The Fifth Largest Tenant at the 37th Ave Shopping Center Mortgaged Property, the FSSA Family Services, has the right to terminate its lease if the Budget Director for the State of Indiana determines that funds are not appropriated or available to continue its performance. Additionally, the Indiana Family and Social Services Administration has a unilateral right to terminate its lease with 60 days’ prior written notice to the landlord.

(109)	The Largest Tenant, Lake Effect Furniture and Mattress, which leases approximately 51.1% of the net rentable area at the Mortgaged Property, is an affiliate of the borrower and owns a 9% non-controlling ownership interest in the borrower.

(110)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) at the 37th Ave Shopping Center Mortgaged Property is primarily attributable to a contractual rent step for the Largest Tenant, Lake Effect Furniture and Mattress

(111)	The TI/LC reserve is capped at $817,040 as long as the DSCR is greater or equal to 1.50x.

(112)	The largest tenant at the Mortgaged Property, Lake Effect Furniture and Mattress, has a right of first offer to purchase the Mortgaged Property; however, such tenant has executed a subordination, nondisturbance and attornment agreement providing that such right will not be exercisable in connection with a purchase of the Mortgaged Property at a foreclosure sale, a transfer of the Mortgaged Property to the lender or its designee pursuant to a deed-in-lieu of foreclosure or the initial subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure.

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(113)	The Largest Tenant, Family Farm & Home, Inc., leases 149,586 square feet expiring January 31, 2027 and (ii) 13,500 square feet expiring on a month-to-month basis. The Second Largest Tenant, Elyria Foundry Company, leases (i) 121,608 square feet expiring September 30, 2024 and (ii) 23,679 square feet expiring November 30, 2022. The Third Largest Tenant, M.P.&A. North, Inc., leases (i) 83,576 square feet expiring June 30, 2025, (ii) 22,353 square feet expiring June 30, 2023 and (iii) 12,000 square feet expiring January 31, 2023.

(114)	The Underwritten Net Operating Income ($) is over 10% higher than Most Recent NOI ($), primarily driven by the Largest Tenant's, Charter Communications, expansion into suites, which were underwritten as in place beginning September 2022.

(115)	The borrower is required under the Mortgage Loan documents to make monthly deposits of $2,534 into the TI/LC Reserve account commencing on October 1, 2025.

(116)	The appraised value for the 325 West Main Street Mortgaged Loan reflects the "Prospective Market Value Upon Completion", which appraised value is inclusive of the conversion of the Mortgaged Property from a Comfort Suites to a Holiday Inn Express along with planned renovation from which the Mortgage Property would benefit. Based on the "as-is" appraised value equal to $7,800,000, the Cut-off Date LTV is 73.6% and Maturity Date LTV is 61.9%.

(117)	A Cash Management Trigger Period will commence upon, among other events, the debt service coverage ratio being less than (A) 1.20x, provided that each of the following conditions are met: (i) the debt service coverage ratio is calculated on or before March 6, 2023, (ii) the Franchise Conversion Conditions are in process and (iii) the funds deposited in the debt service reserve account in accordance with the terms of the 325 West Main Street Mortgage Loan documents have not been released, or (B) 1.25x. The “Franchise Conversion Conditions” mean the following conditions have been satisfied: (i) the Mortgaged Property is “flagged”, operated and branded pursuant to a franchise agreement entered into in accordance with the terms of the 325 West Main Street Mortgage Loan documents, (ii) a comfort letter is issued and addressed to the lender, and (iii) the opening of the Mortgaged Property as a hotel in accordance with such franchise agreement.

(118)	The Mortgaged Property is in the process of being converted from a Comfort Suites hotel franchise flag to a Holiday Inn Express hotel franchise flag. The Comfort Suites franchise agreement expires March 6, 2028 and grants the related borrower the option to terminate after the 15th year upon 12 months’ notice. In connection with the conversion of the Mortgaged Property from a Comfort Suites to a Holiday Inn Express, the related borrower exercised its right to terminate the Comfort Suites franchise agreement effective as of March 5, 2023. The related borrower has entered into a new 15-year franchise agreement pursuant to which the Mortgaged Property may be operated as a Holiday Inn Express provided that, among other conditions, the Mortgaged Property opens as a Holiday Inn Express on or before April 1, 2023. The franchise agreement expiration date under the Holiday Inn Express franchise agreement is 15 years from the date of conversion and the conversion is expected to be finalized in March 2023. As such the franchise agreement expiration date is anticipated to be sometime in March 2038. We cannot assure you that these renovations will be completed as expected and/or whether the term under the Holiday Inn Express franchise agreement will commence as anticipated.

(119)	The borrowers will be required to deposit into an eligible account (the “FF&E Reserve Account”) on each monthly payment date, an amount equal to the greater of (i) the FF&E Payment (as defined below) and (ii) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement. The “FF&E Payment” means an amount equal to 1/12th of the applicable FF&E Percentage (as defined below) of the greater of (x) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year as reasonably determined by the lender and (y) the projected annual gross revenues for the hotel related operations at the Mortgaged Property as set forth in the approved annual budget. The "FF&E Percentage" means (i) from the origination date through and including the 12th monthly payment date, zero percent, (ii) from the 13th monthly payment date through and including the 24th monthly payment date, two percent, (iii) from the 25th monthly payment date through and including the 36th monthly payment date, three percent, and (iv) thereafter for so long as the 325 West Main Street Mortgage Loan is outstanding, four percent.

A-1-52

ANNEX A-2

MORTGAGE POOL INFORMATION

[THIS PAGE INTENTIONALLY LEFT BLANK]

Distribution of Loan Purpose

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Loan Purpose	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
Refinance	25	$ 573,776,940	68.9%	$ 22,951,078	2.15x	5.701%	106.1	48.7%	46.8%
Acquisition	13	238,520,336	28.7	$ 18,347,718	1.72x	5.897%	119.2	55.9%	54.0%
Recapitalization	1	20,228,000	2.4	$ 20,228,000	2.28x	6.270%	120.0	52.0%	52.0%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Distribution of Amortization Types(1)(2)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Amortization Type	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
Interest Only	23	$ 582,803,000	70.0%	$ 25,339,261	2.01x	5.601%	112.5	51.6%	51.6%
Amortizing (30 Years)	10	144,941,137	17.4	$ 14,494,114	2.13x	6.084%	115.0	48.2%	41.4%
Interest Only, Amortizing Balloon	4	83,305,000	10.0	$ 20,826,250	2.09x	6.429%	83.6	49.5%	46.2%
Amortizing (25 Years)	1	12,000,000	1.4	$ 12,000,000	1.44x	5.985%	120.0	50.6%	39.2%
Amortizing (27.5 Years)	1	9,476,139	1.1	$ 9,476,139	1.95x	5.380%	118.0	55.1%	44.1%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

(1) All of the mortgage loans will have balloon payments at maturity date.
(2) Original partial interest only periods range from 1 to 48 months.

Distribution of Cut-off Date Balances

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Range of Cut-off Date	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Balances ($)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
4,025,000 - 9,999,999	12	$ 89,897,032	10.8%	$ 7,491,419	1.77x	5.894%	112.3	59.5%	54.4%
10,000,000 - 19,999,999	13	174,890,336	21.0	$ 13,453,103	1.79x	5.896%	118.9	56.2%	52.5%
20,000,000 - 39,999,999	7	200,237,908	24.1	$ 28,605,415	2.13x	5.969%	119.0	48.3%	46.7%
40,000,000 - 59,999,999	4	185,000,000	22.2	$ 46,250,000	1.77x	5.973%	103.1	53.9%	53.5%
60,000,000 - 62,500,000	3	182,500,000	21.9	$ 60,833,333	2.55x	5.169%	98.4	41.0%	41.0%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	$4,025,000
Max	$62,500,000
Weighted Average	$21,346,802

A-2-1

Distribution of Underwritten NCF DSCR Ratios(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Range of Underwritten NCF DSCR (x)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
1.33 - 1.60	9	$ 163,491,856	19.6%	$ 18,165,762	1.49x	6.026%	119.3	58.4%	56.4%
1.61 - 1.80	8	152,640,336	18.3	$ 19,080,042	1.68x	6.045%	118.5	55.6%	54.3%
1.81 - 2.00	10	177,611,260	21.3	$ 17,761,126	1.88x	5.697%	115.9	56.7%	54.6%
2.01 - 2.50	9	177,356,916	21.3	$ 19,706,324	2.13x	6.185%	102.7	48.4%	46.1%
2.51 - 3.00	2	101,424,908	12.2	$ 50,712,454	2.72x	5.079%	81.0	32.8%	30.8%
3.01 - 3.41	1	60,000,000	7.2	$ 60,000,000	3.41x	4.550%	119.0	38.6%	38.6%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	1.33x
Max	3.41x
Weighted Average	2.03x

(1) Unless otherwise indicated, the Underwritten Debt Service Coverage Ratio for each mortgage loan is calculated by dividing the Underwritten Net Cash Flow from the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment.

Distribution of Mortgage Interest Rates

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Range of Mortgage	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Interest Rates (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
4.410 - 5.000	3	$ 135,900,000	16.3%	$ 45,300,000	2.90x	4.582%	90.9	37.1%	37.1%
5.001 - 5.500	6	122,256,475	14.7	$ 20,376,079	1.86x	5.226%	118.0	56.7%	54.2%
5.501 - 6.000	13	207,368,824	24.9	$ 15,951,448	1.98x	5.811%	119.0	52.3%	48.9%
6.001 - 6.500	11	247,474,977	29.7	$ 22,497,725	1.73x	6.169%	116.9	55.0%	54.2%
6.501 - 7.187	6	119,525,000	14.4	$ 19,920,833	1.96x	6.789%	95.1	49.3%	46.8%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	4.410%
Max	7.187%
Weighted Average	5.771%

A-2-2

Distribution of Cut-off Date LTV Ratios(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Range of Cut-off Date LTV Ratios (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
32.6 - 40.0	4	$ 186,424,908	22.4%	$ 46,606,227	2.85x	5.106%	98.6	35.6%	33.8%
40.1 - 50.0	4	106,885,000	12.8	$ 26,721,250	2.08x	6.319%	91.5	47.2%	45.4%
50.1 - 55.0	10	217,712,037	26.2	$ 21,771,204	1.73x	5.978%	116.7	51.9%	50.9%
55.1 - 60.0	12	207,056,475	24.9	$ 17,254,706	1.79x	5.770%	119.1	58.7%	56.8%
60.1 - 65.0	6	93,955,000	11.3	$ 15,659,167	1.72x	5.894%	117.9	61.3%	59.5%
65.1 - 74.9	3	20,491,856	2.5	$ 6,830,619	1.45x	6.217%	119.8	69.4%	59.8%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	32.6%
Max	74.9%
Weighted Average	50.8%

(1) With respect to one mortgage loan representing 0.7% of the initial pool balance, the respective Cut-off Date LTV Ratio was calculated based upon a valuation other than an “as-is” appraised value of each related mortgaged property or the cut-off date principal balance of a mortgage loan less a reserve taken at origination. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making such adjustments is 51.0%.

Distribution of Maturity Date LTV Ratios(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Range of Maturity Date LTV Ratios (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
27.9 - 40.0	5	$ 198,424,908	23.8%	$ 39,684,982	2.76x	5.159%	99.9	36.5%	34.1%
40.1 - 50.0	9	164,735,513	19.8	$ 18,303,946	2.01x	6.105%	97.3	50.1%	46.0%
50.1 - 55.0	9	209,683,000	25.2	$ 23,298,111	1.76x	5.954%	119.4	52.9%	52.1%
55.1 - 60.0	11	176,815,000	21.2	$ 16,074,091	1.76x	5.829%	119.4	59.5%	58.9%
60.1 - 64.1	5	82,866,856	10.0	$ 16,573,371	1.61x	5.987%	117.8	62.8%	61.7%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	27.9%
Max	64.1%
Weighted Average	49.0%

(1) With respect to one mortgage loan representing 0.7% of the initial pool balance, the respective Maturity Date LTV Ratio was calculated based upon a valuation other than an “as-is” appraised value of each related mortgaged property or the cut-off date principal balance of a mortgage loan less a reserve taken at origination. The weighted average Maturity Date LTV Ratio for the mortgage pool without making such adjustments is 49.1%.

A-2-3

Distribution of Original Terms to Maturity(1)(2)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Original	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Terms to Maturity (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
60	3	$ 122,490,121	14.7%	$ 40,830,040	2.40x	5.669%	58.9	39.4%	38.6%
120 - 121	36	710,035,155	85.3	$ 19,723,199	1.97x	5.789%	119.1	52.8%	50.8%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	60 months
Max	121 months
Weighted Average	111 months

(1) All of the mortgage loans will have balloon payments at maturity date.
(2) With respect to two mortgage loans representing approximately 3.5% of the initial pool balance, the initial due date for such mortgage loan occurs after November 2022. On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed November 2022 payment date.

Distribution of Remaining Terms to Maturity(1)(2)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Range of Remaining	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Terms to Maturity (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
58 - 60	3	$ 122,490,121	14.7%	$ 40,830,040	2.40x	5.669%	58.9	39.4%	38.6%
115 - 119	21	452,692,155	54.4	$ 21,556,769	2.08x	5.486%	118.5	51.9%	50.4%
120 - 121	15	257,343,000	30.9	$ 17,156,200	1.78x	6.321%	120.1	54.4%	51.7%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	58 months
Max	121 months
Weighted Average	110 months

(1) All of the mortgage loans will have balloon payments at maturity date.
(2) With respect to two mortgage loans representing approximately 3.5% of the initial pool balance, the initial due date for such mortgage loan occurs after November 2022. On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed November 2022 payment date.

A-2-4

Distribution of Original Amortization Terms

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Original Amortization	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Terms (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
Interest Only	23	$ 582,803,000	70.0%	$ 25,339,261	2.01x	5.601%	112.5	51.6%	51.6%
300	1	12,000,000	1.4	$ 12,000,000	1.44x	5.985%	120.0	50.6%	39.2%
330	1	9,476,139	1.1	$ 9,476,139	1.95x	5.380%	118.0	55.1%	44.1%
360	14	228,246,137	27.4	$ 16,303,295	2.12x	6.210%	103.5	48.7%	43.2%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	300 months
Max	360 months
Weighted Average	356 months

Distribution of Remaining Amortization Terms

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Range of Remaining Amortization	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Terms (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
Interest Only	23	$ 582,803,000	70.0%	$ 25,339,261	2.01x	5.601%	112.5	51.6%	51.6%
300 - 328	2	21,476,139	2.6	$ 10,738,070	1.67x	5.718%	119.1	52.6%	41.4%
356 - 360	14	228,246,137	27.4	$ 16,303,295	2.12x	6.210%	103.5	48.7%	43.2%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	300 months
Max	360 months
Weighted Average	355 months
A-2-5

Distribution of Original Partial Interest Only Periods

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Original Partial Interest Only	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Periods (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
1	2	$ 29,025,000	3.5%	$ 14,512,500	1.92x	6.634%	121.0	43.4%	37.5%
12	1	$ 7,850,000	0.9%	$ 7,850,000	1.60x	5.665%	120.0	65.4%	56.3%
24	2	$ 59,705,000	7.2%	$ 29,852,500	2.16x	6.626%	69.4	48.1%	45.7%
48	1	$ 15,750,000	1.9%	$ 15,750,000	2.06x	6.061%	119.0	46.9%	43.2%

(1) With respect to two mortgage loans representing approximately 3.5% of the initial pool balance, the initial due date for such mortgage loan occurs after November 2022. On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed November 2022 payment date.

Distribution of Prepayment Provisions

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Prepayment Provisions	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
Defeasance	34	$ 731,385,276	87.9%	$ 21,511,332	2.06x	5.718%	108.9	50.6%	48.6%
Yield Maintenance or Defeasance	2	75,750,000	9.1	$ 37,875,000	1.73x	6.274%	119.8	51.2%	50.4%
Yield Maintenance	3	25,390,000	3.0	$ 8,463,333	2.10x	5.805%	118.2	55.7%	55.7%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

A-2-6

Distribution of Underwritten NOI Debt Yields

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Range of Underwritten NOI Debt Yields (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
9.1 - 10.0	6	$ 141,400,000	17.0%	$ 23,566,667	1.64x	5.498%	118.6	57.0%	57.0%
10.1 - 12.0	11	241,476,856	29.0	$ 21,952,441	1.69x	5.993%	119.2	55.9%	55.4%
12.1 - 15.0	12	204,535,336	24.6	$ 17,044,611	2.07x	5.621%	100.5	49.7%	46.6%
15.1 - 20.0	8	156,188,177	18.8	$ 19,523,522	2.59x	5.522%	115.6	45.0%	42.0%
20.1 - 21.8	2	88,924,908	10.7	$ 44,462,454	2.52x	6.386%	85.4	40.1%	37.1%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	9.1%
Max	21.8%
Weighted Average	13.3%

Distribution of Underwritten NCF Debt Yields

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Range of Underwritten NCF Debt Yields (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (Mos)	LTV	LTV
8.6 - 10.0	9	$ 202,150,000	24.3%	$ 22,461,111	1.63x	5.587%	118.8	57.2%	57.2%
10.1 - 11.0	8	180,726,856	21.7	$ 22,590,857	1.72x	6.060%	119.1	55.2%	54.5%
11.1 - 13.0	9	163,335,336	19.6	$ 18,148,371	2.13x	5.390%	95.5	47.9%	45.4%
13.1 - 16.0	11	197,388,177	23.7	$ 17,944,380	2.43x	5.733%	116.5	47.5%	43.9%
16.1 - 20.5	2	88,924,908	10.7	$ 44,462,454	2.52x	6.386%	85.4	40.1%	37.1%
Total/Avg./Wtd.Avg.	39	$ 832,525,276	100.0%	$ 21,346,802	2.03x	5.771%	110.2	50.8%	49.0%

Min	8.6%
Max	20.5%
Weighted Average	12.4%

A-2-7

Distribution of Lockbox Types

			Percentage of
	Number of		Aggregate
	Mortgage	Cut-off Date	Cut-off Date
Lockbox Type	Loans	Balance	Balance
Hard	25	$ 581,672,220	69.9%
Springing	12	169,653,056	20.4
Soft (Residential); Hard (Commercial)	1	62,500,000	7.5
Soft	1	18,700,000	2.2
Total	39	$ 832,525,276	100.0%

Distribution of Escrows

			Percentage of
	Number of		Aggregate
	Mortgage	Cut-off Date	Cut-off Date
Escrow Type	Loans	Balance	Balance
Replacement Reserves(1)	30	$ 547,100,276	65.7%
Real Estate Tax	29	$ 557,710,368	67.0%
TI/LC(2)	24	$ 440,403,360	73.1%
Insurance	10	$ 150,858,000	18.1%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of total retail, office, mixed use, industrial and leased fee properties only.

A-2-8

Distribution of Property Types

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgaged	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Property Types	Properties	Balance(1)	Balance	Balance	Ratio(2)	Interest Rate(2)	Maturity (Mos)(2)	LTV(2)	LTV(2)
Office	10	$ 216,043,336	26.0%	$ 21,604,334	1.68x	5.872%	118.3	56.6%	55.9%
CBD	3	122,000,000	14.7	$ 40,666,667	1.56x	5.918%	118.5	56.8%	56.8%
Suburban	6	71,043,336	8.5	$ 11,840,556	1.86x	5.790%	117.8	58.4%	56.1%
Medical	1	23,000,000	2.8	$ 23,000,000	1.81x	5.880%	119.0	50.5%	50.5%
Retail	38	$ 205,741,047	24.7%	$ 5,414,238	2.08x	5.917%	119.2	49.2%	46.4%
Super Regional Mall	2	63,924,908	7.7	$ 31,962,454	2.56x	6.072%	119.2	35.7%	30.4%
Single Tenant	29	52,785,000	6.3	$ 1,820,172	1.91x	5.544%	119.2	50.0%	48.8%
Anchored	4	47,376,139	5.7	$ 11,844,035	1.78x	6.007%	119.1	57.9%	55.7%
Outlet Center	1	31,950,000	3.8	$ 31,950,000	1.90x	6.252%	120.0	58.5%	58.5%
Unanchored	2	9,705,000	1.2	$ 4,852,500	1.86x	5.380%	118.0	60.7%	53.0%
Hospitality	14	$ 112,693,916	13.5%	$ 8,049,565	2.08x	6.463%	93.2	51.2%	47.3%
Full Service	2	62,500,000	7.5	$ 31,250,000	2.16x	6.858%	72.0	48.5%	47.3%
Extended Stay	5	34,908,250	4.2	$ 6,981,650	1.96x	5.997%	119.8	57.1%	49.0%
Limited Service	7	15,285,666	1.8	$ 2,183,667	2.06x	5.918%	119.0	48.9%	43.5%
Industrial	15	$ 97,956,856	11.8%	$ 6,530,457	1.61x	6.230%	119.9	54.2%	51.9%
Warehouse/Distribution	6	54,212,636	6.5	$ 9,035,439	1.55x	6.245%	119.8	55.5%	51.3%
Manufacturing	5	32,294,220	3.9	$ 6,458,844	1.69x	6.309%	120.0	53.1%	53.1%
Warehouse	4	11,450,000	1.4	$ 2,862,500	1.63x	5.940%	120.0	51.1%	51.1%
Multifamily	2	$ 68,800,000	8.3%	$ 34,400,000	2.51x	4.776%	63.6	35.1%	35.1%
High Rise	1	62,500,000	7.5	$ 62,500,000	2.60x	4.650%	58.0	32.6%	32.6%
Student Housing	1	6,300,000	0.8	$ 6,300,000	1.63x	6.030%	119.0	59.4%	59.4%
Other	1	$ 60,000,000	7.2%	$ 60,000,000	3.41x	4.550%	119.0	38.6%	38.6%
Leased Fee	1	60,000,000	7.2	$ 60,000,000	3.41x	4.550%	119.0	38.6%	38.6%
Self Storage	7	$ 48,950,000	5.9%	$ 6,992,857	1.84x	5.183%	119.0	59.5%	59.5%
Self Storage	7	48,950,000	5.9	$ 6,992,857	1.84x	5.183%	119.0	59.5%	59.5%
Mixed Use	3	$ 22,340,121	2.7%	$ 7,446,707	1.86x	5.580%	92.5	55.8%	51.2%
Office/Parking	1	9,990,121	1.2	$ 9,990,121	2.00x	6.040%	59.0	50.2%	47.0%
Office/Industrial	1	7,850,000	0.9	$ 7,850,000	1.60x	5.665%	120.0	65.4%	56.3%
Retail/Multifamily	1	4,500,000	0.5	$ 4,500,000	1.99x	4.410%	119.0	51.7%	51.7%
Total/Avg./Wtd.Avg.	90	$ 832,525,276	100.0%	$ 9,250,281	2.03x	5.771%	110.2	50.8%	49.0%

(1) Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-9

Geographic Distribution

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Geographic Distribution	Mortgaged	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Property Location	Properties	Balance(1)	Balance	Balance	Ratio(2)	Interest Rate(2)	Maturity (Mos)(2)	LTV(2)	LTV(2)
New York	8	$ 217,376,139	26.1%	$ 27,172,017	2.41x	5.081%	101.4	42.8%	42.3%
Florida	7	127,484,612	15.3	$ 18,212,087	1.88x	6.231%	96.0	53.9%	52.0%
Michigan	7	58,128,631	7.0	$ 8,304,090	1.74x	5.818%	117.4	58.0%	55.7%
Texas	4	50,526,908	6.1	$ 12,631,727	2.63x	6.033%	118.4	36.9%	31.7%
Illinois	10	44,376,539	5.3	$ 4,437,654	1.57x	6.009%	120.0	56.4%	51.0%
Ohio	4	41,806,856	5.0	$ 10,451,714	1.79x	6.228%	119.8	61.6%	59.4%
Mississippi	2	33,453,000	4.0	$ 16,726,500	1.84x	5.120%	119.0	59.7%	59.7%
North Carolina	5	31,324,818	3.8	$ 6,264,964	1.97x	6.437%	120.7	42.1%	37.7%
Missouri	5	29,051,000	3.5	$ 5,810,200	2.09x	5.740%	118.3	54.8%	54.8%
Alabama	10	25,571,750	3.1	$ 2,557,175	2.09x	5.993%	119.4	52.5%	46.7%
Virginia	3	25,275,423	3.0	$ 8,425,141	1.65x	6.298%	120.0	52.2%	52.2%
South Carolina	4	24,343,566	2.9	$ 6,085,891	1.75x	6.063%	119.5	54.0%	52.0%
Pennsylvania	4	23,933,000	2.9	$ 5,983,250	1.64x	6.260%	119.8	58.4%	58.4%
Connecticut	1	20,228,000	2.4	$ 20,228,000	2.28x	6.270%	120.0	52.0%	52.0%
Utah	2	17,416,582	2.1	$ 8,708,291	1.83x	6.679%	120.0	57.5%	57.5%
Indiana	4	15,992,276	1.9	$ 3,998,069	1.77x	5.600%	118.8	56.9%	52.3%
New Jersey	1	15,000,000	1.8	$ 15,000,000	1.68x	5.110%	115.0	62.6%	62.6%
Tennessee	1	9,990,121	1.2	$ 9,990,121	2.00x	6.040%	59.0	50.2%	47.0%
Arkansas	3	9,547,000	1.1	$ 3,182,333	1.84x	5.120%	119.0	59.7%	59.7%
Wisconsin	1	5,594,055	0.7	$ 5,594,055	1.64x	6.330%	120.0	52.3%	52.3%
Oklahoma	2	3,845,000	0.5	$ 1,922,500	2.01x	5.290%	119.0	48.7%	48.7%
West Virginia	1	1,556,000	0.2	$ 1,556,000	2.01x	5.290%	119.0	48.7%	48.7%
Kansas	1	704,000	0.1	$ 704,000	2.01x	5.290%	119.0	48.7%	48.7%
Total/Avg./Wtd.Avg.	90	$ 832,525,276	100.0%	$ 9,250,281	2.03x	5.771%	110.2	50.8%	49.0%

(1) Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-10

ANNEX A-3

DESCRIPTION OF THE TOP 15 MORTGAGE LOANS

[THIS PAGE INTENTIONALLY LEFT BLANK]

Park West Village

A-3-1

Park West Village

MAP © 2022 CARTIFACT
DATA © OSM CONTRIBUTORS
Hudson River
BLOOMINGDALE
MANHATTAN VALLEY
Park West Village
784, 788 and 792 Columbus Avenue
New York, NY 10025
The Pool
Central Park
UPPER
WEST SIDE
New York
MANHATTAN
BROOKLYN
Carnegie Hall
Times Square
East River
Hudson River

A-3-2

Park West Village

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	New York, New York	Cut-off Date Principal Balance(3)		$62,500,000
Property Type	Multifamily	Cut-off Date Principal Balance per Unit(2)(3)		$220,588.24
Size (Units)	850	Percentage of Initial Pool Balance		7.5%
Total Occupancy as of 7/22/2022	94.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/22/2022	94.7%	Type of Security		Fee
Year Built / Latest Renovation	1950, 1958, 1963 / 2014	Mortgage Rate		4.65000%
Appraised Value	$575,000,000	Original Term to Maturity (Months)		60
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		60

Underwritten Revenues	$32,787,176
Underwritten Expenses	$9,786,898	Escrows(4)
Underwritten Net Operating Income (NOI)(1)	$23,000,278		Upfront	Monthly
Underwritten Net Cash Flow (NCF)(1)	$23,000,278	Taxes	$919,476	$459,738
Cut-off Date LTV Ratio(2)	32.6%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)	32.6%	Replacement Reserves	$850,000	$0
DSCR Based on Underwritten NOI / NCF(2)	2.60x / 2.60x	Other(5)	$12,778,500	Springing
Debt Yield Based on Underwritten NOI / NCF(2)	12.3% / 12.3%

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan	$187,500,000	49.2%	Loan Payoff	$321,864,741	84.5%
Subordinate Debt	177,500,000	46.6	Closing Costs	44,400,316	11.7
Borrower Sponsor Equity	15,813,033	4.2	Reserves	14,547,976	3.8

Total Sources	$380,813,033	100.0%	Total Uses	$380,813,033	100.0%

(1)	The Underwritten NOI and Underwritten NCF include disbursements from a Supplemental Income Reserve (as defined below) of $4,920,000. The Debt Yield Based on Underwritten NOI / NCF for the Park West Village Senior Loan (as defined below) excluding credit for the upfront Supplemental Income Reserve are 2.05x and 1.05x, respectively. The Park West Village Senior Loan Underwritten NOI Debt Yield and Park West Village Whole Loan Underwritten NOI Debt Yield excluding credit for the upfront Supplemental Income Reserve are 9.6% and 5.0%, respectively. Please refer to “—Escrows” below.
(2)	Calculated based on the aggregate outstanding principal balance of the Park West Village Whole Loan (as defined below). See “—The Mortgage Loan” below.
(3)	The Park West Village Senior Loan, with an original aggregate principal balance of $187,500,000, is part of the Park West Village Whole Loan (as defined below). The financial information in the chart above reflects the Park West Village Whole Loan. For additional information, see “—The Mortgage Loan” below.
(4)	See “—Escrows” below.
(5)	Other Upfront reserves consist of (i) a unit upgrade reserve of $7,858,500 and (ii) a Supplemental Income Reserve of $4,920,000. Please refer to “—Escrows” below.
■	The Mortgage Loan. The Park West Village mortgage loan (the “Park West Village Mortgage Loan”) is part of a whole loan (the “Park West Village Whole Loan”) that is evidenced by 12 pari passu senior promissory notes in the aggregate original principal amount of $187,500,000 (collectively, the “Park West Village Senior Loan”), one subordinate promissory Note B-A in the original principal amount of $66,500,000 (the “Park West Village Note B-A” or the “Park West Village Note B-A Subordinate Companion Loan”) and one subordinate promissory Note B-B in the original principal amount of $111,000,000 (the “Park West Village Note B-B” or the “Park West Village Note B-B Subordinate Companion Loan” and together with the Park West Village Note B-A, the “Park West Village Subordinate Companion Loans”). The Park West Village Senior Loan was co-originated on August 3, 2022 by Bank of Montreal (“BMO”), Starwood Mortgage Capital LLC and Citi Real Estate Funding Inc. (“CREFI”). The Park West Village Note B-A Subordinate Companion Loan was originated on August 3, 2022 by BMO. The Park West Village Note B-B Subordinate Companion Loan was originated on August 3, 2022 by Park West Village Grand Avenue Partners, LLC, an affiliate of Oaktree Capital Management (“PWV Grand Avenue”). The Park West Village Whole Loan is secured by a first lien mortgage on the borrowers’ fee interest in three, 16-story multifamily buildings consisting of 850 residential units and one commercial unit located in the Upper West Side neighborhood of New York, New York (collectively, the “Park West Village Property”). Defeasance of the Park West Village Whole Loan is permitted at any time after the earlier to occur of (i) September 6, 2025, and (ii) the second anniversary of the closing date of the securitization that includes the last note of the Park West Village Whole Loan to be securitized.

The Park West Village Mortgage Loan is evidenced by the non-controlling notes A-5, A-6, A-7 and A-8, with an aggregate principal balance as of the Cut-off Date of $62,500,000. The remaining Park West Village pari passu senior promissory notes and the Park West Village Note B-A were contributed to or are expected to be contributed to other securitization trusts, as set forth in the table below, and the Park West Village Note B-B is currently held by PWV Grand Avenue. The Park West Village Senior Loan is senior in right of payment to the Park West Village Subordinate Companion Loans, and the Park West Village Note B-A Subordinate Companion Loan is senior in right of payment to the Park West Village Note B-B Subordinate Companion Loan. The Park West Village Note B-B will be the initial controlling note and PWV Grand Avenue, as the holder of such initial controlling note, will be entitled to exercise certain control rights with respect to the Park West Village Whole Loan under the related co-lender

A-3-3

Park West Village

agreement. The Park West Village Note B-A will become the controlling note if a Note B-B Control Appraisal Period (as defined in the related co-lender agreement) has occurred and is continuing, and note A-1 will become the controlling note if both the Note B-B Control Appraisal Period and the Note B-A Control Appraisal Period (as defined in the related co-lender agreement) have occurred and are continuing, as further described in the table below. The Park West Village Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BBCMS 2022-C17 securitization into which note A-1 was contributed. For additional information, see “—Current Mezzanine or Secured Subordinate Indebtedness” below. The relationship between the holders of the Park West Village Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1(1)	$17,500,000	$17,500,000	BBCMS 2022-C17	Yes
A-2(2)	$32,500,000	$32,500,000	BMO	No
A-3(2)	$7,500,000	$7,500,000	BMO	No
A-4	$5,000,000	$5,000,000	BMO 2022-C3	No
A-5	$17,500,000	$17,500,000	Benchmark 2022-B37	No
A-6	$15,000,000	$15,000,000	Benchmark 2022-B37	No
A-7	$15,000,000	$15,000,000	Benchmark 2022-B37	No
A-8	$15,000,000	$15,000,000	Benchmark 2022-B37	No
A-9	$17,500,000	$17,500,000	BMO 2022-C3	No
A-10	$15,000,000	$15,000,000	BMO 2022-C3	No
A-11	$15,000,000	$15,000,000	BBCMS 2022-C17	No
A-12	$15,000,000	$15,000,000	BBCMS 2022-C17	No
Senior Loan	$187,500,000	$187,500,000
B-A(1)	$66,500,000	$66,500,000	BBCMS 2022-C17 (Loan Specific)	Yes
B-B(1)	$111,000,000	$111,000,000	PWV Grand Avenue	Yes
Whole Loan	$365,000,000	$365,000,000

(1)	The initial controlling note is Note B-B, but if a Note B-B Control Appraisal Period (as defined in the related co-lender agreement), for the Park West Village Whole Loan is continuing, the controlling note will be Note B-A. If a Note B-A Control Appraisal Period and a Note B-B Control Appraisal Period (each, as defined in the related co-lender agreement) are continuing, the controlling note will be Note A-1. Note B-A was contributed to the BBCMS 2022-C17 securitization trust and backs only the related loan-specific certificates issued by the BBCMS 2022-C17 securitization trust. The loan-specific controlling class representative designated pursuant to the pooling and servicing agreement for the BBCMS 2022-C17 securitization will be entitled to exercise the rights of the controlling note if Note B-A becomes the controlling note, and the directing certificateholder for the pooled certificates issued by the BBCMS 2022-C17 securitization trust will be entitled to exercise the rights of the controlling note if Note A-1 becomes the controlling note, in each case to the extent provided in the related co-lender agreement and the pooling and servicing agreement for the BBCMS 2022-C17 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan” in the Prospectus.
(2)	Expected to be contributed to one or more future securitization(s).
■	The Mortgaged Property. The Park West Village Property consists of three, 16-story multifamily buildings comprised of 850 residential units totaling 643,708 SF and one commercial unit totaling 1,039 SF. The commercial tenant at the Park West Village Property has a remaining weighted average lease term of approximately 0.8 years. The Park West Village Property is located in the Upper West Side neighborhood and is situated approximately 0.5 miles from the 96th Street and 103rd Street subway stations with access to the A, B, and C subway lines. The three buildings comprising the Park West Village Property were built in 1950, 1958, and 1963 and renovated in 2014, and feature a range of studio, one-bedroom, two-bedroom, three-bedroom, and four-bedroom residential units. Of the 850 residential units, 418 of the units are rent-stabilized. The Park West Village Property units all feature hardwood flooring, nearly nine-foot ceiling heights, and full kitchen appliances, and certain units include a private balcony. Renovated units feature granite or marble countertop kitchens, stainless steel appliances including a refrigerator, dishwasher, microwave, and gas-fired stove and oven, and washer and dryer. Community spaces include an outdoor children’s playground, dog run, valet services, and onsite surface parking.

The sole commercial tenant, Carol Maryan Architect, P.C. (“Carol Maryan Architect”), occupies 1,039 SF (100.0% of the commercial NRA and 0.2% of the total NRA; 100.0% of the underwritten commercial base rent and 0.3% of

A-3-4

Park West Village

the total underwritten base rent) with a lease expiration of July 31, 2023. Carol Maryan Architect is a boutique architectural firm founded by Carol Maryan in 1983. Carol Maryan Architect provides architectural and interior designs to an array of clients, including private individuals, corporations, developers, creative services firms, and public entities.

■	Borrower Sponsors’ Renovation Plan. The information set forth below regarding the borrower sponsors’ renovation plans reflects forward-looking statements and certain projections provided by the borrower sponsors, assuming, among other things, that the borrowers will complete certain projected renovations by December 1, 2024 and that all of the newly renovated and currently unoccupied units will be leased at current market rate rent and all of the currently occupied units will continue to be leased at the current contractual rental rates. We cannot assure you that such assumptions and projections provided by the borrower sponsors will materialize in the future as expected or at all.

The borrower sponsors have identified 325 units that will be renovated, which consist of 270 units that are projected to receive a light renovation and 55 units that are projected to receive a major renovation. The 55 major renovation units will be combined into 27 units post-renovation. Of the 55 units projected to receive major renovations, 28 units are rent-stabilized, all of which are currently vacant. Major renovations will feature the combination of two or three units into one larger unit or a significant floor plan alteration and are expected to take approximately four to six months to complete. Light renovation units will feature aesthetic and systems upgrades, such as new appliances, countertops, lighting upgrades and removal of carpeting. At origination, the borrowers deposited $7,858,500 into a unit upgrade reserve with the lender, to be disbursed to pay or reimburse the borrowers for unit renovation costs pursuant to the Park West Village Whole Loan documents. See “—Escrows” below.

The major renovation units are projected to receive an average renovation of approximately $48,109 per unit and are anticipated to increase rent from $46.18 per SF in-place to $81.00 per SF. The borrower sponsors have completed 12 major renovations to date, which have been combined into a total of seven units. These major renovations have achieved average annual rent increases from $29.39 per SF to $72.82 per SF.

The light renovation units are projected to receive an average renovation of $19,306 per unit and are anticipated to increase rent from $65.31 per SF in-place to $81.00 per SF. The borrower sponsors have completed 17 light renovations to date. These light renovations have achieved average annual rent increases from $38.24 per SF to $85.59 per SF.

The following table presents certain information relating to the market rate unit mix at the Park West Village Property:

Unit Mix
Unit Type	# of Units	Avg. SF	NRA(1)	Average Rent / Unit(1)	Avg. Market Rent PSF (2)	Avg. Market Rent per Unit(2)
Studio	166	464	77,033	$2,869	$5.85	$3,243
1-Bedroom	164	836	137,159	$4,505	$5.08	$4,768
2-Bedroom	89	918	81,694	$5,140	$5.39	$5,355
3-Bedroom	12	1,264	15,163	$7,708	$5.74	$8,977
4-Bedroom	1	1,832	1,832	$7,500	$4.09	$7,500
Total/Wtd. Avg.	432	724	312,882	$4,091	$5.37	$4,477

(1)	Based on the underwritten rent roll as of July 22, 2022.
(2)	Source: Appraisal.

A-3-5

Park West Village

The following table presents detailed information with respect to the current rent-stabilized units at the Park West Village Property:

Unit Mix
Unit Type	# of Units	Avg. SF	NRA(1)	Average Rent / Unit(1)	Avg. Market Rent PSF (2)	Avg. Market Rent per Unit(2)
Studio	115	469	53,947	$1,175	$2.49	$1,318
1-Bedroom	225	842	189,533	$1,337	$1.60	$1,417
2-Bedroom	77	1,119	86,193	$1,779	$1.51	$1,843
3-Bedroom	1	1,153	1,153	$3,000	$2.60	$3,000
Total/Wtd. Avg.	418	791	330,826	$1,378	$1.72	$1,473

(1)	Based on the underwritten rent roll as of July 22, 2022.
(2)	Source: Appraisal.

The following table presents detailed information with respect to the projected post-renovation market rate units at the Park West Village Property:

Unit Mix

Unit Type	# of Units	Avg. SF	Average Rent / Unit(1)	Avg. Market Rent PSF (2)	Avg. Market Rent per Unit(2)
Studio	155	464	$3,085	$5.85	$3,243
1-Bedroom	153	837	$5,450	$5.08	$4,768
2-Bedroom	85	910	$6,108	$5.39	$5,355
3-Bedroom	11	1,298	$8,835	$5.74	$8,977
4-Bedroom	1	1,832	$12,366	$4.09	$7,500
5-Bedroom	NAP	NAP	NAP	NAP	NAP
Total/Wtd. Avg.	405	724	$4,792	$5.37	$4,477

(1)	Based on the underwritten rent roll as of July 22, 2022.
(2)	Source: Appraisal.

The following table presents detailed information with respect to the projected post-renovation rent-stabilized units at the Park West Village Property:

Unit Mix

Unit Type	# of Units	Avg. SF	Average Rent / Unit(1)	Avg. Market Rent PSF (2)	Avg. Market Rent per Unit(2)
Studio	105	465	$1,292	$2.49	$1,318
1-Bedroom	212	847	$1,468	$1.60	$1,417
2-Bedroom	88	1,163	$3,241	$1.51	$1,843
3-Bedroom	10	1,529	$9,872	$2.60	$3,000
4-Bedroom	1	1,700	$11,473	NAP	NAP
5-Bedroom	1	2,642	$17,831	NAP	NAP
Total/Wtd. Avg.	417	840	$2,063	$1.72	$1,473

(1)	Based on the underwritten rent roll as of July 22, 2022.
(2)	Source: Appraisal.

A-3-6

Park West Village

The following table presents certain information relating to historical occupancy at the Park West Village Property:

Historical Leased %(1)

2019	2020	2021	As of 7/22/2022
94.2%	91.2%	87.9%	94.7%

(1)	Historical occupancies are as of July 31 of each respective year.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Park West Village Property:

Cash Flow Analysis

	2019	2020	2021	TTM 5/31/2022	Underwritten	Underwritten $ per SF
Residential Base Rent	$24,956,720	$22,792,744	$22,129,703	$24,536,542	$28,419,283	$33,434
Commercial Base Rent	71,777	70,353	75,268	74,908	79,852	94
Gross Potential Rent	$25,028,497	$22,863,097	$22,204,971	$24,611,451	$28,499,136	$33,528
Total Reimbursement Revenue	2,945	17,850	0	0	11,355	13
Supplemental Income Reserve(1)	0	0	0	0	4,919,913	5,788
Total Other Income	567,004	760,807	477,438	424,187	424,187	499
Net Rental Income	$25,598,446	$23,641,754	$22,682,409	$25,035,638	$33,854,591	$39,829
(Vacancy/Credit Loss)	(2,062)	(2,942)	0	0	(1,067,415)	(1,256)
Effective Gross Revenue	$25,596,385	$23,638,812	$22,682,409	$25,035,638	$32,787,176	$38,573
Real Estate Taxes	4,768,422	4,995,674	5,220,649	5,324,859	5,516,855	6,490
Insurance	414,558	424,340	438,341	447,326	430,937	507
Management Fee	511,928	472,776	453,648	490,275	557,345	656
Other Operating Expenses	3,175,906	3,153,991	3,212,762	3,281,761	3,281,761	3,861
Total Operating Expenses	$8,870,813	$9,046,781	$9,325,401	$9,544,221	$9,786,898	$11,514
Net Operating Income(1)	$16,725,571	$14,592,031	$13,357,008	$15,491,417	$23,000,278	$27,059
Total Capex/RR(2)	0	0	0	0	0	0
Net Cash Flow	$16,725,571	$14,592,031	$13,357,008	$15,491,417	$23,000,278	$27,059

(1)	The Underwritten Net Operating Income is greater than the TTM Net Operating Income due in part to (i) the borrower sponsors recently renovating 29 units, which has increased rents at the Park West Village Property and (ii) disbursements from the Supplemental Income Reserve. Please refer to “—Escrows” below.
(2)	The borrower sponsors funded five years’ worth of capex/replacement reserves at origination of the Park West Village Whole Loan.
■	Appraisal. According to the appraisal, the Park West Village Property had an “as-is” appraised value of $575.0 million as of January 20, 2022.
■	Environmental Matters. According to the Phase I environmental report dated January 20, 2022, there are no recognized environmental conditions or recommendations for further action at the Park West Village Property.
■	Market Overview and Competition. The Park West Village Property is located in New York, New York, within the New York, NY-NJ-PA Metropolitan Statistical Area. According to the appraisal, the unemployment rate from 2011 through 2021 in New York City increased at an average annual rate of 0.3% and is expected to decrease at an average annual rate of 4.7% between 2022 and 2026. The estimated 2021 median annual household income in New York City was $68,261. The leading industries in New York City are education and health, professional and business, government, and trade, transportation, and utilities. The largest employer in New York City is Northwell Health, which employs 68,088 people. The Park West Village Property is located on the blocks bound by Columbus Avenue, Amsterdam Avenue, West 97th Street and West 100th Street. The buildings at 784 Columbus Avenue and 792 Columbus Avenue have street frontage on West 97th and 100th Streets, respectively. The building at 788 Columbus Avenue does not have street frontage; however, all three of the Park West Village Property buildings are accessible from Columbus Avenue via a breezeway through the development to the east of the subject buildings, which comprises the entire blockfront of Columbus Avenue from West 97th Street to West 100th Street. The Upper West Side is primarily residential in nature, with adequate retail to support the area. Manhattan’s central business district is located to the southeast of the Upper West Side. Immediately to the south is the Clinton area, which is characterized by a wide range of uses including residential, office buildings and the Theater District. The neighborhood bordering the Upper West Side to the north is known as Morningside Heights, which is primarily

A-3-7

Park West Village

residential and home to Columbia University. The Park West Village Property benefits from its proximity to Columbus Avenue, as well as Broadway, which is dense with prime retail and commercial space.

The Park West Village Property is situated in the Upper West Side multifamily submarket. According to CoStar, as of February 2022, the Upper West Side multifamily submarket had an overall vacancy rate of 2.2%, with net absorption totaling 11 units. The vacancy rate decreased 1.7% over the past 12 months. Rental rates increased by 5.9% for the past 12 months and ended at $4,760 per unit per month. A total of 336 units are still under construction at the end of the first quarter of 2022.

According to the appraisal, the 2021 population for New York City was approximately 8,305,600 and is forecasted to grow to approximately 8,317,700 in 2022, and approximately 8,335,900 in 2026.

The following table presents certain information relating to the multifamily rent comparables for the Park West Village Property:

Comparable Multifamily Property Overview(1)

Property Name	Address	Year Built	Occupancy	Units	Unit Mix	Avg. SF Per Unit	Avg. Rent PSF	Avg. Rent Per Unit
Park West Village(2)	784, 788 and 792 Columbus Avenue New York, NY	1950, 1958, 1963	94.7%	850	Studio 1 Bed 2 Bed 3 Bed 4 Bed	466 840 1,011 1,255 1,832	$4.79 $3.22 $3.63 $5.79 $4.09	$2,226 $2,711 $3,663 $7,316 $7,500
West 96th Apartments	750 Columbus Avenue New York, NY	1987	95.2%	207	1 Bed 2 Bed 3 Bed	733 1,006 1,421	$6.28 $6.25 $6.23	$4,606 $6,287 $8,853
The Westmont Apartments	730 Columbus Avenue New York, NY	1986	100.0%	163	Studio 1 Bed 2 Bed 3 Bed	610 802 1,095 1,403	$5.75 $5.59 $5.81 $5.67	$3,509 $4,479 $6,360 $7,951
Stonehenge Village	160 West 97th Street New York, NY	1930	94.5%	414	Studio 1 Bed 2 Bed 3 Bed	515 686 951 1,123	$5.92 $6.41 $5.96 $5.79	$3,050 $4,400 $5,667 $6,500
The Greystone	212 West 91st Street New York, NY	1923	98.6%	366	Studio 1 Bed 2 Bed	321 583 955	$9.14 $6.53 $6.13	$2,938 $3,809 $5,850
Columbus Square	808 Columbus Avenue New York, NY	2009	93.7%	710	Studio 1 Bed 2 Bed 3 Bed	445 649 970 1,376	$8.13 $7.67 $7.46 $6.28	$3,616 $4,979 $7,235 $8,640
The Paris New York	752 West End Avenue New York, NY	1931	98.9%	176	Studio 1 Bed 2 Bed 3 Bed	516 501 1,065 1,894	$6.19 $6.13 $5.97 $5.33	$3,195 $3,070 $6,362 $10,095
The Lyric	255 West 94th Street New York, NY	1996	98.6%	285	Studio 1 Bed 2 Bed	527 677 1,077	$6.86 $6.95 $6.80	$3,618 $4,701 $7,320

(1)	Source: Appraisal.
(2)	Based on underwritten rent roll dated as of July 22, 2022. Average Rent per SF and Average Rent per Unit reflect average monthly in-place rent for occupied units.

■	The Borrowers. The borrowers under the Park West Village Whole Loan are CF PWV LLC and SM PWV LLC, as tenants-in-common, each a single-purpose Delaware limited liability company with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Park West Village Whole Loan.

The borrower sponsors and non-recourse carveout guarantors are Meyer Chetrit and Amended and Restated 2013 LG Revocable Trust, a trust established by Laurance Gluck. Meyer Chetrit is one of the controllers of The Chetrit Group. The Chetrit Group is an experienced, privately held New York City real estate development firm controlled by two brothers: Joseph and Meyer Chetrit. The Chetrit Group, which is headquartered in Manhattan, has ownership interests in over 14 million SF of commercial and residential real estate across the United States, including New York, Chicago, Miami, and Los Angeles, as well as internationally.

Laurence Gluck is the founder of Stellar Management, a real estate development and management firm founded in 1985. Based in New York City, Stellar Management owns and manages a portfolio of over 13,000 apartments in

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Park West Village

100 buildings located across New York City and over three million SF of office space. Prior to founding Stellar Management, Laurence Gluck served as a real estate attorney at Proskauer, Rose, Goetz & Mendelsohn and later as a partner at Dreyer & Traub. Laurence Gluck also formerly served as a member of the Board of Governors of the Real Estate Board of New York.

■	Escrows. At origination of the Park West Village Whole Loan, the borrowers deposited (i) approximately $919,476 into a real estate tax reserve account, (ii) $850,000 into a replacement reserve account, (iii) $7,858,500 into a unit upgrade reserve account and (iv) $4,920,000 into a Supplemental Income Reserve account.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $459,738).

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as (i) no event of default under the Park West Village Whole Loan is continuing and (ii) the borrowers maintain a blanket policy meeting the requirements of the Park West Village Whole Loan documents. The borrowers are currently maintaining a blanket policy.

Supplemental Income Reserve – The borrowers deposited $4,920,000 into a supplemental income reserve account (the “Supplemental Income Reserve”) at origination of the Park West Village Whole Loan. Unless and until the Park West Village Property (excluding the amount on deposit in the Supplemental Income Reserve) achieves a 6.25% “transient” Park West Village Whole Loan debt yield (calculated on the basis of annualized net cash flow for a three-month period ending with the most recently completed month), the lender may require the borrowers to make additional Supplemental Income Reserve deposits if and to the extent the lender determines, in its reasonable discretion on a quarterly basis after July 6, 2023 during the Park West Village Whole Loan term, that additional supplemental income reserve deposits are required in order to achieve (when the additional deposit and all other deposits in the Supplemental Income Reserve account are added to net cash flow for the Park West Village Property) a 6.25% transient Park West Village Whole Loan debt yield for the following 12, 9, 6 or 3 months (such applicable 12-, 9-, 6- or 3- month period depending on the quarter with respect to which such determination by the lender is made). The guarantors provided a related carry guaranty of certain carry costs, including real estate taxes, insurance premiums, debt service and operating expenses, for any period until the Park West Village Property achieves a 6.25% transient Park West Village Whole Loan debt yield (excluding the amount on deposit in the Supplemental Income Reserve). The obligations of the guarantors under such carry guaranty are limited to the additional Supplemental Income Reserve deposit amounts as and when due.

So long as no event of default under the Park West Village Whole Loan is continuing, on each payment date, the lender is required to transfer the Monthly Supplemental Income Reserve Disbursement Amount (as defined below) from the Supplemental Income Reserve to the cash management account. Such funds deposited into the cash management account will be required to be applied with all other funds then on deposit in the cash management account in the order of priority set forth in the Park West Village Whole Loan documents, as described under “—Lockbox and Cash Management” below. So long as no event of default under the Park West Village Whole Loan is continuing, upon such time as the lender has reasonably determined that the Park West Village Property (excluding the amount on deposit in the Supplemental Income Reserve) has achieved a 6.25% or higher for one calendar quarter “transient” Park West Village Whole Loan debt yield (calculated on the basis of annualized net cash flow for a three-month period ending with the most recently completed month), then upon the borrowers’ written request, all of the funds in the Supplemental Income Reserve will be required to be disbursed to the borrowers; provided, however, if a Cash Trap Period (as defined below) is then continuing, then such funds will not be disbursed to the borrowers, and such funds will instead be deposited into the excess cash reserve account, to be applied in accordance with the terms of the Park West Village Whole Loan documents.

“Monthly Supplemental Income Reserve Disbursement Amount” means 1/12 of (x) the initial Supplemental Income Reserve deposit with respect to the first 12 payment dates occurring during the term of the Park West Village Whole Loan, and (y) each Supplemental Income Reserve additional deposit amount with respect to the 12 payment dates following the date that the borrowers are required to deposit such Supplemental Income Reserve additional deposit amount pursuant to the terms of the Park West Village Whole Loan documents; provided that, if at any time the lender reassesses the Supplemental Income Reserve additional deposit amount in accordance with the terms of the Park West Village Whole Loan documents, the Monthly Supplemental Income Reserve Disbursement Amount will be adjusted so that all of funds in the Supplemental Income Reserve will be disbursed

A-3-9

Park West Village

in equal monthly installments ending on such Supplemental Income Reserve reassessment date (i.e., so that there will be no funds in the Supplemental Income Reserve on deposit on such Supplemental Income Reserve reassessment date).

■	Lockbox and Cash Management. The Park West Village Whole Loan is structured with a hard lockbox for commercial tenants and a soft lockbox for residential tenants and in place cash management. The borrowers are required to deposit all rents collected from residential tenants into the lockbox account within three days of receipt. The borrowers are required to deliver a tenant direction letter to commercial tenants to deposit all rents directly to the lockbox account. The borrowers are required to cause all amounts deposited into the lockbox account to be transferred on each business day to a cash management account controlled by the lender. Absent an event of default under the Park West Village Whole Loan documents, funds on deposit in the cash management account are applied on each monthly payment date in amounts and in the order of priority set forth in the Park West Village Whole Loan documents, including any required tax and insurance reserve deposits, deposit account bank fees, monthly debt service on the Park West Village Whole Loan, other amounts payable to the lender under the Park West Village Whole Loan, operating expenses and extraordinary expenses reflected in the annual budget or otherwise approved by lender, with the remaining funds in the cash management account to be disbursed to the borrowers unless a Cash Trap Period is then continuing, in which event the remaining funds will be deposited into an excess cash reserve account under the lender’s control and released to the borrowers when the Cash Trap Period ends. Upon an event of default under the Park West Village Whole Loan documents, the lender will apply funds in such priority as it may determine.

A “Cash Trap Period” means a period commencing upon the earliest to occur of (i) an event of default; (ii) any bankruptcy action of the borrowers, principal, guarantor or manager; and (iii) the failure by the borrowers, after stabilization (i.e. until a Park West Village Whole Loan debt yield of at least 6.25% has been achieved (without taking into account any disbursement of Supplemental Income Reserve funds) for one calendar quarter, provided no event of default then exists), to maintain a Park West Village Whole Loan debt service coverage ratio of at least 1.20x, and will be cured upon (a) with respect to clause (i) above, the lender accepts a cure of the event of default; (b) in the case of a bankruptcy action by or against manager only, the borrowers replace the manager with a qualified replacement as defined in the Park West Village Whole Loan documents; or (c) with respect to clause (iii) above, the Park West Village Whole Loan debt service coverage ratio is equal to or greater than 1.25x for one calendar quarter.

■	Property Management. The Park West Village Property is managed by PWV Management LLC, an affiliate of the borrower sponsor.
■	Current Mezzanine or Secured Subordinate Indebtedness. The Park West Village Property also secures the Park West Village Note B-A Subordinate Companion Loan, which has a Cut-off Date principal balance of $66,500,000 and the Park West Village Note B-B Subordinate Companion Loan, which has a Cut-off Date principal balance of $111,000,000. The Park West Village Subordinate Companion Loans accrue interest at 4.65000% per annum. The Park West Village Senior Loan is senior in right of payment to the Park West Village Note B-A Subordinate Companion Loan and the Park West Village Note B-B Subordinate Companion Loan, and the Park West Village Note B-A Subordinate Companion Loan is senior in right of payment to the Park West Village Note B-B Subordinate Companion Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan” in the Prospectus.
Whole Loan Metrics
Note Type	% of Whole Loan	Cumulative Cut-off Date LTV	Cumulative UW NOI Debt Yield(1)	Cumulative UW NCF DSCR(1)
A Notes	51.4%	32.6%	12.3%	2.60x
B-A Note	18.2%	44.2%	9.1%	1.92x
B-B Note	30.4%	63.5%	6.3%	1.34x

(1)	The UW NOI and UW NCF include disbursements from a Supplemental Income Reserve of $4,920,000. Please refer to “Escrows” above.
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.

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Park West Village

■	Terrorism Insurance. The Park West Village Whole Loan documents require that the borrowers maintain coverage against loss or damage by certified terrorist acts with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence plus business interruption coverage in an amount covering a period of restoration of 24 months with a 12 month extended period of indemnity endorsement, provided that such coverage is available. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-11

330 West 34th Street Leased Fee

A-3-12

330 West 34th Street Leased Fee

A-3-13

330 West 34th Street Leased Fee

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	New York, New York	Cut-off Date Balance(6)		$60,000,000
Property Type(1)	Other (Leased Fee)	Cut-off Date Balance per SF(1)(5)(6)		$2,154.62
Size (SF)(1)	46,412	Percentage of Initial Pool Balance		7.2%
Total Occupancy	NAP	Number of Related Mortgage Loans		None
Owned Occupancy	NAP	Type of Security		Fee
Year Built / Latest Renovation(1)	NAP / NAP	Mortgage Rate		4.55000%
Appraised Value(2)	$259,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues(3)(4)	$15,750,000
Underwritten Expenses	$0	Escrows(7)
Underwritten Net Operating Income (NOI)(3)(4)	$15,750,000		Upfront	Monthly
Underwritten Net Cash Flow (NCF)(3)(4)	$15,750,000	Taxes	$0	Springing
Cut-off Date LTV Ratio(2)(3)(5)	38.6%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)(3)(5)	38.6%	Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(3)(4)(5)	3.41x / 3.41x	TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(3)(4)(5)	15.8% / 15.8%	Other(8)	$9,800,000	$466,667

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$100,000,000	100.0%	Loan Payoff(9)	$50,397,129	50.4%
			Principal Equity Distribution	36,929,605	36.9
			Reserves	9,800,000	9.8
			Closing Costs	2,873,266	2.9
Total Sources	$100,000,000	100.0%	Total Uses	$100,000,000	100.0%

(1)	Size (SF) reflects square footage attributable to the parcel of land which serves as collateral for the 330 West 34th Street Leased Fee Whole Loan (as defined below). The leasehold improvements (which do not serve as collateral for the 330 West 34th Street Leased Fee Whole Loan) consist of an 18-story, plus lower level, Class B office building comprised of an above grade gross building area of 723,845 SF. The leasehold improvements were built in 1926 and renovated in 2014.
(2)	Appraised Value is reflective of the leased fee value of the 330 West 34th Street Leased Fee Property (as defined below), exclusive of any and all value attributable to the leasehold improvements. The appraisal concluded to a land value of $225,000,000 (approximately $4,848 per land SF), which represents a loan-to-land-value ratio of 44.4%. The appraisal also concluded to a Hypothetical Market Value Today of $525,000,000 as of July 1, 2022, based on the hypothetical condition that the ground lease encumbering the 330 West 34th Street Leased Fee Property has been collapsed and the leasehold improvements are no longer encumbered by the existing ground lease, which represents a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 19.0%. The leasehold improvements are not collateral for the 330 West 34th Street Leased Fee Whole Loan.
(3)	See “Ground Lease Litigation” below.
(4)	Underwritten Revenues, Underwritten NOI, Underwritten NCF, DSCR Based on Underwritten NOI / NCF and Debt Yield Based on Underwritten NOI / NCF are reflective of the contractual ground lease payments and do not account for any income attributable to the leasehold improvements.
(5)	Calculated based on the aggregate outstanding principal balance of the 330 West 34th Street Leased Fee Whole Loan. See “—The Mortgage Loan” below.
(6)	The Cut-off Date Balance of $60,000,000 represents the controlling note A-1 and non-controlling notes A-2 and A-3 and is part of the 330 West 34th Street Leased Fee Whole Loan, which is comprised of five pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000.
(7)	See “—Escrows and Reserves” below.
(8)	Other Upfront reserve represents a ground lease litigation reserve, which is related to the litigation described under “— Ground Lease Litigation” below.
(9)	The prior loan was in maturity default at the time of refinance. The prior loan was repaid in full with the proceeds of the 330 West 34th Street Leased Fee Whole Loan.
■	The Mortgage Loan. The mortgage loan (the “330 West 34th Street Leased Fee Loan”) is part of a whole loan (the “330 West 34th Street Leased Fee Whole Loan”) evidenced by five pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000. The 330 West 34th Street Leased Fee Whole Loan is secured by a first mortgage lien on the borrower’s leased fee interest in a 46,412 SF parcel of land located in Manhattan, New York City (the “330 West 34th Street Leased Fee Property”). The 330 West 34th Street Leased Fee Loan, which is evidenced by controlling note A-1 and non-controlling notes A-2 and A-3, has an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000 and represents approximately 7.2% of the Initial Pool Balance.

The 330 West 34th Street Leased Fee Whole Loan, which accrues interest at an initial rate of 4.55000% per annum, was originated by DBR Investments Co. Limited (“DBRI”) on August 18, 2022, had an aggregate original principal balance of $100,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000. The proceeds of the 330 West 34th Street Leased Fee Whole Loan were primarily used to refinance a prior mortgage loan, fund upfront reserves, pay origination costs and return equity to the borrower sponsor.

The 330 West 34th Street Leased Fee Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 330 West 34th Street Leased Fee Whole Loan requires payments of interest only for its entire term. The stated maturity date is the due date in September 2032. Voluntary prepayment of the 330 West 34th Street Leased Fee Whole Loan without penalty is prohibited prior to the due date on June 6, 2032. Defeasance of the full 330 West 34th Street Leased Fee Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note of the 330 West 34th Street Leased Fee Whole Loan to be securitized and (ii) August 18, 2025.

A-3-14

330 West 34th Street Leased Fee

The table below summarizes the promissory notes that comprise the 330 West 34th Street Leased Fee Whole Loan. The relationship between the holders of the 330 West 34th Street Leased Fee Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the  Prospectus.

Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$20,000,000	$20,000,000	Benchmark 2022-B37	Yes
A-2	$20,000,000	$20,000,000	Benchmark 2022-B37	No
A-3	$20,000,000	$20,000,000	Benchmark 2022-B37	No
A-4	$20,000,000	$20,000,000	DBRI(1)	No
A-5	$20,000,000	$20,000,000	DBRI(1)	No
Total (Whole Loan)	$100,000,000	$100,000,000

(1)	Expected to be contributed to one or more future securitization trusts.
■	The Mortgaged Property. The 330 West 34th Street Leased Fee Property is a 46,412 SF leased fee land parcel located between 8th and 9th Avenues in Manhattan, New York. The leasehold improvements (which do not serve as collateral for the 330 West 34th Street Leased Fee Whole Loan) consist of an 18-story, 723,845 SF Class B, mixed-use office building with multi-level retail space within the Penn Station office submarket of Midtown Manhattan (the “Non-Collateral Improvements”). The Non-Collateral Improvements were constructed in 1926 and were most recently renovated in 2014. The renovation featured a modernized lobby, a storefront entrance, and a ground floor amenities center with social spaces including a large patio. The Non-Collateral Improvements were 72.0% leased to 13 tenants as of March 31, 2022.

The 330 West 34th Street Leased Fee Property is ground leased to Vornado 330 West 34th Street L.L.C. (the “Ground Tenant”), an affiliate of Vornado Realty Trust (“Vornado”). An affiliate of Vornado has an approximately 35% indirect ownership interest in the borrower. See “—The Borrower” below. The ground lease commenced on July 28, 1967 and is in its second renewal term, which expires December 31, 2050. The ground lease has three additional renewal options, the first two for 30 years each, and the last for 39 years. During the current term, the Ground Tenant is required to pay ground rent in the amount of $15,750,000, annually, on an absolute net basis, payable in monthly installments. For each of the renewal terms, the ground rent will be equal to 7% of the market value of the leased premises considered as if vacant, unimproved and unencumbered, as determined in accordance with the ground lease. The interest of the Ground Tenant as ground lessee is freely transferable, and may be mortgaged, without the consent of the borrower or lender or any other restrictions. The Ground Tenant has a right of first refusal to purchase the 330 West 34th Street Leased Fee Property, or any portion of it, and any equity interest in any owner of the 330 West 34th Street Leased Fee Property. Such right of first refusal may apply to a transfer in connection with a foreclosure or deed-in-lieu thereof, as well as any transfers thereafter. See “Description of the Mortgage Pool—Property Types—Leased Fee Properties” in the Prospectus.

■	Ground Lease Litigation. The borrower’s interest in the 330 West 34th Street Leased Fee Property consists of a leased fee interest in the land under an office building (as well as a residual interest in the improvements), which land and improvements are ground leased to the Ground Tenant. The rent under the ground lease is determined prior to each extension period and is based on 7% of the market value of the leased premises considered as if vacant, unimproved and unencumbered. The current annual ground rent, which commenced as of January 1, 2021, is $15,750,000, and pursuant to the terms of the ground lease, was determined pursuant to a “baseball” style arbitration process pursuant to which the borrower’s appointed arbitrator determined a land value of $225,000,000, the Ground Tenant’s appointed arbitrator determined a land value of $145,000,000, and the two parties’ arbitrators then appointed a third arbitrator (the “Neutral Arbitrator”), who issued an award in the borrower’s favor. On March 14, 2022, the Ground Tenant filed a petition to vacate or modify the award, on the grounds that the Neutral Arbitrator had an undisclosed conflict of interest and had made a miscalculation in determining the value of the leased premises. At oral argument on July 27, 2022, the judge ruled in favor of the borrower. On August 26, 2022, the Ground Tenant filed a notice of appeal and has six months thereafter to file a brief in connection with its appeal. In the event that a court determines that the Ground Tenant’s determination of fair market value is correct, the annual ground rent would be $10,150,000. The 330 West 34th Street Leased Fee Whole Loan was underwritten based on the $15,750,000 ground rent; if such ground rent were reduced to $10,150,000, the Debt Yield Based on Underwritten NCF would be decreased from 15.8% to 10.2% and the DSCR Based on Underwritten NCF would be decreased from 3.41x to 2.20x. Additionally, if appraised value were based on the Ground Tenant’s land valuation, the loan to land-value ratio would be 69.0% rather than 44.4% We cannot assure you that this litigation would not

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330 West 34th Street Leased Fee

have an adverse effect on the 330 West 34th Street Leased Fee Loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

The following table presents certain information relating to the ground lease at The 330 West 34th Street Leased Fee Property:

Tenant Summary(1)

Tenant Name	Tenant Type	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent (3)	% of Total UW Base Rent (3)	UW Base Rent $ per SF of Land	Lease Expiration(4)
Vornado 330 West 34th Street L.L.C.	Ground Lessee	BBB-/Ba1/BBB-	46,412	100%	$15,750,000	100.0%	$339.35	12/31/2050
Total Land Space			46,412	100%

(1)	Based on the underwritten rent roll dated March 31, 2022.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Base Rent PSF and % of Total Base Rent are reflective of contractual ground lease payments, and do not include any rents attributable to the Non-Collateral Improvements.
(4)	The Lease Expiration represents the expiration date of the Ground Tenant’s current ground lease term, which represents its second renewal term, and expires on December 31, 2050.

The following table presents a summary regarding the major tenants at the Non-Collateral Improvements located on the 330 West 34th Street Leased Fee Property:

Non-Collateral Improvements Largest Owned Tenants Based on Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	Base Rent	% of Total Base Rent	Base Rent $ per SF	Lease Expiration
Foot Locker	NR/Ba2/BB+	149,987	20.7%	$ 10,619,064	29.4%	$70.80	12/1/2031
Structure Tone(3)	NR/NR/NR	83,501	11.5%	5,797,708	16.1	69.43	Various
Web.com Group	NR/NR/B	83,639	11.6%	5,603,813	15.5	67.00	4/1/2024
HomeAdvisor	NR/NR/B+	88,746	12.3%	5,593,552	15.5	63.03	4/1/2028
Deutsche	A-/A2/A-	74,346	10.3%	4,758,144	13.2	64.00	4/1/2026
Marquee Brands	NR/Baa2/BBB+	30,811	4.3%	2,577,179	7.1	83.64	12/1/2030
MedRite Urgent Care	NR/NR/NR	2,761	0.4%	400,345	1.1	145.00	3/1/2032
Starbucks	BBB/Baa1/BBB+	1,551	0.2%	218,201	0.6	140.68	6/1/2034
Just Salad	NR/NR/NR	1,302	0.2%	190,964	0.5	146.67	8/1/2031
Pokeworks	NR/NR/NR	1,258	0.2%	178,045	0.5	141.53	8/1/2031
Ten Largest Owned Tenants		517,902.00	71.5%	$35,937,015	99.6%	$69.39
Remaining Owned Tenants		3,544	0.5%	$157,300	0.4	$44.38
Vacant Spaces (Owned Space)		202,399	28.0%	0	0.0	$0.00
Totals / Wtd. Avg. All Owned Tenants		723,845	100.0%	$36,094,316	100.0%	$69.22

(1)	The Non-Collateral Improvements are not collateral for 330 West 34th Street Leased Fee Whole Loan. The tenant summary for the Non-Collateral Improvements is provided above for informational purposes only. Information is based on the rent roll for the Non-Collateral Improvements as of March 31, 2022, as set forth in the appraisal.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent guarantees the lease.
(3)	Structure Tone has one lease for 82,108 SF expiring on December 1, 2031, and one lease for 1,393 SF expiring on December 31, 2031.

The following table presents certain information relating to the lease rollover schedule for tenants at the Non-Collateral Improvements located at the 330 West 34th Street Leased Fee Property:

Lease Expiration Schedule (Non-Collateral Improvements)(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	Base Rent	% of Total Base Rent	Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0	0.0%	$0	0.0%	$0.00	0
2023	0	0.0	0.0%	$0	0.0%	$0.00	0
2024	83,719	11.6	11.6%	$5,606,613	15.5%	$66.97	2
2025	0	0.0	11.6%	$0	0.0%	$0.00	0
2026	74,346	10.3	21.8%	$4,758,144	13.2%	$64.00	1
2027	0	0.0	21.8%	$0	0.0%	$0.00	0
2028	88,746	12.3	34.1%	$5,593,552	15.5%	$63.03	1
2029	0	0.0	34.1%	$0	0.0%	$0.00	0
2030	31,969	4.4	38.5%	$2,731,679	7.6%	$85.45	2
2031	236,048	32.6	71.1%	$16,785,781	46.5%	$71.11	4
2032	2,761	0.4	71.5%	$400,345	1.1%	$145.00	1
2033 & Thereafter(2)	3,857	0.5	72.0%	$218,201	0.6%	$56.57	1
Vacant	202,399	28.0	100.0%	$0	0.0%	$0.00	0
Total / Wtd. Avg	723,845	100.0%		$36,094,316	100.0%	$69.22	12

(1)	Calculated based on the approximate square footage occupied by each owned tenant of the Non-Collateral Improvements according to the March 2022 rent roll, as set forth in the appraisal.
(2)	Vornado Office Management’s lease is scheduled to expire on December 1, 2050.
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330 West 34th Street Leased Fee

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 330 West 34th Street Leased Fee Property:

Underwritten Net Cash Flow (Collateral)

	Underwritten	Underwritten $ per SF of Land
Base Rent(1)	$15,750,000	$339.35
Total Recoveries	0	0
Effective Gross Income	$15,750,000	$339.35
Total Operating Expenses	0	0
Net Operating Income	$15,750,000	$339.35
Capital Expenditures	0	$0
Net Cash Flow	$15,750,000	$339.35

(1)	The UW Net Cash Flow represents the ground rent payable to the borrower. The current contractual annual ground rent payment is $15,750,000 on an absolute net basis.
■	Operating History and Look-Through Underwritten Net Cash Flow of Non-Collateral Improvements. The following table presents certain information relating to the historical operating performance and underwritten look through to the Non-Collateral Improvements:

Operating History and “Look Through” Analysis (Non-Collateral Improvements)

	2019(1)	2020(1)	2021(1)	Underwritten “Look Through” to Non-Collateral Improvements (2)
Gross Potential Rent(1)	$39,997,957	$39,542,907	$35,239,428	$50,217,725(3)
Recoveries	2,966,632	2,560,387	2,410,699	2,410,699
Other Income	4,643,813	852,577	667,617	741,554
Vacancy & Abatements	(2,533,135)	(12,425,664)	(420,934)	(13,897,568)
Effective Gross Income	$45,075,267	$30,530,207	$37,896,810	$39,472,410
Total Operating Expenses	13,576,638	15,231,321	15,293,861	15,886,737
Net Operating Income	$31,498,629	$15,298,886	$22,602,949	$23,585,672
TI/LC	0	0	0	2,684,604
Capital Expenditures	0	0	0	180,961
Net Cash Flow	$31,498,629	$15,298,886	$22,602,949	$20,720,107

(1)	The Non-Collateral Improvements are not collateral for the 330 West 34th Street Leased Fee Whole Loan. The historical information above represents historical operating results of the Non-Collateral Improvements and this historical operating data is provided for informational purposes only.
(2)	The Underwritten “Look-Through” to the Non-Collateral Improvements represents assumed cash flow based on the lender’s estimate of the Ground Tenant’s income and expenses. The “Look-Through” is based on the rent roll for the Non-Collateral Improvements dated March 31, 2022 and we cannot assure you that changes to tenancy or the cash flow of the Non-Collateral Improvements have not occurred since such date.
(3)	Includes rent steps through May 2023.
■	Appraisal. According to the appraisal, the 330 West 34th Street Leased Fee Property had an appraised value of $259,000,000 as of July 1, 2022, which is reflective of the leased fee value of the 330 West 34th Street Leased Fee Property, exclusive of any and all value attributable to the leasehold improvements. The appraisal also concluded to a Hypothetical Market Value Today of $525,000,000 as of July 1, 2022, based on the hypothetical condition that the ground lease encumbering the 330 West 34th Street Leased Fee Property has been collapsed and the leasehold improvements are no longer encumbered by the existing ground lease. In determining such hypothetical value, the appraisal noted that it had received limited documentation about the operation of the improvements. Additionally, the appraisal concluded to a land value of $225,000,000 ($4,848 per land SF).

Value Conclusions (Leased Fee Collateral)

Appraisal Approach	Interest Appraised	Appraised Value
Market Value “As Is” (1)	Leased Fee	$259,000,000
Land Value(1)	Fee Simple	$225,000,000

(1)	Value as of July 1, 2022.

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330 West 34th Street Leased Fee

Value Conclusions (Non-Collateral Improvements)

Appraisal Approach	Appraised Value	Capitalization Rate
Direct Capitalization Approach	$515,000,000	5.00%
Discounted Cash Flow Approach	$525,000,000	5.00%(1)

(1)	Represents the terminal capitalization rate.
■	Environmental Matters. According to the Phase I environmental report dated July 7, 2022, there are no recognized environmental conditions or recommendations for further action at the 330 West 34th Street Leased Fee Property.
■	Market Overview and Competition. The 330 West 34th Street Leased Fee Property is located in the Penn Station office submarket of New York City which contains 22.4 million SF of office space. The Penn Station submarket is located to the north of the Chelsea office market, to the west of the Murray Hill office market, to the east of the Far West Side office market, and to the south of the Times Square South office market. According to the appraisal, availability in the Penn Station office submarket has increased as of the first quarter of 2022 by 1.90% quarter-over-quarter from 18.8% to 20.7% and increased 6.20% year-over-year. Vacancy remained steady at 8.1% quarter-over-quarter. From year end 2021 to the end of the first quarter 2022, asking rents have decreased slightly from $80.88 PSF to $80.21 PSF, a decrease of $0.59 PSF quarter-over-quarter and increased by $14.50 PSF year-over-year.

The following table presents certain information relating to comparable land sales for the 330 West 34th Street Leased Fee Property:

Comparable Land Sales(1)

Property Name	Sale Date	Neighborhood, City	Price	Lot Size (SF)	Price per Zoning Floor Area	Adjusted Price PSF of Land(3)
330 West 34th Street	N/A	Penn Station, NY	$225,000,000(2)	46,412	$484.79	NAP
2 Hudson Square	Jul-22	Hudson Square, NY	$209,296,785	32,960	$635.00	$475.06
570 Washington Street	Jul-22	Hudson Square, NY	$350,000,000	55,000	$583.33	$443.33
707 Eleventh Avenue	Feb-22	Westside, NY	$98,900,000	27,615	$716.28	$578.39
70 Hudson Yard	Oct-21	Hudson Yards, NY	$355,707,950	39,529	$627.90	$477.20
125 West 57th Street	Jun-21	Plaza District, NY	$139,781,525	16,066	$713.15	$609.75
320 West 31st Street	Oct-20	Midtown, NY	$129,000,000	25,922	$552.94	$499.03
146-166 West 48th Street	Dec-19	Midtown, NY	$138,770,546	5,021	$502.79	$477.65

(1)	Source: Appraisal. The comparables represent sales of unimproved land.
(2)	Represents the appraised land value as per the appraisal.
(3)	Represents the price per zoning floor area adjusted to a comparable price per square foot with transaction, physical, and locational adjustments.

■	The Borrower. The borrower is 330 West 34th Owner LLC, a Delaware limited liability company, which is approximately 35% indirectly owned by the Haymes family, approximately 35% owned by an affiliate of Vornado and approximately 30% owned by Rex 34th Associates II, a New York general partnership. Rex 34th Associates II is owned by various individuals that generally comprise members of the families of the late Walter Goldstein (whose family previously operated a concrete company in New York City), and of his partners Michael Feldman, Richard Jereski and Robert Jereski. The borrower is indirectly controlled by a company that is controlled by three directors – one appointed by each of the borrower sponsors, Rex 34th Associates II and Vornado. The borrower has two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 330 West 34th Street Leased Fee Whole Loan.

The borrower sponsors are Stephen D. Haymes, Evan A. Haymes, The Stephen D. Haymes Revocable Trust Dated October 8, 2014, As Amended and Restated April 26, 2019 and/or Rex 34th Associates II. The non-recourse carveout guarantors are Stephen D. Haymes, and The Stephen D. Haymes Revocable Trust Dated October 8, 2014, As Amended and Restated April 26, 2019. Stephen D. Haymes is an executive member of Haymes Investment Company, a family-owned and operated real estate office. Headquartered in New York, Haymes Investment Company owns and operates a diverse real estate portfolio, including office and residential buildings.

■	Escrows and Reserves. At origination, a ground lease litigation reserve (the “Ground Lease Reserve”) was deposited with the lender in the amount of $9,800,000, representing the difference in the ground rent that would apply if the Ground Tenant’s determination of market value, rather than the borrower’s determination, was in effect from the commencement of the current ground lease term on January 1, 2021 through the origination date. See “—Ground Lease Litigation” above. In addition, the borrower is required to deposit into the Ground Lease Reserve, on
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330 West 34th Street Leased Fee

each monthly payment date, an amount equal to the lesser of (x) $466,666.67 ($5,600,000.04 annually; i.e. the annual excess of the $15,750,000 ground rent based on the borrower’s determination of market value over the $10,150,000 ground rent based on the Ground Tenant’s determination) and (y) the amount by which (i) the amount of ground rents received during the preceding month exceeds (ii) $845,833.33 (i.e. exceeds $10,150,000 annually). Upon the final resolution (after the expiration of all appellate rights) of the ground rent dispute, or such dispute is otherwise terminated to the lender’s reasonable satisfaction, the amount in the Ground Lease Reserve is required to be (i) if it is determined that a Rental Overage Payment Amount (as defined below) exists, released to the Ground Tenant to pay such amount and (ii) any excess, or the entire Ground Lease Reserve, if no Rental Overage Payment Amount exists, is required to be released to the borrower.

“Rental Overage Payment Amount” means, the final amount (if any, inclusive of all interest, fees and other charges that may become due) that either (x) a court of competent jurisdiction (after the expiration of all appellate rights) has determined is due to the Ground Tenant stemming from the rental dispute, or (y) the amount that Ground Tenant and borrower agree is due to Ground Tenant as a result of a binding written settlement of the rental dispute entered into in accordance with the loan documents (which require the lender’s reasonable consent unless the settlement is in a minimum specified amount). In the event that the lender takes title to the 330 West 34th Street Leased Fee Property, any amount then in the Ground Lease Reserve is required to be held in escrow by a title company pursuant to an escrow agreement containing release provisions as set forth above, and accordingly may not be applied to repay the 330 West 34th Street Leased Fee Whole Loan.

The borrower’s obligations to deposit tax reserves, insurance reserves, and replacement reserves will be waived for so long as, and to the extent that, among other conditions set forth in the loan agreement, no Trigger Period (as defined below) has occurred and is continuing and the current ground lease or an Approved Triple Net Lease (as defined below) is in full force and effect and has not expired or terminated. To the extent that the requirements for such waivers are not met, the borrower is required to make deposits into (i) a monthly tax reserve in an amount that the lender reasonably determines will be needed in order to accumulate sufficient funds to pay all real estate taxes, (ii) an insurance reserve in an amount that the lender reasonably determines will be needed in order to accumulate sufficient funds to pay all insurance premiums for the purchase and/or renewal of the coverage afforded by the policies, and (iii) a replacement reserve in an amount that the lender reasonably determines will be needed in order to accumulate sufficient funds to pay all approved capital expenditures. In addition, the borrower is not obligated to deposit funds into a TI/LC reserve so long as an Approved Triple Net Lease (as defined below) is in effect, but if such condition is not satisfied, the borrower will be required to deposit into a TI/LC reserve an amount that the lender reasonably determines will be needed in order to accumulate sufficient funds to pay for all anticipated tenant improvements and leasing commissions that may be incurred with respect to the leases at the 330 West 34th Street Leased Fee Property.

■	Lockbox and Cash Management. The 330 West 34th Street Leased Fee Whole Loan is structured with a hard lockbox and in-place cash management. The borrower was required within two business days after loan origination to send a tenant direction letter instructing the Ground Tenant to deposit all rents and payments due under the ground lease into a lender controlled lockbox account. All funds in the lockbox account are required to be swept daily to a lender controlled cash management account and, provided no event of default is continuing, applied on each monthly payment date (i) to make deposits into the tax and insurance reserves, (ii) to pay debt service, (iii) to make deposits into the replacement reserve, (iv) to make deposits into the TI/LC reserve, (v) to deposit funds into the Ground Lease Reserve, (vi) to pay (I) the lesser of lender-approved budgeted operating expenses and actual operating expenses, minus (II) the amount by which budgeted operating expenses exceeded actual operating expenses in prior months, to the extent not previously deducted pursuant to this clause (II), (vii) to pay lender-approved extraordinary expenses, if any; and (viii) all remaining funds are required to be disbursed in the following order: (A) during a Lease Sweep Period (as defined below), into a lease sweep reserve, (B) if no Lease Sweep Period exists, to an excess cash flow reserve, to be held as additional collateral for the 330 West 34th Street Leased Fee Whole Loan during the continuance of such Trigger Period, and (C) if no Trigger Period exists, to the borrower.

A “Trigger Period” will commence upon the occurrence of (i) an event of default under the 330 West 34th Street Leased Fee Whole Loan or (ii) the commencement of a Lease Sweep Period; and will end, if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender, or (B) with respect to a Trigger Period continuing pursuant to clause (ii), such Lease Sweep Period has ended as described below.

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330 West 34th Street Leased Fee

A “Lease Sweep Period” means a period (A) commencing upon the first to occur of: (i) the Ground Tenant being in (x) monetary and/or (y) material non- monetary breach or default under any term or provision of the Approved Triple Net Lease and such default (under clauses (x) and/or (y)) continues for ten business days; (ii) the Ground Tenant giving written notice of its intention to terminate the Approved Triple Net Lease pursuant to or in accordance with the terms of the Approved Triple Net Lease (as defined below); (iii) either borrower or the Approved Triple Net Tenant attempting to terminate or cancel the Approved Triple Net Lease through the institution of legal action without the consent of the lender; (iv) any termination or cancellation of the Approved Triple Net Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the Approved Triple Net Lease failing to otherwise be in full force and effect; (v) certain insolvency or bankruptcy events of an Approved Triple Net Tenant or its direct or indirect parent company or guarantor (an “Approved Triple Net Tenant Party Insolvency Proceeding”); or (vi) any reduction of rent due under the Approved Triple Net Lease (as a result of an abatement, offset or otherwise other than as a result of (x) the final resolution of the ground lease litigation reducing such rent, or (y) a reduction of such rent as a result of the termination or settlement of the ground lease litigation in compliance with the terms and provisions of the loan documents) caused by the actions of the borrower or failure of the borrower to act as required by the Approved Triple Net Lease; and (B) expiring upon the first to occur, as applicable, of the following: (i) with respect to (A)(i) above, the Ground Tenant has cured all monetary and/or material non-monetary defaults under the Approved Triple Net Lease in a manner reasonably acceptable to the lender and no other monetary and/or material non-monetary defaults occur thereunder (beyond the aforesaid grace period) for a period of two consecutive months; (ii) with respect to (A)(ii) or (A)(iii) above, the Ground Tenant has revoked or rescinded any termination or cancellation notice with respect to the Approved Triple Net Lease and has reaffirmed the Approved Triple Net Lease without modification as being in full force and effect; (iii) with respect to (A)(iv) above, to the extent the cancellation, termination or rejection occurs as a result of the bankruptcy or similar insolvency proceeding of the Ground Tenant or (A)(v) above, in connection with any Approved Triple Net Tenant Party Insolvency Proceeding, (a) the applicable Approved Triple Net Tenant Party Insolvency Proceeding has terminated and the applicable Approved Triple Net Lease, and each guaranty of the Approved Triple Net Lease (if any), has been affirmed or assumed, without modification of such Approved Triple Net Lease or any guaranty thereof, by the tenant under the Approved Triple Net Lease and each guarantor (if any) of the Approved Triple Net Lease in a manner reasonably satisfactory to the lender pursuant to a final, non-appealable order of the bankruptcy court, and in connection therewith all defaults under the Approved Triple Net Lease are cured and the tenant under the Approved Triple Net Lease is in occupancy of its premises and paying full, unabated rent under the applicable Approved Triple Net Lease and (b) adequate assurance of future performance under the Approved Triple Net Lease and, if applicable, each guaranty of the Approved Triple Net Lease as reasonably determined by the lender is provided; (iv) with respect to (A)(vi) above, such reduction of rent has ceased and the Ground Tenant has reaffirmed the Approved Triple Net Lease as being in full force and effect (without any abatement of rent thereunder); and (v) with respect to (A)(i)(y), (A)(ii), (A)(iii), (A)(iv) or (A)(v) above, a Qualified Lease (as defined below) is entered into in accordance with the terms and provisions of the loan documents and such Qualified Lease is in full force and effect.

An “Approved Triple Net Lease” means (x) the ground lease with Ground Tenant in effect on the origination date or (y) any lease entered into after the origination date in accordance with the terms and provisions of the loan documents which (i) is approved in writing by the lender, (ii) replaces the ground lease in effect on the origination date, (iii) covers the entire 330 West 34th Street Leased Fee Property, (iv) is a triple net lease (i.e., leases pursuant to which the tenant agrees to pay all real estate taxes, building insurance, and maintenance expenses in addition to other customary costs and expenses associated with leasing space at the 330 West 34th Street Leased Fee Property), and (v) otherwise contains provisions substantially similar to the lease it is replacing; provided that, in no event will a lease with a non-recourse carveout guarantor or a person that is an affiliate of borrower or a non-recourse carveout guarantor be an Approved Triple Net Lease.

An “Approved Triple Net Tenant” means the tenant under any Approved Triple Net Lease.

A “Qualified Lease” means either: (A) the ground lease with Ground Tenant in effect on the origination date, as extended in accordance with (i) the express applicable renewal option set forth in such ground lease or (ii) a modification of such ground lease approved by the lender or a “New Lease” (as defined in such ground lease) is entered into and delivered in accordance with all of the terms and provisions of such ground lease, or (B) a replacement lease that is an Approved Triple Net Lease (i) with a term that extends at least 20 years beyond the end of the loan term; (ii) entered into in accordance with the loan agreement, and (iii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

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330 West 34th Street Leased Fee

■	Property Management. There is no manager in place with respect to the 330 West 34th Street Leased Fee Property. If the ground lease is not in full force and effect, the borrower is required to enter into a management agreement with a qualified manager under the 330 West 34th Street Leased Fee Whole Loan documents.
■	Current Mezzanine or Secured Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.
■	Terrorism Insurance. The 330 West 34th Street Leased Fee Whole Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage against loss or damage by terrorist acts in an amount equal to the full replacement cost of the 330 West 34th Street Leased Fee Property, plus 24 months of business interruption coverage and a 12 month extended period of indemnity. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. However, under the terms of the loan agreement, the borrower is not required to maintain the insurance required by the loan agreement if the Ground Tenant is maintaining insurance in accordance with its lease. The ground lease does not specifically require terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
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IPG PORTFOLIO

Danville, VA

Blythewood, SC

intertape polymer group
intertape polymer group

Carbondale, IL

Marysville, MI

Midland, NC

Menasha, WI

ipg
intertape polymer group

Tremonton, UT

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IPG PORTFOLIO

MAP © 2022 CARTIFACT
DATA © OSM CONTRIBUTORS
Spokane
Great Falls
Missoula
Helena
Billings
Minot
Bismarck
Fargo
International Falls
Minneapolis
Pierre
Sioux Falls
Boise
Casper
Salt Lake City
Cheyenne
Elko
Denver
Colorado Springs
Omaha
Des Moines
Kansas City
St. Louis
Milwaukee
Chicago
Detroit
Indianapolis
Cleveland
Buffalo
Syracuse
Burlington
Augusta
Boston
New York
Pittsburgh
Philadelphia
Baltimore
Washington, D.C.
Charleston
Norfolk
Las Vegas
Flagstaff
Santa Fe
Albuquerque
Amarillo
Tulsa
Oklahoma City
Little Rock
Memphis
Nashville
Knoxville
Charlotte
Columbia
Wilmington
Atlanta
Phoenix
Tucson
San Diego
El Paso
Fort Worth
Dallas
Shreveport
Jackson
Savannah
Austin
San Antonio
Houston
New Orleans
Tallahassee
Jacksonville
Orlando
Tampa
Laredo
Corpus Christi
Matamoros
Miami
Gulf of Mexico
Atlantic Ocean
Pacific Ocean
1
2
3
4
5
6
7
8

IPG Portfolio

	PROPERTY NAME	ADDRESS	CITY	STATE	ZIP CODE
1	Eagle Springs	1101 Eagle Springs Road	Danville	Virginia	24540
2	Danville	360 Ringgold Industrial Parkway	Danville	Virginia	24540
3	Blythewood	1091 Carolina Pines Drive	Blythewood	South Carolina	29016
4	Menasha	741-748 Fourth Street	Menasha	Wisconsin	54952
5	Tremonton	760 West 1000 North	Tremonton	Utah	84337
6	Carbondale	2200 North McRoy Drive	Carbondale	Illinois	62901
7	Marysville	317 Kendall Street	Marysville	Michigan	48040
8	Midland	13722 Bill Mcgee Road	Midland	North Carolina	28107

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IPG PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	8	Loan Seller		CREFI
Location (City/State)(1)	Various	Cut-off Date Balance(2)		$60,000,000
Property Type	Industrial	Cut-off Date Balance per SF(2)		$57.49
Size (SF)	1,791,714	Percentage of Initial Pool Balance		7.2%
Total Occupancy as of 10/6/2022	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/6/2022	100.0%	Type of Security		Fee
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		6.33000%
Appraised Value	$196,800,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$14,015,432
Underwritten Expenses	$2,610,886	Escrows(3)
Underwritten Net Operating Income (NOI)	$11,404,546		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$10,826,623	Taxes	$0	Springing
Cut-off Date LTV Ratio	52.3%	Insurance	$0	Springing
Maturity Date LTV Ratio	52.3%	Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(2)	1.73x / 1.64x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.1% / 10.5%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$103,000,000	57.3%	Purchase Price	$177,000,000(4)	98.5%
Principal’s New Cash Contribution	73,350,575	40.8	Closing Costs	2,652,115	1.5
Other Sources(5)	3,301,540	1.8
Total Sources	$179,652,115	100.0%	Total Uses	$179,652,115	100.0%

(1)	See “Portfolio Summary” below.
(2)	The IPG Portfolio Loan (as defined below) is part of a whole loan evidenced by four pari passu notes with an aggregate outstanding principal balance of $103.0 million as of the Cut-off Date.
(3)	See “—Escrows” below.
(4)	The borrower sponsor acquired the IPG Portfolio Properties (as defined below) in an all-cash transaction for a combined purchase price of $177,000,000. The IPG Portfolio Properties were unencumbered at the time of origination of the IPG Portfolio Whole Loan.
(5)	Other Sources consists of (i) $3,035,550 for prepaid rent (ii) $100,000 for third party reports reimbursement from the seller of the IPG Portfolio Properties, (iii) $100,000 for reimbursement from the seller of the IPG Portfolio Properties for buyer legal expenses and (iv) approximately $65,990 for prorated rent.
■	The Mortgage Loan. The IPG Portfolio mortgage loan (the “IPG Portfolio Loan”) is part of a whole loan (the “IPG Portfolio Whole Loan”) consisting of four pari passu notes with an aggregate outstanding balance as of the Cut-off Date of $103,000,000 secured by a first mortgage encumbering the borrower’s fee interest in a portfolio of eight industrial properties totaling 1,791,714 SF across Virginia, Michigan, Illinois, Wisconsin, Utah, North Carolina and South Carolina (collectively, the “IPG Portfolio Properties”). The IPG Portfolio Whole Loan was originated on September 29, 2022 by Citi Real Estate Funding Inc. (“CREFI”). The IPG Portfolio Loan, which will be included in the Benchmark 2022-B37 securitization trust, is evidenced by the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents approximately 7.2% of the Initial Pool Balance. The non-controlling notes A-2-1, A-2-2 and A-3 have outstanding balances as of the Cut-off Date of $15,000,000, $8,000,000 and $20,000,000 respectively. The proceeds of the IPG Portfolio Whole Loan were primarily used to acquire the IPG Portfolio Properties in a sale leaseback transaction with the sole tenant at each of the IPG Portfolio Properties, Intertape Polymer Group (“IPG”), and to pay origination costs.

The IPG Portfolio Whole Loan has an initial term of 120 months and a remaining term of 120 months as of the Cut-off Date. The IPG Portfolio Whole Loan has a 10-year interest only term and accrues interest at a rate of 6.33000% per annum. The scheduled maturity date of the IPG Portfolio Whole Loan is October 6, 2032.

The IPG Portfolio Whole Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The IPG Portfolio Whole Loan requires interest only payments for its entire term. The stated maturity date is the due date in October 2032. Voluntary prepayment of the IPG Portfolio Whole Loan in whole or in part is permitted on or after the due date occurring in April 2032 without the payment of any prepayment premium. In addition, the IPG Portfolio Whole Loan may be voluntary prepaid in whole or in part at any time beginning on the due date in November 2022 with the payment of a yield maintenance premium. Defeasance of the IPG Portfolio Whole Loan in whole or in part is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note of the IPG Portfolio Whole Loan to be securitized and (ii) September 29, 2025.

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IPG PORTFOLIO

The table below summarizes the promissory notes that comprise the IPG Portfolio Whole Loan. The relationship between the holders of the IPG Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2022-B37	Yes
A-2-1	15,000,000	15,000,000	CREFI(1)	No
A-2-2	8,000,000	8,000,000	CREFI(1)	No
A-3	20,000,000	20,000,000	CREFI(1)	No
Total	$103,000,000	$103,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Properties. The IPG Portfolio Properties consist of eight single tenant industrial buildings totaling 1,791,714 SF located across seven states: Virginia, Michigan, Illinois, Wisconsin, Utah, North Carolina and South Carolina. Each of the IPG Portfolio Properties is 100.0% occupied by IPG, the sole tenant at the IPG Portfolio Properties with average rents of $6.78 PSF expiring on September 30, 2042.

IPG is a manufacturer of paper and film-based pressure-sensitive and water-activated tapes, stretch and shrink films, protective packaging, woven and non-woven products and packaging machinery for industrial and retail use. IPG also specializes in high performance tape products engineered for demanding aerospace, marine, automotive and industrial applications. Headquartered in Sarasota, Florida, IPG employs approximately 4,200 employees with operations in 34 locations, including 22 manufacturing facilities in North America, five in Asia and two in Europe. IPG was founded in 1981 and based in Sarasota, Florida and Montreal, Canada.

The following table presents certain information relating to the IPG Portfolio Properties:

Portfolio Summary

Property Name	City, State	Allocated Whole Loan Amount	Property Subtype	% of Allocated Whole Loan Amount	Total GLA		Year Built / Year Renovated	As-Is Appraised Value(1)	UW EGI(2)	% of UW EGI
Eagle Springs	Danville, VA	$21,066,376	Warehouse/Distribution	20.5%	317,670		1987 / 2017	$40,000,000	$2,568,301	18.3%
Danville	Danville, VA	20,989,251	Warehouse/Distribution	20.4	316,507		2004 / NAP	40,000,000	2,543,184	18.1
Blythewood	Blythewood, SC	19,662,098	Manufacturing	19.1	350,563		1999 / 2014	37,600,000	2,442,402	17.4
Menasha	Menasha, WI	9,603,128	Manufacturing	9.3	156,860		1920 / 2004	17,500,000	1,488,208	10.6
Tremonton	Tremonton, UT	8,440,132	Manufacturing	8.2	118,503		1997 / NAP	17,600,000	1,155,469	8.2
Carbondale	Carbondale, IL	8,213,458	Warehouse/Distribution	8.0	193,730		1995 / NAP	16,900,000	1,400,936	10.0
Marysville	Marysville, MI	7,621,886	Manufacturing	7.4	233,264		1943 / 1987	14,400,000	1,396,402	10.0
Midland	Midland, NC	7,403,671	Warehouse/Distribution	7.2	104,617		2016 / NAP	12,800,000	1,020,529	7.3
Total		$103,000,000		100.0%	1,791,71	4		$196,800,000	$14,015,432	100.0%

(1)	Source: Appraisals.
(2)	Based on the underwritten rent roll dated October 6, 2022.

The following table presents certain information relating to the sole tenant at the IPG Portfolio Properties:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Intertape Polymer Group	NR/NR/NR	1,791,714	100.0%	$12,142,200	100.0%	$6.78	9/30/2042	2,10-year options
Largest Owned Tenant		1,791,714	100.0%	$12,142,200	100.0%	$6.78
Remaining Tenants		0	0.0	0	0.0	0.00
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg.		1,791,714	100.0%	$12,142,200	100.0%	$6.78

(1)	Based on the underwritten rent roll dated October 6, 2022.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

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IPG PORTFOLIO

The following table presents certain information relating to the lease rollover schedule for the IPG Portfolio Properties based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0%	0.0%	0	0.0	$0.00	0
2023	0	0.0%	0.0%	0	0.0	$0.00	0
2024	0	0.0%	0.0%	0	0.0	$0.00	0
2025	0	0.0%	0.0%	0	0.0	$0.00	0
2026	0	0.0%	0.0%	0	0.0	$0.00	0
2027	0	0.0%	0.0%	0	0.0	$0.00	0
2028	0	0.0%	0.0%	0	0.0	$0.00	0
2029	0	0.0%	0.0%	0	0.0	$0.00	0
2030	0	0.0%	0.0%	0	0.0	$0.00	0
2031	0	0.0%	0.0%	0	0.0	$0.00	0
2032	0	0.0%	0.0%	0	0.0	$0.00	0
2033 & Thereafter	1,791,714	100.0%	100.0%	12,142,200	100.0	$6.78	8
Vacant	0	0.0%	100.0%	0	0.0	$0.00	0
Total	1,791,714	100.0%		$12,142,200	100.0%	$6.78	8

(1)	Based on the underwritten rent roll dated as of October 6, 2022.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

The following table presents certain information relating to historical occupancy for the IPG Portfolio Properties:

Historical Leased %(1)

2018	2019	2020	As of 10/6/2022(2)
NAV	NAV	NAV	100.0%

(1)	Historical occupancies are unavailable due to the acquisition of IPG Portfolio Properties at origination of the IPG Portfolio Whole Loan in a sale-leaseback transaction.
(2)	Based on the underwritten rent roll dated as of October 6, 2022.
■	Underwritten Net Cash Flow. The following table presents certain information relating to the operating performance and Underwritten Net Cash Flow at the IPG Portfolio Properties:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$12,142,200	$6.78
Contractual Rent Steps	0	0.00
Potential Income from Vacant Space	0	0.00
Reimbursements	2,610,886	1.46
Other Income	0	0.00
Vacancy & Credit Loss	(737,654)	(0.41)
Effective Gross Income	$14,015,432	$7.82

Real Estate Taxes	1,111,630	0.62
Insurance	179,641	0.10
Management Fee	420,463	0.23
Other Operating Expenses(3)	899,152	0.50
Total Operating Expenses	$ 2,610,886	$1.46

Net Operating Income	$11,404,546	$6.37
TI/LC	398,681	0.22
Capital Expenditures	179,242	0.10
Net Cash Flow	$10,826,623	$6.04

(1)	Based on the underwritten rent roll dated October 6, 2022.
(2)	Historical financial information is unavailable due to the acquisition of IPG Portfolio Properties at origination of the IPG Portfolio Whole Loan in a sale-leaseback transaction.
(3)	Other Operating Expenses include expenses such as repairs & maintenance, utilities and general & administrative.
■	Appraisal. According to the appraisal reports dated between August 12, 2022 and August 17, 2022, the IPG Portfolio Properties had an aggregate “as-is” appraised value of $196,800,000.
■	Environmental Matters. According to Phase I environmental reports dated as of September 21, 2022, there are no recognized environmental conditions or recommendations for further action at the IPG Portfolio Properties other
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IPG PORTFOLIO

than (i) a recognized environmental condition due to prior industrial operations at the Marysville property and (ii) a recognized environmental condition due to prior industrial operations at the Menasha property that resulted in petroleum impacts to soil impacts. The Marysville property was previously used for various industrial purposes, including magnesium processing for the manufacture of shell casings during World War II and production of various adhesive tapes since the late 1950s. These former industrial operations involved the use of chemicals and petroleum products. With respect to the Menasha property, in 1995 and 1996 a limited soil and groundwater investigation was conducted in an area of stained gravel near the rail unloading area on the south side of the site. This investigation included the advancement of a total of sixteen soil borings and installation of one temporary monitoring well. No further investigation or remediation was conducted. In a letter dated February 17, 1997, the Wisconsin Department of Natural Resources granted case closure for the matter subject to no continuing obligations related to management of impacted soils remaining at the time of case closure. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

■	Market Overview and Competition. The eight properties comprising the IPG Portfolio Properties are located across seven states and have the following state concentrations based on total square footage: Virginia – 35.4%, South Carolina – 19.6%, Michigan – 13.0%, Illinois – 10.8%, Wisconsin – 8.8%, Utah – 6.6% and North Carolina – 5.8%.

Market Analysis(1)

Property Name	City, State	Market	Submarket	Submarket Inventory	Submarket Vacancy	Submarket Rent PSF	UW Base Rent PSF(2)
Eagle Springs	Danville, VA	Greensboro NC	Danville	9,598,004	1.5%	$1.90	$7.39
Danville	Danville, VA	Greensboro NC	Danville	9,598,004	1.5%	$1.90	$7.39
Blythewood	Blythewood, SC	Columbia	NE Columbia	8,156,794	8.5%	$4.37	$6.25
Menasha	Menasha, WI	Neenah	Menasha	3,796,944	1.4%	$3.54	$8.17
Tremonton	Tremonton, UT	Ogden-Clearfield MSA	Utah	NAV	NAV	NAV	$8.66
Carbondale	Carbondale, IL	50-Miles Radius	Carbondale-Marion MSA	2,840,545	12.9%	NAV	$5.24
Marysville	Marysville, MI	Detroit	St. Clair County	14,059,029	2.1%	$4.66	$4.78
Midland	Midland, NC	Charlotte	Cabarrus County	22,629,581	6.2%	$5.90	$7.89

(1)	Source: Appraisals.
(2)	Based on the underwritten rent roll dated as of October 6, 2022.

■	The Borrower. The borrower is AGNL SEAL, L.P., a Delaware limited partnership. The borrower is a special purpose bankruptcy-remote entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the IPG Portfolio Whole Loan.

The borrower sponsors and non-recourse carveout guarantors are AG Net Lease IV Corp., AG Net Lease IV (Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P., severally (but not jointly), and each of which is a subsidiary of Angelo Gordon’s Net Lease Realty Fund IV. Angelo Gordon was founded in 1988 and is a privately held alternative investment firm, managing approximately $52 billion across a broad range of credit and real estate strategies. For over 30 years, Angelo Gordon has been investing on behalf of pension funds, corporations, endowments, foundations, sovereign wealth funds and individuals. Over its entire history, Angelo Gordon’s investment approach has consistently relied on disciplined portfolio construction backed by rigorous research and a strong focus on capital preservation. Angelo Gordon’s Net Lease business provides real estate sale-leaseback financing to less-than-investment grade owner-occupiers of corporate real estate.

■	Escrows. At origination of the IPG Portfolio Whole Loan, the borrower was not required to deposit any upfront reserves.

Tax Reserve – On each monthly payment date during a Tax Trigger Period (as defined below), the borrower will be required to deposit into a real estate tax reserve 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months. A “Tax Trigger Period” means each monthly payment date during any period when (i) a Trigger Period (as defined below) is then continuing and (ii) neither the borrower nor the Specified Tenant (as defined below) has (A) timely paid the taxes directly to the appropriate taxing authority and (B) provided evidence of such payment to the lender.

Insurance Reserve – On each monthly payment date during an Insurance Trigger Period (defined below), the borrower will be required to deposit into an insurance reserve 1/12 of the insurance premiums that the lender

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IPG PORTFOLIO

estimates will be payable for the renewal of coverage. An “Insurance Trigger Period” means any period when (i) a Trigger Period is then continuing and (ii) neither the borrower nor the Specified Tenant has (A) timely paid the insurance premiums due on the insurance policies required under the IPG Portfolio Whole Loan documents to the issuer of such insurance policies and (B) provided evidence of such payment to the lender.

Replacement Reserve – On each monthly payment date during a Replacement Reserve Trigger Period (defined below), the borrower will be required to deposit approximately $14,958 into a replacement reserve account. A “Replacement Reserve Trigger Period” means each monthly payment date during any period when: (i) a Trigger Period is then continuing and (ii) neither the borrower nor the Specified Tenant has diligently made the replacements and/or alterations to any individual IPG Portfolio Property required pursuant to the IPG Portfolio Whole Loan documents.

■	Lockbox and Cash Management. The IPG Portfolio Whole Loan is structured with a hard lockbox and springing cash management. At origination of the IPG Portfolio Whole Loan, the borrower was required to deliver a tenant direction letter to the existing tenant at the IPG Portfolio Properties, directing it to remit its rent checks directly to the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager from the IPG Portfolio Properties to be immediately deposited into such lockbox. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the IPG Portfolio Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the IPG Portfolio Whole Loan documents are required to be held by the lender in an excess cash flow reserve account and as additional collateral for the IPG Portfolio Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the IPG Portfolio Properties Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) an event of default, (ii) a DSCR Event (as defined below) or (iii) a Specified Tenant Trigger Period (as defined below); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (A)(i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (A)(ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters and (z) with regard to any Trigger Period commenced in connection with clause (A)(iii) above, the satisfaction of the Specified Tenant Cure Conditions (as defined below). Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) an event of default by the Specified Tenant under the Specified Tenant lease arising directly as result of the Specified Tenant’s failure to be in actual, physical possession (and not merely constructive possession) of, or abandoning, the Specified Tenant space (or applicable portion thereof), (ii) any termination or cancellation of the Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) or (iii) any bankruptcy or similar insolvency of the Specified Tenant; and (B) expiring upon the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence includes, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to the lender) of the satisfaction of the applicable Specified Tenant Cure Conditions.

The “Specified Tenant Cure Conditions” mean (A) with respect to clause (A)(i) of the definition of Specified Tenant Trigger Period, the lender’s receipt of satisfactory evidence that the event of default by the applicable Specified Tenant under the Specified Tenant lease arising directly as a result of the Specified Tenant’s failure to be in actual, physical possession of, or abandoning the Specified Tenant space (or applicable portion thereof) has been cured, (B) with respect to clause (A)(ii) of the definition of Specified Tenant Trigger Period, the Specified Tenant space has been re-leased pursuant to one or more replacement leases approved by the lender in accordance with the IPG Portfolio Whole Loan documents and the tenant(s) thereunder are in actual physical occupancy of the property and paying full unabated rent, and (C) with respect to clause (A)(iii) of the definition of Specified Tenant Trigger Period, (i) the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to a final, non-appealable order of a court of competent jurisdiction, (ii) if the Specified Tenant lease is assumed or assigned to a new entity in connection

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with such proceedings, the bankruptcy court has issued a final order approving the Specified Tenant’s reorganization plan or (iii) if the Specified Tenant lease is rejected or otherwise terminated due to any bankruptcy or insolvency proceedings, the IPG Portfolio Property has been re-leased pursuant to one or more replacement leases approved by the lender in accordance with the IPG Portfolio Whole Loan Documents and the tenants thereunder are in actual physical occupancy of the applicable IPG Portfolio Property and paying full unabated rent.

A “Specified Tenant” means, as applicable, (a) Intertape Polymer Corp., a Delaware corporation, together with its successors and permitted assigns, and any parent or affiliate thereof providing credit support or a guaranty under the Specified Tenant lease (collectively, IPG) or (b) any replacement tenant of IPG approved in accordance with the IPG Portfolio Whole Loan Documents.

A “DSCR Event” means that the debt service coverage ratio is less than 1.20x for two consecutive calendar quarters.

■	Property Management. The IPG Portfolio Properties are self-managed.
■	Current Mezzanine or Secured Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Provided that no event of default is continuing under the IPG Portfolio Whole Loan documents, at any time after the earlier to occur of (i) the date that is two years after the closing date of the securitization that includes the last note of the IPG Portfolio Whole Loan to be securitized and (ii) September 29, 2025, an indirect or direct parent entity of the borrower is permitted to obtain a mezzanine loan secured by the direct or indirect equity interests in the borrower, provided that certain conditions are satisfied, including but not limited to: (i) the principal amount of the mezzanine loan may not be greater than the amount which will yield (x) an aggregate loan-to-value ratio for the IPG Portfolio Whole Loan that does not exceed 56.5%, (y) an aggregate DSCR for the IPG Portfolio Whole Loan that is not less than 1.66x and (z) and an aggregate debt yield for the IPG Portfolio Whole Loan that is not less than 10.51%, (ii) the mezzanine lender enters into an intercreditor agreement reasonably acceptable to the lender and the mezzanine lender, (iii) if required by the lender, the borrower delivers a rating agency confirmation with respect to the mezzanine loan, and (iv) the maturity of the mezzanine loan is co-terminous with, or longer than, the maturity of the IPG Portfolio Whole Loan.
■	Release of Collateral. The borrower is permitted to a release of one or more of the Menasha mortgaged property, the Tremonton mortgaged property, the Carbondale mortgaged property, the Midland mortgaged property or the Marysville mortgaged property from the lien of the IPG Portfolio Whole Loan documents subject to satisfaction of the applicable conditions set forth therein, including, without limitation, that: (i) no event of default has occurred and is continuing under the IPG Portfolio Whole Loan documents, (ii) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to 110% of the allocated loan amount for the individual IPG Portfolio Property to be released, (iii) the borrower has delivered a REMIC opinion, (iv) if requested by the lender, the borrower delivers a rating agency confirmation, (v) the debt service coverage ratio for the IPG Portfolio Whole Loan after any such release is no less than the greater of (x) the debt service coverage ratio immediately prior to such release and (y) 1.66x; (v) the debt yield for the IPG Portfolio Whole Loan after any such release is no less than the greater of (x) the debt yield immediately prior to such release and (y) 10.51%, and (vi) the loan-to-value ratio for the IPG Portfolio Whole Loan after any such release is no greater than the less of (x) the loan-to-value ratio immediately prior to such release and (y) 56.5%.
■	Terrorism Insurance. The IPG Portfolio Whole Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the IPG Portfolio Properties plus business interruption coverage in an amount equal to 100% of the projected gross income for the IPG Portfolio Properties until the completion of restoration with a six-month extended period of indemnity. If TRIPRA is no longer in effect, then the borrower’s requirement will be capped at the then-current insurance premium payable in respect of the property and business interruption/rental loss insurance required under the IPG Portfolio Whole Loan documents. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $100,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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Hyatt Regency Jacksonville

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Hyatt Regency Jacksonville

Hyatt Regency Jacksonville
225 East Coastline Drive
Jacksonville, FL 32202
Atlantic Ocean
Bryceville
Jacksonville
Atlantic Beach
Jacksonville Beach
Orange Park
Sawgrass
Middleburg
Fruit Cove
Nocatee
Green Cove Springs
St Augustine
Reddie Point Preserve
Blue Cypress Golf Course
Jacksonville University
Jacksonville Arboretum & Gardens
UF Health Jacksonville
Florida State College at Jacksonville
DOWNTOWN
VyStar Veterans Memorial Arena
TIAA Bank Field
Regency Square Mall
Baptist Medical Center
Riverside Heart Pavilion
Jacksonville
Hyde Park Elementary
HCA Florida Memorial Hospital
Beach & Peach Urban Park
Lake Shore Park
Columbus Park
Earl Johnson Memorial Park
Victoria Park
Drew Park
Deerwood Lake Commons
St Johns River
Roger Main Building, St. Vincent's Southside
Timuquana Country Club
Tillie K Fowler Regional Park
Dog Wood Park
NAS JACKSONVILLE
AMC PASSENGER TERMINAL
L C Ringhaver Park
Deerwood Village
Baymeadows Village
Naval Air Station Jacksonville Golf Course

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Hyatt Regency Jacksonville

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Jacksonville, Florida	Cut-off Date Principal Balance(4)		$50,000,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room(3)		$78,864.35
Size (Rooms)	951	Percentage of Initial Pool Balance		6.0%
Total TTM Occupancy as of 6/30/2022	52.5%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 6/30/2022	52.5%	Type of Security		Fee
Year Built / Latest Renovation(1)	2001 / 2021	Mortgage Rate		6.86813%
Appraised Value	$164,000,000	Original Term to Maturity (Months)		60
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		24

Underwritten Revenues	$54,315,058
Underwritten Expenses	$39,033,557	Escrows(5)
Underwritten Net Operating Income (NOI)	$15,281,501		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$13,108,899	Taxes	$1,381,312	$115,109
Cut-off Date LTV Ratio(2)(3)	45.7%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)(3)	44.3%	Replacement Reserves	$0	Springing
DSCR Based on Underwritten NOI / NCF(2)(3)	2.59x / 2.22x	Deferred Maintenance	$24,640	$0
Debt Yield Based on Underwritten NOI / NCF(2)(3)	20.4% / 17.5%	Other(6)	$670,000	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$75,000,000	79.3%	Loan Payoff	$90,629,128	95.9%
Senior Mezzanine Loan(3)	10,000,000	10.6	Upfront Reserves	2,075,952	2.2
Junior Mezzanine Loan(3)	7,000,000	7.4	Closing Costs	1,844,644	2.0
Borrower Sponsor Equity	2,549,724	2.7

Total Sources	$94,549,724	100.0%	Total Uses	$94,549,724	100.0%

(1)	The Hyatt Regency Jacksonville Property (as defined below) was renovated in 2005, 2015, 2018 and 2021. See “—The Mortgaged Property” below.
(2)	Calculated based on the aggregate outstanding principal balance of the Hyatt Regency Jacksonville Whole Loan (as defined below). See “—The Mortgage Loan” below.
(3)	Financial Information in the chart above reflects the Hyatt Regency Jacksonville Whole Loan. Additionally, concurrently with the origination of the Hyatt Regency Jacksonville Whole Loan, mezzanine loans were originated with an aggregate outstanding principal balance as of the Cut-off Date of $17,000,000 consisting of (a) one senior mezzanine promissory note with an outstanding principal balance as of the Cut-off Date of $10,000,000 and (b) one junior mezzanine promissory note with an outstanding principal balance as of the Cut-off Date of $7,000,000. The Hyatt Regency Jacksonville Whole Loan together with the junior mezzanine loan and senior mezzanine loan constitute the total debt (the “Hyatt Regency Jacksonville Total Debt”). The Cut-off Date Principal Balance per Room, Maturity Date Balance per Room, Debt Yield Based on Underwritten NOI / NCF, DSCR Based on Underwritten NOI / NCF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based upon the Hyatt Regency Jacksonville Total Debt are $96,740.27, $94,342.56, 16.6%, 14.2%, 2.07x, 1.77x, 56.1% and 54.7%, respectively.
(4)	The Cut-off Date Principal Balance reflects the controlling note A-1 of the Hyatt Regency Jacksonville Whole Loan which is part of a loan combination evidenced by three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000.
(5)	See “—Escrows” below.
(6)	Other Upfront reserves consist of an upfront seasonality reserve and monthly seasonality and PIP reserve. See “—Escrows” below.
■	The Mortgage Loan. The Hyatt Regency Jacksonville mortgage loan (the “Hyatt Regency Jacksonville Loan”) is part of a whole loan (the “Hyatt Regency Jacksonville Whole Loan”) consisting of three pari passu notes with an aggregate outstanding balance as of the Cut-off Date of $75,000,000 and is secured by a first mortgage encumbering the borrower’s fee interest in a 951-room full-service hospitality property located in Jacksonville, Florida (the “Hyatt Regency Jacksonville Property”). The Hyatt Regency Jacksonville Loan, which will be included in the Benchmark 2022-B37 transaction, is evidenced by the controlling note A-1 with an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 6.0% of the Initial Pool Balance. The non-controlling note A-2 has an original balance and outstanding balance as of the Cut-off Date of $15,000,000 and the non-controlling note A-3 has an original balance and outstanding balance as of the Cut-off Date of $10,000,000. The “Hyatt Regency Jacksonville Total Debt” consists of the Hyatt Regency Jacksonville Whole Loan and two mezzanine loans with an aggregate Cut-off Date balance of $17,000,000. For additional information, see “Current Mezzanine or Secured Subordinate Indebtedness” below.

The Hyatt Regency Jacksonville Whole Loan was originated by Citi Real Estate Funding Inc. on September 9, 2022. The Hyatt Regency Jacksonville Whole Loan has a 5-year term, is interest-only for the first two years, and amortizes on a 30 year term thereafter and accrues interest at a rate of 6.86813% per annum. The Hyatt Regency Jacksonville Whole Loan proceeds were used to refinance existing debt on the Hyatt Regency Jacksonville Property, pay origination costs and fund upfront reserves.

The Hyatt Regency Jacksonville Whole Loan had an initial term of 60 months and has a remaining term of 60 months as of the Cut-off Date. The scheduled maturity date of the Hyatt Regency Jacksonville Whole Loan is October 6, 2027. Voluntary prepayment of the Hyatt Regency Jacksonville Loan is permitted on or after July 6, 2027 without payment of any prepayment premium. Defeasance of the Hyatt Regency Jacksonville Whole Loan is permitted at any time after the earlier to occur of (i) September 9, 2026, and (ii) the second anniversary of the closing date of the last note of the Hyatt Regency Jacksonville Whole Loan to be securitized.

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Hyatt Regency Jacksonville

The table below summarizes the promissory notes that comprise the Hyatt Regency Jacksonville Whole Loan. The relationship between the holders of the Hyatt Regency Jacksonville Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2022-B37	Yes
A-2	15,000,000	15,000,000	CREFI(1)	No
A-3	10,000,000	10,000,000	CREFI(1)	No
Total Whole Loan	$75,000,000	$75,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.
■	The Mortgaged Property. The Hyatt Regency Jacksonville Property is a 951 room, full-service hotel located in downtown Jacksonville, Florida and was built in 2001 and most recently renovated in 2021. The 951 guestrooms are comprised of 705 double queen rooms and 246 king rooms (inclusive of 14 executive suites, four St. Johns suites and two presidential suites). The Hyatt Regency Jacksonville Property includes approximately 63,133 SF of indoor meeting space and more than 54,000 SF of outdoor terraces, pre-function space, and foyer space. The meeting and events space consists of a 27,984 SF grand ballroom that can host up to 3,200 guests for special events and meetings. The meeting and events space includes 30 meeting rooms, inclusive of a 15,460 SF conference room and over 20,000 SF of deck space overlooking the St. Johns River. The amenities at the Hyatt Regency Jacksonville Property include a rooftop pool, fitness center, 24-hour room service, concierge service, laundry service and valet and self-parking at a three-level 716-space parking garage on the Hyatt Regency Jacksonville Property’s premises. Additionally, the Hyatt Regency Jacksonville Property offers four food & beverage outlets, which include upscale dining, casual dining, a bar and lounge and a 24-hour market. The onsite food & beverage outlets include Morton’s The Steakhouse, SHOR Seafood Grill, Tavern Lounge and the Market.

Since its construction, approximately $52.8 million has been invested into the Hyatt Regency Jacksonville Property. Approximately $20 million was invested in 2005 to complete upgrades and secure the Hyatt brand. In 2015, ownership invested an additional $20 million to replace the furniture, fixtures, and equipment in guestrooms. The entire first floor, including the lobby and food and beverage outlets, were renovated in 2018 for a total cost of $9 million. All of the meeting rooms and pre-function spaces were renovated in 2021 for a total cost of approximately $3.8 million.

The following table presents certain information relating to the 2021 demand analysis with respect to the Hyatt Regency Jacksonville Property based on market segmentation, as provided in the appraisal for the Hyatt Regency Jacksonville Property:

2022 Accommodated Room Night Demand(1)

Property	Transient	Group	Contract
Hyatt Regency Jacksonville	49.7%	45.5%	4.8%

(1)	Source: June 2022 third party market research report.

The following table presents certain information relating to the current occupancy, ADR and RevPAR at the Hyatt Regency Jacksonville Property and its competitors:

Penetration Rates(1)

	Competitive Set(2)			Hyatt Regency Jacksonville			Penetration Factor
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM June 2022	58.4%	$134.69	$78.64	52.5%	$148.12	$77.78	89.9%	110.0%	98.9%

(1)	Source: June 2022 third party market research report.
(2)	Competitive Set includes Southbank Hotel Jacksonville Riverwalk, Marriott Jacksonville Downtown, Marriott Jacksonville and DoubleTree by Hilton Hotel Jacksonville Riverfront.

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Hyatt Regency Jacksonville

The following table presents certain information relating to historical and underwritten occupancy, ADR and RevPAR at the Hyatt Regency Jacksonville Property:

Historical, Current and Underwritten Occupancy, ADR, RevPAR(1)

	2019	TTM 2/28/2020	2021	TTM 6/30/2022	Underwritten(2)
Occupancy	69.9%	70.7%	64.5%	52.5%	66.1%
ADR	$132.47	$134.39	$102.01	$148.12	$142.18
RevPAR	$92.66	$94.97	$65.79	$77.78	$94.04

(1)	Historical occupancies are the annual average physical occupancy of each respective year.
(2)	Underwritten figures represent the T12 period of July 1, 2019 through February 28, 2020 and March 1, 2022 through June 30, 2022.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Hyatt Regency Jacksonville Property:

Cash Flow Analysis

	2019	TTM 2/28/2020(1)	2021	TTM 6/30/2022	Underwritten(2)	Underwritten $ per Room
Rooms Revenue	$32,163,105	$33,055,052	$22,837,336	$26,997,746	$32,641,540	$34,323
Food & Beverage Revenue	18,192,252	18,944,909	11,095,079	13,436,130	18,766,791	19,734
Other Revenue(3)	2,473,317	2,526,235	1,106,219	3,370,691	2,906,727	3,056
Total Revenue	$52,828,674	$54,526,196	$35,038,634	$43,804,567	$54,315,058	$57,114

Rooms Expense	$9,583,700	$9,564,811	$4,924,194	$6,920,500	$8,968,757	$9,431
Food & Beverage Expense	12,461,910	12,680,171	7,413,465	8,908,872	12,174,080	12,801
Total Departmental Expense	$22,045,610	$22,244,982	$12,337,659	$15,829,372	$21,142,837	$22,232
Total Undistributed Expense(4)	14,833,549	15,165,390	10,112,187	12,440,851	15,482,991	16,281
Total Fixed Expense	2,494,300	2,542,183	2,241,852	2,086,263	2,407,730	2,532
Total Operating Expenses	$39,373,459	$39,952,555	$24,691,698	$30,356,486	$39,033,557	$41,045

Net Operating Income(5)	$13,455,215	$14,573,641	$10,346,936	$13,448,081	$15,281,501	$16,069
FF&E(6)	2,113,147	2,181,048	1,401,545	1,752,183	2,172,602	2,285
Net Cash Flow	$11,342,068	$12,392,593	$8,945,391	$11,695,898	$13,108,899	$13,784

(1)	TTM 2/28/2020 information reflects the twelve-month period ending February 28, 2020 before the onset of the COVID-19 pandemic.
(2)	The underwritten figures represent the T12 period of July 1, 2019 through February 28, 2020 and March 1, 2022 through June 30, 2022. COVID-19 Pandemic restrictions were generally lifted across the country beginning March 2022, and the Hyatt Regency Jacksonville Property has since experienced a return to pre-COVID performance.
(3)	Other Revenue includes space rental, vending machines, laundry, cancellation fees, and miscellaneous income.
(4)	Management Fee is underwritten at 3.0% of total revenue plus an incentive management fee of 0.8% based on the underwritten gross income per the management agreement.
(5)	The increase in Underwritten Net Operating Income from TTM 6/30/2022 is primarily attributable to underwriting to pre-COVID-19 pandemic occupancy observed between July 2019 and February 2020. The Hyatt Regency Jacksonville Property’s 2022 performance reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound. We cannot assure you that the Hyatt Regency Jacksonville Property will revert to pre-COVID-19 performance.
(6)	FF&E contributions are approximately 4% of total revenue.
■	Appraisal. According to the appraisal, the Hyatt Regency Jacksonville Property had an “as-is” appraised value of $164,000,000 as of August 8, 2022.
■	Environmental Matters. According to a Phase I environmental report dated August 12, 2022, there are no recognized environmental conditions or recommendations for further action at the Hyatt Regency Jacksonville Property.
■	Market Overview and Competition. The 951-room Hyatt Regency Jacksonville Property is located in the Central Business District of Jacksonville, Florida on the north side of Coastline Drive. Specifically, the Hyatt Regency Jacksonville Property is situated within the Downtown Core District. The Hyatt Regency Jacksonville Property is separated by Newman Street facing the north bank of the St. Johns River in downtown Jacksonville. Primary access to the Hyatt Regency Jacksonville Property is by Main Street, Ocean Street and Newman Street. Major throughfares include East Coast Line Drive and Independent Drive and regional access to the Hyatt Regency Jacksonville Property is provided by Interstate 95 and Interstate 10 interchange. The Hyatt Regency Jacksonville is approximately 12 miles south of the Jacksonville International Airport.

Located primarily in Duval County, the Jacksonville, Florida hospitality market consists of approximately 21,160 hotel rooms. Tourism is a primary driver of the local Jacksonville economy and the Hyatt Regency Jacksonville Property is within 1.2 miles of TIAA Bank Field, Prime F. Osborn III Convention Center, Southbank Riverwalk, Jacksonville Fairgrounds, VyStar Memorial Arena and the Museum of Contemporary Art. Additionally, Jacksonville, Florida includes 22-miles of beaches, 40-miles of the Intracoastal Waterway, and 50 public boat ramps.

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Hyatt Regency Jacksonville

Jacksonville’s main beaches are the Atlantic Beach, Jacksonville Beach and Neptune Beach. Tourism in Jacksonville generates $3.2 billion annually, which is driven by a variety of water activities due to the proximity to beaches and access to restaurants, nightlife, and shopping.

The following table presents certain information relating to the primary competition for the Hyatt Regency Jacksonville Property:

Competitive Set

Property(1)	Number of Rooms	Year Built	2021 Occupancy	2021 ADR	2021 RevPAR
Hyatt Regency Jacksonville	951	2001	64.5%	$102.01	$65.79

Competitive Set(2)
Southbank Hotel Jacksonville Riverwalk	322	1980	40% - 45%	$90.00 - $95.00	$35.00 - $40.00
Marriott Jacksonville Downtown	354	1987	60% - 65%	$135.00 - $140.00	$85.00 - $90.00
Marriott Jacksonville	255	1986	60% - 65%	$130.00 - $135.00	$80.00 - $85.00
DoubleTree by Hilton Hotel Jacksonville Riverfront	293	1997	65% - 70%	$135.00 - $140.00	$90.00 - $95.00
Total Avg. Competitive Set			58.0%	$128.00	$74.00

(1)	Hyatt Regency Jacksonville figures reflect the one-year period ending December 31, 2021.
(2)	Source: Appraisal.
■	The Borrower. The borrower is MCSW JAC Hospitality LLC, a Delaware limited liability company. The borrower is a single purpose bankruptcy-remote entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hyatt Regency Jacksonville Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is Westplace Modesto Investors, LLC. Westplace Modesto Investors, LLC is wholly owned by WHI Investments III, LLC which is wholly owned by Westmont Investments, LLC (“Westmont Hospitality Group”). Founded in 1975, Westmont Hospitality Group is a privately held hospitality organization that has had an ownership interest in and operated over 1,100 hotels. Currently, Westmont Hospitality Group has ownership interests in more than 500 hotels across North America, Europe, Asia and Africa.

■	Escrows. At origination of the Hyatt Regency Jacksonville Whole Loan, the borrower deposited (i) approximately $1,381,312 into an upfront real estate tax reserve, (ii) $670,000 into a seasonality reserve, and (iii) $24,640 into a deferred maintenance reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the reasonably estimated annual real estate taxes (initially estimated to be approximately $115,109).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Hyatt Regency Jacksonville Whole Loan documents. At loan origination, an acceptable blanket policy was in place.

FF&E Reserve – The borrower is required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve, on a monthly basis, the greater of (i) an amount equal to 1/12th of 4.0% of the greater of (1) the total gross revenues for the Hyatt Regency Jacksonville Property in the preceding calendar year or (2) the projected total gross revenues for the Hyatt Regency Jacksonville Property for the current calendar year according to the most recently submitted annual budget or (ii) the amount of the deposit (if any) then required by the franchisor or manager, as applicable, on account of FF&E under the franchise agreement or management agreement, as applicable; provided, however, such FF&E reserve has been conditionally waived so long as, among other conditions more fully set forth in the Hyatt Regency Jacksonville Whole Loan Documents (i) no event of default has occurred or is continuing under the Hyatt Regency Jacksonville Whole Loan Documents and (ii) the management agreement in place at the origination of the Hyatt Regency Jacksonville Whole Loan remains in full force and effect.

PIP Reserve - The borrower is required to deposit into a PIP reserve, (A) in the case of any existing or renewal franchise agreement or management agreement, as applicable, prior to the effective date that any PIP is imposed thereunder and (B) in the case of any new franchise agreement or management agreement, as applicable, on or prior to the date such new franchise agreement or management agreement, as applicable, is executed and delivered, an amount equal to 125% of the costs of the related work that is the subject of such PIP, as estimated by the lender in its reasonable discretion (the “PIP Deposit”). The lender is required to make disbursements from

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Hyatt Regency Jacksonville

the PIP reserve funds as requested by the borrower to reimburse or pay for the borrower’s actual, out-of-pocket expenses incurred in connection with the performance of the related PIP work.

Seasonality Reserve - The borrower is required to deposit into a seasonality reserve, on each monthly payment date occurring in February through October (inclusive) of each calendar year, to the extent sufficient funds are available, an amount equal to the quotient obtained on the monthly payment date occurring in February of each calendar year (the “Seasonality Reserve Calculation Date”) by dividing (A) the positive difference, if any, between (x) the greater of (1) the sum of the amount by which operating expenses, debt service, senior mezzanine debt service, junior mezzanine debt service and deposits into the tax account, insurance account and the FF&E reserve account exceed operating income and gross rents for the Hyatt Regency Jacksonville Property (the “Negative Monthly Amounts”) for the monthly payment dates occurring in November, December and January immediately preceding such Seasonality Reserve Calculation Date and (2) the sum of the Negative Monthly Amounts projected for the monthly payment dates occurring in the months of November, December and January immediately following such Seasonality Reserve Calculation Date, pursuant to the approved annual budget, and (y) the amount of seasonality reserve funds, if any, that are on deposit in the seasonality reserve account on such Seasonality Reserve Calculation Date, by (B) nine.

■	Lockbox and Cash Management. The Hyatt Regency Jacksonville Whole Loan is structured with a hard lockbox and in place cash management. At origination of the Hyatt Regency Jacksonville Whole Loan, the borrower was required to deliver a notice to the property manager directing the property manager to remit all payments under the applicable lease directly to the lender-controlled lockbox no less than on a monthly basis. All funds received by the borrower are required to be deposited in a lockbox account within two business days following receipt. All funds on deposit in the lockbox account are required to be swept to a cash management account on each business day under the control of the lender to be applied and disbursed in accordance with the Hyatt Regency Jacksonville Whole Loan documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Hyatt Regency Jacksonville Whole Loan documents will (i) to the extent that any Hyatt Regency Jacksonville Trigger Period (as defined below) exists (other than due solely to a Hyatt Regency Jacksonville Senior Mezzanine Loan Trigger Period (as defined below) or a Hyatt Regency Jacksonville Junior Mezzanine Loan Trigger Period (as defined below)), be deposited into the excess cash flow account as additional collateral for the Hyatt Regency Jacksonville Whole Loan and (ii) to the extent that a Hyatt Regency Jacksonville Senior Mezzanine Loan Trigger Period has occurred (and no other Hyatt Regency Jacksonville Trigger Period exists except for a Hyatt Regency Jacksonville Junior Mezzanine Loan Trigger Period), be deposited into the senior mezzanine loan debt service account, (iii) to the extent that a Hyatt Regency Jacksonville Junior Mezzanine Loan Trigger Period has occurred and is continuing (and no other Hyatt Regency Jacksonville Trigger Period exists), be deposited into the junior mezzanine loan debt service account, and (iv) to the extent that no Hyatt Regency Jacksonville Trigger Period exists and is continuing, be disbursed to the borrower.

A “Hyatt Regency Jacksonville Trigger Period” means each period (A) commencing upon any of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio for the Hyatt Regency Jacksonville Whole Loan being less than 1.20x, (iii) at any time a franchise agreement exists, the occurrence of a Hyatt Regency Jacksonville Franchise Agreement Trigger Period (as defined below), (iv) at any time a franchise agreement exists, the occurrence of a Hyatt Regency Jacksonville Franchise Renewal Trigger Event (as defined below), (v) the occurrence of a Hyatt Regency Jacksonville Senior Mezzanine Loan Trigger Period, (vi) the occurrence of a Hyatt Regency Jacksonville Junior Mezzanine Loan Trigger Period, and (vii) at any time a franchise agreement does not exist, the occurrence of a Hyatt Regency Jacksonville Management Agreement Trigger Period (as defined below); and (B) expiring upon (1) with regard to any Hyatt Regency Jacksonville Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (2) with regard to any Hyatt Regency Jacksonville Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio for the Hyatt Regency Jacksonville Whole Loan being equal to or greater than 1.25x for two consecutive calendar quarters; (3) with regard to any Hyatt Regency Jacksonville Trigger Period commenced in connection with clause (iii) above, such Hyatt Regency Jacksonville Franchise Agreement Trigger Period ceasing to exist in accordance with the terms of the Hyatt Regency Jacksonville Whole Loan documents, (4) with regard to any Hyatt Regency Jacksonville Trigger Period commenced in connection with clause (iv) above, the occurrence of a Hyatt Regency Jacksonville Franchise Renewal Event, (5) with regard to any Hyatt Regency Jacksonville Trigger Period commenced in connection with clause (v) above, the cessation of all Hyatt Regency Jacksonville Senior Mezzanine Loan Trigger Periods, (6) with regard to any Hyatt Regency Jacksonville Trigger Period commenced in connection with clause (vi) above, the cessation of all Hyatt Regency Jacksonville Junior Mezzanine Loan Trigger Periods, and (7) with regard to any Hyatt Regency Jacksonville Trigger Period commenced in connection with clause (vii) above, such Hyatt Regency Jacksonville Management Agreement Trigger Period ceasing to exist in accordance with the

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Hyatt Regency Jacksonville

terms of the Hyatt Regency Jacksonville Whole Loan documents. Notwithstanding the foregoing, a Hyatt Regency Jacksonville Trigger Period will not be deemed to expire in the event that a Hyatt Regency Jacksonville Trigger Period then exists for any other reason.

A “Hyatt Regency Jacksonville Franchise Agreement Trigger Period” means a period (A) commencing upon the first to occur of (i) the borrower being in default under any franchise agreement beyond any applicable notice and cure periods, (ii) (a) the borrower’s failure to submit a draft replacement franchise management agreement or (b) the borrower or franchisor giving written notice that it is terminating the franchise agreement, (iii) any termination or cancellation of the franchise agreement and/or the franchise agreement expiring or otherwise failing to otherwise be in full force and effect, (iv) any bankruptcy proceeding or similar proceeding is filed or brought against the applicable franchisor, (v) the Hyatt Regency Jacksonville Property failing to be operated, “flagged” and/or branded pursuant to the franchise agreement and (vi) any permit necessary for the proper operation of the Hyatt Regency Jacksonville Property pursuant to the franchise agreement ceasing to be in full force in effect; and (B) expiring upon the lender’s receipt of evidence reasonably acceptable to the lender of (1) (a) the satisfaction of the Hyatt Regency Jacksonville Franchise Agreement Cure Conditions (as defined below) or (b) the branding, “flagging” and operation of the Hyatt Regency Jacksonville Property pursuant to a replacement franchise agreement entered into in accordance with the terms of the Hyatt Regency Jacksonville Whole Loan documents and (2) to the extent a PIP is required in connection with the foregoing, the deposit of the corresponding PIP Deposit into the PIP reserve account.

The “Hyatt Regency Jacksonville Franchise Agreement Cure Conditions” means each of the following: (i) the borrower has cured all defaults (if any) under the franchise agreement to the satisfaction of the applicable franchisor, (ii) the borrower and the applicable franchisor have re-affirmed the franchise agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable franchisor and/or franchise agreement (if any), either such person is no longer insolvent or subject to any bankruptcy or insolvency proceedings and, in the case of franchisor, has affirmed such franchise agreement pursuant to a final, non-appealable order of a court of competent jurisdiction, (iv) the Hyatt Regency Jacksonville Property continues to be operated, “flagged” and branded pursuant to the franchise agreement and (v) all permits applicable to the related franchise agreement are in full force and effect.

A “Hyatt Regency Jacksonville Franchise Renewal Trigger Event” means an event which is deemed to have occurred if each of the following events does not occur on or before 12 months prior to the expiration of the then applicable term of the franchise agreement: (i) the related franchise agreement has been extended or a replacement franchise agreement has been entered into, in each case, for a term satisfactory to the lender and otherwise in accordance with the applicable terms and conditions of the Hyatt Regency Jacksonville Whole Loan documents, (ii) such franchise agreement is in full force and effect with no defaults thereunder and (iii) to the extent a PIP is required in connection with the foregoing, the corresponding PIP Deposit has been deposited in the PIP reserve account.

A “Hyatt Regency Jacksonville Senior Mezzanine Loan Trigger Period” means any period commencing on the date that the senior mezzanine lender delivers written notice to the lender that an event of default has occurred with respect to the senior mezzanine loan and ending on the date that notice is given that such event of default no longer exists.

A “Hyatt Regency Jacksonville Junior Mezzanine Loan Trigger Period” means any period commencing on the date that the junior mezzanine lender delivers written notice to the lender that an event of default has occurred with respect to the junior mezzanine loan and ending on the date that notice is given that such event of default no longer exists.

A “Hyatt Regency Jacksonville Management Agreement Trigger Period” means a period (A) commencing upon any of (i) the borrower being in default under the property management agreement, (ii) any bankruptcy proceeding or similar proceeding is filed or brought against the property manager, (iii) (1) the borrower’s failure to submit a draft replacement property management agreement in accordance with the terms of the Hyatt Regency Jacksonville Whole Loan documents or (2) any delivery of notice of (x) termination or cancellation of the property management agreement or (y) the property manager’s election not to renew the property management agreement, (iv) any termination or cancellation of the property management agreement, or (v) unless the Hyatt Regency Jacksonville Management Renewal Trigger Cure Conditions (as defined below) are then satisfied, the date that is one year prior to the expiration of the property management agreement; and (B) expiring upon the lender’s receipt of evidence reasonably acceptable to the lender of (1) satisfaction of the Hyatt Regency Jacksonville Management Replacement Trigger Cure Conditions (as defined below), (2) with regard to any Hyatt Regency Jacksonville Management Agreement Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of all such defaults, or (3) with regard to any Hyatt Regency Jacksonville Management Agreement Trigger Period commenced

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Hyatt Regency Jacksonville

in connection with clauses (iii) or (v) above, the borrower’s satisfaction of the Hyatt Regency Jacksonville Management Renewal Trigger Cure Conditions.

“Hyatt Regency Jacksonville Management Renewal Trigger Cure Conditions” means (i) the borrower delivers to the lender, pursuant to the terms and conditions of the Hyatt Regency Jacksonville Whole Loan agreement, (A) fully-executed renewal or extension documentation renewing or extending the term of the property management agreement for a period acceptable to the lender and (B) written evidence of the rescission of any notice of termination or cancellation of the property management agreement previously delivered by property manager, in each case in form and substance satisfactory to the lender, and (ii) the borrower deposits the applicable PIP Deposit into the PIP reserve account in connection with such renewal or extension of the property management agreement.

“Hyatt Regency Jacksonville Management Replacement Trigger Cure Conditions” means (i) the borrower executes and delivers to the lender, pursuant to the terms and conditions of the Hyatt Regency Jacksonville Whole Loan agreement, (A) a replacement management agreement with a qualified manager and (B) a replacement assignment of management agreement applicable thereto, and (ii) the borrower deposits the applicable PIP Deposit into the PIP reserve account in connection with such replacement management agreement.

■	Property Management. The Hyatt Regency Jacksonville Property is managed by Hyatt Corporation, an independent third party property manager.
■	Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the origination of the Hyatt Regency Jacksonville Whole Loan, Citigroup Global Markets Realty Corp. made (1) a $10,000,000 senior mezzanine loan to MCSW JAC Mezz A LLC, the sole member of the borrower, which is secured by the sole member’s ownership interest in the borrower, which loan was thereafter assigned to a third party lender, and (2) a $7,000,000 junior mezzanine loan to MCSW JAC MEZZ B LLC the sole member of MCSW JAC Mezz A LLC, secured by the sole member’s ownership interest in MCSW JAC Mezz A LLC, which loan was thereafter assigned to a third party lender. The foregoing mezzanine loans are interest only and are coterminous with the Hyatt Regency Jacksonville Whole Loan. At origination of the Hyatt Regency Jacksonville Whole Loan, the lender of the Hyatt Regency Jacksonville Whole Loan and the lenders of the foregoing mezzanine loans entered into an intercreditor agreement that provides for customary consent rights, cure rights and the right to purchase the defaulted Hyatt Regency Jacksonville Whole Loan. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.
■	Terrorism Insurance. The Hyatt Regency Jacksonville Whole Loan documents require that the borrower maintains coverage against loss or damage by certified terrorist acts in an amount equal to the full replacement cost of the Hyatt Regency Jacksonville Property, as well as 18 months of rental loss and/or business interruption coverage, together with a six-month extended period of indemnity following restoration. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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469 7TH AVENUE

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469 7TH AVENUE

469 7th Avenue
469 Seventh Avenue
New York, NY 10018
TIMES SQUARE
HUDSON YARDS
CHELSEA
New York
MANHATTAN
Metropolitan Museum of Art
Carnegie Hall
Times Square
Empire State Building
Madison Square Garden
Hudson River
East River
SOHO
BROOKLYN
MAP © 2022 CARTIFACT
DATA © OSM CONTRIBUTORS

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469 7TH AVENUE
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	New York, New York	Cut-off Date Balance(2)		$49,000,000
Property Type	Office	Cut-off Date Balance per SF(2)		$364.00
Size (SF)	269,233	Percentage of Initial Pool Balance		5.9%
Total Occupancy as of 6/23/2022	87.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/23/2022	87.4%	Type of Security		Fee
Year Built / Latest Renovation	1921 / 2012	Mortgage Rate		6.03000%
Appraised Value	$187,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$15,659,792
Underwritten Expenses	$6,447,392	Escrows(1)
Underwritten Net Operating Income (NOI)	$9,212,401		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,459,229	Taxes	$1,080,225	$270,056
Cut-off Date LTV Ratio(2)	52.4%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)	52.4%	Replacement Reserve	$0	$4,487
DSCR Based on Underwritten NOI / NCF(2)	1.54x / 1.41x	TI/LC	$0	$22,436
Debt Yield Based on Underwritten NOI / NCF(2)	9.4% / 8.6%	Other	$0	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$98,000,000	96.0%	Loan Payoff	$99,766,998	97.7%
Principal’s New Cash Contribution	4,121,632	4.0	Closing Costs	1,274,409	1.2
			Reserves	1,080,225	1.1
Total Sources	$102,121,632	100.0%	Total Uses	$102,121,632	100.0%

(1)	See “—Escrows” below.
(2)	The 469 7th Avenue Loan (as defined below) is part of a whole loan evidenced by six pari passu notes with an aggregate outstanding principal balance of $98,000,000. The financial information in the chart above reflects the Cut-off Date Balance or Maturity Date Balance of the 469 7th Avenue Whole Loan (as defined below).
■	The Mortgage Loan. The 469 7th Avenue mortgage loan (the “469 7th Avenue Loan”) is part of a whole loan (the “469 7th Avenue Whole Loan”) consisting of six pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $98,000,000 and is secured by a first mortgage encumbering the borrower’s fee interest in a 269,233 SF office property located in New York, New York (the “469 7th Avenue Property”). The 469 7th Avenue Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”) on August 30, 2022. The 469 7th Avenue Whole Loan has a 10-year term, is interest-only for the full term of the loan and accrues interest at a rate of 6.03000% per annum. The 469 7th Avenue Loan is evidenced by the controlling note A-1 and the non-controlling notes A-3 and A-5, which collectively have an aggregate outstanding principal balance as of the Cut-off Date of $49,000,000 and will be included in the Benchmark 2022-B37 transaction. The 469 7th Avenue Whole Loan proceeds were used to refinance a prior mortgage loan, pay origination costs and fund upfront reserves.

The 469 7th Avenue Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The scheduled maturity date of the 469 7th Avenue Whole Loan is September 6, 2032. Voluntary prepayment of the 469 7th Avenue Whole Loan is permitted on or after April 6, 2032 without payment of any prepayment premium. Defeasance of the 469 7th Avenue Whole Loan is permitted at any time after the earlier to occur of (i) August 30, 2026, and (ii) the second anniversary of the closing date of the securitization that includes the last note of the 469 7th Avenue Whole Loan to be securitized.

The following table summarizes the promissory notes that comprise the 469 7th Avenue Whole Loan. The relationship between the holders of the 469 7th Avenue Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$20,000,000	$20,000,000	Benchmark 2022-B37	Yes
A-2	30,000,000	30,000,000	BMO 2022-C3	No
A-3	20,000,000	20,000,000	Benchmark 2022-B37	No
A-4	14,000,000	14,000,000	UBS AG(1)	No
A-5	9,000,000	9,000,000	Benchmark 2022-B37	No
A-6	5,000,000	5,000,000	UBS AG(1)	No
Total	$98,000,000	$98,000,000

(1)	The subject notes are expected to be contributed to one or more future securitizations trust(s).
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469 7TH AVENUE

■  The Mortgaged Property. The 469 7th Avenue Property is a 16-story office building with a total of 269,233 SF, which consists of 255,800 SF of office space, 12,588 SF of retail space and 845 SF of storage space, located on the southeast corner of West 36th Street and 7th Avenue in New York, New York. The 469 7th Avenue Property, which sits on an approximately 0.3-acre parcel of land, was built in 1921 and renovated in 2012. The renovation featured a newly restored façade, new elevator cabs and window replacement throughout the entire building. The 469 7th Avenue Property features an average floor plate size of 17,000 SF, 24-hour controlled access, lobby concierge service, eight passenger elevators, on-site property management, and an on-site conferencing facility. The 469 7th Avenue Property features 99 feet of frontage on 7th Avenue and 140 feet of frontage along West 36th Street. Two of the tenants (or their respective parent entities), collectively comprising 26.7% NRA and 34.4% of underwritten base rent, are investment-grade rated. As of June 23, 2022, the 469 7th Avenue Property was 87.4% leased to nine office tenants, four retail tenants and one storage tenant. The retail space within the 469 7th Avenue Property is currently 100.0% leased to TD Bank, N.A. (5,000 SF), Shindo USA, Inc. (3,300 SF), GFG 7th Avenue, LLC (2,288 SF) and The City of New York (2,000 SF), which collectively account for 4.7% of NRA.

The largest tenant is The City of New York (67,000 SF; 24.9% of net rentable area; 26.2% of underwritten base rent). The City of New York (rated Aa2/AA/AA- by Moody’s/S&P/Fitch) has been at the 469 7th Avenue Property since 2014 and currently occupies 67,000 SF across the ground floor (2,000 SF), second floor (17,000 SF), third floor (17,000 SF), fourth floor (17,000 SF) and part of the sixth floor (14,000 SF). The City of New York’s lease expires on October 14, 2029 and has one, 10-year renewal option. The City of New York may terminate its lease for the entire premises, the sixth floor or the fourth and sixth floors any time after October 15, 2024 upon at least 12 months’ notice and payment of a termination fee in an amount equal to the sum of (i) the tenant work costs based on a straight-line amortization over the first 15 years of the lease term and (ii) the tenant broker fee based on a straight-line amortization over the first 15 years of the lease term. The 469 7th Avenue Property is being utilized by The New York City Police Department.

The second largest tenant is In Touch Group, LLC (“In Touch Group”) (51,000 SF; 18.9% of net rentable area; 21.7% of underwritten base rent). In Touch Group is a privately held full-service agency network, providing creative and media services, enterprise solutions and data analytics globally through ten affiliates in eight offices, collectively employing more than 1,400 people. In Touch Group was acquired in December 2021 by Eversana Life Science Services, LLC, a provider of global services to the life sciences industry serving more than 500 organizations, including startups and established pharmaceutical companies. In Touch Group has been at the 469 7th Avenue Property since 2015 and leases the seventh floor (which is not fully utilized), eighth floor and tenth floor (each 17,000 SF). In Touch Group’s lease expires on September 30, 2031. In Touch Group may terminate its lease for all three floors on September 30, 2028 upon at least 15 months’ notice, without payment of any termination fee.

The third largest tenant is E-Lo Sportswear, LLC (“E-Lo Sportswear”) (34,000 SF; 12.6% of net rentable area; 14.6% of underwritten base rent). E-Lo Sportswear is a multi-category fashion house, which manufactures, designs and markets to a consumer base throughout the United States. E-Lo Sportswear has been at the 469 7th Avenue Property since 2017 and currently occupies the 15th and 16th floors (each 17,000 SF). E-Lo Sportswear’s lease expires on August 31, 2027. E-Lo Sportswear has no renewal options and no termination options.

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469 7TH AVENUE

The following table presents certain information relating to the tenants at the 469 7th Avenue Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
The City of New York(4)(5)	Aa2/AA-/AA	67,000	24.9%	$3,579,888	26.2%	$53.43	10/14/2029	1, 10-year option
In Touch Group(6)	NR/NR/NR	51,000	18.9	2,973,690	21.7	$58.31	9/30/2031	None
E-Lo Sportswear	NR/NR/NR	34,000	12.6	2,000,330	14.6	$58.83	8/31/2027	None
Situation Marketing, LLC	NR/NR/NR	17,000	6.3	1,103,305	8.1	$64.90	5/31/2026	None
Severud Associates Consulting Engineers, P.C.	NR/NR/NR	17,000	6.3	903,751	6.6	$53.16	12/31/2032	None
Eony, LLC(7)	NR/NR/NR	17,000	6.3	595,000	4.4	$35.00	9/30/2029	1, 10-year option
Benchmark Builders, LLC	NR/NR/NR	14,300	5.3	643,134	4.7	$44.97	7/31/2031	None
TD Bank, N.A.(8)	Aa2/NR/NR	5,000	1.9	1,131,583	8.3	$226.32	2/28/2030	2, 5-year options
Penn Station Chiropractic LLC	NR/NR/NR	3,500	1.3	119,976	0.9	$34.28	8/31/2028	None
Shindo USA, Inc.(9)	NR/NR/NR	3,300	1.2	226,116	1.7	$68.52	5/31/2031	1, 5-year option
Ten Largest Owned Tenants		229,100	85.1%	$13,276,774	97.1%	$57.95
Remaining Tenants		6,133	2.3	400,354	2.9	65.28
Vacant		34,000	12.6	0	0.0	0.00
Total / Wtd. Avg.		269,233	100.0%	$13,677,128	100.0%	$58.14

(1)	Based on underwritten rent roll dated June 23, 2022.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent per SF are inclusive of approximately $849,437 comprised of (i) straight-line averaging rent over the lease term for investment grade tenants, The City of New York and TD Bank, N.A., plus (ii) contractual rent steps through August 1, 2023.
(4)	The City of New York may terminate its lease for the entire premises, the sixth floor or the fourth and sixth floors any time after October 15, 2024 upon at least 12 months’ notice and payment of a termination fee equal to the sum of (i) the tenant work costs based on a straight-line amortization over the first 15 years of the lease term and (ii) the tenant broker fee based on a straight-line amortization over the first 15 years of the lease term.
(5)	The City of New York occupies 2,000 SF of retail space on the ground floor, representing 15.9% of the retail space at the 469 7th Avenue Property.
(6)	In Touch Group may terminate its lease for all three floors on September 30, 2028 upon at least 15 months’ notice and no termination fee is required. In Touch Group is not fully utilizing its seventh-floor space, which accounts for 17,000 SF, but is still paying rent on the unutilized space.
(7)	EONY, LLC under certain circumstance may be entitled to a rent credit equal to $85,000 per year over ten years as set forth in a related lease at the 469 7th Avenue Property. See “Description of the Mortgage Pool — Litigation and Other Considerations” in the Prospectus.
(8)	TD Bank, N.A. occupies 39.7% of the ground floor retail space.
(9)	Shindo USA, Inc. occupies 26.2% of the ground floor retail space.

The following table presents certain information relating to the lease rollover schedule at the 469 7th Avenue Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	845	0.3%	0.3%	$15,000	0.1%	$17.75	1
2022	0	0.0	0.3%	0	0.0	0.00	0
2023	0	0.0	0.3%	0	0.0	0.00	0
2024	0	0.0	0.3%	0	0.0	0.00	0
2025	0	0.0	0.3%	0	0.0	0.00	0
2026	17,000	6.3	6.6%	1,103,305	8.1	64.90	3
2027	37,000	13.7	20.4%	2,194,722	16.0	59.32	3
2028	3,500	1.3	21.7%	119,976	0.9	34.28	1
2029	84,000	31.2	52.9%	4,174,888	30.5	49.70	6
2030	7,288	2.7	55.6%	1,322,545	9.7	181.47	2
2031	68,600	25.5	81.1%	3,842,940	28.1	56.02	5
2032	17,000	6.3	87.4%	903,751	6.6	53.16	1
2033 & Thereafter	0	0.0	87.4%	0	0.0	0.00	0
Vacant	34,000	12.6	100.0%	0	0.0	0.00	0
Total	269,233	100.0%		$13,677,128	100.0%	$58.14	22

(1)	Based on the underwritten rent roll dated June 23, 2022.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps of approximately $849,437 comprised of (i) straight-line rent averaging over the lease term for investment grade tenants, The City of New York and TD Bank, N.A., plus (ii) contractual rent steps through August 1, 2023.
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469 7TH AVENUE

The following table presents certain information relating to historical occupancy at the 469 7th Avenue Property:

Historical Leased %(1)

2019	2020	2021	As of 6/23/2022(2)
99.3%	99.3%	93.8%	87.4%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.
(2)	Based on the underwritten rent roll dated June 23, 2022.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 469 7th Avenue Property:

Cash Flow Analysis(1)

	2019	2020	2021	TTM 5/31/2022	Underwritten	Underwritten $ per SF
Base Rent	$14,334,178	$14,449,534	$12,556,145	$12,879,163	$12,827,691	$47.65
Contractual Rent Steps(2)	0	0	0	0	849,437	3.16
Potential Income from Vacant Space	0	0	0	0	2,040,000	7.58
Reimbursements	905,083	1,090,191	945,331	550,642	644,099	2.39
Vacancy & Credit Loss	0	0	0	0	(2,040,000)	(7.58))
Other Income(3)	1,422,281	1,440,573	1,365,072	1,349,467	1,338,565	4.97
Effective Gross Income	$16,661,542	$16,980,298	$14,866,548	$14,779,272	$15,659,792	$58.16

Real Estate Taxes	$2,741,511	$2,958,100	$2,810,469	$2,504,098	$3,153,915	$11.71
Insurance	19,065	24,518	21,146	11,625	152,934	0.57
Management Fee	499,846	509,409	445,996	443,378	469,794	1.74
Other Operating Expenses	2,725,545	2,636,726	2,800,410	2,759,385	2,670,749	9.92
Total Operating Expenses	$5,985,968	$6,128,753	$6,078,021	$5,718,487	$6,447,392	$23.95

Net Operating Income(4)	$10,675,574	$10,851,545	$8,788,527	$9,060,785	$9,212,401	$34.22
TI/LC	0	0	0	0	699,325	2.60
Capital Expenditures	0	0	0	0	53,847	0.20
Net Cash Flow	$10,675,574	$10,851,545	$8,788,527	$9,060,785	$8,459,229	$31.42

(1)	Based on the underwritten rent roll dated June 23, 2022.
(2)	Contractual Rent Steps include approximately $849,437 comprised of (i) straight-line rent averaging for investment grade tenants, The City of New York and TD Bank, N.A., plus (ii) Contractual Rent Steps through August 1, 2023.
(3)	Other Income includes electricity, cleaning reimbursements and miscellaneous income.
(4)	Underwritten Net Operating Income is greater than TTM 5/31/2022 and 2021 Net Operating Income due in part to approximately $849,437 comprised of (i) straight-line averaging rent over the lease term for investment grade tenants, The City of New York and TD Bank, N.A., plus (ii) contractual rent steps through August 1, 2023.

■               Appraisal. According to the appraisal, the 469 7th Avenue Property had an “as-is” appraised value of $187,000,000 as of July 1, 2022.

■               Environmental Matters. According to the Phase I environmental report dated June 29, 2022, there was no evidence of any recognized environmental conditions or recommendations for further action at the 469 7th Avenue Property.

■                Market Overview and Competition. The 469 7th Avenue Property is situated in the Garment District neighborhood of New York, New York, which neighborhood is bordered by 40th Street to the north, 34th Street to the south, Avenue of the Americas to the east and Ninth Avenue to the west. The 469 7th Avenue Property is located two blocks north of the 34th Street subway and PATH stations, which services the B, D, F, M, N, Q, R and W subway lines and the PATH Train to New Jersey as well as Penn Station, which services the 1, 2, 3, A, C and E subway lines, NJ Transit and the Long Island Railroad. The recently redeveloped Moynihan Train Station, completed in early 2021, is located three blocks southwest of the 469 7th Avenue Property and is currently open to the public. The redevelopment featured a $1.6 billion investment into the Farley Post Office and has expanded Penn Station to the west and created a brand-new transit-oriented development that comprises over 1.0 million SF. In addition, the 469 7th Avenue Property is located just north of 34th Street, which serves as the main retail corridor within this area of Manhattan. Currently, there are over 175 retailers located within the district, primarily along West 34th Street between Fifth and Ninth Avenues. The entire northern blockfront of West 34th Street between Broadway and Seventh Avenues is home to Macy’s flagship store. In addition, other major tenants in the area include H&M, Banana Republic, Old Navy, Victoria’s Secret, Uniqlo, Zara, Aldo, Amazon, Footlocker, Desigual, Urban Outfitters, Express, Forever 21, American Eagle Outfitters, Build-A-Bear and other mid-level retailers.

According to a third-party market research report, the 469 7th Avenue Property is located in the Penn Plaza/Garment office submarket of the New York City market. As of June 2022, the Penn Plaza/Garment office submarket reported total inventory of approximately 84.6 million SF with an 11.5% vacancy rate and average asking

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469 7TH AVENUE

rent of $66.94 PSF. The appraiser concluded to a market rent for the office space at the 469 7th Avenue Property of $58.00 PSF for floors 2 to 10 and $60.00 PSF for floors 11 to 16, both on a modified gross basis.

The following table presents certain information relating to the appraisal’s market rent conclusions for the 469 7th Avenue Property:

Market Rent Summary(1)

	Office Floors 2-10	Office Floors 11-16	Retail Corner	Retail Seventh Avenue	Retail Side Street	Retail Mezzanine	Storage Lower Level
Market Rent (PSF)	$58.00	$60.00	$225.00	$150.00	$100.00	$25.00	$20.00
Lease Term (Years)	10	10	10	10	10	10	10
Lease Type	MG	MG	MG	MG	MG	MG	Gross

(1)	Source: Appraisal.

The following table presents information relating to comparable office property sales for the 469 7th Avenue Property:

Comparable Sales Summary(1)

Property Name/Location	Sale Date	Year Built/ Renovated	Total GLA (SF)	Occupancy	Sale Price	Sale Price/PSF
469 7th Avenue	N/A	1921/2012	269,233(2)	87.4%(2)	NAP	NAP
New York, NY
475 Fifth Avenue	May-22	1965/2017	276,000	97.00%	$290,000,000	$1,050.72
New York, NY
110 East 42nd Street	Jan-22	1876/NAP	222,968	83.00%	$117,075,000	$525.08
New York, NY
498 Seventh Avenue	Dec-21	1920/2015	956,069	90.00%	$680,000,000	$711.25
New York, NY
One Park Avenue	Jul-21	1926/2000	947,894	99.00%	$875,000,000	$923.10
New York, NY
345 Seventh Avenue	Sep-21	1928/NAP	212,197	50.00%	$107,000,000	$504.25
New York, NY
15 West 47th Street	Dec-20	1926/NAP	133,139	86.00%	$110,000,000	$826.20
New York, NY
522 Fifth Avenue	Sep-20	1919/1995	536,520	100.00%	$350,000,000	$652.35
New York, NY
1375 Broadway	Jul-20	1927/NAP	518,578	100.00%	$435,000,000	$838.83
New York, NY

(1)	Source: Appraisal.
(2)	Total GLA (SF) and Occupancy for the 469 7th Avenue Property are based on the underwritten rent roll as of June 23, 2022.

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469 7TH AVENUE

The following table presents information relating to comparable office properties for the 469 7th Avenue Property:

Comparable Office Properties Summary(1)

Property Name/Location	Office Area	Year Built/ Renovated	Stories	Sublease SF Available	% Occupied (Direct)	Average Asking Rent
469 7th Avenue	255,800	1921/2012	16	NAP	87.4%(2)	$58.14(2)(3)
New York, NY
950 Sixth Avenue	369,000	1909/NAP	12	29,018	100.00%	NAP
New York, NY
1001 Sixth Avenue	250,000	1926/NAP	25	7,447	82.10%	$58.00
New York, NY
10 West 33rd Street	453,600	1914/NAP	12	NAP	92.30%	$43.00
New York, NY
111 West 33rd Street	744,237	1954/NAP	26	197,705	98.70%	$65.00
New York, NY
7 West 34th Street	477,000	1901/NAP	12	NAP	100.00%	NAP
New York, NY
330 West 34th Street	722,000	1926/NAP	18	74,346	97.70%	$90.00
New York, NY
333 West 34th Street	346,728	1953/NAP	10	274,810	100.00%	NAP
New York, NY
114 West 41st Street	350,000	1915/NAP	22	15,931	81.50%	$65.00
New York, NY
11 West 42nd Street	955,559	1927/NAP	32	19,427	99.30%	$67.00
New York NY
1250 Broadway	777,825	1968/NAP	39	57,332	97.20%	$70.00
New York NY

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll as of June 23, 2022.
(3)	Represents underwritten base rent per SF, which includes approximately $849,437 of straight-line rent averaging for investment grade tenants, The City of New York and TD Bank, N.A., plus contractual rent steps through August 1, 2023.

■	The Borrower. The borrower is 469 Holdings LLC, a Delaware limited liability company. The borrower is a single purpose bankruptcy-remote entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 469 7th Avenue Whole Loan.

The borrower sponsor and nonrecourse carveout guarantor is Martin Meyer. Martin Meyer is a principal of Meyer Equities LLC, a privately owned real estate investment entity with ownership interests in (i) four commercial properties in Manhattan, New York and (ii) a national shopping center portfolio as well as limited partnership investments and membership shares of 17 commercial properties in New York, New York.

■	Escrows. On the origination date, the borrower deposited approximately $1,080,225 into a real estate tax reserve account.

Tax Reserve – On each due date, the borrower is required to deposit into a real estate tax reserve an amount equal to 1/12 of the amount that the lender reasonably estimates will be necessary to pay taxes over the ensuing 12-month period (initially estimated to be approximately $270,056).

Insurance Reserve – On each due date, the borrower is required to deposit into an insurance reserve an amount equal to 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by the insurance policies upon the expiration thereof; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 469 7th Avenue Whole Loan documents.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $4,487, subject to a cap of $100,000.

TI/LC Reserve – The borrower is required to deposit into a tenant improvement and leasing commissions reserve, on a monthly basis, an amount equal to approximately $22,436, subject to a cap of $1,346,165.

Specified Tenant Reserve – During the continuance of a 469 7th Avenue Specified Tenant Trigger Period (as defined below), the borrower is required to deposit (a) $558,000 with respect to The City of New York lease and (b) with respect to any other 469 7th Avenue Specified Tenant (as defined below), an amount equal to all 469 7th Avenue Specified Tenant excess cash flow for the interest accrual period immediately prior to the applicable monthly payment date, for tenant improvements and leasing commissions that may be incurred with respect to

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future leases of all or any portion of the related 469 7th Avenue Specified Tenant space, provided, however, such amount on deposit will not exceed $100 PSF of the applicable 469 7th Avenue Specified Tenant space.

■	Lockbox and Cash Management. The 469 7th Avenue Whole Loan is structured with a hard lockbox and springing cash management. At origination of the 469 7th Avenue Whole Loan, the borrower was required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lender-controlled lockbox. All funds received by the borrower, or the property manager are required to be deposited in a lockbox account immediately following receipt. All funds deposited into the lockbox are required to be released to the borrower on each business day unless a 469 7th Avenue Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a 469 7th Avenue Trigger Period, all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the 469 7th Avenue Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 469 7th Avenue Whole Loan documents (i) if a 469 7th Avenue Sweep Period (as defined below) exists, are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 469 7th Avenue Whole Loan and (ii) if no 469 7th Avenue Sweep Period exists, are required to be returned to the borrower. Upon the cure of the applicable 469 7th Avenue Trigger Period, so long as no other 469 7th Avenue Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the 469 7th Avenue Whole Loan documents, the lender has the right to apply funds to the 469 7th Avenue Whole Loan in such priority as it may determine.

“469 7th Avenue Specified Tenant” means, as applicable, (i) The City of New York, (ii) In Touch Group (unless and until In Touch Group is no longer deemed a 469 7th Avenue Specified Tenant in accordance with the requirements of the 469 7th Avenue Whole Loan documents) and (iii) any tenant at the 469 7th Avenue Property that, together with its affiliates, either (a) leases no less than 20% of the total rentable square footage of the 469 7th Avenue Property or (b) accounts for (or would account for) no less than 20% of the total in-place base rent at the 469 7th Avenue Property.

“469 7th Avenue Trigger Period” means a period (A) commencing upon (i) the occurrence of an event of default under the 469 7th Avenue Whole Loan documents, (ii) the debt service coverage ratio falling below 1.35x for one calendar quarter, (iii) the occurrence and continuance of a 469 7th Avenue Specified Tenant Trigger Period, (iv) a conviction for fraud or misappropriation of funds by (a) the borrower, the guarantor, the borrower sponsor or an affiliated manager or (b) any director or officer of the borrower, the guarantor, the borrower sponsor or an affiliated manager (unless, in the case of this clause (b), such director or officer has been terminated and no longer has any ownership interest in the borrower or any involvement with or role in the management, administration or operation of the borrower or the 469 7th Avenue Property) or (v) a property manager other than the affiliated manager becoming the debtor in or subject of any case or proceeding (whether voluntary or involuntary) under the bankruptcy code or makes any assignment for the benefit of creditors under the bankruptcy code or other creditors’ rights laws and (B) expiring upon (1) with regard to clause (i), the cure of such event of default, (2) with regard to clause (ii), the debt service coverage ratio being equal to or greater than 1.35x for one calendar quarter or the 469 7th Avenue Collateral Cure Conditions (as defined below) are satisfied and remain satisfied, (3) with regard to clause (iii), a 469 7th Avenue Specified Tenant Trigger Period ceasing to exist, (4) with regard to clause (iv), the payment or defeasance in full of all principal and interest on the 469 7th Avenue Whole Loan and all other amounts payable under the 469 7th Avenue Whole Loan documents or (5) with regard to clause (v), upon either (A) the replacement of such property manager with a new property manager pursuant to a new management agreement, or (B) if such 469 7th Avenue Trigger Period is solely as a result of the filing of an involuntary petition, case or proceeding against the property manager where neither the property manager nor any affiliate of the property manager solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in writing or joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within 120 days of such filing, provided that, in the lender’s reasonable opinion, such filing (after discharge or dismissal) does not materially and adversely affect the property manager's ability to perform its obligations under the management agreement or any of the 469 7th Avenue Whole Loan documents to which it is a party.

“469 7th Avenue Specified Tenant Trigger Period” means a period (A) commencing upon the occurrence of a 469 7th Avenue Specified Tenant Trigger Event (as defined below), and (B) expiring upon the first to occur of (i) the monthly payment date following the applicable 469 7th Avenue Specified Tenant Trigger Event Cure (as defined below), or (ii) the payment or defeasance in full of the 469 7th Avenue Whole Loan.

“469 7th Avenue Specified Tenant Trigger Event” means (i) a 469 7th Avenue Specified Tenant giving notice of its intention to terminate, cancel or not to extend or renew its lease, (ii) on or prior to the date that is 12 months prior

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to the earlier of (x) the 469 7th Avenue Whole Loan maturity date and (y) then applicable expiration date under the applicable 469 7th Avenue Specified Tenant lease, if the 469 7th Avenue Specified Tenant does not extend or renew such 469 7th Avenue Specified Tenant lease, (iii) if, on or prior to the date a 469 7th Avenue Specified Tenant is required to notify the borrower of its election to extend or renew its lease, such 469 7th Avenue Specified Tenant does not give notice, (iv) if a monetary default or material non-monetary default under a 469 7th Avenue Specified Tenant lease occurs and continues beyond any applicable notice and/or cure period under such 469 7th Avenue Specified Tenant lease, (v) the occurrence of a bankruptcy action of a 469 7th Avenue Specified Tenant or guarantor of any 469 7th Avenue Specified Tenant lease, (vi) a 469 7th Avenue Specified Tenant lease being terminated or no longer being in full force and effect, (vii) if a 469 7th Avenue Specified Tenant “goes dark” (unless the sole reason such 469 7th Avenue Specified Tenant is not open for business is permitted in accordance with the 469 7th Avenue Whole Loan documents), vacates, ceases to occupy or ceases to conduct business in the ordinary course at the 469 7th Avenue Specified Tenant space or a portion thereof, provided, however, that (A) “going dark” will not include a temporary cessation of operations in connection with remodeling, renovation or restoration of its leased premises, (B) the 469 7th Avenue Specified Tenant entering into a sublease for all or a portion of its 469 7th Avenue Specified Tenant space will not, in and of itself, constitute a go dark event as to the 469 7th Avenue Specified Tenant, as long as (1) such sublease was entered into in accordance with the applicable terms of the 469 7th Avenue Specified Tenant lease and the 469 7th Avenue Whole Loan documents, and (2) the applicable subtenant takes (and remains in) possession of, and does not “go dark” at all or any portion of, the space demised pursuant to such sublease or (viii) a 469 7th Avenue Specified Tenant that is a governmental authority (A) fails to timely appropriate or procure sufficient funds to satisfy its obligations under its lease or the applicable lease guaranty or (B) states or acknowledges in a public forum, otherwise admits in writing or gives notice to the borrower that it does not have sufficient funds to timely satisfy its obligations under its lease or the applicable lease guaranty.

“469 7th Avenue Specified Tenant Trigger Event Cure” means (i) with respect to clause (i) of 469 7th Avenue Specified Tenant Trigger Event, the date that (x) the applicable 469 7th Avenue Specified Tenant revokes or rescinds all termination or cancellation notices, (y) the applicable 469 7th Avenue Specified Tenant lease is extended on terms satisfying the requirements of the 469 7th Avenue Whole Loan documents or (z) all or substantially all of the applicable 469 7th Avenue Specified Tenant space is leased to a replacement tenant in accordance with the requirements of the 469 7th Avenue Whole Loan documents, (ii) with respect to clause (ii) of 469 7th Avenue Specified Tenant Trigger Event, the date that (x) the applicable 469 7th Avenue Specified Tenant lease is extended on terms satisfying the requirements of the 469 7th Avenue Whole Loan documents or (y) all or substantially all of the applicable 469 7th Avenue Specified Tenant space is leased to a replacement tenant, (iii) with respect to clause (iii) of 469 7th Avenue Specified Tenant Trigger Event, the date that (x) the applicable 469 7th Avenue Specified Tenant lease is extended on terms satisfying the requirements of the 469 7th Avenue Whole Loan documents or (y) all or substantially all of the applicable 469 7th Avenue Specified Tenant space is leased to a replacement tenant, (iv) with respect to clause (iv) of 469 7th Avenue Specified Tenant Trigger Event, a cure of the applicable event of default, (v) with respect to clause (v) of 469 7th Avenue Specified Tenant Trigger Event, the affirmation of the 469 7th Avenue Specified Tenant lease in the applicable bankruptcy proceeding and confirmation that the 469 7th Avenue Specified Tenant is actually paying all rents and other amounts under its lease (or, if applicable, the discharge or dismissal of the applicable 469 7th Avenue Specified Tenant lease guarantor from the applicable bankruptcy proceeding; provided that such bankruptcy (after dismissal or discharge) does not have an adverse effect on such 469 7th Avenue Specified Tenant lease guarantor’s ability to perform its obligations under its lease guaranty), (vi) with respect to clause (vi) of 469 7th Avenue Specified Tenant Trigger Event, all or substantially all of the applicable 469 7th Avenue Specified Tenant space is leased to a replacement tenant, (vii) with respect to clause (vii) of 469 7th Avenue Specified Tenant Trigger Event, the 469 7th Avenue Specified Tenant re-commences its normal business operations at its 469 7th Avenue Specified Tenant space or a portion thereof and (viii) with respect to clause (viii) of 469 7th Avenue Specified Tenant Trigger Event, the appropriation or procurement by the applicable 469 7th Avenue Specified Tenant or the applicable lease guarantor, as the case may be, of sufficient funds to timely satisfy its obligations under the related 469 7th Avenue Specified Tenant lease or the related lease guaranty.

“469 7th Avenue Collateral Cure Conditions” means the borrower deposits cash into the excess cash flow account or delivers to the lender a letter of credit which, in either case, will serve as additional collateral for the 469 7th Avenue Whole Loan, in an amount equal to the 469 7th Avenue Collateral Deposit Amount (as defined below) (such deposit, a “Collateral Cure Deposit”). A Collateral Cure Deposit will be sufficient to suspend a 469 7th Avenue Trigger Period and/or a 469 7th Avenue Sweep Period, but in each case only to the extent arising pursuant to clause (A)(ii) of the definition thereof, for a period of one year from the date of such Collateral Cure Deposit. Thereafter, for so long as the borrower elects to satisfy the 469 7th Avenue Collateral Cure Conditions in order to suspend a 469 7th Avenue Trigger Period and/or 469 7th Avenue Sweep Period arising pursuant to clause (A)(ii)

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of the definition thereof, the 469 7th Avenue Collateral Cure Conditions will continue to be satisfied only if the borrower deposits additional cash collateral in the amount of the 469 7th Avenue Collateral Deposit Amount or increases the amount of the letter of credit previously delivered as a Collateral Cure Deposit by an amount equal to the 469 7th Avenue Collateral Deposit Amount (as applicable) on or before the date that is 30 days prior to each one year anniversary of the date the debt service coverage ratio first having fallen below a debt service coverage ratio of 1.35x.

“469 7th Avenue Collateral Deposit Amount” means the difference between (i) the underwritten cash flow necessary to achieve a debt service coverage ratio of 1.35x over a 12-month period and (ii) the underwritten cash flow necessary to achieve a debt service coverage ratio of 1.00x over a 12-month period.

“469 7th Avenue Sweep Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio falling below 1.30x for one calendar quarter and (B) expiring upon (x) with regard to any 469 7th Avenue Sweep Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, and (y) with regard to any 469 7th Avenue Sweep Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.35x for one calendar quarter or the 469 7th Avenue Collateral Cure Conditions are satisfied and remain satisfied.

■	Property Management. The 469 7th Avenue Property is managed by Meyer Equities LLC, an affiliate of the borrower sponsor.
■	Current Mezzanine or Secured Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.
■	Terrorism Insurance. The 469 7th Avenue Whole Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 469 7th Avenue Property plus business interruption coverage in an amount equal to 100% of the projected gross income for the 469 7th Avenue Property until the completion of restoration or the expiration of 18 months. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $50,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
■	Temporary Certificate of Occupancy. In New York City, a permanent or temporary certificate of occupancy is required for the lawful occupancy of a building that was built or significantly altered after 1938, including the 469 7th Avenue Property. A permanent certificate of occupancy had been issued by The City of New York Department of Buildings for the 469 7th Avenue Property, most recently in 1988. According to the borrower’s architect, that permanent certificate of occupancy remains in effect for the originally approved uses of the 469 7th Avenue Property. A temporary certificate of occupancy (“TCO”) was issued on October 1, 2014 in connection with work at the 469 7th Avenue Property required under the lease with The City of New York. The TCO reflecting the alterations was not renewed when it lapsed in January 2015. Were enforcement action to be taken, the second floor of the 469 7th Avenue Property (which is a portion of the space leased to The City of New York, for occupancy by the New York City Police Department) could not be lawfully occupied until issuance of a valid TCO. An August 23, 2022 letter from the borrower’s architect states that an inspection of the 469 7th Avenue Property on August 15, 2022 identified three items that the borrower was required to correct before the TCO is issued, and the architect’s letter states that all such items were corrected. Nevertheless, we cannot assure you that the TCO will be issued as expected or at all. See “Description of the Mortgage Pool—Zoning and Building Code Compliance and Condemnation” in the Prospectus.

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WELLS FARGO CENTER TAMPA

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WELLS FARGO CENTER TAMPA

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WELLS FARGO CENTER TAMPA

Wells Fargo Center Tampa
100 Ashley Drive South
Tampa, FL 33602
Tampa
Town 'N' Country
Temple Terrace
TAMPA INTERNATIONAL AIRPORT
PETER O' KNIGHT AIRPORT
MACDILL AIR FORCE BASE
Old Tampa Bay
Hillsborough Bay
DOWNTOWN TAMPA
YBOR CITY
EAST YBOR
COLLEGE HILL
NORTHEAST
NORTH TAMPA
TEMPLE PARK
TEMPLE CREST
SULPHUR SPRINGS
SEMINOLE HEIGHTS
LOWRY PARK CENTRAL
FOREST HILLS
NORTHVIEW HILLS
GRANT PARK
BEASLEY
ORIENT PARK
DREW PARK
OLD WEST TAMPA
OAKFORD PARK
COURIER CITY
BEACH PARK
DAVIS ISLAND
BELMAR GARDENS
BAYSIDE WEST
RATTLESNAKE
BALLAST POINT
INTERBAY
PORT TAMPA CITY
GOLFWOOD ESTATES
TWELVE OAKS
University of South Florida
Busch Gardens Tampa Bay
Tampa General Hospital
University of Tampa
MAP © 2022 CARTIFACT
DATA © OSM CONTRIBUTORS

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WELLS FARGO CENTER TAMPA
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Tampa, Florida	Cut-off Date Balance		$43,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$187.36
Size (SF)	389,624	Percentage of Initial Pool Balance		5.2%
Total Occupancy as of 6/30/2022	88.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/30/2022	88.3%	Type of Security		Fee
Year Built / Latest Renovation	1985 / 2022	Mortgage Rate		5.72000%
Appraised Value	$122,850,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$12,277,699
Underwritten Expenses	$4,842,520	Escrows(2)
Underwritten Net Operating Income (NOI)	$7,435,179		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,771,656	Taxes	$1,557,182	$141,562
Cut-off Date LTV Ratio(1)	59.4%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)	59.4%	Replacement Reserve	$0	$6,494
DSCR Based on Underwritten NOI / NCF(1)	1.76x / 1.60x	TI/LC	$1,000,000	$48,703
Debt Yield Based on Underwritten NOI / NCF(1)	10.2% / 9.3%	Other(3)	$857,573	$0
Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$73,000,000	58.1%	Purchase Price	$120,000,000	95.6%
Principal New Cash Contribution	49,333,167	39.3	Reserves	3,414,755	2.7
Other Sources(4)	3,238,840	2.6	Closing Costs	2,157,253	1.7

Total Sources	$125,572,008	100.0%	Total Uses	$125,572,008	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Wells Fargo Center Tampa Whole Loan (as defined below).
(2)	See “—Escrows” below.
(3)	Includes an unfunded obligations reserve and a gap rent reserve of $622,047 and $235,526, respectively.
(4)	Other Sources primarily consist of purchase price credits for the borrowers consisting of (i) $979,575 for 2022 real estate taxes, (ii) $785,931 for security deposits, (iii) $733,939 of August rent received by the seller of the Wells Fargo Center Tampa Property (as defined below) and prepaid rent, (iv) $434,710 for tenant improvements and leasing commissions and (v) $305,403 in free rent.
■	The Mortgage Loan. The Wells Fargo Center Tampa mortgage loan (the “Wells Fargo Center Tampa Mortgage Loan”) is part of a whole loan (the “Wells Fargo Center Tampa Whole Loan”) consisting of two pari passu notes with an aggregate outstanding balance as of the Cut-off Date of $73,000,000 and is secured by a first lien mortgage on the borrowers’ fee interest in a 389,624 SF office property located in Tampa, Florida (the “Wells Fargo Center Tampa Property”). The Wells Fargo Center Tampa Whole Loan was originated on August 10, 2022 by CREFI (“CREFI”) and accrues interest at a fixed rate of 5.72000% per annum. The Wells Fargo Center Tampa Mortgage Loan, which will be included in the Benchmark 2022-B37 transaction, is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $43,000,000 and represents approximately 5.2% of the Initial Pool Balance. The non-controlling note A-2 has an outstanding balance as of the Cut-off Date of $30,000,000 and was included in the BMO 2022-C3 securitization trust.

The Wells Fargo Center Tampa Whole Loan had an initial term of 120 months, a remaining term of 119 months as of the Cut-off Date and is interest only for the full term. The scheduled maturity date of the Wells Fargo Center Tampa Whole Loan is September 6, 2032.

The table below summarizes the promissory notes that comprise the Wells Fargo Center Tampa Whole Loan. The relationship between the holders of the Wells Fargo Center Tampa Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$43,000,000	$43,000,000	Benchmark 2022-B37	Yes
A-2	30,000,000	30,000,000	BMO 2022-C3	No
Total	$73,000,000	$73,000,000

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WELLS FARGO CENTER TAMPA
■	The Mortgaged Property. The Wells Fargo Center Tampa Property is a 389,624 SF, 22-story office building located in Tampa, Florida. The Wells Fargo Center Tampa Property was constructed in 1985, renovated in 2022 and is situated on a 1.48-acre site. The Wells Fargo Center Tampa Property includes an adjacent 9-story parking garage with 519 covered and uncovered parking spaces resulting in a parking ratio of 1.33 spaces per 1,000 SF of net rentable area. Since 2009, the Wells Fargo Center Tampa Property has received $8,400,000 in capital improvements, including a roof replacement, elevator modernizations, lobby and common area upgrades, parking garage improvements, exterior improvements and recent enhancements to the HVAC equipment. The Wells Fargo Center Tampa Property amenities include a first-class fitness center, a full menu café and tenant lounge with Wi-Fi, a state-of-the art conference center, courtesy shuttle service and a full-service bank branch. As of June 30, 2022, the Wells Fargo Center Tampa Property was 88.3% leased to 50 tenants with no tenant accounting for more than 13.7% of the underwritten base rent and 11.4% of net rentable area.

The largest tenant based on underwritten base rent at the Wells Fargo Center Tampa Property, Wells Fargo Bank, occupies 44,566 SF (11.4% of NRA; 13.7% of underwritten base rent). Founded in 1852 and headquartered in San Francisco, Wells Fargo Bank provides banking, investment and mortgage products and services, as well as consumer and commercial finance through more than 7,200 locations, more than 13,000 ATMs, the internet, and mobile banking and has offices in 31 countries and territories to support customers who conduct business in the global economy. Wells Fargo Bank has two, five-year renewal options and the option to partially terminate its lease and give back either the entire ninth floor (20,367 SF) or tenth floor (20,147 SF) effective on July 31, 2025 with notice no later than August 31, 2023 and payment of a contraction fee. Wells Fargo Bank has occupied space at the Wells Fargo Center Tampa Property since 1994 and serves as the brand anchor tenant of the Wells Fargo Center Tampa Property.

The second largest tenant based on underwritten base rent at the Wells Fargo Center Tampa Property, Phelps Dunbar, LLP occupies 30,311 SF (7.8% of NRA; 8.3% of underwritten base rent). Phelps Dunbar, LLP is a law firm with 11 office locations in the United States and London focusing on six core areas: labor, employment, litigation, business, admiralty, insurance coverage and healthcare. Phelps Dunbar, LLP has occupied space at the Wells Fargo Center Tampa Property since 2017. Phelps Dunbar, LLP has two, five-year renewal options and the right to terminate its lease on October 31, 2024 upon written notice no later than October 31, 2023 and the payment of a termination fee.

The third largest tenant based on underwritten base rent at the Wells Fargo Center Tampa Property, Wicker, Smith, O'Hara, McCoy & Ford, PA, occupies 20,632 SF (5.3% of NRA; 6.4% of underwritten base rent). Wicker, Smith, O'Hara, McCoy & Ford, PA is a law firm established in 1952 with over 260 attorneys across 16 offices with 12 Florida locations. Wicker, Smith, O'Hara, McCoy & Ford, PA represents professionals and multinational corporations in litigation, as well as business and transactional law. Wicker, Smith, O'Hara, McCoy & Ford, PA has occupied space at the Wells Fargo Center Tampa Property since 2021.

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WELLS FARGO CENTER TAMPA

The following table presents certain information relating to the tenants at the Wells Fargo Center Tampa Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Wells Fargo Bank(4)	A1/BBB+/NR	44,566	11.4%	$1,470,945	13.7%	$33.01	7/31/2027	2, 5-year options
Phelps Dunbar, LLP(5)	NR/NR/NR	30,311	7.8	$891,647	8.3	29.42	6/30/2028	2, 5-year options
Wicker, Smith, O'Hara, McCoy & Ford, PA	NR/NR/NR	20,632	5.3	$690,673	6.4	33.48	7/31/2029	NAP
Valet Living, LLC	NR/NR/NR	20,601	5.3	$633,893	5.9	30.77	8/31/2028	1, 5-year option
Datis HR Cloud, Inc	NR/NR/NR	19,618	5.0	$610,999	5.7	31.14	8/31/2031	1, 5-year option
Hinshaw & Culbertson LLP	NR/NR/NR	13,284	3.4	$418,712	3.9	31.52	1/31/2023	1, 5-year option
Carlton Fields, P.A.(6)	NR/NR/NR	14,510	3.7	$406,280	3.8	28.00	10/31/2029	NAP
RGN-Tampa V, LLC (Regus)	NR/NR/NR	12,907	3.3	$341,132	3.2	26.43	11/30/2025	2, 5-year options
Bush, Graziano, Rice & Platter, P.A.	NR/NR/NR	10,138	2.6	$308,685	2.9	30.45	8/31/2024	1, 5-year option
Anthony & Partners, LLC	NR/NR/NR	10,001	2.6	$306,031	2.8	30.60	5/31/2031	1, 5-year option
Ten Largest Owned Tenants		196,568	50.5%	$6,078,997	56.5%	$30.93
Remaining Tenants		147,573	37.9	4,681,085	43.5	31.72
Vacant		45,483	11.7	0	0.0	0.00
Total / Wtd. Avg.		389,624	100.0%	$10,760,081	100.0%	$31.27

(1)	Based on the underwritten rent roll dated June 30, 2022.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps of $344,859 underwritten for various tenants through August 1, 2023.
(4)	Wells Fargo Bank has the option to partially terminate its lease and give back either the entire ninth floor (20,367 SF) or tenth floor (20,147 SF) effective as of July 31, 2025 with notice no later than August 31, 2023 and payment of a contraction fee.
(5)	Phelps Dunbar, LLP has the right to terminate its lease on October 31, 2024 upon written notice no later than October 31, 2023 and the payment of a termination fee.
(6)	Carlton Fields, P.A. has the right to terminate its lease on October 31, 2026 upon notice no later than October 31, 2025 and the payment of a termination fee.

The following table presents certain information relating to the lease rollover schedule at the Wells Fargo Center Tampa Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	1,853	0.5	0.5%	61,757	0.6	33.33	1
2023	37,950	9.7	10.2%	1,191,408	11.1	31.39	8
2024	28,861	7.4	17.6%	907,222	8.4	31.43	8
2025	32,920	8.4	26.1%	997,955	9.3	30.31	7
2026	25,411	6.5	32.6%	805,413	7.5	31.70	8
2027	65,728	16.9	49.5%	2,191,471	20.4	33.34	7
2028	60,309	15.5	64.9%	1,772,682	16.5	29.39	3
2029	46,473	11.9	76.9%	1,421,039	13.2	30.58	4
2030	0	0.0	76.9%	0	0.0	0.00	0
2031	35,564	9.1	86.0%	1,107,448	10.3	31.14	3
2032	0	0.0	86.0%	0	0.0	0.00	0
2033 & Thereafter	9,072	2.3	88.3%	303,685	2.8	33.48	1
Vacant	45,483	11.7	100.0%	0	0.0	0.00	0
Total	389,624	100.0%		$10,760,081	100.0%	$31.27	50

(1)	Based on the underwritten rent roll dated June 30, 2022.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF include contractual rent steps of $344,859 underwritten for various tenants through August 1, 2023.

The following table presents certain information relating to historical occupancy at the Wells Fargo Center Tampa Property:

Historical Leased %(1)

2019	2020	2021	As of 6/30/2022(2)
83.3%	84.0%	81.8%	88.3%

(1)	Historical occupancies are the annual average physical occupancy of each respective year.
(2)	Based on the underwritten rent roll dated June 30, 2022.
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WELLS FARGO CENTER TAMPA
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Wells Fargo Center Tampa Property:

Cash Flow Analysis(1)

	2019	2020	2021	TTM 6/30/2022	Underwritten	Underwritten $ per SF
Base Rent	$8,419,217	$8,160,568	$8,210,474	$8,706,908	$10,415,223	$26.73
Contractual Rent Steps(2)	0	0	0	0	344,859	0.89
Potential Income from Vacant Space	0	0	0	0	1,520,099	3.90
Reimbursements	517,458	528,005	308,607	406,044	328,451	0.84
Other Income(3)	1,021,465	1,038,899	1,020,773	1,189,167	$1,189,167	3.05
Vacancy & Credit Loss	0	0	0	0	(1,520,099)	($3.90)
Effective Gross Income	$9,958,140	$9,727,472	$9,539,855	$10,302,119	$12,277,699	$31.51

Real Estate Taxes	$1,581,449	$1,550,362	$1,618,256	$1,701,495	$1,923,708	$4.94
Insurance	181,652	185,941	172,672	205,441	249,317	0.64
Management Fee	288,002	292,165	282,458	307,744	368,331	0.95
Other Operating Expenses	2,328,722	2,238,698	2,297,811	2,477,717	2,301,165	$5.91
Total Operating Expenses	$4,379,825	$4,267,166	$4,371,197	$4,692,397	$4,842,520	$12.43

Net Operating Income(4)	$5,578,315	$5,460,306	$5,168,658	$5,609,722	$7,435,179	$19.08
TI/LC	0	0	0	0	585,598	1.50
Capital Expenditures	0	0	0	0	77,925	0.20
Net Cash Flow	$5,578,315	$5,460,306	$5,168,658	$5,609,722	$6,771,656	$17.38

(1)	Based on the underwritten rent roll dated June 30, 2022.
(2)	Contractual Rent Steps totaling $344,859 are underwritten through August 2023.
(3)	Other Income includes directly reimbursed expenses such as utilities and parking.
(4)	The increase from TTM 6/30/2022 Net Operating Income to Underwritten Net Operating Income is primarily attributable to contractual rent steps and the signing of new leases for tenants including the Law Office of Ammenand and Hamilton, Miller & Birthisel, LLP, representing 3,811 SF.
■	Appraisal. According to the appraisal, the Wells Fargo Center Tampa Property had an “as-is” appraised value of $122,850,000 as of July 8, 2022.

■         Environmental Matters. According to the Phase I environmental report dated May 3, 2022, there are no recognized environmental conditions or recommendations for further action at the Wells Fargo Center Tampa Property.

■         Market Overview and Competition. The Wells Fargo Center Tampa Property is located in the Downtown Tampa submarket in Tampa, Florida, near the Selmon Expressway, Interstate 275, and Kennedy Boulevard. The Wells Fargo Center Tampa Property is located within the Central Business District of Tampa with Ashley Drive to the north, Selmon Expressway to the south, Florida Avenue to the east and Kennedy Boulevard to the west. Other local landmarks include Water Street Tampa, Tampa Riverwalk, Tampa Convention Center, Curtis Hixon Waterfront Park, Amalie Arena, and The Florida Aquarium. Tampa is part of the metropolitan area referred to as the Tampa Bay Area and is bordered by two bodies of water, Old Tampa Bay and Hillsborough Bay, both of which flow to form Tampa Bay, which in turn flows into the Gulf of Mexico. The Downtown Tampa submarket contains roughly 11.4 million SF of office space and the Tampa office market has a vacancy rate of 9.0% with an average $33.33 per SF market rent. Rents in the Downtown Tampa submarket posted a gain of 3.1% over the past 12 months. According to a third-party report there is an office inventory of approximately 18.9 million SF, with an average vacancy rate of 6.1% and an average asking rental rate of $34.36 per SF within a three-mile radius of the Wells Fargo Center Tampa Property as of the second quarter of 2022. The submarket exhibits a positive net absorption of 244,541 SF as of the second quarter of 2022. Approximately 41,229 SF in two projects are currently under construction within the vicinity of the Wells Fargo Center Tampa Property.

According to a third-party report, the estimated 2021 population within a one-, three- and five-mile radius of the Wells Fargo Center Tampa Property was 18,490, 103,900 and 235,709, respectively, and the estimated 2021 average household income within the same radii was approximately $124,056, $99,208 and $96,082, respectively.

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WELLS FARGO CENTER TAMPA

The following table presents certain information relating to the appraisal’s market rent conclusion for the Wells Fargo Center Tampa Property:

Market Rent Summary(1)

	Office Floors 1-5	Office Floors 6-13	Office Floors 14-20	Office Floors 21-22
Market Rent (PSF)	$32.50	$33.50	$33.50 / $34.00	$35.00
Lease Term (Years)	5	5	5	5
Lease Type (Reimbursements)	Base Year Stop	Base Year Stop	Base Year Stop	Base Year Stop
Contract rent Increase Projection	3.00%	3.00%	3.00%	3.00%

(1)	Source: Appraisal.

The following table presents certain information relating to comparable office sales for the Wells Fargo Center Tampa Property:

Comparable Sales Summary(1)

Property Name/Location	Sale Date	Year Built/ Renovated	Total GLA (SF)	Occupancy	Sale Price	Sale Price/PSF
Wells Fargo Center Tampa	N/A	1985/2022	389,624(2)	88.30%(2)	NAP	NAP
Tampa, FL
Miami Tower	Jun-2022	1987/NAP	632,147	69.00%	$162,500,000	$257.06
Miami, FL
Wells Fargo Office Center	May-2022	1985/NAP	389,624	89.00%	$120,000,000	$307.99
Tampa, FL
Airport Executive Center	Oct-2021	1985/NAP	238,325	84.00%	$55,750,000	$233.92
Tampa, FL
Highwoods Preserve VII	Jun-2021	2007/NAP	115,230	100.00%	$43,000,000	$373.17
Tampa, FL
Two Harbour Place	Jun-2021	1998/NAP	187,666	92.00%	$56,350,000	$300.27
Tampa, FL

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated as of June 30,2022.

■	The Borrowers. The borrowers consist of four entities that hold title to the Wells Fargo Center Tampa Property as tenants-in-common: Ashley Drive Associates LLC, Ashley Drive I Associates LLC, Ashley Drive II Associates LLC and 100 South Ashley LLC, each a Delaware limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Wells Fargo Center Tampa Whole Loan.

The borrower sponsors and non-recourse carveout guarantors are Jeffrey J. Feil and Abraham (Axel) Stawski. The Feil Organization has sponsored other loans originated by CREFI and is led by Jeffrey J. Feil, an established family-owned investment, development and management firm based in New York City. The firm was founded by Louis Feil in the 1950s and manages 24 million SF of retail, commercial and industrial properties, 5,000 residential rental units and thousands of acres of undeveloped land across the United States. Axel Stawski is the founder of Stawski Partners, a family-owned real estate manager and developer focusing on boutique properties and floor plans that allow resident customization and potential expansion.

■	Escrows. At origination of the Wells Fargo Center Tampa Whole Loan, the borrowers deposited approximately (i) $1,557,182 into a real estate tax reserve account, (ii) $1,000,000 into a tenant improvement and leasing commissions account, (iii) $622,047 into an unfunded obligations reserve account, and (iv) $235,526 into a gap rent reserve account.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $141,562).

Insurance Escrows – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the Wells Fargo Center Tampa Whole Loan documents.

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WELLS FARGO CENTER TAMPA

TI/LC Reserve –The borrowers are required to deposit into a tenant improvement and leasing commissions reserve, on a monthly basis, an amount equal to approximately $48,703.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $6,494.

■	Lockbox and Cash Management. The Wells Fargo Center Tampa Whole Loan is structured with a hard lockbox and springing cash management. At origination of the Wells Fargo Center Tampa Whole Loan, the borrowers were required to deliver a notice to each tenant at the Wells Fargo Center Tampa Property directing such tenant to remit all payments under its lease directly to the lender-controlled lockbox. All funds received by the borrowers or the property manager are required to be deposited in a lockbox account promptly upon receipt. All funds deposited into the lockbox are required to be released to the borrowers on each business day unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be transferred on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Wells Fargo Center Tampa Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Wells Fargo Center Tampa Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Wells Fargo Center Tampa Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the Wells Fargo Center Tampa Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon (i) the occurrence and continuance of an event of default (subject to any applicable notice and cure period), (ii) the debt service coverage ratio falling below 1.25x (provided that a Trigger Period pursuant to this clause (ii) will not be deemed to exist to the extent that and for so long as the Collateral Cure Conditions (as defined below) are satisfied), or (iii) the occurrence of a Specified Tenant Trigger Period (defined below); and (B) terminating upon, as applicable (i) the cure of the applicable event of default, (ii) the debt service coverage ratio remaining at or above 1.25x for two consecutive calendar quarters (calculated on an interest only basis), and (iii) the applicable Specified Tenant Trigger Period ceasing to exist.

“Collateral Cure Conditions” mean the borrowers have deposited cash into an account with the lender or delivered a letter of credit which, in either case, serves as additional collateral for the Wells Fargo Center Tampa Whole Loan in an amount equal to $1,043,900 (the “Collateral Deposit Amount”) and, thereafter, for so long as the borrowers elect to satisfy the Collateral Cure Conditions in order to avoid a Trigger Period, on each one year anniversary of the date the borrowers made said deposit (or delivered said letter of credit), the borrowers deposit additional cash collateral in the amount of the Collateral Deposit Amount or increase the amount of the letter of credit by an amount equal to the Collateral Deposit Amount. The collateral referenced in this definition will be returned to the borrowers, provided that no event of default is ongoing under the Wells Fargo Center Tampa Whole Loan documents, upon the full repayment of the Wells Fargo Center Tampa Whole Loan or at such time as the Trigger Period that the Collateral Cure Conditions relate to would have been cured had the borrowers not satisfied the Collateral Cure Conditions (i.e. at such time as the debt service coverage ratio (without taking into account the cash deposit and/or letter of credit) equals or is greater than 1.30x for two consecutive calendar quarters).

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) an event of default under the applicable Specified Tenant (as defined below) lease has occurred beyond all applicable notice, cure and grace periods, (ii) the applicable Specified Tenant failing to be in actual, physical possession of the Specified Tenant Space (as defined below) (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant Space (a “Go Dark Trigger”), provided that Specified Tenant will not be deemed to fail to be in occupancy or open for business solely as a result of (x) any company-wide work from home policy of any Specified Tenant implemented at the Wells Fargo Center Tampa Property due to the COVID-19 pandemic or any similar public health emergency or any governmental edict, action, declarations, quarantines, regulation or circumstance, (y) the repair, restoration or improvements of the Wells Fargo Center Tampa Property or the Specified Tenant Space, or (z) work from home flexibility consistent with other similarly situated tenants, (iii) the applicable Specified Tenant giving notice that it is terminating its lease for all or more than 30% of the Specified Tenant Space (or applicable portion thereof), (iv) any termination or cancellation of the applicable Specified Tenant’s lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or such Specified Tenant’s lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of the applicable Specified Tenant and (vi) the applicable Specified Tenant failing to extend or renew its lease on or prior to the date occurring on the earlier of (a) 12 months prior to the expiration

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WELLS FARGO CENTER TAMPA

of the then-applicable term of such Specified Tenant lease and (b) the notice period required under the applicable Specified Tenant’s lease in accordance with the applicable terms and conditions thereof for a term of five years; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence may include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance reasonably acceptable to the lender) of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) the borrowers leasing the entire Specified Tenant Space (or applicable portion thereof) in accordance with the applicable terms and conditions of the Wells Fargo Center Tampa Whole Loan documents for a minimum term of five years, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease (or the borrowers have deposited any free rent with the lender).

A “Specified Tenant” means, as applicable, any tenant which, individually or when aggregated with all other leases at the Wells Fargo Center Tampa Property with the same tenant or its affiliate, either (A) accounts for 11% or more of the total rental income for the Wells Fargo Center Tampa Property, or (B) demises 11% or more of the Wells Fargo Center Tampa Property’s gross leasable area. As of August 10, 2022, Wells Fargo Bank was the sole Specified Tenant at the Wells Fargo Center Tampa Property.

A “Specified Tenant Space” means the portion of the Wells Fargo Center Tampa Property demised as of the date of origination of the Wells Fargo Center Tampa Whole Loan to the initial Specified Tenant pursuant to the initial Specified Tenant’s lease.

“Specified Tenant Cure Conditions” means (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant Space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant Space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms of such lease and of the Wells Fargo Center Tampa Whole Loan documents for a minimum term of five years, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings or the applicable Specified Tenant lease has been assumed or affirmed pursuant to a final, non-appealable order of a court of competent jurisdiction, (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease (or any free rent is deposited with lender), (vii) the applicable Specified Tenant Space has been re-let for a minimum of five years and (viii) in the event the Specified Tenant Trigger Period is due to a Go Dark Trigger, the applicable Specified Tenant with respect to which such Go Dark Trigger occurred satisfies the Excess Cash Flow Cure Condition (defined below).

A “Excess Cash Flow Cure Condition” means that the following conditions are satisfied: (i) a Trigger Period has occurred and is continuing solely as the result of the occurrence of a Go Dark Trigger and no other Trigger Period exists and (ii) either (a) the amount of funds on deposit in the excess cash flow account equals or exceeds an amount equal to the next one year of full, unabated rent payments from the applicable Specified Tenant or (b) the borrowers have deposited cash or a letter of credit into the excess cash flow account in an amount which equals or exceeds an amount equal to the next one year of full, unabated rent payments from the applicable Specified Tenant.

■	Property Management. The Wells Fargo Center Tampa Property is currently managed by Jeffrey Management Corp., an affiliate of the borrower sponsors.
■	Current Mezzanine or Secured Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.
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WELLS FARGO CENTER TAMPA
■	Terrorism Insurance. The Wells Fargo Center Tampa Whole Loan documents require that the “all-risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the Wells Fargo Center Tampa Property plus business interruption coverage in an amount equal to 100% of the projected gross income for the Wells Fargo Center Tampa Property until the completion of restoration or the expiration of 18 months, with a six-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $100,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
A-3-60

CITYLINE EXTRA CLOSET STORAGE PORTFOLIO

Your Extra Closet
EXIT ONLY

Your Extra Closet
Self Storage. Simply.

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CITYLINE EXTRA CLOSET STORAGE PORTFOLIO

MAP © 2022 CARTIFACT
MISSOURI
Poplar Bluff
KENTUCKY
Nashville
Jonesboro
Batesville
Jackson
TENNESSEE
Memphis
Little Rock
ARKANSAS
Oxford
Tupelo
Pine Bluff
MISSISSIPPI
ALABAMA
Starkville
Birmingham
Greenville
El Dorado
Tuscaloosa
LOUISIANA

CityLine Extra Closet Storage Portfolio

	PROPERTY NAME	ADDRESS	CITY	STATE	ZIP CODE
1	Your Extra Closet - Oxford	8 Industrial Park Drive	Oxford	Mississippi	38655
2	Your Extra Closet - Oxford	476 Highway 6 West	Oxford	Mississippi	38655
3	Your Extra Closet - Oxford	108 Allison Cove	Oxford	Mississippi	38655
4	Your Extra Closet - Oxford	77 County Road 102	Oxford	Mississippi	38655
5	Your Extra Closet - Oxford	111 Mall Drive	Oxford	Mississippi	38655
6	Your Extra Closet - Oxford	610 McLarty Road	Oxford	Mississippi	38655
7	Your Extra Closet - Starkville	1003 Old Highway 182 East	Starkville	Mississippi	39759
8	Your Extra Closet - Starkville	612 Dr. Martin Luther King Jr. Drive West	Starkville	Mississippi	39759
9	Your Extra Closet - Starkville	1002 North Jackson Street	Starkville	Mississippi	39759
10	Your Extra Closet - Starkville	102 Lynn Lane	Starkville	Mississippi	39759
11	Your Extra Closet - Valley View	5925 Southwest Drive	Jonesboro	Arkansas	72404
12	Your Extra Closet - Valley View	2118 Clinton School Road	Jonesboro	Arkansas	72401
13	Your Extra Closet - Brookland	9447 US 49 North	Brookland	Arkansas	72417
14	Your Extra Closet - Brookland	3803 Linwood Drive	Paragould	Arkansas	72450
15	Your Extra Closet - Brookland	603 North 14th Street	Paragould	Arkansas	72450
16	Your Extra Closet - Mead Drive	3119 Mead Drive	Jonesboro	Arkansas	72404

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CITYLINE EXTRA CLOSET STORAGE PORTFOLIO
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	5	Loan Seller		CREFI
Location (City/State)(1)	Various	Cut-off Date Balance		$43,000,000
Property Type	Self Storage	Cut-off Date Balance per SF		$70.05
Size (SF)	613,868	Percentage of Initial Pool Balance		5.2%
Total Occupancy as of 7/31/2022	95.5%	Number of Related Mortgage Loans		2
Owned Occupancy as of 7/31/2022	95.5%	Type of Security		Fee
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		5.12000%
Appraised Value	$72,030,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$5,899,240
Underwritten Expenses	$1,729,139	Escrows(2)
Underwritten Net Operating Income (NOI)	$4,170,101		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,108,714	Taxes	$113,152	$19,961
Cut-off Date LTV Ratio	59.7%	Insurance	$0	$9,463
Maturity Date LTV Ratio	59.7%	Replacement Reserve(3)	$86,373	$5,116
DSCR Based on Underwritten NOI / NCF	1.87x / 1.84x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.7% / 9.6%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$43,000,000	98.7%	Loan Payoff	$42,990,835	98.7%
Principal’s New Cash Contribution	562,565	1.3	Closing Costs	372,205	0.9
			Reserves(3)	199,524	0.5
Total Sources	$43,562,565	100.0%	Total Uses	$43,562,565	100.0%

(1)	See Portfolio Summary table below.
(2)	See “—Escrows” below.
(3)	The Upfront Replacement Reserve of approximately $86,373 was initially funded in connection with the prior debt on the CityLine Extra Closet Storage Portfolio Properties (as defined below).

■	The Mortgage Loan. The CityLine Extra Closet Storage Portfolio mortgage loan (the “CityLine Extra Closet Storage Portfolio Loan”) is secured by a first mortgage encumbering the borrowers’ fee interest in a portfolio of five self storage properties comprised of 4,747 units totaling 613,868 SF across Mississippi and Arkansas (collectively, the “CityLine Extra Closet Storage Portfolio Properties”). The CityLine Extra Closet Storage Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $43,000,000 and represents approximately 5.2% of the Initial Pool Balance. The CityLine Extra Closet Storage Portfolio Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on August 26, 2022. The proceeds of the CityLine Extra Closet Storage Portfolio Loan were used to refinance existing debt on the CityLine Extra Closet Storage Portfolio Properties, pay closing costs, and fund upfront reserves.

The CityLine Extra Closet Storage Portfolio Loan has an initial term of 120 months and a remaining term of 119 months as of the Cut-off Date. The CityLine Extra Closet Storage Portfolio Loan has a 10-year interest only term and accrues interest at a rate of 5.12000% per annum. The scheduled maturity date of the CityLine Extra Closet Storage Portfolio Loan is September 6, 2032.

■	The Mortgaged Property. The CityLine Extra Closet Storage Portfolio Properties are comprised of five self storage properties encompassing 16 facilities located across Mississippi and Arkansas. Two properties, representing 77.8% of allocated loan amount (“ALA”), are located in Mississippi and three properties, representing 22.2% of ALA, are located in Arkansas. The CityLine Extra Closet Storage Portfolio Properties were built between 1977 and 2019. Based on the in-place underwritten rent roll dated July 31, 2022, the current occupancy was 95.5%.

The CityLine Extra Closet Storage Portfolio Properties contain a total of 4,562 traditional storage units made up of 1,628 climate controlled units, 1,901 non-climate controlled units and 1,033 drive up units. The CityLine Extra Closet Storage Portfolio Properties also include 145 parking spots, 38 lockers, one warehouse unit and one office unit for a total of 4,747 units and 613,868 SF based on the underwritten rent roll dated July 31, 2022.

The Your Extra Closet – Oxford property is comprised of one primary site and five satellite facilities located in Oxford, Mississippi. The primary site is located on a 9.31-acre site at 8 Industrial Park Drive. The satellite facilities (476 Highway 6 West, 108 Allision Cove, 77 County Road 102, 111 Mall Drive and 610 McLarty Road) are located on 7.15, 1.77, 1.03, 0.76 and 0.59-acre sites, respectively. Each of the satellite facilities is located within seven miles from the primary site. The Your Extra Closet – Oxford property contains 2,014 total units, consisting of 1,033 drive up units, 898 climate controlled units, 69 parking spaces and 14 lockers, totaling 254,018 SF.

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CITYLINE EXTRA CLOSET STORAGE PORTFOLIO

The Your Extra Closet – Starkville property is comprised of two primary sites and two satellite facilities located in Starkville, Mississippi. The primary sites are located on a 4.12-acre site at 1003 Old Highway 182 East and a 4.07-acre site at 612 Dr. Martin Luther King Jr. Drive West. The satellite facilities (1002 North Jackson Street and 102 Lynn Lane) are located on 0.83 and 1.89-acre sites, respectively. Each of the satellite facilities is located within five miles from both primary sites, and the two primary sites are located within four miles from each other. The Your Extra Closet – Starkville property contains 1,098 total units, consisting of 779 non-climate controlled units and 319 climate controlled units, totaling 126,000 SF.

The Your Extra Closet - Valley View property is comprised of one primary site and one satellite facility located in Jonesboro, Arkansas. The primary site is located on a 6.90-acre site at 5925 Southwest Drive. The satellite facility (2118 Clinton School Road) is located on a 3.27-acre site. The satellite facility is located approximately 12 miles away from the primary site. The Your Extra Closet - Valley View property contains 484 total units, consisting of 299 non-climate controlled units, 144 climate controlled units, 40 parking spaces and one warehouse unit, totaling 75,175 SF.

The Your Extra Closet – Brookland property is comprised of one primary site located in Brookland, Arkansas and two satellite facilities in Paragould, Arkansas. The primary site is located on a 4.26-acre site at 9447 US 49. The satellite facilities (3803 Linwood Drive and 603 North 14th Street) are located on a 1.60 and 1.85-acre site, respectively. Each of the satellite facilities is located under 11 miles from the primary site. The Your Extra Closet – Brookland property contains 648 units, consisting of 562 non-climate controlled units, 62 climate controlled units and 24 parking spaces, totaling 94,750 SF.

The Your Extra Closet - Mead Drive property is comprised of one site located in Jonesboro, Arkansas. The site is located on a 6.18-acre site at 3119 Mead Drive. The Your Extra Closet - Mead Drive property contains 503 total units consisting of 261 non-climate controlled units, 205 climate controlled units, 24 lockers, 12 parking spaces and one office unit, totaling 63,925 SF.

The following table presents certain information relating to the CityLine Extra Closet Storage Portfolio Properties:

Portfolio Summary

Property Name	City, State	Allocated Loan Amounts ($)	% of Allocated Loan Amounts	Total SF(1)	Occ. (%)(1)	Year Built / Renovated	As-Is Appraised Value	UW NCF(1)
Your Extra Closet - Oxford	Oxford, MS	$23,660,000	55.0%	254,018	98.6%	1993-2018 / 2013-2018(2)	$38,860,000	$2,274,978
Your Extra Closet - Starkville	Starkville, MS	9,793,000	22.8	126,000	98.0%	1989-2017 / 2016-2018(3)	15,470,000	818,338
Your Extra Closet - Valley View	Jonesboro, AR	3,507,000	8.2	75,175	89.8%	2005-2018 / 2018	6,400,000	388,716
Your Extra Closet - Brookland	Brookland, Paragould, AR	3,049,000	7.1	94,750	91.9%	1977-2019 / 2018, 2019(4)	5,900,000	323,671
Your Extra Closet - Mead Drive	Jonesboro, AR	2,991,000	7.0	63,925	90.4%	1985 / 2015	5,400,000	303,012
Total / Wtd. Avg.		$43,000,000	100.0%	613,868	95.5%		$72,030,000	$4,108,714

(1)	Based on the underwritten rent roll dated July 31, 2022.
(2)	With respect to the Your Extra Closet – Oxford property, 8 Industrial Park Drive (Primary) was converted into self storage use in 2005 with additions in 2011, 2014, 2016 and 2018, 476 Highway 6 West (Satellite) was built in 1999, 108 Allison Cove (Satellite) was built in 1998, 77 County Road 102 (Satellite) was built in 2002, 111 Mall Drive (Satellite) was built in 1993 and 610 McLarty Road (Satellite) was built in 1996.
(3)	With respect to the Your Extra Closet – Starkville property, 1003 Old Highway 182 East (Primary) was built in 1994 with additions added in 1995, 2000, 2003 and 2015, 612 Dr. Martin Luther King Jr. Drive West (Primary) was built in 1994 with an addition in 2007, 1002 North Jackson Street (Satellite) was built in 2017 and 102 Lynn Lane (Satellite) was built in 1989 with additions in 1990 and 1992.
(4)	With respect to the Your Extra Closet – Brookland property, 9447 US 49 North (Primary) was built in 2018 and 2019, 3803 Linwood Drive (Satellite) was built in 1994 and 603 North 14th Street (Satellite) was built in 1977.
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CITYLINE EXTRA CLOSET STORAGE PORTFOLIO

The following table presents the unit mix information relating to the CityLine Extra Closet Storage Portfolio Properties:

Unit Mix

Unit Types	Net Rentable Area(1)	% of NRA	# of Units(1)	Current Occupancy	UW Rent per Unit(2)
Non-Climate Controlled	261,000	42.5%	1,901	92.4%	$1,064.74
Climate Controlled	211,340	34.4%	1,628	97.3%	$1,878.87
Drive up	135,598	22.1%	1,033	98.6%	$1,384.12
Parking	2,880	0.5%	145	100.0%	$977.19
Lockers	950	0.2%	38	92.1%	$452.91
Warehouse	2,100	0.3%	1	100.0%	$7,200.00
Office(3)	0	0.0%	1	100.0%	$0.00
Total / Wtd. Avg.	613,868	100.0%	4,747	95.5%	$1,416.20

(1)	Based on the underwritten rent roll dated July 31, 2022.
(2)	Total / Wtd. Avg. is based on the occupied units for each unit type.
(3)	Represents the leasing office which does not generate any income for the CityLine Extra Closet Storage Portfolio Loan.

The following table presents certain information relating to historical leasing at the CityLine Extra Closet Storage Portfolio Properties:

Historical Leased %(1)

Property Name	2020	2021	Current(2)
Your Extra Closet - Oxford	75.6%	82.8%	98.6%
Your Extra Closet - Starkville	75.3%	86.7%	98.0%
Your Extra Closet - Valley View	59.9%	85.8%	89.8%
Your Extra Closet - Brookland	65.8%	85.2%	91.9%
Your Extra Closet - Mead Drive	60.6%	80.8%	90.4%
Wtd. Avg.	70.5%	84.1%	95.5%

(1)	Historical occupancies are based on the average annual occupied SF ending December 31 of the respective year unless otherwise noted.
(2)	Based on the underwritten rent roll dated July 31, 2022.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the CityLine Extra Closet Storage Portfolio Properties:

Cash Flow Analysis(1)

	2020	2021	T-6 Ann 7/31/2022(2)	Underwritten	Underwritten $ PSF
Base Rent	$3,741,207	$4,739,843	$5,731,628	$6,423,864	$10.46
Potential Income from Vacant Units	0	0	0	247,584	$0.40
Vacancy Loss & Credit Loss	0	0	0	(1,100,864)	($1.79)
Other Income(3)	222,774	289,545	343,288	328,656	$0.54
Effective Gross Revenue	$3,963,981	$5,029,387	$6,074,915	$5,899,240	$9.61
Real Estate Taxes	$241,884	$243,551	$247,264	$245,002	$0.40
Insurance	77,405	97,936	111,161	144,147	$0.23
Management Fee	158,559	201,175	242,997	235,970	$0.38
Other Operating Expenses	1,104,980	1,112,704	1,104,020	1,104,020	$1.80
Total Operating Expenses	$1,582,829	$1,655,366	$1,705,442	$1,729,139	$2.82
Net Operating Income	$2,381,152	$3,374,021	$4,369,473	$4,170,101	$6.79
Replacement Reserves	0	0	0	61,387	$0.10
Net Cash Flow	$2,381,152	$3,374,021	$4,369,473	$4,108,714	$6.69

(1)	According to the underwritten rent roll dated July 31, 2022.
(2)	Represents the annualized six-month period ending July 31, 2022 capturing the increased Base Rent from the conversion of non-climate controlled units to climate controlled units at the Your Extra Closet – Oxford property.
(3)	Other Income includes items such as stored property protection, commissions-property protection, late fee income, admin fees, and retail sales income.

■	Appraisal. According to the appraisals, the CityLine Extra Closet Storage Portfolio Properties had an aggregate “as-is” appraised value of $72,030,000 as of dates ranging from August 5, 2022 to August 19, 2022.

■	Environmental Matters. According to the Phase I environmental reports dated as of September 1, 2021, there are no recognized environmental conditions or recommendations for further action at the CityLine Extra Closet Storage Portfolio Properties.

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CITYLINE EXTRA CLOSET STORAGE PORTFOLIO
■	Market Overview and Competition. The Your Extra Closet – Oxford property is located within Lafayette County in the Oxford, MS Micropolitan Statistical Area. Oxford, Mississippi is served by U.S. Route 278 and State Route 7 and is close proximity to the University-Oxford Airport. Oxford has a diversified economy with manufacturing, healthcare and education. Oxford is home to the University of Mississippi, the state’s largest university and the largest employer in Lafayette County. The Your Extra Closet – Starkville property is located within Oktibbeha County, which is served by U.S. Highway 82 and state routes 12 and 25. Oktibbeha County remains an agriculturally based economy with emphasis on timber, beef and cattle, The Your Extra Closet – Starkville property benefits from its proximity to Mississippi State University. As a result, education is the dominant economic sector of Starkville, with Mississippi State University and its associated businesses employing the largest portion of the workforce. The Your Extra Closet – Valley View, Your Extra Closet – Brookland and Your Extra Closet – Mead Drive properties are located within the Jonesboro, AR Metropolitan Statistical Area (“MSA”). The Jonesboro MSA is served by Interstate

555 and U.S. Routes 49 and 63 as well as the Jonesboro Municipal Airport. The Jonesboro MSA economy is driven by the agriculture/forestry, education and healthcare sectors. The largest employers in the MSA are St. Bernard’s Healthcare, Arkansas State University and NEA Baptist Memorial Hospital.

The following table presents certain information relating to the demographics of the CityLine Extra Closet Storage Portfolio Properties:

Demographic Summary%(1)

Property Name	City / State	1-mile Population	3-mile Population	5-mile Population	1-mile Avg. Household Income	3-mile Avg. Household Income	5-mile Avg. Household Income
Your Extra Closet - Oxford(2)	Oxford / MS	3,723	21,246	35,784	$65,687	$73,855	$79,555
Your Extra Closet - Starkville	Starkville / MS	7,682	31,453	38,676	$53,251	$62,029	$64,324
Your Extra Closet - Valley View	Jonesboro / AR	1,738	11,787	39,260	$140,027	$135,304	$84,929
Your Extra Closet - Brookland	Brookland, Paragould / AR	861	7,330	14,752	$67,030	$68,046	$80,103
Your Extra Closet - Mead Drive	Jonesboro / AR	6,097	47,724	75,504	$65,291	$65,315	$68,716
Total / Avg.		4,020	23,908	40,795	$78,257	$80,910	$75,525

(1)	Source: Appraisals.
(2)	For the Your Extra Closet - Oxford property, the 1-, 3-, and 5-mile Population and 1-, 3-, and 5-mile Avg. household income are an average of 8 Industrial Park Drive, 477 Highway 6 West, 108 Allision Cove, 111 Mall Drive, 77 County Road 102 and 610 McLarty Road.

■	The Borrowers. The borrowers are CSGBSH N14AR, LLC, CSGBSH LinwoodAR, LLC, CSGBSH BrooklandAR, LLC, CSGBSH VALLEYAR, LLC, CSGBSH ClintonAR, LLC, CSGBSH MeadAR, LLC, each a Delaware limited liability company, and MRDB Investments, LLC, Highway 82 West, LLC, North Jackson, LLC, Lynn Lane, LLC, Oxford Storage, LLC, McClarty Road, LLC, FWL – OXFORD, LLC, College Hill, LLC, Allison Cove, LLC, Cole Hay Properties, LLC and H&M Properties – Oxford, LLC, each a Mississippi limited liability company. Each of the borrowers is structured as a special purpose bankruptcy-remote entity, with one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the CityLine Extra Closet Storage Portfolio Loan.

The borrower sponsors and non-recourse carveout guarantors are George Thacker, Lawrence Charles Kaplan and Richard Schontz. George Thacker is a managing director at CSG Partners, a boutique investment bank with its headquarters in New York, New York. George Thacker works in the firm’s employee stock ownership practice group. Lawrence Charles Kaplan is the Founder and Co-Managing Partner of CSG Partners. Lawrence Kaplan also sits on the boards of Storage Asset Management, the nation’s largest, privately held self storage management company and Fabricated Metals Inc. Richard Schontz is the founder of City Line Capital. City Line Capital was established in 2017 and currently has a portfolio of 212 assets across 24 states totaling more than 12 million net rentable square feet. Richard Schontz has spent the last 13 years in the self storage industry as a broker and investor. Prior to forming City Line Capital, Richard Schontz was a Managing Director at Holliday Fenoglio Fowler where he was responsible for identifying and acquiring strategic self storage real estate investment opportunities nationwide.

■	Escrows. At loan origination, the borrowers (i) deposited approximately $113,152 into a tax reserve and (ii) transferred approximately $86,373 into a replacement reserve which was funded in connection with the prior debt on the CityLine Extra Closet Storage Portfolio Properties.

Tax Reserve – On each due date, the borrowers are required to deposit into a real estate tax reserve an amount equal to 1/12 of the amount that the lender reasonably estimates will be necessary to pay taxes over the ensuing 12-month period (initially estimated to be approximately $19,961).

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CITYLINE EXTRA CLOSET STORAGE PORTFOLIO

Insurance Reserve – On each due date, the borrowers are required to deposit into an insurance reserve, 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12- month period (initially estimated to be approximately $9,463).

Replacement Reserve – On each due date, the borrowers are required to deposit into a replacement reserve approximately $5,116 for replacement reserves.

■	Lockbox and Cash Management. The CityLine Extra Closet Storage Portfolio Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrowers are required to cause all revenues derived from the CityLine Extra Closet Storage Portfolio Properties to be immediately deposited into a lender-controlled lockbox. The borrowers are required, upon the occurrence of a Trigger Period, to deliver a payment direction letter to credit card companies directing each to remit all payments directly to the lender-controlled lockbox. On each business day during the continuance of a Trigger Period, all amounts in the lockbox account are required to be remitted to a lender-controlled cash management account, to be applied and disbursed in accordance with the CityLine Extra Closet Storage Portfolio Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the CityLine Extra Closet Storage Portfolio Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the CityLine Extra Closet Storage Portfolio Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the CityLine Extra Closet Storage Portfolio Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period commencing upon the earlier of (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.20x and expiring upon the date that (a) if the Trigger Period commenced in connection with clause (i) above, the event of default is cured, or (b) if the Trigger Period commenced in connection with clause (ii) above, the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters.

■	Property Management. The CityLine Extra Closet Storage Portfolio Properties are managed by Storage Asset Management, LLC, an independent third party property manager.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. On any payment date after the date that is two years after the Closing Date, provided no event of default is continuing, the borrowers may obtain the release of any one or more eligible CityLine Extra Closet Storage Portfolio Properties, provided certain conditions in the loan agreement are met, including among other things, (i) the debt service coverage ratio (“DSCR”) with respect to the remaining CityLine Extra Closet Storage Portfolio Properties is greater than the greatest of (A) the DSCR for all of the remaining CityLine Extra Closet Storage Portfolio Properties immediately prior to the release of such released CityLine Extra Closet Storage Portfolio Properties, (B) the DSCR for all of the CityLine Extra Closet Storage Portfolio Properties (including the released CityLine Extra Closet Storage Portfolio Property) as of the date of origination of the CityLine Extra Closet Storage Portfolio Loan, and (C) 1.70x; (ii) after giving effect to such release, the loan-to-value ratio for the remaining CityLine Extra Closet Storage Portfolio Properties does not exceed the lesser of (A) the loan-to-value-ratio (including the released CityLine Extra Closet Storage Portfolio Properties) as of the date of origination of the CityLine Extra Closet Storage Portfolio Loan, (B) the loan-to-value-ratio for all of the remaining CityLine Extra Closet Storage Portfolio Properties immediately prior to the release of such released CityLine Extra Closet Storage Portfolio Properties, or (C) 60%; (iii) the debt yield with respect to the remaining CityLine Extra Closet Storage Portfolio Properties is not less than the greatest of (1) the debt yield for all of the remaining CityLine Extra Closet Storage Portfolio Properties immediately prior to the release of such released CityLine Extra Closet Storage Portfolio Properties, (2) the debt yield for all of the CityLine Extra Closet Storage Portfolio Properties (including the released CityLine Extra Closet Storage Portfolio Property) as of the date of origination of the CityLine Extra Closet Storage Portfolio Loan, and (3) 9.6%; (iv) the borrowers deliver a REMIC opinion; (v) the borrowers deliver (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation and (vi) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated

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CITYLINE EXTRA CLOSET STORAGE PORTFOLIO

loan amount for the released CityLine Extra Closet Storage Portfolio Property and (b) 90% of the net sales proceeds applicable to such released CityLine Extra Closet Storage Portfolio Property.

■	Terrorism Insurance. The CityLine Extra Closet Storage Portfolio Loan documents require that the “all-risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the CityLine Extra Closet Storage Portfolio Properties plus business interruption coverage in an amount equal to 100% of the projected gross income for the CityLine Extra Closet Storage Portfolio Properties until the completion of restoration or the expiration of 12 months. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $25,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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KATY MILLS

KATY MILLS
A SIMON CENTER

Outdoor World
REDHEAD

DINING PAVILION

Levi's
HOT TOPIC
FREE

PACSUN
PACSUN

amc
amc

AMERICAN EAGLE

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KATY MILLS

KATY MILLS CIRCLE
KATY MILLS BOULEVARD
KATY MILLS DRIVE
BASS PRO DRIVE
BELL PATNA DRIVE
KATY MILLS PARKWAY
STAR LANE
PRAIRIE PARKWAY
HERITAGE LANE
KINGSLAND BOULEVARD
AMC DRIVE
RED LOBSTER
FRIDAYS
Los Cocos Mexican Cafe
Residence Inn Marriott
LA QUINTA INNS & SUITES
aloft
PEDLAR DENTISTRY
TYPHOON TEXAS WATERPARK
Bass Pro Shops
Marshalls
Burlington
XXI
H&M
BAM!
ROSS
amc
N
Anchor
Major / In-line
Vacant
Under Redevelopment
Unowned

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KATY MILLS

MAP © 2022 CARTIFACT
DATA © OSM CONTRIBUTORS
Katy
Katy Mills
5000 Katy Mills Circle
Katy, TX 77494
Green Meadows Golf Club
FRANZ RD
Diane Winborn Elementary
Academy Sports Outdoors
Katy Asian Town
JCPenney
Future Westside Mall
Williamsburg Business Park
Memorial Hermann Katy Hospital
Mason Creek Business Park
Geico Corporate Office
Garden's at Westgreen
Walmart
Katy High School
Dollar Tree
Mason Village
Fiesta Shopping Center
Mason Park Shopping Center
KINGSLAND BLVD
Mason Center Shopping Center
Club At Falcon Point
Kroger
WoodCreek Junior High School
Ray and Jamie Wolman Elementary
HIGHLAND KNOLLS DR
Golf Club at Cinco Ranch
CINCO RANCH BLVD
LaCenterra at Cinco Ranch
Michaels
Target
WESTHEIMER PKY
Willow Fork Country Club
CINCO RANCH WEST
S FRY RD
Meadowbrook Farms Golf Club
Grand Lakes Marketplace
The Shops at Bella Terra
PARKWAY LAKES
The Woodlands
Spring
Houston
Pasadena
Missouri City
Pearland

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KATY MILLS
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		JPMCB
Location (City/State)	Katy, Texas	Cut-off Date Balance(3)		$38,924,908
Property Type	Retail	Cut-off Date Balance per SF(2)		$109.77
Size (SF)	1,181,987	Percentage of Initial Pool Balance		4.7%
Total Occupancy as of 5/3/2022(1)	86.3%	Number of Related Mortgage Loans		2
Owned Occupancy as of 5/3/2022(1)	86.3%	Type of Security		Fee
Year Built / Latest Renovation	1999 / 2019	Mortgage Rate		5.76700%
Appraised Value	$393,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		NAP
Underwritten Revenues	$42,515,577
Underwritten Expenses	$14,235,384	Escrows(4)
Underwritten Net Operating Income (NOI)	$28,280,193		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$26,546,115	Taxes	$0	Springing
Cut-off Date LTV Ratio(2)	33.0%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)	27.9%	Replacement Reserve(5)	$0	$46,008
DSCR Based on Underwritten NOI / NCF(2)	3.10x / 2.91x	TI/LC Reserve(5)	$0	$98,487
Debt Yield Based on Underwritten NOI / NCF(2)	21.8% / 20.5%	Other(6)(7)	$1,013,945	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$130,000,000	91.2%	Loan Payoff	$140,430,426	98.5%
Borrower Sponsor Equity	12,562,007	8.8	Closing Costs	1,117,635	0.8
			Upfront Reserves(6)(7)	1,013,945	0.7
Total Sources	$142,562,007	100.0%	Total Uses	$142,562,007	100.0%

(1)	Based on the underwritten rent roll dated May 3, 2022, the Katy Mills Property (as defined below) is 94.7% occupied inclusive of the Retail Development Program (“RDP”) tenants. These tenants have been excluded from the underwritten occupancy as RDP lease terms are for less than a year each.
(2)	Calculated based on the aggregate outstanding principal balance of the Katy Mills Whole Loan (as defined below). See “—The Mortgage Loan” below.
(3)	The Cut-off Date Balance of $38,924,908 represents the non-controlling note A-2, which is part of the Katy Mills Whole Loan consisting of two pari passu promissory notes with an aggregate original principal balance of $130,000,000.
(4)	See “—Escrows” below.
(5)	Replacement Reserves and TI/LC Reserves are subject to a $1,104,183 and $2,363,678 reserve cap, respectively (except such cap will not apply during a Lockbox Event Period (as defined below)).
(6)	Other Reserves are comprised of a $1,013,945 outstanding TI/LC reserve.
(7)	The borrower sponsor has deposited an additional $1,947,500 with the Chicago Title Insurance Company in order to fund certain tenant improvement cost allowances owed to The Cheesecake Factory, which are being held outside of the Benchmark 2022-B37 securitization trust.
■	The Mortgage Loan. The Katy Mills Loan (as defined below) is part of a whole loan evidenced by two pari passu promissory notes with an aggregate original principal balance of $130,000,000 (the “Katy Mills Whole Loan”) which was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”) and Bank of America, N.A. (“BANA”). The Katy Mills Whole Loan is secured by a first priority fee mortgage encumbering a 1,181,987 SF super regional mall located in Katy, Texas (the “Katy Mills Property”). The Katy Mills loan is evidenced by the non-controlling note A-2 (the “Katy Mills Loan”) with an original principal balance of $39,000,000. The controlling note A-1, with an original principal balance of $91,000,000, was included in the BANK 2022-BNK43 securitization trust.

The Katy Mills Whole Loan was co-originated by JPMCB and BANA on July 21, 2022. The Katy Mills Whole Loan has a 10-year term, amortizes on a 30-year schedule and accrues interest at a fixed rate of 5.76700% per annum. The Katy Mills Whole Loan proceeds were used to refinance the Katy Mills Property and pay origination costs.

The Katy Mills Whole Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date.  The scheduled maturity date of the Katy Mills Whole Loan is the due date in August 2032.  Voluntary prepayment of the Katy Mills Whole Loan in whole (but not in part) is permitted on or after the due date occurring in March 2032 without payment of any prepayment premium.  Defeasance of the Katy Mills Whole Loan in whole (but not in part) is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note of the Katy Mills Whole Loan to be securitized and (ii) February 1, 2026.

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The table below summarizes the promissory notes that comprise the Katy Mills Whole Loan. The relationship between the holders of the Katy Mills Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$91,000,000	$90,824,785	BANK 2022-BNK43	Yes
A-2	$39,000,000	$38,924,908	Benchmark 2022-B37	No
Total Whole Loan	$130,000,000	$129,749,693
■	The Mortgaged Property. The Katy Mills Property is a 1,181,987 SF super regional mall located in Katy, Texas. The Katy Mills Property was constructed in 1999 by the Mills Corporation and was acquired by the borrower sponsor in 2007. The borrower sponsor spent approximately $21.5 million between 2018 and 2019 on interior and exterior renovations to modernize the Katy Mills Property. The interior remodel included updating the food court and color palette, as well as installing a new movie theater courtyard and interactive play area. Exterior improvements included adding light towers with oversized illuminated mall entry information, installing LED lighting, a new monument, directional signs, concrete walkways and applying new paint and décor.

Historical occupancy at the Katy Mills Property has averaged 88.9% over the last five years (2017-2021), excluding the RDP tenants. As of May 3, 2022, the Katy Mills Property was 86.3% occupied by a granular rent roll consisting of 132 unique tenants (94.7% occupied including RDP tenants), with no single tenant occupying more than 12.2% of the net rentable area (excluding the non-collateral outlot tenants) or contributing more than 9.1% of the underwritten rent. The 10 largest tenants by underwritten base rent at the Katy Mills Property account for approximately 30.5% of underwritten rent. The Katy Mills Property is home to many national brands including Bass Pro Shops Outdoor, Burlington, Marshalls, Sun & Ski Sports, Saks Fifth Avenue Off 5th and Ross Dress for Less, and several entertainment and dining options including AMC Theatres, Rainforest Café, Tilt and Cheesecake Factory. The Katy Mills Property features non-collateral outlot tenants including Walmart, Red Lobster, T.G.I. Fridays, Denny’s, Taco Bell, Jack in the Box and Popeyes, totaling 485,145 SF. There are several hotels surrounding the property, including a Hilton Garden Inn, Country Inn & Suites, Residence Inn, Marriott Courtyard, Holiday Inn and La Quinta Inn.

Over the trailing 12 months ending March 31, 2022, the Katy Mills Property generated total sales of approximately $324.4 million, which is approximately 1.3% higher than 2021 sales and 33.4% higher than 2020 sales. Over the same time period, inline tenants (less than 10,000 SF) generated sales of approximately $515 PSF (at an occupancy cost of 12.6%).

The following table contains sales history for the Katy Mills Property:

Tenant Sales(1)

	2017	2018	2019	2020(2)	2021	TTM March 2022
Gross Mall Sales	$308,258,146	$308,143,698	$307,604,057	$243,217,327	$320,186,705	$324,431,353
Sales PSF (Inline < 10,000 SF)	$421	$423	$432	$335	$502	$515
Occupancy Cost (Inline < 10,000 SF)	13.6%	14.1%	14.1%	18.0%	12.9%	12.6%

(1)	Information is provided by the borrower sponsor and only includes tenants reporting sales.
(2)	The Katy Mills Property was closed between March 18, 2020 and April 30, 2020, due to COVID-19 restrictions.

Over the trailing-12 months ending March 31, 2022, several tenants with greater than 10,000 SF generated higher sales figures compared to 2019 sales, including Bass Pro Shops Outdoor ($258 PSF, 33.7% increase), XXI Forever ($241 PSF, 26.7% increase) and Books-A-Million ($192 PSF, 27.7% increase).

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Major Tenant Sales(1)

Tenant Name	2017	2018	2019	2020(2)	2021	TTM March 2022	Sales PSF/Screen	2019 vs TTM March 2022
Bass Pro Shops Outdoor	$26,985,476	$28,520,764	$27,907,228	$38,453,109	$35,718,242	$37,309,964	$258	33.7%
Burlington	$18,849,632	$22,203,414	$23,231,266	$18,769,566	$25,162,868	$25,761,364	$257	10.9%
AMC Theatres	$8,725,160	$8,558,017	$9,024,943	$2,634,416	$6,180,449	$3,003,203	$150,160	-66.7%
Marshalls	$10,222,052	$10,155,157	$10,162,554	$9,357,886	$7,477,111	$7,477,111	$233	-26.4%
Sun & Ski Sports	$4,653,310	$4,855,524	$4,646,110	$4,968,031	$5,204,747	$5,277,052	$176	13.6%
Saks Fifth Avenue Off 5th	$5,819,296	$5,745,796	$5,158,062	$2,594,491	$5,544,008	$6,206,327	$229	20.3%
H&M	$6,072,855	$4,893,038	$6,073,082	$4,081,886	$5,947,923	$6,128,053	$264	0.9%
XXI Forever	$4,360,564	$4,412,657	$3,981,057	$2,947,978	$4,984,847	$5,043,425	$241	26.7%
Off Broadway Shoes	$3,326,583	$3,792,362	$3,686,186	$2,553,776	$4,210,496	$4,334,745	$211	17.6%
Books-A-Million	$3,536,104	$3,455,594	$3,076,134	$2,258,366	$3,744,939	$3,928,232	$192	27.7%

(1)	Information is provided by the borrower sponsor and only includes tenants reporting sales.
(2)	The Katy Mills Property was closed between March 18, 2020 and April 30, 2020 due to COVID-19 restrictions.
■	Major Tenants. Bass Pro Shops Outdoor (144,702 square feet, 12.2% of net rentable area, 0.6% of underwritten base rent) was founded in 1972 and is headquartered in Springfield, Missouri. Bass Pro Shops Outdoor is an outdoor equipment retailer that provides specialized gear and apparel for hunting, fishing, and camping. Bass Pro Shops Outdoor operates 177 stores across America and Canada that serve roughly 120 million sports enthusiasts annually and can draw customers from over 50 miles away. Bass Pro Shops Outdoor occupies 144,702 square feet at the Katy Mills Property under a lease expiring on October 25, 2024, with five, five-year extension options remaining. Bass Pro Shops Outdoor has been at the Katy Mills Property since 1999 and has renewed its lease multiple times. Bass Pro Shops Outdoor is currently paying percent in lieu rent, per its originally structured lease, currently equal to 2.0% of sales over a $30.0 million (approximately $207 per square foot) sales breakpoint. Bass Pro Shops Outdoor reported sales at the Katy Mills Property of approximately $258 per square foot for the trailing-12 months ended March 31, 2022. Reported sales per square foot were approximately $247, $266 and $193 for 2021, 2020 and 2019, respectively.

Burlington (100,083 SF, 8.5% of net rentable area, 2.7% of underwritten base rent) (NYSE: BURL) is an off-price apparel and home product retailer that offers coats, apparel, shoes, baby clothing, furniture, travel gear, toys and home decor items. Founded in 1924 as Burlington Coat Factory Warehouse Corporation, Burlington opened its first outlet store in 1972 in Burlington, New Jersey. As of October 2021, Burlington operated 832 stores in 45 states and Puerto Rico. Burlington is currently rated “BB+” by S&P. Burlington has been at the Katy Mills Property since 1999 and has renewed its lease multiple times. The lease provides for a rental rate of $6.00 PSF, which increases to $6.25 PSF during the renewal term. Burlington also pays percentage rent equal to 1.50% over an $18,765,562 ($187.50 PSF) sales breakpoint. Burlington reported sales at the Katy Mills Property of approximately $257 PSF for the trailing-12 months ended March 31, 2022. Reported sales PSF were approximately $251, $188 and $232 for 2021, 2020 and 2019, respectively. Burlington has one, five-year extension option remaining with a lease expiration date occurring in January 2025.

AMC Theatres (76,671 SF, 6.5% of net rentable area, 9.1% of underwritten base rent) (NYSE: AMC) is one of the world's largest theatrical exhibition companies and owns, partially owns, or operates approximately 950 theaters with over 10,500 screens worldwide, most of which are in megaplexes (units with more than 10 screens and stadium seating). AMC Theatres owns approximately 185 (3D enabled) IMAX screens, has approximately 55% of the IMAX market share and has more than 4,520 3D screens in the United States. AMC Theatres is currently rated “Caa1” by Moody’s and “CCC+” by S&P. AMC Theatres operates 20 screens at the Katy Mills Property, has occupied its leased space since 1999 and has renewed its lease multiple times. In 2018, in conjunction with the broader renovation at the Katy Mills Property, the borrower sponsor provided $3.5 million to AMC Theaters to remodel its space with AMC subsequently extending its lease through October 2029. The lease provides for a rental rate of $31.52 PSF, increasing to $34.22 PSF effective November 1, 2024. AMC Theatres also pays percentage rent equal to 6.0% over a $15,300,000 ($765,000 per screen) sales breakpoint. AMC Theatres reported sales at the Katy Mills Property of approximately $150,160 per screen (approximately $39 PSF) for the trailing-12 months ended March 31, 2022. Reported sales per screen were approximately $309,022, $131,721 and $451,247 for 2021, 2020 and 2019, respectively. Reported sales PSF were approximately $81, $34 and $118 for 2021, 2020 and 2019, respectively. AMC Theatres has three, five-year extension options remaining with a lease expiration date occurring in October 2029.

Saks Fifth Avenue Off 5th (27,122 square feet, 2.3% of net rentable area, 0.7% of underwritten base rent) (NYSE: SKS) is a retail operator in the United States offering fashion apparel, shoes, accessories, jewelry, cosmetics and

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gifts (“Saks”). Founded in 1924 and headquartered in New York City, Saks operates stores under the brand names Saks Fifth Avenue and Saks Fifth Avenue Off 5th. Saks operates as a Saks Fifth Avenue Off 5th at the Katy Mills Property under a lease expiring on October 31, 2024, with two, five-year extension options remaining. Saks has been at the Katy Mills Property since 1999 and has renewed its lease multiple times. Saks is currently paying a base rent is $7.00 per square foot through the end of the term. Saks also pays percentage rent equal to 1.0% over a $6,780,500 ($250 per square foot) sales breakpoint. Saks reported sales at the Katy Mills Property of approximately $229 per square foot for the trailing-12 months ended March 31, 2022. Reported sales per square foot were approximately $204, $96 and $190 for 2021, 2020 and 2019, respectively.

The following table presents certain information relating to the tenants at the Katy Mills Property:

Tenant Summary(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options	Termination Options (Y/N)	March 2022 TTM Tenant Sales PSF/Occ.
Anchor Tenants
Bass Pro Shops Outdoor	NR/NR/NR	144,702	12.2%	$146,199	0.6%	$1.01	10/25/2024	5, 5-year	N	$258 / 0.4%
Burlington	NR/NR/BB+	100,083	8.5%	$705,435	2.7%	$7.05	1/31/2025	1, 5-year	N	$257 / 2.7%
AMC Theatres	Caa1/NR/ /CCC+	76,671	6.5%	$2,416,983	9.1%	$31.52	10/31/2029	3, 5-year	N	$39 / 80.5%
Saks Fifth Avenue Off 5th	NR/NR/NR	27,122	2.3%	$189,854	0.7%	$7.00	10/31/2024	2, 5-year	N	$229 / 3.1%
Total Collateral Anchor Tenants		348,578	29.5%	$3,458,471	13.1%	$9.92
Junior Anchor Tenants
Marshalls	A2/NR/A	32,126	2.7%	$372,662	1.4%	$11.60	1/31/2030	2, 5-year	N	$233 / 5.0%
Sun & Ski Sports	NR/NR/NR	30,002	2.5%	$528,000	2.0%	$17.60	3/31/2026	NAP	N	$176 / 10.0%
Ross Dress For Less	A2/NR /BBB+	27,061	2.3%	$300,000	1.1%	$11.09	1/31/2025	4, 5-year	N	NAV
Tilt	NR/NR/NR	25,140	2.1%	$225,000	0.9%	$8.95	1/31/2027	NAP	N	$53 / 16.8%
H&M	NR/NR/BBB	23,200	2.0%	$551,525	2.1%	$23.77	1/31/2025	NAP	N	$264 / 9.0%
XXI Forever	NR/NR/NR	20,921	1.8%	$1,141,327	4.3%	$54.55	6/30/2026	NAP	N	$241 / 22.6%
Off Broadway Shoes	NR/NR/NR	20,537	1.7%	$661,993	2.5%	$32.23	1/31/2023	NAP	N	$211 / 15.3%
Books-A-Million	NR/NR/NR	20,434	1.7%	$306,510	1.2%	$15.00	1/31/2025	NAP	N	$192 / 7.8%
Rainforest Cafe	Caa2/NR /NR	20,000	1.7%	$237,717	0.9%	$11.89	12/31/2023	NAP	N	$170 / 7.0%
Total Junior Anchor Tenants		219,421	18.6%	$4,324,733	16.4%	$19.71
Occupied In-Line Tenants		452,008	38.2%	$18,664,159	70.6%	$41.29
Vacant Space		161,980	13.7%	$0	0.0%	$0.00
Total / Wtd. Avg.		1,181,987	100.0%	$26,447,363	100.0%	$25.93

(1)	Based on the underwritten rent roll dated May 3, 2022. Certain tenants may have co-tenancy provisions.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent, UW Base Rent $ per SF and March 2022 TTM Tenant Sales PSF / Occ. Cost are inclusive of contractual rent steps through September 2023, overage rent and percent in lieu rent per the terms of underlying leases where applicable and TTM March 2022 sales figures.
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The following table presents certain information relating to the lease rollover schedule at the Katy Mills Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM / 2022	52,271	4.4	4.4%	2,302,157	8.7	$44.04	11(3)
2023	106,082	9.0	13.4%	3,099,469	11.7	$29.22	22
2024	273,191	23.1	36.5%	4,419,221	16.7	$16.18	28
2025	242,771	20.5	57.0%	4,779,395	18.1	$19.69	21
2026	86,452	7.3	64.4%	2,951,446	11.2	$34.14	10
2027	61,810	5.2	69.6%	1,784,402	6.7	$28.87	12
2028	21,764	1.8	71.4%	881,797	3.3	$40.52	5
2029	94,609	8.0	79.4%	3,512,325	13.3	$37.12	7
2030	60,610	5.1	84.6%	1,949,224	7.4	$32.16	10
2031	1,104	0.1	84.7%	0	0.0	$0.00	1
2032 & Thereafter	19,343	1.6	86.3%	767,928	2.9	$39.70	8(4)
Vacant	161,980	13.7	100.0%	0	0.0	$0.00	NAP
Total / Wtd. Avg.	1,181,987	100.0%		$26,447,363	100.0%	$25.93	135

(1)	Based on the underwritten rent roll dated May 3, 2022. Inclusive of contractual rent steps through September 2023, overage rent and percent in lieu rent per the terms of underlying leases where applicable and TTM March 2022 sales figures.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease expiration schedule.
(3)	Seven of the leases have already expired and are occupied on a month-to-month basis.
(4)	Two of the leases cover the same tenant.

The following table presents certain information relating to historical occupancy at Katy Mills Property:

Historical Leased %

2019(1)	2020(1)	2021(1)	5/3/2022(2)
94.7%	91.9%	92.3%	86.3%

(1)	Information obtained from the borrower and is inclusive of RDP tenants.
(2)	Information obtained from the underwritten rent roll dated May 3, 2022. As of May 3, 2022, the Katy Mills Property was 94.7% occupied inclusive of RDP tenants. These tenants have been excluded from the underwriting as RDP lease terms are for less than a year.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Katy Mills Property:

Cash Flow Analysis

	2018	2019	2020(1)	2021	TTM 3/31/2022	Underwritten	Underwritten $ per SF
Base Rent(2)	$21,772,306	$22,030,004	$21,819,485	$20,112,356	$20,166,922	$22,109,830	$18.71
Income from Vacant Units	$0	$0	$0	$0	$0	$6,855,048	$5.80
Overage Rent(3)	$1,144,902	$840,454	$247,538	$1,753,032	$2,149,529	$2,300,076	$1.95
Percent In Lieu(4)	$653,139	$827,079	$1,152,539	$2,276,774	$2,412,745	$2,037,457	$1.72
Expense Reimbursements	$15,026,043	$15,308,612	$15,034,456	$14,066,341	$13,930,857	$12,509,222	$10.58
Net Rental Income	$38,596,390	$39,006,149	$38,254,018	$38,208,503	$38,660,053	$45,811,633	$38.76
Temp / Specialty Leasing(5)	$3,267,135	$3,094,958	$2,180,929	$3,239,077	$3,448,224	$3,311,000	$2.80
Other Income(6)	$495,873	$524,445	$275,126	$451,615	$466,985	$299,000	$0.25
Vacancy & Concessions(7)	($22,262)	($208,876)	($3,840,290)	($962,574)	($845,315)	($6,906,055)	($5.84)
Effective Gross Income	$42,337,136	$42,416,676	$36,869,783	$40,936,621	$41,729,947	$42,515,577	$35.97
Real Estate Taxes	$4,526,088	$4,411,750	$5,705,035	$5,546,690	$5,662,748	$5,337,099	$4.52
Insurance	$928,710	$970,748	$1,163,868	$1,240,791	$1,246,358	$1,439,028	$1.22
Other Operating Expenses	$8,040,352	$7,875,310	$5,657,022	$7,236,593	$7,400,663	$7,459,257	$6.31
Total Operating Expenses	$13,495,150	$13,257,808	$12,525,925	$14,024,074	$14,309,769	$14,235,384	$12.04
Net Operating Income	$28,841,986	$29,158,868	$24,343,858	$26,912,547	$27,420,178	$28,280,193	$23.93
Replacement Reserves	$0	$0	$0	$0	$0	$552,091	$0.47
TI/LC	$0	$0	$0	$0	$0	$1,181,987	$1.00
Net Cash Flow	$28,841,986	$29,158,868	$24,343,858	$26,912,547	$27,420,178	$26,546,115	$22.46

(1)	The Katy Mills Property was closed between March 18, 2020 and April 30, 2020 due to COVID-19 restrictions.
(2)	Base Rent is based on the underwritten rent roll dated May 3, 2022, with adjustments made foe executed leases and tenants that have given notice to vacate. Base Rent also includes contractual rent steps through September 2023.
(3)	Overage Rent is based on the terms of the underlying leases where applicable and represents actual contractual overage rent using TTM March 2022 sales figures from 44 tenants
(4)	There are five tenants paying % in Lieu rent: Bass Pro Shops Outdoor, H&M, XXI Forever, fye and Steve Madden. % in Lieu rent is based on the terms of the underlying leases where applicable and TTM March 2022 sales figures
(5)	Temp Tenants are inclusive of the RDP tenants. RDP lease terms are for less than a year each.
(6)	Other Income is based on the borrower sponsor’s budget and includes income from local/miscellaneous media, Simon Property Group ad panels and other miscellaneous income.
(7)	Vacancy & Credit Loss represents the actual in-place vacancy inclusive of any known lease terminations or tenants known with a high probability of vacating.
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■                Appraisal. According to the appraisal, the Katy Mills Property had an “as-is” appraised value of $393,000,000 as of May 17, 2022.

■    Environmental Matters. According to the Phase I environmental site assessment dated May 24, 2022, there was no evidence of any recognized environmental conditions or recommendations for further action at the Katy Mills Property.

■	Market Overview and Competition. The Katy Mills Property is located in Katy, Harris County, Texas, in the Houston-The Woodlands-Sugar Land, Texas Metropolitan Statistical Area (“Houston MSA”). The Houston MSA is the fifth largest metropolitan statistical area in the United States in terms of population and the fourth largest in terms of economic output. The Houston MSA is home to more than 20 major institutions of higher learning including Rice University, University of Houston, Texas Southern University, Prairie View A&M University and University of St. Thomas. The city of Houston houses the Texas Medical Center, which comprises the largest concentration of expertise in medical treatment, research and medical technology in the world. The Houston MSA’s energy industry has driven the local economy, encouraging population growth. According to the appraisal, the Houston MSA had a population of 7,246,553 in 2021, growing approximately 1.9% each year since 2010.

According to the appraisal, the 2021 population within a one-, three- and five-mile radius of the Katy Mills Property was 5,443, 91,802 and 240,077, respectively. The 2021 average household income within the same radii was $149,370, $131,968 and $136,494, respectively. Employment in the Houston MSA is concentrated in retail trade, government, health services and professional and business services, representing 13.4%, 9.9%, 9.8% and 8.7%, respectively. Phillips 66, Sysco, Enterprise Partners, Hewlett Packard, Plaines GP Holdings and Baker Hughes are the six largest employers in the Houston MSA.

The Katy Mills Property is located in Katy, Harris County, Texas, approximately 30 miles west of downtown Houston in the Houston retail market and Far Katy South retail submarket. Per a third-party market report, as of March 2022, the Houston retail market vacancy was 5.4% with average asking market rents of $21.39 PSF. The Far Katy South submarket vacancy was 4.9% with average asking market rents of $25.26 PSF. The Katy Mills Property fronts Interstate 10, just east of the intersection with Grand Parkway (Highway 99). The Katy Mills Property’s primary trade area spans an area encompassing approximately 25 miles.

Competitive Properties(1)

Property	Katy Mills	West Oaks Mall (TX)	Houston Premium Outlets	Memorial City	First Colony Mall	PlazAmericas
Year Built/Renovated	1999 / 2019	1984 / 2012	2008 / NAP	1966 / 2002	1996 / 2006	1961 / NAP
Building Size (SF)	1,181,987(2)	1,100,000	548,188	1,700,000	1,160,000	1,360,000
Anchors	AMC Theatres; Bass Pro Shops Outdoors; Burlington; Marshalls; Ross Dress For Less; Saks Fifth Avenue Off 5th (2)	Dillard's	Saks Fifth Avenue Off 5th	Apple; Cinemark; Dillard's; JCPenney; Macy's; Office Depot; Target	AMC Theatres; Dick's Sporting Goods; Dillard's; JCPenney; Macy's	Burlington Coat Factory
Occupancy	86.3%(2)	60.0%	99.0%	92.0%	100.0%	80.0%
Inline Sales PSF(3)	$515	$353	$757	$817	$762	$350
Distance to Property (Miles)	N/A	10	15	16	17	18
Ownership	Simon Property Group (63%) / Private Owner (37%)	Private Owner (100%)	Simon Property Group (100%)	Metro National Corp (100%)	NYSCRF (50%) / Brookfield (45%) / Private Owner (5%)	Private Owner (100%)

(1)	Source: Third-party research report, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated May 3, 2022.
(3)	Per third-party research for the competitive properties, excluding Apple/Tesla as applicable. The Katy Mills Property sales information is based on borrower sponsors’ provided information for in-line tenants for TTM March 2022.
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The following table presents certain information relating to the appraiser’s market rent conclusions for the Katy Mills Property:

Market Rent Summary(1)

Tenant Type	Market Rent (PSF)	Lease Term (Years)	Rent Increase Projection
Anchor	$6.00	10	10.0% in Year 6
Junior Anchor	$20.00	10	10.0% in Year 6
Major	$20.00	10	10.0% in Year 6
Over 10,000 SF	$30.00	7	3.0% per Annum
5,000 -9,999 SF	$34.00	7	3.0% per Annum
2,500-4,999 SF	$33.00	7	3.0% per Annum
1,000-2,499 SF	$43.50	7	3.0% per Annum
Less than 1,000 SF	$60.00	7	3.0% per Annum
Jewelry	$100.00	7	3.0% per Annum
Food Court	$100.00	7	3.0% per Annum
(1)	Source: Appraisal.

■	The Borrower. The borrower is Mall at Katy Mills, L.P., a Delaware limited partnership and single purpose entity (the “Katy Mills Borrower”). The general partner of the Katy Mills Borrower is Mall at Katy GP, LLC, a Delaware limited liability company and single purpose entity with two independent managers. The non-recourse carveout guarantor is Simon Property Group, L.P. Simon Property Group, L.P.’s liability as the non-recourse carveout guarantor is limited to 20% ($26,000,000) of the original principal amount of the Katy Mills Whole Loan, plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty. There is no separate environmental indemnitor for the Katy Mills Whole Loan.

The borrower sponsor is a joint venture between Simon Property Group, L.P. (62.5%) and The KanAm Group (37.5%).

Simon Property Group, L.P. is the operating partnership of Simon Property Group Inc. (“Simon Property Group”) (NYSE: SPG, S&P: “A-”), which is a global leader in the ownership of shopping, dining, entertainment and mixed-use destinations and an S&P 100 company. As of December 31, 2021, Simon Property Group owned or had an interest in 232 properties comprising 186 million SF in North America, Asia and Europe. Simon Property Group also owns an 80% interest in The Taubman Realty Group, which owns 24 regional, super-regional, and outlet malls in the U.S. and Asia. Additionally, as of December 31, 2021, Simon Property Group had a 22.4% ownership interest in Klépierre, a publicly traded, Paris-based real estate company, which owns shopping centers in 14 European countries. As of September 2022, Simon Property Group has an equity market capitalization of over $29.3 billion. See “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The KanAm Group ("KanAm"), with its main offices in Munich, Frankfurt and Atlanta, is one of Germany's leading sponsors of international real estate funds. Since its founding in 1978, KanAm has initiated forty-four real estate funds and private placements for private and institutional investors, including twenty-five closed-end funds in the United States. KanAm currently owns interests in 138 properties worldwide, including six mall centers managed by Simon Property Group. As of March 2022, KanAm managed approximately $10.7 billion in assets.

■	Escrows. At loan origination, the Katy Mills Borrower deposited $1,013,945 into an outstanding TI/LC reserve for outstanding landlord obligations. In addition the Katy Mills Borrower deposited $1,947,500 with the Chicago Title Insurance Company in order to fund certain tenant improvement cost allowances owed to The Cheesecake Factory that is held outside of the Benchmark 2022-B37 trust. The Katy Mills Borrower is permitted to provide a letter of credit or guaranty from a Katy Mills Borrower affiliate approved by the lender in lieu of such cash deposit, and upon the delivery of such letter of credit or guaranty in accordance with the Katy Mills Whole Loan agreement, any amounts then in the outstanding TI/LC reserve are required to be promptly disbursed to the Katy Mills Borrower. No such letter of credit or guaranty was provided at loan origination. Pursuant to the Katy Mills Whole Loan documents, the lender is required to disburse the remaining balance in the outstanding TI/LC reserve at any time such balance equals or is less than $500,000.

Tax Reserve – On each monthly payment date, the Katy Mills Borrower is required to deposit to a real estate tax reserve an amount equal to 1/12 of the annual estimated real estate taxes (i) during a Control Event (as defined below), (ii) during a Lockbox Event Period, or (iii) upon the Katy Mills Borrower’s failure to provide to the lender

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KATY MILLS

evidence of timely payment of taxes. In lieu of monthly deposits to the real estate tax reserve, the Katy Mills Borrower is permitted to provide a letter of credit for such amounts.

Insurance Reserve – On each monthly payment date, the Katy Mills Borrower is required to deposit to the insurance reserve an amount equal to 1/12 of the annual estimated insurance premiums (i) during a Control Event, (ii) during a Lockbox Event Period, or (iii) upon the Katy Mills Borrower’s failure to provide to the lender evidence of the renewal of a blanket policy to the extent the Katy Mills Borrower maintains insurance pursuant to a blanket policy. In lieu of monthly deposits to the insurance reserve, the Katy Mills Borrower is permitted to provide a letter of credit for such amounts.

Replacement Reserve – On each monthly payment date, the Katy Mills Borrower is required to deposit to a replacement reserve $46,008, subject to a cap of $1,104,183 (except such cap will not apply during a Lockbox Event Period). In lieu of monthly deposits to the replacement reserve, the Katy Mills Borrower is permitted to provide a letter of credit for such amounts.

TI/LC Reserve – On each monthly payment date, the Katy Mills Borrower is required to deposit $98,487 for future tenant improvements and leasing commissions, subject to a cap of $2,363,678 (except such cap will not apply during a Lockbox Event Period). In lieu of monthly deposits to the TI/LC reserve, the Katy Mills Borrower is permitted to provide a letter of credit for such amounts.

■	Lockbox and Cash Management. The Katy Mills Whole Loan is structured with a hard lockbox and springing cash management. All rents from the Katy Mills Property are required to be deposited directly to the lockbox account and, so long as no Lockbox Event Period is continuing, funds in the lockbox account will be transferred to the Katy Mills Borrower’s operating account. During a Lockbox Event Period, the Katy Mills Borrower will not have access to the funds in the lockbox account and such funds will be transferred to the lender-controlled cash management account and disbursed according to the Katy Mills Whole Loan documents. During a Lockbox Event Period, all excess cash is required to be held by the lender as additional security for the Katy Mills Whole Loan; provided that excess cash will be disbursed at the direction of the Katy Mills Borrower in the event of shortfalls in certain monthly expense items.

A “Control Event” means if one or more of Simon Property Group, L.P. and Simon Property Group does not own at least 62.5% of the direct or indirect interests in the Katy Mills Borrower or does not control the Katy Mills Borrower.

A “Lockbox Event Period” will (a) commence upon the occurrence of: (i) an event of default, (ii) a bankruptcy action of the Katy Mills Borrower, (iii) a bankruptcy action of the property manager, provided that the property manager is not replaced within 60 days, (iv) a Debt Yield Trigger Event (as defined below), or (v) a Major Tenant Trigger Event (as defined below) (each of clauses (a)(i) through (a)(iv), a “Lockbox Event”) and (b) end upon the occurrence of the following: if caused solely by (i) the occurrence of a Debt Yield Trigger Event, the expiration of such Debt Yield Trigger Event, (ii) an event of default, the acceptance by the lender of a cure of such event of default, (iii) a bankruptcy action of the property manager, if the Katy Mills Borrower replaces the property manager with a qualified manager under a replacement management agreement within 60 days or such bankruptcy action of the property manager is discharged or dismissed within 90 days without any adverse consequences to the Katy Mills Property or the Katy Mills Whole Loan, (iv) the occurrence of a Major Tenant Trigger Event, so long as only one Major Tenant Trigger Event exists, the earlier to occur of (x) the date on which the applicable Major Tenant Threshold Amount (as defined below) has been deposited in the excess cash reserve account or (y) a Major Tenant Trigger Event Cure (as defined below); provided, however, that each of the foregoing cures will be subject to the following: (1) no other Lockbox Event has occurred and be continuing, (2) no other event of default has occurred and is continuing, (3) the Katy Mills Borrower may not cure a Lockbox Event more than a total of five times in the aggregate during the term of the Katy Mills Whole Loan and may not cure a Lockbox Event triggered by a bankruptcy action of the Katy Mills Borrower at any time during the term of the Katy Mills Whole Loan, and (4) the Katy Mills Borrower has paid all of the lender’s reasonable out-of-pocket expenses incurred in connection with such cure, including reasonable attorney’s fees and expenses.

A “Debt Yield Trigger Event” will commence when, as of any date of determination, the debt yield based on the trailing four calendar quarter period immediately preceding such date of determination is less than 15.0% for two consecutive calendar quarters and will expire on the date that the debt yield is 15.0% or greater for two consecutive calendar quarters.

A “Major Tenant” means (i) Bass Pro Shops Outdoor, (ii) Burlington, (iii) AMC Theaters and/or (iv) any replacement tenant that occupies at least 50% of the square footage of the premises occupied by one or more of such tenants.

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KATY MILLS

A “Major Tenant Trigger Event” will commence during any of a (i) Major Tenant Bankruptcy Event (as defined below), (ii) Major Tenant Operations Event (as defined below) or (iii) Major Tenant Renewal Event (as defined below).

A “Major Tenant Trigger Event Cure” means (i) the applicable Major Tenant has assumed, and any applicable bankruptcy court has affirmed, such assumption of the Major Tenant lease, and such Major Tenant is in occupancy of its full space, (ii) the applicable Major Tenant continuously operates its business at the Katy Mills Property for a period of no less than 30 consecutive days during normal business hours and is paying full rent as is required under its lease or (iii) (A) the date on which the applicable Major Tenant renews and/or extends its lease, (B) not less than 50% of the space demised by the Major Tenant lease has been leased to one or more new tenants pursuant to leases entered into in accordance the Katy Mills Whole Loan documents, and (C) the applicable Major Tenant Threshold Amount has been deposited in the excess cash reserve account.

A “Major Tenant Bankruptcy Event” will commence upon a bankruptcy action of a Major Tenant and will expire on the date that the Major Tenant has assumed, and any applicable bankruptcy court has affirmed, such assumption of the Major Tenant lease, and such Major Tenant is in occupancy of its full space.

A “Major Tenant Operations Event” will (1) commence upon the date on which a Major Tenant goes dark or vacates, on a permanent basis (or for more than 90 consecutive days with an intention to vacate permanently), its demised space at the Katy Mills Property; provided that none of the following will constitute a Major Tenant Operations Event: (a) a temporary closure in connection with a restoration or renovation, (b) any other temporary closure with a duration of less than 90 days, (c) a temporary closure in compliance with applicable law, regulations and/or governmental mandates, or (d) a temporary closure related to COVID-19 mandated stay-at-home closures, and (2) expire when the applicable Major Tenant continuously operates its business at the Katy Mills Property for a period of no less than 30 consecutive days during normal business hours and is paying full rent as is required under the applicable Major Tenant lease.

A “Major Tenant Renewal Event” will commence upon the earlier of (x) the date on which such Major Tenant gives notice that it will not be renewing the Major Tenant lease in accordance with its terms, and (y) the date that is six months prior to the date of lease expiration, and will expire upon (a) the date on which the Major Tenant renews and/or extends its lease, (b) not less than 50% of the space demised by the Major Tenant lease being leased to one or more new tenants, or (c) the applicable Major Tenant Threshold Amount being deposited in the excess cash reserve account.

A “Major Tenant Threshold Amount” means with respect to (i) the space occupied by Bass Pro Shops Outdoor, $7,235,100, (ii) with respect to the space occupied by Burlington, $5,004,150 and (iii) with respect to the space occupied by AMC Theatres, $3,833,550.

■	Property Management. The Katy Mills Property is managed by Simon Management Associates II, LLC, an affiliate of the Katy Mills Borrower.
■	Current Mezzanine or Secured Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.
■	Terrorism Insurance. The Katy Mills Borrower is required to obtain and maintain property insurance and business interruption insurance for 24 months plus a 365-day extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism; provided that the Katy Mills Borrower is permitted to maintain terrorism coverage with a licensed captive insurance company that is affiliated with the borrower sponsor if certain conditions set forth in the related Katy Mills Whole Loan documents are satisfied, and if the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, the Katy Mills Borrower will only be required to pay for terrorism insurance through such captive insurance company a maximum of two times the annual insurance premiums payable for the Katy Mills Property at the time with respect to the property and business income or rental income insurance interruption policies (excluding the terrorism and earthquake components of such premiums). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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TANGER OUTLETS COLUMBUS

UNDER ARMOUR

COACH

71

VICTORIA'S SECRET
KAY

THE NORTH FACE
SPERRY

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TANGER OUTLETS COLUMBUS

adidas
kate spade
RISE PIES
SPERRY
Columbia
PUMA
Auntie Anne's
Clarks
asics
FOSSIL
TALBOTS
JOHNSTON & MURPHY
LOFT
BANANA REPUBLIC
levi's
CONVERSE
UGG
Brooks Brothers
Cole Haan
VICTORIA'S SECRET
Vera Bradley
COACH
J.CREW
ANN TAYLOR
POLO RALPH LAUREN
KAY
claire's
MICHAEL KORS
LE CREUSET
carter's
Calvin Klein
Bath&BodyWorks
Lee
HOT TOPIC
LANE BRYANT
TORRID
GAP
EXPRESS
JOCKEY
maurices
Famous Footwear
AMERICAN EAGLE OUTFITTERS
Kirkland's
OLD NAVY
DIRECT TOOLS
N
10k+ SF
In-line
Vacant
Temporary

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TANGER OUTLETS COLUMBUS

MAP © 2022 CARTIFACT
DATA © OSM CONTRIBUTORS
Tanger Outlets Columbus
400 South Wilson Road
Sunbury, OH 43074
Kilbourne
Delaware
Ohio Wesleyan University
Glennwood Commons
Delaware Community Plaza
Delaware Golf Club
Glenross Golf Club
Seymour Nature Preserve
NorthStar Golf Club
Double Eagle Golf Club
Alum Creek
Alum Creek Lake
Sunbury
Sunbury Mills Plaza
Arrowhead Lakes Golf Club
Galena
Char-Mar Ridge Preserve
Pullman Shopping Center
Lewis Center
Alum Creek State Park Beach
Orange
NorthPointe Plaza
Powell Center
Oak Creek Center
Gemini Place
Topgolf
Highbanks Metro Park
Polaris Fashion Place
Polaris Towne Center
JPMorgan Chase McCoy Center
Columbus
Park Place Center
DHL
Northgate Plaza
Northridge Crossing
Westerville
Otterbein University
Detroit
MI
Toledo
Cleveland
Fort Wayne
Lima
PA
OH
Pittsburgh
IN
Columbus
Dayton
Cincinnati
WV
KY
Charleston

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TANGER OUTLETS COLUMBUS
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Sunbury, Ohio	Cut-off Date Balance(2)		$31,950,000
Property Type	Retail	Cut-off Date Balance per SF(1)		$199.86
Size (SF)	355,245	Percentage of Initial Pool Balance		3.8%
Total Occupancy as of 9/6/2022	97.2%	Number of Related Mortgage Loans		2
Owned Occupancy as of 9/6/2022	97.2%	Type of Security		Fee
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate		6.25150%
Appraised Value	$121,300,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$15,525,783
Underwritten Expenses	$6,214,931	Escrows(3)
Underwritten Net Operating Income (NOI)	$9,310,852		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,551,694	Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	58.5%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)	58.5%	Replacement Reserves	$0	Springing
DSCR Based on Underwritten NOI / NCF(1)	2.07x / 1.90x	TI/LC	$0	$59,208
Debt Yield Based on Underwritten NOI / NCF(1)	13.1% / 12.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$71,000,000	99.0%	Loan Payoff	$71,183,233	99.2%
Principal’s New Cash Contribution	733,943	1.0	Closing Costs	550,710	0.8

Total Sources	$71,733,943	100.0%	Total Uses	$71,733,943	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Tanger Outlets Columbus Whole Loan (as defined below) of $71.0 million.
(2)	The Tanger Outlets Columbus Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $71.0 million.
(3)	See “—Escrows” below.
▪	The Mortgage Loan. The Tanger Outlets Columbus loan (the “Tanger Outlets Columbus Loan”) is part of a whole loan consisting of two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $71,000,000 (the “Tanger Outlets Columbus Whole Loan”) secured by a first mortgage encumbering the borrower’s fee interest in regional outlet center located in Sunbury, Ohio (the “Tanger Outlets Columbus Property”). The Tanger Outlets Columbus Loan is evidenced by the non-controlling note A-2, which had an original balance and has an outstanding balance as of the Cut-off Date of $31,950,000. The controlling note A-1 had an original balance and has an outstanding balance as of the Cut-off Date of $39,050,000.

The Tanger Outlets Columbus Whole Loan was co-originated by Goldman Sachs Bank USA and Wells Fargo Bank, National Association on September 22, 2022. The Tanger Outlets Columbus Whole Loan has a 10-year interest only term and accrues interest at a fixed rate of 6.25150% per annum. The Tanger Outlets Columbus Whole Loan proceeds were used to refinance the Tanger Outlets Columbus Property and pay origination costs.

The Tanger Outlets Columbus Whole Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The scheduled maturity date of the Tanger Outlets Columbus Whole Loan is the due date in October 2032. Voluntary prepayment of the Tanger Outlets Columbus Whole Loan in whole (but not in part) is permitted after April 1, 2032 without payment of any prepayment premium. Defeasance of the Tanger Outlets Columbus Whole Loan in whole (but not in part) is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note of the Tanger Outlets Columbus Whole Loan to be securitized and (ii) November 1, 2025. If either pari passu note is not securitized by November 1, 2025, the borrower may prepay the non-securitized pari passu note (and such prepayment must include a yield maintenance premium) in conjunction with defeasance of any securitized pari passu note.

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The table below summarizes the promissory notes that comprise the Tanger Outlets Columbus Whole Loan. The relationship between the holders of the Tanger Outlets Columbus Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$39,050,000	$39,050,000	Wells Fargo Bank, National Association(1)	Yes
A-2	31,950,000	31,950,000	Benchmark 2022-B37	No
Total	$71,000,000	$71,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.
▪	The Mortgaged Property. The Tanger Outlets Columbus Property is a 355,245 SF outlet center located in the north portion of the Columbus, Ohio metropolitan statistical area (the “Columbus MSA”). The Tanger Outlets Columbus Property is situated at the intersection of Interstate 71 and State Route 36 and includes over 70 shops, serving as the only outlet center within 50 miles. The Tanger Outlets Columbus Property is positioned in the western part of Sunbury, Ohio, a suburb in proximity to several golf clubs and east of the Alum Creek Lake. The Tanger Outlets Columbus Property is approximately 20 miles north of Columbus, which holds several demand drivers, including Ohio State University, JP Morgan Chase & Co., and Nationwide Mutual Insurance Company. The Tanger Outlets Columbus Property is located next to Interstate 71, which has a daily traffic count of roughly 75,000. The Tanger Outlets Columbus Property also stands to benefit from the planned development of the Big Walnut Interchange, a second highway interchange directly south of the Tanger Outlets Columbus Property that is anticipated to help relieve congestion at I-71 and improve regional access for southern Delaware County.

The largest tenant by underwritten base rent, Under Armour (12,000 square feet; 3.4% of net rentable area; 3.9% of underwritten base rent), is a sports equipment and apparel manufacturer founded in 1996 by Kevin Plank, who currently serves as Executive Chairman. The company is headquartered in Baltimore, Maryland.

The second largest tenant by underwritten base rent, Nike (14,953 square feet; 4.2% of net rentable area; 3.7% of underwritten base rent) is a multinational sports equipment and apparel manufacturer founded by Phil Knight in 1964. The company is headquartered in Beaverton, Oregon.

The third largest tenant by underwritten base rent, North Face (8,800 square feet; 2.5% of net rentable area; 3.3% of underwritten base rent) is an outdoor recreation products company that was founded by Douglas Tompkins and Susie Tompkins Buell. The company is headquartered in Denver, Colorado and is a subsidiary of VF Corporation.

The following table presents certain information relating to the major tenants at the Tanger Outlets Columbus Property:

Ten Largest Owned Tenants Based On Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Tenant Sales $ per SF(4)	Occupancy Cost(4)	Lease Expiration	Renewal / Extension Options
Under Armour	NR/Ba3/BB	12,000	3.4%	$324,600	3.9%	$27.05	$712	7.2%	6/30/2026	None
Nike	NR/A1/AA-	14,953	4.2	309,228	3.7	20.68	$1,027	4.1%	6/30/2026	1, 5-year option
North Face	NR/Baa1/A-	8,800	2.5	270,600	3.3	30.75	$513	10.8%	6/30/2026	None
Old Navy	NR/Ba3/BB	15,000	4.2	249,696	3.0	16.65	$359	10.4%	6/30/2026	1, 5-year option
Express Factory	NR/NR/NR	7,460	2.1	240,506	2.9	32.24	$398	14.4%	1/31/2027	None
Columbia Sportswear	NR/NR/NR	8,139	2.3	238,101	2.9	29.25	$445	9.7%	1/31/2027	None
J. Crew	NR/NR/NR	6,507	1.8	230,803	2.8	35.47	$324	11.6%	3/31/2024	1, 5-year option
American Eagle Off Campus	NR/NR/NR	8,506	2.4	230,179	2.8	27.06	$651	7.8%	1/31/2029	None
Victoria’s Secret	NR/B1/BB-	8,000	2.3	224,000	2.7	28.00	$507	9.9%	1/31/2027	None
Tommy Hilfiger	NR/NR/NR	8,000	2.3	211,538	2.6	26.44	$290	18.2%	6/30/2026	None
Ten Largest Owned Tenants		97,365	27.4%	$2,529,251	30.5%	$25.98
Remaining Occupied		247,828	69.8	5,750,673	69.5	23.20
Vacant Spaces		10,052	2.8	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		355,245	100.0%	$8,279,924	100.0%	$23.99

(1)	Based on the underwritten rent roll dated September 6, 2022, with rent steps through September 2023. Certain tenants may have co-tenancy provisions.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps underwritten through the termination option per the tenant’s lease.
(4)	Tenant Sales $ per SF and Occupancy Cost were provided by the borrower sponsors. Tenant Sales $ per SF is as of TTM August 2022.
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TANGER OUTLETS COLUMBUS

The following table presents certain information relating to the lease rollover schedule at the Tanger Outlets Columbus Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	4,999	1.4%	1.4%	$146,287	1.8%	$29.26	1
2022	21,980	6.2	7.6%	496,111	6.0	22.57	6
2023	43,761	12.3	19.9%	482,376	5.8	11.02	13
2024	30,605	8.6	28.5%	857,139	10.4	28.01	6
2025	0	0.0	28.5%	0	0.0	0.00	0
2026	162,240	45.7	74.2%	4,245,850	51.3	26.17	34
2027	54,452	15.3	89.5%	1,474,875	17.8	27.09	14
2028	0	0.0	89.5%	0	0.0	0.00	0
2029	13,256	3.7	93.3%	276,691	3.3	20.87	3
2030	8,900	2.5	95.8%	194,505	2.3	21.85	1
2031	5,000	1.4	97.2%	106,090	1.3	21.22	1
2032 & Thereafter	0	0.0	97.2%	0	0.0	0.00	0
Vacant	10,052	2.8	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	355,245	100.0%		$8,279,924	100.0%	$23.99	79

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.
(2)	Based on the underwritten rent roll dated September 6, 2022, with rent steps through September 2023.
(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps through September 2023, totaling approximately $112,045.

The following table presents certain information relating to historical occupancy at the Tanger Outlets Columbus Property:

Historical Leased %(1)

2019	2020	2021	As of 9/6/2022
96.8%	94.2%	96.1%	97.2%

(1)	As provided by the borrower and represents occupancy as of December 31 for the indicated year unless otherwise specified.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Tanger Outlets Columbus Property:

Cash Flow Analysis

	2019	2020	2021	TTM 6/30/2022	Underwritten	Underwritten $ per SF
Base Rent(1)	$7,900,598	$6,620,296	$7,818,319	$8,142,490	$8,167,879	$22.99
Rent Steps(1)	0	0	0	0	112,045	0.32
Vacant Income	0	0	0	0	289,734	0.82
Reimbursements	7,347,479	6,403,646	5,949,679	5,824,816	5,523,891	15.55
Vacancy & Credit Loss	0	0	0	0	(289,734)	(0.82)
Bad Debt	0	0	0	(6,618)	0	0.00
Other Income(2)	1,389,138	949,359	2,146,068	2,031,583	1,721,968	4.85
Effective Gross Income	$16,637,215	$13,973,301	$15,914,066	$16,005,507	$15,525,783	$43.70

Real Estate Taxes	$2,354,512	$2,498,311	$2,246,311	$2,344,390	$2,341,483	$6.59
Insurance	100,250	108,768	121,640	163,955	134,631	0.38
Repairs & Maintenance	1,892,482	1,414,458	1,725,976	1,718,545	1,889,876	5.32
Management Fee	696,014	594,709	753,227	769,337	621,031	1.75
Other Operating Expenses	1,488,838	1,306,965	1,330,758	1,363,989	1,227,910	3.46
Total Operating Expenses	$6,532,096	$5,923,211	$6,177,912	$6,360,216	$6,214,931	$17.49

Net Operating Income	$10,105,119	$8,050,090	$9,736,154	$9,645,291	$9,310,852	$26.21
Replacement Reserves	0	0	0	0	88,811	0.25
TI/LC	0	0	0	0	670,347	1.89
Net Cash Flow	$10,105,119	$8,050,090	$9,736,154	$9,645,291	$8,551,694	$24.07

(1)	Underwritten Base Rent is based on the underwritten rent roll as of September 6, 2022, with rent steps through September 2023.
(2)	Other Income consists of Percentage Rent, Specialty Leasing, and income derived from storage rents, signage, Tanger Club (membership program) and marketing partnerships.
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TANGER OUTLETS COLUMBUS

▪	Appraisal. According to the appraisal, the Tanger Outlets Columbus Property had an “as-is” appraised value of $121,300,000 as of August 1, 2022.
▪	Environmental Matters. According to the Phase I environmental report dated as of August 12, 2022, there are no recognized environmental conditions or recommendations for further action at the Tanger Outlets Columbus Property.
▪	Market Overview and Competition. The Tanger Outlets Columbus Property is located in Delaware County, Ohio, one of 10 counties within the Columbus MSA. The Tanger Outlets Columbus Property is 22 miles north of the city of Columbus, the largest city in the state with an estimated population of 2.1 million residents.

Columbus is home to a number of Fortune 500 companies, including Cardinal Health, Nationwide, American Electric Power and Big Lots. The market is also supported by the corporate headquarters of retailers such as Limited Brands, Abercrombie & Fitch and Tween Brands.

The Columbus annualized population growth over the last decade was nearly double the rate of the nation, averaging 1.2% annually from 2011 through 2021. Of the 10 counties within the Columbus MSA, Delaware County was the fastest growing county over the last decade.

Columbus has a younger and more educated population when compared to the rest of the nation, with median age of 36 years and 36.2% of residents having a bachelor’s degree or higher. According the US Census, Delaware County’s average household income was $152,291 in 2021.

▪	The Borrower. The borrower is Columbus Outlets, LLC, a Delaware limited liability company. The borrower is a single purpose bankruptcy-remote entity with two independent managers in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Tanger Outlets Columbus Whole Loan.

The borrower sponsors and non-recourse carveout guarantors are Simon Property Group, L.P. (“Simon”) and Tanger Properties Limited Partnership (“Tanger”). Simon Property Group (NYSE: SPG) (“SPG”) develops and manages premier shopping, dining, entertainment and mixed-use destinations. As of June 30, 2022, SPG owned or held an interest in 198 income-producing properties in the United States. SPG also owns an 80% non-controlling interest in the Taubman Realty Group, LLC, which has an interest in 24 regional, super-regional and outlet malls in the U.S. and Asia. Internationally, as of June 30, 2022, SPG had ownership in 33 Premium Outlets and Designer Outlet properties primarily located in Asia, Europe and Canada as well as a 22.4% equity stake in Klépierre SA, a publicly traded Paris-based real estate company which owns or has an interest in shopping centers located in 14 countries throughout Europe. Tanger is a real estate investment trust founded in 1981. As of December 31, 2021, Tanger owned 36 centers in 20 major U.S. states and Canadian Metros.

Pursuant to the Tanger Outlets Columbus Whole Loan documents, so long as one or more of Simon Property Group, Inc. or an affiliate of Simon is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s liability is limited to $14,200,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

▪	Escrows. At origination of the Tanger Outlets Columbus Whole Loan, the borrower was not required to deposit any upfront reserves.

Tax Reserve – During a Tanger Outlets Columbus Lockbox Event Period or at any time (x) any taxes are not paid by the borrower prior to the assessment of any penalty for late payment and prior to the date that such taxes become delinquent (unless the borrower is contesting such taxes in accordance with the terms of the Tanger Outlets Columbus Whole Loan documents), or (y) upon request of the lender, the borrower fails to promptly provide evidence reasonably satisfactory to the lender that such taxes have been paid prior to the assessment of any penalty for late payment and prior to the date that such taxes become delinquent (unless the borrower is contesting such taxes in accordance with the terms of the Tanger Outlets Columbus Whole Loan documents), the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the reasonably estimated annual real estate taxes; in lieu of remitting such amounts for deposit, the borrower may fund the tax reserve by delivering to the lender (i) upon at least ten days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no Tanger Outlets Columbus Control Event or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Tanger Outlets Columbus Whole Loan documents.

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TANGER OUTLETS COLUMBUS

Insurance Reserve – In the event that during a Tanger Outlets Columbus Lockbox Event Period the borrower has not provided satisfactory evidence to the lender that the Tanger Outlets Columbus Property is covered by policies that are being maintained as part of a reasonably acceptable blanket insurance policy in accordance with the Tanger Outlets Columbus Whole Loan documents, the borrower is required to deposit into an insurance reserve, 1/12 of reasonably estimated insurance premiums unless the borrower maintains a blanket policy in accordance with the Tanger Outlets Columbus Whole Loan documents; in lieu of remitting such amounts for deposit, the borrower may fund the insurance reserve by delivering to the lender (i) upon at least ten days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no Tanger Outlets Columbus Control Event or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Tanger Outlets Columbus Whole Loan documents.

Replacement Reserve – On each monthly payment date during a Tanger Outlets Columbus Lockbox Event Period, the borrower is required to deposit into a replacement reserve, an amount equal to $7,401 if the balance on deposit in the replacement reserve account is less than $177,623 for reasonably estimated replacements and repairs required to be made to the Tanger Outlets Columbus Property during each calendar year; provided, however, that so long as no Tanger Outlets Columbus Control Event or event of default is continuing, in lieu of remitting such amounts for deposit, the borrower may fund the replacement reserve by delivering to the lender (i) upon at least ten days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no Tanger Outlets Columbus Control Event or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Tanger Outlets Columbus Whole Loan documents.

TI/LC Reserve – The borrower is required to deposit into a rollover reserve, on a monthly basis, an amount equal to $59,208 if the balance of the rollover reserve falls below $2,841,960 (provided that no such cap will apply during a Tanger Outlets Columbus Lockbox Event Period); in lieu of remitting such amounts for deposit, the borrower may fund the rollover reserve by delivering to the lender (i) upon at least ten days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no Tanger Outlets Columbus Control Event or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Tanger Outlets Columbus Whole Loan documents.

A “Tanger Outlets Columbus Control Event” means if one or more of Simon and Simon Property Group, Inc. does not own at least 50% of the direct or indirect interests in the borrower or does not control the borrower.

▪	Lockbox and Cash Management. The Tanger Outlets Columbus Whole Loan is structured with a hard lockbox and springing cash management. At origination of the Tanger Outlets Columbus Whole Loan, the borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to, and is required to cause the property manager to, cause all amounts constituting rents received by the borrower or the property manager with respect to the Tanger Outlets Columbus Property to be deposited into the lockbox account or a lender-controlled cash management account by the end of the second business day following receipt. In addition, the borrower is required to, and is required to cause the property manager to, instruct all persons that maintain open accounts with the borrower or property manager with respect to the Tanger Outlets Columbus Property or with whom the borrower or property manager does business on an “accounts receivable” basis with respect to the Tanger Outlets Columbus Property to deliver all payments due under such accounts to the lockbox account. On a weekly basis during the continuance of a Tanger Outlets Columbus Lockbox Event Period under the Tanger Outlets Columbus Whole Loan documents, all amounts in the lockbox are required to be remitted to the cash management account. On a weekly basis at any time no Tanger Outlets Columbus Lockbox Event Period is in effect, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a Tanger Outlets Columbus Lockbox Event Period, all funds on deposit in the cash management account after payment of debt service on the Tanger Outlets Columbus Whole Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Tanger Outlets Columbus Whole Loan.

A “Tanger Outlets Columbus Lockbox Event Period” means the period commencing on the occurrence of a Tanger Outlets Columbus Lockbox Event and continuing until the occurrence of the applicable Tanger Outlets Columbus Lockbox Termination Event (as defined below).

A “Tanger Outlets Columbus Lockbox Event” means the occurrence of: (i) an event of default; (ii) any bankruptcy action of the borrower; (iii) a bankruptcy action of the property manager if the property manager is an affiliate of the

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TANGER OUTLETS COLUMBUS

borrower, provided that the property manager is not replaced within 60 days with a qualified property manager; or (iv) a Tanger Outlets Columbus Debt Yield Trigger Event (as defined below).

A “Tanger Outlets Columbus Debt Yield Trigger Event” means, as of any date of determination, the debt yield based on the trailing four calendar quarter period immediately preceding such date of determination is less than 10.25% for two consecutive calendar quarters.

A “Tanger Outlets Columbus Lockbox Termination Event” means (a) if the Tanger Outlets Columbus Lockbox Event is caused solely by the occurrence of a Tanger Outlets Columbus Debt Yield Trigger Event, the achievement of a debt yield for the Tanger Outlets Columbus Whole Loan of 10.25% or greater for two consecutive calendar quarters, (b) if the Tanger Outlets Columbus Lockbox Event is caused solely by an event of default, the acceptance by the lender of a cure of such event of default (which cure the lender is not obligated to accept and may reject or accept in its sole and absolute discretion) provided that the lender has not accelerated the loan, moved for a receiver or commenced foreclosure proceedings or (c) if the Tanger Outlets Columbus Lockbox Event is caused solely by a bankruptcy action of the property manager, if the borrower replaces the property manager with a qualified property manager under a replacement property management agreement within 60 days or such bankruptcy action of the property manager is discharged or dismissed within 90 days without any adverse consequences to the Tanger Outlets Columbus Property or the Tanger Outlets Columbus Whole Loan; provided, however, that, each such Tanger Outlets Columbus Lockbox Termination Event is subject to the following conditions: (i) no other Tanger Outlets Columbus Lockbox Event has occurred and is continuing, (ii) no other event of default has occurred and is continuing under the Tanger Outlets Columbus Whole Loan documents, (iii) the borrower may not cure a Tanger Outlets Columbus Lockbox Event (x) more than a total of five times in the aggregate during the term of the Tanger Outlets Columbus Whole Loan or (y) triggered by a bankruptcy action of the borrower at any time during the term of the Tanger Outlets Columbus Whole Loan and (iv) the borrower has paid all of the lender’s reasonable out-of-pocket expenses incurred in connection with such Tanger Outlets Columbus Lockbox Termination Event, including reasonable attorney’s fees and expenses.

▪	Property Management. The Tanger Outlets Columbus Property is managed collectively by Tanger Management, LLC and Simon Management Associates II, LLC, which are affiliates of the borrower sponsor.
▪	Current Mezzanine or Secured Subordinate Indebtedness. None.
▪	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.
▪	Release of Collateral. Not permitted.
■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Tanger Outlets Columbus Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
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EXCHANGERIGHT NET LEASED PORTFOLIO #58

Walgreens

Walgreens – Wyncote, PA

Aldi – Tulsa, OK

Dollar Tree – De Soto, MO

FAMILY DOLLAR

Family Dollar – Fort Worth, TX

CVS/pharmacy

CVS – Parkersburg, WV

DOLLAR TREE

Dollar Tree – Roanoke, VA

DOLLAR TREE

Dollar Tree – Harrah, OK

CVS/pharmacy

CVS – Chalfont, PA

DOLLAR GENERAL

Dollar General – Diamond, IL

DOLLAR TREE

Dollar Tree – Herrin, IL

FAMILY DOLLAR

Family Dollar – Warren, OH

Dollar Tree – De Soto, MO

Huntington

Huntington Bank – Canton, MI

Dollar Tree – Cowpens, SC

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EXCHANGERIGHT NET LEASED PORTFOLIO #58

MAP © 2022 CARTIFACT
Great Falls
Minot
International Falls
Fargo
Bismarck
Helena
Billings
Minneapolis
Pierre
Sioux Falls
Casper
Milwaukee
Chicago
Detroit
Des Moines
Omaha
Cheyenne
Salt Lake City
Cleveland
Indianapolis
Pittsburgh
Buffalo
Syracuse
Burlington
Augusta
Boston
New York
Philadelphia
Baltimore
Washington, D.C.
Denver
Colorado Springs
Kansas City
St. Louis
Charleston
Norfolk
Nashville
Knoxville
Tulsa
Santa Fe
Flagstaff
Amarillo
Oklahoma City
Little Rock
Memphis
Charlotte
Albuquerque
Phoenix
Tucson
Columbia
Wilmington
Atlanta
Fort Worth
Dallas
Shreveport
Jackson
El Paso
Savannah
Atlantic Ocean
Austin
Tallahassee
Jacksonville
San Antonio
Houston
New Orleans
Orlando
Tampa
Laredo
Corpus Christi
Gulf of Mexico
Matamoros
Miami
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2
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4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25

ExchangeRight Net Leased Portfolio #58

	PROPERTY NAME	ADDRESS	CITY	STATE	ZIP CODE
1	Aldi - Tulsa	2711 South Harvard Avenue	Tulsa	OK	74114
2	Hobby Lobby - Arnold	30 Arnold Mall	Arnold	MO	63010
3	Walgreens - Rock Falls	1700 1st Avenue	Rock Falls	IL	61071
4	CVS Pharmacy - Chalfont	298 West Butler Avenue	Chalfont	PA	18914
5	Walgreens - Wyncote	2727 West Cheltenham Avenue	Wyncote	PA	19095
6	CVS Pharmacy - Parkersburg	4418 Emerson Avenue	Parkersburg	WV	26104
7	Huntington Bank - Canton	47152 Michigan Avenue	Canton	MI	48188
8	Dollar Tree - Herrin	1704 South Park Avenue	Herrin	IL	62948
9	Dollar General - Diamond	1185 East Division Street	Diamond	IL	60416
10	Dollar Tree - Chicago	4800 West Fullerton Avenue	Chicago	IL	60639
11	Dollar General - Ocala	2685 Northeast 14th Street	Ocala	FL	34470
12	Dollar Tree - Harrah	3158 South Harrah Road	Harrah	OK	73045
13	Dollar Tree - De Soto	12949 Missouri Highway 21	De Soto	MO	63020
14	Dollar General - Butler	511 Route 422 East	Butler	PA	16002
15	Family Dollar - Fort Worth	2300 Mansfield Highway	Fort Worth	TX	76119
16	Dollar Tree - Cowpens	5401 North Main Street	Cowpens	SC	29330
17	Dollar Tree - Fairfield	6621 Aaron Aronov Drive	Fairfield	AL	35064
18	Dollar Tree - Roanoke	4952 Valley View Boulevard North	Roanoke	VA	24012
19	Family Dollar - Jacksonville	2100 Burgaw Highway	Jacksonville	NC	28540
20	Dollar Tree - San Elizario	13272 Socorro Road	San Elizario	TX	79849
21	Dollar General - Topeka	4210 Northwest Topeka Boulevard	Topeka	KS	66617
22	Family Dollar - Warren	1840 Elm Road Northeast	Warren	OH	44483
23	Dollar General - Pembroke	3151 Union Chapel Road	Pembroke	NC	28372
24	Dollar General - Mount Airy	1560 East Pine Street	Mount Airy	NC	27030
25	Family Dollar - East Canton	406 Noble Street West	East Canton	OH	44730

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EXCHANGERIGHT NET LEASED PORTFOLIO #58
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	25	Loan Seller		CREFI
Location (City/State)(1)	Various	Cut-off Date Balance		$31,135,000
Property Type	Retail	Cut-off Date Balance per SF		$98.11
Size (SF)	317,364	Percentage of Initial Pool Balance		3.7%
Total Occupancy as of 10/1/2022	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/1/2022	100.0%	Type of Security		Fee
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		5.29000%
Appraised Value(1)	$63,920,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$3,514,624
Underwritten Expenses	$105,439	Escrows(2)
Underwritten Net Operating Income (NOI)	$3,409,186		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,361,581	Taxes	$271,342	$54,268
Cut-off Date LTV Ratio	48.7%	Insurance	$0	Springing
Maturity Date LTV Ratio	48.7%	Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF	2.04x / 2.01x	TI/LC	$500,000	Springing
Debt Yield Based on Underwritten NOI / NCF	10.9% / 10.8%	Other(3)	$229,036	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$31,135,000	48.1%	Purchase Price(4)	$62,376,709	96.4%
Principal’s New Cash Contribution	33,552,647	51.9	Closing Costs	1,310,560	2.0
			Reserves	1,000,378	1.5
Total Sources	$64,687,647	100.0%	Total Uses	$64,687,647	100.0%

(1)	See “Portfolio Summary” table below for the Location (City / State), Year Built / Latest Renovation and the Appraised Values of the individual ExchangeRight Net Leased Portfolio #58 Properties (as defined below).
(2)	See “—Escrows” below.
(3)	Other Upfront reserves consist of $181,242 for a deferred maintenance reserve and $47,794 for an unfunded obligations reserve.
(4)	The borrower sponsor acquired the ExchangeRight Net Leased Portfolio #58 Properties in all-cash transactions between June and August 2022 for a combined purchase price of $62,376,709. The ExchangeRight Net Leased Portfolio #58 Properties were unencumbered at the time of origination of the ExchangeRight Net Leased Portfolio #58 Loan (as defined below).

■	The Loan. The ExchangeRight Net Leased Portfolio #58 loan (the “ExchangeRight Net Leased Portfolio #58 Loan”) is secured by a first mortgage encumbering the borrower’s fee interests in 25 single tenant retail properties located in 14 different states (the “ExchangeRight Net Leased Portfolio #58 Properties”). The ExchangeRight Net Leased Portfolio #58 Loan has an outstanding principal balance as of the Cut-off Date of $31,135,000. The ExchangeRight Net Leased Portfolio #58 Loan, which accrues interest at a rate of 5.29000% per annum, was originated on August 31, 2022.

The ExchangeRight Net Leased Portfolio #58 Loan had an initial interest-only term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The scheduled maturity date of the ExchangeRight Net Leased Portfolio #58 Loan is the due date in September 2032.

■	The Mortgaged Properties. The ExchangeRight Net Leased Portfolio #58 Properties consist of 25 single tenant retail properties which are collectively 100.0% occupied. The ExchangeRight Net Leased Portfolio #58 Properties are located across 14 different states.

■	Major Tenants. The largest tenant based on the underwritten base rent at the ExchangeRight Net Leased Portfolio #58 Properties, Dollar Tree, occupies 78,472 SF (24.7% of the net rentable area, 23.5% of the UW Base Rent) with initial lease expirations of April 30, 2031 (10,988 SF), July 31, 2031 (10,385 SF), September 30, 2030 (10,049 SF), September 30, 2028 (10,000 SF), September 30, 2031 (9,750 SF), June 30, 2032 (9,201 SF), May 31, 2030 (9,115 SF) and January 31, 2029 (8,984 SF). Founded in 1986, Dollar Tree owns and operates discount variety stores through its Dollar Tree and Family Dollar segments. The Dollar Tree segment includes operations under Dollar Tree and Dollar Tree Canada brands with 13 distribution centers in the United States and two in Canada.

The second largest tenant based on the underwritten base rent, Walgreens, occupies 29,155 SF (9.2% of the net rentable area, 17.6% of UW Base Rent) with initial lease expirations of November 30, 2034 (14,820 SF) and October 31, 2028 (14,335 SF). Walgreens operates a pharmacy store chain in the United States and specializes in filling prescriptions, health and wellness products and photo services.

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EXCHANGERIGHT NET LEASED PORTFOLIO #58

The third largest tenant based on the underwritten base rent, Dollar General, occupies 58,211 SF (18.3% of the net rentable area, 16.4% of UW Base Rent) with initial lease expirations of January 31, 2032 (12,049 SF), September 30, 2031 (9,501 SF), September 30, 2029 (9,367 SF), September 30, 2034 (9,182 SF), August 31, 2029 (9,086 SF) and August 31, 2028 (9,026 SF). Dollar General is a discount retailer that offers merchandise, including consumable items, seasonal items, home products and apparel. Its merchandise includes brands from manufacturers, as well as its own private brand selections with prices at discounts to brands. Its consumables category includes paper and cleaning products, packaged food, perishables, snacks, health and beauty, pet, and tobacco products. Dollar General has more than 18,000 stores in 47 states.

The following table presents certain information relating to the individual ExchangeRight Net Leased Portfolio #58 Properties:

Portfolio Summary

Property Name	Location	Year Built / Renovated(1)	GLA	Property Occupancy(2)	Mortgage Loan Cut-off Date Balance	% Mortgage Loan Cut-off Date Balance	Appraised Value(1)	UW NCF
Aldi - Tulsa	Tulsa, OK	2000 / 2021	23,946	100.0%	$2,930,000	9.4%	$5,700,000	$283,269
Hobby Lobby - Arnold	Arnold, MO	1970 / 2008	58,412	100.0	2,746,000	8.8	5,310,000	260,371
Walgreens - Rock Falls	Rock Falls, IL	2005 / NAP	14,820	100.0	2,746,000	8.8	4,600,000	242,896
CVS Pharmacy - Chalfont	Chalfont, PA	1999 / NAP	10,125	100.0	2,529,000	8.1	4,850,000	244,842
Walgreens - Wyncote	Wyncote, PA	2003 / NAP	14,335	100.0	2,517,000	8.1	6,700,000	352,627
CVS Pharmacy - Parkersburg	Parkersburg, WV	1999 / NAP	10,093	100.0	1,556,000	5.0	3,100,000	156,709
Huntington Bank - Canton	Canton, MI	2007 / NAP	2,914	100.0	1,217,000	3.9	2,425,000	128,573
Dollar Tree - Herrin	Herrin, IL	2020 / NAP	10,049	100.0	1,098,000	3.5	1,970,000	107,614
Dollar General - Diamond	Diamond, IL	2000 / NAP	12,049	100.0	1,071,000	3.4	2,150,000	109,469
Dollar Tree - Chicago	Chicago, IL	1942 / 2010	10,988	100.0	1,052,000	3.4	2,110,000	114,794
Dollar General - Ocala	Ocala, FL	2009 / NAP	9,086	100.0	952,000	3.1	1,910,000	104,075
Dollar Tree - Harrah	Harrah, OK	2021 / NAP	9,750	100.0	915,000	2.9	1,800,000	99,615
Dollar Tree - De Soto	De Soto, MO	2020 / NAP	9,115	100.0	915,000	2.9	1,670,000	93,697
Dollar General - Butler	Butler, PA	2016 / NAP	9,501	100.0	887,000	2.8	1,800,000	95,321
Family Dollar - Fort Worth	Fort Worth, TX	2019 / NAP	9,527	100.0	870,000	2.8	2,170,000	118,365
Dollar Tree - Cowpens	Cowpens, SC	1996 / 2021	10,385	100.0	846,000	2.7	1,470,000	80,264
Dollar Tree - Fairfield	Fairfield, AL	2001 / NAP	10,000	100.0	823,000	2.6	2,075,000	114,763
Dollar Tree - Roanoke	Roanoke, VA	1993 / 2021	8,984	100.0	777,000	2.5	1,400,000	81,440
Family Dollar - Jacksonville	Jacksonville, NC	2016 / NAP	8,320	100.0	732,000	2.4	1,850,000	102,185
Dollar Tree - San Elizario	San Elizario, TX	2022 / NAP	9,201	100.0	732,000	2.4	1,830,000	95,838
Dollar General - Topeka	Topeka, KS	2014 / NAP	9,367	100.0	704,000	2.3	1,430,000	78,978
Family Dollar - Warren	Warren, OH	1959 / 2014	8,300	100.0	667,000	2.1	1,375,000	78,129
Dollar General - Pembroke	Pembroke, NC	2019 / NAP	9,182	100.0	640,000	2.1	1,700,000	85,002
Dollar General - Mount Airy	Mount Airy, NC	2013 / NAP	9,026	100.0	640,000	2.1	1,400,000	76,601
Family Dollar - East Canton	East Canton, OH	1966 / 2022	19,889	100.0	573,000	1.8	1,125,000	56,142
Total / Wtd. Avg.			317,364	100.0%	$31,135,000	100.0%	$63,920,000	$3,361,581

(1)	Source: Appraisals.
(2)	As of underwritten rent rolls dated October 1, 2022.
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EXCHANGERIGHT NET LEASED PORTFOLIO #58

The following table presents certain information relating to the major tenants at the ExchangeRight Net Leased Portfolio #58 Properties:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal/ Extension Options
Dollar Tree	NR/Baa2/BBB	78,472	24.7%	$867,928	23.5%	$11.06	Various(4)	Various(9)
Walgreens	NR/Baa2/BBB	29,155	9.2	651,000	17.6	$22.33	Various(5)	None
Dollar General	NR/Baa2/BBB	58,211	18.3	605,728	16.4	$10.41	Various(6)	Various(10)
CVS Pharmacy	NR/Baa2/BBB	20,218	6.4	439,049	11.9	$21.72	Various(7)	Various(11)
Family Dollar	NR/Baa2/NR	46,036	14.5	392,542	10.6	$8.53	Various(8)	Various(12)
ALDI	NR/NR/NR	23,946	7.5	311,298	8.4	$13.00	9/30/2031	4, 5-year options
Hobby Lobby	NR/NR/NR	58,412	18.4	292,060	7.9	$5.00	12/31/2033	2, 5-year options
Huntington Bank	NR/A3/A-	2,914	0.9	140,000	3.8	$48.04	4/30/2028	4, 5-year options
Largest Tenants		317,364	100.0%	$3,699,605	100.0%	$11.66
Remaining Tenants		0	0.0	0	0.0	$0.00
Vacant		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		317,364	100.0%	$3,699,605	100.0%	$11.66

(1)	Based on the underwritten rent roll as of October 1, 2022.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of straight line rent steps for certain investment grade tenants including Dollar Tree, Dollar General and Family Dollar.
(4)	Dollar Tree leases 78,472 SF of space across eight properties: (i) Dollar Tree – Chicago, 10,988 SF of space with an initial lease expiration of April 30, 2031, (ii) Dollar Tree – Cowpens, 10,385 SF of space with an initial lease expiration of July 31, 2031, (iii) Dollar Tree – Herrin, 10,049 SF of space with an initial lease expiration of September 30, 2030, (iv) Dollar Tree – Fairfield, 10,000 SF of space with an initial lease expiration of September 30, 2028, (v) Dollar Tree – Harrah, 9,750 SF of space with an initial lease expiration of September 30, 2031, (vi) Dollar Tree - San Elizario, 9,201 SF of space with an initial lease expiration of June 30, 2032, (vii) Dollar Tree - De Soto, 9,115 SF of space with an initial lease expiration of May 31, 2030 and (viii) Dollar Tree – Roanoke, 8,984 SF of space with an initial lease expiration of January 31, 2029.
(5)	Walgreens leases 29,155 SF across two properties: (i) Walgreens - Rock Falls, 14,820 SF with an initial lease expiration of November 30, 2034 based on the first termination option and a final lease expiration date of November 30, 2079, and (ii) Walgreens - Wyncote, 14,335 SF with an initial lease expiration of October 31, 2028 based on the first termination option and a final lease expiration date of October 31, 2078. All lease termination options are subject to a notice of at least 9 months except for the Walgreens - Rock Falls’ lease which is subject to a notice of at least 6 months.
(6)	Dollar General leases 58,211 SF of space across six properties: (i) Dollar General - Diamond, 12,049 SF of space with an initial lease expiration of January 31, 2032, (ii) Dollar General - Butler, 9,501 SF of space with an initial lease expiration of September 30, 2031, (iii) Dollar General - Topeka, 9,367 SF of space with an initial lease expiration of September 30, 2029, (iv) Dollar General - Pembroke, 9,182 SF of space with an initial lease expiration of September 30, 2034, (v) Dollar General - Ocala, 9,086 SF of space with an initial lease expiration of August 31, 2029 and (vi) Dollar General - Mount Airy, 9,026 SF of space with an initial lease expiration of August 31, 2028.
(7)	CVS Pharmacy leases 20,218 SF across two properties: (i) CVS Pharmacy - Chalfont, 10,125 SF with an initial lease expiration of March 31, 2035 and (ii) CVS Pharmacy - Parkersburg, 10,093 SF with an initial lease expiration of May 31, 2032.
(8)	Family Dollar leases 46,036 SF of space across four properties: (i) Family Dollar - East Canton, 19,889 SF of space with an initial lease expiration of April 30, 2032, (ii) Family Dollar - Fort Worth, 9,527 SF of space with an initial lease expiration of October 31, 2029, (iii) Family Dollar - Jacksonville, 8,320 SF of space with an initial lease expiration of September 30, 2031 and (iv) Family Dollar - Warren, 8,300 SF of space with an initial lease expiration of September 30, 2029.
(9)	Dollar Tree properties have various lease renewal / extension options: (i) 2, 5-year options for Dollar Tree - Chicago, (ii) 5, 5-year options for Dollar Tree - Cowpens, (iii) 5, 5-year options for Dollar Tree - Herrin, (iv) 3, 5-year options for Dollar Tree - Harrah, (v) 6, 5-year options for Dollar Tree - San Elizario, (vi) 5, 5-year options for Dollar Tree - De Soto and (vii) 5, 5-year options for Dollar Tree - Roanoke.
(10)	Dollar General properties have various lease renewal / extension options: (i) 6, 5-year options for Dollar General - Diamond, (ii) 2, 5-year and 1, 4 year 11-month options for Dollar General - Butler, (iii) 4, 5-year options for Dollar General – Topeka, (iv) 5, 5-year options for Dollar General - Pembroke, (v) 3, 5-year options for Dollar General – Ocala and (vi) 5, 5-year options for Dollar General - Mount Airy.
(11)	CVS Pharmacy properties have various lease renewal / extension options: (i) 5, 5-year options for CVS Pharmacy – Chalfont and (ii) 1, 5-year option for CVS Pharmacy – Parkersburg.
(12)	Family Dollar properties have various lease renewal / extension options: (i) 4, 5-year options for Family Dollar - East Canton, (ii) 6, 5-year options for Family Dollar - Fort Worth, (iii) 6, 5-year options for Family Dollar – Jacksonville and (iv) 5, 5-year options for Family Dollar - Warren.
A-3-94

EXCHANGERIGHT NET LEASED PORTFOLIO #58

The following table presents certain information relating to the lease rollover schedule at the ExchangeRight Net Leased Portfolio #58 Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0	0.0%	0	0.0%	$0.00	0
2023	0	0.0	0.0%	0	0.0%	$0.00	0
2024	0	0.0	0.0%	0	0.0%	$0.00	0
2025	0	0.0	0.0%	0	0.0%	$0.00	0
2026	0	0.0	0.0%	0	0.0%	$0.00	0
2027	0	0.0	0.0%	0	0.0%	$0.00	0
2028	36,275	11.4	11.4%	735,763	19.9%	$20.28	4
2029	45,264	14.3	25.7%	507,625	13.7%	$11.21	5
2030	19,164	6.0	31.7%	221,580	6.0%	$11.56	2
2031	72,890	23.0	54.7%	853,372	23.1%	$11.71	6
2032	51,232	16.1	70.8%	462,120	12.5%	$9.02	4
2033 & Thereafter	92,539	29.2	100.0%	919,145	24.8%	$9.93	4
Vacant	0	0.0	100.0%	0	0.0%	$0.00	0
Total / Wtd. Avg.	317,364	100.0%		$3,699,605	100.0%	$11.66	25

(1)	Based on the underwritten rent roll dated October 1, 2022.
(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF are inclusive of straight line rent steps for certain investment grade tenants including Dollar Tree, Dollar General, and Family Dollar.

The following table presents certain information relating to historical leasing at the ExchangeRight Net Leased Portfolio #58 Properties:

Historical Leased %(1)

2019	2020	2021	As of 10/1/2022(2)
NAV	NAV	NAV	100.0%

(1)	Historical occupancies are unavailable due to the acquisition of ExchangeRight Net Leased Portfolio #58 Properties between June and August 2022.
(2)	Current Occupancy is based on the underwritten rent roll as of October 1, 2022.
A-3-95

EXCHANGERIGHT NET LEASED PORTFOLIO #58
■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the ExchangeRight Net Leased Portfolio #58 Properties:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent	$3,687,748	$11.62
Contractual Rent Steps(2)	11,857	$0.04
Vacant Income	0	$0.00
Reimbursements	0	$0.00
Other Income	0	$0.00
Vacancy & Credit Loss	(184,980)	($0.58)
Effective Gross Income	$3,514,624	$11.07

Real Estate Taxes	$0	$0.00
Insurance	0	$0.00
Management Fee	105,439	$0.33
Other Operating Expenses	0	$0.00
Total Operating Expenses	$105,439	$0.33

Net Operating Income	$3,409,186	$10.74
TI/LC	0	$0.00
Replacement Reserves	47,605	$0.15
Net Cash Flow	$3,361,581	$10.59

(1)	Historical financial information is unavailable due to the acquisition of the ExchangeRight Net Leased Portfolio #58 Properties between June and August 2022.
(2)	Contractual rent steps are underwritten as the straight line average over the lease term for certain investment grade tenants including Dollar Tree, Dollar General, and Family Dollar.

■	Appraisal. According to the appraisal reports, the ExchangeRight Net Leased Portfolio #58 Properties had an aggregate “as-is” appraised value of $63,920,000 as of dates between May 16, 2022 and July 24, 2022.

■	Environmental Matters. According to the Phase I environmental reports dated between April 25, 2022 and August 2, 2022, there are no recognized environmental conditions or recommendations for further action at the ExchangeRight Net Leased Portfolio #58 Properties.

■	Market Overview and Competition. The ExchangeRight Net Leased Portfolio #58 Properties are 25 geographically dispersed properties located across 14 different states. The ExchangeRight Net Leased Portfolio #58 Properties are located in submarkets with vacancy rates ranging from 1.1% to 9.9%. The submarkets’ rents per SF range from $5.70 to $22.25.
A-3-96

EXCHANGERIGHT NET LEASED PORTFOLIO #58

Market Analysis(1)

Property Name	City, State	Market	Submarket	Submarket Inventory	Submarket Vacancy	Submarket Rent PSF	UW Base Rent PSF(4)
Aldi - Tulsa	Tulsa, OK	Tulsa MSA	MidTown Tulsa	4,807,891	4.4%	$18.32	$13.00
Hobby Lobby - Arnold	Arnold, MO	St. Louis	Jefferson County	4,706,020	4.2%	$12.36	$5.00
Walgreens - Rock Falls(2)	Rock Falls, IL	Whiteside County Retail Market	NAP	2.900,000	14.9%	$10.54	$17.95
CVS Pharmacy - Chalfont	Chalfont, PA	Philadelphia MSA	Bucks County	35,247,390	4.8%	$18.07	$26.40
Walgreens - Wyncote	Wyncote, PA	Philadelphia MSA	Montgomery County	57,608,060	4.4%	$19.63	$26.86
CVS Pharmacy - Parkersburg	Parkersburg, WV	Parkersburg-Vienna MSA	Wood County	9,322,417	2.8%	$12.50	$17.01
Huntington Bank - Canton(3)	Canton, MI	Detroit	Southern I-275 Corridor	27,683,071	6.7%	$17.90	$48.04
Dollar Tree - Herrin(2)	Herrin, IL	Carbondale-Marion	NAP	7,299,183	7.4%	$11.66	$11.78
Dollar General - Diamond	Diamond, IL	Chicago	Grundy County	2,709,169	2.9%	$14.24	$10.02
Dollar Tree - Chicago	Chicago, IL	Chicago	Northwest City	64,925,522	4.0%	$22.25	$11.50
Dollar General - Ocala	Ocala, FL	Ocala, FL MSA	1-mile radius	946,605	17.2%	$11.15	$12.59
Dollar Tree - Harrah	Harrah, OK	Oklahoma County	East Oklahoma County	8,863,125	9.9%	$12.83	$11.25
Dollar Tree - De Soto	De Soto, MO	St. Louis	Jefferson County	4,706,020	4.2%	$12.36	$11.32
Dollar General - Butler	Butler, PA	Pittsburgh PA MSA	Butler County	12,139,475	3.1%	$18.81	$11.05
Family Dollar - Fort Worth	Fort Worth, TX	Fort Worth-Arlington	Southeast Fort Worth	3,696,401	1.1%	$10.73	$13.65
Dollar Tree - Cowpens	Cowpens, SC	Greenville / Spartanburg	Lower Spartanburg Cty	3,759,162	4.5%	$7.05	$8.55
Dollar Tree - Fairfield	Fairfield, AL	Birmingham	Bessemer	61,496	3.6%	$9.01	$12.62
Dollar Tree - Roanoke	Roanoke, VA	Roanoke	Northeast	6,986,708	1.4%	$14.04	$10.00
Family Dollar - Jacksonville	Jacksonville, NC	Jacksonville MSA	5-mile radius	1,515,376	3.9%	$17.42	$13.49
Dollar Tree - San Elizario	San Elizario, TX	El Paso	Outlying El Paso County	3,598,687	2.1%	$12.31	$11.47
Dollar General - Topeka	Topeka, KS	Topeka	Topeka	13,280,424	6.3%	$8.41	$9.31
Family Dollar - Warren	Warren, OH	Youngstown MSA	Trumbull County	15,129,451	2.9%	$20.44	$10.38
Dollar General - Pembroke	Pembroke, NC	Fayetteville-Lumberton-Laurinburg CSA	Robeson County	6,799,977	1.5%	$12.00	$10.21
Dollar General - Mount Airy	Mount Airy, NC	Greensboro-High Point-Winston Salem CSA	Surry County	4,939,573	3.9%	$5.70	$9.37
Family Dollar - East Canton	East Canton, OH	Canton MSA	Stark County	27,848,253	3.4%	$8.98	$3.23

(1)	Source: Appraisals.
(2)	Submarket Inventory, Submarket Vacancy and Submarket Rent PSF for Walgreens - Rock Falls and Dollar Tree- Herrin represent data for their respective markets. Submarket data was not available because of the small size of their respective markets.
(3)	Submarket data provided by a third party market research report.
(4)	Based on the underwritten rent roll as of October 1, 2022 and inclusive of rent steps.

■	The Borrower. The borrower for the ExchangeRight Net Leased Portfolio #58 Loan is ExchangeRight Net-Leased Portfolio 58 DST, a Delaware statutory trust. The borrower sponsors and guarantors are ExchangeRight Real Estate, LLC, David Fisher, Joshua Ungerecht and Warren Thomas. ExchangeRight Net-Leased Portfolio 58 DST is 99.0% owned by accredited investors and 1.0% owned by David Fisher, Joshua Ungerecht and Warren Thomas, collectively. ExchangeRight Net-Leased Portfolio 58 DST is managed by NLP Management, LLC, an affiliate ExchangeRight Real Estate, LLC, a provider of 1031-exchangeable Delaware statutory trust (“DST”) offerings based in Pasadena, California with more than $4.1 billion of assets under management, 17 million SF of space and more than 950 properties. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the ExchangeRight Net Leased Portfolio #58 Loan. Gregory S. Harrison, the DST’s signatory trustee has the right to vote on certain material actions taken by ExchangeRight Net-Leased Portfolio 58 DST.

■	Escrows. At origination of the ExchangeRight Net Leased Portfolio #58 Loan, the borrower deposited approximately (i) $271,342 into a real estate tax reserve account, (ii) $181,242 into a deferred maintenance reserve account, (iii) $47,794 into an unfunded obligations reserve account and (iv) $500,000 into a TI/LC reserve account.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months (initially estimated to be $54,268).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage, unless an acceptable blanket policy was in place. An acceptable blanket policy was in place at origination of the ExchangeRight Net Leased Portfolio #58 Loan.

A-3-97

EXCHANGERIGHT NET LEASED PORTFOLIO #58

Replacement Reserve – The borrower is required on each monthly payment date during a Cash Management Period (as defined below) to deposit approximately $3,112 (representing 1/12 of the product obtained by multiplying $0.15 by the aggregate number of rentable square feet of space at the ExchangeRight Net Leased Portfolio #58 Properties) into a capital reserve subaccount.

TI/LC Reserve – On each due date during a Cash Management Period, the borrower will be required to deposit approximately $19,835 (representing 1/12th of the product obtained by multiplying $0.75 by the aggregate number of rentable square feet of space at the ExchangeRight Net Leased Portfolio #58 Properties) into a TI/LC reserve subaccount.

■	Lockbox and Cash Management. The ExchangeRight Net Leased Portfolio #58 Loan is structured with a hard lockbox and springing cash management. The borrower, property manager and master lessee are required to cause all rents to be deposited directly into a lender approved lockbox account. All funds received by the borrower, property manager, or master lessee are required to be deposited in a lockbox account within two business days following receipt. During the continuance of a Cash Management Period, all funds on deposit in the lockbox account are required to be swept at the end of each business day into a lender-controlled cash management account and applied on each payment date and disbursed in accordance with the loan agreement. Provided no Cash Management Period is continuing, funds on deposit in the lockbox account will be disbursed to the borrower’s operating account.

“Cash Management Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default (beyond any applicable cure period) under the ExchangeRight Net Leased Portfolio #58 Loan documents, (ii) the debt service coverage ratio for the ExchangeRight Net Leased Portfolio #58 Loan being less than 1.50x, or (iii) September 1, 2029, to the extent a Qualified Transfer (as defined below) has not occurred, and (B) ending upon (a) with respect to clause (i) above, such event of default having been cured, (b) with respect to clause (ii) above, the debt service coverage ratio for the ExchangeRight Net Leased Portfolio #58 Loan being at least equal to 1.55x as of the last day of two consecutive calendar quarters, or (c) with respect to clause (iii) above, the occurrence of a Qualified Transfer. Notwithstanding the foregoing, a Cash Management Period will not be deemed to cease in the event any other triggering event is then ongoing.

“Qualified Transfer” means the transfer of all of the ownership interests in borrower to an approved transferee and the replacement of the guarantor with an approved transferee (which transferee may not be a Delaware statutory trust) provided that certain terms and conditions are satisfied, including, without limitation, (i) if required by the lender, delivery of a rating comfort letter, (ii) the approved transferee will own all of the ownership interests in the borrower and the master lessee.

■	Property Management. The ExchangeRight Net Leased Portfolio #58 Properties are managed by NLP Management, LLC, an affiliate of the borrower sponsor.
■	Current Mezzanine or Secured Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted.
■	Release of Collateral. The borrower is permitted to a release of one or more of the ExchangeRight Net Leased Portfolio #58 Properties from the lien of the ExchangeRight Net Leased Portfolio #58 Loan documents subject to satisfaction of the applicable conditions set forth therein, including, without limitation, that:
(i)	the sale of such ExchangeRight Net Leased Portfolio #58 Property is pursuant to an arm’s-length agreement with a third party not affiliated with the borrower or guarantor;
(ii)	no event of default has occurred and is continuing under the ExchangeRight Net Leased Portfolio #58 Loan;
(iii)	the borrower has delivered a REMIC opinion with respect to any applicable release in form and substance acceptable to the lender and the rating agencies and such release otherwise satisfies then applicable REMIC rules and regulations;
(iv)	the ExchangeRight Net Leased Portfolio #58 Loan is defeased (to the extent that a partial defeasance is then permitted under the loan documents), in an amount equal to the greater of (a) 115% of the allocated loan
A-3-98

EXCHANGERIGHT NET LEASED PORTFOLIO #58

amount of such ExchangeRight Net Leased Portfolio #58 Property or Properties and (b) 90% of the net sales proceeds applicable to such ExchangeRight Net Leased Portfolio #58 Property;

(v)	the debt service coverage ratio for the ExchangeRight Net Leased Portfolio #58 Loan after any such release is at least equal to the greater of (i) 2.05x and (ii) the debt service coverage ratio immediately prior to release (provided, that, for the purposes of the foregoing, the debt service coverage ratio will be calculated only with respect to the portion of the ExchangeRight Net Leased Portfolio #58 Loan that has not been defeased as of the date of the applicable release);
(vi)	the debt yield for the ExchangeRight Net Leased Portfolio #58 Loan after any such release is at least equal to the greater of (i) 10.8% and (ii) the debt yield immediately prior to release (provided, that, for the purposes of the foregoing, the debt yield will be calculated only with respect to the portion of the ExchangeRight Net Leased Portfolio #58 Loan that has not been defeased as of the date of the applicable release) and
(vii)	the borrower delivers a rating agency confirmation.
■	Terrorism Insurance. Each of the sole tenants at the following ExchangeRight Net Leased Portfolio #58 Properties maintain property and terrorism insurance for the applicable ExchangeRight Net Leased Portfolio #58 Property occupied by such tenant in accordance with the terms of the ExchangeRight Net Leased Portfolio #58 Loan documents: (i) CVS Pharmacy – Chalfont, PA; (ii) Dollar Tree – Fairfield, AL; (iii) Family Dollar – Jacksonville, NC; (iv) Hobby Lobby – Arnold, MO; (v) Huntington Bank – Canton, MI; (vi) Walgreens – Rock Falls, IL; and (vii) Walgreens – Wyncote, PA. Tenants at the following ExchangeRight Net Leased Portfolio #58 Properties maintain property and terrorism insurance for the applicable ExchangeRight Net Leased Portfolio #58 Property occupied by such tenant in accordance with the terms of the ExchangeRight Net Leased Portfolio #58 Loan documents and pay insurance premiums directly to the applicable insurance company: (i) Dollar General – Butler, PA; (ii) Dollar General – Mount Airy, NC; (iii) Dollar General – Pembroke, NC; (iv) Dollar General – Topeka, KS; (v) Dollar Tree – Fairfield, AL; (vi) Family Dollar –Jacksonville, NC; (vii) Huntington Bank – Canton, MI; (viii) Walgreens – Rock Falls, IL; and (ix) Walgreens – Wyncote, PA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-99

ONE CAMPUS MARTIUS
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		JPMCB
Location (City/State)	Detroit, MI	Cut-off Date Balance(1)		$30,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$160.73
Size (SF)	1,356,325	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 6/27/2022	86.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/27/2022	86.8%	Type of Security		Fee
Year Built / Latest Renovation	2003 / 2019-2020	Mortgage Rate		6.02000%
Appraised Value	$362,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
		Borrower Sponsor		Bedrock Detroit
Underwritten Revenues	$46,224,574
Underwritten Expenses	$21,145,889	Escrows
Underwritten Net Operating Income (NOI)	$25,078,685		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$23,186,453	Taxes	$3,926,163	$560,880
Cut-off Date LTV Ratio(1)	60.1%	Insurance(2)	$0	Springing
Maturity Date LTV Ratio(1)	60.1%	Replacement Reserve(3)	$28,230	$28,230
DSCR Based on Underwritten NOI / NCF(1)	1.88x / 1.74x	TI/LC(3)	$1,500,000	$169,541
Debt Yield Based on Underwritten NOI / NCF(1)	11.5% / 10.6%	Other(4)(5)	$3,851,373	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$218,000,000	100.0%	Loan Payoff	$187,609,949	86.1%
			Principal Equity Distribution	19,720,871	9.0
			Reserves	9,305,766	4.3
			Closing Costs	1,363,413	0.6
Total Sources	$218,000,000	100.0%	Total Uses	$218,000,000	100.0%
(1)	The Cut-off Date Balance of $30,000,000 is part of a whole loan evidenced by eight pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $218.0 million (the “One Campus Martius Whole Loan”). The financial information in the chart above reflects the Cut-off Date Balance of the One Campus Martius Whole Loan. See “—The Mortgage Loan” below.
(2)	On each monthly due date, the borrower is required to deposit into an insurance reserve an amount equal to 1/12 of estimated insurance premiums, unless the borrower maintains a blanket insurance policy in accordance with the One Campus Martius Whole Loan documents.
(3)	Replacement Reserves and TI/LC Reserves are subject to a $677,530 cap and $4,000,000 cap, respectively.
(4)	Other Reserves are comprised of a $3,851,373 outstanding TI/LC reserve.
(5)	On each monthly due date during the continuance of a Cash Sweep Event (as defined below) caused by a Meridian Health Trigger Event (as defined below) and/or a Rocket Mortgage Trigger Event (as defined below), all sums remaining in the cash management account after payment of debt service on the One Campus Martius Whole Loan, required reserves, budgeted operating expenses and approved non-budgeted operating expenses must be deposited with and held by the lender for tenant improvement and leasing commission obligations that may be incurred following the loan origination date with respect to the applicable leases at the One Campus Martius property pursuant to the One Campus Martius Whole Loan documents. “Cash Sweep Event” means the occurrence of: (a) an event of default; (b) any bankruptcy action of the borrower, (c) any bankruptcy action of the property manager, (d) the debt coverage ratio based on the trailing three-month period immediately preceding the date of determination being less than 1.15x, (e) certain trigger events related to Centene Management (successor-in-interest of Meridian Health) in accordance with the One Campus Martius Whole Loan documents, including, without limitation, Centene Management’s bankruptcy action or failure to enter into a new lease at least seven months prior to the then-current expiration of such lease or going dark (a “Meridian Health Trigger Event”), or (f) certain trigger events related to Rocket Mortgage in accordance with the One Campus Martius Whole Loan documents, including, without limitation, Rocket Mortgage’s bankruptcy action or failure to enter into a new lease at least 12 months prior to the then-current expiration of such lease or going dark (a “Rocket Mortgage Trigger Event”).

The following table summarizes the promissory notes that comprise the One Campus Martius Whole Loan. The relationship between the holders of the One Campus Martius Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2022-B36	Yes
A-2	$30,000,000	$30,000,000	Benchmark 2022-B37	No
A-3	$25,000,000	$25,000,000	JPMCB(1)	No
A-4	$15,800,000	$15,800,000	JPMCB(1)	No
A-5	$10,000,000	$10,000,000	JPMCB(1)	No
A-6	$46,200,000	$46,200,000	BANK 2022-BNK43	No
A-7	$25,000,000	$25,000,000	MSBNA(1)	No
A-8	$16,000,000	$16,000,000	MSBNA(1)	No
Total Whole Loan	$218,000,000	$218,000,000

(1)	Expected to be contributed to one or more future securitization trusts.
A-3-100

ONE CAMPUS MARTIUS

The following table presents certain information relating to the tenants at the One Campus Martius property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Rocket Mortgage(3)	Ba1/BB+/BB+	570,214	42.0%	$16,427,828	47.4%	$28.81	12/31/2028	4 5-year options
Centene Management(4)(5)	Baa1/NR/BBB+	266,001	19.6%	$8,144,752	23.5%	$30.62	12/31/2024	4 5-year options
Rock Ventures	NR/NR/NR	66,059	4.9%	$2,080,859	6.0%	$31.50	12/31/2028	4 5-year options
Building Amenities Wellness Center LLC(6)	NR/NR/NR	50,116	3.7%	$1,403,248	4.0%	$28.00	12/31/2035	NAP
Microsoft Corporation	Aaa/AAA/AAA	43,795	3.2%	$1,250,759	3.6%	$28.56	7/31/2025	2 5-year options
Building Amenities Day Care LLC(6)	NR/NR/NR	43,297	3.2%	$1,212,316	3.5%	$28.00	12/31/2035	NAP
Plante & Moran, PLLC	NR/NR/NR	29,295	2.2%	$1,064,173	3.1%	$36.33	11/30/2023	NAP
Toast Entertainment (Event Space Floor) (6)	NR/NR/NR	32,980	2.4%	$923,440	2.7%	$28.00	12/31/2035	NAP
Building Amenities Cafeteria LLC(6)	NR/NR/NR	22,019	1.6%	$616,532	1.8%	$28.00	12/31/2035	NAP
Sugar Factory	NR/NR/NR	7,617	0.6%	$233,080	0.7%	$30.60	3/1/2032	2 5-year options
Ten Largest Owned Tenants		1,131,393	83.4%	$33,356,986	96.2%	$29.48
Remaining Occupied Office Tenants		13,482	1.0%	$366,761	1.1%	$27.20
Remaining Occupied Retail Tenants		32,921	2.4%	$732,588	2.1%	$22.25
Remaining Occupied Other Tenants(7)		0	0.0%	$206,467	0.6%	NAP
Vacant		178,529	13.2%	NAP	NAP	NAP
Total / Wtd. Avg.		1,356,325	100.0%	$34,662,802	100.0%	$29.43

(1)	Based on the underwritten rent roll dated June 27, 2022, inclusive of contractual rent steps through June 1, 2023 and straight-line average rent over the lease term for Microsoft due to its investment grade rating.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	StockX currently subleases 29,648 SF of office space from Rocket Mortgage through December 2024 at $27.50 PSF with $0.50 PSF annual rent steps.
(4)	Centene Management’s UW Base Rent per SF is inclusive of an approximately $700,000 per year data rack usage fee.
(5)	Centene Management is a successor-in-interest to Meridian Health, which had been at the One Campus Martius property since December 2014 and assigned its entire interest in its lease to Centene Management on June 29, 2022, shortly after loan origination. According to the borrower sponsor, Centene Management has listed its entire leased space at the One Campus Martius property on the market for sublease, though no prospective subtenant has been identified as of the Cut-off Date. As of the Cut-off Date, Centene Management is in occupancy and paying rent.
(6)	Amenity spaces are associated with affiliates of the borrower sponsor.
(7)	Remaining Occupied Other Tenants includes signage space leased to StockX and a data rack leased to BMC Software, Inc. with no attributable net rentable area.

The following table presents certain information relating to the lease rollover schedule at the One Campus Martius property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$10,000	0.0%	$0.00	1
2022	5,853	0.4	0.4%	114,904	0.3	$19.63	3
2023	33,991	2.5	2.9%	1,169,437	3.4	$34.40	4
2024	272,016	20.1	23.0%	8,268,942	23.9	$30.40	4
2025	43,795	3.2	26.2%	1,250,759	3.6	$28.56	1
2026	25,650	1.9	28.1%	831,819	2.4	$32.43	7
2027	4,189	0.3	28.4%	119,638	0.3	$28.56	1
2028	636,273	46.9	75.3%	18,508,687	53.4	$29.09	2
2029	0	0.0	75.3%	0	0.0	$0.00	0
2030	0	0.0	75.3%	0	0.0	$0.00	0
2031	0	0.0	75.3%	0	0.0	$0.00	0
2032 & Thereafter(3)	156,029	11.5	86.8%	4,388,616	12.7	$28.13	5
Vacant	178,529	13.2	NAP	NAP	NAP	$0.00	NAP
Total / Wtd. Avg.	1,356,325	100.0%		$34,662,802	100.0%	$29.43	27

(1)	Based on the underwritten rent roll dated June 27, 2022, inclusive of contractual rent steps through June 1, 2023 and straight-line average rent over the lease term for Microsoft due to its investment grade rating
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	2032 & Thereafter is inclusive of 148,412 SF of cafeteria, wellness, day care and event amenity space that is associated with affiliates of the borrower sponsor. All amenity spaces are subject to leases through December 2035.
A-3-101

ONE CAMPUS MARTIUS

The following table presents certain information relating to historical occupancy at One Campus Martius property:

Historical Leased %(1)

2015	2016	2017	2018	2019	2020(2)	2021(2)	As of 6/27/2022(2)
99.0%	95.0%	98.0%	98.0%	97.4%	76.5%	86.1%	86.8%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.
(2)	Expansion space was delivered in 2020, artificially inflating vacancy.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the One Campus Martius property:

Cash Flow Analysis

	2019	2020	2021	TTM 3/31/2022	Underwritten	Underwritten $ per SF
Rents in Place(1)	$26,180,074	$25,935,421	$33,372,181	$34,425,490	$34,662,802	$25.56
Vacant Income	0	0	0	0	5,355,870	$3.95
Gross Potential Rent	$26,180,074	$25,935,421	$33,372,181	$34,425,490	$40,018,672	$29.51
Total Reimbursements	5,028,329	3,377,400	2,912,952	2,944,892	3,992,858	$2.94
Parking Income	8,218,268	7,604,926	7,790,884	8,038,187	9,296,981	$6.85
Rental Storage Income	23,255	33,057	33,297	33,548	39,680	$0.03
Gross Potential Income	$39,449,927	$36,950,803	$44,109,314	$45,442,117	$53,348,190	$39.33
Vacancy/Credit Loss(2)	($141,202)	($111,036)	$82,000	$176,768	($7,139,816)	($5.26)
Other Income(3)	80,135	6,164	7,646	1,015	16,200	$0.01
Effective Gross Income	$39,388,859	$36,845,931	$44,198,961	$45,619,900	$46,224,574	$34.08
Total Expenses	20,050,553	18,308,085	19,173,640	20,065,815	21,145,889	$15.59
Net Operating Income	$19,338,306	$18,537,846	$25,025,321	$25,554,085	$25,078,685	$18.49
TI/LC	0	0	0	0	1,703,467	$1.26
Capital Expenditures	0	0	0	0	188,765	$0.14
Net Cash Flow	$19,338,306	$18,537,846	$25,025,321	$25,554,085	$23,186,453	$17.10

(1)	Underwritten Rents In Place are inclusive of contractual rent steps through June 1, 2023 and straight-line average rent over the lease term for Microsoft due to its investment grade rating.
(2)	2021 and TTM Vacancy/Credit Loss reflect adjustments relating to historically written off bad debt expenses which have since been recovered.
(3)	Other Income is inclusive of miscellaneous income, tenant extras, late fees and nonsufficient funds fees.

A-3-102

CONCORD MILLS
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(3)		GACC
Location (City/State)	Concord, North Carolina	Cut-off Date Balance(2)		$25,000,000
Property Type	Retail	Cut-off Date Balance per SF(2)		$178.21
Size (SF)	1,318,651	Percentage of Initial Pool Balance		3.0%
Total Occupancy as of 9/23/2022(1)	94.7%	Number of Related Mortgage Loans		2
Owned Occupancy as of 9/23/2022(1)	94.7%	Type of Security		Fee
Year Built / Latest Renovation	1999 / 2016-2021	Mortgage Rate		6.54800%
Appraised Value	$591,000,000	Original Term to Maturity (Months)(4)		121
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months) (4)		1
		Borrower Sponsors(5)	Simon Property Group L.P., The KanAM Group

Underwritten Revenues	$50,343,452
Underwritten Expenses	$12,694,091	Escrows(6)
Underwritten Net Operating Income (NOI)	$37,649,361		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$36,212,031	Taxes(7)	$0	Springing
Cut-off Date LTV Ratio(2)	39.8%	Insurance(7)	$0	Springing
Maturity Date LTV Ratio(2)	34.3%	Replacement Reserve(8)	$0	Springing
DSCR Based on Underwritten NOI / NCF(2)	2.10x / 2.02x	TI/LC(9)	$0	$109,888
Debt Yield Based on Underwritten NOI / NCF(2)	16.0% / 15.4%	Other(10)	$835,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$235,000,000	99.1%	Loan Payoff	$235,777,688	99.4%
Principal Equity Contribution	2,182,600	0.9	Reserves	835,000	0.4
			Closing Costs	569,911	0.2
Total Sources	$237,182,600	100.0%	Total Uses	$237,182,600	100.00%

(1)	As of September 23, 2022, the Concord Mills property was 99.2% occupied inclusive of Retail Development Program (“RDP”) tenants. These tenants have been excluded from the underwriting as RDP lease terms are for less than a year and can be terminated by the landlord at any time with 30 days’ notice.
(2)	The Cut-off Date Balance of $25,000,000 represents the non-controlling note A-2-2, and is part of a larger whole loan evidenced by eight pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $235,000,000 (the “Concord Mills Whole Loan”).
(3)	The Concord Mills Whole Loan was co-originated by Bank of America, N.A. (“BANA”) and DBR Investments Co. Limited (“DBRI”).
(4)	The first payment date of the Concord Mills Whole Loan under the Concord Mills Whole Loan documents is December 1, 2022. On the Closing Date, GACC will contribute an initial interest deposit amount to the issuing entity to cover one month’s interest that would have accrued with respect to the Concord Mills mortgage loan at the related net mortgage rate, and each of Original Term to Maturity (Months) and Original Interest Only Period (Months) reflects the foregoing.
(5)	Simon Property Group L.P. is the non-recourse carveout guarantor. For so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the original principal balance of the Concord Mills Whole Loan, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.
(6)	The Concord Mills Whole Loan documents permit the borrower to deliver (x) a letter of credit in lieu of any cash deposit required for any springing reserve requirements for the Taxes, Insurance, Replacements, TI/LC and Other reserves and (y) a guaranty from an affiliate of the borrower in lieu of any cash deposit required for any reserve requirements for the Other reserve.
(7)	The borrower’s obligation to deposit tax and insurance into the reserve accounts will be suspended until the occurrence of a Control Event (as defined below) or during a Lockbox Event Period (as defined below). “Control Event” means if Simon Property Group L.P. and Simon Inc. do not own at least 51% of the direct or indirect interests in the borrower or do not control the borrower. “Lockbox Event Period” means the period commencing on the occurrence of a Lockbox Event (as defined below) and continuing until the Lockbox Event terminates, as set forth in the Concord Mills Whole Loan documents. “Lockbox Event” means (i) the occurrence of an event of default, (ii) debt yield being less than 12.00%, (iii) a bankruptcy action of the affiliated property manager, or (iv) certain adverse events relating to specified major tenants at the Concord Mills property.
(8)	Monthly Replacement Reserves of approximately $16,483 will be required after the occurrence of a Control Event or during a Lockbox Event Period.
(9)	The TI/LC reserve is capped at $2,637,302.
(10)	Other Upfront reserves consist of outstanding TI/LC reserves.

The table below summarizes the promissory notes that comprise the Concord Mills Whole Loan. The relationship between the holders of the Concord Mills Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1-1	$85,000,000	$85,000,000	BANA(1)	Yes
A-1-2	$40,000,000	$40,000,000	BANA(1)	No
A-1-3	$15,000,000	$15,000,000	BANA(1)	No
A-1-4	$10,000,000	$10,000,000	BANA(1)	No
A-2-1	$30,000,000	$30,000,000	DBRI(1)	No
A-2-2	$25,000,000	$25,000,000	Benchmark 2022-B37	No
A-2-3	$20,000,000	$20,000,000	DBRI(1)	No
A-2-4	$10,000,000	$10,000,000	DBRI(1)	No
Total Whole Loan	$235,000,000	$235,000,000

(1)	Expected to be contributed to one or more future securitization trusts.
A-3-103

CONCORD MILLS

The following table presents certain information relating to the major tenants at the Concord Mills property:

Largest Owned Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Ratings (Fitch/Moody's/S&P)(3)	Tenant GLA	% of GLA	UW Base Rent	UW Base Rent $ PSF(4)	% of Total UW Base Rent(4)	Lease Expiration	Sales PSF/Screen(5)	Occupancy Cost(5)	Renewal / Extension Options
AMC Theatres	NR / NR / NR	83,732	6.3%	$2,282,635	$27.26	8.1%	9/30/2029	$272,768(6)	34.9%	3, 5-year extensions
Dave & Buster's	NR / NR / NR	53,077	4.0%	$1,342,848	$25.30	4.8%	5/31/2026	$154.45	16.4%	2, 5-year extensions
Bass Pro Shops Outdoor	NR / NR / NR	134,790	10.2%	$1,225,000	$9.09	4.3%	9/12/2029	$356.64	2.5%	4, 5-year extensions
Primark(7)	NR / NR / NR	41,238	3.1%	$948,474	$23.00	3.4%	7/31/2033	NAV	NAV	3, 5-year extensions
Dick's Sporting Goods	NR / Baa3 / BBB	53,677	4.1%	$912,509	$17.00	3.2%	1/31/2032	$189.95	8.9%	3, 5-year extensions
Old Navy	NR / Ba3 / BB	21,543	1.6%	$799,892	$37.13	2.8%	1/31/2027	$284.49	12.8%	None
Off Broadway Shoes	NR / NR / NR	21,964	1.7%	$604,010	$27.50	2.1%	3/31/2024	$217.79	12.6%	None
Burlington	NR / NR / BB+	100,498	7.6%	$602,988	$6.00	2.1%	1/31/2025	$109.95	5.5%	1, 5-year extension
The Children's Place Outlet	NR / NR / NR	22,805	1.7%	$592,390	$25.98	2.1%	1/31/2023	$207.86	12.5%	None
Sun & Ski Sports	NR / NR / NR	21,468	1.6%	$458,342	$21.35	1.6%	3/31/2025	$155.42	13.7%	None
Express Factory Outlet	NR / NR / NR	9,000	0.7%	$439,560	$48.84	1.6%	1/31/2027	$440.27	10.9%	None
Largest Tenants Total / Wtd. Avg.		563,792	42.8%	$10,208,647	$18.11	36.1%
Remaining Tenants		685,528	52.0%	$18,057,025	$26.34	63.9%
Occ. Subtotal / Wtd. Avg.		1,249,320	94.7%	$28,265,672	$22.62	100.0%
Vacant Space		69,331	5.3%
Total / Wtd. Avg.		1,318,651	100.0%

(1)	Calculated based on the approximate square footage occupied by each owned tenant.
(2)	Based on the underwritten rent roll dated September 23, 2022.
(3)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent guarantees the lease.
(4)	U/W Base Rent PSF and % of Total UW Base Rent include overage and percent in lieu rent based on TTM August 2022 sales for certain tenants.
(5)	Sales PSF and Occupancy Cost are calculated using TTM August 2022 sales.
(6)	Based on AMC’s 24 screens.
(7)	In June 2022, the borrower executed a 10-year lease with Primark to occupy 41,238 SF. The borrower was required to contribute approximately $4.8 million to build out the space. Approximately $1.9 million is outstanding in tenant allowances for the Primark space, which was not reserved at origination of the Concord Mills Whole Loan. The Primark leased space is currently being built out. As a result, Primark is not yet occupying its leased space or paying rent. Primark is expected to take occupancy of its leased space and begin paying rent in the fourth quarter of 2023. We cannot assure you whether or when the buildout of Primark’s leased space will be completed or whether or when Primark will occupy its leased space and begin paying rent. Primark is not obligated to pay rent until the earlier of (i) 270 days after the date the landlord delivers the premises to the tenant with landlord’s work substantially complete and (ii) the date Primark opens for business. The Primark lease provides that (i) the parties anticipate the delivery date will occur on November 1, 2022, which may be postponed by the landlord for 60 days by notice given within 60 days of the effective date of the lease (the foregoing date, as it may have been postponed in accordance with the lease, the “Projected Delivery Date”) and (ii) Primark will have the right to terminate its lease if for any reason (other than tenant-caused delays) the delivery date does not occur by the date that is 365 days after the Projected Delivery Date. We cannot assure you that Primark will take occupancy of its space or begin paying rent as expected or at all.

The following table presents certain information relating to the lease rollover schedule at the Concord Mills property:

Lease Expiration Schedule(1)(2)(3)(4)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	Base Rent	% of Total Base Rent	Base Rent $ per SF	# of Expiring Leases
MTM	9,558	0.7%	0.7%	$370,676	1.3%	$38.78	3
2022	2,094	0.2%	0.9%	$168,688	0.6%	$80.56	2
2023	161,407	12.2%	13.1%	$4,061,315	14.4%	$25.16	28
2024	129,533	9.8%	22.9%	$3,810,923	13.5%	$29.42	31
2025	244,886	18.6%	41.5%	$4,850,257	17.2%	$19.81	30
2026	167,565	12.7%	54.2%	$3,973,072	14.1%	$23.71	19
2027	91,101	6.9%	61.1%	$2,618,736	9.3%	$28.75	13
2028	26,782	2.0%	63.2%	$1,154,735	4.1%	$43.12	12
2029	284,590	21.6%	84.7%	$4,281,702	15.1%	$15.05	8
2030	12,114	0.9%	85.7%	$385,078	1.4%	$31.79	4
2031	11,124	0.8%	86.5%	$368,983	1.3%	$33.17	2
2032 & Thereafter	108,566	8.2%	94.7%	$2,221,508	7.9%	$20.46	5
Vacant	69,331	5.3%	100.0%	$0	0.0%	$0.00	0
Total / Wtd. Avg.	1,318,651	100.0%		$28,265,672	100.0%	$22.62	157

(1)	Based on the underwritten rent roll dated September 23, 2022.
(2)	Calculated based on the approximate square footage occupied by each owned tenant.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the Lease Expiration Schedule. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Prospectus for a description of certain tenant termination options.
(4)	Wtg. Avg. Base Rent $ per SF excludes vacant spaces.

The following table presents certain information relating to gross mall sales, in-line tenant sales per SF and in-line tenant occupancy costs at the Concord Mills property:

Tenant Sales and Occupancy Costs(1)

	2017	2018	2019	2020(2)	2021	TTM August 2022
Gross Mall Sales	$344,619,844	$356,454,362	$335,204,427	$276,225,859	$354,048,116	$362,067,988
Sales PSF (Inline < 10,000 SF)	$392	$407	$426	$360	$493	$507
Occupancy Cost (Inline < 10,000 SF)	13.8%	13.5%	13.3%	15.3%	12.0%	11.9%

(1)	Information is provided by the borrower sponsor and only includes tenants reporting sales.
(2)	The Concord Mills property was closed between March 18, 2020 and May 9, 2020 due to COVID-19 restrictions.

A-3-104

CONCORD MILLS

The following table presents certain information relating to historical occupancy at the Concord Mills property:

Historical Leased %(1)

2015	2016	2017	2018	2019	2020(2)	2021	As of 9/23/2022(1)
99.7%	100.0%	98.6%	99.5%	99.5%	97.5%	92.6%	94.7%

(1)	As of September 23, 2022, the Concord Mills property was 99.2% occupied inclusive of RDP tenants. These tenants have been excluded from the underwriting as RDP lease terms are for less than a year and can be terminated by the landlord at any time with 30 days’ notice. Historical occupancy is inclusive of RDP tenants.
(2)	The Concord Mills property was closed between March 18, 2020 and May 9, 2020 due to COVID-19 restrictions.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Concord Mills property:

Cash Flow Analysis

	2019	2020(1)	2021	TTM 8/31/2022	Underwritten	Underwritten $ per SF
Base Rental Income(2)(3)	$27,682,808	$26,306,745	$26,919,594	$26,484,025	$27,904,115	$21.16
Contractual Rent Steps(4)	0	0	0	0	361,556	0.27
Vacant Income	0	0	0	0	3,517,083	2.67
Overage Rent(5)	949,352	551,333	2,938,899	3,494,181	2,662,505	2.02
Percentage Rent in Lieu(5)	511,527	787,823	1,848,114	1,559,407	1,938,402	1.47
Expense Reimbursements	13,837,530	12,837,149	12,846,602	13,423,673	12,967,573	9.83
Net Rental Income	$42,981,217	$40,483,050	$44,553,209	$44,961,286	$49,351,235	$37.43

Overall Vacancy & Credit Loss	(109,424)	(3,619,874)	(143,482)	(79,171)	(3,517,083)	(2.67)
Temp / Specialty Leasing Income	3,620,149	2,531,433	3,651,586	3,947,516	3,452,917	2.62
Other Income(6)	1,045,569	762,381	992,195	975,353	1,056,383	0.80
Effective Gross Income	$47,537,511	$40,156,990	$49,053,508	$49,804,984	$50,343,452	$38.18

Total Operating Expenses	11,972,622	10,331,147	12,087,500	12,860,607	12,694,091	9.63
Net Operating Income	$35,564,889	$29,825,843	$36,966,008	$36,944,377	$37,649,361	$28.55

Replacement Reserve	0	0	0	0	118,679	0.09
Tenant Improvements	0	0	0	0	659,326	0.50
Leasing Commissions	0	0	0	0	659,326	0.50
Net Cash Flow	$35,564,889	$29,825,843	$36,966,008	$36,944,377	$36,212,031	$27.46

(1)	The Concord Mills property was closed between March 18, 2020 and May 9, 2020 due to COVID-19 restrictions.
(2)	Based on the underwritten rent roll dated September 23, 2022, with adjustments made for executed leases and tenants that have given notice to vacate.
(3)	RDP tenants have been excluded from the underwriting as RDP lease terms are for less than a year and can be terminated by the landlord at any time with 30 days’ notice.
(4)	Contractual Rent Steps were taken through October 1, 2023.
(5)	Underwritten Overage Rent and Percent Rent in Lieu are based on the terms of applicable leases using TTM August 2022 sales figures. Increases in Overage Rent and Percentage Rent in Lieu in 2021 and TTM August 2022 are due to increased sales at the Concord Mills property. As of TTM August 2022, the Concord Mills property generated total sales of over $362 million, representing an approximately 42.9% increase from 2020 and a 19.4% increase from 2019. Additionally, the Concord Mills property generated total sales of over $359 million in 2021, representing an approximately 41.8% increase from 2020 and an 18.5% increase from 2019.
(6)	Other income consists of ATM, cellular, media, storage, and sponsorship of local events.
A-3-105

DENT MEDICAL CENTER
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Amherst, New York	Cut-off Date Balance		$23,000,000
Property Type	Office	Cut-off Date Balance per SF		$238.27
Size (SF)	96,530	Percentage of Initial Pool Balance		2.8%
Total Occupancy as of 7/15/2022	98.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/15/2022	98.4%	Type of Security		Fee
Year Built / Latest Renovation	1971, 2008 / 2014	Mortgage Rate		5.88000%
Appraised Value(1)	$45,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
		Borrower Sponsor	John R. Yurtchuk
Underwritten Revenues	$4,373,983
Underwritten Expenses	$1,810,623	Escrows
Underwritten Net Operating Income (NOI)	$2,563,359		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,478,056	Taxes	$342,608	$42,317
Cut-off Date LTV Ratio	50.5%	Insurance	$10,782	$3,594
Maturity Date LTV Ratio	50.5%	Replacement Reserves	$0	$2,542
DSCR Based on Underwritten NOI / NCF	1.87x / 1.81x	TI/LC(1)	$1,000,000	Springing
Debt Yield Based on Underwritten NOI / NCF	11.1% / 10.8%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$23,000,000	100.0%	Loan Payoff	$20,856,907	90.7%
			Reserves	1,353,390	5.9
			Closing Costs	561,891	2.4
			Principal Equity Distribution	227,812	1.0
Total Sources	$23,000,000	100.0%	Total Uses	$23,000,000	100.0%

(1)	The appraisal also concluded to a “go dark” value of $34,500,000 as of April 6, 2022, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 66.7%.
(2)	Monthly TI/LC reserves of approximately $13,083 will be required if funds in the TI/LC reserve are less than the TI/LC Cap (as defined below). TI/LC reserves are capped at $1,000,000, including any upfront amounts deposited in the TI/LC account (the “TI/LC Cap”).

The following table presents certain information relating to the largest tenants at the Dent Medical Center property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Dent Neurological(2)(3)(4)	NR / NR / NR	85,556	88.6%	$2,427,552	88.9%	$28.37	5/30/2034	None
Mash Urgent Care	NR / NR / NR	4,064	4.2	157,602	5.8	$38.78	11/30/2023	None
Snyder OBGYN	NR / NR / NR	2,852	3.0	76,975	2.8	$26.99	6/30/2023	None
Dr. Jeffrey I. Goldberg DDS PLLC	NR / NR / NR	2,482	2.6	69,496	2.5	$28.00	12/31/2025	None
Largest Tenants		94,954	98.4%	$2,731,625	100.0%	$28.77
Vacant Spaces		1,576	1.6	0	0.0	$0.00
Totals / Wtd. Avg. Tenants		96,530	100.0%	$2,731,625	100.0%	$28.77

(1)	Based on the underwritten rent roll dated July 15, 2022.
(2)	Dent Neurological subleases 12,900 sq. ft. of its space to General Physician PC controlled by Kaleida Health at a rent of $28.18 modified gross with an expiration date of March 31, 2024.
(3)	Dent Neurological is an affiliate of the Dent Medical Center borrowers and owns a 40% non-controlling ownership interest in Sheridan Properties III, LLC and a 60% non-controlling ownership interest in Sheridan Equity Partners I, LLC. Dent Neurological is a collection of different healthcare providers operating among different sub-specialty clinics.
(4)	Dent Neurological leases 81,456 SF of office space at $29.50 base rent PSF and 4,100 SF of basement level storage at base rent of $6.00 base rent PSF, which expire on May 30, 2034 and June 30, 2034, respectively.
A-3-106

DENT MEDICAL CENTER

The following table presents certain information relating to the lease rollover schedule at the Dent Medical Center property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0%	0.0%	$0	0.0%	$0.00	0
2023	6,916	7.2	7.2%	234,577	8.6	$33.92	2
2024	0	0.0	7.2%	0	0.0	$0.00	0
2025	2,482	2.6	9.7%	69,496	2.5	$28.00	1
2026	0	0.0	9.7%	0	0.0	$0.00	0
2027	0	0.0	9.7%	0	0.0	$0.00	0
2028	0	0.0	9.7%	0	0.0	$0.00	0
2029	0	0.0	9.7%	0	0.0	$0.00	0
2030	0	0.0	9.7%	0	0.0	$0.00	0
2031	0	0.0	9.7%	0	0.0	$0.00	0
2032 & Thereafter	85,556	88.6	98.4%	2,427,552	88.9	$28.37	2
Vacant	1,576	1.6	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	96,530	100.0%		$2,731,625	100.0%	$28.77	5
(1)	Calculated based on the approximate square footage occupied by each Owned tenant.
(2)	Based on the underwritten rent roll dated July 15, 2022.

The following table presents certain information relating to historical leasing at the Dent Medical Center property:

Historical Leased %(1)

2019	2020	2021	As of 7/15/2022
100.0%	100.0%	100.0%	98.4%(2)

(1)	Represents occupancy as of December 31 for the indicated year unless otherwise indicated.
(2)	Based on the underwritten rent roll dated July 15, 2022.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Dent Medical Center property:

Cash Flow Analysis(1)

	2018	2019	2020	2021	Underwritten	Underwritten $ per SF
Base Rent(1)	$2,942,047	$4,223,816(2)	$2,789,730	$2,789,730	$2,731,625	$28.30
Vacant Income	0	0	0	0	46,492(3)	0.48
Reimbursements	1,016,005	0(2)	1,477,731	1,422,231	1,512,000	15.66
Vacancy & Credit Loss	0	0	0	0	(321,759)	(3.33)
Other Income(2)	13,566	13,567	10,281	5,680	405,624	4.20
Effective Gross Income	$3,971,618	$4,237,383	$4,277,742	$4,217,641	$4,373,983	$45.31

Real Estate Taxes	$397,401	$370,517	$465,766	$493,015	$499,756	$5.18
Insurance	55,691	84,584	86,885	65,122	70,000	0.73
Utilities	236,329	249,121	257,042	265,256	265,256	2.75
Management Fee	126,842	124,992	56,360	77,496	174,959	1.81
Other Operating Expenses	580,536	833,051	829,015	802,353	800,652	8.29
Total Operating Expenses	$1,396,799	$ 1,662,265	$ 1,695,068	$1,703,242	$1,810,623	$18.76

Net Operating Income	$2,574,819	$2,575,118	$2,582,674	$2,514,399	$2,563,359	$26.56
Replacement Reserves	0	0	0	0	(68,145)	(0.71)
TI/LC	0	0	0	0	153,448	1.59
Net Cash Flow	$2,574,819	$2,575,118	$2,582,674	$2,514,399	$2,478,056	$25.67

(1)	Base Rent is based on the in-place rent roll as of July 15, 2022.
(2)	Historical financials provided by the related borrower sponsor included gross rent and reimbursements as a single line item for the 2019 calendar year.
(3)	Other Income is comprised primarily of contractual parking revenue.
A-3-107

GRAHAM CAPITAL HQ
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Norwalk, Connecticut	Cut-off Date Balance		$20,228,000
Property Type	Office	Cut-off Date Balance per SF		$201.59
Size (SF)	100,342	Percentage of Initial Pool Balance		2.4%
Total Occupancy as of 10/6/2022	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/6/2022	100.0%	Type of Security		Fee
Year Built / Latest Renovation	1916, 1989 / 2003	Mortgage Rate		6.27000%
Appraised Value	$38,900,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120
		Borrower Sponsor		Kenneth G. Tropin
Underwritten Revenues	$5,002,907
Underwritten Expenses	$1,854,590	Escrows
Underwritten Net Operating Income (NOI)	$3,148,317		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,926,501	Taxes	$134,576	$33,644
Cut-off Date LTV Ratio	52.0%	Insurance	$7,684	$7,684
Maturity Date LTV Ratio	52.0%	Replacement Reserve	$0	$4,599
DSCR Based on Underwritten NOI / NCF	2.45x / 2.28x	TI/LC(1)	$0	Springing
Debt Yield Based on Underwritten NOI / NCF	15.6% / 14.5%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$20,228,000	100.0%	Principal Equity Distribution	$19,657,537	97.2%
			Closing Costs	428,203	2.1
			Reserves	142,260	0.7
Total Sources	$20,228,000	100.0%	Total Uses	$20,228,000	100.0%

(1)	The TI/LC Monthly reserve is conditionally waived at origination. During the continuance of a trigger period, the borrower will deposit approximately $13,886 monthly into a leasing reserve account for tenant improvements and leasing commissions.

The following table presents certain information relating to the sole tenant at the Graham Capital HQ property:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Graham Capital Management	NR/NR/NR	100,342	100.0%	$3,411,628	100.0%	$34.00	9/30/2037	None
Total Occupied		100,342	100.0%	$3,411,628	100.0%	$34.00
Vacant		0	0.0	0	0	0.00
Total / Wtd. Avg.		100,342	100.0%	$3,411,628	100.0%	$34.00

(1)	Based on the underwritten rent roll dated October 6, 2022.

The following table presents certain information relating to the lease rollover schedule at the Graham Capital HQ property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031	0	0.0	0.0%	0	0.0	$0.00	0
2032 & Thereafter	100,342	100.0	100.0%	3,411,628	100.0	$34.00	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total	100,342	100.0%		$3,411,628	100.0%	$34.00	1

(1)	Based on the underwritten rent roll dated October 6, 2022.

A-3-108

GRAHAM CAPITAL HQ

The following table presents certain information relating to historical occupancy at the Graham Capital HQ property:

Historical Leased %(1)

2019	2020	2021	As of 10/6/2022(2)
100.0%	100.0%	100.0%	100.0%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.
(2)	Based on the underwritten rent roll dated October 6, 2022.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Graham Capital HQ property:

Cash Flow Analysis(1)

	2019	2020	2021	Underwritten	Underwritten $ PSF
Base Rent(2)	$3,110,602	$3,110,602	$3,110,602	$3,411,628	$34.00
Reimbursements	2,231,415	1,807,558	1,952,645	1,854,590	$18.48
Economic Vacancy & Credit Loss	0	0	0	(263,311)	($2.62)
Effective Gross Income	$5,342,017	$4,918,160	$5,063,247	$5,002,907	$49.86

Real Estate Taxes	359,023	480,611	371,613	371,613	$3.70
Insurance	0	0	0	87,817	$0.88
Repairs & Maintenance	609,513	358,580	388,136	388,136	$3.87
Utilities	607,053	439,735	553,932	553,932	$5.52
Other Operating Expenses	655,827	528,632	638,964	453,092	$4.52
Total Operating Expenses	$2,231,415	$1,807,558	$1,952,645	$1,854,590	$18.48

Net Operating Income	$3,110,602	$3,110,602	$3,110,602	$3,148,317	$31.38
Capital Expenditures	0	0	0	55,188	$0.55
TI/LC	0	0	0	166,628	$1.66
Net Cash Flow	$3,110,602	$3,110,602	$3,110,602	$2,926,501	$29.17

(1)	Based on the underwritten rent roll dated October 6, 2022.
(2)	The increase in Underwritten Base Rent is due to the sole tenant extending its lease at the Graham Capital HQ property until September 30, 2037 at a flat rate of $34.00 PSF as compared to $31.00 PSF for 2019, 2020 and 2021 under the prior lease.
A-3-109

RESIDENCE INN MELBOURNE
Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Melbourne, Florida	Cut-off Date Principal Balance		$18,700,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room		$140,601.50
Size (Rooms)	133	Percentage of Initial Pool Balance		2.2%
Total TTM Occupancy as of 7/31/2022	87.2%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 7/31/2022	87.2%	Type of Security		Fee
Year Built / Latest Renovation	2008 / 2017	Mortgage Rate		6.00000%
Appraised Value	$32,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		NAP
		Borrower Sponsor		JWM Family Enterprises, L.P.
Underwritten Revenues	$6,224,810
Underwritten Expenses	$3,452,884	Escrows
Underwritten Net Operating Income (NOI)	$2,771,926		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,460,686	Taxes	$0	Springing
Cut-off Date LTV Ratio	58.4%	Insurance	$0	Springing
Maturity Date LTV Ratio	49.6%	Replacement Reserves(1)	$4,434,638	Springing
DSCR Based on Underwritten NOI / NCF	2.06x / 1.83x	TI / LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	14.8% / 13.2%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$18,700,000	53.3%	Purchase Price	$30,000,000	85.5%
Principal's Equity	16,383,717	46.7	Reserves	4,434,638	12.6
			Closing Costs	649,079	1.9

Total Sources	$35,083,717	100.0%	Total Uses	$35,083,717	100.0%

(1)	On each payment date, the borrower is required to deposit an amount equal to the greater of (a) the monthly amount required to be reserved pursuant to the approved management agreement or any replacement franchise or license agreement for the replacement of FF&E or (b) 1/12th of 5% of the operating income of the Residence Inn Melbourne property for the previous 12 month period as determined on the anniversary of the last day of the calendar month in which the origination date occurred.

The following table presents certain information relating to the 2019 demand analysis with respect to the Residence Inn Melbourne property based on market segmentation, as provided in the appraisal:

2019 Accommodated Room Night Demand(1)

Property	Commercial	Meeting & Group	Leisure
Residence Inn Melbourne	65.0%	10.0%	25.0%

(1)	Source: Appraisal.

The following table presents certain information relating to the penetration rates relating to the Residence Inn Melbourne property and various market segments, as provided in a June 2022 third party market research report for the Residence Inn Melbourne property:

Penetration Rates(1)

	Occupancy	ADR	RevPAR
TTM June 2022	126.9%	126.1%	160.1%

(1)	Source: Third party market research report.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Residence Inn Melbourne property:

Historical Occupancy, ADR, RevPAR(1)

	2019	2020	2021	TTM 7/31/2022
Occupancy	89.2%	62.7%	82.8%	87.2%
ADR	$139.14	$139.01	$133.47	$144.60
RevPAR	$124.15	$87.14	$110.55	$126.10

(1)	As provided by the borrower and represents averages for the year ended December 31 unless otherwise specified.
A-3-110

RESIDENCE INN MELBOURNE
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Residence Inn Melbourne property:

Cash Flow Analysis

	2019	2020	2021	TTM 7/31/2022	Underwritten	Underwritten $ per Room
Rooms Revenue	$6,026,675	$4,241,895	$5,366,646	$6,121,596	$6,121,596	$46,027.04
Food & Beverage Revenue	3,417	1,065	1,833	497	497	$3.73
Other Departmental Revenue	68,073	46,555	87,003	102,717	102,717	$772.31
Total Revenue	6,098,165	4,289,516	5,455,482	6,224,810	6,224,810	$46,803.08

Rooms Expense	$1,280,406	$889,823	$1,085,015	1,144,797	$1,144,797	$8,607.50
Food & Beverage Expense	429	191	449	(354)	(354)	($2.66)
Other Departmental Expense	16,443	13,481	15,104	13,675	13,675	$102.82
Total Departmental Expense	$1,297,277	$903,495	$1,100,568	$1,158,118	$1,158,118	$8,707.66

Total Undistributed Expense(1)	1,238,313	947,376	1,198,346	1,354,844	1,354,844	$10,186.80
Total Fixed Expense	725,613	516,957	614,949	812,709	939,922	$7,067.08
Total Operating Expenses	$3,261,204	$2,367,827	$2,913,864	$3,325,671	$3,452,884	$25,961.54

Net Operating Income	$2,836,961	$1,921,688	$2,541,618	$2,899,139	$2,771,926	$20,841.55
FF&E	304,908	214,476	272,774	311,268	311,241	$2,340.15
Net Cash Flow	$2,532,053	$1,707,212	$2,268,844	$2,587,871	$2,460,686	$18,501.40

(1)	Total Undistributed Expense includes administrative and general, information and telecommunications, sales and marketing, property operation and maintenance, utilities and other hotel operating expenses.
A-3-111

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

[THIS PAGE INTENTIONALLY LEFT BLANK]

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Contacts
Role	Party and Contact Information
Depositor	GS Mortgage Securities Corporation II
	Attention: Leah Nivison	(212) 902-1000	leah.nivison@gs.com; gs-refgsecuritization@gs.com
200 West Street | New York, NY 10282 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Executive Vice President – Division Head		NoticeAdmin@midlandls.com
10851 Mastin Street, Suite 700 | Overland Park, KS 66210 | United States
Special Servicer	Rialto Capital Advisors, LLC
	Niral Shah	(305) 485-2041	Niral.shah@rialtocapital.com
200 S. Biscayne Blvd., Suite 3550 | Miami, FL 33131 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Operating Advisor & Asset Representations Reviewer	Pentalpha Surveillance LLC
	Attention: Don Simon		notices@pentalphasurveillance.com
Two Greenwich Office Park | Greenwich, CT 06831 | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	B-1	Page 1 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	B-2	Page 2 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	B-3	Page 3 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	B-4	Page 4 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	B-5	Page 5 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	B-6	Page 6 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	B-7	Page 7 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	B-8	Page 8 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	B-9	Page 9 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	B-10	Page 10 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	B-11	Page 11 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	B-12	Page 12 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	B-13	Page 13 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	B-14	Page 14 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Penalties
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	B-15	Page 15 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	B-16	Page 16 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	B-17	Page 17 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹

	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information

	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Nov-22	0	0	0	0	0	0
Oct-22	0	0	0	0	0	0
Sep-22	0	0	0	0	0	0
Aug-22	0	0	0	0	0	0
Jul-22	0	0	0	0	0	0
Jun-22	0	0	0	0	0	0
May-22	0	0	0	0	0	0
Apr-22	0	0	0	0	0	0
Mar-22	0	0	0	0	0	0
Feb-22	0	0	0	0	0	0
Jan-22	0	0	0	0	0	0
Dec-21	0	0	0	0	0	0

(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	B-18	Page 18 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	B-19	Page 19 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined
2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	B-20	Page 20 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	B-21	Page 21 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	B-22	Page 22 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	B-23	Page 23 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	B-24	Page 24 of 25

Distribution Date:	11/18/22	Benchmark 2022-B37 Mortgage Trust
Determination Date:	11/14/22
Record Date:	10/31/22	Commercial Mortgage Pass-Through Certificates
Series 2022-B37

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	B-25	Page 25 of 25

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of October 1, 2022 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Computershare Trust Company, National Association, as certificate administrator and as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer.
Transaction: Benchmark 2022-B37 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2022-B37
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31, 20[__]: [_______]
Directing Holder: [_______]

I.       Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.
b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.
2.	Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Holder to the Operating Advisor concurrently with delivery to the Directing Holder.
3.	After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:
a.	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:
________
________
________
________
b.	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action: ________ ________

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

C-1

II. Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “platform-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

●	[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III. List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.
4.	[LIST OTHER REVIEWED INFORMATION].
5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy

C-2

of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.
4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

C-3

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex D-2. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

The related MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under

D-1-1

applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)       Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of GSMC, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the GSMC Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related MLPA, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan

D-1-2

title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to this Annex D-1, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

(8)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan

D-1-3

documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)    Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)    Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)    Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(13)    Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

(14)    Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Depositor or its servicer.

(15)    No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve

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accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)    Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(18)    No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time

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of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)    No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by GSMC.

(20)    REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)    Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

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(22)    Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

(23)    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)    Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)    Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)    Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

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(27)    Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)    Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)    Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in

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the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth on Annex D-2, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)    Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is

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a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)    Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan documents provide for defeasance as a unilateral right of the mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two (2) years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)    Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in situations where default interest is imposed.

(34)    Ground Leases. For purposes of this Annex D-1, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

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With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)           The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)           The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)           The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)           The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)            GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)           The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)           The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

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(i)            The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)            Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)           In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)            Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)    Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)    Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)    No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex D-1 (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

(38)    Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of

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such Mortgaged Property), nor any portion thereof, is the subject of, and no mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)    Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

(40)    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)    Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

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(42)    Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the mortgage loan schedule attached to the related MLPA.

(43)    Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex D-2.

(44)    Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the related Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)    Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in this Annex D-1, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in this Annex D-1.

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Schedule D-1 to Annex D-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

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Schedule D-2 to Annex D-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
34	Riverport Tower

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Schedule D-3 to Annex D-1

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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ANNEX D-2

EXCEPTIONS TO GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
15	Residence Inn Melbourne	(5) Lien; Valid Assignment	Marriott has a right of first offer (“ROFO”) to acquire the Mortgaged Property if the Mortgagor desires to sell the Mortgaged Property or receives a bona fide written offer from an unaffiliated third party (that is not a competitor or an affiliate of a competitor) to enter into the sale of the Mortgaged Property and desires to accept such offer. Pursuant to the related management agreement, the ROFO expressly excludes any transfer, sale or assignment to the Mortgagee and a sale at foreclosure under the Mortgage Loan documents.
17	A&R Hospitality Portfolio	(5) Lien; Valid Assignment	The franchisors with respect to The Fairfield Inn and Suites, Red Roof Inn Pensacola, Red Roof Inn Gulf Shores and Motel 6 Mortgaged Properties Franchisors have rights of first refusal (“ROFRs”) or purchase options to acquire such properties if there is an attempted sale (property or transfer of ownership interests in franchisee/borrower). Pursuant to the related comfort letters issued for the benefit of Mortgagee at origination, the franchisors agree their respective ROFR and purchase option rights are subordinate to the exercise of the Mortgagee’s rights under the Mortgage Loan documents.
27	Residence Inn Florence	(5) Lien; Valid Assignment	Marriott has a ROFR to acquire the Mortgaged Property if there is an attempted sale (property or transfer of ownership interests in franchisee/borrower) to a competitor. Pursuant to the related comfort letter issued for the benefit of Mortgagee at origination, Marriott agrees its ROFR is subordinate to the exercise of the Mortgagee’s rights under the Mortgage Loan documents if and for so long as: (i) the related deed of trust is and remains validly recorded and in full force and effect and the Mortgage Loan is in compliance with requirements pertaining to financings or indebtedness in the related franchise agreement; and (ii) the Mortgagee is a bona fide lender and is not a competitor or an affiliate of a competitor.
15	Residence Inn Melbourne	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
17	A&R Hospitality Portfolio	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
27	Residence Inn Florence	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
9	Tanger Outlets Columbus	(16) Insurance	The Mortgage Loan documents permit a deductible up to $500,000 for property insurance coverage, including terrorism coverage, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible not to exceed 5% of the total insurable value of the Mortgaged Property (collectively, the “Required Deductible”). The Mortgagor is also permitted to utilize a retention amount in addition to the Required Deductible, solely as it pertains to flood and hail losses, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains prefunded at all times during the term of the Mortgage Loan, and (3) the Mortgagor has submitted evidence satisfactory to the Mortgagee and rating agencies of such prefunded arrangement at the request of the Mortgagee or rating agency.
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
21	Chesterfield Commons 8	(16) Insurance	For any outparcel lease that is in full force and effect as of the loan origination date, to the extent (i) no default beyond any applicable notice and cure period has occurred and is continuing under such outparcel lease, (ii) the applicable outparcel tenant is obligated per the terms of such outparcel lease to rebuild and/or repair the applicable outparcel premises, (iii) the applicable outparcel tenant is entitled to no period of rent abatement, and (iv) the borrower has provided to the lender evidence satisfactory to lender that the applicable outparcel tenant maintains in full force and effect the insurance coverage requirements set forth in the loan agreement, then the borrower will be deemed in compliance with such insurance coverage requirements with respect to the applicable outparcel lease premises and will not be required to maintain the coverage required under the Mortgage Loan documents with respect to such outparcel lease premises. If any outparcel tenant fails to satisfy the outparcel tenant insurance conditions, then the borrower is required to obtain, at the borrower’s sole cost and expense, all insurance as required by the loan agreement which satisfies the requirements under the Mortgage Loan documents providing coverage that will pay proceeds in an amount sufficient to restore the applicable outparcel lease premises to the extent such proceeds are not paid or otherwise made available under the insurance policies carried by the applicable outparcel tenant. Such insurance must be either be (x) “primary” insurance coverage in the event that the applicable outparcel tenant does not provide the applicable required insurance coverage, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, as shall be necessary to bring the insurance coverage for the applicable outparcel lease premises into full compliance with all of the terms and conditions of the Mortgage Loan documents.
15	Residence Inn Melbourne	(16) Insurance	The Mortgagor is not required to maintain any of the insurance coverages on the Mortgaged Property required under the Mortgage Loan documents other than flood insurance for so long as the following conditions are satisfied: (i) the management agreement with Marriott (the related property manager) is in full force and effect without any amendments to the provisions thereof which relate to insurance or casualty unless otherwise approved by the lender, (ii) Marriott remains fully liable for the obligations and liabilities of the property manager under the management agreement, (iii) Marriott maintains the insurance policies required under the Mortgage Loan documents (excluding, to the extent applicable, flood insurance) for the Mortgaged Property meeting the requirements set forth in the Mortgage Loan documents, and (iv) the Mortgagor provides to the Mortgagee, no less frequently than annually, one or more certificates of insurance or other evidence reasonably satisfactory to the Mortgagee that Marriott maintains in full force and effect the insurance described in clause (iii) above. To the extent any of the conditions set forth in clauses (i) through (iv) above are not satisfied, the Mortgagor is required to promptly, at its sole cost and expense, procure and maintain either (i) “primary” insurance coverage as to the Mortgaged Property in the event Marriott does not provide the applicable insurance coverage or (ii) in the event Marriott does not have the sufficient insurance coverage, “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with the requirements of the Mortgage Loan documents.
17	A&R Hospitality Portfolio	(16) Insurance	The Mortgage Loan documents permit the Mortgagor to maintain property insurance for the Home2Suites Daphne Mortgaged Property from an insurer, Tower Hill Prime Insurance Company, that currently has a rating of B+ VII from A.M. Best Company (which is lower than that required under this Representation and Warranty No. 16) and is not rated by either Moody’s Investors Service, Inc. or S&P Global Ratings (the “Tower Hill Policy”), provided, however, the Mortgagor is required to replace the Tower Hill Policy with a property

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

insurance policy from an insurer satisfying the requirements of this Representation and Warranty No. 16 (i) upon the expiration of the Tower Hill Policy in May 2023 or (ii) if, prior to the expiration of the Tower Hill Policy, the current A.M. Best rating is withdrawn or downgraded. The Mortgage Loan documents provide full recourse to the Mortgagor and guarantor in an amount equal to the difference between the proceeds received by the lender in connection with a casualty at the Home2Suites Daphne Mortgaged Property and the amount of coverage set forth in the Tower Hill Policy that the Mortgagor would be entitled to, for so long as the Tower Hill Policy (i) is in effect and (ii) does not satisfy the requirements otherwise set forth in the Mortgage Loan documents.

In addition, the Mortgage Loan has a principal balance in excess of $50.0 million; however, the Mortgage Loan documents only require business interruption or rental loss insurance for a period of at least twelve months, plus a six-month extended period of indemnity.

26	4023 Oak Lawn Avenue	(16) Insurance	The Mortgagor is not required to maintain any of the insurance coverages on the Mortgaged Property required under the Mortgage Loan documents other than flood insurance for so long as the following conditions are satisfied as to the sole tenant (“Equinox”): (i) the Equinox Lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the Equinox Lease, (iii) Equinox maintains traditional third-party coverage for the Mortgaged Property (including, without limitation, any liability insurance coverage required under the loan agreement) which satisfy the requirements set forth in the loan agreement, including without limitation, naming the lender as mortgagee and loss payee and additional insured and naming the borrower as loss payee and additional insured, provided, in any event, any insurance provided by Equinox may have a general liability deductible/self-insured retention not in excess of $250,000 or 5% of the total insurable value of the Mortgaged Property for flood, windstorm and earthquake insurance coverage, (iv) the Mortgagor provides to the lender, no less frequently than annually, evidence satisfactory to the lender that Equinox maintains in full force and effect the insurance described in clause (iii) immediately above, and (v) the Equinox Lease remains in full force and effect following a casualty. To the extent any of the conditions set forth in clauses (i) through (iv) above are not satisfied, the Mortgagor is required to promptly, at its sole cost and expense, procure and maintain either (i) “primary” insurance coverage as to the Mortgaged Property in the event Equinox does not provide the applicable insurance coverage or (ii) in the event Equinox does not have the sufficient insurance coverage, “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with the requirements of the Mortgage Loan documents
20	Stone Street Portfolio	(18) No Encroachments

The kitchen used by the commercial tenant operating three restaurants at the 1 Hanover Square Mortgaged Property is located in an adjacent building at 93 Pearl Street, which is owned by a borrower affiliate. Use of the kitchen area is subject to a separate coterminous lease between the owner (affiliate) of 93 Pearl Street and the commercial tenant. Additionally, one of the three restaurants operates across both the 1 Hanover Square Mortgaged Property and 93 Pearl Street, pursuant to the same coterminous lease referenced above.

There is contiguous space with the adjacent building at 32 Water Street that is used by the commercial tenant operating a restaurant at the 30 Water Street Mortgaged Property. This contiguous space is used for seating and event space pursuant to a separate lease between the owner of 32 Water Street and the commercial tenant. The commercial tenant’s lease at 32 Water Street has a fully extended lease expiry in December 2034.

D-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
17	A&R Hospitality Portfolio	(24) Local Law Compliance	The Quality Inn Gulf Shores Mortgaged Property is legal non-conforming as to use as hotel uses require a conditional use permit under the current zoning code and the Mortgagor has not obtained such a permit. In addition, the Beachside Gulf Shores Mortgaged Property is legal non-conforming with respect to certain property conditions, including an excess in impervious surface coverage by 4,705 feet, a landscaped area deficit by 8,299 square feet and a deficit in the landscape buffer abutting a thoroughfare by up to ten feet. If a legal non-conforming structure is damaged or destroyed and the cost to reconstruct such structure does not exceed 50% of the value of the entire structure before the destruction or damage, such structure may be reconstructed to its prior legal non-conforming condition provided that (i) a building permit is secured and (ii) reconstruction is started within one year from the date of the destruction or damage, and such reconstruction is diligently pursued to completion. If a legal non-conforming structure is destroyed or damaged and the cost to reconstruct such structure is in excess of 50% of the value of the entire structure before the destruction or damage, such structure may only be restored in accordance with the current zoning code. The Mortgage Loan documents provide recourse to the Mortgagor and guarantor in an amount equal to (i) with respect to the Quality Inn Gulf Shores Mortgaged Property, the allocated loan amount applicable to the Quality Inn Gulf Shores Mortgaged Property, together with any applicable yield maintenance premium, if the Quality Inn Gulf Shores Mortgaged Property suffers a casualty and as a result cannot be operated substantially in the form that existed prior to the casualty and (ii) with respect to the Beachside Resort Mortgaged Property, an amount (not to exceed the applicable allocated loan amount) such that (a) the debt service coverage ratio for the Mortgage Loan is not less than 2.27x and (b) the debt yield for the Mortgage Loan is not less than 16.4%, if the Beachside Gulf Shores Mortgaged Property suffers a casualty and cannot be restored to substantially the same physical condition and configuration as existed before the casualty.
20	Stone Street Portfolio	(24) Local Law Compliance	The individual Mortgaged Properties are subject to certain outstanding department of building and department of housing preservation and development violations as identified in the zoning reports obtained in connection with the origination of the Mortgage Loan. The Mortgagor is obligated to resolve the noted violations within six months of origination.
17	A&R Hospitality Portfolio	(25) Licenses and Permits	The Quality Inn Gulf Shores Mortgaged Property is legal non-conforming as to use as hotel uses require a conditional use permit under the current zoning code and the Mortgagor has not obtained such a permit.
9	Tanger Outlets Columbus	(26) Recourse Obligations	For so long as one or more of Simon Property Group, L.P. or Simon Property Group, Inc. or an affiliate of Simon Property Group, L.P. or Simon Property Group, Inc. is a guarantor, the liability of guarantor under the related guaranty may not exceed $14,200,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the Mortgagee in the enforcement of the guaranty or the preservation of the Mortgagee’s rights thereunder.
21	Chesterfield Common 8	(26) Recourse Obligations	The liability of each of the two non-recourse carveout guarantors is several but not joint and is limited to the amounts of each guarantor’s pro rata share of the aggregate liability of all guarantors under the related Mortgage Loan documents.
26	4023 Oak Lawn Avenue	(34) Ground Leases	The related ground lease may be assigned to the Mortgagee in connection with the exercise of remedies under the Mortgage Loan documents without the ground lessor’s consent. Any other assignee is required to be a person which, in ground lessor’s good faith reasonable judgment, has sufficient knowledge, skill, experience and financial resources effectively to manage and operate the leasehold interest in
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
the improvements, whether directly or through competent third parties engaged by such person, in accordance with its permitted use, all in accordance with the provisions of the ground lease. The ground lease does not provide that the Mortgagee is entitled to a new lease generally upon termination of the ground lease, but the ground lessor will enter into a new lease with the Mortgagee (i) upon termination of the ground lease resulting from a default by the ground lessee thereunder or (ii) due to a rejection of the ground lease in a bankruptcy proceeding.
All GSMC Mortgage Loans	All GSMC Mortgage Loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
9	Tanger Outlets Columbus	(39) Organization of Mortgagor	One of the related borrower sponsors, Simon Property Group LP, is also a borrower sponsor of other Mortgage Loans in the Mortgage Pool.

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ANNEX E-1

CITI REAL ESTATE FUNDING INC. AND GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND WARRANTIES

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex E-2 and Annex E-3, respectively, to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex E-1 and the related exceptions set forth in Annex E-2 or Annex E-3, as applicable, exclude the GSMC Mortgage Loans and the JPMCB Mortgage Loans and with respect to each of CREFI and GACC, exclude the other such Mortgage Loan Seller’s Mortgage Loans. In addition, solely for purposes of this Annex E-1 and the related exceptions set forth in Annex E-2 or Annex E-3, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by the applicable Mortgage Loan Seller and the related promissory note(s).

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents

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(including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-2 or Annex E-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the related Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or

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actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1 to Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower.

(8)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

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(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)    Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)    Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)    Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)    Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)    Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller

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or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(15)    No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Rating Requirements or endorsement covering damage from windstorm

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and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the borrower and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related borrower to maintain, or cause to be maintained, all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)    Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

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(18)    No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)    No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(20)    REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

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(21)    Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)    Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

(23)    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)    Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)    Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)    Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related borrower and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the Mortgage Loan will become full recourse to the related borrower and at least one individual or entity, if the related borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

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(27)    Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(28)    Financial Reporting and Rent Rolls. Each Mortgage Loan requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)    Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Rating Requirements) did not, as of the date of origination of

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the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2 or Annex E-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related borrower, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related borrower, (iv) Transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1 or the exceptions thereto set forth in Annex E-2 or Annex E-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1 to Annex E-1, or future permitted mezzanine debt in each case as set forth on Schedule E-2 to Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)    Single-Purpose Entity. Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for

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the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)    Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two (2) years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)    Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in situations where default interest is imposed.

(34)    Ground Leases. For purposes of this Annex E-1, a “Ground Lease” will mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)           The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not

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restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)           The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)           The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)           The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)            The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)           The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)           A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)            The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)            Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it

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having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)           In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)            Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)    Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)    Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)    No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)    Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)    Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the borrower delivered by the borrower in connection with the origination of such Mortgage Loan, the borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a borrower that is an Affiliate of another borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a borrower that is under direct or indirect common ownership and control with another borrower.)

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(40)    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer or insurers rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)    Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)    Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)    Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the issuing entity, except as set forth on Schedule E-3.

(44)    Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the issuing entity (or, in the case of a Non-Serviced Mortgage Loan,

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by the related Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the issuing entity (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the related Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the related Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) will provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee will apply for, on the issuing entity’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(45)    Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)    Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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Schedule E-1 to Annex E-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

CITI REAL ESTATE FUNDING INC.

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
4	Hyatt Regency Jacksonville	$17,000,000

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Schedule E-1 to Annex E-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

GERMAN AMERICAN CAPITAL CORPORATION

None.

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Schedule E-2 to Annex E-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

CITI REAL ESTATE FUNDING INC.

Loan No.	Mortgage Loan
3	IPG Portfolio

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Schedule E-2 to Annex E-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

GERMAN AMERICAN CAPITAL CORPORATION

Loan No.	Mortgage Loan
22	Peery Hotel

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Schedule E-3 to Annex E-1

CROSS-COLLATERALIZED MORTGAGE LOANS

CITI REAL ESTATE FUNDING INC.

None.

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Schedule E-3 to Annex E-1

CROSS-COLLATERALIZED MORTGAGE LOANS

GERMAN AMERICAN CAPITAL CORPORATION

None.

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ANNEX E-2

EXCEPTIONS TO CITI REAL ESTATE FUNDING INC. REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
10	ExchangeRight Net Leased Portfolio #58	(6) Permitted Liens; Title Insurance

The lease for the sole tenant at the Walgreens - Rock Falls Mortgaged Property, Walgreens, has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property. Walgreens has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

The lease for the sole tenant at each of the Family Dollar – Jacksonville and Family Dollar - East Canton Mortgaged Properties, Family Dollar, contains a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of a bonafide written offer to purchase the Mortgaged Property. Family Dollar has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first refusal shall be expressly subordinate to the rights of the lender under the mortgage.

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, Dollar Tree has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property: (i) the Dollar Tree - Harrah Mortgaged Property, and (ii) the Dollar Tree - De Soto Mortgaged Property. Dollar Tree has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first refusal shall be expressly subordinate to the rights of the lender under the mortgage.

29	South Loop & Bloomingdale	(6) Permitted Liens; Title Insurance	The lease for the second largest tenant at the South Loop Retail Mortgaged Property, JP Morgan Chase Bank, National Association (“Chase Tenant”), representing approximately 14.8% of the net rentable area, provides that, in the event of a casualty following which the borrower is not obligated to repair the improvements upon the Mortgaged Property pursuant to the lease for the largest tenant at the Mortgaged Property, Staples, then the borrower may either (i) elect to restore the Mortgaged Property, or (ii) elect to terminate the Chase Tenant lease. If the borrower elects clause (ii), then such termination will be effective 30 days from the borrower’s notice to Chase Tenant of such election, provided that the borrower must pay Chase Tenant $1,500,000 less any insurance proceeds Chase Tenant is entitled to receive. Notwithstanding the foregoing, Chase Tenant may elect to purchase the Mortgaged Property by so notifying the borrower within such 30-day period for an amount equal to the lesser of (1) the fair market value as determined pursuant to the Chase Tenant’s lease, or (ii) the total amount of the borrower’s first mortgage permanent financing plus $1,000,000.
3	IPG Portfolio	(10) Condition of Property	The property condition assessment prepared in connection with the origination of the Mortgage Loan recommended immediate and short-term repairs estimated to cost approximately, in the aggregate, (1) $1,155,900 with respect to the Carbondale Mortgaged Property, (2) $780,000 with respect to the Marysville Mortgaged Property, (3) $150,000 with respect to the Menasha Mortgaged Property, and (4) $60,000 with respect to the Danville Mortgaged Property. No escrow was established at origination of the Mortgage Loan in connection with the cost of such repairs.
18	Bell Works	(10) Condition of Property	The property condition assessment prepared in connection with the origination of the Mortgage Loan recommended immediate and short-term repairs estimated to cost approximately $89,200 in the aggregate. No escrow was established at origination of the Mortgage Loan in connection with the cost of such repairs.
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
All CREFI Mortgage Loans	All CREFI Mortgage Loans	(16) Insurance	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
1	Park West Village	(24) Local Law Compliance (25) Licenses and Permits	The zoning reports delivered in connection with the origination of the Park West Village Whole Loan showed certain outstanding code violations affecting the Mortgaged Property, and the Mortgagors are required to remove (or cause to be removed) those violations in accordance with the terms of the Park West Village Whole Loan agreement.
5	469 7th Avenue	(24) Local Law Compliance (25) Licenses and Permits	The Mortgaged Property is subject to an existing fire code violation relating to inspection and recertification of the fire alarm and sprinkler systems. The Mortgagor covenants in the Mortgage Loan documents that it has completed all required remedial work on the fire alarm and sprinkler systems and that it has requested inspection and certification thereof by the applicable governmental authority. The Mortgagor further covenants that if such inspection results in any requirement by such governmental authority of additional remedial or corrective action, the Mortgagor will use diligent commercially reasonable efforts to complete such additional remedial or corrective action no later than sixty (60) days following receipt of notice of such additional remedial or corrective action, which sixty (60) day period will be extended by the lender so long as the Mortgagor can provide the lender with reasonably satisfactory evidence that the Mortgagor has commenced such remedial or corrective action and is diligently pursuing the same. The Mortgagor represents that the requested inspection and certification remain pending. So long as the Mortgagor does not cancel, postpone or fail to cooperate with any requested or scheduled inspection of such remedial work by the applicable governmental authority, the failure of the governmental authority to conduct such inspection will not constitute a default under the Mortgage Loan documents.
5	469 7th Avenue	(24) Local Law Compliance (25) Licenses and Permits	At origination of the 469 7th Avenue Mortgage Loan, a temporary certificate of occupancy (“TCO”) relating to a change in use following certain renovations to the Mortgaged Property was required but had not been received. The Mortgage Loan documents require the Mortgagor to (a) use its commercially reasonable efforts and diligently and in good faith cause the TCO to be issued as promptly as possible, (b) once the TCO is issued, maintain the TCO and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is issued, (c) diligently and in good faith pursue completion of all of the conditions required under applicable legal requirements including, without limitation, causing any violations with respect to the Mortgaged Property to be removed of record, for the issuance of the PCO, and (d) cause to be delivered to the lender copies of the initial TCO, any updated TCO, and the PCO, in each case promptly upon its issuance.
10	ExchangeRight Net Leased Portfolio #58	(24) Local Law Compliance (25) Licenses and Permits

The zoning reports delivered in connection with the origination of the ExchangeRight Net Leased Portfolio #58 Mortgage Loan showed certain outstanding code violations affecting the following Mortgaged Properties: (i) Dollar Tree – Chicago (ii) CVS Pharmacy – Chalfon and (iii) Dollar Tree – Roanoke. The Mortgagors are required to remove (or cause to be removed) those violations in accordance with the terms of the ExchangeRight Net Leased Portfolio #58 Mortgage Loan agreement.

The Dollar General – Pembroke Mortgaged Property is legal non-conforming as to use. Following a casualty such that the value of the Mortgaged Property is less than 40% of the cost of replacing the Mortgaged Property as existed prior to such casualty, then the Mortgaged Property may not be repaired as to its original use.

All CREFI Mortgage Loans	All CREFI Mortgage Loans	(26) Recourse Obligations	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	Park West Village	(26) Recourse Obligations	Recourse for losses related to misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds, or condemnation awards is limited to the “misappropriation, conversion or intentional misapplication of the” of the same.
3	IPG Portfolio	(26) Recourse Obligations	The three guarantors are severally liable, rather than jointly and severally liable, under the guaranty, in proportion to each guarantor’s percentage ownership interest in the Mortgagor.
18	Bell Works	(26) Recourse Obligations	Recourse for losses related to misapplication or misappropriate of rents (if after an event of default under the Mortgage Loan), insurance proceeds, or condemnation awards is limited to the “intentional misapplication, misappropriation or conversion” of the same.
28	Prospero Place and Garage	(26) Recourse Obligations	The Mortgage Loan documents provide for recourse liability for losses related to the misappropriation of rents, insurance proceeds, or condemnation awards, but not for the misapplication of the same.
3	IPG Portfolio	(28) Financial Reporting and Rent Rolls	The borrower is required to deliver annual operating statements only to the extent that the borrower prepares an annual balance sheet, statement of cash flow, profit and loss statement and a statement of change in financial position.
All CREFI Mortgage Loans	All CREFI Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
4	Hyatt Regency Jacksonville	(31) Single-Purpose Entity	The related loan documents permit the borrower’s prior unsecured loan obtained pursuant to the Paycheck Protection Program (“PPP”) administered by the United States Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020, in the amount of $2,000,000.00 from JPMorgan Chase Bank, N.A., pursuant to and secured by a promissory note dated as of March 23, 2021. The borrower provided a payment guaranty for the full loan amount. The borrower is also party to a redevelopment agreement by and among the City of Jacksonville, Florida, The Jacksonville Economic Development Commission and the borrower, pursuant to which the City of Jacksonville, Florida provided funds to the borrower in connection with the redevelopment of the Mortgaged Property. The city is to be reimbursed for the funds provided through the remittance by the borrower of ad valorem taxes and a 1% room surcharge. The outstanding remaining balance to be paid to the City of Jacksonville, Florida is $15,602,036.08, which amount is not secured by the Mortgaged Property or any other collateral of the borrower. The outstanding remaining balance under the redevelopment agreement may be satisfied in full by the payment of $250,000 at the expiration of 25 years following substantial completion of the Mortgaged Property, which occurs in 2026.
18	Bell Works	(31) Single Purpose Entity	The related mortgagor previously owned certain other unrelated property in addition to the collateral for the Mortgage Loan. The Mortgage Loan documents are recourse to the related mortgagor in connection with the prior ownership of such other unrelated property.
All CREFI Mortgage Loans	All CREFI Mortgage Loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
7, 36	CityLine Extra Closet Portfolio CityLine Abe’s Storage Portfolio	(39) Organization of Mortgagor	The related mortgagors are affiliated.
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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
3	IPG Portfolio	(40) Environmental Conditions

The ESA identifies as a REC for the Marysville Mortgaged Property its long history of industrial use, which included the significant use, storage, and handling of chemicals; reports of potential chemical releases; reports of poor housekeeping; and the closure of several underground and aboveground storage tanks for which no documentation was available. A Phase II ESA was conducted at the Marysville Mortgaged Property to further investigate potential impacts associated with the Marysville Mortgaged Property’s significant industrial history. The Phase II ESA identified impacts to soil and soil vapor above applicable standards. Based on the results of the Phase II ESA, the Phase II ESA consultant recommended conducting a BEA for the Marysville Mortgaged Property, which would allow the person(s) on whose behalf it is performed, such as a new owner or operator, to purchase or begin operating at the Mortgaged Property without taking on liability for historic impacts. The BEA process requires the preparation of a Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property. As part of the DCP process, the Phase II ESA consultant recommended conducting additional investigation to evaluate the vapor intrusion pathway in the vicinity of Building 41A at the Marysville Mortgaged Property. The Phase II ESA consultant estimated the cost to conduct such additional investigation and, if necessary, to design and install a Sub-Slab Depressurization System (“SSDS”) to address any vapor intrusion concerns, to be $125,000 to $200,000. The borrower has agreed under the IPG Portfolio Mortgage Loan documents to cause Intertape Polymer Corp. (“IPG”), the sole tenant at the Mortgaged Property, pursuant to such tenant’s lease, to perform such additional investigation by November 28, 2022 and to commence the next required or recommended investigation, remediation, or mitigation, if any, within 60 days after completion of consultant’s written report of initial further investigation. The borrower has also agreed to cause IPG to perform the BEA by November 13, 2022 and to prepare the DCP by March 28, 2023. Should IPG fail to fulfill its responsibility to address the identified environmental conditions in such time periods, then the borrower is obligated to complete such investigations and/or remediations within at least 90 days after the expiration of the time periods for completion provided to IPG.

The ESA also identified as a controlled REC for the Marysville Mortgaged Property residual impacts to soil and groundwater in an area formerly used for hazardous waste storage and where six underground storage tank (“UST”) had historically operated. This area underwent investigation and remediation pursuant to the Resource Conservation and Recovery Act (“RCRA”) Corrective Action program in the late 1990s through the mid-2000s. The soil and groundwater impacts investigated and remediated in this area were granted closure by the governing agency in 2007 subject to the implementation of a restrictive covenant that prohibits non-industrial use of the applicable portion of the Marysville Mortgaged Property as well as activities that may cause exposure to residually-impacted soil or groundwater. Given that closure has been granted for the former hazardous waste storage area and related USTs, and that a restrictive covenant remains in place to address any residual impacts, the ESA consultant determined that no further investigation was necessary in relation to this matter; however, the consultant did recommend continued implementation of the restrictive covenant requirements placed upon the Marysville Mortgaged Property. The borrower is obligated to comply with such restricted covenant requirements pursuant to the terms of the IPG Portfolio Loan documents.

The ESA identifies as RECs for the Menasha Mortgaged Property: (1) a fuel oil UST historically used at the site and later closed in place during the 1980s, but for which no closure documentation or confirmation sampling appeared to have been completed, and (2) petroleum impacts to soil near the rail unloading area on the south side of the site, which were granted closure in 1997 without remediation or soil management obligations, but for which the investigation and lack of remediation/soil management obligations would not likely meet current standards. To assess these RECs, a Phase II ESA was conducted at the Menasha Mortgaged Property, which identified constituents in soil and groundwater above applicable standards. No further investigation was recommended in relation to the minimal and low-level soil impacts identified. To confirm groundwater findings, the Phase II ESA consultant recommended that groundwater monitoring be conducted. The cost

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
to conduct this additional groundwater monitoring, which included the installation of five monitoring wells and quarterly sampling for relevant constituents of concern for a two-year period, was estimated to be $55,000 to $75,000. The related Phase II ESA consultant also recommended that the results of the Phase II be submitted to the governing authority. The borrower has agreed under the IPG Portfolio Mortgage Loan documents to cause IPG, the sole tenant at the Mortgaged Property, pursuant to such tenant’s lease, to install and sample the monitoring well by November 28, 2022 and to report sampling results to the Wisconsin Department of Natural Resources (“WDNR”) within 30 days after the later of the time the consultant prepares the report on sampling, or any further pre-reporting sampling recommended by consulting is performed. The borrower has also agreed to cause IPG to commence any post-reporting sampling or actions required by WDNR within 60 days after written direction of such requirement from WDNR, promptly perform any further actions required by WDNR, and diligently pursue no further action letter or equivalent from WDNR. Should IPG fail to fulfill its responsibility to address the identified environmental conditions in such time periods, then the borrower is obligated to complete such investigations and/or remediations within at least 90 days after the expiration of the time periods for completion provided to IPG.
1	Park West Village	(41) Appraisal	The appraisal of the Mortgaged Property is dated as of April 25, 2022 and the effective date of valuation is January 20, 2022, which is more than six months before the Mortgage Loan origination date of August 3, 2022.
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ANNEX E-3

EXCEPTIONS TO GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
22	Peery Hotel	(2) Loan Document Status (3) Mortgage Provisions	A portion of the improvements on the Mortgaged Property encroach onto an adjacent property (which such property is not collateral for the Mortgage Loan) owned by Salt Lake City Corporation (“SLCC”). The portion of the adjacent property that the improvements encroach upon is subject to a lease between the sole member of the Mortgagor, NBT-ERI Peery, LLC (the “Sole Member”), who was the prior owner of the Mortgaged Property, and SLCC, which expires in September 2028. At origination of the Mortgage Loan, the Sole Member (x) assigned its interest in such lease to the Mortgagor and (y) the Mortgagor simultaneously entered into a Collateral Assignment of Lease with the lender pursuant to which the Mortgagor assigned its interest in such lease to the lender. The terms of the lease between the Sole Member and SLCC require the written consent of the other party in connection with an assignment of such lease (such consent not to be unreasonably withheld, delayed or conditioned). The Sole Member did not obtain the consent of SLCC prior to the assignment of its interest in the lease with SLCC to the Mortgagor. In the event that SLCC withholds its consent to the assignment of the Sole Member’s interest in the lease to the Mortgagor, the Collateral Assignment of Lease between the Mortgagor and the lender will be rendered invalid.
2	330 West 34th Street Leased Fee	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	The Mortgaged Property is a leased fee property, as to which the related land is ground leased in its entirety to Vornado 330 West 34th Street L.L.C., as ground tenant, and the related improvements are owned by the ground tenant during the term of the ground lease. The ground tenant has a right of first refusal with respect to any sale or transfer of the fee interest in the Mortgaged Property (or any portion thereof) as well as any voluntary sale or transfer of direct or indirect equity in the Mortgagor or any successor ground lessor. Such right of first refusal may apply to a foreclosure or deed in lieu thereof, and will also apply to subsequent transfers of the Mortgaged Property following a foreclosure or deed in lieu thereof.
12	Concord Mills	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	In the event of a casualty with respect to the Mortgaged Property where (A) (i) the cost to restore such Mortgaged Property exceeds 25% of the amount it would cost to replace such Mortgaged Property and (ii) the damage occurs within the last 5 years of the lease term of the third largest tenant, AMC Theatres; (B) the Mortgagor chooses not to restore such Mortgaged Property and AMC Theatres exercises its right to terminate its lease; and (C) thereafter the Mortgagor elects to rebuild within the 5-year period following the AMC Theatres’ lease termination, and desires to sell or lease portions of the Mortgaged Property for the exhibition of motion pictures and the Mortgagor has entered into negotiations with a third party for such sale or lease, then AMC Theaters has the exclusive right of first refusal to purchase or lease the offered premises on the same terms for a period of 45 days after such proposed new tenant’s receipt of the offered terms. The right of first refusal is not extinguished by foreclosure; however, the right of first refusal does not apply to a foreclosure or a deed in lieu of foreclosure.
31	Union Road Plaza	(5) Lien, Valid Assignment (6) Permitted Liens; Title Insurance	The largest tenant at the Mortgaged Property, Lake Effect Furniture and Mattress, has a right of first offer to purchase the Mortgaged Property; however, such tenant has executed a subordination, nondisturbance and attornment agreement providing that such right will not be exercisable in connection with a purchase of the Mortgaged Property at a foreclosure sale, a transfer of the Mortgaged Property to the lender or its designee pursuant to a deed-in-lieu of foreclosure or the initial subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure.
12	Concord Mills	(7) Junior Liens	The Whole Loan documents permit the Mortgagor to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).
2	330 West 34th Street Leased Fee	(16) Insurance

The Mortgage Loan documents provide that so long as the ground lease or an approved triple net lease of all of the Mortgaged Property is in effect, and the ground tenant (or approved triple net lease tenant, if applicable) is maintaining or causing to be maintained the insurance required to be maintained by the ground tenant (or approved triple net lease tenant, if applicable) in the ground lease (or approved triple net lease, if applicable), the Mortgagor may rely on insurance provided by the related ground tenant or approved triple net lease tenant in lieu of the insurance policies otherwise required under the Mortgage Loan documents, to the extent that such insurance complies with the insurance requirements under the ground lease or such approved triple net lease, as applicable. The insurance requirements of the ground lease in effect as of the origination date do not conform to, and are less than, the insurance coverages required by Representation 16 and by the Mortgage Loan documents.

In the event of any conflict between the provisions of the Mortgage Loan documents and the ground lease or an approved triple net lease, with respect to a casualty to, and restoration of, the Mortgaged Property, the provisions of the ground lease or an approved triple net lease will control and supersede the provisions of the Mortgage Loan documents (including, without limitation, active adjustment/settlement of any casualty proceedings, requirements relating to restoration or payment or applications of insurance proceeds).

The ground lease in effect as of the origination date provides that the net insurance proceeds from a casualty will be applied to the restoration of the improvements on the Mortgaged Property (or building one or more alternative buildings), after the payment of any amounts due to leasehold mortgagees. The ground tenant is not required to expend more on reconstruction then the net insurance proceeds received by it (which may be net of amounts paid to leasehold mortgagees), is not required to restore the improvements within any particular time frame, and may elect to build a new building or buildings in lieu of restoration. The ground lease further provides that insurance proceeds in a specified amount (initially, $5,000,000, which amount has been increased since the date of the ground lease based on increases in the consumer price index and is subject to additional increases based on increases in the consumer price index), will be held by the ground tenant, and any additional proceeds will be held by either a leasehold mortgagee, or by an escrow agent, which escrow agent may include certain affiliates of the ground tenant.

12	Concord Mills	(16) Insurance

The Mortgage Loan documents permit a deductible up to $500,000 for the “all risk” or “special perils” property insurance coverage, including terrorism coverage, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible not to exceed 5% of the total insurable value of the Mortgaged Property (collectively, the “Required Deductible”), which deductibles may not be customary. In addition, the Mortgagor is permitted to utilize a retention amount, up to a $10,000,000 aggregate deductible and subject to a $5,000,000 per occurrence deductible, in addition to the Required Deductible, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains prefunded at all times during the term of the Mortgage Loan, and (3) the Mortgagor has submitted evidence satisfactory to the lender and the rating agencies of such prefunded arrangement at the request of the lender or rating agency.

The Mortgage Loan documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.

24	IPR Portfolio	(16) Insurance	The lender has agreed that in the event of any conflict between the provisions of the Mortgage Loan documents and the lease of the sole tenant at any of the Mortgaged Properties (or any replacement

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
tenant under an approved triple net lease), with respect to casualty to, and restoration of, such Mortgaged Property, the provisions of such tenant lease (or replacement tenant lease) will control and supersede the provisions of the Mortgage Loan documents (including, without limitation, active adjustment/settlement of any casualty proceedings, requirements relating to restoration or payment or applications of insurance proceeds).
22	Peery Hotel	(18) No Encroachments	A portion of the improvements on the Mortgaged Property encroach onto an adjacent property owned by Salt Lake City Corporation (“SLCC”). The portion of the adjacent property that the improvements encroach upon is subject to a lease (the “SLCC Lease”) between NBT-ERI Peery, LLC (the sole member of the Mortgagor and prior owner of the Mortgaged Property) and SLCC. The SLCC Lease, which was assigned to the Mortgagor without approval of such assignment by SLCC, expires in September 2028 (prior to the maturity date of the Mortgage Loan on September 6, 2032). Pursuant to the Mortgage Loan Documents, the Mortgagor has covenanted to use diligent efforts to enter into (x) a renewal or extension of the SLCC Lease or (y) a replacement lease with SLCC (each of (x) or (y) a “Qualified City Lease”) that has an initial term of ten years (or extends the current term of the SLCC Lease for an additional ten years) and has a total term (inclusive of renewal options) that extends beyond October 6, 2042. In the event that the Mortgagor does not enter into a Qualified City Lease by November 27, 2022, the Mortgagor will be required to use commercially reasonable efforts to cause SLCC to consent to the assignment of the SLCC Lease to the Mortgagor. The Mortgage Loan Documents require the Mortgagor to provide the lender with a status update on obtaining a Qualified City Lease at least every 90 days following the origination date until it has entered into a Qualified City Lease.
All GACC Mortgage Loans	All GACC Mortgage Loans	(26) Recourse Obligations	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
2	330 West 34th Street Leased Fee	(26) Recourse Obligations	The Mortgage Loan documents provide that (i) only the related Mortgagor (and not the non-recourse carveout guarantor) is liable for actual losses, liabilities, costs and damages arising from the intentional material physical waste of the related Mortgaged Property and (ii) the Mortgagor will be liable for such losses only if the Mortgagor (and not the ground tenant) has control of the Mortgaged Property.
12	Concord Mills	(26) Recourse Obligations

For so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to twenty percent of the original principal balance of the Whole Loan, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

The Mortgagor and the non-recourse carveout guarantor will not have liability under the full recourse carveouts for transfers in violation of the Whole Loan documents or breaches of the special purpose entity covenants or any loss carveout in the Whole Loan documents, provided that the circumstance, event or condition which gave rise to the carveout is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Whole Loan or other obligation or debts of the Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of clauses (i) through (iii) above.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
All GACC Mortgage Loans	All GACC Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
12	Concord Mills	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit a direct or indirect owner of the Mortgagor to pledge its interest in the Mortgagor to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.
12	Concord Mills	(32) Defeasance	The Mortgage Loan documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.
All GACC Mortgage Loans	All GACC Mortgage Loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
23, 31	Bloomington IRS Union Road Plaza	(39) Organization of Mortgagor	The Mortgagors under such Mortgage Loans are Affiliates of each other.

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ANNEX F-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION REPRESENTATIONS AND WARRANTIES

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex F-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or the Mortgage Loan Purchase Agreement.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to any JPMCB Mortgage Loan that is a Serviced Mortgage Loan) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

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(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the JPMCB Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the JPMCB Mortgage Loan.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the issuing entity (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the issuing entity (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee (or if identified on the Mortgage Loan Schedule,

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leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally

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described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two (2) or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the borrower.

(10)    Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)    Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)    Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four (4) months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)    Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation,

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water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)    Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)    Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)    Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)    No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from

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Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related borrower to maintain all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)    Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)    No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)    No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)    REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan

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on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12); and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)    Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)    Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the borrower.

(26)    Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the

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event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)    Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)    Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the borrower and guarantor (which is a natural person or persons, or an entity distinct from the borrower (but may be affiliated with the borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the borrower; (ii) borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the borrower or (iii) transfers of either the Mortgaged Property or equity interests in borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the borrower and guarantor (which is a natural person or persons, or an entity distinct from the borrower (but may be affiliated with the borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related borrower, guarantor, property manager or their affiliates, employees or agents.

(29)    Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (34)), in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (34)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required

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pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)    Financial Reporting and Rent Rolls. Each Mortgage requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one borrower are in the form of an annual combined balance sheet of the borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

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(31)    Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a borrower, (iv) transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (29) and (34) in this Annex F-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)    Single-Purpose Entity. Each JPMCB Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any

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indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)    Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two (2) years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date or (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)    Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in situations where default interest is imposed.

(36)    Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)           The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

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(b)           The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)           The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)           The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)           The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)            The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)           The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)           A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)            The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)            Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

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(k)           In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)            Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)    Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)    Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(39)    No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(40)    Bankruptcy. In respect of each JPMCB Mortgage Loan, the related borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(41)    Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each borrower which identifies all beneficial controlling owners of the borrower (i.e., managing members, general partners or similar controlling person for such borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling

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Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(42)    Environmental Conditions. At origination, each borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-13 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule F-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule F-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was

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prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(43)    Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(44)    Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(45)    Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(46)    Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

F-1-16

(47)    Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related borrower, and no funds have been received from any person other than the related borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(48)    Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

F-1-17

SCHEDULE F-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

None.

F-1-18

ANNEX F-2

EXCEPTIONS TO JPMORGAN CHASE BANK, NATIONAL ASSOCIATION REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
8, 11	Katy Mills One Campus Martius	(7) Lien; Valid Assignment	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
8	Katy Mills	(7) Lien; Valid Assignment	The related Whole Loan agreement permits the borrower to enter into a PACE Loan for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonable withheld, conditioned or delayed) and delivery of a rating agency confirmation. The related Whole Loan agreement defines “PACE Loan” as (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property. The lien resulting from any unpaid and delinquent PACE loan payments would have property tax lien status.
8, 11	Katy Mills One Campus Martius	(10) Assignment of Leases and Rents	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
11	One Campus Martius	(15) Actions Concerning Mortgage Loan	Daniel Gilbert, the borrower sponsor’s controlling member, Rocket Companies Inc. and Rock Holdings Inc., each of which is controlled by Daniel Gilbert, are named defendants in a consolidated federal class action lawsuit filed in the Eastern District of Michigan in 2021. The consolidated lawsuit alleges violations by the defendants of securities laws relating to alleged misstatements made during earnings calls, and were amended in 2022 to further allege insider trading by Daniel Gilbert and Rock Holdings, Inc. in connection with the sale of 20,200,000 shares of Rocket Class A Common Stock in March 2021 for alleged proceeds of approximately $500 million. The plaintiffs are seeking, among other things, the following: (i) the defendants to pay damages sustained by the plaintiffs, (ii) awarding the plaintiffs prejudgment and post-judgment interest, as well as their attorneys’ fees, expert fees, and other costs; and (iii) compensatory damages for all damages sustained as a result of defendants’ wrongdoing in an amount to be proven at trial. Daniel Gilbert is also a named defendant in a complaint filed in Michigan State court on August 19, 2021, raising similar allegations and seeking, among other things, the amount of damages sustained by the plaintiff as a result of the defendants’ breaches. However, the state civil litigation has been stayed pending a determination of the defendants’ motion to dismiss the federal case. The borrower represented in the Mortgage Loan documents that (i) Rocket Companies, Inc. has obtained an insurance policy to cover officers and directors of Rocket Companies, Inc., including Daniel Gilbert, and has made a claim under such policy with respect to such litigation and (ii) Rocket Companies, Inc.’s and Rock Holdings Inc.’s organizational documents contain indemnification provisions covering their respective officers and directors, including Daniel Gilbert.
8	Katy Mills	(18) Insurance

The related Whole Loan agreement permits a deductible up to $500,000 for the “All Risk” or “Special Perils” property insurance coverage, including terrorism coverage, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property (collectively, the “Required Deductible”). In addition, the borrower is permitted to maintain a retention amount in addition to the Required Deductible, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains pre-funded at all times during the term of the Whole Loan, and (3) the borrower has submitted evidence satisfactory to the lender and rating agencies of such pre-funded arrangement at the request of the

F-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
lender or rating agency: $10,000,000 aggregate deductible, subject to a $5,000,000 per occurrence deductible.

The related Whole Loan agreement permits an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.

11	One Campus Martius	(18) Insurance	The Mortgage Loan documents permit the Mortgagor to rely on the insurance provided by the condominium association to the extent that the Mortgagor maintains a “master” or “blanket” policy (the “Condominium Policy”) on the improvements relating to the condominium units and/or the condominium common elements which provides insurance coverage in the amounts, for the periods, by companies and against the hazards described in Mortgage Loan documents, including fire and hazards included within the term “extended coverage”, and is otherwise in form and substance reasonably satisfactory to the lender, in which case, the Mortgagor’s obligation under the Mortgage Loan documents to maintain hazard insurance coverage on the condominium units (including, but not limited to, all condominium common elements) will be deemed satisfied to the extent that the required coverage is provided by the Condominium Policy.
37	1 Paramount Drive	(18) Insurance	The Mortgage Loan agreement permits the Mortgagor to rely on the insurance provided by the sole tenant at the Mortgaged Property for all or a portion of the insurance coverage required under the Mortgage Loan agreement to the extent (i) the tenant’s lease is in full force and effect, and (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the tenant’s lease, and (iii) the tenant maintains or causes to be maintained coverage for the Mortgaged Property meeting the requirements under the Mortgage Loan Agreement, including without limitation, naming the lender as mortgagee/loss payee, in which case, the Mortgagor will be deemed to be in compliance with the requirements of the Mortgage Loan documents to the extent that the required coverage is provided by the tenant.
37	1 Paramount Drive	(26) Local Law Compliance	There are several outstanding fire code violations at the Mortgaged Property. The Mortgage Loan agreement requires the Mortgagor to provide evidence that the outstanding fire code violations have been cleared within 90 days of origination of the Mortgage Loan, provided that if no enforcement action has been taken and Mortgagor is diligently pursuing such evidence, such time period will be automatically extended for consecutive 30 day periods.

8	Katy Mills	(28) Recourse Obligations

While the single-purpose entity Mortgagor and guarantor are obligated under the non-recourse carveout provisions in the Mortgage Loan agreement, no separate environmental indemnity agreement was executed by the Mortgagor or guarantor.

The loss recourse carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to misapplication or misappropriation thereof and does not include conversion thereof.

The loss recourse carveout with respect to physical waste at the Mortgaged Property is limited to intentional material physical waste thereof.

For so long as one or more of Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the Whole Loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

F-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

An event of default under the related Mortgage Loan documents with respect to the related Mortgagor’s representations and warranties is subject to the Mortgagor’s right to cure such a breach within 30 days, provided that such breach was in the event of an unintentional breach of a representation or warranty which exists due to circumstances or conditions which are capable of being cured within 30 days.

The borrowers and the non-recourse carveout guarantor will not have liability under the full recourse carveouts for transfers in violation of the Whole Loan documents or breaches of the special purpose entity covenants or any loss carveout in the Whole Loan documents, provided that the circumstance, event or condition which gave rise to the carveout is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the borrowers’ lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the borrowers or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the borrowers’ debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Whole Loan or other obligation or debts of the borrowers, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the borrowers through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

11	One Campus Martius	(28) Recourse Obligations

The loss recourse carveout with respect to the Mortgagor’s fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation to disclose a material fact by or on behalf of the Mortgagor in connection with the Mortgage Loan, provided, however, with respect to such intentional misrepresentation, so long as the lender has no reasonable basis to suspect that such agent or representative was not authorized to provide such information.

With respect to the loss recourse carveouts associated with rents, a misapplication, misappropriation or conversion will be limited to (x) the Mortgagor’s or its representative’s failure to deposit any rent received by the Mortgagor or the property manager into the lockbox account or the Mortgagor’s interference with the tenants’ deposit of their rent into the lockbox account or (y) the Mortgagor’s failure to apply any funds which are disbursed to the Mortgagor for a specified purpose (such as the payment of approved operating expenses) following the occurrence and during the continuance of a cash sweep period for such purpose, with the understanding that any rent disbursed to the Mortgagor by the lender other than as provided in (y) above will not be subject to a misapplication, misappropriation or conversion claim by the lender.

The Mortgagor’s failure to obtain the lender’s prior consent to any transfer of the Mortgaged Property or any interest therein or any transfer of any direct or indirect interest in the Mortgagor constitutes a loss recourse carveout instead of a full recourse carveout.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate on the date that is two years after the date of defeasance or repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

Indemnification against losses arising from the breach of environmental representations, warranties or covenants are limited to any intentional misrepresentation or inaccuracy in any representation or warranty or material breach or failure of Mortgagor and/or the applicable guarantor to perform any covenants or other obligations related to environmental matters beyond any applicable notice and cure period.

F-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
8	Katy Mills	(30) Financial Reporting and Rent Rolls	The Mortgage Loan documents provide that, so long as (i) an event of default under the Mortgage Loan agreement is not continuing and (ii) Simon Property Group, L.P. or Simon Property Group, Inc. (a “Simon Key Principal”) owns at least 62.5% of the direct or indirect interests in the Mortgagor or controls the Mortgagor, the Mortgagor may, in lieu of providing audited annual financial statements for the Mortgagor, provide annual financial statements prepared by the Mortgagor and certified with an officer’s certificate. During the continuation of an event of default under the Mortgage Loan agreement is continuing or in the event that a Simon Key Principal does not own at least 62.5% of the direct or indirect interests in the Mortgagor or does not control the Mortgagor, the Mortgagor will be required to provide the annual financial statements audited by a “big four” or other independent certified public accounting firm reasonably acceptable to lender in accordance with GAAP (or such other accounting basis acceptable to lender).
11	One Campus Martius	(30) Financial Reporting and Rent Rolls	The Mortgage Loan documents provide that, provided Detroit Real Estate Holdings Company I LLC continues to own a direct or indirect interest in the Mortgagor, the Mortgagor may, in lieu of providing audited annual financial statements for the Mortgagor, provide (i) annual financial statements for the Mortgagor prepared by the Mortgagor, (ii) the annual financial statements of Detroit Real Estate Holdings Company I LLC audited by Plante Moran LLC, a “Big Four” accounting firm or another independent certified public accountant reasonably acceptable to Lender, in accordance with GAAP (or such other accounting basis acceptable to Lender), which must include appropriate notations to indicate the separateness of the Mortgagor, and (iii) all footnotes to the audited annual financial statements for Detroit Real Estate Holdings Company I LLC other than those footnotes that solely relate to properties that are not collateral for the Whole Loan.
8	Katy Mills	(31) Acts of Terrorism Exclusion	If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Property and business income or rental income insurance required under the Mortgage Loan agreement on a stand-alone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business income or rental income insurance), and if the cost of terrorism insurance exceeds such amount, Mortgagor will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
11	One Campus Martius	(31) Acts of Terrorism Exclusion	If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the Mortgage Loan agreement on a stand-alone basis (without giving effect to the cost of terrorism and windstorm components of such property and flood loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
8	Katy Mills	(37) Servicing	In connection with a defeasance, the Mortgagor is not required to pay servicing fees in excess of $10,000.
11	One Campus Martius	(37) Servicing	Under the Mortgage Loan documents, the lender is responsible for any reasonable set up fees or any other initial costs relating to or arising under the servicing agreement, and the lender is responsible for payment of the regular monthly master servicing fee or trustee fee due to servicer under the servicing agreement or any fees or expenses required to be borne by, and not reimbursable to, the servicer. The Mortgage Loan documents further provide that any workout fees to be paid by the Mortgagor are required to be reduced by modification fees paid by the Mortgagor in connection with the related workout.
F-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
37	1 Paramount Drive	(38) Rent Rolls; Operating Histories	The Mortgage Loan Seller did not obtain a certified rent roll from the related Mortgagor because the Mortgaged Property is leased to a single tenant under an absolute-net lease.
All JPMCB Mortgage Loans	All JPMCB Mortgage Loans	(39) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
8, 11	Katy Mills One Campus Martius	(46) Cross-Collateralization	The Mortgage Loan is cross-collateralized and cross- defaulted with the related Companion Loans.

F-2-5

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX G

CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance ($)
11/15/2022	15,349,000.00
12/15/2022	15,349,000.00
1/15/2023	15,349,000.00
2/15/2023	15,349,000.00
3/15/2023	15,349,000.00
4/15/2023	15,349,000.00
5/15/2023	15,349,000.00
6/15/2023	15,349,000.00
7/15/2023	15,349,000.00
8/15/2023	15,349,000.00
9/15/2023	15,349,000.00
10/15/2023	15,349,000.00
11/15/2023	15,349,000.00
12/15/2023	15,349,000.00
1/15/2024	15,349,000.00
2/15/2024	15,349,000.00
3/15/2024	15,349,000.00
4/15/2024	15,349,000.00
5/15/2024	15,349,000.00
6/15/2024	15,349,000.00
7/15/2024	15,349,000.00
8/15/2024	15,349,000.00
9/15/2024	15,349,000.00
10/15/2024	15,349,000.00
11/15/2024	15,349,000.00
12/15/2024	15,349,000.00
1/15/2025	15,349,000.00
2/15/2025	15,349,000.00
3/15/2025	15,349,000.00
4/15/2025	15,349,000.00
5/15/2025	15,349,000.00
6/15/2025	15,349,000.00
7/15/2025	15,349,000.00
8/15/2025	15,349,000.00
9/15/2025	15,349,000.00
10/15/2025	15,349,000.00
11/15/2025	15,349,000.00
12/15/2025	15,349,000.00
1/15/2026	15,349,000.00
2/15/2026	15,349,000.00
3/15/2026	15,349,000.00
4/15/2026	15,349,000.00
5/15/2026	15,349,000.00
6/15/2026	15,349,000.00
7/15/2026	15,349,000.00
8/15/2026	15,349,000.00
9/15/2026	15,349,000.00
10/15/2026	15,349,000.00
11/15/2026	15,349,000.00
12/15/2026	15,349,000.00
1/15/2027	15,349,000.00
2/15/2027	15,349,000.00
3/15/2027	15,349,000.00
4/15/2027	15,349,000.00
5/15/2027	15,349,000.00
6/15/2027	15,349,000.00
7/15/2027	15,349,000.00
8/15/2027	15,349,000.00
9/15/2027	15,349,000.00
10/15/2027	15,348,241.77
11/15/2027	15,121,927.79

Distribution Date	Balance ($)
12/15/2027	14,864,849.73
1/15/2028	14,636,061.65
2/15/2028	14,406,103.63
3/15/2028	14,115,992.19
4/15/2028	13,883,369.87
5/15/2028	13,620,155.52
6/15/2028	13,384,994.99
7/15/2028	13,119,311.65
8/15/2028	12,881,587.11
9/15/2028	12,642,646.61
10/15/2028	12,373,286.41
11/15/2028	12,131,743.51
12/15/2028	11,859,851.87
1/15/2029	11,615,680.12
2/15/2029	11,370,259.20
3/15/2029	11,036,620.57
4/15/2029	10,788,230.19
5/15/2029	10,509,677.80
6/15/2029	10,258,588.93
7/15/2029	9,977,411.65
8/15/2029	9,723,596.86
9/15/2029	9,468,483.20
10/15/2029	9,183,390.90
11/15/2029	8,925,510.43
12/15/2029	8,637,726.76
1/15/2030	8,377,051.33
2/15/2030	8,115,041.68
3/15/2030	7,766,342.47
4/15/2030	7,501,200.23
5/15/2030	7,206,352.81
6/15/2030	6,938,341.75
7/15/2030	6,640,703.74
8/15/2030	6,369,794.68
9/15/2030	6,097,498.64
10/15/2030	5,795,692.49
11/15/2030	5,520,454.88
12/15/2030	5,215,787.39
1/15/2031	4,937,578.29
2/15/2031	4,657,944.57
3/15/2031	4,293,244.76
4/15/2031	4,010,305.08
5/15/2031	3,698,145.52
6/15/2031	3,412,155.98
7/15/2031	3,097,029.71
8/15/2031	2,807,959.28
9/15/2031	2,517,408.19
10/15/2031	2,197,844.77
11/15/2031	1,904,166.39
12/15/2031	1,581,560.95
1/15/2032	1,284,723.46
2/15/2032	986,365.26
3/15/2032	631,936.70
4/15/2032	330,230.02
5/15/2032 and thereafter	0

G-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

 TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	25
Summary of Risk Factors	61
Risk Factors	63
Description of the Mortgage Pool	158
Transaction Parties	255
Credit Risk Retention	302
Description of the Certificates	307
Description of the Mortgage Loan Purchase Agreements	342
Pooling and Servicing Agreement	352
Certain Legal Aspects of Mortgage Loans	460
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	477
Pending Legal Proceedings Involving Transaction Parties	479
Use of Proceeds	479
Yield, Prepayment and Maturity Considerations	479
Material Federal Income Tax Considerations	491
Certain State and Local and Foreign Tax Considerations	503
Method of Distribution (Conflicts of Interest)	503
Incorporation of Certain Information by Reference	505
Where You Can Find More Information	506
Financial Information	506
Certain ERISA Considerations	506
Legal Investment	510
Legal Matters	511
Ratings	511
Index of Defined Terms	514
Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$738,866,000
(Approximate)
GS Mortgage Securities
Corporation II
(Central Index Key Number 0001004158) Depositor
Benchmark 2022-B37 Mortgage
Trust
(Central Index Key Number 0001946375) Issuing Entity
Commercial Mortgage Pass-Through
Certificates, Series 2022-B37
Class A-1	$13,214,000
Class A-2	$120,920,000
Class A-4	$190,000,000
Class A-5	$243,284,000
Class A-SB	$15,349,000
Class X-A	$661,857,000
Class A-S	$79,090,000
Class B	$41,626,000
Class C	$35,383,000
PROSPECTUS
Goldman Sachs & Co. LLC Co-Lead Manager and Joint Bookrunner
Citigroup Co-Lead Manager and Joint Bookrunner
Deutsche Bank Securities Co-Lead Manager and Joint Bookrunner
J.P. Morgan Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager
Drexel Hamilton Co-Manager
October 26, 2022